Filed Pursuant to Rule 424(b)(3)
Registration No. 333-255079

PROXY STATEMENT FOR

SPECIAL MEETING OF STOCKHOLDERS OF

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

(A DELAWARE CORPORATION)

PROSPECTUS FOR 212,151,678 SHARES OF CLASS A COMMON STOCK OF SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

WHICH WILL BE RENAMED “OFFERPAD SOLUTIONS INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

On March 17, 2021, Supernova Partners Acquisition Company, Inc., a Delaware corporation (“SPNV”, “we” or “our” and, following the Closing, as described below, “Offerpad Solutions”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Orchids Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of SPNV, Orchids Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of SPNV, and OfferPad, Inc., a Delaware corporation (“Offerpad”). The transactions contemplated by the Merger Agreement are referred to herein as the “Transactions”.

In connection with the business combination Transactions, SPNV will change its name to “Offerpad Solutions Inc.”

As a result of and upon the closing of the Transactions, among other things, all outstanding equity interests of Offerpad will be cancelled in exchange for the right to receive, in the aggregate, a number of shares of Class A common stock (or, in the case of outstanding Offerpad options, options to purchase shares of Class A common stock on a net exercise basis) of Offerpad Solutions that is approximately equal to the quotient obtained by dividing (x) $2,250,000,000 (i.e., Offerpad’s implied valuation in the Transactions) by (y) $10.00, provided, however, that Brian Bair (or his affiliates), the founder and Chief Executive Officer of Offerpad, will instead receive Class B common stock in Offerpad Solutions. Class B common stock has the same rights as those given to the Class A common stock, except that the Class B common stock will carry 10 votes per share while the Class A common stock will only carry 1 vote per share, thus providing Mr. Bair (or his affiliates) with approximately 36% of the outstanding voting power of Offerpad Solutions as of the closing of the Transactions while holding 5.4% of the outstanding number of Offerpad Solutions common stock, in each case, assuming no redemption of SPNV’s public shares as further described in the accompanying proxy statement.

SPNV has also entered into subscription agreements, pursuant to which certain investors have agreed to purchase at the closing of the Transactions an aggregate of 20,000,000 shares of Offerpad Solutions Class A common stock, for a price of $10.00 per share for an aggregate purchase price of $200,000,000. In addition, in connection with the closing of SPNV’s initial public offering, SPNV entered into forward purchase agreements pursuant to which affiliates of Alexander M. Klabin and Spencer Rascoff, the Co-Chairs of SPNV, agreed to purchase, upon the closing of the Transactions, an aggregate of 5,000,000 shares of Offerpad Solutions Class A common stock and an aggregate of 1,666,667 warrants to purchase one share of Offerpad Solutions Class A common stock, for an aggregate purchase price of $50,000,000, or $10.00 per share of Offerpad Solutions Class A common stock and one-third of one warrant to purchase one share of Offerpad Solutions Class A common stock.

SPNV’s units, SPNV’s Class A common stock and SPNV’s warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “SPNV.U,” “SPNV” and “SPNV WS”, respectively. Upon the Closing, SPNV’s units will separate into the component securities and will no longer trade as a separate security. SPNV intends to apply for listing, effective at the time of the Closing, of Offerpad Solutions Class A common stock and Offerpad Solutions warrants on the NYSE under the symbols “OPAD” and “OPADWS”, respectively. This proxy statement/prospectus provides stockholders of SPNV with detailed information about the proposed business combination and other matters to be considered at the special meeting of SPNV. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 45 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated August 12, 2021, and is first being mailed to SPNV’s stockholders on or about August 12, 2021.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

4301 50th Street NW, Suite 300, PMB 1044

Washington, D.C. 20016

Dear Supernova Partners Acquisition Company, Inc. Stockholders,

On behalf of the Supernova Partners Acquisition Company, Inc. board of directors (the “SPNV Board”), we cordially invite you to a special meeting (the “special meeting”) of stockholders of Supernova Partners Acquisition Company, Inc., a Delaware corporation (“SPNV”, “we” or “our” and, following the Closing, as described below, “Offerpad Solutions”), to be held via live webcast at 10:00 AM Eastern Time, on August 31, 2021. The special meeting can be accessed by visiting https://www.cstproxy.com/supernovaspac/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

On March 17, 2021, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Orchids Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of SPNV, Orchids Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of SPNV, and OfferPad, Inc., a Delaware corporation (“Offerpad”). The transactions contemplated by the Merger Agreement are referred to herein as the “Transactions”. A copy of the Merger Agreement is attached to the accompanying proxy statement as Annex A.

As a result of and upon the closing of the Transactions, among other things, all outstanding equity interests of Offerpad will be cancelled in exchange for the right to receive, in the aggregate, a number of shares of Class A common stock (or, in the case of outstanding Offerpad options, options to purchase shares of Class A common stock on a net exercise basis) of Offerpad Solutions that is approximately equal to the quotient obtained by dividing (x) $2,250,000,000 by (y) $10.00, provided, however, that Brian Bair (or his affiliates), the founder and Chief Executive Officer of Offerpad, will instead receive Class B common stock in Offerpad Solutions. Class B common stock has the same rights as those given to the Class A common stock, except that the Class B common stock will carry 10 votes per share while the Class A common stock will only carry 1 vote per share, thus providing Mr. Bair (or his affiliates) with approximately 36% of the outstanding voting power of Offerpad Solutions as of the closing of the Transactions while holding 5.4% of the outstanding number of Offerpad Solutions common stock, in each case, assuming no redemption of SPNV’s public shares as further described in the accompanying proxy statement. In connection with the Transactions, SPNV will change its name to “Offerpad Solutions Inc.”

SPNV has also entered into subscription agreements, pursuant to which certain investors have agreed to purchase at the closing of the Transactions an aggregate of 20,000,000 shares of Offerpad Solutions Class A common stock, for a price of $10.00 per share for an aggregate purchase price of $200,000,000. In addition, in connection with the closing of SPNV’s initial public offering, SPNV entered into forward purchase agreements pursuant to which affiliates of Alexander M. Klabin and Spencer Rascoff, the Co-Chairs of SPNV, agreed to purchase, upon the closing of the Transactions, an aggregate of 5,000,000 shares of Offerpad Solutions Class A common stock and an aggregate of 1,666,667 warrants to purchase one share of Offerpad Solutions Class A common stock, for an aggregate purchase price of $50,000,000, or $10.00 per share of Offerpad Solutions Class A common stock and one-third of one warrant to purchase one share of Offerpad Solutions Class A common stock.

At the special meeting, SPNV stockholders will be asked to consider and vote upon:

(1)

Proposal No. 1—To consider and vote upon a proposal to approve the business combination described in the accompanying proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the transactions contemplated by the Merger Agreement and related agreements described in the accompanying proxy statement/prospectus—we refer to this proposal as the “business combination proposal”;

(2)

Proposal No. 2—To consider and vote upon a proposal to approve and adopt the third restated certificate of incorporation of SPNV in the form attached hereto as Annex B (the “Proposed Charter”)—we refer to this proposal as the “charter proposal”;

(3)

Proposal No. 3—To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements—we refer to this proposal as the “governance proposal”;

(4)

Proposal No. 4—To consider and vote on a proposal to approve the Offerpad Solutions 2021 Incentive Award Plan (the “2021 Plan”)—we refer to this proposal as the “incentive plan proposal.” A copy of the 2021 Plan is attached to the accompanying proxy statement/prospectus as Annex G;

(5)

Proposal No. 5—To consider and vote on a proposal to approve the Offerpad Solutions Employee Stock Purchase Plan (the “ESPP”)—we refer to this proposal as the “ESPP proposal.” A copy of the ESPP is attached to the accompanying proxy statement/prospectus as Annex H;

(6)

Proposal No. 6—To consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of NYSE Listing Rule 312, the issuance of more than 20% of SPNV’s issued and outstanding shares of common stock and the issuance of shares of Class A common stock and warrants to related parties of SPNV, in each case in connection with the business combination—we refer to this proposal as the “NYSE proposal”; and

(7)

Proposal No. 7—To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal or the NYSE proposal—we refer to this proposal as the “adjournment proposal.”

Each of the business combination proposal, the charter proposal, the incentive plan proposal, the ESPP proposal and the NYSE proposal (each a “Condition Precedent Proposal” and collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval of each other. Each of the governance proposal and the adjournment proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Each of these proposals is more fully described in the attached proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of SPNV’s common stock at the close of business on August 2, 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.

After careful consideration, the SPNV Board has determined that the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the NYSE proposal and the adjournment proposal are advisable, fair to and in the best interests of SPNV and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented. When you consider the SPNV Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of SPNV stockholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information. The SPNV Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the SPNV stockholders that they vote in favor of the proposals presented at the special meeting.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. If any of the Condition Precedent Proposals are not approved, we will not consummate the Transactions.

In connection with the Merger Agreement, the SPNV Insiders (as defined herein) have entered into the Sponsor Support Agreement, pursuant to which, among other things, such stockholders have agreed to: (i) vote their shares in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus, (ii) not transfer their shares of common stock and warrants (including shares of Offerpad Solutions common stock issuable upon exercise thereof) held by each SPNV Insider immediately following the Closing for a period of 180 days following the Closing Date, subject to certain exceptions, and (iii) certain vesting provisions of their shares.

All SPNV stockholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.

SPNV’s units, SPNV’s Class A common stock and public warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “SPNV.U,” “SPNV” and “SPNV WS”, respectively.

Pursuant to SPNV’s current certificate of incorporation, its public stockholders may demand that SPNV redeem their public shares for cash if the business combination is consummated. Public stockholders will be entitled to receive cash for their shares of SPNV’s Class A common stock without voting and, if they do vote, irrespective of whether they vote for or against the business combination proposal. If the business combination is not completed, these shares of SPNV’s Class A common stock will not be redeemed. If a public stockholder properly demands redemption, SPNV will redeem each share of SPNV’s Class A common stock for a pro rata portion of the trust account holding the proceeds from the SPNV IPO, calculated as of two business days prior to the Closing.

This proxy statement/prospectus provides you with detailed information about the Transactions and other matters to be considered at the special meeting of SPNV’s stockholders. We encourage you to carefully read this entire document, including the Annexes attached hereto. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 44.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

The Transactions described in the accompanying proxy statement/prospectus have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the merits or fairness of the business combination or related Transactions, or passed upon the accuracy or adequacy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Alexander M. Klabin
Alexander M. Klabin
Co-Chair

/s/ Spencer Rascoff
Spencer Rascoff
Co-Chair

August 12, 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE SPNV REDEEM YOUR SHARES OF SPNV’S CLASS A COMMON STOCK FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES OF SPNV’S CLASS A COMMON STOCK TO SPNV’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES OF SPNV’S CLASS A COMMON STOCK BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES OF SPNV’S CLASS A COMMON STOCK WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES OF SPNV’S CLASS A COMMON STOCK IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “SPECIAL MEETING OF SPNV STOCKHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated August 12, 2021 and is first being mailed to SPNV stockholders on or about August 12, 2021.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

4301 50th Street NW, Suite 300, PMB 1044

Washington, D.C. 20016

NOTICE OF

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 31, 2021

TO THE STOCKHOLDERS OF SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Supernova Partners Acquisition Company, Inc., a Delaware corporation (“SPNV”, “we” or “our”), will be held via live webcast at 10:00 AM Eastern Time, on August 31, 2021. The special meeting can be accessed by visiting https://www.cstproxy.com/supernovaspac/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

On behalf of SPNV’s board of directors (the “SPNV Board”), you are cordially invited to attend the special meeting, to conduct the following business items:

(1)

Proposal No. 1—To consider and vote upon a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Agreement and Plan of Merger, dated as of March 17, 2021 (the “Merger Agreement”), by and among SPNV, OfferPad, Inc., a Delaware corporation (“Offerpad”), Orchids Merger Sub, Inc., a newly formed Delaware corporation and direct wholly owned subsidiary of SPNV (“First Merger Sub”), and Orchids Merger Sub, LLC, a newly formed Delaware limited liability company and direct wholly owned subsidiary of SPNV (“Second Merger Sub”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, which, among other things, provides for First Merger Sub to be merged with and into Offerpad with Offerpad being the surviving company in the merger (the “First Merger”) as a wholly owned subsidiary of SPNV and for Offerpad to then be merged with and into Second Merger Sub with Second Merger Sub being the surviving company in the merger (the “Second Merger” and, collectively with the First Merger, the “business combination” and the business combination, together with the other transactions contemplated by the Merger Agreement, the “Transactions”) and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus—we refer to this proposal as the “business combination proposal”;

(2)

Proposal No. 2—To consider and vote upon a proposal to approve and adopt the third restated certificate of incorporation of SPNV in the form attached hereto as Annex B (the “Proposed Charter”)—we refer to this proposal as the “charter proposal”;

(3)

Proposal No. 3—To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with the United States Securities and Exchange Commission (“SEC”) requirements—we refer to this proposal as the “governance proposal”;

(4)

Proposal No. 4—To consider and vote on a proposal to approve the Offerpad Solutions 2021 Incentive Award Plan (the “2021 Plan”)—we refer to this proposal as the “incentive plan proposal.” A copy of the 2021 Plan is attached to the accompanying proxy statement/prospectus as Annex G;

(5)

Proposal No. 5—To consider and vote on a proposal to approve the Offerpad Solutions Employee Stock Purchase Plan (the “ESPP”)—we refer to this proposal as the “ESPP proposal.” A copy of the ESPP is attached to the accompanying proxy statement/prospectus as Annex H;

(6)

Proposal No. 6—To consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of NYSE Listing Rule 312, the issuance of more than 20% of SPNV’s issued and outstanding shares of common stock and the issuance of shares of Class A common stock and warrants to related parties of SPNV, in each case in connection with the business combination—we refer to this proposal as the “NYSE proposal”; and

(7)

Proposal No. 7—To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, or the NYSE proposal—we refer to this proposal as the “adjournment proposal.”

Each of the business combination proposal, the charter proposal, the incentive plan proposal, the ESPP proposal and the NYSE proposal (each a “Condition Precedent Proposal” and collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval of each other. Each of the governance proposal and the adjournment proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of SPNV’s common stock at the close of business on August 2, 2021 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements thereof.

After careful consideration, the SPNV Board has determined that the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the NYSE proposal and the adjournment proposal are advisable, fair to and in the best interests of SPNV and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented. When you consider the SPNV Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of SPNV stockholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information. The SPNV Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the SPNV stockholders that they vote in favor of the proposals presented at the special meeting.

In connection with the Merger Agreement, the SPNV Insiders (as defined herein) have entered into the Sponsor Support Agreement, pursuant to which, among other things, such stockholders have agreed to: (i) vote their shares in favor of the business combination proposal and the other proposals included in the accompanying proxy statement/prospectus, (ii) not transfer their shares of Offerpad Solutions common stock and warrants (including shares of Offerpad Solutions common stock issuable upon exercise thereof) held by each SPNV Insider immediately following the Closing for a period of 180 days following the Closing Date, subject to certain exceptions, and (iii) certain vesting provisions of their shares.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. If any of the Condition Precedent Proposals are not approved, we will not consummate the Transactions.

To raise additional proceeds to fund the Transactions, SPNV entered into subscription agreements (containing commitments to funding that are subject only to conditions that are generally aligned with the conditions set forth in the Merger Agreement), pursuant to which certain investors have agreed to purchase an aggregate of 20,000,000 shares of Offerpad Solutions Class A common stock, which we refer to as the “PIPE Investment,” for a price of $10.00 per share for an aggregate commitment of $200,000,000. In addition, in connection with the closing of SPNV’s initial public offering (the “SPNV IPO”), SPNV entered into forward purchase agreements pursuant to which affiliates of Alexander M. Klabin and Spencer Rascoff, the Co-Chairs of SPNV, agreed to purchase, upon the closing of SPNV’s initial business combination, an aggregate of 5,000,000 shares of Offerpad Solutions Class A common stock and an aggregate of 1,666,667 warrants to purchase one share of Offerpad Solutions Class A common stock, for an aggregate purchase price of $50,000,000, or $10.00 per share of Offerpad Solutions Class A common stock and one-third of one warrant to purchase one share of Offerpad Solutions Class A common stock (we refer to the foregoing as the “SPNV Forward Purchase”).

Pursuant to SPNV’s current certificate of incorporation, its public stockholders may demand that SPNV redeem their public shares for cash if the business combination is consummated. Public stockholders will be entitled to receive cash for their shares of SPNV’s Class A common stock without voting and, if they do vote, irrespective of whether they vote for or against the business combination proposal. If the business combination is not completed, these shares of SPNV’s Class A common stock will not be redeemed. If a public stockholder properly demands redemption, SPNV will redeem each share of SPNV’s Class A common stock for a pro rata portion of the trust account holding the proceeds from the SPNV IPO, calculated as of two business days prior to the Closing.

All SPNV stockholders are cordially invited to attend the special meeting and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement thereof). To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker or bank.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Alexander M. Klabin
Alexander M. Klabin
Co-Chair

/s/ Spencer Rascoff
Spencer Rascoff
Co-Chair

August 12, 2021

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE SPNV REDEEM YOUR SHARES OF SPNV’S CLASS A COMMON STOCK FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES OF SPNV’S CLASS A COMMON STOCK TO SPNV’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES OF SPNV’S CLASS A COMMON STOCK BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES OF SPNV’S CLASS A COMMON STOCK WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES OF SPNV’S CLASS A COMMON STOCK IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. PLEASE SEE THE SECTION ENTITLED “SPECIAL MEETING OF SPNV STOCKHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

i

MARKET, INDUSTRY AND OTHER DATA

This proxy statement/prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete.

Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

TRADEMARKS

This proxy statement/prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our copyrights, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ©, ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these copyrights, trademarks and trade names.

ii

FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

“Action” are to any claim, action, suit, assessment, demand, litigation, investigation, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, arbitration or other proceeding (whether at law, in equity or otherwise) by or before any governmental authority or arbitral body;

“Aggregate Fully Diluted Company Common Stock” are to, without duplication, and in each case after giving effect to the Pre-Closing Restructuring, (a) the aggregate number of shares of Offerpad stock that are (i) issued and outstanding immediately prior to the First Effective Time or (ii) issuable upon the settlement of Offerpad Options (whether or not then vested or exercisable), minus (b) any shares of Offerpad stock held by Offerpad or any subsidiary thereof issued and outstanding immediately prior to the First Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Offerpad Options described in clause (ii) above divided by the Per Share Merger Consideration.

“Available Closing SPNV Cash” are to an amount equal to (i) all amounts in the trust account, plus (ii) the aggregate amount of cash that has been funded to and remains with SPNV pursuant to the Subscription Agreements as of immediately prior to the Closing, plus (iii) the aggregate amount of cash that has been funded to and remains with SPNV pursuant to the SPNV Forward Purchase Agreement as of immediately prior to the Closing, plus (iv) any other cash then held by SPNV as of immediately prior to the Closing, minus (v) the aggregate amount of payments required to be made by SPNV in connection with stockholder redemptions, minus (vi) all indebtedness for borrowed money of SPNV, minus (vii) all fees, costs and expenses of SPNV incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with by Acquiror at or before Closing, and the consummation of the Transactions, including deferred underwriting discounts or fees and the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of SPNV.

“business combination” are to, together, (i) the First Merger and (ii) the Second Merger;

“Closing” are to the consummation of the business combination;

“Closing Date” are to the date on which the Transactions are consummated;

“Closing Share Consideration” are to a number of shares of Offerpad Solutions common stock determined by dividing (i) the Equity Value by (ii) $10.00;

“Code” are to the Internal Revenue Code of 1986, as amended;

“completion window” are to the period following the completion of the SPNV IPO at the end of which, if SPNV has not completed an initial business combination, it will redeem 100% of the public shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to applicable law and certain conditions. The completion window ends on October 23, 2022, subject to any extension period;

“Condition Precedent Proposals” are to the business combination proposal, the charter proposal, the incentive plan proposal, the ESPP proposal and the NYSE proposal, collectively;

“COVID-19” are to SARS-CoV-2 or COVID-19, and any evolutions thereof;

“COVID-19 Measures” are to any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, governmental order, Action, directive, pronouncement, guidelines or recommendations by any governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Families First Coronavirus Response Act, or any changes thereto;

“current certificate of incorporation” are to SPNV’s second amended and restated certificate of incorporation in effect as of the date of this proxy statement/prospectus;

“DGCL” are to the Delaware General Corporation Law, as amended;

“Equity Value” are to $2,250,000,000.00;

“ESPP” are to the Offerpad Solutions 2021 Employee Stock Purchase Plan, attached to this proxy statement/prospectus as Annex H;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Exchange Agent Agreement” are to a paying and exchange agent agreement, in form and substance reasonably acceptable to SPNV and Offerpad;

“Exchange Ratio” are to the quotient obtained by dividing the Equity Value by the Aggregate Fully Diluted Company Common Stock;

“Excluded Shares” are to shares of Offerpad stock issued and outstanding immediately prior to the First Effective Time that are (a) subject to Offerpad Options, (b) held in Offerpad’s treasury or owned by SPNV, First Merger Sub, Second Merger Sub or Offerpad or any subsidiary thereof immediately prior to the First Effective Time, or (c) held by stockholders of Offerpad who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL;

“First Effective Time” are to the effective time of the First Merger;

“First Merger” are to the merger of First Merger Sub with and into Offerpad;

“First Merger Sub” are to Orchids Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of SPNV;

“Founder” are to Brian Bair and his affiliates;

“founder shares” are to shares of SPNV’s Class B common stock and SPNV’s Class A common stock issued upon the automatic conversion thereof at the time of SPNV’s initial business combination;

“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of March 17, 2021, by and among SPNV, First Merger Sub, Second Merger Sub and Offerpad;

“Offerpad” are to OfferPad, Inc., a Delaware corporation;

“Offerpad common stock” are to the shares of common stock, par value $0.00001 per share, of Offerpad;

“Offerpad Holders Support Agreement” are to that certain Support Agreement, dated as of March 17, 2021, by and among SPNV, Offerpad and certain stockholders of Offerpad party thereto, as amended or modified from time to time;

“Offerpad Incentive Plan” are to the OfferPad, Inc. 2016 Stock Option and Grant Plan, as amended;

“Offerpad Options” are to options to acquire shares of Offerpad common stock granted under the Offerpad Incentive Plan or any other agreement or plan;

“Offerpad preferred stock” are to, collectively, the shares of preferred stock, par value $0.00001 per share, of Offerpad, of which shares have been designated as: (a) Series A-1 Preferred Stock, (b) Series A-2 Preferred Stock, (c) Series A Preferred Stock, (d) Series B Preferred Stock and (e) Series C Preferred Stock;

“Offerpad Solutions” are to SPNV following the consummation of the Transactions and its name change from Supernova Partners Acquisition Company, Inc. to Offerpad Solutions Inc.;

“Offerpad Solutions Class A common stock” are to the shares of Class A common stock, par value $0.0001 per share, of Offerpad Solutions;

“Offerpad Solutions Class B common stock” are to the shares of Class B common stock, par value $0.0001 per share, of Offerpad Solutions;

“Offerpad Solutions Class C common stock” are to the shares of Class C common stock, par value $0.0001 per share, of Offerpad Solutions;

“Offerpad Solutions common stock” are to the Offerpad Solutions Class A common stock and Offerpad Solutions Class B common stock;

“Offerpad Solutions Options” are to options to acquire shares of Offerpad Solutions Class A common stock;

“Offerpad stock” are to the Offerpad common stock and the Offerpad preferred stock;

“PCAOB Audited Financial Statements” are to the audited consolidated balance sheets of Offerpad and its subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2020, December 31, 2019, and December 31, 2018, together with the auditor’s report thereon.

“Per Share Merger Consideration” are to the product obtained by multiplying (a) the Exchange Ratio by (b) $10.00;

“PIPE Investment” are to the private placement pursuant to which SPNV entered into subscription agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with certain investors whereby such investors have agreed to purchase an aggregate of 20,000,000 shares of Offerpad Solutions Class A common stock at a purchase price of $10.00 per share for an aggregate purchase price of $200,000,000;

“PIPE Investors” are to the investors participating in the PIPE Investment;

“private placement warrants” are to SPNV’s warrants issued to the Sponsor in a private placement simultaneously with the closing of the SPNV IPO;

“Proposed Bylaws” are to the proposed bylaws of Offerpad Solutions, effective prior to the First Effective Time and the closing of the PIPE Investment attached to this proxy statement/prospectus as Annex C;

“Proposed Charter” are to the proposed third restated certificate of incorporation of Offerpad Solutions in the form attached hereto as Annex B;

“public shares” are to shares of SPNV’s Class A common stock sold as part of the units in the SPNV IPO (whether they were purchased in the SPNV IPO or thereafter in the open market);

“public stockholders” are to the holders of public shares, including the Sponsor and SPNV’s officers and directors to the extent the Sponsor and SPNV’s officers or directors purchase public shares, provided that each of their status as a “public stockholder” shall only exist with respect to such public shares;

“public warrants” are to SPNV warrants sold as part of the units in the SPNV IPO (whether they were purchased in the SPNV IPO or thereafter in the open market);

“Registration Rights Agreement” are to that certain Amended and Restated Registration Rights Agreement, to be entered into at Closing by Offerpad Solutions, the Sponsor, certain independent directors of SPNV, the parties to the SPNV Forward Purchase Agreement, certain former stockholders of Offerpad and other parties thereto;

“SEC” are to the United States Securities and Exchange Commission;

“Second Merger” are to the merger of Offerpad with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of SPNV;

“Second Merger Sub” are to Orchids Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of SPNV;

“SPNV” are to Supernova Partners Acquisition Company, Inc., a Delaware corporation;

“SPNV Forward Purchase” are to the purchase by each of Ancient 1604 LLC and 75 and Sunny LP, affiliates of Alexander M. Klabin and Spencer Rascoff, respectively, the Co-Chairs of SPNV, pursuant to the SPNV Forward Purchase Agreements, of 5,000,000 shares of Offerpad Solutions Class A common stock in the aggregate, plus an aggregate of 1,666,667 warrants to purchase one share of Offerpad Solutions Class A common stock at an exercise price of $11.50 per share, subject to adjustment, for an aggregate purchase price of $50,000,000, or $10.00 for one share of Offerpad Solutions Class A common stock and one-third of one warrant to purchase one share of Offerpad Solutions Class A common stock, in a private placement that will close concurrently with the closing of the business combination;

“SPNV Forward Purchase Agreements” are to the forward purchase agreements, entered into as of September 25, 2020, by and between SPNV and Ancient 1604 LLC and 75 and Sunny LP, affiliates of Alexander M. Klabin and Spencer Rascoff, respectively, the Co-Chairs of SPNV;

“SPNV Insiders” are to, collectively, the Sponsor and the officers and directors of SPNV;

“SPNV IPO” are to the initial public offering by SPNV which closed on October 23, 2020;

“SPNV Parties” are to SPNV, First Merger Sub and Second Merger Sub;

“SPNV Stockholder Redemption” are to the redemption by SPNV’s stockholders of the Class A common stock pursuant to the terms of the Merger Agreement;

“SPNV’s Class A common stock” are to, prior to consummation of the Transactions, SPNV’s Class A common stock, par value $0.0001 per share and, following consummation of the Transactions, to the Class A common stock, par value $0.0001 per share, of Offerpad Solutions;

“SPNV’s Class B common stock” are to SPNV’s Class B common stock, par value $0.0001 per share;

“SPNV’s common stock” are to SPNV’s Class A common stock and SPNV’s Class B common stock;

“SPNV warrants” are to the private placement warrants and the public warrants;

“Sponsor” are to Supernova Partners LLC, a Delaware limited liability company;

“Sponsor Support Agreement” are to that certain Letter Agreement, dated as of March 17, 2021, by and among the Sponsor, the Company, Acquiror and the other parties signatory thereto, as amended, restated, modified or supplemented from time to time;

“Subscription Agreements” are to the subscription agreements entered into by and between SPNV and the PIPE Investors, in each case, dated as of March 17, 2021 and entered into in connection with the PIPE Investment;

“Sunset Date” are to the earlier of: (a) the date that is nine months following the date on which Founder (x) is no longer providing services, whether upon death, resignation, removal or otherwise, to Offerpad Solutions as a member of the senior leadership team, officer or director and (y) has not provided any such services for the duration of such nine-month period; and (b) the date as of which the Qualified Stockholders have Transferred (as such terms are defined in the Proposed Charter), in the aggregate, more than seventy-five (75%) of the shares of Offerpad Solutions Class B common stock that were held by the Qualified Stockholders immediately following the First Effective Time (as defined in the Merger Agreement);

“Transaction Agreements” are to the Merger Agreement, the Registration Rights Agreement, the Offerpad Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the SPNV Forward Purchase Agreements, the Exchange Agent Agreement, each Letter of Transmittal, the Proposed Charter, the Proposed Bylaws, and all the other agreements, documents, instruments and certificates entered into in connection herewith and/or therewith and any and all exhibits and schedules thereto;

“Transactions” are to, collectively, the business combination and the other transactions contemplated by the Merger Agreement;

“Treasury Regulations” are to the regulations promulgated under the Code;

“trust account” are to the trust account of SPNV that holds the proceeds from the SPNV IPO;

“Trust Agreement” are to the Investment Management Trust Agreement, effective as of October 20, 2020, by and between SPNV and Continental Stock Transfer & Trust Company, as trustee;

“Warrant Agreement” are to that certain Warrant Agreement, dated as of October 20, 2020, by and between SPNV and Continental Stock Transfer & Trust Company, as warrant agent; and

“warrants” are to the public warrants and the private placement warrants.

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

•

Supernova Partners Acquisition Company, Inc., a Delaware corporation, which we refer to as “SPNV,” “we,” “us,” or “our,” is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•

On October 23, 2020, SPNV consummated the SPNV IPO of 40,250,000 units, including 5,250,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of SPNV’s Class A common stock and one-third of one warrant, each whole warrant to purchase one share of SPNV’s Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $402,500,000. Simultaneously with the consummation of the initial public offering, SPNV consummated the private placement of 6,700,000 warrants at a price of $1.50 per warrant, generating total proceeds of $10,050,000. Offering costs amounted to approximately $22.8 million, inclusive of an underwriting discount of approximately $8.1 million and deferred underwriting commissions of approximately $14.1 million.

•

Following the consummation of the SPNV IPO, $402,500,000 was deposited into a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except as described in the prospectus for the SPNV IPO, these proceeds will not be released until the earliest of (a) the completion of an initial business combination, (b) SPNV’s redemption of any public shares properly submitted in connection with a stockholder vote to amend our current certificate of incorporation, as described in the Trust Agreement, and (c) SPNV’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.

•

OfferPad, Inc., a Delaware corporation, which we refer to as “Offerpad,” is a leading iBuyer platform for residential real estate that enables consumers to seamlessly buy and sell their homes using a mobile device. See the sections entitled “Information About Offerpad,” “Offerpad’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management of Offerpad Following the Business Combination.”

•

On March 17, 2021, SPNV entered into an Agreement and Plan of Merger with Offerpad, First Merger Sub and Second Merger Sub that, among other things, provides for (i) First Merger Sub to be merged with and into Offerpad with Offerpad being the surviving company in the First Merger as a wholly owned subsidiary of SPNV and (ii) Offerpad to be merged with and into Second Merger Sub with Second Merger Sub being the surviving company in the Second Merger as a wholly owned subsidiary of SPNV.

•	Subject to the terms of the Merger Agreement, the aggregate consideration payable to the pre-closing holders of Offerpad stock and Offerpad Options will be equal to the Closing Share Consideration.

•

Pursuant to the PIPE Investment, SPNV has agreed to issue and sell to the PIPE Investors, and the PIPE Investors have agreed to buy from SPNV, 20,000,000 shares of Offerpad Solutions Class A common stock at a purchase price of $10.00 per share for an aggregate purchase price of $200,000,000.

•

Pursuant to the SPNV Forward Purchase Agreement, certain affiliates of the Sponsor have agreed to purchase an aggregate of 5,000,000 shares of Offerpad Solutions Class A common stock and an aggregate of 1,666,667 warrants to purchase one share of Offerpad Solutions Class A common stock, for an aggregate purchase price of $50,000,000, or $10.00 per share of Offerpad Solutions Class A common stock and one-third of one warrant to purchase one share of Offerpad Solutions Class A common stock.

•

It is anticipated that, upon the Closing: (i) existing stockholders of Offerpad will own approximately 74.9% of Offerpad Solutions on a fully diluted net exercise basis; (ii) SPNV’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 13.4% in Offerpad Solutions on a fully diluted net exercise basis; (iii) the PIPE Investors will own approximately 6.7% of Offerpad Solutions on a fully diluted net exercise basis; and (iv) the Sponsor (and its affiliates, including the purchasers pursuant to the SPNV Forward Purchase) will own approximately 5.0% of Offerpad Solutions on a fully diluted net exercise basis. These indicative levels of ownership interest: (i) exclude the impact of the shares of SPNV’s Class A common stock underlying warrants and (ii) assume that no public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account.

•

SPNV management and the SPNV Board considered various factors in determining whether to approve the Merger Agreement and the Transactions. For more information about the reasons that the SPNV Board considered in determining its recommendation, please see the section entitled “Proposal No. 1—The Business Combination Proposal—SPNV’s Board of Directors’ Reasons for Approval of the Transactions.” When you consider the SPNV Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of SPNV stockholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information. The SPNV Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the SPNV stockholders that they vote “FOR” the proposals presented at the special meeting.

•	At the special meeting, SPNV’s stockholders will be asked to consider and vote on the following proposals:

•

a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1—The Business Combination Proposal”;

•	a proposal to approve and adopt the Proposed Charter in the form attached hereto as Annex B. Please see the section entitled “Proposal No. 2—The Charter Proposal”;

•

a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in Proposed Charter, presented separately in accordance with requirements of the SEC. Please see the section entitled “Proposal No. 3—The Governance Proposal”;

•	a proposal to approve the 2021 Plan. Please see the section entitled “Proposal No. 4— The Incentive Plan Proposal”;

•	a proposal to approve the ESPP. Please see the section entitled “Proposal No. 5—The ESPP Proposal”;

•

a proposal to approve, for purposes of complying with the applicable provisions of NYSE Listing Rule 312, the issuance of more than 20% of SPNV’s issued and outstanding shares of common stock and the issuance of shares of Class A common stock and warrants to related parties of SPNV, in each case in connection with the business combination. Please see the section entitled “Proposal No. 6—The NYSE Proposal”; and

•

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal or the NYSE proposal. Please see the section entitled “Proposal No. 7—The Adjournment Proposal.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed business combination. The following questions and answers do not include all the information that is important to SPNV stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed business combination and the voting procedures for the special meeting.

Q.	Why am I receiving this proxy statement/prospectus?

A.

SPNV and Offerpad have agreed to a business combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and SPNV encourages its stockholders to read it in its entirety. SPNV’s stockholders are being asked to consider and vote upon, among other matters, a proposal to adopt the Merger Agreement and approve the Transactions, which, among other things, include provisions for (a) First Merger Sub to be merged with and into Offerpad with Offerpad being the surviving corporation in the First Merger as a wholly owned subsidiary of SPNV and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, Offerpad to be merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of SPNV in the Second Merger. In connection with the Closing, SPNV will change its name to “Offerpad Solutions Inc.” Please see the section entitled “Proposal No. 1—The Business Combination Proposal.”

This proxy statement/prospectus and its Annexes contain important information about the proposed business combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q.	When and where is the Special Meeting?

A.

The special meeting will be held via live webcast on August 31, 2021 at 10:00 AM Eastern Time. The special meeting can be accessed by visiting https://www.cstproxy.com/supernovaspac/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

Q.	What are the proposals on which I am being asked to vote at the special meeting?

A.	The stockholders of SPNV will be asked to consider and vote on the following proposals at the special meeting:

1.

a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1—The Business Combination Proposal”;

2.	a proposal to approve and adopt the Proposed Charter in the form attached hereto as Annex B. Please see the section entitled “Proposal No. 2—The Charter Proposal”;

3.

a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately, in accordance with the requirements of the SEC. Please see the section entitled “Proposal No. 3—The Governance Proposal”;

4.	a proposal to approve the 2021 Plan. Please see the section entitled “Proposal No. 4—The Incentive Plan Proposal”;

5.	a proposal to approve the ESPP. Please see the section entitled “Proposal No. 5—The ESPP Proposal”;

6.

a proposal to approve, for purposes of complying with the applicable provisions of NYSE Listing Rule 312, the issuance of more than 20% of SPNV’s issued and outstanding shares of common stock and the issuance of shares of Class A common stock and warrants to related parties of SPNV, in each case in connection with the business combination. Please see the section entitled “Proposal No. 6—The NYSE Proposal”; and

7.

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal or the NYSE proposal. Please see the section entitled “Proposal No. 7—The Adjournment Proposal.”

Each of the business combination proposal, the charter proposal, the incentive plan proposal, the ESPP proposal and the NYSE proposal (each a “Condition Precedent Proposal” and collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval of each other. Each of the governance proposal and the adjournment proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

SPNV will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed business combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. If any of the Condition Precedent Proposals are not approved, we will not consummate the Transactions.

The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	Why is SPNV proposing the business combination?

A.	SPNV was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On October 23, 2020, SPNV consummated the SPNV IPO of 40,250,000 units, including 5,250,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of SPNV’s Class A common stock and one-third of one warrant, with each whole warrant being exercisable to purchase one share of SPNV’s Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $402,500,000. Simultaneously with the consummation of the SPNV IPO, SPNV consummated the private placement of 6,700,000 warrants at a price of $1.50 per warrant, generating total proceeds of $10,050,000. Offering costs amounted to approximately $22.8 million, inclusive of an underwriting discount of approximately $8.1 million and deferred underwriting commissions of approximately $14.1 million. Since the SPNV IPO, SPNV’s activity has been limited to the evaluation of business combination candidates.

Offerpad is a leading iBuyer platform for residential real estate that enables consumers to seamlessly buy and sell their homes using a mobile device. Offerpad is known in the homebuilding industry as a total-solution provider, offering new-construction homebuilders a full suite of products and services through its exclusive Real Estate Solutions Center. Offerpad partners with select, top-tier homebuilders in all markets where it operates to provide these added benefits to home-builder sellers. Through its strategic alliance program, Offerpad helps builders close on more sales while making it easier for customers to confidently commit to their new-construction home.

The SPNV Board considered the results of the due diligence review of Offerpad’s business. The SPNV Board also considered Offerpad’s current prospects for growth. For additional information, see “Proposal

No. 1—The Business Combination Proposal—SPNV’s Board of Directors’ Reasons for Approval of the Transactions.”

As a result, SPNV believes that a business combination with Offerpad will provide SPNV stockholders with an opportunity to participate in the ownership of a company with significant growth potential. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—SPNV’s Board of Directors’ Reasons for Approval of the Transactions.” Although the SPNV Board believes that the business combination presents a unique business combination opportunity and is in the best interests of SPNV stockholders, the SPNV Board did consider certain potentially material negative factors in arriving at that conclusion. Please see the section entitled “Risk Factors—Risks Related to Offerpad’s Business and Operations Following the Business Combination.”

Q.	Why is SPNV providing stockholders with the opportunity to vote on the business combination?

A.

Under our current certificate of incorporation, we must provide all public stockholders with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the business combination proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the closing of the business combination.

Q.	What will happen in the business combination?

A.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, SPNV will acquire Offerpad in a series of transactions we collectively refer to as the business combination. At the Closing, among other things, (i) First Merger Sub will merge with and into Offerpad with Offerpad being the surviving corporation in the First Merger as a wholly owned subsidiary of SPNV and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Offerpad will be merged with and into Second Merger Sub, with Second Merger Sub surviving as a wholly owned subsidiary of SPNV in the Second Merger. In connection with the Closing, SPNV will change its name to “Offerpad Solutions Inc.” Following the Closing, SPNV will own 100% of the limited liability company interests of Second Merger Sub and each share of Offerpad stock will have been cancelled and converted into the right to receive a portion of the Closing Share Consideration.

Q.	Following the business combination, will SPNV’s securities continue to trade on a stock exchange?

A.

Yes. We intend to apply for listing, effective at the time of the Closing, of Offerpad Solutions Class A common stock and Offerpad Solutions warrants on the NYSE under the symbols “OPAD” and “OPADWS”, respectively. Our publicly traded units will separate into the component securities following the Closing and will no longer trade as a separate security.

Q.	How will the business combination impact the shares of SPNV outstanding after the business combination?

A.

As a result of the business combination and the consummation of the transactions contemplated by the Merger Agreement and the related agreements, including, without limitation, the PIPE Investment and the SPNV Forward Purchase, the amount of SPNV’s Class A common stock outstanding will increase by approximately 547% to approximately 260,489,157 shares of Offerpad Solutions common stock (assuming that no shares of SPNV’s Class A common stock are elected to be redeemed by SPNV stockholders). Additional shares of Offerpad Solutions common stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including issuance of shares of

Offerpad Solutions common stock upon exercise of the warrants after the business combination. The issuance and sale of such shares in the public market could adversely impact the market price of Offerpad Solutions Class A common stock, even if its business is doing well. Pursuant to the 2021 Plan, a copy of which is attached to this proxy statement/prospectus as Annex G, following the Closing, SPNV may grant an aggregate amount of up to 32,197,762 additional shares of Offerpad Solutions Class A common stock. Pursuant to the ESPP, a copy of which is attached to this proxy statement/prospectus as Annex H, following the closing of the business combination, SPNV may grant an aggregate amount of up to 3,219,776 additional shares of Offerpad Solutions Class A common stock.

Q.	Will the management of Offerpad change in the business combination?

A.

We anticipate that all of the executive officers of Offerpad will remain with Offerpad Solutions. In addition, certain individuals have each been nominated to serve as directors of Offerpad Solutions following completion of the business combination. Please see the section entitled “Management of Offerpad Solutions Following the Business Combination” for additional information.

Q.	What equity stake will current stockholders of Offerpad and the PIPE Investors hold in Offerpad Solutions after the closing?

It is anticipated that, upon the Closing: (i) existing stockholders of Offerpad will own approximately 74.9% of Offerpad Solutions on a fully diluted net exercise basis; (ii) SPNV’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 13.4% in Offerpad Solutions on a fully diluted net exercise basis; (iii) the PIPE Investors will own approximately 6.7% of Offerpad Solutions on a fully diluted net exercise basis; and (iv) the Sponsor (and its affiliates, including the purchasers pursuant to the SPNV Forward Purchase) will own approximately 5.0% of Offerpad Solutions on a fully diluted net exercise basis. These indicative levels of ownership interest: (i) exclude the impact of the shares of SPNV’s Class A common stock underlying warrants and (ii) assume that no SPNV public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account.

For more information, please see the sections entitled “Summary of the Proxy Statement/Prospectus—Impact of the Business Combination on Offerpad Solutions’ Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Proposal No. 4—The Incentive Plan Proposal” and “Proposal No. 5—the ESPP Proposal.”

Q.	Will SPNV obtain new financing in connection with the Transactions?

A.

Yes. SPNV has entered into subscription agreements (containing commitments to funding that are subject to conditions that generally align with the conditions set forth in the Merger Agreement) with the PIPE Investors, pursuant to which SPNV has agreed to issue and sell to the PIPE Investors and the PIPE Investors have agreed to buy from SPNV 20,000,000 shares of Offerpad Solutions Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $200,000,000. In addition, pursuant to the SPNV Forward Purchase Agreements, certain affiliates of the Sponsor have agreed to purchase an aggregate of 5,000,000 shares of Offerpad Solutions Class A common stock and an aggregate of 1,666,667 warrants to purchase one share of Offerpad Solutions Class A common stock, for an aggregate purchase price of $50,000,000, or $10.00 per share of Offerpad Solutions Class A common stock and one-third of one warrant to purchase one share of Offerpad Solutions Class A common stock. Please see the section entitled “Proposal No. 1—The Business Combination Proposal— Sources and Uses for the Business Combination.”

Q.	What conditions must be satisfied to complete the Business Combination?

A.	There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of SPNV of the Condition Precedent Proposals.

For a summary of the conditions that must be satisfied or waived prior to completion of the business combination, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Merger Agreement.”

Q.	What happens if I sell my shares of SPNV’s Class A common stock before the special meeting?

A.

The record date for the special meeting is earlier than the date that the business combination is expected to be completed. If you transfer your shares of SPNV’s Class A common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of SPNV’s Class A common stock because you will no longer be able to deliver them for cancellation upon the Closing. If you transfer your shares of SPNV’s Class A common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in the trust account.

Q.	What constitutes a quorum at the special meeting?

A.

A majority of the voting power of all issued and outstanding shares of SPNV’s common stock entitled to vote as of the record date at the special meeting must be present via the virtual meeting platform, or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. As of the record date for the special meeting, 25,156,251 shares of SPNV’s common stock would be required to be present at the special meeting to achieve a quorum.

Q.	What vote is required to approve the proposals presented at the special meeting?

A.

The approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote), the incentive plan proposal, the ESPP proposal, the NYSE proposal and the adjournment proposal require the affirmative vote of the holders of a majority of the shares of SPNV’s common stock that are present and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a SPNV stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the NYSE proposal and the adjournment proposal will have no effect on such proposals.

The approval of the charter proposal requires the affirmative vote of the holders of a majority of the outstanding shares of SPNV’s common stock entitled to vote thereon at the special meeting, which majority shall include the affirmative vote or written consent of the holders of a majority of the shares of SPNV’s Class B common stock then outstanding, voting separately as a class. Accordingly, if a valid quorum is established, an SPNV stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal.

Q.	How many votes do I have at the special meeting?

A.

Our stockholders are entitled to one vote on each proposal presented at the special meeting for each share of SPNV’s common stock held of record as of August 2, 2021, the record date for the special meeting. As of the close of business on the record date, there were 50,312,500 outstanding shares of SPNV’s common stock.

Q.	Why is SPNV proposing the governance proposal?

A.

As required by applicable SEC guidance, SPNV is requesting that its stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Charter that materially affect stockholder rights. This separate vote is not otherwise required by Delaware law separate and apart from the charter proposal, but pursuant to SEC guidance, SPNV is required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote, and is not binding on SPNV and the SPNV Board (separate and apart from the approval of the charter proposal). Furthermore, the business combination is not conditioned on the separate approval of the governance proposal (separate and apart from approval of the charter proposal). Please see the section entitled “Proposal No. 3—The Governance Proposal.”

Q.	Did the SPNV Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination?

A.

The SPNV Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the business combination. The officers and directors of SPNV have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including real estate and property technology, and concluded that their experience and backgrounds, together with the experience and sector expertise of SPNV’s financial and other advisors, including Jefferies LLC (“Jefferies”), enabled them to perform the necessary analyses and make determinations regarding the Transactions. In addition, SPNV’s officers and directors and SPNV’s advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the SPNV Board in valuing Offerpad’s business, and assuming the risk that the SPNV Board may not have properly valued such business.

Q.	Do I have redemption rights?

A.

If you are a public stockholder, you have the right to demand that SPNV redeem such shares for a pro rata portion of the cash held in the trust account. SPNV sometimes refers to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Under SPNV’s current certificate of incorporation, the business combination may be consummated only if SPNV has at least $5,000,001 of net tangible assets after giving effect to all public stockholders that properly demand redemption of their shares for cash.

Q.	How do I exercise my redemption rights?

A.

If you are a public stockholder and wish to exercise your redemption rights, you must demand that SPNV redeem your shares into cash no later than the second business day preceding the vote on the business combination proposal by delivering your stock to SPNV’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system prior to the vote at the special meeting. Any public stockholder will be entitled to demand that such holder’s shares be redeemed for a pro rata portion of the amount then in the trust account (which, for illustrative purposes, was approximately $402,688,508 or $10.00 per share as of August 2, 2021, the record date for the special meeting). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon the Closing. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of SPNV’s public stockholders exercising redemption rights. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption, once made by a public stockholder, may be withdrawn at any time up to the time the vote is taken with respect to the business combination proposal at the special meeting. If you deliver your shares for redemption to SPNV’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that SPNV’s transfer agent return the shares (physically or electronically). You may make such request by contacting SPNV’s transfer agent at the address listed at the end of this section.

Any corrected or changed proxy card or written demand of redemption rights must be received by SPNV’s transfer agent prior to the vote taken on the business combination proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the special meeting.

If a demand to exercise redemption rights is properly made as described above, then, if the business combination is consummated, SPNV will redeem these shares for a pro rata portion of funds deposited in the trust account. If you exercise your redemption rights, then you will be exchanging your shares of SPNV’s common stock for cash.

Q.	Do I have appraisal rights if I object to the proposed business combination?

A.

No. Neither SPNV stockholders nor its unit or warrant holders have appraisal rights in connection with the business combination under the DGCL. Please see the section entitled “Special Meeting of SPNV Stockholders—Appraisal Rights.”

Q.	What happens to the funds deposited in the trust account after the Closing?

A.

The net proceeds of the SPNV IPO, a total of $402,500,000, were placed in the trust account immediately following the SPNV IPO. Following the Closing, the funds in the trust account will be used to pay public stockholders who exercise redemption rights and to pay fees and expenses incurred in connection with the business combination (including aggregate fees of up to approximately $14.1 million as deferred underwriting commissions).

Please see the section entitled “Proposal No. 1—The Business Combination—Sources and Uses for the Business Combination.”

Q.	What happens if a substantial number of public stockholders vote in favor of the business combination proposal and exercise their redemption rights?

A.

SPNV’s public stockholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders.

Q.	What happens if the business combination is not consummated?

A.

If SPNV does not complete the business combination for any reason, SPNV would search for another target business with which to complete a business combination. If SPNV does not complete a business combination with Offerpad or another target business by October 23, 2022, subject to any extension period, SPNV must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the amount then held in the trust account, including interest earned (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares. The SPNV Insiders have no redemption rights with respect to their founder shares in the event a business combination is not effected in the completion window, and, accordingly, their founder shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to SPNV’s outstanding warrants. Accordingly, the warrants will be worthless.

Q.	How does the Sponsor intend to vote on the proposals?

A.

The Sponsor and the other SPNV Insiders own of record and are entitled to vote an aggregate of 20% of the outstanding shares of SPNV’s common stock as of the record date. The SPNV Insiders have agreed to vote any founder shares and any public shares held by them as of the record date in favor of the Transactions. The SPNV Insiders may have interests in the business combination that may conflict with your interests as a stockholder. See the sections entitled “Summary of the Proxy Statement/Prospectus—Interests of Certain Persons in the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Q.	When do you expect the business combination to be completed?

A.

It is currently anticipated that the business combination will be consummated promptly following the SPNV special meeting which is set for August 31, 2021, subject to the satisfaction of customary closing conditions; however, such meeting could be adjourned, as described above. For a description of the conditions to the completion of the business combination, please see the section entitled “Proposal No. 1—The Business Combination Proposal—The Merger Agreement—Conditions to the Closing of the Transactions.”

Q.	What do I need to do now?

A.

SPNV urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the business combination will affect you as a stockholder and/or warrant holder of SPNV. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card, or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or other nominee.

Q.	How do I vote?

A.

The special meeting will be held via live webcast at 10:00 AM Eastern Time, on August 31, 2021. The special meeting can be accessed by visiting https://www.cstproxy.com/supernovaspac/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

If you are a holder of record of SPNV’s common stock on August 2, 2021, the record date for the special meeting, you may vote at the special meeting via the virtual meeting platform or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote, obtain a proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q.	How will a broker non-vote impact the results of each proposal?

A.	Broker non-votes will count as a vote “AGAINST” the charter proposal but will not have any effect on the outcome of any other proposals.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. Stockholders of record may send a later-dated, signed proxy card to SPNV’s transfer agent at the address set forth at the end of this section so that it is received prior to the vote at the special meeting or attend the special meeting and vote. Stockholders also may revoke their proxy by sending a notice of revocation to SPNV’s transfer agent, which must be received prior to the vote at the special meeting.

Q.	What happens if I fail to take any action with respect to the special meeting?

A.

If you fail to take any action with respect to the special meeting and the business combination is approved by stockholders, the business combination will be consummated in accordance with the terms of the Merger Agreement. If you fail to take any action with respect to the special meeting and the business combination is not approved, we will not consummate the business combination.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.

Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q.	What should I do if I receive more than one set of voting materials?

A.

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of SPNV’s common stock.

Q.	Who can help answer my questions?

A.	If you have questions about the Transactions or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Supernova Partners Acquisition Company, Inc.

4301 50th Street NW

Suite 300, PMB 1044

Washington, DC 20016

Tel: (202) 918-7050

To obtain timely delivery, our stockholders must request any additional materials no later than five business days prior to the special meeting. You may also obtain additional information about SPNV from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a public stockholder and you intend to seek redemption of your public shares, you will need to deliver your stock (either physically or electronically) to SPNV’s transfer agent at the address below prior to the vote at the special meeting. See the section entitled “Proposal No. 1—The Business Combination Proposal—Redemption Rights.”

If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

(212) 509-4000

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Transactions that will be undertaken in connection with the business combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Merger Agreement.”

The Parties

SPNV

Supernova Partners Acquisition Company, Inc. is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. SPNV was incorporated under the laws of Delaware on August 31, 2020.

On October 23, 2020, SPNV consummated the SPNV IPO of 40,250,000 units, including 5,250,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of SPNV’s Class A common stock and one-third of one warrant, each whole warrant to purchase one share of SPNV’s Class A common stock at a purchase price of $11.50 per share, subject to adjustment as provided in SPNV’s final prospectus filed with the Securities and Exchange Commission on October 22, 2020 (File No. 333-249053). The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $402,500,000.

Simultaneously with the consummation of the SPNV IPO and the exercise of the underwriters’ over-allotment option, SPNV consummated the private placement of 6,700,000 warrants at a price of $1.50 per warrant, generating total proceeds of $10,050,000. A total of $402,500,000, was deposited into the trust account and the remaining net proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The SPNV IPO was conducted pursuant to a registration statement on Form S-1 that became effective on October 20, 2020. As of August 2, 2021, the record date for the special meeting, there was approximately $402,688,508 held in the trust account.

SPNV’s units, SPNV’s Class A common stock and SPNV’s warrants are listed on the NYSE under the symbols “SPNV.U”, “SPNV” and “SPNV WS”, respectively.

The mailing address of SPNV’s principal executive office is 4301 50th Street NW, Suite 300, PMB 1044, Washington, DC 20016. Its telephone number is (202) 918-7050. After the Closing, its principal executive office will be that of Offerpad.

Orchids Merger Sub, Inc.

Orchids Merger Sub, Inc. (“First Merger Sub”) is a wholly owned subsidiary of SPNV formed solely for the purpose of effectuating the First Merger described herein. First Merger Sub was incorporated under the laws of Delaware as a corporation on March 15, 2021. First Merger Sub owns no material assets and does not operate any business.

The mailing address of First Merger Sub’s principal executive office is 4301 50th Street NW, Suite 300, PMB 1044, Washington, DC 20016. Its telephone number is (202) 918-7050. After the Closing, First Merger Sub will cease to exist as a separate legal entity.

Orchids Merger Sub, LLC

Orchids Merger Sub, LLC (“Second Merger Sub”) is a wholly owned subsidiary of SPNV formed solely for the purpose of effectuating the Second Merger described herein. Second Merer Sub was formed under the laws of Delaware as a limited liability company on March 15, 2021. Second Merger Sub owns no material assets and does not operate any business.

The mailing address of Second Merger Sub’s principal executive office is 4301 50th Street NW, Suite 300, PMB 1044, Washington, DC 20016. Its telephone number is (202) 918-7050. After the Closing, Second Merger Sub will continue as a wholly owned subsidiary of SPNV and successor to Offerpad.

Offerpad

Offerpad is a Delaware corporation incorporated on June 24, 2016. Offerpad’s principal executive office is located at 2150 E German Rd, Suite 1, Chandler, AZ 85286. Its telephone number is (844) 388-4539.

Emerging Growth Company

SPNV is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find SPNV’s securities less attractive as a result, there may be a less active trading market for SPNV’s securities and the prices of its securities may be more volatile. Following the consummation of the business combination, Offerpad Solutions will also be an “emerging growth company”.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. SPNV has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, SPNV, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SPNV’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

SPNV, or Offerpad Solutions following the consummation of the business combination, will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the SPNV IPO, (b) in which SPNV or Offerpad Solutions has total annual gross revenue of at least $1.07 billion, or (c) in which SPNV or Offerpad Solutions is deemed to be a large accelerated filer, which means the market value of SPNV’s or Offerpad Solutions’ common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which SPNV or Offerpad Solutions has issued more than $1.00 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

The Business Combination Proposal

Structure of the Transactions

Pursuant to the Merger Agreement, a business combination between SPNV and Offerpad will be effected through the First Merger, whereby First Merger Sub will merge with and into Offerpad with Offerpad surviving such merger, followed by the Second Merger, whereby, immediately following the First Merger and as part of the same overall transaction as the First Merger, Offerpad will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of SPNV.

Closing Share Consideration

The aggregate consideration to be paid to the pre-closing holders of Offerpad stock and Offerpad Options will be equal to the Closing Share Consideration. For more information regarding the sources and uses of the funds utilized to consummate the Transactions, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Sources and Uses for the Business Combination.”

Related Agreements

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Offerpad Solutions, the Sponsor, certain independent directors of SPNV, the parties to the SPNV Forward Purchase Agreements and certain former stockholders of Offerpad (the “Offerpad Holders”) and other parties thereto will enter into the Registration Rights Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, pursuant to which Offerpad Solutions will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Offerpad Solutions Class A common stock and other equity securities of Offerpad Solutions that are held by the parties thereto from time to time.

Offerpad Holders Support Agreement

In connection with the execution of the Merger Agreement, SPNV, Offerpad and certain stockholders of Offerpad (the “Requisite Offerpad Stockholders”) entered into the Offerpad Holders Support Agreement, a copy of which is attached as Annex E to this proxy statement/prospectus. Pursuant to the terms of the Offerpad Holders Support Agreement, the Requisite Offerpad Stockholders agreed to, among other things, (i) vote to adopt and approve the Merger Agreement and the Transactions as soon as reasonably practicable after the registration statement which this proxy statement/prospectus forms a part of is declared effective, and in any event within forty-eight hours thereafter, in each case, subject to the terms and conditions of the Offerpad Holders Support Agreement, and (ii) take, or cause to be taken, all actions, and cooperate with other parties, to exercise the drag-along rights pursuant to and in accordance with that certain Fourth Amended and Restated Voting Agreement, dated as of April 16, 2020, by and among Offerpad and the Stockholders (as defined therein).

Each of the Requisite Offerpad Stockholders acknowledged and agreed to be bound by the transfer restrictions on its lock-up shares (i) during the period prior to Closing, and (ii) during the period of 180 days after the Closing Date, in each case, subject to limited exceptions as set forth in the Proposed Bylaws, including (x) with respect to 33% of the Lock-Up Shares if the closing price of SPNV’s Class A common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 30 days following the Closing and (y) with respect to an additional 50% of the Lock-Up Shares if the closing price of SPNV’s Class A common stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 30 days following the Closing.

The Offerpad Holders Support Agreement will terminate upon the termination of the Merger Agreement if the Closing does not occur.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, SPNV, the Sponsor, the SPNV Insiders and Offerpad entered into the Sponsor Support Agreement, a copy of which is attached as Annex I to this proxy statement/prospectus. Pursuant to the terms of the Sponsor Support Agreement, the SPNV Insiders agreed to, among other things, vote to adopt and approve the Merger Agreement and the Transactions, in each case, subject to the terms and conditions of the Sponsor Support Agreement. The Sponsor and each independent officer and director of SPNV has entered into a letter agreement with SPNV in connection with the SPNV IPO, pursuant to which they agreed to vote any shares of SPNV capital stock held by them in favor of the Transactions. The Sponsor and each of the SPNV Insiders also agreed to not transfer any lock-up shares (i) during the period prior to Closing, and (ii) during the period of 180 days after the Closing Date, in each case, subject to limited exceptions including (x) with respect to 33% of the Lock-Up Shares if the closing price of SPNV’s Class A common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 30 days following the Closing and (y) with respect to an additional 50% of the Lock-Up Shares if the closing price of SPNV’s Class A common stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 30 days following the Closing. Such restrictions apply to the shares of SPNV’s Class A common stock and SPNV’s warrants, including shares of Offerpad Solutions Class A common stock issuable upon conversion of SPNV’s private placement warrants held by the Sponsor and the SPNV Insiders immediately following the Closing.

In addition, the Sponsor has agreed that 20% of its shares of Class B common stock issued in connection with the IPO (the “Sponsor Shares”) will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, (i) the volume weighted average price of SPNV’s Class A common stock equals or exceeds $12.00 for any twenty trading days within a period of thirty consecutive trading days or (ii) there is a change of control of Supernova. Any Sponsor Shares that remain unvested after the fifth anniversary of the Closing will be forfeited.

The Sponsor Support Agreement will terminate upon the termination of the Merger Agreement if the Closing does not occur.

Subscription Agreements

In connection with the execution of the Merger Agreement, SPNV entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 20,000,000 shares of Offerpad Solutions Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $200,000,000. The closings under the Subscription Agreements will occur substantially concurrently with the Closing, subject to, among other things, the satisfaction of each condition precedent to the Closing set forth in the Merger Agreement, all representations and warranties of SPNV contained in the Subscription Agreements being true and correct in all material respects at and as of the Closing Date, satisfaction, performance and compliance by SPNV and each PIPE Investor in all material respects with the covenants, agreements and conditions contained therein, no amendment or modification of, or waiver with respect to SPNV’s obligation to effect the Closing that would reasonably be expected to materially, adversely and disproportionately as compared to other PIPE Investors affect the economic benefits of each PIPE Investor without having received such PIPE Investor’s prior written consent and that there is not in force any order, judgment or injunction entered by or with any governmental authority enjoing or prohibiting the issuance and sale of shares under the Subscription Agreements. Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against

SPNV with respect to the trust account. For additional information, see “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination— Subscription Agreements.”

SPNV Forward Purchase Agreement

In connection with the closing of the SPNV IPO, SPNV entered into forward purchase agreements pursuant to which affiliates of Alexander M. Klabin and Spencer Rascoff, the Co-Chairs of SPNV, agreed to purchase, upon the closing of SPNV’s initial business combination, an aggregate of 5,000,000 shares of Offerpad Solutions Class A common stock and an aggregate of 1,666,667 warrants to purchase one share of Offerpad Solutions Class A common stock, for an aggregate purchase price of $50,000,000, or $10.00 per share of Offerpad Solutions Class A common stock and one-third of one warrant to purchase one share of Offerpad Solutions Class A common stock. For additional information, see “Proposal No. 1— The Business Combination Proposal—Certain Agreements Related to the Business Combination—SPNV Forward Purchase Agreement.”

2021 Plan

On March 17, 2021, the SPNV Board adopted, subject to stockholder approval, the 2021 Plan for the purpose of providing a means through which to enhance the ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Offerpad Solutions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The SPNV Board believes that equity awards are necessary to remain competitive and are essential to recruiting and retaining the highly qualified employees. Stockholders are being asked to consider and approve the 2021 Plan. For additional information, please see the section entitled “Proposal No. 4—The Incentive Plan Proposal.”

ESPP

On March 17, 2021, the SPNV Board adopted, subject to stockholder approval, the ESPP for the purpose of providing a means through which to provide employees of Offerpad Solutions and its participating subsidiaries with the opportunity to purchase Offerpad Solutions Class A common stock at a discount through accumulated payroll deductions during successive offering periods. The SPNV Board believes that the ESPP enhances employees’ sense of participation in performance, aligns their interests with those of stockholders, and is a necessary and powerful incentive and retention tool that benefits stockholders. Stockholders are being asked to consider and approve the ESPP. For additional information, please see the section entitled “Proposal No. 5—The ESPP Proposal.”

Impact of the Business Combination on Offerpad Solutions’ Public Float

It is anticipated that, upon the Closing: (i) existing stockholders of Offerpad will own approximately 74.9% of Offerpad Solutions on a fully diluted net exercise basis; (ii) SPNV’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 13.4% in Offerpad Solutions on a fully diluted net exercise basis; (iii) the PIPE Investors will own approximately 6.7% of Offerpad Solutions on a fully diluted net exercise basis; and (iv) the Sponsor (and its affiliates, including the purchasers pursuant to the SPNV Forward Purchase) will own approximately 5.0% of Offerpad Solutions on a fully diluted net exercise basis. These indicative levels of ownership interest: (i) exclude the impact of the shares of SPNV’s Class A common stock underlying warrants and (ii) assume that no public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The following table illustrates varying ownership levels in Offerpad Solutions at the Closing, assuming no redemptions by SPNV’s public stockholders and the maximum redemptions by SPNV’s public stockholders that would still result in satisfaction of the Available Closing SPNV Cash condition in the Merger Agreement as described elsewhere in this proxy statement/prospectus (“Maximum Redemptions”):

	Assuming No Redemptions		Assuming Maximum Redemptions
Stockholder	Shares	Percentage	Shares	Percentage
Former OfferPad equityholders(1)(2)	225,000,000	74.9%	225,000,000	85.5%
Sponsor and related parties(3)	15,062,500	5.0%	15,062,500	5.7%
Former Supernova Class A stockholders(4)	40,250,000	13.4%	3,100,000	1.2%
PIPE Investors	20,000,000	6.7%	20,000,000	7.6%
Total shares of Offerpad Solutions common stock outstanding at closing of the transaction(1)(2)(5)	300,312,500	100%	263,162,500	100%

(1)

Amount includes 14,815,804 shares of Class B common stock of Offerpad Solutions to be issued to Brian Bair or entities controlled by Mr. Bair, which will entitle the holders to 10 votes per share until the earlier of (a) the date that is nine months following the date on which Mr. Bair (x) is no longer providing services, whether upon death, resignation, removal or otherwise, to Offerpad Solutions as a member of the senior leadership team, officer or director and (y) has not provided any such services for the duration of such nine-month period; and (b) the date as of which the Mr. Bair or his permitted transferees have transferred, in the aggregate, more than seventy-five (75%) of the shares of Class B common stock that were held by Mr. Bair and his permitted transferees immediately following the Closing.

(2)

Amount presents shares on a fully diluted, net exercise basis. The actual number of outstanding shares of Offerpad Solutions common stock held by former Offerpad equity holders at Closing will vary depending on the number of Offerpad options that remain unexercised prior to Closing. Based on shares of Offerpad capital stock outstanding as of June 16, 2021, an estimated 199,992,460 shares of Offerpad Solutions common stock would be issued to Offerpad equityholders at Closing.

(3)

Amount includes 10,062,500 shares of Class A common stock of Offerpad Solutions to be issued upon conversion of outstanding Class B common stock of Supernova, of which 8,058,050 shares will be vested as of the Closing and 2,004,450 shares will be unvested as of the Closing, and 5,000,000 shares of Class A common stock of Offerpad Solutions to be purchased by affiliates of Mr. Klabin and Mr. Rascoff pursuant to the SPNV Forward Purchase Agreements.

(4)

The underwriters for the SPNV IPO, Jefferies and J.P. Morgan (“J.P. Morgan”), will collectively receive approximately $14.1 million of deferred underwriting commissions in connection with the consummation of SPNV’s initial business combination, irrespective of the amount of redemptions by SPNV’s public stockholders. Assuming no redemptions, the underwriters will receive deferred commissions of $0.35 per public share that remains outstanding after the Transactions. Assuming Maximum Redemptions, the underwriters will receive deferred commissions of approximately $4.54 per public share that remains outstanding after the Transactions.

(5)

Stockholders will experience additional dilution to the extent Offerpad Solutions issues additional shares after the Closing. The tables above do not include (i) up to 13,416,640 shares of Offerpad Solutions Class A common stock that will be issuable upon exercise of the public warrants at an exercise price of $11.50 per share, (ii) up to 8,366,667 shares of Offerpad Solutions Class A common stock that will be issuable upon exercise of the private placement warrants and warrants to be purchased as part of the SPNV Forward Purchase at an exercise price of $11.50 per share, (iii) shares of Offerpad Solutions Class A common stock that will be available for issuance under the 2021 Plan, which will initially be equal to 10% of the fully-diluted shares as of the Closing or (iv) shares of Offerpad Solutions Class A common stock that will be available for issuance under the ESPP, which will initially be equal to 1% of the fully-diluted shares as of the Closing. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares.

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage
Total shares of Offerpad Solutions common stock outstanding at closing of the transaction	300,312,500	84.0%	263,162,500	83.2%
Shares underlying public warrants	13,416,640	3.8%	13,416,640	4.2%
Shares underlying private placement and SPNV forward purchase warrants	8,366,667	2.3%	8,366,667	2.7%
Shares initially reserved for issuance under 2021 Plan(a)	32,197,762	9.0%	28,482,762	9.0%
Shares initially reserved for issuance under ESPP(a)	3,219,776	0.9%	2,848,276	0.9%
Total	357,513,345	100.0%	316,276,845	100.0%

(a)

The number of shares of Offerpad Solutions Class A common stock available for issuance under the 2021 Plan and the ESPP will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by amounts described in the sections entitled “Proposal No. 4—The Incentive Plan Proposal” and “Proposal No. 5—The ESPP Proposal” elsewhere in this proxy statement/prospectus.

Additionally, subject to the rules of the NYSE and Offerpad Solutions’ organizational documents, the board of directors of Offerpad Solutions will retain broad authority after the Transactions to issue additional capital stock without obtaining stockholder approval.

Matters Being Voted On

The stockholders of SPNV will be asked to consider and vote on the following proposals at the special meeting:

1.

a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1—The Business Combination Proposal”;

2.	a proposal to approve and adopt the Proposed Charter in the form attached hereto as Annex B. Please see the section entitled “Proposal No. 2—The Charter Proposal”;

3.

a proposal to vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, presented separately in accordance with the requirements of the SEC. Please see the section entitled “Proposal No. 3—The Governance Proposal”;

4.	a proposal to approve the 2021 Plan. Please see the section entitled “Proposal No. 4—The Incentive Plan Proposal”;

5.	a proposal to approve the ESPP. Please see the section entitled “Proposal No. 5—The ESPP Proposal”;

6.

a proposal to approve, for purposes of complying with the applicable provisions of NYSE Listing Rule 312, the issuance of more than 20% of SPNV’s issued and outstanding shares of common stock and the issuance of shares of Class A common stock and warrants to related parties of SPNV, in each case in connection with the business combination. Please see the section entitled “Proposal No. 6—The NYSE Proposal”; and

7.

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal or the NYSE proposal. Please see the section entitled “Proposal No. 7—The Adjournment Proposal.”

Each of the business combination proposal, the charter proposal, the incentive plan proposal, the ESPP proposal and the NYSE proposal (each a “Condition Precedent Proposal” and collectively, the “Condition Precedent Proposals”) is cross-conditioned on the approval of each other. Each of the governance proposal and the adjournment proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Date, Time and Place of Special Meeting of SPNV’s Stockholders

The special meeting of stockholders of SPNV will be held via live webcast at 10:00 AM Eastern Time, on August 31, 2021. The special meeting can be accessed by visiting https://www.cstproxy.com/supernovaspac/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

At the special meeting, stockholders will be asked to consider and vote upon the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal the NYSE proposal and if necessary, the adjournment proposal to permit further solicitation and vote of proxies if SPNV is not able to consummate the Transactions.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of SPNV’s common stock at the close of business on August 2, 2021, which is the record date for the special meeting. Stockholders will have one vote for each share of SPNV’s common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. SPNV warrants do not have voting rights. On the record date, there were 50,312,500 shares of SPNV’s common stock outstanding, of which 40,250,000 were public shares with the rest being held by the Sponsor and the Independent Persons.

Quorum and Vote of SPNV Stockholders

A quorum of SPNV stockholders is necessary to hold a valid meeting. A quorum will be present at the SPNV special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.

The Sponsor and Independent Persons own of record and are entitled to vote 20% of the outstanding shares of SPNV’s common stock as of the record date. Such shares, as well as any shares of SPNV’s common stock acquired in the aftermarket by the Sponsor, will be voted in favor of the proposals presented at the special meeting.

The proposals presented at the special meeting will require the following votes:

•

the approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote), the incentive plan proposal, the ESPP proposal, the NYSE proposal and the adjournment proposal require the affirmative vote of the holders of a majority of the shares of SPNV’s common stock that are present and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a SPNV stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the NYSE proposal and the adjournment proposal will have no effect on such proposals; and

•

the approval of the charter proposal requires the affirmative vote of the holders of a majority of the outstanding shares of SPNV’s common stock entitled to vote thereon at the special meeting, which majority shall include the affirmative vote or written consent of the holders of a majority of the shares of SPNV’s Class B common stock then outstanding, voting separately as a class. Accordingly, if a valid quorum is established, a SPNV stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal.

Abstentions will have the same effect as a vote “against” the charter proposal, but will have no effect on the other proposals.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. If any of the Condition Precedent Proposals are not approved, we will not consummate the Transactions.

Redemption Rights

Pursuant to SPNV’s current certificate of incorporation, a public stockholder may demand that SPNV redeem such shares for cash if the business combination is consummated. Public stockholders will be entitled to receive cash for these shares only if they demand that SPNV redeem their shares for cash no later than the second business day prior to the vote on the business combination proposal by delivering their stock to SPNV’s transfer agent prior to the vote at the meeting. If the business combination is not completed, these shares will not be redeemed. If a public stockholder properly demands redemption, SPNV will redeem each public share for a full pro rata portion of the trust account, calculated as of two business days prior to the Closing. As of August 2, 2021, the record date for the special meeting, this would amount to approximately $10.00 per share. If a public stockholder exercises its redemption rights, then it will be exchanging its shares of SPNV’s common stock for cash and will no longer own the shares. Please see the section entitled “Special Meeting of SPNV Stockholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or was a “group,” will not be redeemed for cash.

The business combination will not be consummated if SPNV has net tangible assets of less than $5,000,001 after taking into account public stockholders that have properly demanded redemption of their shares for cash.

Holders of SPNV warrants will not have redemption rights with respect to such securities.

Appraisal Rights

SPNV stockholders, SPNV unitholders and SPNV warrant holders do not have appraisal rights in connection with the Transactions under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. SPNV has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares during the meeting if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of SPNV Stockholders—Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the SPNV Board to vote in favor of approval of the business combination proposal and the other proposals, stockholders should keep in mind that the Sponsor and the other SPNV Insiders have interests in such proposals that are different from, or in addition to, those of SPNV stockholders generally. In particular:

•

On September 9, 2020, the Sponsor paid $25,000 in exchange for 11,500,000 founder shares. On September 14, 2020, SPNV effectuated a 0.75-for-1 reverse split of the founder shares, resulting in an aggregate outstanding amount of 8,625,000 founder shares. On September 24, 2020, the Sponsor transferred 172,500 founder shares in the aggregate to SPNV’s five independent director nominees (four of whom remain directors as of the date of this filing (and thus constitute “SPNV Insiders” as used herein) and one of whom ceased to be a director effective as of March 4, 2021) (such five persons, collectively, the “Independent Persons”). On October 20, 2020, SPNV effectuated a 6-for-7 stock split of the founder shares, resulting in 10,062,500 founder shares outstanding in the aggregate, 9,861,250 of which were held by the Sponsor and 201,250 of which were held by the Independent Persons. If the Transactions or another business combination are not consummated by October 23, 2022, subject to any extension period, SPNV will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the SPNV Board, dissolving and liquidating. In such event, the 10,062,500 founder shares now held collectively by the Sponsor and the Independent Persons would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Of the 9,861,250 founder shares held by the Sponsor, 80% of such shares (i.e., 7,889,000 shares) will be vested as of the Closing and 20% of such shares (i.e., 1,972,250 shares) will be unvested and subject to forfeiture and earnout as of the Closing, as described further above. The 7,889,000 vested founder shares held by the Sponsor and the 201,250 founder shares held by the Independent Persons, or an aggregate of 8,090,250 founder shares, had an aggregate market value of $80,012,573 based upon the closing price of $9.89 per share on the NYSE on August 2, 2021, the record date for the special meeting. The 1,972,250 unvested founder shares held by the Sponsor had an aggregate market value of $23,667,000 based upon an assumed price of $12.00 per share (i.e., the price at which such founder shares will become vested, as described further above). Accordingly, applying the foregoing assumptions, the aggregate return on the founder shares would be approximately $103,679,573 (i.e., an amount equal to (i) (A) the $80,012,573 aggregate market value of the 8,090,250 founder shares referenced immediately above plus (B) the $23,667,000 aggregate market value of the 1,972,250 founder shares referenced immediately above minus (ii) the $25,000 aggregate amount that the Sponsor paid for the founder shares).

•

The Sponsor purchased an aggregate of 6,700,000 private placement warrants from SPNV for an aggregate purchase price of $10,050,000 (or $1.50 per private placement warrant). These purchases took place on a private placement basis simultaneously with the consummation of the SPNV IPO. A portion of the proceeds SPNV received from these purchases were placed in the trust account. Such private placement warrants had an aggregate market value of $8,643,000 based upon the closing price of $1.29 per warrant on the NYSE on August 2, 2021, the record date for the special meeting. Accordingly, applying the foregoing assumptions, the aggregate return on the private placement warrants would be approximately $0 (i.e., an amount equal to (i) the $8,643,000 aggregate market value of the private placement warrants minus (ii) the $10,050,000 aggregate purchase price of the private placement warrants). The private placement warrants will become worthless if SPNV does not consummate a business combination by October 23, 2022.

•

Alexander Klabin will become a director of Offerpad Solutions after the closing of the Transactions. As such, in the future he will receive compensation that the post-combination board of directors determines to pay to its non-employee directors.

•

If SPNV is unable to complete a business combination within the completion window, its executive officers will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by SPNV for services rendered or contracted for or products sold to SPNV. If SPNV consummates a business combination, on the other hand, SPNV will be liable for all such claims.

•

SPNV’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on SPNV’s behalf, such as identifying and investigating possible business targets and business combinations. As of June 20, 2021, there were no out-of-pocket expenses payable to SPNV’s officers and directors and their affiliates. SPNV does not currently owe any loans or fee reimbursements to the Sponsor, officers or directors that are payable in connection with the business combination. However, if SPNV fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, SPNV may not be able to reimburse these expenses if the Transactions or another business combination, are not completed within the completion window.

•	The SPNV Insiders will be entitled to continued indemnification and the continuation of directors’ and officers’ liability insurance.

Involvement of Underwriters of SPNV IPO in the Transactions

As disclosed elsewhere herein, Jefferies and J.P. Morgan served as the underwriters for the SPNV IPO and will collectively receive approximately $14.1 million of deferred underwriting commissions therefrom in connection with the consummation of SPNV’s initial business combination. Jefferies and J.P. Morgan have agreed to waive their rights to their deferred underwriting commissions held in the Trust Account in the event SPNV does not complete its initial business combination prior to the end of the completion window (subject to any extension period thereof), and in such a circumstance, will not receive any of such funds.

As disclosed under “Proposal No. 1—The Business Combination Proposal—Background of the Transactions,” following the SPNV IPO, SPNV commenced a search for prospective businesses and assets to acquire. Jefferies and J.P. Morgan each provided SPNV with informal assistance during such search process by helping SPNV develop and evaluate its database of more than 400 potential targets, for which neither Jefferies nor J.P. Morgan is entitled to fees.

As described further below, Jefferies and J.P. Morgan also are providing certain services in connection with the Transactions, and will receive compensation in connection therewith. Jefferies’ and J.P. Morgan’s receipt of the deferred underwriting commissions is not dependent on their provision of services in connection with the Transactions.

As discussed under “Proposal No. 1—The Business Combination Proposal—Background of the Transactions,” Jefferies is serving as SPNV’s exclusive financial advisor in connection with the Transactions. Pursuant to the terms of Jefferies’ engagement with SPNV, Jefferies has agreed to provide SPNV with financial advice and assistance in connection with the Transactions, including (i) rendering advice on market terms, (ii) negotiating transaction terms, (iii) assisting SPNV with understanding Offerpad’s business and (iv) facilitating discussions between the parties. Upon the consummation of the Transactions, Jefferies will receive a financial advisory fee of $10 million (the “Jefferies Financial Advisory Fee”). SPNV also has agreed to provide Jefferies with customary expense reimbursement, including fees and expenses of its counsel, and to indemnify it and certain related persons against liabilities arising out of Jefferies’ financial advisory engagement and the Transactions. Neither J.P. Morgan nor any other entity (other than Jefferies) is serving as SPNV’s financial advisor in connection with the Transactions.

Additionally, as discussed under “Proposal No. 1—The Business Combination Proposal—Background of the Transactions,” J.P. Morgan and Jefferies are serving as joint placement agents in connection with the PIPE Investment. Pursuant to the terms of J.P. Morgan’s and Jefferies’ placement agent engagement with SPNV, J.P. Morgan and Jefferies have agreed to assist SPNV in (i) identifying and contacting potential PIPE Investors, (ii) if requested by SPNV, preparing an investor presentation and/or marketing materials for distribution to potential PIPE Investors, (iii) soliciting and receiving offers to purchase shares of Offerpad Solutions Class A common stock pursuant to the PIPE Investment and (iv) SPNV’s negotiation of the financial aspects of the PIPE

Investment. In respect of such services, upon the consummation of the Transactions, J.P. Morgan and Jefferies will collectively receive a placement fee equal to 3.5% of the aggregate price at which such shares of Offerpad Solutions Class A common stock are sold pursuant to the PIPE Investment, expected to be $7 million (the “Placement Fee”), and whether or not the Transactions are consummated, each of J.P. Morgan and Jefferies will receive expense reimbursement customary for a PIPE transaction of this nature (subject to the terms and conditions of their engagement letter with SPNV). SPNV also has agreed to indemnify J.P. Morgan and Jefferies and certain related persons against liabilities arising out of their placement agent engagement or information contained in or omitted from the offering materials in connection with the PIPE Investment.

Because (i) Jefferies and J.P. Morgan will only receive their deferred underwriting commissions upon the consummation of SPNV’s initial business combination during the completion window (subject to any extension period thereof), (ii) Jefferies will only receive the Jefferies Financial Advisory Fee upon the consummation of the Transactions, (iii) J.P. Morgan will receive a financial advisory fee from Offerpad (for J.P. Morgan’s services as Offerpad’s financial advisor in connection with the Transactions) only upon the consummation of the Transactions and (iv) J.P. Morgan and Jefferies will only receive the Placement Fee upon the consummation of the Transactions, Jefferies and J.P. Morgan have an interest in the Transactions being consummated. Such interest may have presented, and may in the future present, a conflict of interest. SPNV was aware of and considered such potential conflicts in engaging Jefferies as its financial advisor and J.P. Morgan and Jefferies as joint placement agents. SPNV’s stockholders should consider the roles of Jefferies and J.P. Morgan in evaluating “Proposal No. 1—The Business Combination Proposal” and the other proposals.

Number, Terms of Office and Election of Directors and Officers

The SPNV Board consists of seven members and is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with the NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Ken Fox, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Jim Lanzone, Gregg Renfrew and Rajeev Singh, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Spencer M. Rascoff, Alexander M. Klabin and Robert D. Reid, will expire at the third annual meeting of stockholders.

Prior to our initial business combination, only holders of our founder shares will have the right to elect all of our directors and remove members of the SPNV Board for any reason, and holders of our public shares will not have the right to vote on the election of directors during such time. This provision of our current certificate of incorporation may only be amended by resolution approved by the holders of a majority of SPNV’s Class B common stock. Approval of our initial business combination will require the affirmative vote of the holders of the shares of SPNV’s common stock that are present and entitled to vote at the special meeting. Subject to any other special rights applicable to the stockholders, prior to our initial business combination, any vacancies on the SPNV Board may be filled only by the affirmative vote of a majority of the directors then in office.

Our officers are appointed by the SPNV Board and serve at the discretion of the SPNV Board, rather than for specific terms of office. The SPNV Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chair or Co-Chairs of the SPNV Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Chief Operating Officer, a Secretary, and such other offices (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as may be determined by the SPNV Board.

Recommendation to Stockholders

The SPNV Board believes that the business combination proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of SPNV’s stockholders and unanimously recommends that its stockholders vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented.

When you consider the SPNV Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of SPNV stockholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for additional information. The SPNV Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the SPNV stockholders that they vote “FOR” the proposals presented at the special meeting.

Conditions to Closing of Transactions

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by Offerpad and SPNV:

•

the waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated;

•

there will not be in force any law adopted following the date of the Merger Agreement or order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority enjoining or prohibiting the consummation of the Transactions;

•

SPNV will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining upon the consummation of the Closing (after giving effect to the SPNV Stockholder Redemption, PIPE Investment and SPNV Forward Purchase, and the other transactions contemplated to occur on the Closing Date, including the payment of SPNV’s and Offerpad’s expenses);

•

SPNV stockholders’ approval of the Condition Precedent Proposals, as described in this proxy statement/prospectus, will have been obtained in accordance with the DGCL, SPNV’s governing documents and the rules and regulations of the NYSE (“SPNV Stockholder Approval”);

•	Offerpad stockholders’ approval of the Merger Agreement and the Transactions will have been obtained in accordance with the DGCL and Offerpad’s governing documents (“Offerpad Stockholder Approval”);

•

the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

•	the shares of Offerpad Solutions Class A common stock to be issued in connection with the business combination and the other Transactions shall have been approved for listing on the NYSE.

On April 30, 2021, the waiting period under the HSR Act expired.

Conditions to the Obligations of the SPNV Parties

The obligations of the SPNV Parties to consummate, or cause to be consummated the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPNV:

•

certain of the representations and warranties of Offerpad pertaining to its corporate organization, due authorization, absence of conflicts, current capitalization and absence of stock ownership of SPNV will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, except, in each case, to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be so true and correct on and as of such earlier date;

•	the representations and warranties of Offerpad pertaining to absence of a material adverse effect will be true and correct in all respects as of the Closing Date;

•

each of the remaining representations and warranties of Offerpad will be true and correct in all respects (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be so true and correct as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•	each of the covenants and agreements of Offerpad to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 20-day cure period); and

•

Offerpad will have delivered to SPNV a certificate signed by an officer of Offerpad, dated the Closing Date, certifying that, solely in such person’s capacity as an officer of Offerpad, the foregoing conditions have been fulfilled.

Conditions to the Obligations of Offerpad

The obligations of Offerpad to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Offerpad:

•

certain of the representations and warranties of the SPNV Parties pertaining to corporate organization, due authorization and absence of conflicts will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, except, in each case, to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be so true and correct on and as of such earlier date;

•

certain of the representations and warranties of the SPNV Parties regarding capitalization will be true and correct, other than for de minimis inaccuracies, as of the Closing Date, as though then made;

•	the representations and warranties of the SPNV Parties pertaining to absence of a material adverse effect will be true and correct in all respects as of the Closing Date;

•

each of the remaining representations and warranties of the SPNV Parties will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be so true and correct on and as of such earlier date); except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•

each of the covenants of the SPNV Parties to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 20-day cure period or if earlier, the Termination Date);

•	the Available Closing SPNV Cash will not be less than $250,000,000; and

•

SPNV will have delivered to Offerpad a certificate signed by an officer of SPNV, dated the Closing Date, certifying that, solely in such person’s capacity as an officer of SPNV, the foregoing conditions have been fulfilled.

Tax Consequences of the Redemption to SPNV Stockholders and the Business Combination

For a description of certain U.S. federal income tax consequences of the exercise of redemption rights, please see the information set forth in “U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Redemption to SPNV Stockholders and the Business Combination.”

Anticipated Accounting Treatment

The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, SPNV will be treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination will be treated as the equivalent of Offerpad issuing stock for the net assets of SPNV, accompanied by a recapitalization. The net assets of SPNV will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of Offerpad. See the accounting treatment discussed elsewhere in this proxy statement/prospectus.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Request For Additional Information and Documentary Materials (a “Second Request”) within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. On March 31, 2021, SPNV and Offerpad filed the required forms under the HSR Act with the Antitrust Division and the FTC. The initial 30-day waiting period with respect to the Transactions expired at 11:59 p.m. Eastern Time on April 30, 2021.

At any time before or after consummation of the Transactions, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Neither SPNV nor Offerpad is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Risk Factors

In evaluating the proposals to be presented at the special meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

These risk factors include, but are not limited to, the following:

•

Offerpad’s business and operating results may be significantly impacted by a number of factors, including general economic conditions, local or regional conditions in the markets in which it operates, the health of the U.S. residential real estate industry and governmental actions that impact it, risks associated with its real estate assets and the COVID-19 pandemic and attempts to contain it;

•	Offerpad’s limited operating history makes it difficult to evaluate its current business and future prospects and the risk of your investment;

•

Offerpad operates in a competitive and fragmented industry, and it may not be successful in attracting customers for its products and services or in competing effectively through management of its products or services, including home renovations, which could harm its business, results of operations and financial condition;

•

Offerpad has experienced rapid growth since inception, which may not be indicative of future growth, and, if it continues to grow rapidly, it may experience difficulties in managing its growth and expanding its operations and service offerings;

•	Offerpad’s business model and growth strategy depend on its marketing efforts and ability to maintain its brand and attract customers to its platform in a cost-effective manner;

•

Offerpad may be unsuccessful in launching or marketing new products or services, or launching existing products and services into new markets, or may be unable to successfully intergrate new offerings into its existing plaftorm, which would result in significant expense and may not achieve desired results;

•	Offerpad has had a history of losses since its inception, and it may not achieve or maintain profitability in the future;

•

Offerpad’s business is dependent upon its ability to acquire, accurately value and manage inventory and any decrease in availability of inventory, an ineffective pricing or portfolio management strategy, inaccurate information from prospective sellers or buyers with respect to their homes or ineffective home inspections may have an adverse effect on its business, sales and results of operations;

•	Prospective sellers and buyers of homes may choose not to transact online, which could harm Offerpad’s growth prospects;

•

Offerpad’s internal information technology systems may fail or suffer security breaches, loss or leakage of data, and other disruptions, which could disrupt its business or result in the loss of critical and confidential information;

•

Offerpad processes, stores and uses personal information and other data, which subjects it to governmental regulation and other legal obligations related to privacy, and violation of these privacy obligations could result in a claim for damages, regulatory action, loss of business, or unfavorable publicity;

•	Offerpad’s ability to compete depends in part on protecting its intellectual property and other propriety information and on maintaining necessary intellectual property licenses;

•

Offerpad opreates in a highly regulated industry and is subject to a wide range of federal, state and local laws, rules and regulations, including licensing and conduct requirements relating to its real estate brokers and brokerage-related businesses and mortgage products;

•

Offerpad utilizes a significant amount of indebtedness in the operation of its business, and so its cash flows and operating results could be adversely affected by required payments of debt or related interest and other risks of its debt financing;

•	Offerpad relies on agreements with third parties to finance its business;

•

Offerpad will face additional risks relating to its capital structure following the business combination, including the potential impact on the value of its Class A common stock of the company’s multi-class structure, future resales of shares, or industry or securities analyst coverage;

•

The consummation of the Merger is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed;

•	SPNV and Offerpad will be subject to business uncertainties while the Merger is pending; and

•

If the perceived benefits of the business combination do not meet the expectations of investors or securities analysts, the market price of SPNV’s securities prior to the Closing may decline. The market value of Offerpad Solutions’ securities at the time of the business combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which SPNV’s stockholders vote on the business combination Proposal and the other proposals presented to them.

SPNV’S SUMMARY HISTORICAL FINANCIAL INFORMATION

SPNV is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Transactions.

SPNV’s balance sheet data as of December 31, 2020 and statement of operations data for the period from August 31, 2020 (inception) through December 31, 2020 are derived from SPNV’s audited financial statements, included elsewhere in this proxy statement/prospectus. SPNV’s balance sheet data as of March 31, 2021, and statement of operations data for the period from January 1, 2021 through March 31, 2021 are derived from SPNV’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with SPNV’s financial statements and related notes and “Other Information Related to SPNV” and “SPNV’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of SPNV.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

BALANCE SHEET

	March 31, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets:
Cash	$760,543	$1,079,633
Due from related party	19,148	—
Prepaid expenses	339,049	405,522

Total current assets	1,118,740	1,485,155
Investments held in Trust Account	402,674,662	402,578,522

Total Assets	$403,793,402	$404,063,677

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$82,160	$38,915
Accrued expenses	3,158,353	215,097
Due to related party	69	—
Income tax payable	17,620	4,749
Franchise tax payable	49,365	61,264

Total current liabilities	3,307,567	320,025
Deferred legal fees	100,000	100,000
Deferred underwriting commissions	14,087,500	14,087,500
Derivative liabilities	41,251,830	49,674,170

Total Liabilities	58,746,897	64,181,695

Commitments and Contingencies
Class A common stock, $0.0001 par value; 34,004,650 and 33,488,198 shares subject to possible redemption at $10.00 per share as of March 31, 2021 and December 31, 2020, respectively	340,046,500	334,881,980

	March 31, 2021	December 31, 2020
	(unaudited)
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 6,245,350 and 6,761,802 shares issued and outstanding (excluding 34,004,650 and 33,488,198 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	625	676
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,062,500 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	1,006	1,006
Additional paid-in capital	25,214,729	30,379,198
Accumulated deficit	(20,216,355)	(25,380,878)

Total stockholders’ equity	5,000,005	5,000,002

Total Liabilities and Stockholders’ Equity	$403,793,402	$404,063,677

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

STATEMENT OF OPERATIONS

For the Period From August 31, 2020 (Inception) Through December 31, 2020

General and administrative expenses	$229,377
Franchise tax expenses	61,264

Total operating expenses	(290,641)
Other income (expense)
Change in fair value of derivative liabilities	(24,193,170)
Financing costs - derivative liabilities	(970,840)
Net gain on investments held in Trust Account	78,522

Loss before income tax expense	(25,376,129)
Income tax expense	4,749

Net loss	$(25,380,878)

Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	35,891,064

Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00

Weighted average shares outstanding of nonredeemable Class A and Class B common stock, basic and diluted	12,232,461
Basic and diluted net loss per share, nonredeemable Class A and Class B common stock	$(2.08)

For the Three Months Ended March 31, 2021 (Unaudited)

General and administrative expenses	$3,291,721
Franchise tax expenses	49,365

Total operating expenses	(3,341,086)
Other income
Change in fair value of derivative liabilities	8,422,340
Net gain on investments held in Trust Account	96,140

Income before income tax expense	5,177,394
Income tax expense	12,871

Net income	$5,164,523

Weighted average shares outstanding of Class A common stock subject to redemption, basic and diluted	33,493,936

Basic and diluted net income per share, Class A common stock subject to redemption	$0.00

Weighted average shares outstanding of non redeemable Class A and Class B common stock, basic and diluted	16,818,564

Basic and diluted net income per share, non redeemable Class A and Class B common stock	$0.31

OFFERPAD’S SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

The summary historical consolidated statements of operations and statements of cash flow data of Offerpad for the years ended December 31, 2020, 2019, and 2018 and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Offerpad’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The summary historical consolidated statements of operations and statements of cash flow data of Offerpad for the three months ended March 31, 2021 and 2020 and the historical consolidated balance sheet data as of March 31, 2021 are derived from Offerpad’s unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus. Offerpad’s historical results are not necessarily indicative of the results that may be expected in the future, and Offerpad’s results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period. You should read the following summary historical consolidated financial data together with “Offerpad’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Offerpad’s consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

	For the three months ended March 31,		For the year ended December 31,
Statement of Operations Data	2021	2020	2020	2019	2018
(in thousands, except share and per share data)	(unaudited)	(unaudited)
Revenue:	$283,972	$367,655	$1,064,257	$1,075,882	$855,961
Cost of revenue	250,435	342,757	976,478	1,001,495	790,100

Gross profit	33,537	24,898	87,779	74,387	65,861

Operating expenses	32,093	31,919	101,537	107,787	79,963

Net operating income (loss)	1,444	(7,021)	(13,758)	(33,400)	(14,102)
Interest expense	(1,918)	(4,674)	(10,031)	(18,298)	(18,329)
Other income net	241	230	834	—	—

Loss before income taxes	(233)	(11,465)	(22,955)	(51,698)	(32,431)
Income tax expense	—	—	(163)	(254)	(506)

Net loss	$(233)	$(11,465)	$(23,118)	$(51,952)	$(32,937)
Weighted average common shares outstanding, basic and diluted	7,774,945	7,681,832	7,681,832	7,679,564	8,254,134
Net loss per share, basic and diluted	$(0.03)	$(1.49)	$(3.01)	$(6.76)	$(3.99)

	For the three months ended March 31,		For the year ended December 31,
Statements of Cash Flow Data	2021	2020	2020	2019	2018
(in thousands)	(unaudited)	(unaudited)
Net cash provided by (used in):
Operating activities	$(48,112)	$49,848	$154,864	$(108,974)	$(78,687)
Investing activities	1,042	(10)	(2,858)	(979)	(2,027)
Financing activities	25,388	(50,130)	(131,147)	122,503	88,764

	As of March 31,	As of December 31,
Balance Sheet Data	2021	2020	2019
(in thousands)	(unaudited)
Total assets	$266,347	$235,873	$385,891
Total current liabilities	224,857	190,298	353,094
Total liabilities	224,857	195,008	353,094
Working capital	34,055	36,992	26,491
Total liabilities, temporary equity, and stockholders’ deficit	266,347	235,873	385,891

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 combine the historical statement of operations of SPNV and the historical consolidated statement of operations of Offerpad for such periods on a pro forma basis as if the business combination, the PIPE Investment and the transactions contemplated by the SPNV Forward Purchase Agreement had been consummated on January 1, 2020, the beginning of the earliest period presented.

The following summary unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the audited historical condensed balance sheet of SPNV as of March 31, 2021 with the audited historical consolidated balance sheet of Offerpad as of March 31, 2021, giving effect to the business combination, the PIPE Investment with an aggregate commitment amount of $200.0 million and the transactions contemplated by the SPNV Forward Purchase Agreement, as if they had been consummated as of that date.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the business combination, the PIPE Investment and the transactions contemplated by the SPNV Forward Purchase Agreement and has been prepared for informational purposes only. The unaudited pro forma condensed combined statement of operations is not necessarily indicative of what the actual results of operations would have been had the business combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the post-combination company. The transaction accounting adjustments are based on the information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by SPNV’s public stockholders of shares of SPNV’s public shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing Date) in the Trust Account:

•

Assuming No Redemptions: This presentation assumes that no public stockholders of SPNV exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This presentation assumes that 37,150,000 of SPNV’s public shares are redeemed for an aggregate payment of $371.5 million, which is derived from the number of shares that could be redeemed in connection with the business combination at an assumed redemption price of approximately $10.00 in order for the amount of cash equal to (i)(a) the amount available in the Trust Account at Closing after redemptions, (b) the PIPE Investment amount actually received by SPNV at or prior to the Closing Date, (c) the amount actually received by SPNV at or prior to the Closing Date under the SPNV Forward Purchase Agreements, and (d) any other cash then held by SPNV as of immediately prior to the Closing, less (ii)(a) assumed transaction expenses of SPNV (including deferred underwriting fees) of $31.1 million and (b) assumed SPNV net debt of $0, to be at least equal to $250.0 million. This scenario is based on satisfaction of the Available Closing SPNV Cash condition in the Merger Agreement.

	Pro Forma Combined Assuming No Redemptions	Pro Forma Combined Assuming Maximum Redemptions
(in thousands)
Statement of Operations Data — three months ended March 31, 2021
Revenue	$283,972	$283,972
Operating expenses	35,434	35,434
Loss from operations	(1,897)	(1,897)
Interest expense	1,918	1,918
Change in fair value of derivative liabilities	3,822	3,822
Financing costs - derivative liabilities	—	—
Other income, net	241	241
Income tax expense	(13)	(13)
Net income	235	235
Statement of Operations Data — year ended December 31, 2020
Revenue	$1,064,257	$1,064,257
Operating expenses	101,828	101,828
Loss from operations	(14,049)	(14,049)
Interest expense	(10,031)	(10,031)
Change in fair value of derivative liabilities	(16,093)	(16,093)
Financing costs - derivative liabilities	(971)	(971)
Other income, net	834	834
Income tax expense	(168)	(168)
Net loss	(40,477)	(40,477)
Balance Sheet Data — As of March 31, 2021
Total current assets	$855,430	$483,939
Total assets	862,865	491,374
Total current liabilities	224,857	224,857
Total liabilities	262,609	262,609
Total stockholder’ equity	600,256	228,765

COMPARATIVE PER SHARE DATA

The following table sets forth the per share data of each of SPNV and Offerpad on a stand-alone basis and the unaudited pro forma combined per share data for the year ended December 31, 2020 and the three months ended March 31, 2021 after giving effect to the business combination, the PIPE Investment with an aggregate commitment amount of $200.0 million and the transactions contemplated by the SPNV Forward Purchase Agreement, assuming the following in the two pro forma scenarios presented:

•

Assuming No Redemptions: This presentation assumes that no public stockholders of SPNV exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This presentation assumes that 37,150,000 of SPNV’s public shares are redeemed for an aggregate payment of $371.5 million, which is derived from the number of shares that could be redeemed in connection with the business combination at an assumed redemption price of approximately $10.00 in order for the amount of cash equal to (i)(a) the amount available in the Trust Account at Closing after redemptions, (b) the PIPE Investment amount actually received by SPNV at or prior to the Closing Date, (c) the amount actually received by SPNV at or prior to the Closing Date under the SPNV Forward Purchase Agreements, and (d) any other cash then held by SPNV as of immediately prior to the Closing, less (ii)(a) assumed transaction expenses of SPNV (including deferred underwriting fees) of $31.1 million and (b) assumed SPNV net debt of $0, to be at least equal to $250.0 million. This scenario is based on satisfaction of the Available Closing SPNV Cash condition in the Merger Agreement.

The pro forma earnings information for the year ended December 31, 2020 and the three months ended March 31, 2021 was computed as if the business combination, the PIPE Investment and the transactions contemplated by the SPNV Forward Purchase Agreement had been consummated on January 1, 2020, the beginning of the earliest period presented.

The pro forma earnings per share of the combined company is computed by dividing the pro forma net loss available to the combined company’s stockholders by the pro forma weighted-average number of shares of Offerpad Solutions common stock outstanding over the period on a fully diluted net exercise basis.

You should read the information in the following table in conjunction with the summary historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of SPNV and Offerpad and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited SPNV and Offerpad pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period.

	For the period from August 31, 2020 (inception) to December 31, 2020	For the year ended December 31, 2020
	SPNV (Historical)	Offerpad (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	Offerpad Equivalent Per Share Pro Forma(2) (Assuming No Redemptions)	Offerpad Equivalent Per Share Pro Forma(2) (Assuming Maximum Redemptions)
(in thousands except per share amounts)
Net loss	$(25,381)	$(23,118)	$(40,477)	$(40,477)	$(40,477)	$(40,477)
Weighted average shares outstanding, basic and diluted(1)	48,124	7,682	273,819	236,670	198,506	198,506
Basic and diluted net loss per share	$(0.53)	$(3.01)	$(0.15)	$(0.17)	$(0.20)	$(0.20)

	For the three months ended March 31, 2021 (Unaudited)
	SPNV (Historical)	Offerpad (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)	Offerpad Equivalent Per Share Pro Forma(2) (Assuming No Redemptions)	Offerpad Equivalent Per Share Pro Forma(2) (Assuming Maximum Redemptions)
(in thousands except per share amounts)
Net income (loss)	$5,165	$(233)	$235	$235	$235	$235
Weighted average shares outstanding, basic(1)	50,313	7,775	274,224	237,074	198,911	198,911
Weighted average shares outstanding, diluted(1)	50,313	7,775	299,607	262,457	224,294	224,294
Basic net income (loss) per share	$0.10	$(0.03)	$0.00	$0.00	$0.00	$0.00
Diluted net income (loss) per share	$0.10	$(0.03)	$0.00	$0.00	$0.00	$0.00

(1)

Shares and the associated amounts have been retroactively restated to reflect the 6-for-7 stock split of the Class B common stock on October 20, 2020, resulting in an aggregate of 10,062,500 shares of Class B common stock outstanding.

(2)	The equivalent pro forma basic and diluted per share data for Offerpad is calculated by multiplying the combined pro forma per share data by the Exchange Ratio set forth in the Merger Agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that express SPNV’s and Offerpad’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Transactions, the benefits of the Transactions, including results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which Offerpad operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting SPNV and Offerpad.

Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	SPNV’s ability to complete the business combination with Offerpad or, if SPNV does not consummate such business combination, any other initial business combination;

•

the satisfaction or waiver (if applicable) of the conditions to the Transactions, including, among other things: (i) approval by SPNV’s and Offerpad’s respective stockholders, (ii) the expiration or termination of the waiting period under the HSR Act, (iii) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being in force, (iv) SPNV having at least $5,000,001 of net tangible assets as of the Closing, (v) receipt of approval for listing on the NYSE of the shares of SPNV Class A common stock to be issued in connection with the Transactions, (vi) the effectiveness of the registration statement on Form S-4, (vii) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations and (viii) solely as relates to Offerpad’s obligation to consummate the Transactions, SPNV having at least $250,000,000 of available cash at the Closing;

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the projected financial information, anticipated growth rate, and market opportunity of Offerpad;

•	the ability to maintain the listing of Offerpad Solutions Class A common stock and warrants on the NYSE following the business combination;

•	our public securities’ potential liquidity and trading;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the business combination;

•	SPNV officers and directors allocating their time to other businesses and potentially having conflicts of interest with SPNV’s business or in approving the business combination;

•	the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•	factors relating to the business, operations and financial performance of Offerpad, including:

•	its ability to respond to general economic conditions;

•	the health of the U.S. residential real estate industry;

•	its ability to grow market share in its existing markets or any new markets it may enter;

•	the impact of the COVID-19 pandemic;

•	its ability to manage its growth effectively;

•	its ability to accurately value and manage inventory, and to maintain an adequate and desirable supply of inventory;

•	its ability to successfully launch new product and service offerings, and to manage, develop and refine its technology platform;

•	its ability to maintain and enhance its products and brand, and to attract customers;

•	its ability to achieve and maintain profitability in the future;

•	the success of strategic relationships with third parties; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on SPNV’s and Offerpad’s current expectations and beliefs concerning future developments and their potential effects on the Transactions and Offerpad. There can be no assurance that future developments affecting SPNV or Offerpad will be those that SPNV or Offerpad has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either SPNV’s or Offerpad’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. SPNV and Offerpad undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any SPNV stockholder grants its proxy or instructs how its vote should be cast or votes on the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the NYSE proposal or the adjournment proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect SPNV and Offerpad.

RISK FACTORS

SPNV stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of Offerpad and its subsidiaries prior to the consummation of the business combination, which will be the business of Offerpad Solutions and its subsidiaries following the consummation of the business combination.

Risks Related to Offerpad’s Business and Industry

Our business and operating results may be significantly impacted by general economic conditions, the health of the U.S. residential real estate industry and risks associated with our real estate assets.

Our success depends, directly and indirectly, on general economic conditions, the health of the U.S. residential real estate industry, particularly the single family home resale market, and risks relating to the ownership of residential real estate, many of which are beyond our control. A number of factors could adversely affect our business, including the following:

•	downturns in the U.S. residential real estate market — both seasonal and cyclical — in particular with respect to the single family home resale market and the markets in which we operate;

•	changes in national, regional, or local economic, demographic or real estate market conditions;

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the continuing and future impact of the COVID-19 pandemic, including with respect to buying and selling trends in the residential real estate market and potential governmental or regulatory changes or requirements;

•	slow economic growth or recessionary or inflationary conditions;

•	increased levels of unemployment or declining wages;

•	declines in the value of residential real estate or the pace of home appreciation, or the lack thereof;

•	illiquidity in residential real estate;

•	overall conditions in the housing market, including macroeconomic shifts in demand, and increases in costs for homeowners such as property taxes, homeowners’ association fees and insurance costs;

•	low levels of consumer confidence in the economy in general or the U.S. residential real estate industry in particular;

•	low home inventory levels or lack of affordably priced homes;

•	increased mortgage interest rates or down payment requirements or restrictions on mortgage financing availability;

•	changes in household debt levels;

•	volatility and general declines in the stock market;

•

federal, state, or local legislative or regulatory changes that would negatively impact owners or potential purchasers of single family homes or the residential real estate industry in general, such as the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which limited deductions of certain mortgage interest expenses and property taxes; or

•	natural disasters, such as hurricanes, windstorms, tornadoes, earthquakes, wildfires, floods, hailstorms and other events that disrupt local, regional, or national real estate markets.

Our limited operating history makes it difficult to evaluate our current business and future prospects and the risk of your investment.

Our business model and the technology used in support thereof is still early in its adoption and is difficult to compare to the business models of other market participants in the U.S. residential real estate industry. We launched our first market in 2015 and do not have a long history operating as a commercial company. Our operating results are not predictable and our historical results may not be indicative of our future results. It may be difficult for you to evaluate our potential future performance without the benefit of established long-term track records from companies implementing a similar business model. Few peer companies exist and none have yet established long-term track records that might assist us in predicting whether our business model and strategy can be implemented and sustained over an extended period of time. We may encounter unanticipated problems as we continue to refine our business model and may be forced to make significant changes to our anticipated sales and revenue models to compete with our competitors’ offerings, which may adversely affect our results of operations and profitability.

We operate in a competitive and fragmented industry, and we may not be successful in attracting customers for our products and services, which could harm our business, results of operations and financial condition.

We operate in a competitive and fragmented industry, and we expect competition to continue to increase. We believe that our ability to compete depends upon many factors both within and beyond our control, including the following:

•	the financial competitiveness of our products for customers;

•	the volume of our customers;

•	the timing and market acceptance of our products, including iBuying, and new products offered by us or our competitors;

•	our selling and marketing efforts;

•	our customer service and support efforts;

•	our continued ability to develop and improve our technology to support our business model;

•	customer adoption of our platform as an alternative to traditional methods of buying and selling residential real estate; and

•	our brand strength relative to our competitors.

Our business model depends on our ability to continue to attract customers to our digital platform and the products and services we offer, and enhance their engagement with our products in a cost-effective manner. New entrants continue to join our market categories. Our existing and potential competitors include companies that operate, or could develop, national or local real estate businesses offering services, including real estate brokerage services, mortgage, and title insurance and escrow services, to home buyers or sellers.

Many of our competitors have well-established national reputations and may market similar products and services. Several of these companies are larger than us and have significant competitive advantages, including better name recognition, higher financial ratings, greater resources, lower cost of funds and additional access to capital, and more types of offerings than we currently do. These companies may also have higher risk tolerances or different risk assessments than we do. In addition, these competitors could devote greater financial, technical and other resources than we have available to develop, grow or improve their businesses. If we are not able to continue to attract customers to our platform, products and services and achieve greater scale in operations, our business, results of operations and financial condition will be harmed.

The COVID-19 pandemic and attempts to contain it have adversely impacted our business, results of operations and financial condition, and it may continue to adversely impact our business, results of operations and financial condition in the future.

Our success depends on a high volume of residential real estate transactions throughout the markets in which we operate. This transaction volume affects all of the ways that we generate revenue, including our ability to acquire new homes and generate associated fees and our ability to sell homes that we own. The COVID-19 pandemic has significantly and adversely affected, and may continue to significantly and adversely affect, residential real estate transaction volume. For example, beginning in late March 2020, governmental authorities put in place limitations on in-person activities related to the sale of residential real estate in the markets in which we operate, although these limitations became less stringent in the second quarter of 2020. As a result, we decreased acquisitions of home inventory and decreased the volume of home inventory on our platform. We sold 4,281 homes in the year ended December 31, 2020, compared to 4,680 homes in the year ended December 31, 2019, representing a decrease of 9%, and decreased our inventory from $343.6 million as of December 31, 2019 to $171.4 million as of December 31, 2020. Our inventory as of March 31, 2021 was $220.0 million. We cannot assure you of the long-term impact governmental measures may have on the growth of our business.

We believe that COVID-19’s impact on our transaction volume depends in part on the impact of current and potential limitations imposed by governmental authorities on processes and procedures attendant to residential real estate transactions, such as home inspections and appraisals and in-person showings and county recordings, as well as COVID-19’s overall impacts on the U.S. economy. We believe that consumer spending on real estate transactions may be adversely affected by a number of macroeconomic factors related to COVID-19, including but not limited to:

•	increased unemployment rates and stagnant or declining wages;

•	decreased consumer confidence in the economy and recessionary conditions;

•	volatility and declines in the stock market and lower yields on individuals’ investment portfolios; and

•	more stringent mortgage financing conditions, including increased down payment requirements.

We have experienced rapid growth since inception, which may not be indicative of our future growth, and, if we continue to grow rapidly, we may experience difficulties in managing our growth effectively and expanding our operations and service offerings.

We have experienced rapid growth and demand for our products and service offerings since inception. We expect that, in the future, even if our revenue increases, our rate of growth may decline. In any event, we will not be able to grow as fast or at all if we do not, among other things:

•	increase the number of customers using our platform;

•	acquire sufficient inventory at an attractive cost and quality to meet the increasing demand for our homes;

•	successfully turn inventory in an efficient manner;

•	increase customer conversion;

•	increase our market share within existing markets and expand into new markets;

•	increase our brand awareness;

•	obtain and retain adequate availability of financing sources; and

•	obtain necessary capital to meet our business objectives.

Furthermore, in order to preserve our market position, we intend to expand into new markets and launch new products or services in existing or new markets more quickly than we would if we did not operate in such a highly competitive industry. Expanding into new markets may prove to be challenging, as some markets may have very different characteristics than the markets we currently operate in, some of which may be unanticipated or unknown to us. These differences may result in greater pricing inaccuracies, as well as higher capital requirements, inventory hold times, repair costs and transaction costs that may result in those markets being less profitable for us than the ones in which we currently operate.

We have had a history of losses since our inception, and we may not achieve or maintain profitability in the future.

We have had a history of losses since our inception. We incurred net losses of $52.0 million and $23.1 million for the years ended December 31, 2019 and 2020, respectively, and a net loss of $0.2 million for the three months ended March 31, 2021. We had an accumulated deficit of $138.5 million and $138.7 million as of December 31, 2020 and March 31, 2021, respectively. We expect to continue to make future investments in developing and expanding our business, including technology, recruitment and training, marketing, and pursuing strategic opportunities. These investments may not result in increased revenue or growth in our business. Additionally, we may incur significant losses in the future for a number of reasons, including:

•	our inability to grow market share in our existing markets or any new markets we may enter;

•	our expansion into new markets;

•	declines in U.S. residential real estate transaction volumes;

•	increased competition in the U.S. residential real estate industry;

•	changes in our fee structure or rates;

•	our failure to accurately price homes we acquire or changes to resale prices during the time homes are in inventory;

•	our failure to realize anticipated efficiencies through our technology and business model;

•	costs associated with enhancements, or new offerings of our products and services;

•	failure to execute our growth strategies;

•	increased marketing costs;

•	lack of access to housing market data that is used in our pricing models at reasonable cost;

•	hiring additional personnel to support our overall growth;

•	loss in value of real estate or potential impairments in the value of our assets due to changes in market conditions in the area in which real estate or assets are located;

•	increases in costs associated with holding our real estate inventories, including financing costs;

•	the availability of debt financing and securitization funding to finance our real estate inventories; and

•	unforeseen expenses, difficulties, complications and delays, and other unknown factors.

Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur significant losses in the future. Moreover, as we continue to invest in our business, we expect expenses to continue to increase in the near term. These investments may not result in increased revenue or growth in our business. If we fail to manage our losses or to grow our revenue sufficiently to keep pace with our investments and other expenses, our business will be harmed and it may also impact our access to funding and liquidity sources. In addition, as a public company, we will also incur significant legal, accounting and other expenses that we did not incur as a private company.

Because we incur substantial costs and expenses from our growth efforts before we receive any incremental revenues with respect to those investments, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in an increase in revenues to offset these expenses, which would further increase our losses, and which could have a material adverse effect on our business and financial condition.

Our business is dependent upon our ability to accurately value and manage inventory and an ineffective pricing or portfolio management strategy may have an adverse effect on our business, sales and results of operations.

We appraise and price the homes we buy and sell using in-house proprietary data analytics technology, which continuously collects and synthesizes market data with performance history from our real estate operations, forming a knowledge distillation and feedback loop along the process and enabling us to operate a highly intelligent and automated workflow. This assessment includes estimates on time of possession, market conditions, renovation and holding costs, and anticipated resale proceeds. Conversion rates and customer satisfaction may be negatively impacted if valuations are too low and/or fees are too high. Additionally, following our acquisition of a home, we may need to decrease our anticipated resale price for that home if we discover defects or other conditions requiring remediation or impacting the value of the home that were unknown to us at the time of acquisition. Moreover, these risks may be heightened when we expand into new markets where we may not have similar levels of knowledge and experience as we do in the markets we currently operate. As a result of these factors, we may be unable to acquire or sell inventory at attractive prices or to finance and manage inventory effectively, and accordingly our revenue, gross margins and results of operations would be affected, which could have a material adverse effect on our business, financial condition and results of operations.

Prospective sellers and buyers of homes may choose not to transact online, which could harm our growth prospects.

Our success depends on our ability to attract customers who have historically purchased homes through more traditional channels. The online market for homes is significantly less developed than the online market for other goods and services in industries such as commerce, healthcare, insurance, books, music, travel and other consumer products and account for only 1% of total annual U.S. residential real estate transactions. If this market does not gain widespread acceptance, our business will suffer. Furthermore, we may have to incur significantly higher and more sustained advertising and promotional expenditures or offer more incentives than we currently anticipate in order to attract consumers to our platform and convert them into sellers or buyers. If the online market for residential real estate does not continue to develop and grow, our business will not grow and our business, financial condition and results of operations would be materially and adversely affected.

Declining real estate valuations could result in recording impairment charges, and property values may decline between our offer to purchase a home and the closing of such home, which could adversely affect our financial condition and operating results.

We are subject to risks inherent to declines in real estate valuations. For example, home prices can be volatile, and the values of our inventory may fluctuate significantly and we may incur impairment charges due to changes in market conditions or economic sentiment. We periodically review the value of our properties to determine whether their value, based on market factors and generally accepted accounting principles, has permanently decreased such that it is necessary or appropriate to take an impairment loss in the relevant accounting period. Such a loss would cause an immediate reduction of net income in the applicable accounting period and would be reflected in a decrease in our balance sheet assets. Even if we do not determine that it is necessary or appropriate to record an impairment loss, a reduction in the intrinsic value of a property would become manifest over time through reduced income from the property as evidenced by its resale value and would therefore affect our earnings and financial condition.

Additionally, the time between an offer to purchase a home and the closing of such transaction can vary from weeks to several months, depending on the needs of our customers. In the interim period, there can be adverse impacts on the value or liquidity profile of the home. We may not be able to or wish to renegotiate or cancel a contract because doing so would negatively impact customer satisfaction and our brand, and potentially subject us to loss of our earnest money deposit or litigation. In the event the value of such homes declines significantly, we could experience losses, which in the aggregate could be detrimental to our business and results of operations.

Our business is dependent upon our ability to expeditiously sell inventory. Failure to expeditiously sell our inventory could have an adverse effect on our business, sales and results of operations. Holding homes in inventory exposes us to risks, such as increased holding costs and the risks of declining real estate valuations.

Our purchases of homes are based in large part on our estimates of projected demand. If actual sales are materially less than our forecasts, we would experience an over-supply of inventory. An over-supply of home inventory will generally cause downward pressure on our sales prices and margins and increase our average days to sale. Our inventory of homes purchased has typically represented a significant portion of total assets. Having such a large portion of our total assets in the form of non-income producing homes inventory for an extended period of time subjects us to significant holding costs, including financing expenses, maintenance and upkeep expenses, insurance expenses, property tax expenses, homeowners’ association fees, utility fees and other expenses that accompany the ownership of residential real property and increased risk of depreciation of value, in addition to risks related to declining real estate valuations. If we have excess inventory or our average days to sale increases, the results of our operations may be adversely affected because we may be unable to liquidate such inventory at prices that allow us to meet margin targets or to recover our costs.

Our business is concentrated in certain geographic markets, and local or regional conditions, including economic downturns, severe weather, catastrophic occurrences or other disruptions or events may materially adversely affect our financial condition and results of operations.

While our business is spread across 16 markets in the United States, a substantial amount of our revenue is generated in certain geographic markets. For the year ended December 31, 2020 and the three months ended March 31, 2021, approximately 67% and 71% of our revenue, respectively, was generated from our top five markets by revenue, which consisted of Atlanta, Charlotte, Dallas, Phoenix and Tampa. As a result of this concentration, local and regional conditions in these markets – including those arising from COVID-19’s impacts – may differ significantly from prevailing conditions in the United States or other parts of the country. Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect our revenues and profitability. These risks include possible declines in the value of real estate; risks related to general and local economic conditions; demographic and population shifts and migration; possible lack of availability of mortgage funds; overbuilding; extended vacancies of properties; increases in competition, property taxes and operating expenses; changes in zoning laws; increased labor costs; unemployment; costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems; casualty or condemnation losses; and uninsured damages from floods, hurricanes, earthquakes or other natural disasters.

In addition, our top markets are primarily larger metropolitan areas, where home prices and transaction volumes are generally higher than other markets in the United States. To the extent people migrate outside of these markets due to lower home prices or other factors, and this migration continues to take place over the long-term, then the relative percentage of residential housing transactions may shift away from our historical top markets where we have generated most of our revenue. If we are unable to effectively adapt to any shift, including failing to increase revenue from other markets, then our financial performance may be harmed.

We may be unsuccessful in launching new product and service offerings or pursuing expansion of existing product and service offerings into new markets, which could result in significant expense and may not achieve the desired results.

We regularly evaluate expanding our products into new markets or launching new service offerings in existing or new markets and plan to expand our markets significantly through the end of 2023. Any expansion or new offering requires significant expenses and the time of our key personnel, particularly at the outset of the process, and our new service offerings, and expansion of our Flex platform may not result in the customer conversion or profitability that we expect. We typically experience increased losses in new markets as we adjust to competitive environments with which we are unfamiliar and invest to build our brand presence within those markets. Our plans to expand and deepen our market share in our existing markets and expand into additional markets are subject to a variety of risks and challenges. These risks and challenges include the varying economic and demographic conditions of each market, competition from local and regional residential brokerage firms, variations in transaction dynamics, and pricing pressures. We cannot assure you that we will be able to increase revenues and create business model efficiencies in new markets in the manner we have in our more mature existing markets.

Housing markets and housing stock in different areas can vary widely and certain markets may be more adaptable to our current business model than others. As we continue to expand, we may launch our products or services in markets that prove to be more challenging for our business model. As we expand from markets with a relatively new and homogeneous housing stock to markets with older and more diverse housing stock, we will have to adapt our business and operations to local conditions. The valuation technologies and systems that we currently use may not be as effective at accurately valuing homes in markets with older and more diverse housing stock. In addition, homes that we purchase in markets with relatively older housing stock may require more capital expenditures on improvements and repairs. We may also expand into markets with higher average home prices and fewer available homes within our target price range. If we are unable to adapt to these new markets and scale effectively, our business and results of operations may be adversely affected.

New markets and new product or service offerings may also subject us to new regulatory environments, which could increase our costs as we evaluate compliance with the new regulatory regime. Notwithstanding the expenses and time devoted to expanding an existing product or service offering into a new market or launching a new product offering, we may fail to achieve the financial and market share goals associated with the expansion. If we cannot manage our expansion efforts efficiently, our market share gains could take longer than planned and our related costs could exceed our expectations. In addition, we could incur significant costs to seek to expand our market share, and still not succeed in attracting sufficient customers to offset such costs.

Our business model and growth strategy depend on our marketing efforts and ability to maintain our brand and attract customers to our platform in a cost-effective manner.

Our long-term success depends in part on our ability to continue to attract more buyers and sellers to our platform in each of our markets. We believe that an important component of our growth will be increased traffic to, and use of, our website and mobile application by potential customers. Our marketing efforts may not succeed for a variety of reasons, including changes to search engine algorithms, ineffective campaigns across marketing channels, limited experience in new marketing channels and any technical difficulties customers may experience using our applications. External factors beyond our control may also affect the success of our marketing initiatives, such as filtering of our targeted communications by email servers, buyers and sellers failing to respond to our marketing initiatives, and competition from third parties. Any of these factors could reduce the number of customers coming to our platform. Our business model relies on our ability to scale rapidly and to decrease incremental customer acquisition costs as we grow. If we are unable to recover our marketing costs through increases in customer traffic and in the number of transactions by users of our platform, or if our broad marketing campaigns are not successful or are terminated, it could have a material adverse effect on our growth, results of operations and financial condition.

We also believe that the brand identity that we have developed is a significant factor in the success of our business, and maintaining and enhancing the “Offerpad” brand is critical to maintaining and expanding our customer base and current and future partners. Failure to promote or maintain our brand, or incurring excessive costs in this effort, could adversely affect our business, operating results and financial condition.

Reductions in the availability of mortgage financing provided by government agencies, changes in government financing programs or an increase in mortgage interest rates could decrease our customers’ ability or desire to obtain financing and adversely affect our business or financial results.

The secondary market for mortgage loans continues to primarily desire securities backed by Fannie Mae, Freddie Mac or Ginnie Mae, and we believe the liquidity these agencies provide to the mortgage industry is important to the housing market. Any significant change regarding the long-term structure and viability of Fannie Mae and Freddie Mac could result in adjustments to the size of their loan portfolios and to guidelines for their loan products. Moreover, as we expand into higher cost markets or target higher-priced homes, home buyers, and accordingly demand for our homes and services, may be more acutely affected by these factors. Additionally, a reduction in the availability of financing provided by these institutions could adversely affect interest rates, mortgage availability and sales of new homes and mortgage loans.

Mortgage interest rates are currently low when compared to most historical periods and could increase in the future, particularly if the Federal Reserve Board raises its benchmark rate. Moreover, mortgage financing is relatively available compared to most historical periods. When interest rates increase, the cost of owning a home increases, which will likely reduce the number of potential home buyers who can obtain mortgage financing and affect the prices home buyers may be willing to pay for homes. If mortgage financing otherwise is less available to home buyers either due to an increase in interest rates or a general tightening of credit conditions, it could result in a decline in the demand for our homes and the services offered by our platform.

The residential real estate market is subject to seasonality, and our operating results are likely to fluctuate on a quarterly and annual basis.

We expect our revenue and results of operations to vary significantly from period to period in the future, based in part on, among other things, consumers’ home buying patterns. The residential real estate market is seasonal, with greater demand from home buyers in the spring and summer, and typically weaker demand in late fall and winter, resulting in fluctuations in the quantity, speed and price of transactions on our platform. We expect our financial results and working capital requirements to reflect seasonal variations over time, although our growth and market expansion have obscured the impact of seasonality in our historical financials to date.

If we do not innovate or provide customers with an efficient and seamless transaction experience, our business could be harmed.

The industry for residential real estate transaction services, technology, information marketplaces and advertising is dynamic, and the expectations and behaviors of customers and professionals shift constantly and rapidly. Our success depends on our continued innovation to provide new, and improve upon existing, products and services that make real estate transactions faster, easier and less stressful for our customers. The success of our business may also depend on our ability to successfully integrate additional ancillary services into our platform, including renovation, insurance and home warranty services. As a result, we must continually invest significant resources in research and development to improve the attractiveness and comprehensiveness of our products or services, enable smoother and more efficient real estate transactions, adapt to changes in technology and support new devices and operating systems. Changes or additions to our products or services may not attract or engage our customers, and may reduce confidence in our products or services, negatively impact the quality of our brand, upset other industry participants, expose us to increased market or legal risks, subject us to new laws and regulations or otherwise harm our business. Furthermore, if we are unable to successfully anticipate or keep pace with industry changes and provide products or services that our customers want to use, on the devices they prefer, then those customers may become dissatisfied and use our competitors instead. If we are unable to continue offering high-quality, innovative products, we may be unable to attract additional customers and real estate partners or retain our current customers and real estate partners, which could harm our business, results of operations and financial condition.

A significant portion of our costs and expenses are fixed, and we may not be able to adapt our cost structure to offset declines in our revenue.

A significant portion of our expenses are fixed and do not vary proportionately with fluctuations in revenues. We need to maintain and continue to increase our transaction volumes to benefit from operating efficiencies. When we operate at less than expected capacity, fixed costs are inflated and represent a larger percentage of overall cost basis and percentage of revenue. Certain services we use, subscriptions and fees have fixed costs and are necessary for operation of the business. The other portion of fixed costs are necessary in order to invest in future growth. Given the early stage of our business, we cannot assure you that we will be able to rationalize our fixed costs.

Our growth depends in part on the success of our strategic relationships with third parties.

In order to grow our business, we anticipate that we will continue to depend on relationships with third parties, such as settlement service providers, lenders, real estate agents, valuation companies, vendors we use to renovate, service or repair our homes, third party partners we rely on for referrals, such as homebuilders and online real estate websites or institutional buyers of our inventory. Identifying partners, and negotiating and documenting agreements with them, and establishing and maintaining good relationships requires significant time and resources.

In addition, we rely on our relationships with multiple-listing services providers (“MLS”) in all our markets both as key data sources for our pricing and for listing our inventory for resale. Many of our competitors and other real estate websites have similar access to MLSs and listing data and may be able to source real estate information faster or more efficiently than we can. If we lose existing relationships with MLSs and other listing providers, whether due to termination of agreements or otherwise, changes to our rights to use or timely access listing data, an inability to continue to add new listing providers or changes to the way real estate information is shared, our ability to price or list our inventory for resale could be impaired and our operating results may suffer.

If we are unsuccessful in establishing or maintaining successful relationships with third parties, our ability to compete in the marketplace or to grow our revenues could be impaired and our operating results may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased customer usage of our product or increased revenues.

If the methodologies we use to assess the value and condition of homes are inaccurate, including because of the information supplied to us by prospective sellers or due to the physical inspections being ineffective, it could result in unforeseen costs and risks.

We make offers based in part on our assessment of offer requests completed by the prospective seller. While we may seek to confirm or supplement the information provided in such an offer request through our own due diligence, including physical inspections, we may rely on the information supplied to us by prospective sellers to make offer decisions, and we cannot be certain that this information is accurate. If owner-supplied information is inaccurate, we may make poor or imperfect pricing decisions and our portfolio may contain more risk than we believe. We also may conduct physical inspections of homes remotely through videos submitted to us by the sellers and this shift has been accelerated by health concerns associated with COVID-19, and this change may become permanent. It is possible that these video inspections may not be effective in identifying undisclosed issues, conditions or defects that an in-person inspection might otherwise reveal, which could result in us incurring unforeseen costs during the resale process.

Our business is dependent upon an adequate and desirable supply of inventory, which is impacted by many factors. Any inability to acquire sufficient or desirable inventory may adversely effect on our business, sales and results of operations.

We primarily acquire homes directly from consumers and there can be no assurance of an adequate or desirable supply of such homes on terms that are attractive to us. A reduction in the availability of or access to inventory could adversely affect our business, sales and results of operations. Additionally, we evaluate thousands of potential homes daily using our proprietary pricing model. If we fail to adjust our pricing to stay in line with broader market trends, or fail to recognize those trends, it could adversely affect our ability to acquire inventory. We remain dependent on customers to sell us homes.

Our ongoing ability to acquire homes is critical to our business model. A lack of available or desirable homes that meet our purchase criteria may affect our ability to scale. Reductions in our acquisitions of homes may have adverse effects on our ability to reach our desired inventory levels, our desired portfolio diversification and our results of operations. In response to the COVID-19 pandemic and the consequent health risks, we ceased purchasing additional homes in March and April 2020 to safeguard the health and safety of our customers and employees. We continued to sell down inventory throughout 2020, leading to inventory of $171.4 million as of December 31, 2020 compared to inventory of $343.6 million as of December 31, 2019. Our inventory as of March 31, 2021 was $220.0 million. As our revenues are dependent on inventory levels available for sale, we expect our near-term revenues to be impacted due to limited inventory.

Increases in transaction costs to acquire properties, including costs of evaluating homes and making offers, title insurance and escrow service costs, changes in transfer taxes, and any other new or increased acquisition costs, would have an adverse impact on our home acquisitions and our business.

Our ability to compete effectively and execute on our strategic plan depends in part on our ability to manage home renovations.

Our business depends, in part, upon our ability to effectively manage home renovations. We typically renovate or repair homes prior to listing them for resale. We use internal employees and use third parties to renovate and repair homes before we resell them.

We or these third-party providers may not be able to complete the required renovations or repairs within the expected timeline or proposed budget. Furthermore, if the work quality of our employees or third-party providers does not meet our expectations, then we may need to engage another third-party contractor or subcontractor, which may also adversely affect the timeline or budget for completing renovations or repairs.

A longer than expected period for completing renovations or repairs could negatively impact our ability to sell a home within our anticipated timeline. This prolonged timing exposes us to factors that adversely affect the home’s resale value and may result in selling the home for a lower price than anticipated or not being able to sell the home at all. Meanwhile, incurring more than budgeted costs would adversely affect our investment return on purchased homes. Additionally, any undetected issues with a third-party provider’s work may adversely affect our reputation as a home seller.

There are risks related to our ownership of vacant homes and the listing of those homes for resale that are not possible to fully eliminate.

The homes in our inventory generally are not occupied during the time we own them prior to resale. When a home is listed for resale, prospective buyers or their agents typically can access our homes instantly through our technology without the need for an appointment or one of our representatives being present. In certain circumstances, we also allow sellers to continue to occupy a home after we have purchased the home for a short period of time. Having visitors or short-term occupants in our homes entails risks of damage to the homes, personal injury, unauthorized activities on the properties, theft, rental scams, squatters and trespassers and other situations that may have adverse impacts on us or the homes, including potential adverse reputational impacts. Additionally, all of these circumstances may involve significant costs to resolve that may not be fully covered by insurance, including legal costs associated with removing unauthorized visitors and occupants and additional holding and repair costs. If these increased costs are significant across our homes inventory, both in terms of costs per home and numbers of homes impacted, this could have an adverse impact on our results of operations that is material.

Since we employ real estate agents for our brokerage business, we are subject to challenges that may not be faced by our competitors. Our ability to hire and retain a sufficient number of agents is critical to maintaining and growing our business and providing an adequate level of service to our customers.

As a result of our business model of employing real estate agents for our brokerage business, our real estate agents generally earn less on a per transaction basis than traditional real estate agents who work as independent contractors at traditional brokerages. Because our model is uncommon in our industry, real estate agents considering working for us may not understand our compensation model or may not perceive it to be more attractive than the independent contractor, commission-driven compensation model used by most traditional brokerages. If we are unable to attract, retain, effectively train, motivate, and utilize our real estate agents, we will be unable to grow our business and we may be required to change our compensation model, which could significantly increase our real estate agent compensation or other costs.

Also as a result of employing our real estate agents, we incur costs that our brokerage competitors do not, such as base pay, employee benefits, expense reimbursement, training, and employee transactional support staff. As a result, we have significant costs that, in the event of downturns in demand in the markets we serve, may result in us being unable to adjust as rapidly as some of our competitors. In turn, such downturns may impact us more than our competitors.

Conversely, in times of rapidly rising demand we may face a shortfall of real estate agents. To the extent our customer demand increases from current levels, our ability to adequately serve the additional customers, and in turn grow our revenue and market share, depends, in part, on our ability to timely hire and retain additional real estate agents. To the extent we are unable to hire, either timely or at all, or retain the required number of real estate agents to serve our customer demand, we will be unable to maximize our revenue and market share growth.

Additionally, due to the costs of employing our real estate agents, real estate agent turnover may be more costly to us than to traditional brokerages. Our business may be harmed if we are unable to achieve the necessary level of real estate agent productivity and retention to offset their related costs.

We are subject to the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the jurisdictions in which we do business.

Due to our brokerage business, we and our agents must comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the markets in which we operate. Due to the geographic scope of our operations, we and our real estate agents may not be in compliance with all of the required licenses at all times. Additionally, if we enter into new markets, we may become subject to additional licensing requirements. If we or our real estate agents fail to obtain or maintain the required licenses for conducting our brokerage operations or fail to strictly adhere to associated regulations, the relevant government authorities may order us to suspend relevant operations or impose fines or other penalties.

A health and safety incident relating to our operations could be costly in terms of potential liability and reputational damage.

Customers will visit homes on a regular basis through our mobile application or with a real estate agent. Due to the number of homes we own, the safety of our homes is critical to the success of our business. A failure to keep our homes safe that results in a major or significant health and safety incident could expose us to liability that could be costly. Such an incident could generate significant negative publicity and have a corresponding impact on our reputation, our relationships with relevant regulatory agencies or governmental authorities, and our ability to attract customers and employees, which in turn could have a material adverse effect on our financial results and liquidity.

Our risk management efforts may not be effective.

We could incur substantial losses and our business operations could be disrupted if we are unable to effectively identify, manage, monitor and mitigate financial risks, such as pricing risk, interest rate risk, liquidity risk, and other market-related risks, as well as operational and legal risks related to our business, assets and liabilities. We also are subject to various laws, regulations and rules that are not industry specific, including employment laws related to employee hiring and termination practices, health and safety laws, environmental laws and other federal, state and local laws, regulations and rules in the jurisdictions in which we operate. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks to which we are exposed, mitigate the risks we have identified, or identify additional risks to which we may become subject in the future. Expansion of our business activities may also result in our being exposed to risks to which we have not previously been exposed or may increase our exposure to certain types of risks, and we may not effectively identify, manage, monitor, and mitigate these risks as our business activities change or increase.

We are from time to time involved in, or may in the future be subject to, claims, suits, government investigations, and other proceedings that may result in adverse outcomes.

We are from time to time involved in, or may in the future be subject to, claims, suits, government investigations, and proceedings arising from our business, including actions with respect to intellectual property, privacy, consumer protection, information security, mortgage lending, real estate, environmental, data protection or law enforcement matters, tax matters, labor and employment, and commercial claims, as well as actions involving content generated by our customers, shareholder derivative actions, purported class action lawsuits, and other matters. Such claims, suits, government investigations, and proceedings are inherently uncertain, and their results cannot be predicted with certainty. Regardless of the outcome, any such legal proceedings can have an adverse impact on us because of legal costs, diversion of management and other personnel, negative publicity and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in reputational harm, liability, penalties, or sanctions, as well as judgments, consent decrees, or orders preventing us from offering certain features, functionalities, products, or services, or requiring a change in our business practices, products, services or technologies, which could in the future materially and adversely affect our business, operating results and financial condition.

We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws, rules and regulations. Failure to comply with these laws, rules and regulations or to obtain and maintain required licenses, could adversely affect our business, financial condition and results of operations.

We operate in highly regulated businesses through a number of different channels across the United States. As a result, we are currently subject to a variety of, and may in the future become subject to additional, federal, state and local statutes and regulations in various jurisdictions (as well as judicial and administrative decisions and state common law), which are subject to change at any time, including laws regarding the real estate and mortgage industries, settlement services, insurance, mobile and internet-based businesses and other businesses that rely on advertising, as well as data privacy and consumer protection laws, and employment laws. These laws are complex and sometimes ambiguous, and can be costly to comply with, require significant management time and effort, require a substantial investment in technology, and subject us to claims, government enforcement actions, civil and criminal liability or other remedies, including suspension of business operations.

Buying and selling homes, providing real estate brokerage services, and provide other product offerings, such as mortgage brokerage services, results in us receiving or facilitating transmission of personally identifiable information. Further, in the future we may offer additional products and services, which could increase the amount of personally identifiable information we receive and transmit. This information is increasingly subject to legislation and regulation in the United States. These laws and regulations are generally intended to protect the privacy and security of personal information, including Social Security Numbers that is collected, processed and transmitted. These laws also can restrict our use of this personal information for other commercial purposes. We could be adversely affected if government regulations require us to significantly change our business practices with respect to this type of information, if penetration of network security or misuse of personal information occurs, or if the third parties that we engage with to provide processing and screening services violate applicable laws and regulations, misuse information, or experience network security breaches.

In order to provide the broad range of products and services that we offer or plan to offer customers, certain of our subsidiaries are or will be required to maintain real estate brokerage and mortgage licenses in certain states in which we operate. These entities are subject to stringent state and federal laws and regulations and to the scrutiny of state and federal government agencies as licensed businesses.

Mortgage products are regulated at the state level by licensing authorities and administrative agencies, with additional oversight from the Consumer Financial Protection Bureau and other federal agencies. These laws generally regulate the manner in which lending and lending-related activities are marketed or made available to consumers, including, but not limited to, advertising, finding and qualifying applicants, the provision of consumer disclosures, payments for services, and record keeping requirements; these laws include, at the federal level, the Real Estate Settlement Procedures Act, the Fair Credit Reporting Act (as amended by the Fair and Accurate Credit Transactions Act), the Truth in Lending Act (including the Home Ownership and Equity Protection Act of 1994), the Equal Credit Opportunity Act, the Fair Housing Act, the Gramm-Leach-Bliley Act, the Electronic Fund Transfer Act, the Servicemembers Civil Relief Act, the Military Lending Act, the Homeowners Protection Act, the Home Mortgage Disclosure Act, the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, the Federal Trade Commission Act, the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, the Bank Secrecy Act (including the Office of Foreign Assets Control and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act), the Telephone Consumer Protection Act, the Mortgage Acts and Practices Advertising Rule (Regulation N), the Coronavirus Aid, Relief, and Economic Security Act, all implementing regulations, and various other federal laws. The Consumer Financial Protection Bureau also has broad authority to enforce prohibitions on practices that it deems to be unfair, deceptive or abusive. Additionally, state and local laws may restrict the amount and nature of interest and fees that may be charged by a lender or mortgage broker, impose more stringent privacy requirements and protections for service members, and/or otherwise regulate the manner in which lenders or mortgage brokers operate or advertise.

As a provider of real estate brokerage services, we hold real estate brokerage licenses in multiple states and may apply for additional real estate brokerage licenses as our business grows. To maintain these licenses, we must comply with the requirements governing the licensing and conduct of real estate brokerage services and brokerage-related businesses in the markets where we operate. We may be subject to additional local, state and federal laws and regulations governing residential real estate transactions, including those administered by the U.S. Department of Housing and Urban Development, and the states and municipalities in which we transact. Further, due to the geographic scope of our operations and the nature of the products and services we provide, certain of our other subsidiaries maintain real estate brokerage licenses in certain states in which we operate. Each of these licenses subjects our subsidiaries to different federal, state, and local laws and the scrutiny of different licensing authorities, including state insurance departments. Each subsidiary must comply with different licensing statutes and regulations, as well as varied laws that govern the offering of compliant products and services.

For certain licenses, we are required to designate individual licensed brokers of record, qualified individuals and control persons. Certain licensed entities also are subject to routine examination and monitoring by the federal Consumer Financial Protection Bureau (for mortgage) and/or state licensing authorities. We cannot assure you that we, or our licensed personnel, are and will remain at all times, in full compliance with state and federal real estate, title insurance and escrow, property and casualty insurance, and mortgage licensing and consumer protection laws and regulations, and we may be subject to litigation, government investigations and enforcement actions, fines or other penalties in the event of any non-compliance. As a result of findings from examinations, we also may be required to take a number of corrective actions, including modifying business practices and making refunds of fees or money earned. In addition, adverse findings in one state may be relied on by another state to conduct investigations and impose remedies. If we apply for new licenses, we will become subject to additional licensing requirements, which we may not be in compliance with at all times. If in the future a state agency were to determine that we are required to obtain additional licenses in that state in order to operate our business, or if we lose or do not renew an existing license or are otherwise found to be in violation of a law or regulation, we may be subject to fines or legal penalties, lawsuits, enforcement actions, void contracts, or our business operations in that state may be suspended or prohibited. Our business reputation with consumers and third parties also could be damaged. Compliance with, and monitoring of, these laws and regulations is complicated and costly and may inhibit our ability to innovate or grow.

If we are unable to comply with these laws or regulations in a cost-effective manner, it may require us to modify certain products and services, which could require a substantial investment and result in a loss of revenue, limit our ability to offer additional products and services, or expand existing products and services into new markets, or cease providing the impacted product or service altogether. Furthermore, laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our products and business.

Catastrophic events may disrupt our business.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, real estate commerce, and the global economy, and thus could harm our business. In particular, the COVID-19 pandemic, including the reactions of governments, markets, and the general public to the COVID-19 pandemic, may result in a number of adverse consequences for our business and results of operations, the details of which would be difficult to predict. Properties located in the markets in which we operate in Florida and certain portions of North Carolina and Texas are more susceptible to certain hazards (such as floods, hurricanes or hail) than properties in other parts of the country.

In the event of a major earthquake, hurricane, windstorm, tornado, flood or catastrophic event such as pandemic, fire, flood, power loss, telecommunications failure, cyber-attack, war, or terrorist attack, we may be unable to continue our operations and may endure reputational harm, delays in developing our platform and solutions, breaches of data security and loss of critical data, all of which could harm our business, results of operations and financial condition. Furthermore, these sorts of catastrophic events may cause disruption on both the resale and acquisition side as we may not be able to transact on real estate. For example, homes that we own may be damaged and disruptions to infrastructure may mean our contractors are unable to perform the necessary home repairs in a timely manner. Closures of local recording offices or other governmental offices in charge of real property records, including tax or lien-related records, would adversely affect our ability to conduct operations in the affected geographies. Any of these delays will likely result in extended hold times, increased costs and impairments. Also, the insurance we maintain would likely not be adequate to cover our losses resulting from disasters or other business interruptions.

As we grow our business, the need for business continuity planning and disaster recovery plans will grow in significance. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business and reputation would be harmed.

Environmentally hazardous conditions may adversely affect us.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination or otherwise adversely affect our ability to sell the property. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially and adversely affect us.

Compliance with new or more stringent environmental laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We may be subject to environmental laws or regulations relating to our properties, such as those concerning lead-based paint, mold, asbestos, radon, pesticides, proximity to power lines or other issues. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability or that the current environmental condition of our properties will not be affected by existing conditions of the land, operations in the vicinity of the properties or the activities of unrelated third parties. In addition, we may be required to comply with various local, state and federal fire, health, life-safety and similar regulations. Failure to comply with applicable laws and regulations could result in fines and/or damages, suspension of personnel, civil liability or other sanctions.

Risks Related to Our Intellectual Property and Technology

Our internal information technology systems may fail or suffer security breaches, loss or leakage of data, and other disruptions, which could disrupt our business or result in the loss of critical and confidential information.

The evolution of technology systems introduces ever more complex security risks that are difficult to predict and defend against. An increasing number of companies, including those with significant online operations, have recently disclosed breaches of their security, some of which involved sophisticated tactics and techniques allegedly attributable to criminal enterprises or nation-state actors. Successful breaches, employee malfeasance, or human or technological error could result in, for example, unauthorized access to, disclosure, modification, misuse, loss, or destruction of company, customer, or other third party data or systems; theft of sensitive, regulated, or confidential data including personal information and intellectual property; the loss of access to critical data or systems through ransomware, destructive attacks or other means; and business delays, service or system disruptions or denials of service. We experience cyber incidents and other security incidents of varying degrees from time to time, and there can be no assurance that any future incidents would not lead to costs or consequences that materially impact our operations or business. In response to these incidents, we have implemented controls and taken other preventative actions to further strengthen our systems against future incidents. However, we cannot guarantee that such measures will provide sufficient security, that we will be able to react in a timely manner, or that our remediation efforts following a cybersecurity incident will be successful.

In addition, we do not know whether our current practices will be deemed sufficient under applicable laws or whether new regulatory requirements might require us to make significant changes to our current practices. If there is a breach of our computer systems, and we know or suspect that certain personal information has been accessed, or used inappropriately, we may need to inform the affected individual and may be subject to significant fines and penalties. Further, under certain regulatory schemes, we may be liable for statutory damages on a per breached record basis, irrespective of any actual damages or harm to the individual. In the event of a breach we could face government scrutiny or consumer class actions alleging statutory damages amounting to hundreds of millions, and possibly billions of dollars.

The risk of cybersecurity incidents directed at us or our third-party vendors includes uncoordinated individual attempts to gain unauthorized access to information technology systems, as well as to sophisticated and targeted measures known as advanced persistent threats. In addition, we face the risk of confidential data inadvertently leaking through human or technological errors. Cybersecurity incidents are also constantly evolving, increasing the difficulty of detecting and successfully defending against them. In the ordinary course of our business, we and our third-party vendors collect and store personal information, as well as our proprietary business information and intellectual property and that of our customers and employees.

Additionally, we rely on third-parties and their security procedures for the secure storage, processing, maintenance, and transmission of information that is critical to our operations. Despite measures designed to prevent, detect, address, and mitigate cybersecurity incidents, such incidents may occur to us or our third-party providers and, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including personal information of our customers and employees) and the disruption of business operations. Any such compromises to our security, or that of our third-party vendors, could cause customers to lose trust and confidence in us and stop using our website and mobile applications. In addition, we may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers, employees, and business partners. We may also be subject to government enforcement proceedings and legal claims by private parties. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

Any actual or alleged security breaches or alleged violations of federal or state laws or regulations relating to privacy and data security could result in mandated user notifications, litigation, government investigations, significant fines, and expenditures; divert management’s attention from operations; deter people from using our platform; damage our brand and reputation; and materially adversely affect our business, results of operations, and financial condition. Defending against claims or litigation based on any security breach or incident, regardless of their merit, will be costly and may cause reputation harm. The successful assertion of one or more large claims against us that exceed available insurance coverage, denial of coverage as to any specific claim, or any change or cessation in our insurance policies and coverages, including premium increases or the imposition of large deductible requirements, could have a material adverse effect on our business, results of operations, and financial condition.

We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, and violation of these privacy obligations could result in a claim for damages, regulatory action, loss of business, or unfavorable publicity.

We receive, store and process personal information and other customer information, or personal information. There are numerous federal and state laws, as well as regulations and industry guidelines, regarding privacy and the storing, use, processing, and disclosure and protection of personal information, the scope of which are changing, subject to differing interpretations, and may be inconsistent among countries or conflict with other rules. Additionally, laws, regulations, and standards covering marketing and advertising activities conducted by telephone, email, mobile devices, and the internet, may be applicable to our business, such as the Telephone Consumer Protection Act (the “TCPA”) (as implemented by the Telemarketing Sales Rule), the CAN-SPAM Act, and similar state consumer protection laws. We generally seek to comply with industry standards and are subject to the terms of our own privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection to the extent possible. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or regulations, making enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Any failure or perceived failure by us to comply with our privacy policies, privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized access to or unintended release of personally identifiable information or other customer data, may result in governmental enforcement actions, litigation, or public statements against us by consumer advocacy groups or others. Any of these events could cause us to incur significant costs in investigating and defending such claims and, if found liable, pay significant damages. Further, these proceedings and any subsequent adverse outcomes may cause our customers to lose trust in us, which could have an adverse effect on our reputation and business.

Any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of personal information, or regarding the manner in which the express or implied consent of customers for the use and disclosure of personal information is obtained, could require us to modify our products and features, possibly in a material manner and subject to increased compliance costs, which may limit our ability to develop new products and features that make use of the personal information that our customers voluntarily share. For example, the California Consumer Privacy Act (the “CCPA”), which took effect on January 1, 2020, imposes obligations and restrictions on companies regarding their collection, use, and sharing of personal information and provides new and enhanced data privacy rights to California residents. The CCPA imposes a severe statutory damages framework. Since the enactment of the CCPA, new privacy and data security laws have been proposed in more than half of the states in the U.S. and in the U.S. Congress, including another law in California where voters approved a ballot initiative from privacy rights advocates intending to agument and expand the CCPA, the California Privacy Rights Act (the “CPRA”), on November 3, 2020, which will take effect on January 1, 2023 (with a lookback to data collected, on or after January 1, 2022). The CPRA will significantly modify the CCPA, including by creating a new state agency that will be vested with the authority to implement and enforce California’s privacy laws. Additionally, Nevada enacted a law that went into force on October 1, 2019 and requires companies to honor consumers’ requests to no longer sell their data. Violators may be subject to injunctions and civil penalties of up to $5,000 per violation. Several other states are actively considering privacy laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business. We expect that there will continue to be new proposed laws, regulations, and industry standards concerning privacy, data protection, and information security and we cannot determine the impact such future laws, regulations, and standards may have on our business. We could be subject to legal claims, government action, or harm to our reputation or incur significant remediation costs if we experience a security breach or our practices fail, or are seen as failing, to comply with our policies or with applicable laws concerning personally identifiable information.

Any of the foregoing could materially adversely affect our brand, reputation, business, results of operations, and financial condition.

Any significant disruption in service in our computer systems and third-party networks and mobile infrastructure that we depend on could result in a loss of customers and we may be unable to maintain and scale the technology underlying our offerings.

Customers and potential customers access our products primarily through our website and mobile applications. Our ability to attract, retain and serve customers depends on the reliable performance and availability of our website, mobile application, and technology infrastructure. Furthermore, we depend on the reliable performance of third-party networks and mobile infrastructure to provide our technology offerings to our customers and potential customers. The proper operation of these networks and infrastructure is beyond our control, and service interruptions or website unavailability could impact our ability to service our customers in a timely manner, and may have an adverse effect on existing and potential customer relationships.

Our information systems and technology may not be able to continue to accommodate our growth and may be subject to security risks. The cost of maintaining such systems may increase. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on our business and results of operations and could result in a loss of customers.

Failure to protect our trade secrets, know-how, proprietary applications, business processes and other proprietary information, could adversely affect the value of our technology and products.

Our success and ability to compete depends in part on our intellectual property and our other proprietary business information. We seek to control access to our proprietary information by entering into a combination of confidentiality and proprietary rights agreements, invention assignment agreements and nondisclosure agreements with our employees, consultants and third parties with whom we have relationships. We have filed trademark and patent applications to protect certain aspects of our intellectual property. However, we cannot guarantee that patents will issue on our pending patent applications or that we will be successful in registering our trademarks. We may be unable to secure intellectual property protection for all of our technology and methodologies, or the steps we take to enforce our intellectual property rights may be inadequate. Furthermore, monitoring unauthorized use of our intellectual property is difficult and costly, and we cannot guarantee that the steps we have taken to protect our proprietary technologies will be effective to enforce our rights against third parties. Third parties may knowingly or unknowingly infringe our proprietary rights or challenge proprietary rights held by us, and we may not be able to prevent infringement or misappropriation of our proprietary rights without incurring substantial expense. If our intellectual property rights are used or misappropriated by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our products and methods of operations. Any of these events would have a material adverse effect on our business, financial condition and results of operations.

In the future we may be party to intellectual property rights claims and other litigation which are expensive to support, and if resolved adversely, could have a significant impact on us.

Our competitors and other third parties may own or claim to own intellectual property relating to the real estate industry. In the future, third parties may claim that we are infringing on their intellectual property rights, and we may be found to be infringing such rights. Any claims or litigation, regardless of merit, could cause us to incur significant expenses. If any such claims are successfully asserted against us, it could require us to pay significant damages or ongoing licensing payments, prevent us from offering our products or services, or require us to comply with unfavorable terms. Even if we were to prevail, the time and resources necessary to resolve such disputes could be costly, time-consuming, and divert the attention of management and key personnel from our business operations. If we are not successful in defending ourselves against any potential future claims, we may be required to pay damages and may be subject to injunctions, each of which could harm our business, results of operations, financial condition and reputation.

Our services utilize third-party open source software components, which may pose particular risks to our proprietary software, technologies, products and services in a manner that could negatively affect our business.

We use open source software in our services and will continue to use open source software in the future. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code, and may not be regularly maintained and updated in order to contain and patch possible security vulnerabilities. To the extent that our services depend upon the successful operation of open source software, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of our platform, delay new solutions introductions, result in a failure of our platform, and injure our reputation.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with such open source software in a certain manner, we could, under certain open source licenses, be required to release or license the source code of our proprietary software to the public. From time to time, we may be subject to claims asserting ownership of, or demanding release of, our source code, the open source software or derivative works that were developed using such software, or requiring us to provide attributions of any open source software incorporated into our distributed software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a commercial license or require us to devote additional research and development resources to re-engineer our software or change our products or services, any of which would have a negative effect on our business and results of operations. Additionally, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our products.

We rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and services. Failure to renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.

We rely on products, technologies and intellectual property that we license from third parties for use in our services. We cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew or expand existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed intellectual property.

We cannot be certain that our licensors are not infringing the intellectual property rights of others or that our suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our services containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition and results of operations.

Our software is highly complex and may contain undetected errors.

The software and code underlying our platform is highly interconnected and complex and may contain undetected bugs, errors, malicious code, vulnerabilities, or other defects, some of which may remain undetected or may only be discovered after the code has been released. We release or update our software code regularly and this practice may result in the more frequent introduction of errors or vulnerabilities into the software underlying our platform, which can impact the customer experience on our platform. Additionally, due to the interconnected nature of the software underlying our platform, updates to certain parts of our code, including changes to our mobile app or website or third party application programming interfaces on which our mobile app or website rely, could have an unintended impact on other sections of our code, which may result in errors or vulnerabilities to our platform. Any errors or vulnerabilities discovered in our code after release could impact the security of our systems or result in the inadvertent disclosure of sensitive or other regulated information, cause damage to our reputation, loss of our customers, loss of revenue or liability for damages, any of which could adversely affect our growth prospects and our business.

Furthermore, our development and testing processes may not detect errors and vulnerabilities in our technology offerings prior to their implementation. Any inefficiencies, errors, technical problems or vulnerabilities arising in our technology offerings after their release could reduce the quality of our products or interfere with our customers’ access to and use of our technology and offerings.

Our fraud detection processes and information security systems may not successfully detect all fraudulent activity by third parties aimed at our employees or customers, which could adversely affect our reputation and business results.

Third-party actors have attempted in the past, and may attempt in the future, to conduct fraudulent activity by engaging with our customers, particularly in our title insurance and escrow business. We make a large number of wire transfers in connection with loan and real estate closings and process sensitive personal data in connection with these transactions. Though we have sophisticated fraud detection processes and have taken other measures to identify fraudulent activity on our mobile applications, websites and internal systems, we may not be able to detect and prevent all such activity. Similarly, the third parties we use to effectuate these transactions may fail to maintain adequate controls or systems to detect and prevent fraudulent activity. Persistent or pervasive fraudulent activity may cause customers and real estate partners to lose trust in us and decrease or terminate their usage of our products, or could result in financial loss, thereby harming our business and results of operations.

Risks Related to Our Liquidity and Capital Resources

We utilize a significant amount of indebtedness in the operation of our business, and so our cash flows and operating results could be adversely affected by required payments of debt or related interest and other risks of our debt financing.

As of March 31, 2021 we had approximately $206.7 million aggregate principal amount of indebtedness outstanding, including $199.4 million of loans under asset-backed senior and mezzanine secured credit facilities. Our leverage could have meaningful consequences to us, including increasing our vulnerability to economic downturns, limiting our ability to withstand competitive pressures, or reducing our flexibility to respond to changing business and economic conditions. We are also subject to general risks associated with debt financing, including (1) our cash flow may not be sufficient to satisfy required payments of principal and interest; (2) we may not be able to refinance our existing indebtedness or refinancing terms may be less favorable to us than the terms of our existing debt; (3) debt service obligations could reduce funds available for capital investment and general corporate purposes; (4) any default on our indebtedness could result in acceleration of the indebtedness and foreclosure on the homes collateralizing that indebtedness, with our attendant loss of any prospective income and equity value from such property; and (5) aged real estate may be ineligible for financing on our debt facilities potentially forcing the sale of aged real estate for prices that do not allow us to meet our margin targets or cover our costs to repay those facilities. Any of these risks could place strains on our cash flows, reduce our ability to grow and adversely affect our results of operations.

We rely on agreements with third parties to finance our business.

We have entered into debt agreements with a limited number of counterparties to provide capital for the growth and operation of our businesses, including to finance our purchase and renovation of homes. If we fail to maintain adequate relationships with potential financial sources, or if we are unable to renew, refinance or extend our existing debt arrangements on favorable terms or at all, we may be unable to maintain sufficient inventory, which would adversely affect our business and results of operations. In addition, some of our secured credit facilities are not fully committed, meaning the applicable lender may not be obligated to advance new loan funds if they choose not to do so. Obtaining new or replacement funding arrangements may not be possible or may be at higher interest rates or other less favorable terms.

Our financing sources are not required to extend the maturities of our financing arrangements, and if a financing source is unable or unwilling to extend financing, and other financing sources are unable or unwilling to make or increase their financing commitments, then we will be required to repay the outstanding balance of the financing on the related maturity date. If we are unable to pay the outstanding balance of our debt obligations at maturity, the financing sources generally have the right to foreclose on the homes and other collateral securing that debt and to charge higher “default rates” of interest until the outstanding obligations are paid in full. If we are unable to renew or extend the terms of our existing senior and mezzanine secured credit facilities, we may not be able to terminate or prepay the secured credit facilities without incurring significant financial costs. If realized, any of these financing risks could negatively impact our results of operations and financial condition.

We intend to rely on proceeds from the sale of financed homes to repay amounts owed under our property financing facilities, but such proceeds may not be available or may be insufficient to repay the amounts when they become due.

For our senior and mezzanine secured credit facilities, we typically are required to repay amounts owed with respect to a financed home upon the sale of that home. There is no assurance such sale proceeds will fully cover the amounts owed. Our senior and mezzanine secured credit facilities commonly have initial terms of 18 months or less. It may be the case that not all homes securing these arrangements will be sold on or before the maturity dates of such financing arrangements, which would mean that sale proceeds would not be available to pay the amounts due at maturity. We may also be required to repay amounts owed with respect to a financed home prior to the sale of that home and prior to maturity of the related financing facility, typically due to the home having been held in our inventory for an extended period of time or, less commonly, if other unforeseen issues with the home arise during our holding period. In these situations, we may use cash on hand to repay the amounts owed or contribute other homes as additional collateral. To the extent we do not have sufficient cash or substitute collateral or are unable to draw on other financing facilities to make the required repayments, which could occur if a significant amount of our debt were to become due suddenly and unexpectedly, we would be in default under the related facility.

Covenants in our debt agreements may restrict our borrowing capacity or operating activities and adversely affect our financial condition.

Certain of our existing debt agreements contain, and future debt agreements may contain, various affirmative, negative, financial and collateral performance covenants. Specifically, we need to maintain a certain tangible net worth and liquidity minimums under certain of these facilities. These covenants may limit our operational flexibility or restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our shareholders. If we breach these covenants, in certain cases, we could be required to repay all of the relevant debt immediately, even in the absence of a payment default. The occurrence of these events would have an adverse impact on our financial condition and results of operations and such impact could be material.

The borrowers and certain other loan parties under the debt facilities we use to finance the purchase and renovation of homes are special purpose entity (“SPE”) subsidiaries of Offerpad. While our SPEs’ lenders’ recourse in most situations following an event of default is only to the applicable SPE or its assets, we have provided limited non-recourse carve out guarantees under our senior and mezzanine secured credit facilities for certain of the SPEs’ obligations in situations involving “bad acts” by an Offerpad entity and certain other limited circumstances that are generally under our control. To the extent a guaranty obligation is triggered, we may become obligated to pay all or a portion of the amounts owed by our SPEs and other subsidiaries to their respective lenders.

Our debt facilities contain cross defaults and similar provisions that could cause us to be in default under multiple debt facilities or otherwise lose access to financing for new homes and excess proceeds from sales of homes in the event we default under a single facility.

If an event of default or similar event occurs under one of our senior or mezzanine secured credit facilities, this may trigger an event of default under another senior or mezzanine secured credit facility or result in us losing access to financing through our senior and mezzanine secured credit facilities or to excess proceeds from sales of homes that would otherwise be available to us. In addition, our senior and mezzanine secured credit facilities currently contain cross defaults to certain other indebtedness. Following consummation of the business combination, it is possible that our debt facilities could include similar cross defaults to indebtedness of Offerpad Solutions. The foregoing considerations significantly increase the likelihood that a default or similar event under one or more of our debt facilities would result in adverse consequences for our other debt facilities.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

Borrowings under certain of our senior secured facilities bear interest at variable rates and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase and our earnings and cash flows will correspondingly decrease. Increased interest costs could also reduce the amount of debt financing that our homes inventory can support. Assuming no change in the outstanding borrowings on our senior secured facilities, we estimate that a one percentage point increase in LIBOR would have increased our annual interest expense by approximately $1.7 million for the year ended December 31, 2020 and $1.8 million for the three months ended March 31, 2021.

In connection with our variable debt, we may seek to obtain interest rate protection in the form of swap agreements, interest rate cap contracts or similar derivatives or instruments to hedge against the possible negative effects of interest rate increases. There is no assurance that we will be able to obtain any such interest rate hedging arrangements on attractive terms or at all. Even if we are successful in obtaining interest rate hedges, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder.

We could be subject to additional tax liabilities and our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the business combination or other ownership changes.

We are subject to federal and state income and non-income taxes in the United States. Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating these taxes. Our effective tax rates could be affected by numerous factors, such as entry into new businesses and geographies, changes to our existing business and operations, acquisitions and investments and how they are financed, changes in our stock price, changes in our deferred tax assets and liabilities and their valuation, and changes in the relevant tax, accounting, and other laws, regulations, administrative practices, principles and interpretations. We are required to take positions regarding the interpretation of complex statutory and regulatory tax rules and on valuation matters that are subject to uncertainty, and IRS or other tax authorities may challenge the positions that we take.

We have incurred losses during our history and do not expect to become profitable in the near future, and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2020, the Company had federal and state net operating loss (“NOL”) carryforwards of $200.5 million. Under the Tax Act, as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, our net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Code, our federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in our ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the business combination or other transactions. Similar rules may apply under state tax laws.

We have not yet determined the amount of the cumulative change in our ownership resulting from the business combination or other transactions, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a full valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

We will need additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available.

We will require additional capital and debt financing to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to increase our marketing expenditures to improve our brand awareness, build and maintain our inventory of homes, develop new products or services or further improve existing products and services (including mortgage lending), enhance our operating infrastructure and acquire complementary businesses and technologies. During past economic and housing downturns and more recently at the onset of COVID-19, credit markets constricted and reduced sources of liquidity.

If cash on hand, cash generated from operations, and the net proceeds from the business combination and related transactions are not sufficient to meet our cash and liquidity needs, we may need to seek additional capital and engage in equity or debt financings to secure funds. However, additional funds may not be available when we need them on terms that are acceptable to us, or at all. In addition, any financing that we secure in the future could involve restrictive covenants which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

Our ability to obtain financing will depend, among other things, on our product development efforts, business plans, operating performance and condition of the capital markets and housing markets at the time we seek financing. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, or may require us to agree to unfavorable terms, and our existing stockholders may experience significant dilution.

If new financing sources are required, but are insufficient or unavailable, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be adversely affected.

We may use derivatives and other instruments to reduce our exposure to interest fluctuations and those derivatives and other instruments may not prove to be effective.

We may use derivatives or other instruments to reduce our exposure to adverse changes in interest rates. Hedging interest rate risk is a complex process, requiring sophisticated models and constant monitoring. Due to interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are linked to the hedged assets and liabilities. If we engage in derivative transactions, we will be exposed to credit and market risk. If the counterparty fails to perform, credit risk exists to the extent of the fair value gain in the derivative. Market risk exists to the extent that interest rates change in ways that are significantly different from what we expected when we entered into the derivative transaction. Our hedging activity, if any, may fail to provide adequate coverage for interest rate exposure due to market volatility, hedging instruments that do not directly correlate with the interest rate risk exposure being hedged or counterparty defaults on obligations.

When the London Inter-Bank Offered Rate (“LIBOR”) is discontinued, interest payments under our senior secured credit facilities may be calculated using another reference rate.

In July 2017, the United Kingdom Financial Conduct Authority (“FCA”), which regulates LIBOR, announced that the FCA intends to phase out the use of LIBOR by the end of 2021. In response, the U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, has proposed replacing U.S. dollar LIBOR with the Secured Overnight Financing Rate (“SOFR”), which is a new index calculated by short-term repurchase agreements and backed by U.S. Treasury securities. The market transition away from LIBOR towards SOFR is expected to be complicated, and there is no guarantee that SOFR will become a widely accepted benchmark in place of LIBOR. LIBOR is used as a benchmark rate for our senior secured credit facilities. Some of these agreements do not contain fulsome fallback language for circumstances in which LIBOR ceases to be published. The transition process may involve, among other things, increased volatility and illiquidity in markets for instruments that currently rely on LIBOR and may result in increased borrowing costs, uncertainty under our financing facilities, or difficult and costly processes to amend our financing agreements. There remains uncertainty regarding the future utilization of LIBOR and the nature of any replacement rate, and we are uncertain what impact a transition away from LIBOR may have on our business, financial results, and operations.

Failures at financial institutions at which we deposit funds could adversely affect us.

We deposit substantial funds in various financial institutions in excess of insured deposit limits. In the event that one or more of these financial institutions fail, there is no guarantee that we could recover the deposited funds in excess of federal deposit insurance. Under these circumstances, our losses could have a material adverse effect on our results of operations or financial condition.

Risks Related to Our Capital Structure and Ownership of Our Class A Common Stock Following the business combination

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the trading price of our shares would likely be negatively impacted. In the event securities or industry analysts initiated coverage, and one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.

Future resales of common stock after the consummation of the business combination may cause the market price of our securities to drop significantly, even if our business is doing well.

Pursuant to the Registration Rights Agreement, the Sponsor Support Agreement and the Proposed Bylaws, after the consummation of the business combination and subject to certain exceptions, the Sponsor, those receiving shares of Offerpad Solutions’ common stock as consideration pursuant to the Merger Agreement, our directors, officers and employees receiving shares of Offerpad Solutions common stock upon the settlement or exercise of warrants, stock options or other equity awards will be contractually restricted from selling or transferring any of their shares of Offerpad Solutions common stock. Such restrictions begin at Closing and end, in the case of the shares that are restricted pursuant to the Proposed Bylaws, on the date that is 180 days after Closing and in the case of the shares restricted pursuant to the Registration Rights Agreement or the Sponsor Agreement, on such dates as are described in the section titled “The Business Combination Proposal—Certain Agreements Related to the Business Combination.”

However, following the expiration of the applicable lock-up period, such equityholders will not be restricted from selling shares of Offerpad Solutions common stock held by them, other than by applicable securities laws. In addition, the PIPE Investors will not enter into lock-up agreements restricting them from selling the shares of Offerpad Solutions common stock acquired by them. See “—There are risks to our public stockholders who are not affiliates of the Sponsor of becoming stockholders of Offerpad Solutions through the business combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.” As such, sales of a substantial number of shares of Offerpad Solutions common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A common stock or our warrants. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of our Class A common stock, and the market price of our Class A common stock could decline if the holders of currently restricted shares or other shareholders sell their shares or are perceived by the market as intending to sell them.

The provisions of the Proposed Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

The Proposed Charter provides that, to the fullest extent permitted by law, and unless Offerpad Solutions consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of Offerpad Solutions, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of Offerpad Solutions to Offerpad Solutions or its stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or Offerpad Solutions’ bylaws or certificate of incorporation (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against Offerpad Solutions or any current or former director, officer or stockholder governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter provides that, unless Offerpad Solutions consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Proposed Charter provides that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising under the Securities Act, any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

These provisions may have the effect of discouraging lawsuits against Offerpad Solutions’ directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Offerpad Solutions, a court could find the choice of forum provisions contained in the Proposed Charter to be inapplicable or unenforceable in such action.

We cannot predict the impact our multi-class structure may have on the stock price of our Class A common stock.

We cannot predict whether our multi-class structure will result in a lower or more volatile market price of Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have policies that restrict or prohibit the inclusion of companies with multiple-class share structures in certain of their indices, including the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600,

which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our multi-class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. It is possible that these policies may depress the valuations of publicly traded companies that are excluded from the indices compared to those of other similar companies that are included. Because of our multi-class structure, we will likely be excluded from certain of these indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make shares of our Class A common stock less attractive to other investors. As a result, the market price of shares of our Class A common stock could be adversely affected.

Following the completion of the business combination, our founder and Chief Executive Officer will control a significant percentage of our voting power and will be able to exert significant control over the direction of our business.

Immediately following the business combination, Brian Bair, our founder and Chief Executive Officer will hold shares of our Class B common stock that will entitle him to 10 votes per share of Class B common stock until the Sunset Date, which we estimate will provide him with approximately 34.1% of the voting power of our company immediately after the business combination despite holding only 4.9% of the total common stock, in each case assuming no redemption of SPNV’s public shares. In the event all of SPNV’s public shares are redeemed, we estimate Mr. Bair would control approximately 37.3% of the voting power of our company immediately after the business combination despite holding only 5.6% of the total common stock.

Accordingly, for so long as Mr. Bair continues to control a significant percentage of the voting power of our company, he will be able to significantly influence the composition of our board and management and the approval of actions requiring stockholder approval. The concentration of ownership could also deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of a sale of us and ultimately might affect the market price of our Class A common stock.

Delaware law and Offerpad Solutions’ Proposed Charter and Proposed Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Charter and Proposed Bylaws that will be in effect upon consummation of the business combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Class A common stock, and therefore depress the trading price. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the incumbent members of our board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Charter and Proposed Bylaws include provisions that:

•	authorize Class B common stock that will entitle Brian Bair, our Chief Executive Officer and founder, to 10 votes per share of such stock until the Sunset Date;

•	provide for a classified board of directors with staggered, three-year terms;

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permit our board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	limit the liability of, and provide for the indemnification of, our directors and officers;

•

permit our board of directors to amend the bylaws, which may allow our board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

•	require a supermajority vote of stockholders to amend certain provisions of the Proposed Charter and a supermajority vote of stockholders in order to amend the Proposed Bylaws;

•	limit our ability to engage in business combinations with certain interested stockholders without certain approvals; and

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mandate advance notice procedures with which stockholders must comply in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our board of directors or management.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates equaled or exceeded $700 million as of the end of any second quarter of a fiscal year, in which case we would no longer be an emerging growth company as of the end of such fiscal year. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We do not intend to pay cash dividends for the foreseeable future.

Following the business combination, we currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.

General Risks Related to Offerpad

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

If we complete the business combination and become a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. Our management and other personnel, many of whom have limited experience managing a public company, will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Our management has limited experience in operating a public company.

Certain of our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of our management’s time may be devoted to these activities which will result in less time being devoted to the management and growth of Offerpad Solutions following the business combination. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. Our management will need to continually assess our staffing and training procedures to improve our internal control over financial reporting. Further, the development, implementation, documentation and assessment of appropriate processes, in addition to the need to remediate any potential deficiencies, will require substantial time and attention from management. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase its operating costs in future periods.

Some of our potential losses may not be covered by insurance. We may not be able to obtain or maintain adequate insurance coverage.

We maintain insurance to cover costs and losses from certain risk exposures in the ordinary course of our operations, but our insurance may not cover all of the costs and losses from all events. We are responsible for certain retentions and deductibles that vary by policy, and we may suffer losses that exceed our insurance coverage limits by a material amount. We may also incur costs or suffer losses arising from events against which we have no insurance coverage. In addition, large-scale market trends or the occurrence of adverse events in our business may raise our cost of procuring insurance or limit the amount or type of insurance we are able to secure. We may not be able to maintain our current coverage, or obtain new coverage in the future; on commercially reasonable terms or at all. Incurring uninsured or underinsured costs or losses could harm our business.

Our results of operations and financial condition are subject to management’s accounting judgments and estimates, as well as changes in accounting policies.

The preparation of our financial statements requires us to make estimates and assumptions affecting the reported amounts of our assets, liabilities, revenues and expenses. If these estimates or assumptions are incorrect, it could have a material adverse effect on our results of operations or financial condition. Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

Our management will be required to evaluate the effectiveness of our internal control over financial reporting. If we are unable to maintain effective internal control over financial reporting, investors may lose confidence in the accuracy of our financial reports.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Subject to limited exceptions, pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to evaluate and determine the effectiveness of our internal control over financial reporting, and our auditor will be required to deliver an attestation report on the effectiveness of our disclosure controls and internal control over financial reporting. An adverse report may be issued in the event our auditor is not satisfied with the level at which our controls are documented, designed or operating.

When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is ineffective, or if our auditor is unable to express an opinion as to the effectiveness of our internal control over financial reporting, we could fail to meet our reporting obligations or be required to restate our financial statements for prior periods.

In addition, our internal control over financial reporting will not prevent or detect all errors and fraud. Because of the inherent limitations in all control systems, no evaluation can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If there are material weaknesses or failures in our ability to meet any of the requirements related to the maintenance and reporting of our internal control, investors may lose confidence in the accuracy and completeness of our financial reports and that could cause the price of our Class A common stock to decline. In addition, we could become subject to investigations by the applicable stock exchange, the SEC or other regulatory authorities, which could require additional management attention and which could adversely affect our business.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives. If we complete the business combination and become a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and the applicable stock exchange. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage our transition into a public company. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, its board committees or as executive officers.

We may acquire other businesses which could require significant management attention, disrupt our business, dilute stockholder value and adversely affect our operating results.

As part of our business strategy, we may make investments in or acquire other companies, products or technologies. We may not realize benefits from any acquisition that we may make in the future. If we fail to integrate successfully such acquisitions, or the businesses and technologies associated with such acquisitions, into our company, the revenue and operating results of the combined company could be adversely affected. Any integration process will require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired business or technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could affect our financial condition or the value of our capital stock. The sale of equity or issuance to finance any such acquisitions could result in dilution to our stockholders. The incurrence of indebtedness in connection with an acquisition would result in increased fixed obligations and could also include covenants or other restrictions that may impede our ability to manage our operations.

We are and will continue to be dependent on key personnel, and our failure to attract and retain other highly qualified personnel could harm our business.

Our success depends upon the continued service of our senior management team and successful transitions when management team members pursue other opportunities. In addition, our business depends on our ability to continue to attract, motivate and retain a large number of skilled employees across all of our product and service lines. Furthermore, much of our key technology and processes are custom-made for our business by our personnel. The loss of key personnel, including key members of management, as well as our engineering, product development, home operations, marketing, sales and support, finance and legal personnel could materially and adversely affect our ability to build on the efforts they have undertaken and to execute our business plan, and we may not be able to find adequate replacements. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees in a cost-effective manner, our business could be harmed.

Risks Related to SPNV and the Business Combination

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to SPNV prior to the consummation of the business combination.

The Sponsor and the other SPNV Insiders have agreed to vote in favor of the business combination, regardless of how SPNV’s public stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor and the other SPNV Insiders have agreed to vote any shares of SPNV’s common stock owned by them in favor of the Merger Agreement and the Transactions, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor and the other SPNV Insiders own shares equal to approximately 20% of the issued and outstanding shares of SPNV’s common stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the business combination than would be the case if the Sponsor and the other SPNV Insiders agreed to vote any shares of SPNV’s common stock owned by them in accordance with the majority of the votes cast by the public stockholders.

The Sponsor, certain members of the SPNV Board and certain SPNV officers have interests in the business combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the business combination proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the SPNV Board’s recommendation that our stockholders vote in favor of the approval of the business combination proposal and the other proposals described in this proxy statement/prospectus, our stockholders should be aware that the Sponsor and certain directors and officers of SPNV have interests in the business combination that may be different from, or in addition to, the interests of our stockholders generally. These interests include:

•

the fact that the Sponsor and the other SPNV Insiders have agreed not to redeem any of their shares of common stock in connection with a stockholder vote to approve a proposed initial business combination;

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the continued right of the Sponsor and the other SPNV Insiders to hold Offerpad Solutions common stock and the shares of Offerpad Solutions common stock to be issued to the Sponsor upon exercise of its private placement warrants following the Transactions, subject to certain lock-up periods;

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if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the completion window, the Sponsor has agreed to indemnify us to ensure that the proceeds in the trust account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the business combination;

•

the fact that the Sponsor and officers and directors of SPNV will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated within the completion window;

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the fact that the Sponsor and the other SPNV Insiders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete an initial business combination within the completion window;

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the fact that the Sponsor paid an aggregate of approximately $8,000,000 for its 5,333,333 private placement warrants to purchase shares of SPNV’s Class A common stock and that such private placement warrants will expire worthless if a business combination is not consummated within the completion window;

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the fact that the Forward Purchasers have agreed to pay an aggregate of approximately $50,000,000 for an aggregate of 5,000,000 shares of SPNV’s Class A common stock, plus an aggregate of 1,666,667 warrants to purchase one share of SPNV Class A common stock; and

•

the fact that at the Closing, the Sponsor, the SPNV Insiders and the SPNV Forward Purchasers will enter into the Registration Rights Agreement with Offerpad Solutions and certain former stockholders of Offerpad, which provides for, among other things, registration rights, including, among other things, customary demand, shelf and piggy-back rights, subject to certain restrictions and customary cut-back provisions with respect to the shares of Offerpad Solutions common stock or warrants to purchase shares of Offerpad Solutions common stock held by certain parties following the Closing.

The personal and financial interests of our officers and directors may have influenced their motivation in identifying and selecting Offerpad, and in ultimately completing a business combination with Offerpad, and may influence their operation of Offerpad Solutions following the business combination. This risk may become more acute as the deadline of October 23, 2022 for completing an initial business combination nears.

In addition, we have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. We do not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Accordingly, such persons or entities may have a conflict between their interests and ours.

The SPNV Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the SPNV stockholders that they vote “FOR” the proposals presented at the special meeting. In considering the recommendations of the SPNV Board to vote for the proposals, its shareholders should consider these interests.

The SPNV Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

The SPNV Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Transactions. In analyzing the business combination, the SPNV Board and management conducted due diligence on Offerpad. The SPNV Board reviewed comparisons of selected financial data of Offerpad with its peers in the industry and the financial terms set forth in the Merger Agreement, and concluded that the business combination was in the best interest of SPNV’s shareholders. The officers and directors of SPNV have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of SPNV’s financial and other advisors, including Jefferies LLC, enabled them to perform the necessary analyses and make determinations regarding the Transactions. Accordingly, investors will be relying solely on the judgment of the SPNV Board in valuing Offerpad’s business and will be assuming the risk that the SPNV Board may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed business combination or demand redemption of their shares for cash, which could potentially impact SPNV’s ability to consummate the business combination. For more information on the SPNV Board’s decision-making process, see “Proposal No. 1—The Business Combination Proposal—SPNV’s Board of Directors’ Reasons for Approval of the Transactions.”

Each of J.P. Morgan and Jefferies has a potential conflict of interest regarding the Business Combination.

As disclosed elsewhere herein, Jefferies and J.P. Morgan served as the underwriters for the SPNV IPO and will collectively receive approximately $14.1 million of deferred underwriting commissions therefrom in connection with the consummation of SPNV’s initial business combination. Jefferies and J.P. Morgan have agreed to waive their rights to their deferred underwriting commissions held in the Trust Account in the event SPNV does not complete its initial business combination prior to the end of the completion window (subject to any extension period thereof), and in such a circumstance, will not receive any of such funds.

As disclosed under “Proposal No. 1—The Business Combination Proposal—Background of the Transactions”, following the SPNV IPO, SPNV commenced a search for prospective businesses and assets to acquire. Jefferies and J.P. Morgan each provided SPNV with informal assistance during such search process by helping SPNV develop and evaluate its database of more than 400 potential targets, for which neither Jefferies nor J.P. Morgan is entitled to fees.

As described elsewhere herein, Jefferies and J.P. Morgan also are providing certain services in connection with the Transactions, and will receive compensation in connection therewith. Jefferies’ and J.P. Morgan’s receipt of the deferred underwriting commissions is not dependent on their provision of services in connection with the Transactions.

As discussed under “Proposal No. 1—The Business Combination Proposal—Background of the Transactions,” Jefferies is serving as SPNV’s exclusive financial advisor in connection with the Transactions. Pursuant to the terms of Jefferies’ engagement with SPNV, Jefferies has agreed to provide SPNV with financial advice and assistance in connection with the Transactions, including (i) rendering advice on market terms, (ii) negotiating transaction terms, (iii) assisting SPNV with understanding Offerpad’s business and (iv) facilitating discussions between the parties. Upon the consummation of the Transactions, Jefferies will receive the Jefferies Financial Advisory Fee of $10 million. SPNV also has agreed to provide Jefferies with customary expense reimbursement, including fees and expenses of its counsel, and to indemnify it and certain related persons against liabilities arising out of Jefferies’ financial advisory engagement and the Transactions. Neither J.P. Morgan nor any other entity (other than Jefferies) is serving as SPNV’s financial advisor in connection with the Transactions.

Additionally, as discussed under “Proposal No. 1—The Business Combination Proposal—Background of the Transactions,” J.P. Morgan and Jefferies are serving as joint placement agents in connection with the PIPE Investment. Pursuant to the terms of J.P. Morgan’s and Jefferies’ placement agent engagement with SPNV, J.P. Morgan and Jefferies have agreed to assist SPNV in (i) identifying and contacting potential PIPE Investors, (ii) if requested by SPNV, preparing an investor presentation and/or marketing materials for distribution to potential PIPE Investors, (iii) soliciting and receiving offers to purchase shares of Offerpad Solutions Class A common stock pursuant to the PIPE Investment and (iv) SPNV’s negotiation of the financial aspects of the PIPE Investment. In respect of such services, upon the consummation of the Transactions, J.P. Morgan and Jefferies will collectively receive the Placement Fee equal to 3.5% of the aggregate price at which such shares of Offerpad Solutions Class A common stock are sold pursuant to the PIPE Investment, expected to be $7 million, and whether or not the Transactions are consummated, each of J.P. Morgan and Jefferies will receive expense reimbursement customary for a PIPE transaction of this nature (subject to the terms and conditions of their engagement letter with SPNV). SPNV also has agreed to indemnify J.P. Morgan and Jefferies and certain related persons against liabilities arising out of their placement agent engagement or information contained in or omitted from the offering materials in connection with the PIPE Investment.

Because (i) Jefferies and J.P. Morgan will only receive their deferred underwriting commissions upon the consummation of SPNV’s initial business combination during the completion window (subject to any extension period thereof), (ii) Jefferies will only receive the Jefferies Financial Advisory Fee upon the consummation of the Transactions, (iii) J.P. Morgan will receive a financial advisory fee from Offerpad (for J.P. Morgan’s services as Offerpad’s financial advisor in connection with the Transactions) only upon the consummation of the Transactions and (iv) J.P. Morgan and Jefferies will only receive the Placement Fee upon the consummation of the Transactions, Jefferies and J.P. Morgan have an interest in the Transactions being consummated. Such interest may have presented, and may in the future present, a conflict of interest. SPNV’s stockholders should consider the roles of Jefferies and J.P. Morgan in evaluating “Proposal No. 1—The Business Combination Proposal” and the other proposals.

The Sponsor is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event a business combination is not consummated. Such liability may have influenced the Sponsor’s decision to approve the Transactions.

If the Transactions or another business combination are not consummated by SPNV within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by SPNV for services rendered or contracted for or products sold to SPNV. If SPNV consummates a business combination, including the Transactions, on the other hand, SPNV will be liable for all such claims. Neither SPNV nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to SPNV. Please see the section entitled “Other Information Related to SPNV—Liquidation if no Business Combination” for further information.

These obligations of the Sponsor may have influenced the Sponsor’s decision to approve the Transactions and to continue to pursue such business combination. Each of Messrs. Rascoff, Klabin, Reid and Clifton has an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor. In addition, the forward purchase agreements, pursuant to which Ancient 1604 LLC and 75 and Sunny LP, affiliates of Alexander M. Klabin and Spencer Rascoff, respectively, our Co-Chairs, have agreed to purchase SPNV Class A common stock in an aggregate share amount equal to 5,000,000 shares of SPNV Class A common stock, plus an aggregate of 1,666,667 warrants to purchase one share of SPNV Class A common stock at $11.50 per share, may have influenced their decision to approve the Transactions and to continue to pursue such business combination. In considering the recommendations of the SPNV Board to vote for the business combination proposal and the other proposals described in this proxy statement/prospectus, SPNV’s stockholders should consider these interests.

The exercise of SPNV’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in SPNV’s stockholders’ best interest.

In the period leading up to Closing, events may occur that, pursuant to the Merger Agreement, would require SPNV to agree to amend the Merger Agreement, to consent to certain actions taken by Offerpad or to waive rights that SPNV is entitled to under, or conditions of, the Merger Agreement. Such events could arise because of changes in the course of Offerpad’s business, a request by Offerpad to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Offerpad’s business and would entitle SPNV to terminate the Merger Agreement. In any of such circumstances, it would be at SPNV’s discretion, acting through the SPNV Board, to grant its consent or waive those rights or conditions. The existence of the financial and personal interests of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for SPNV and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SPNV does not believe there will be any material changes or waivers that SPNV’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. While certain changes could be made without further shareholder approval, SPNV will circulate a new or amended proxy statement/prospectus or supplement thereto if changes to the terms of the Transactions that would have a material impact on its stockholders are required prior to the vote on the business combination proposal.

Unless an extension of the completion window is sought, if SPNV is unable to complete the Transactions or another initial business combination by October 23, 2022, SPNV will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the SPNV Board, dissolving and liquidating. In such event, third parties may bring claims against SPNV and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of SPNV’s current certificate of incorporation, SPNV must complete a business combination before the end of the completion window, or SPNV must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the SPNV Board, dissolving and liquidating. In such event, third parties may bring claims against SPNV. Although SPNV has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of SPNV’s public stockholders. If SPNV is unable to complete a business combination within the completion window, the Sponsor has agreed that it will be liable to SPNV if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company and, therefore, Sponsor may not be able to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if SPNV is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if SPNV otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, SPNV may not be able to return to its public stockholders at least $10.00 per share.

SPNV’s stockholders may be held liable for claims by third parties against SPNV to the extent of distributions received by them.

If SPNV is unable to complete the Transactions or another business combination within the completion window, SPNV will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may receive only $10.00 per share, or less than $10.00 per share, on the redemption of their shares, and our warrants will expire worthless. See “— Unless an extension of the completion window is sought, if SPNV is unable to complete the Transactions or another initial business combination by October 23, 2022, SPNV will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and the Board, dissolving and liquidating. In such event, third parties may bring claims against SPNV and, as a result, the proceeds held in the trust account could be reduced and the per share liquidation price received by stockholders could be less than $10.00 per share” and other risk factors in this section.

SPNV cannot assure you that it will properly assess all claims that may be potentially brought against SPNV. As such, SPNV’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, SPNV cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by SPNV.

If SPNV is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by SPNV’s stockholders. Furthermore, because SPNV intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the SPNV Board may be viewed as having breached their fiduciary duties to SPNV’s creditors and/or may have acted in bad faith, and thereby exposing itself and SPNV to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. SPNV cannot assure you that claims will not be brought against it for these reasons.

Activities taken by existing SPNV stockholders to increase the likelihood of approval of the business combination proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on SPNV’s securities.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding SPNV or its securities, the Sponsor, directors, officers, advisors or any of their respective affiliates and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of SPNV’s common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Transactions where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on SPNV’s securities. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares they own, either prior to or immediately after the special meeting.

SPNV’s stockholders will experience dilution as a consequence of, among other transactions, the issuance of Offerpad Solutions common stock as consideration in the business combination, the PIPE Investment, the SPNV Forward Purchase and due to future issuances pursuant to our 2021 Plan and the ESPP. Having a minority share position in Offerpad Solutions may reduce the influence that SPNV’s current stockholders have on the management of Offerpad Solutions

It is anticipated that, upon the Closing: (i) existing stockholders of Offerpad will own approximately 74.9% of Offerpad Solutions on a fully diluted net exercise basis; (ii) SPNV’s public stockholders (other than the PIPE

Investors) will retain an ownership interest of approximately 13.4% in Offerpad Solutions on a fully diluted net exercise basis; (iii) the PIPE Investors will own approximately 6.7% of Offerpad Solutions on a fully diluted net exercise basis; and (iv) the Sponsor (and its affiliates, including the purchasers pursuant to the SPNV Forward Purchase) will own approximately 5.0% of Offerpad Solutions on a fully diluted net exercise basis. These indicative levels of ownership interest: (i) exclude the impact of the shares of SPNV’s Class A common stock underlying warrants and (ii) assume that no public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account.

In addition, Offerpad employees, directors and consultants hold, and after the business combination, may be granted, equity awards under the 2021 Plan and/or purchase rights under the ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Offerpad Solutions common stock.

The issuance of additional shares of Offerpad Solutions common stock will significantly dilute the equity interests of existing holders of SPNV securities and may adversely affect prevailing market prices for Offerpad Solutions common stock or public warrants. Having a minority ownership interest in Offerpad Solutions may reduce the influence that SPNV’s current public stockholders have on the management of Offerpad Solutions

The Sponsor, existing stockholders of Offerpad and the PIPE Investors will beneficially own a significant equity interest in Offerpad Solutions and may take actions that conflict with your interests.

The interests of the Sponsor, existing stockholders of Offerpad and the PIPE Investors may not align with the interests of SPNV and its other stockholders. The Sponsor, certain existing stockholders of Offerpad and the PIPE Investors are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with Offerpad Solutions. The Sponsor, existing stockholders of Offerpad and the PIPE Investors, and their respective affiliates, may also pursue acquisition opportunities that may be complementary to SPNV’s business and, as a result, those acquisition opportunities may not be available to us. The Proposed Charter provides that the Identified Persons (as defined therein) may engage in competitive businesses and renounces any entitlement to certain corporate opportunities offered to such Identified Persons that are not expressly offered to them in their capacities as directors or officers of SPNV. The Proposed Charter also provides that the Identified Persons do not have any fiduciary duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as SPNV or any of its affiliates or subsidiaries.

We may issue additional shares of Offerpad Solutions common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

We may issue additional shares of Offerpad Solutions common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under our 2021 Plan or ESPP, without stockholder approval, in a number of circumstances.

Our issuance of additional shares of Offerpad Solutions common stock or other equity securities of equal or senior rank could have the following effects:

•	your proportionate ownership interest in SPNV will decrease;

•	the relative voting strength of each previously outstanding share of SPNV’s common stock may be diminished; or

•	the market price of our shares of SPNV stock may decline.

SPNV has no operating history and its results of operations and those of Offerpad Solutions may differ significantly from the unaudited pro forma financial information included in this proxy statement/prospectus.

SPNV is a blank check company with no operating history or results.

This proxy statement/prospectus includes unaudited pro forma condensed combined financial information for Offerpad Solutions. The unaudited pro forma condensed combined statement of operations of Offerpad Solutions combines the audited historical condensed balance sheet of SPNV as of December 31, 2020 with the audited historical consolidated balance sheet of Offerpad as of December 31, 2020, and gives pro forma effect to the business combination, the PIPE Investment and the SPNV Forward Purchase Agreement, as if they had been consummated as of that date. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combine the historical statement of operations of SPNV and the historical consolidated statement of operations of Offerpad for such period on a pro forma basis as if the business combination, the PIPE Investment and the transactions contemplated by the SPNV Forward Purchase Agreement had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of Offerpad Solutions. Accordingly, Offerpad Solutions’ business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial information included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

SPNV has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.

Following the issuance of the “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies” by the staff of the SEC (the “SEC Staff Statement”), after consultation with SPNV’s independent registered public accounting firm, SPNV’s management and audit committee concluded that, in light of the SEC Staff Statement, it was appropriate to restate previously issued and audited financial statements as of and for the period ended December 31, 2020.

SPNV’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. SPNV’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of SPNV’s annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere in this proxy statement/prospectus, SPNV identified a material weakness in its internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants it issued in connection with its initial public offering in October 2020. As a result of this material weakness, SPNV’s management has concluded that its internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of SPNV’s derivative liabilities, change in fair value of derivative liabilities, Class A common stock subject to possible redemption, accumulated deficit and related financial disclosures for the period from August 31, 2020 (inception) through December 31, 2020. For a discussion of management’s consideration of the material weakness identified related to SPNV’s accounting for a significant and unusual transaction related to the warrants SPNV issued in connection with the October 2020 initial public offering, see “SPNV’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Note 2—Restatement of Previously Issued Financial Statements” to SPNV’s audited financial statements.

SPNV has concluded that its internal control over financial reporting was ineffective as of December 31, 2020 because material weaknesses existed in SPNV’s internal control over financial reporting. SPNV has taken a number of measures to remediate the material weaknesses described herein; however, if it is unable to remediate its material weaknesses in a timely manner or SPNV identifies additional material weaknesses, it may be unable to provide required financial information in a timely and reliable manner, and SPNV may incorrectly report financial information. Likewise, if SPNV’s financial statements are not filed on a timely basis, SPNV could be subject to sanctions or investigations by the stock exchange on which SPNV’s common stock is listed, the SEC or other regulatory authorities. . In either case, there could result a material adverse effect on SPNV’s business. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect SPNV’s reputation or investor perceptions of SPNV, which could have a negative effect on the trading price of SPNV’s stock. In addition, SPNV will incur additional costs to remediate material weaknesses in its internal control over financial reporting.

Furthermore, as a result of such material weakness, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, SPNV faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in SPNV’s internal control over financial reporting and the preparation of SPNV’s financial statements. As of the date of this proxy statement/prospectus, SPNV has no knowledge of any such litigation or dispute. However, SPNV can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on SPNV’s business, results of operations and financial condition or its ability to complete a Business Combination.

SPNV can give no assurance that the measures it has taken and plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if SPNV is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

SPNV’s warrants and forward purchase agreements are accounted for as derivative liabilities with changes in fair value each period included in earnings, which may have an adverse effect on the market price of SPNV’s Class A common stock or may make it more difficult for SPNV to consummate an initial business combination.

SPNV accounts for its warrants and forward purchase agreements as derivative liabilities. At each reporting period (1) the accounting treatment of the warrants and forward purchase agreements will be re-evaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the public warrants and private placement warrants and the forward purchase agreements will be remeasured and the change in the fair value of the liability will be recorded as other income (expense) in SPNV’s income statement. The impact of changes in fair value on earnings may have an adverse effect on the market price of SPNV’s Class A common stock. In addition, potential targets may seek a special purpose acquisition company that does not have warrants and forward purchase agreements that are accounted for as a derivative liabilities, which may make it more difficult for SPNV to consummate an initial business combination with a target business.

The announcement of the proposed business combination could disrupt Offerpad’s relationships with its clients, providers, business partners and others, as well as its operating results and business generally.

Whether or not the business combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the business combination on Offerpad’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect Offerpad’s ability to retain and hire key personnel and other employees;

•

clients, providers, business partners and other parties with which Offerpad maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Offerpad or fail to extend an existing relationship with Offerpad; and

•	Offerpad has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed business combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Offerpad’s results of operations and cash available to fund its business.

Offerpad’s financial forecasts, which were presented to the SPNV Board and are included in this proxy statement/prospectus, may not prove accurate.

In connection with the Transactions, and as discussed in further detail below under “Certain Forecasted Financial Information for Offerpad”, Offerpad provided SPNV management with internally prepared forecasts, which SPNV management then shared with the SPNV Board. The forecasts were based on numerous variables and assumptions known to Offerpad at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of Offerpad. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of Offerpad (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

SPNV and Offerpad have incurred and expect to incur significant costs associated with the business combination. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by SPNV if the business combination is not completed.

SPNV and Offerpad expect to incur significant transaction and transition costs associated with the business combination and operating as a public company following the Closing. SPNV and Offerpad may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the business combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Offerpad Solutions following the Closing. As disclosed in Note 3(E) to the Unaudited Pro Forma Condensed Combined Financial Information, expected transaction costs in consummating the business combination and related transactions are approximately $45.9 million, approximately $13.8 million of which are attributable to SPNV and approximately $26.0 million of which are attributable to Offerpad. Even if the business combination is not completed, SPNV expects to incur approximately $5.5 million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by SPNV if the business combination is not completed.

Warrants will become exercisable for Offerpad Solutions Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of up to 20,116,667 shares of Offerpad Solutions Class A common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. Further, an additional 1,666,667 warrants may be issued pursuant to the SPNV Forward Purchase Agreement, which would be exercisable to purchase an aggregate 1,666,667 shares of Offerpad Solutions Class A common stock. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the business combination and 12 months from the closing of the SPNV IPO. The exercise price of these warrants will be $11.50 per share subject to adjustment as described in Description of Securities—Redemption of Warrants. To the extent such warrants are exercised, additional shares of Offerpad Solutions Class A common stock will be issued, which will result in dilution to the holders of Offerpad Solutions common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Offerpad Solutions Class A common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if SPNV consummates the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless.”

Even if SPNV consummates the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless.

The exercise price for SPNV public warrants is $11.50 per share of SPNV’s Class A common stock, subject to adjustment as described in Description of Securities—Redemption of Warrants. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. If SPNV is unable to complete an initial business combination, SPNV’s warrants may expire worthless.

We are not registering the shares of Offerpad Solutions Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We are not registering the shares of Offerpad Solutions Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed, as soon as practicable, but in no event later than 20 business days after the closing of our initial business combination, to use our commercially reasonable efforts to file, and within 60 business days following our initial business combination have declared effective, a registration statement under the Securities Act covering the issuance of such shares and maintain a current prospectus relating to the shares of SPNV’s Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if Offerpad Solutions Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Offerpad Solutions Class A common stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Offerpad Solutions Class A common stock for sale under all applicable state securities laws.

Our ability to successfully effect the business combination and to be successful thereafter will be dependent upon the efforts of certain key personnel, including the key personnel of Offerpad whom we expect to stay with the post-combination business following the business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business and its financial condition could suffer as a result.

Our ability to successfully effect the business combination is dependent upon the efforts of our key personnel, including the key personnel of Offerpad. Although some key personnel may remain with the post-combination business in senior management or advisory positions following the business combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. We anticipate that some or all of the management of Offerpad will remain in place.

Offerpad’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of Offerpad’s officers could have a material adverse effect on Offerpad’s business, financial condition, or operating results.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on SPNV and Offerpad. These uncertainties may impair our or Offerpad’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, our or Offerpad’s business could be harmed.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

If SPNV’s due diligence investigation of the Offerpad business was inadequate, then stockholders of SPNV following the business combination could lose some or all of their investment.

Even though SPNV and its advisors conducted a due diligence investigation of the Offerpad business, SPNV cannot be sure that this diligence uncovered all material issues that may be present inside the Offerpad business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Offerpad business and outside of its control will not later arise. If SPNV’s due diligence investigation of the Offerpad business was inadequate, then the performance of Offerpad Solutions following the Closing could suffer and stockholders could lose some or all of their investment.

There are risks to our public stockholders who are not affiliates of the Sponsor of becoming stockholders of Offerpad Solutions through the business combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.

Our stockholders should be aware that there are risks associated with Offerpad Solutions becoming publicly traded through a business combination with SPNV (a special purpose acquisition company) instead of through an underwritten offering, including that investors will not receive the benefit of any independent review of Offerpad’s finances and operations, including its projections.

Underwritten public offerings of securities are subject to a due diligence review of the issuer by the underwriters to satisfy duties under the Securities Act, the rules of the Financial Industry Regulatory Authority, Inc. (FINRA) and the rules of the national securities exchange on which such securities will be listed. Additionally, underwriters conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering and undertake a due diligence review process in order to establish a due diligence defense against liability for claims under the federal securities laws. Our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type typically performed by underwriters in a public securities offering. While sponsors, private investors and management in a business combination undertake financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by underwriters in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.

There could also be more volatility in the near-term trading of Offerpad Solutions’ Class A common stock following the consummation of the business combination as compared to an underwritten public offering of its common stock, including as a result of the lack of a lock-up agreement between any underwriter and certain investors. For example, the PIPE Investors will not enter into lock-up agreements restricting the sale of shares of Class A common stock acquired by the PIPE Investors in connection with the consummation of the business combination following the consummation of the business combination, which restriction on resales might typically be in effect following an initial underwritten public offering of common stock. Our PIPE Investors will instead have the benefit of a resale registration statement that we are required to file with the SEC within 30 calendar days after the consummation of the business combination and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 65th calendar day (or 90th calendar day if the SEC notifies us that it will “review” the registration statement) following the Closing and (ii) the 5th business day after the date we are notified by the SEC that the registration statement will not be reviewed or will not be subject to further review. The sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of Offerpad Solutions’ Class A common stock and/or lead to declines in the market price of Offerpad Solutions’ Class A common stock, as compared to an underwritten public offering.

Following the Closing, Offerpad Solutions’ only significant asset will be its ownership interest in the Offerpad business and such ownership may not be sufficiently profitable or valuable to enable Offerpad Solutions to pay any dividends on Offerpad Solutions common stock or satisfy Offerpad Solutions’ other financial obligations.

Following the Closing, Offerpad Solutions will have no direct operations and no significant assets other than its ownership interest in the Offerpad business. Offerpad Solutions will depend on the Offerpad business for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company and to pay any dividends with respect to Offerpad Solutions common stock. The earnings from, or other available assets of, the Offerpad business may not be sufficient to pay dividends or make distributions or loans to enable Offerpad Solutions to pay any dividends on Offerpad Solutions common stock or satisfy our other financial obligations.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to the business combination. Please see the sections titled “SPNV’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Offerpad’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information.

Following the Closing, Offerpad Solutions may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Offerpad Solutions’s financial condition, results of operations and its stock price, which could cause you to lose some or all of your investment.

Although SPNV has conducted due diligence on the Offerpad business, SPNV cannot assure you that this diligence will surface all material issues that may be present in such business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Offerpad business and outside of SPNV’s and Offerpad’s control will not later arise. As a result of these factors, Offerpad Solutions may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if SPNV’s due diligence successfully identifies certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with SPNV’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Offerpad Solutions’s financial condition and results of operations and could contribute to negative market perceptions about our securities or Offerpad Solutions

Accordingly, any of SPNV’s stockholders or warrant holders who choose to remain stockholders or warrant holders of Offerpad Solutions following the business combination could suffer a reduction in the value of their shares and warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the business combination contained an actionable material misstatement or material omission.

A market for SPNV’s securities may not continue, which would adversely affect the liquidity and price of SPNV’s (Offerpad Solutions’) securities.

SPNV is currently a blank check company and there has not been a public market for shares of Offerpad common stock since it is a private company. Following the business combination, the price of SPNV’s (Offerpad Solutions’) securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for Offerpad Solutions’ securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of

Offerpad Solutions’ securities after the business combination can vary due to general economic conditions and forecasts, Offerpad Solutions’ general business condition and the release of Offerpad Solutions’ financial reports.

In the absence of a liquid public trading market:

•	you may not be able to liquidate your investment in shares of SPNV’s Class A common stock;

•	you may not be able to resell your shares of SPNV’s Class A common stock at or above the price attributed to them in the business combination;

•	the market price of shares of SPNV’s Class A common stock may experience significant price volatility; and

•	there may be less efficiency in carrying out your purchase and sale orders.

Additionally, if SPNV’s securities become delisted from the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of SPNV’s securities may be more limited than if SPNV was quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the business combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of Offerpad Solutions Class A common stock may decline.

If the benefits of the business combination do not meet the expectations of investors, stockholders or securities analysts, the market price of Offerpad Solutions’s Class A common stock following the Closing may decline. The market price of Offerpad Solutions Class A common stock at the time of the business combination may vary significantly from the market price of SPNV’s Class A common stock on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which SPNV’s stockholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of SPNV’s securities could contribute to the loss of all or part of your investment. Immediately prior to the business combination, there has not been a public market for stock relating to the Offerpad business and trading in shares of SPNV’s Class A common stock has not been active. Accordingly, the valuation ascribed to the Offerpad business and SPNV’s Class A common stock in the business combination may not be indicative of the price that will prevail in the trading market following the business combination.

The trading price of Offerpad Solutions Class A common stock following the business combination may fluctuate substantially and may be lower than the current market price of SPNV’s Class A common stock. This may be especially true for companies like ours with a small public float. If an active market for SPNV’s securities develops and continues, the trading price of SPNV’s securities following the business combination could be volatile and subject to wide fluctuations. The trading price of Offerpad Solutions Class A common stock following the business combination will depend on many factors, including those described in this “Risk Factors” section, many of which are beyond Offerpad Solutions’s control and may not be related to Offerpad Solutions’s operating performance. These fluctuations could cause you to lose all or part of your investment in Offerpad Solutions Class A common stock since you might be unable to sell your shares at or above the price attributed to them in the business combination. Any of the factors listed below could have a material adverse effect on your investment in SPNV’s securities and SPNV’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of SPNV’s securities may not recover and may experience a further decline.

Factors affecting the trading price of Offerpad Solutions’ securities following the business combination may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	speculation in the press or investment community;

•	actual or anticipated developments in Offerpad Solutions’s business, competitors’ businesses or the competitive landscape generally;

•	the operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to ours;

•	changes in laws and regulations affecting Offerpad Solutions’s business;

•	commencement of, or involvement in, litigation involving Offerpad Solutions;

•	changes in Offerpad Solutions’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of Offerpad Solutions Class A common stock available for public sale;

•	any major change in Offerpad Solutions’s board of directors or management;

•	sales of substantial amounts of Offerpad Solutions common stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•	general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism; and

•	other risk factors listed under “Risk Factors.”

Broad market and industry factors may materially harm the market price of Offerpad Solutions’ securities irrespective of Offerpad Solutions’ operating performance. The stock market in general and the NYSE have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Offerpad Solutions’ securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to Offerpad Solutions’ could depress Offerpad Solutions’ stock price regardless of Offerpad Solutions’ business, prospects, financial conditions or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of Offerpad Solutions Class A common stock, regardless of Offerpad Solutions’ actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the business combination. A decline in the market price of Offerpad Solutions’ securities also could adversely affect Offerpad Solutions’ ability to issue additional securities and Offerpad Solutions’ ability to obtain additional financing in the future.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

Offerpad Solutions’ quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to a variety of factors, some of which are beyond Offerpad Solutions’ control, resulting in a decline in Offerpad Solutions’ stock price.

If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about Offerpad Solutions, its business, or its market, or if they change their recommendations regarding the Offerpad Solutions Class A common stock adversely, then the price and trading volume of Offerpad Solutions Class A common stock could decline.

The trading market for Offerpad Solutions Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, Offerpad Solutions’ business and operations, Offerpad Solutions’ market, or Offerpad Solutions’ competitors. Securities and industry analysts do not currently, and may never, publish research on SPNV. If no securities or industry analysts commence coverage of Offerpad Solutions, Offerpad Solutions’ stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover Offerpad Solutions change their recommendation regarding the Offerpad Solutions stock adversely, or provide more favorable relative recommendations about Offerpad Solutions’ competitors, the price of the Offerpad Solutions Class A common stock would likely decline. If any analyst who may cover Offerpad Solutions were to cease coverage of Offerpad Solutions or fail to regularly publish reports on Offerpad Solutions, we could lose visibility in the financial markets, which could cause Offerpad Solutions’ stock price or trading volume to decline.

Offerpad Solutions may be unable to obtain additional financing to fund its operations or growth.

Offerpad Solutions may require additional financing to fund its operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of Offerpad Solutions. None of Offerpad Solutions’ officers, directors or stockholders will be obligated to provide any financing to us after the business combination.

Legal proceedings in connection with the business combination, the outcomes of which are uncertain, could delay or prevent the completion of the business combination.

Lawsuits may be filed against SPNV or its directors and officers in connection with the Transactions. Defending such lawsuits could require SPNV to incur significant costs and draw the attention of SPNV’s management team away from the Transactions. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Transactions are consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Such legal proceedings could delay or prevent the business combination from becoming effective within the agreed upon timeframe.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect Offerpad Solutions’ business, investments and results of operations.

Offerpad Solutions will be subject to laws, regulations and rules enacted by national, regional and local governments and the NYSE. In particular, Offerpad Solutions will be required to comply with certain SEC, NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Offerpad Solutions’ business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on Offerpad Solutions’ business and results of operations.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take and will continue to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the

Sarbanes-Oxley Act; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statement/prospectus. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following October 23, 2025, the fifth anniversary of the SPNV IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of Offerpad Solutions common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find Offerpad Solutions common stock less attractive because we rely on these exemptions. If some investors find Offerpad Solutions common stock less attractive as a result, there may be a less active trading market for Offerpad Solutions Class A common stock and our stock price may be more volatile.

Immediately following consummation of the Transactions, SPNV will continue to be an “emerging growth company.”

Risks Related to the Redemption

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to SPNV prior to the consummation of the business combination.

You must tender your shares of SPNV’s Class A common stock in order to validly seek redemption at the special meeting.

In connection with tendering your shares for redemption, you must elect either to physically tender your common stock certificates to SPNV’s transfer agent or to deliver your shares of SPNV’s common stock to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your shares of SPNV’s common stock, in each case, by two business days prior to the special meeting. The requirement for physical or electronic delivery by two business days prior to the special meeting ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the business combination.

SPNV does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of SPNV’s stockholders do not agree.

SPNV’s current certificate of incorporation does not provide a specified maximum redemption threshold, except that SPNV will not redeem public shares in an amount that would cause SPNV’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). However, the Merger Agreement provides that SPNV’s and Offerpad’s respective obligations to consummate the business combination are conditioned on SPNV having at least $5,000,001 of net tangible assets as of Closing Date and the amount of Available Closing SPNV Cash being least $250,000,000 as of the Closing. As a result, SPNV may be able to complete the business combination even though a substantial portion of public stockholders do not approve the business combination and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by SPNV or the persons described above have been entered into with any such investor or holder. SPNV will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the business combination proposal or the other proposals (as described in this proxy statement/prospectus) at the special meeting.

In the event that the aggregate cash consideration that SPNV would be required to pay for all shares of SPNV’s Class A common stock that are validly submitted for redemption, plus any amount required to satisfy the foregoing cash condition pursuant to the terms of the Merger Agreement, exceeds the aggregate amount of cash available to SPNV, SPNV may not complete the business combination or redeem any shares, all shares of SPNV’s Class A common stock submitted for redemption will be returned to the holders thereof and SPNV may instead search for an alternate business combination.

Based on the amount of approximately $402,688,508 in SPNV’s trust account as of August 2, 2021, the record date for the special meeting, and taking into account the anticipated gross proceeds of the PIPE Investment and the SPNV Forward Purchase, 37.15 million shares of SPNV’s Class A common stock may be redeemed and still enable SPNV to have sufficient cash to satisfy the closing condition under the Merger Agreement. We refer to this as the “maximum redemption scenario.”

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of SPNV’s Class A common stock included in the units sold in the SPNV IPO unless such stockholder first obtains SPNV’s prior consent. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, SPNV will require each public stockholder seeking to exercise redemption rights to certify to SPNV whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to SPNV at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which SPNV makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over SPNV’s ability to consummate the business combination and you could suffer a material loss on your investment in SPNV if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if SPNV consummates the business combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in the SPNV IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. SPNV cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of shares of Offerpad Solutions Class A common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge SPNV’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, SPNV’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the business combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of SPNV might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Stockholders of SPNV who wish to redeem their shares of SPNV’s Class A common stock for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of SPNV’s Class A common stock for a pro rata portion of the funds held in the trust account.

Stockholders electing to redeem their shares of SPNV’s Class A common stock will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the business combination. Please see the section entitled “Special Meeting of SPNV Stockholders—Redemption Rights” of this proxy statement/prospectus for additional information on how to exercise your redemption rights.

If, despite SPNV’s compliance with the proxy rules, a stockholder fails to receive SPNV proxy materials, such stockholder may not become aware of the opportunity to redeem its shares of SPNV’s Class A common stock. In addition, the proxy materials that SPNV is furnishing to public stockholders of SPNV’s Class A common stock in connection with the business combination describes the various procedures that must be complied with in order to validly redeem public shares of SPNV’s Class A common stock. In the event that a stockholder fails to comply with these procedures, its shares of SPNV’s Class A common stock may not be redeemed.

SPECIAL MEETING OF SPNV STOCKHOLDERS

General

SPNV is furnishing this proxy statement/prospectus to SPNV’s stockholders as part of the solicitation of proxies by the SPNV Board for use at the special meeting of SPNV stockholders to be held on August 31, 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus provides SPNV’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held via live webcast at 10:00 AM Eastern Time, on August 31, 2021. The special meeting can be accessed by visiting https://www.cstproxy.com/supernovaspac/sm2021, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the Continental Stock Transfer & Trust Company, the Transfer Agent.

Purpose of the SPNV Special Meeting

At the special meeting, SPNV is asking holders of SPNV’s common stock to consider and vote upon:

•

a proposal to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other transactions contemplated by the Merger Agreement and related agreements described in this proxy statement/prospectus. Please see the section entitled “Proposal No. 1—The Business Combination Proposal”;

•	a proposal to approve and adopt the Proposed Charter. Please see the section entitled “Proposal No. 2—The Charter Proposal”;

•

a proposal to vote upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter presented separately in accordance with SEC requirements. Please see the section entitled “Proposal No. 3—The Governance Proposal”;

•	a proposal to approve the 2021 Plan. Please see the section entitled “Proposal No. 4—The Incentive Plan Proposal”;

•	a proposal to approve the ESPP. Please see the section entitled “Proposal No. 5—The ESPP Proposal”;

•

a proposal to approve, for purposes of complying with the applicable provisions of NYSE Listing Rule 312, the issuance of more than 20% of SPNV’s issued and outstanding shares of common stock and the issuance of shares of Class A common stock and warrants to related parties of SPNV, in each case in connection with the business combination. Please see the section entitled “Proposal No. 6—The NYSE Proposal”; and

•

a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, or the NYSE proposal. Please see the section entitled “Proposal No. 7—The Adjournment Proposal.”

Recommendation of the SPNV Board

The SPNV Board unanimously recommends that stockholders vote “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal.

When you consider the SPNV Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the business combination that are different from, or in addition to, the interests of SPNV stockholders generally. Please see the section entitled “Proposal No. 1—The Business Combination Proposal - Interests of Certain Persons in the Business Combination” for additional information. The SPNV Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the SPNV stockholders that they vote “FOR” the proposals presented at the special meeting.

Record Date; Persons Entitled to Vote

SPNV has fixed the close of business on August 2, 2021, as the record date for determining SPNV stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on the record date, there were 50,312,500 shares of SPNV’s common stock outstanding and entitled to vote. Each share of SPNV’s common stock is entitled to one vote per share at the special meeting.

Quorum

The presence at the special meeting by attendance via the virtual meeting website or by proxy, of a majority of the voting power of all the outstanding shares of SPNV’s common stock as of the record date entitled to vote constitutes a quorum at the special meeting. Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting.

Vote Required

The approval of each of the business combination proposal, the governance proposal (which is a non-binding advisory vote), the incentive plan proposal, the ESPP proposal, the NYSE proposal and the adjournment proposal require the affirmative vote of the holders of a majority of the shares of SPNV’s common stock that are present and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a SPNV stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the business combination proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the NYSE proposal and the adjournment proposal will have no effect on such proposals.

The approval of the charter proposal requires the affirmative vote of the holders of a majority of the outstanding shares of SPNV’s common stock entitled to vote thereon at the special meeting, which majority shall include the affirmative vote or written consent of the holders of a majority of the shares of SPNV’s Class B common stock then outstanding, voting separately as a class. Accordingly, if a valid quorum is established, a SPNV stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the business combination.

Effect of Abstentions and Broker Non-Votes

Abstentions will have no effect on the outcome of each of the business combination proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the NYSE proposal and the adjournment proposal. However, abstentions will count as a vote “against” the charter proposal.

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to the stockholders at the special meeting will be considered non-routine and, therefore, your broker, bank or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank or nominee is not voting your shares is referred to as a “broker non-vote.”

Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Broker non-votes will count as a vote “AGAINST” the charter proposal but will not have any effect on the outcome of any other proposals.

Voting Your Shares

Each share of SPNV’s common stock that you own in your name entitles you to one vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of SPNV’s common stock at the special meeting:

•

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” the business combination proposal, “FOR” the charter proposal, “FOR” the governance proposal, “FOR” the incentive plan proposal, “FOR” the ESPP proposal, “FOR” the NYSE proposal and “FOR” the adjournment proposal, if presented. Votes received after a matter has been voted upon at the special meeting will not be counted.

•

You can attend the special meeting via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the special meeting by visiting the website https://www.cstproxy.com/supernovaspac/sm2021. You will need your control number for access. If you do not have a control number, please contact Continental at 917-262-2373 or email proxy@continentalstock.com. Instructions on how to attend and participate at the special meeting are available at https://www.cstproxy.com/supernovaspac/sm2021.

However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way SPNV can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify SPNV’s Secretary in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote at the special meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of SPNV’s common stock, you may call Morrow Sodali LLC, SPNV’s proxy solicitor, at (203) 658-9400 (Call Collect) or (800) 662-5200 (Toll Free) or SPNV at SPNV.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to our current certificate of incorporation, public stockholders may seek to redeem their shares for cash if the business combination is consummated, regardless of whether they vote and, if they do vote, irrespective of whether they vote “for” or “against” the business combination proposal. Any stockholder holding public shares as of the record date may demand that SPNV redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was approximately $10.00 per share as of August 2, 2021, the record date for the special meeting), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder properly seeks redemption as described in this section and the business combination is consummated, SPNV will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

The Sponsor and the SPNV Insiders will not have redemption rights with respect to any shares of SPNV’s common stock owned by them in connection with the Transactions.

SPNV public stockholders may demand that SPNV redeem their public shares for cash if the business combination is consummated. Public stockholders will be entitled to receive cash for these shares without voting and, if they do vote, irrespective of whether they vote for or against the business combination. Public stockholders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to SPNV’s transfer agent prior to the vote at the special meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the business combination proposal. Furthermore, if a public stockholder delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the business combination is not approved or completed for any reason, then SPNV’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, SPNV will promptly return any shares delivered by public stockholders. Additionally, if SPNV would be left with less than $5,000,001 of net tangible assets as a result of the public stockholders properly demanding redemption of their shares for cash, SPNV will not be able to consummate the business combination.

The closing price of SPNV’s Class A common stock on August 2, 2021, the record date for the special meeting, was $9.89 per share. The cash held in the trust account on such date was approximately $402,688,508 (approximately $10.00 per public share). Prior to exercising redemption rights, stockholders should verify the market price of SPNV’s common stock as they may receive higher proceeds from the sale of their SPNV’s common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SPNV cannot assure its stockholders that they will be able to sell their shares of SPNV’s common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its shares of SPNV’s common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the second business day preceding the vote on the business combination proposal by delivering your stock certificate (either physically or electronically) to SPNV’s transfer agent prior to the vote at the special meeting, and the business combination is consummated.

Appraisal Rights

Neither stockholders, unitholders nor warrant holders of SPNV have appraisal rights in connection the business combination under the DGCL.

Proxy Solicitation Costs

SPNV is soliciting proxies on behalf of the SPNV Board. This solicitation is being made by mail. SPNV and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SPNV will bear the cost of the solicitation.

SPNV has hired Morrow Sodali LLC to assist in the proxy solicitation process. SPNV will pay that firm a fee of $37,500 plus disbursements. Such payment will be made from non-trust account funds.

SPNV will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SPNV will reimburse them for their reasonable expenses.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

SPNV’s stockholders are being asked to approve the business combination described in this proxy statement/prospectus, including (a) adopting the Merger Agreement and (b) approving the other Transactions and related agreements described in this proxy statement/prospectus. The discussion in this proxy statement/prospectus of the business combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.

You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement. Please see the subsection entitled “—Certain Agreements Related to the Business Combination—Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement.

We may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of the votes cast by holders of our outstanding shares of SPNV’s common stock represented at the special meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the special meeting.

General

Structure of the Transactions

Pursuant to the Merger Agreement, a business combination between SPNV and Offerpad will be effected through the First Merger, whereby First Merger Sub will merge with and into Offerpad with Offerpad surviving such merger as a wholly owned subsidiary of SPNV, followed by the Second Merger, whereby, immediately following and as part of the same overall transaction as the First Merger, Offerpad will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger as a wholly owned subsidiary of SPNV.

The business combination will be effected as described in the following diagram:

The following diagram illustrates the ownership structure of Offerpad Solutions, immediately following the business combination (percentages shown as ownership on a fully diluted, net exercise basis) and (a) excludes the impact of the shares of SPNV’s Class A common stock underlying the warrants, (b) assumes that no public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in SPNV’s trust account and (c) excludes the shares reserved for issuance under the Offerpad Solutions Inc. 2021 Incentive Award Plan and the Offerpad Solutions Inc. 2021 Employee Stock Purchase Plan:

(1)	Excludes Brian Bair.

The following diagram illustrates the ownership structure of Offerpad Solutions, immediately following the business combination (percentages shown as ownership on a fully diluted, net exercise basis) and (a) excludes the impact of the shares of SPNV’s Class A common stock underlying the warrants, (b) assumes the maximum number of public stockholders exercise redemption rights with respect to such holders’ shares for a pro rata portion of the funds in SPNV’s trust account and (c) excludes the shares reserved for issuance under the Offerpad Solutions Inc. 2021 Incentive Award Plan and the Offerpad Solutions Inc. 2021 Employee Stock Purchase Plan:

(1)	Excludes Brian Bair.

Impact of the Business Combination on SPNV’s Public Float

It is anticipated that, upon the Closing: (i) existing stockholders of Offerpad will own approximately 74.9% of Offerpad Solutions on a fully diluted net exercise basis; (ii) SPNV’s public stockholders (other than the PIPE Investors) will retain an ownership interest of approximately 13.4% in Offerpad Solutions on a fully diluted net exercise basis; (iii) the PIPE Investors will own approximately 6.7% of Offerpad Solutions on a fully diluted net exercise basis; and (iv) the Sponsor (and its affiliates, including the purchasers pursuant to the SPNV Forward Purchase) will own approximately 5.0% of Offerpad Solutions on a fully diluted net exercise basis. These indicative levels of ownership interest: (i) exclude the impact of the shares of SPNV’s Class A common stock underlying warrants and (ii) assume that no public stockholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in the trust account.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Proposal No. 4—The Incentive Plan Proposal” and “Proposal No. 5—The ESPP Proposal.”

The following table illustrates varying ownership levels in Offerpad Solutions at the Closing, assuming no redemptions by SPNV’s public stockholders and the Maximum Redemptions by SPNV’s public stockholders (i.e., the maximum redemptions that would still result in satisfaction of the Available Closing SPNV Cash condition in the Merger Agreement as described elsewhere in this proxy statement/prospectus):

	Assuming No Redemptions		Assuming Maximum Redemptions
Stockholder	Shares	Percentage	Shares	Percentage
Former OfferPad equityholders(1)(2)	225,000,000	74.9%	225,000,000	85.5%
Sponsor and related parties(3)	15,062,500	5.0%	15,062,500	5.7%
Former Supernova Class A stockholders(4)	40,250,000	13.4%	3,100,000	1.2%
PIPE Investors	20,000,000	6.7%	20,000,000	7.6%
Total shares of Offerpad Solutions common stock outstanding at closing of the transaction(1)(2)(5)	300,312,500	100%	263,162,500	100%

(1)

Amount includes 14,815,804 shares of Class B common stock of Offerpad Solutions to be issued to Brian Bair or entities controlled by Mr. Bair, which will entitle the holders to 10 votes per share until the earlier of (a) the date that is nine months following the date on which Mr. Bair (x) is no longer providing services, whether upon death, resignation, removal or otherwise, to Offerpad Solutions as a member of the senior leadership team, officer or director and (y) has not provided any such services for the duration of such nine-month period; and (b) the date as of which the Mr. Bair or his permitted transferees have transferred, in the aggregate, more than seventy-five (75%) of the shares of Class B common stock that were held by Mr. Bair and his permitted transferees immediately following the Closing.

(2)

Amount presents shares on a fully diluted, net exercise basis. The actual number of outstanding shares of Offerpad Solutions common stock held by former Offerpad equity holders at Closing will vary depending on the number of Offerpad options that remain unexercised prior to Closing. Based on shares of Offerpad capital stock outstanding as of June 16, 2021, an estimated 199,992,460 shares of Offerpad Solutions common stock would be issued to Offerpad equityholders at Closing.

(3)

Amount includes 10,062,500 shares of Class A common stock of Offerpad Solutions to be issued upon conversion of outstanding Class B common stock of SPNV, of which 8,058,050 shares will be vested as of the Closing and 2,004,450 shares will be unvested as of the Closing, and 5,000,000 shares of Class A common stock of Offerpad Solutions to be purchased by affiliates of Mr. Klabin and Mr. Rascoff pursuant to the SPNV Forward Purchase Agreements.

(4)

The underwriters for the SPNV IPO, Jefferies and J.P. Morgan, will collectively receive approximately $14.1 million of deferred underwriting commissions in connection with the consummation of SPNV’s initial business combination, irrespective of the amount of redemptions by SPNV’s public stockholders. Assuming no redemptions, the underwriters will receive deferred commissions of $0.35 per public share that remains outstanding after the Transactions. Assuming Maximum Redemptions, the underwriters will receive deferred commissions of approximately $4.54 per public share that remains outstanding after the Transactions.

(5)

Stockholders will experience additional dilution to the extent Offerpad Solutions issues additional shares after the Closing. The tables above do not include (i) up to 13,416,640 shares of Offerpad Solutions Class A common stock that will be issuable upon exercise of the public warrants at an exercise price of $11.50 per share, (ii) up to 8,366,667 shares of Offerpad Solutions Class A common stock that will be issuable upon exercise of the private placement warrants and warrants to be purchased as part of the SPNV Forward Purchase at an exercise price of $11.50 per share, (iii) shares of Offerpad Solutions Class A common stock that will be available for issuance under the 2021 Plan, which will initially be equal to 10% of the fully-diluted shares as of the Closing or (iv) shares of Offerpad Solutions Class A common stock that will be available for issuance under the ESPP, which will initially be equal to 1% of the fully-diluted shares as of the Closing. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares.

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage
Total shares of Offerpad Solutions common stock outstanding at closing of the transaction	300,312,500	84.0%	263,162,500	83.2%
Shares underlying public warrants	13,416,640	3.8%	13,416,640	4.2%
Shares underlying private placement and SPNV Forward purchase warrants	8,366,667	2.3%	8,366,667	2.7%
Shares initially reserved for issuance under 2021 Plan(a)	32,197,762	9.0%	28,482,762	9.0%
Shares initially reserved for issuance under ESPP(a)	3,219,776	0.9%	2,848,276	0.9%
Total	357,513,345	100.0%	316,276,845	100.0%

(a)

The number of shares of Offerpad Solutions Class A common stock available for issuance under the 2021 Plan and the ESPP will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by amounts described in the sections entitled “Proposal No. 4—The Incentive Plan Proposal” and “Proposal No. 5—The ESPP Proposal” elsewhere in this proxy statement/prospectus.

Additionally, subject to the rules of the NYSE, the board of directors of Offerpad Solutions will retain broad authority after the Transactions to issue additional capital stock without obtaining stockholder approval.

Certain Agreements Related to the Business Combination

Merger Agreement

The summary of the material provisions of the Merger Agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference in this proxy statement/prospectus. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the business combination.

Closing Share Consideration

In connection with the Transactions, the value of the aggregate equity consideration to be paid to holders of Offerpad stock and holders of Offerpad Options will be equal to the Equity Value. As a result of and upon the Closing, among other things, and as more fully described elsewhere in this proxy statement/prospectus, (a) each share of Offerpad stock that is issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares and any shares held by the Founder) will be cancelled and converted into the right to receive a number of shares of Offerpad Solutions Class A common stock and (b) each share of Offerpad stock that is issued and outstanding immediately prior to the First Effective Time and held by the Founder will be cancelled and converted into the right to receive a number of shares of Offerpad Solutions Class B common stock, in each case, equal to the Exchange Ratio.

Treatment of Offerpad Options

As a result of and upon the Closing, among other things, each Offerpad Option, whether vested or unvested, will be assumed and converted into an Offerpad Solutions Option, which will be subject to the same terms and conditions that applied to the Offerpad Option as of immediately prior to the Closing. The portion of the Closing Share Consideration reserved for the conversion of the Offerpad Options is counted using the treasury stock method.

Subject to the terms of the Merger Agreement, each Offerpad Solutions Option will relate to the number of whole shares of Offerpad Solutions Class A common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Offerpad common stock subject to the applicable Offerpad Option multiplied by (ii) the Exchange Ratio. The exercise price for each Offerpad Solutions Option will equal (i) the exercise price of the applicable Offerpad Option divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent).

Representations and Warranties

The Merger Agreement contains representations and warranties of the SPNV Parties and Offerpad, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the confidential disclosure letters delivered by the parties concurrently with the execution of the Merger Agreement. See “—Material Adverse Effect” below. The representations and warranties of SPNV are also qualified by information included in SPNV’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Offerpad

Offerpad has made representations and warranties relating to, among other things, corporate organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, current capitalization of Offerpad and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, compliance with laws, contracts and no defaults, Offerpad benefit plans, labor matters, taxes, insurance, permits, personal property and assets, real property, intellectual property and IT security, environmental matters, absence of changes, brokers’ fees, business relationships, related party transactions, information supplied, regulatory compliance and no interested stockholders.

Representations and Warranties of SPNV Parties

The SPNV Parties have made representations and warranties relating to, among other things, corporate organization, due authorization, no conflict, litigation and proceedings, governmental authorities and consents, financial ability and trust account, brokers’ fees, SEC reports, financial statements and Sarbanes-Oxley Act, undisclosed liabilities, business activities, tax matters, capitalization, NYSE listing, PIPE Investment and SPNV Forward Purchase, related party transactions, Investment Company Act and information supplied.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of the parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

With respect to Offerpad and its subsidiaries, a material adverse effect under the Merger Agreement means any effect, occurrence, development, fact, condition or change (each an “Effect”) that, individually or in the aggregate with other Effects, (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of Offerpad and its subsidiaries, taken as a whole, or (b) would, or would reasonably be expected to, prevent, materially delay or materially impair Offerpad from consummating the Mergers; provided, however, that solely for purposes of clause (a) above, in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”:

a.	any change in applicable laws or GAAP or any official interpretation thereof;

b.	any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

c.

the announcement or the execution of the Merger Agreement, the pendency or consummation of the Mergers or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees (provided, that this clause (c) will not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of the Merger Agreement, the performance of obligations of a party to the Merger Agreement or the consummation of the Transactions);

d.	any Effect generally affecting other participants in any of the industries in which Offerpad or its subsidiaries operate;

e.

Offerpad’s compliance with the terms of the Merger Agreement or Offerpad’s taking of any action required or contemplated by the Merger Agreement or with the prior written consent of SPNV or at the written request of SPNV, First Merger Sub or Second Merger Sub;

f.	any earthquake, hurricane, epidemic, pandemic (including COVID-19), tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event;

g.

any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Offerpad operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; or

h.	COVID-19 or any COVID-19 Measures, or Offerpad’s or any of its subsidiaries’ compliance therewith.

Any Effect referred to in clauses (a), (b), (d), (f), (g) and (i) above will be taken into account in determining if a Material Adverse Effect has occurred to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate and adverse impact on Offerpad and its subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the industries or markets in which Offerpad and its subsidiaries operate.

With respect to the SPNV Parties, a material adverse effect under the Merger Agreement means any means any effect, occurrence, development, fact, condition or change (each an “Effect”) that, individually or in the aggregate with other Effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of the SPNV Parties, taken as a whole, or (b) would, or would reasonably be expected to, prevent, materially delay or materially impair SPNV, First Merger Sub or Second Merger Sub from consummating the Mergers; provided, however, that solely for purposes of clause (a) above, in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”:

a.	any change in applicable laws or GAAP or any official interpretation thereof;

b.	any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

c.

the announcement or the execution of the Merger Agreement, the pendency or consummation of the Mergers or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees (provided, that this clause (c) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of the Merger Agreement, the performance of obligations of a party to the Merger or the consummation of the Transactions;

d.	any Effect generally affecting other blank check companies;

e.

SPNV’s, First Merger Sub’s or Second Merger Sub’s compliance with the terms of the Merger Agreement or SPNV’s, First Merger Sub’s or Second Merger Sub’s taking of any action required or contemplated by the Merger Agreement or with the prior written consent of Offerpad or at the written request of Offerpad;

f.	any earthquake, hurricane, epidemic, pandemic (including COVID-19), tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event;

g.

any national or international political or social conditions in countries in which, or in the proximate geographic region of which, SPNV operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; or

h.	COVID-19 or any COVID-19 Measures, or SPNV’s compliance therewith.

Any Effect referred to in clauses (a), (b), (d), (f), (g) and (h) above will be taken into account in determining if a Material Adverse Effect has occurred to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate and adverse impact on SPNV as compared to other blank check companies.

Covenants and Agreements

Offerpad has made covenants relating to, among other things, conduct of business, inspection, the HSR Act and approvals, no claim against the trust account, FIRPTA, Offerpad Stockholder Approval, affiliate agreements, preparation and delivery of PCAOB audited financial statements, credit agreements and payoff letters and the Pre-Closing Restructuring.

SPNV has made covenants relating to, among other things, the HSR Act and regulatory approvals, indemnification and insurance, SPNV’s conduct of business, the PIPE Investment and the SPNV Forward Purchase Agreement, inspection, SPNV’s NYSE listing, SPNV’s public filings, Section 16 matters, post-Closing directors, committees and officers, the 2021 Plan and ESPP and qualification as an emerging growth company.

Pre-Closing Restructuring

Pursuant to the Merger Agreement, prior to the First Effective Time, Offerpad will, among other things, (a) amend and restate its certificate of incorporation to include the First Merger as a Deemed Liquidation Event (as defined therein) and (b) take any and all actions necessary to cause certain warrants of Offerpad common stock to be exercised in full on a cashless basis (together with clause (a), the “Pre-Closing Restructuring”).

Conduct of Business by Offerpad

Offerpad has agreed that from the date of the Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as required by the Merger Agreement, as required by applicable law, as set forth on Offerpad’s disclosure letter, as consented to in writing by SPNV (which consent will not be unreasonably conditioned, withheld, delayed or denied), or for actions that are reasonably required to comply with COVID-19 Measures, operate its buesiness only in the ordinary course.

During the Interim Period, Offerpad has also agreed not to, and to cause its subsidiaries not to, except as required by the Merger Agreement, as required by applicable law, as set forth on Offerpad’s disclosure letter or as consented to in writing by SPNV (which consent will not be unreasonably conditioned, withheld, delayed or denied):

•	change, waive or amend the governing documents of Offerpad;

•

make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of Offerpad to Offerpad or any other wholly owned subsidiaries of Offerpad;

•

issue, deliver, sell, transfer, pledge, dispose of or place any lien (other than a permitted lien) on, or enter into any contract with respect to the voting of, any shares of capital stock or any other equity or voting securities of Offerpad or any of its subsidiaries;

•

issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of Offerpad, except, in each case, for the issuance of shares of capital stock of Offerpad in connection with Offerpad Options that are outstanding as of the date of the Merger Agreement;

•

sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse of expire, subject to or grant any lien (other than permitted liens) on or otherwise dispose of any material assets, or properties of Offerpad and its subsidiaries, taken as a whole, other than (i) the sale or lease of owned residential properties to customers in the ordinary course of business, (ii) the sale of goods and services to customers, or the sale or other disposition of assets or equipment deemed by Offerpad in its good faith reasonable business judgment to be obsolete or no longer material to the business of Offerpad and its subsidiaries, taken as a whole, in each such case, in the ordinary course of business and (iii) transactions between Offerpad and any wholly owned subsidiary of Offerpad or between wholly owned subsidiaries of Offerpad;

•

settle any pending or threatened Action (i) if such settlement would require payment by Offerpad and/or its subsidiaries in an amount greater than $1,000,000 or (ii) to the extent such settlement is adverse to Offerpad and/or its subsidiaries and involves an Action brought by a governmental authority or alleged criminal wrongdoing;

•

except as required by applicable law or the terms of any existing Offerpad benefit plans as in effect on the date of the Merger Agreement and set forth on Offerpad’s disclosure letter, (i) materially increase the compensation or benefits of any employee of Offerpad or any of its subsidiaries except for increases in salary or hourly wage rates made in the ordinary course of business to such employees with annual base salary less than $300,000 or for ordinary course annual salary increases (and corresponding bonus opportunity increases) for 2021 for all employees that do not exceed, in the aggregate, 4% of the aggregate salary paid by Offerpad and its subsidiaries in calendar year 2020, (ii) make any grant or promise of any severance, retention, incentive, bonus or termination payment to any person, except (A) severance or termination payments in connection with the termination of any employee with a base salary of less than $300,000 in the ordinary course of business or (B) bonus payments that do not exceed $100,000 for any individual, (iii) make any change in the key management structure of Offerpad or any of its subsidiaries, including the hiring of additional officers or the termination (other than for “cause” or due to death or disability) of existing officers, (iv) hire any employee of Offerpad or its subsidiaries or any other individual who is providing or will provide services to Offerpad or its subsidiaries other than any employee with an annual base salary of less than $300,000 in the ordinary course of business that would not otherwise violate subsection (iii) or (v) except in the ordinary course of business and as would not otherwise violate subsections (i)-(iv), establish, adopt, enter into, amend in any material respect or terminate any Offerpad benefit plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Offerpad benefit plan if it were in existence as of the date of the Merger Agreement;

•

split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any shares of capital stock (or other equity interests) of Offerpad or any of its subsidiaries or any securities or obligations convertible

(whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of Offerpad or any of its subsidiaries, except for (i) acquisitions of shares of capital stock of Offerpad in connection with the “net-settlement” exercise of Offerpad Options, (ii) the acquisition by Offerpad or any of its subsidiaries of any shares of restricted stock (other than pursuant to subsection (i)) of Offerpad or its subsidiaries in connection with the forfeiture or cancellation thereof, and (iii) transactions between Offerpad and any wholly owned subsidiary of Offerpad or between wholly owned subsidiaries of Offerpad;

•

make any change in its accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of Offerpad and its subsidiaries, other than as may be required by applicable law or GAAP;

•	adopt or enter into a plan of, or otherwise effect, a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

except in the ordinary course of business consistent with past practice, make, change or revoke any material tax election, adopt or change (or request any governmental authority to change) any material accounting method or accounting period with respect to taxes, file any amended material tax return, settle or compromise any material tax liability or claim for a refund of a material amount of taxes, enter into any closing agreement or other binding written agreement with respect to any material tax, or enter into any tax sharing or tax indemnification agreement or similar agreement (excluding commercial contracts not primarily relating to taxes), in each case, to the extent such action could reasonably be expected to have an adverse impact on SPNV, Offerpad or any of its subsidiaries;

•

issue any debt securities, incur indebtedness for borrowed money in excess of an agreed upon amount, or otherwise incur any indebtedness or assume, guarantee or endorse or otherwise become responsible for the obligations of any other person for indebtedness, except, in each case, (i) in the ordinary course of business consistent with past practice or (ii) under the Inventory Financing Documents (as defined in the Merger Agreement);

•

terminate without replacement or amend in a manner materially detrimental to Offerpad and its subsidiaries, taken as a whole, material insurance policies covering Offerpad and its subsidiaries and their respective properties, assets and businesses;

•

enter into any agreement that materially restricts the ability of Offerpad or its subsidiaries to engage or compete in any line of business or enter into a new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Offerpad and its subsidiaries, taken as a whole;

•

enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable law;

•

enter into, modify in any material respect or terminate any contract that is (or would be if entered into prior to the date of the Merger Agreement) a “Material Contract” of the type described in clauses (i), (iii), (iv) or (viii) of Section 5.12(a) of the Merger Agreement, other than in the ordinary course of business;

•	enter into or modify in any material respect any affiliate agreement;

•

make any payment, distribution, loan or other transfer of value to any related party, other than (i) payments to employees in the ordinary course of business and (ii) payments pursuant to certain affiliate agreements set forth on Offerpad’s disclosure letter;

•

fail to maintain, dedicate to the public, allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material owned intellectual property, excluding any failures, dedications, or allowances made by Offerpad or its subsidiaries in the ordinary course of business, or for any owned intellectual property that is not used or useful in the business of Offerpad and its subsidiaries or is not in Offerpad’s reasonable business judgment, commercially practical to maintain;

•

acquire, directly or indirectly, by merger, consolidation, acquisition of stock or assets or otherwise, any business, person or assets from any other person with a fair market value or purchase price in excess of $25,000,000 in any individual transaction or series of related transactions or $100,000,000 in the aggregate;

•	make any loans, advances, guarantees or capital contributions to or investments in any person, except in the ordinary course of business;

•

make or authorize any payment of, or accrual or commitment for, capital expenditures in excess of $5,000,000 for any individual capital expenditure or series of related capital expenditures or $25,000,000 in the aggregate, except in the ordinary course of business;

•

cancel, modify or waive any debts or claims held by or owed to Offerpad or any of its subsidiaries having in each case a value in excess of $250,000 individually or $2,000,000 in the aggregate, except in the ordinary course of business; or

•	enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Conduct of Business by SPNV

During the Interim Period, SPNV has agreed not to, and to cause each of its subsidiaries not to, except as set forth on SPNV’s disclosure letter, as required by the Merger Agreement, as required by applicable law or as consented to by Offerpad in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied, except in certain cases as described in the Merger Agreement as to which Offerpad’s consent may be granted or withheld in its sole discretion):

•	change, modify, supplement, restate or amend the Trust Agreement or the organizational documents of the SPNV Parties;

•	declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, SPNV;

•	split, combine or reclassify any capital stock of, or other equity interests in, SPNV;

•

other than in connection with redemptions of SPNV’s Class A common stock or as otherwise required by SPNV’s organizational documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SPNV;

•

make, change or revoke any material tax election, adopt or change (or request any governmental authority to change) any material accounting method or accounting period with respect to taxes, file any amended material tax return, settle or compromise any material tax liability or claim for a refund of a material amount of taxes, enter into any closing agreement or other binding written agreement with respect to any material tax, or enter into any tax sharing or tax indemnification agreement or similar agreement (excluding commercial contracts not primarily relating to taxes);

•

enter into, renew, modify, supplement or amend any transaction or contract with an affiliate of SPNV (including, for the avoidance of doubt, the Sponsor, and, where applicable, (i) anyone related by blood, marriage or adoption to the Sponsor or (ii) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•	waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability in excess of $500,000 individually or $2,500,000 in the aggregate;

•

incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, other than any indebtedness incurred by SPNV in order to fund the payment of transaction expenses or otherwise satisfy the SPNV Parties’ obligations under the Merger Agreement or in connection with the Transactions (provided, that any such indebtedness that is incurred after the date of the Merger Agreement must be paid off or otherwise extinguished at or prior to the Closing);

•

offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, SPNV or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the issuance of SPNV’s Class A common stock in connection with the exercise of any SPNV warrants outstanding on the date of the Merger Agreement or (ii) the issuance of SPNV’s Class A common stock and SPNV warrants, in each case on the terms set forth in the Subscription Agreements and the SPNV Forward Purchase Agreement, as applicable,

•	amend, modify or waive any of the terms or rights set forth in, any SPNV warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•

enter into, materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts to which any SPNV Party is party (including engagement letters with financial advisors) in a manner that would materially and adversely affect any SPNV Party after the Closing or that would impose material liabilities on any SPNV Party after the Closing; or

•	enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Covenants of SPNV

Pursuant to the Merger Agreement, SPNV has agreed, among other things, to:

•

during the Interim Period, subject to confidentiality obligations that may be applicable to information furnished to SPNV or its subsidiaries by third parties and except for any information which (a) relates to (i) interactions prior to February 12, 2021 with prospective counterparties to a business combination or (ii) the negotiation of the Merger Agreement or the Transactions, (b) is prohibited from being disclosed by applicable law or (c) is subject to attorney-client privilege or other privilege from disclosure, (A) afford (and cause its subsidiaries to afford) Offerpad and its representatives reasonable access to its and its subsidiaries’ properties, assets, books, contracts, commitments, tax returns, records and appropriate officers and employees and (B) use (and cause its subsidiaries to use) reasonable best efforts to furnish Offerpad and such representatives with all financial and operating data and other information concerning its and its subsidiaries’ business and affairs that are in its or its subsidiaries’ possession, in each case as Offerpad and its representatives may reasonably request solely for purposes of consummating the Transactions;

•	comply promptly, and in any event no later than ten business days following the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act;

•	use its reasonable best efforts to substantially comply with any information or document requests with respect to antitrust matters;

•

request early termination of any waiting period(s) under the HSR Act to the extent available and use its reasonable best efforts to undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any action brought by an antitrust authority of any governmental order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such governmental order is issued in any such action, cause such governmental order to be lifted;

•

use its reasonable best efforts to cooperate in good faith with the antitrust authorities and use its reasonable best effortst to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and, with the prior written consent of Offerpad (not to be unreasonably withheld, conditioned, delayed or denied), all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any antitrust authority or the issuance of any governmental order by any antitrust authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions;

•

promptly furnish to Offerpad copies of any material notices or written communications received by it or any of its affiliates from any antitrust authority with respect to the Transactions, and permit counsel to Offerpad an opportunity to review in advance, and consider in good faith the views of such counsel in connection with any proposed written communications by it and/or its affiliates to any antitrust authority concerning the Transactions;

•

after the First Effective Time, indemnify and hold harmless each present and former director, manager and officer of Offerpad and SPNV and each of their respective subsidiaries against any costs, expenses, judgments, fines, losses, damages or liabilities incurred in connection with any Action, to the fullest extent that it, Offerpad or their respective subsidiaries would have been permitted under applicable law and their applicable governing documents in effect on the date of the Merger Agreement to indemnify such person;

•

cause Offerpad Solutions and its subsidiaries to maintain, for a period of not less than six years from the First Effective Time, provisions in its governing documents and those of its subsidiaries concerning the indemnification, exculpation and exoneration of officers and directors/managers, that are no less favorable to those persons than the provisions of such governing documents as of the date of the Merger Agreement;

•

maintain, and cause one or more of its subsidiaries to maintain, a directors’ and officers’ liability insurance policy covering those persons who are currently covered by Offerpad’s or any of its subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will it be required to pay an annual premium for such insurance in excess of 500% of the last annual payment made by Offerpad or any of its affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date of the Merger Agreement;

•

maintain, and cause one or more of its subsidiaries to maintain, a directors’ and officers’ liability insurance policy covering those persons who are currently covered by SPNV’s or any of its subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will it be required to pay an annual premium for such insurance in excess of 500% of the last annual payment made by SPNV or any of its affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date of the Merger Agreement;

•

use reasonable best efforts to take, or to cause to be taken, all actions and do, or cause to be done, all things required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the SPNV Forward Purchase Agreement on the terms and conditions described therein, including by enforcing its rights (i) under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) it the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (ii) under the SPNV Forward Purchase Agreement to cause the purchasers thereunder to pay to (or as directed by) it the applicable purchase price under the SPNV Forward Purchase Agreement in accordance with the terms therein, without permitting any amendment or modification to any of the Subscription Agreements or the SPNV Forward Purchase Agreement (unless approved in writing by Offerpad);

•

if any Subscription Agreement expires or is terminated, withdrawn or repudiated by any party thereto prior to the Closing, such that the aggregate amount of PIPE Investment as of the Closing is expected to be below $200,000,000 (a “PIPE Financing Shortfall”), use its reasonable best efforts to procure one or more investors reasonably acceptable to Offerpad to enter into Subscription Agreements with SPNV fora PIPE Investment on substantially the same terms and in any amount at least equal to the amount of the PIPE Investment under the Subscription Agreement that has expired or been terminated, withdrawn or repudiated or otherwise in form and substance reasonably satisfactory to Offerpad;

•

during the Interim Period, use its reasonable best efforts to ensure it remains listed as a public company on, and for shares of its Class A common stock and warrants (but, in the case of its warrants, only to the extent issued as of the date of the Merger Agreement) to be listed on, the NYSE;

•

prior to the Closing, prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of SPNV’s Class A common stock issuable in the Mergers, and obtain approval for the listing of such shares of SPNV’s Class A common stock;

•

during the Interim Period, use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and to otherwise comply in all material respects with its reporting obligations under applicable securities laws;

•

prior to the First Effective Time, take all reasonable steps as may be required (to the extent permitted under applicable law) to cause any acquisition or disposition of its Class A common stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPNV to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

take all actions necessary to ensure the individuals listed on Offerpad’s disclosure letter (so long as, with respect to any such individual, he or she is able and willing to serve) are elected and appointed as directors of Offerpad Solutions effective at the Closing;

•	take all actions necessary to ensure that the officers of Offerpad as of immediately prior to the Closing will be the officers of Offerpad Solutions effective at the closing;

•	prior to the Closing Date, subject to approval of the stockholders of SPNV, adopt the 2021 Plan and the ESPP;

•

within five business days following the expiration of the sixty-day period after it has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, file an effective registration statement on Form S-8 (or other applicable form) with respect to its Offerpad Solutions Class A common stock issuable under the 2021 Plan and the ESPP and use reasonable efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted thereunder remain outstanding;

•

during the Interim Period, use reasonable best efforts to (i) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (ii) not take any action that would cause it to not qualify as an “emerging growth company” within the meaning of the JOBS Act; and

•

(i) during the Interim Period, not take, and direct its affiliates and representatives not to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in any discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, provide information to or commence due diligence with respect to, any person (other than Offerpad, its stockholders and/or any of their affiliates or representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination (a “Business Combination Proposal”) other than with Offerpad, its shareholders and their respective affiliates and representatives and (ii) immediately cease, and direct its representatives to immediately cease, any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Covenants of Offerpad

Pursuant to the Merger Agreement, Offerpad has agreed, among other things, to:

•

in the event of a PIPE Financing Shortfall, (i) cooperate in good faith and promptly take such actions as may be reasonably requested by SPNV, prior to the Closing, to assist SPNV in procuring one or more investors reasonably acceptable to Offerpad to enter into Subscription Agreements to cure such PIPE Financing Shortfall and (ii) cause the senior executives of Offerpad to participate, upon reasonable advance notice thereof, in presentations to, and communications with, such potential investors;

•	prior to the Closing, reasonably cooperate with SPNV with respect to the NYSE listing application covering the shares of SPNV’s Class A common stock issuable in the Mergers.

•	take all actions necessary to ensure that the officers of Offerpad as of immediately prior to the Closing will be the officers of Offerpad Solutions effective at the Closing;

•

during the Interim Period, subject to confidentiality obligations that may be applicable to information furnished to Offerpad or any of its subsidiaries by third parties and except for any information which (a) relates to (i) interactions prior to February 12, 2021 with prospective counterparties to a business combination or (ii) the negotiation of the Merger Agreement or the Transactions, (b) is prohibited from being disclosed by applicable law or (c) is subject to attorney-client privilege or other privilege from disclosure, and to the extent permitted by applicable law, (A) afford (and cause its subsidiaries to afford) SPNV and its representatives reasonable access to its and its subsidiaries’ properties, assets, books, contracts, commitments, tax returns, records and appropriate officers and employees and (B) use (and cause its subsidiaries to use) reasonable best efforts to furnish SPNV and such representatives with all financial and operating data and other information concerning its and its subsidiaries’ business and affairs that are in its or its subsidiaries’ possession, in each case as SPNV and its representatives may reasonably request solely for purposes of consummating the Transactions;

•	comply promptly, and in any event no later than ten business days following the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act;

•	use its reasonable best efforts to substantially comply with any information or document requests with respect to antitrust matters;

•	request early termination of any waiting period(s) under the HSR Act to the extent available;

•

promptly furnish to SPNV copies of any material notices or written communications received by it or any of its subsidiaries from any antitrust authority, and detail any substantive oral communications between it or any of its subsidiaries and any antitrust authority, with respect to the approval of the Transactions, and permit counsel to SPNV an opportunity to review in advance, and consider in good faith the views of such counsel in connection with, any proposed written communications by it and/or its subsidiaries to any antitrust authority concerning the Transactions;

•

on behalf of itself and its subsidiaries, affiliates and its and their respective representatives, waive any past, present or future Action of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them for any reason whatsoever, and not seek recourse against the Trust Account at any time for any reason whatsoever;

•	at the Closing, deliver to SPNV the FIRPTA certification and notice;

•

(i) obtain and deliver to SPNV Offerpad Stockholder Approval in the form of a written consent executed by certain stockholders of Offerpad as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event within 72 hours after the Registration Statement is declared effective; (ii) take all other action necessary or advisable to secure Offerpad Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto; and (iii) use its reasonable best efforts to obtain and deliver to SPNV, prior to the Closing, the approval of the Merger Agreement and the Transactions, including the Mergers, the Pre-Closing Restructuring and the making of any filings, notices or information statements in connection with the foregoing, from all of the holders of Offerpad stock (including those that did not execute the Offerpad Holders Support Agreement), in the form of a written consent executed by such stockholders of Offerpad as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act;

•

prior to the Closing, terminate, or cause to be terminated, without liability to or any payment by SPNV, Offerpad or any of its subsidiaries, all affiliate agreements other than certain agreements set forth on Offerpad’s disclosure letter and provide evidence to SPNV that such affiliate agreements have been terminated effective prior to the Closing;

•

as soon as reasonably practicable following the date of the Merger Agreement, any in any event no later than April 30, 2021 (such date, as it may be extended, the “PCAOB Audit Deadline”), deliver to SPNV the PCAOB Audited Financial Statements; provided, that if Offerpad has not delivered the PCAOB Audited Financial Statements by the then applicable PCAOB Audit Deadline, the PCAOB Audit Deadline shall be extended by one week if (i) Offerpad continues to use its reasonable best efforts to deliver the PCAOB Audited Financial Statements as soon as reasonably practicable and (ii) there is a reasonable expectation that the Company will deliver the PCAOB Audited Financial Statements by June 17, 2021;

•

at or prior to the Closing, use its reasonable best efforts to deliver to SPNV the Credit Agreement Amendments and Payoff Letters (as such terms are defined in the Merger Agreement), in each case, in form and substance reasonably satisfactory to Acquiror;

•

during the Interim Period, take certain actions in connection with the Pre-Closing Restructuring (see “—Certain Agreements Related to the Business Combination—Merger Agreement—Pre-Closing Restructuring” above);

•

(i) during the Interim Period, not, and direct its affiliates and representatives not to take, whether directly or indirectly, any action to (a) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any person (other than SPNV and/or any of its affiliates or representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the assets involving it and its subsidiaries, taken as a whole (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”), or (b) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction, and (ii) immediately cease, and direct its affiliates and representatives to immediately cease, any and all discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

Joint Covenants of SPNV and Offerpad

In addition, each of SPNV and Offerpad has agreed, among other things, to take certain actions set forth below:

•

each of SPNV and Offerpad will use their commercially reasonable efforts to ensure that SPNV will, with effectiveness as of the First Effective Time, obtain directors’ and officers’ liability insurance convering the person who will be directors and officers of Offerpad Solutions and its subsidiaries as of the First Effective Time and thereafter on terms that are consistent with market standards;

•

each of SPNV and Offerpad will, and will cause its respective subsidiaries to (i) use reasonable efforts to assemble, prepare and file any information as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (ii) use reasonable efforts to obtain all material consents and approvals of third parties that any of SPNV, Offerpad, or their respective affiliates are required to obtain in order to consummate the Transactions, and (iii) use reasonable best efforts to take other actions as reasonably necessary or reasonably requested by the other party to satisfy the closing conditions and consummate the Merger Agreement;

•

SPNV and Offerpad will jointly prepare and SPNV will file with the SEC the proxy statement/prospectus in connection with the registration under the Securities Act of (i) the shares of Offerpad Solutions Class A common stock that will be issued at the Closing to the pre-Closing holders of Offerpad stock (other than Brian Bair and his affiliates, who will receive shares of Class B common stock in Offerpad Solutions, which shares are not being registered) and (ii) the shares of Offerpad Solutions Class A common stock that are subject to Offerpad Solutions options;

•

each of SPNV and Offerpad will use its reasonable efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission;

•

SPNV will, prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish a record date (which date will mutually be agreed with Offerpad, acting reasonably) for, give notice of and duly call a meeting of the stockholders of SPNV to vote on the proposals for a date no later than 40 days following the date on which the Registration Statement is declared effective, (ii) provide its stockholders with the opportunity to elect to redeem their shares of SPNV’s Class A common stock, and (iii) solicit proxies from holders of SPNV’s Class A common stock to vote in favor of each of the proposals;

•

prior to the Closing, each of SPNV and Offerpad will promptly notify and keep the other party reasonably informed of the status of any litigation brought or, to its knowledge, threatened in writing, against it or its board of directors by any of its stockholders in connection with the Merger Agreement, the other Transaction Agreements or any of the transactions contemplated therein, and provide the other party with the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, given due consideration to the other party’s advice with respect to such litigation and not settle any such litigation without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned, delayed or denied);

•	each of SPNV and Offerpad will reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date of the Merger Agreement; and

•

prior to and following the First Effective Time, each of the SPNV Parties and Offerpad will, and will cause their respective subsidiaries and affiliates to, use their reasonable best efforts to cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

Conditions to Closing of the Transactions

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by Offerpad and SPNV:

•

the waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated;

•

there will not be in force any law adopted following the date of the Merger Agreement or order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority enjoining or prohibiting the consummation of the Transactions;

•

SPNV will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining upon the consummation of the Closing (after giving effect to the SPNV Stockholder Redemption, PIPE Investment and SPNV Forward Purchase, and the other transactions contemplated to occur on the Closing Date, including the payment of SPNV’s and Offerpad’s expenses);

•	SPNV Stockholder Approval will have been obtained;

•	Offerpad Stockholder Approval will have been obtained;

•

the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

•	the shares of Offerpad Solutions Class A common stock to be issued in connection with the business combination and the other Transactions shall have been approved for listing on the NYSE.

On April 30, 2021, the waiting period under the HSR Act expired.

Conditions to the Obligations of the SPNV Parties

The obligations of the SPNV Parties to consummate, or cause to be consummated the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPNV:

•

certain of the representations and warranties of Offerpad pertaining to its corporate organization, due authorization, absence of conflicts, current capitalization and absence of stock ownership of SPNV will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, except, in each case, to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be so true and correct on and as of such earlier date;

•	the representations and warranties of Offerpad pertaining to absence of a material adverse effect will be true and correct in all respects as of the Closing Date;

•

each of the remaining representations and warranties of Offerpad will be true and correct in all respects (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be so true and correct as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•	each of the covenants and agreements of Offerpad to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 20-day cure period); and

•

Offerpad will have delivered to SPNV a certificate signed by an officer of Offerpad, dated the Closing Date, certifying that, solely in such person’s capacity as an officer of Offerpad, the foregoing conditions have been fulfilled.

Conditions to the Obligations of Offerpad

The obligations of Offerpad to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Offerpad:

•

certain of the representations and warranties of the SPNV Parties pertaining to corporate organization, due authorization and absence of conflicts will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, except, in each case, to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be so true and correct on and as of such earlier date;

•

certain of the representations and warranties of the SPNV Parties regarding capitalization will be true and correct, other than for de minimis inaccuracies, as of the Closing Date, as though then made;

•	the representations and warranties of the SPNV Parties pertaining to absence of a material adverse effect will be true and correct in all respects as of the Closing Date;

•

each of the remaining representations and warranties of the SPNV Parties will be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, will be so true and correct on and as of such earlier date); except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

•

each of the covenants of the SPNV Parties to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 20-day cure period or if earlier, the Termination Date);

•	the Available Closing SPNV Cash will not be less than $250,000,000; and

•

SPNV will have delivered to Offerpad a certificate signed by an officer of SPNV, dated the Closing Date, certifying that, solely in such person’s capacity as an officer of SPNV, the foregoing conditions have been fulfilled.

Waiver

Any party to the Merger Agreement may, at any time prior to the closing of the Transactions, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under the Merger Agreement. Notwithstanding the foregoing, pursuant to SPNV’s current certificate of incorporation, SPNV cannot consummate the proposed business combination if it has less than $5,000,001 of net tangible assets remaining after the Closing.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for SPNV and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Termination

The Merger Agreement may be terminated and the Transactions abandoned, at any time prior to the Closing:

•	by mutual written consent of Offerpad and SPNV;

•

by Offerpad or SPNV if the Closing is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable law adopted following the date of the Merger Agreement or government order (a) law adopted following the date of the Merger Agreement or (b) order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority;

•

by Offerpad or SPNV if the Closing has not occurred on or before September 17, 2021 (the “Termination Date”), except if the terminating party’s failure to fulfill any of its obligations under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date;

•

by Offerpad or SPNV if such party is not then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement and the other party has breached any of its representations, warranties, covenants or agreements set forth in the Merger Agreement such that the conditions to the Closing would not to be satisfied if the Closing were then to occur and such breach either (a) is not capable of being cured prior to the Termination Date or (b) if curable, is not cured within the earlier of (i) 30 days after such party provides the other party with written notice of such breach and (ii) two business days prior to the Termination Date; or

•	by Offerpad or SPNV if the SPNV Stockholder Approval is not obtained following the special meeting and vote of SPNV stockholders, subject to any adjournment, postponement or recess of the meeting.

Effect of Termination

In the event of termination, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or stockholders, other than liability of Offerpad or the SPNV Parties, as the case may be, for any fraud, and with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.

Fees and Expenses

Offerpad and SPNV will split evenly all HSR Act filing fees. Except as provided in the immediately preceding sentence, if the Closing does not occur, each party to the Merger Agreement will bear its own costs and expenses incurred in connection with the Merger Agreement, the other Transaction Agreements and the transactions contemplated therein, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, Offerpad Solutions will, upon the Closing and release of proceeds from the Trust Account, pay or cause to be paid all accrued and unpaid transaction expenses of Offerpad and pay or cause to be paid all accrued transaction expenses of SPNV and its affiliates. Offerpad and SPNV will exchange written statements listing all accrued and unpaid transaction expenses not less than five business days prior to the Closing Date.

Amendments

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. The approval of the Merger Agreement by the stockholders of any of the parties thereto will not restrict the ability of the board of directors (or other body performing similar functions) of any party to terminate the Merger Agreement or to cause such party to enter into an amendment to the Merger Agreement, in each case, in accordance with its terms and conditions.

Governing Law; Consent to Jurisdiction

The Merger Agreement, and all claims or causes of action based upon, arising out of, or related to the Merger Agreement and/or the Transactions, will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws. The parties to the Merger Agreement have irrevocably submitted to the exclusive jurisdiction of federal and state courts in the State of Delaware.

Tax Consequences

For U.S. federal income tax purposes, the Business Combination shall constitute a “reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, and the Merger Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code.

For a description of the material U.S. federal income tax consequences of the Business Combination, see the section entitled “U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Redemption to SPNV Stockholders and the Business Combination.”

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Offerpad Solutions, the Sponsor, certain independent directors of SPNV, the parties to the SPNV Forward Purchase Agreements, certain former stockholders of Offerpad (the “Offerpad Holders”) and other parties thereto will enter into an Amended and Restated Registration Rights Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as

Annex D (the “Registration Rights Agreement”), pursuant to which Offerpad Solutions will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Offerpad Solutions Class A common stock and other equity securities of Offerpad Solutions that are held by the parties thereto from time to time.

The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by SPNV, the Sponsor and the other parties thereto in connection with the SPNV IPO. The Registration Rights Agreement will terminate on the earlier of (i) the five year anniversary of the date of the Registration Rights Agreement or (ii) with respect to any Holder (as defined therein), on the date that such Holder no longer holds any Registrable Securities (as defined therein).

Offerpad Holders Support Agreement

In connection with the execution of the Merger Agreement, SPNV, Offerpad and certain stockholders of Offerpad (the “Requisite Offerpad Stockholders”) entered into the Offerpad Holders Support Agreement, a copy of which is attached as Annex E to this proxy statement/prospectus. Pursuant to the terms of the Offerpad Holders Support Agreement, the Requisite Offerpad Stockholders agreed to, among other things, (i) vote to adopt and approve the Merger Agreement and the Transactions as soon as reasonably practicable after the registration statement which this proxy statement/prospectus forms a part of is declared effective, and in any event within forty-eight hours thereafter, in each case, subject to the terms and conditions of the Offerpad Holders Support Agreement, and (ii) take, or cause to be taken, all actions, and cooperate with other parties, to exercise the drag-along rights pursuant to and in accordance with that certain Fourth Amended and Restated Voting Agreement, dated as of April 16, 2020, by and among Offerpad and the Stockholders (as defined therein).

Each of the Requisite Offerpad Stockholders acknowledged and agreed to be bound by the transfer restrictions on its lock-up shares (i) during the period prior to Closing, and (ii) during the period of 180 days after the Closing Date, in each case, subject to limited exceptions as set forth in the Proposed Bylaws, including (x) with respect to 33% of the Lock-Up Shares if the closing price of SPNV’s Class A common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 30 days following the Closing and (y) with respect to an additional 50% of the Lock-Up Shares if the closing price of SPNV’s Class A common stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 30 days following the Closing.

The Offerpad Holders Support Agreement will terminate upon the termination of the Merger Agreement if the Closing does not occur.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, SPNV, the Sponsor, the SPNV Insiders and Offerpad entered into the Sponsor Support Agreement, a copy of which is attached as Annex I to this proxy statement/prospectus. Pursuant to the terms of the Sponsor Support Agreement, the SPNV Insiders agreed to, among other things, vote to adopt and approve the Merger Agreement and the Transactions, in each case, subject to the terms and conditions of the Sponsor Support Agreement. The Sponsor and each independent officer and director of SPNV has entered into a letter agreement with SPNV in connection with the SPNV IPO, pursuant to which they agreed to vote any shares of SPNV capital stock held by them in favor of the Transactions. The Sponsor and each of the SPNV Insiders also agreed to not transfer any lock-up shares (i) during the period prior to Closing, and (ii) during the period of 180 days after the Closing Date, in each case, subject to limited exceptions including (x) with respect to 33% of the Lock-Up Shares if the closing price of SPNV’s Class A common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing at least 30 days following the Closing and (y) with respect to an additional 50% of the Lock-Up Shares if the closing price of SPNV’s Class A common stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 30 days following the Closing. Such restrictions apply to the shares of SPNV’s Class A common stock and SPNV’s warrants, including shares of Offerpad Solutions Class A common stock issuable upon conversion of SPNV’s private placement warrants held by the Sponsor and the SPNV Insiders immediately following the Closing.

In addition, the Sponsor has agreed that 20% of its shares of Class B common stock issued in connection with the IPO (the “Sponsor Shares”) will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, (i) the volume weighted average price of SPNV’s Class A common stock equals or exceeds $12.00 for any twenty trading days within a period of thirty consecutive trading days or (ii) there is a change of control of Supernova. Any Sponsor Shares that remain unvested after the fifth anniversary of the Closing will be forfeited.

The Sponsor Support Agreement will terminate upon the termination of the Merger Agreement if the Closing does not occur.

Subscription Agreements

In connection with the execution of the Merger Agreement, SPNV entered into Subscription Agreements with the PIPE Investors, a copy of which is attached as Annex F to this proxy statement/prospectus. Pursuant to the terms of the Subscription Agreements, the PIPE Investors agreed to purchase, in the aggregate, 20,000,000 shares of Offerpad Solutions Class A common stock at a purchase price of $10.00 per share for an aggregate commitment of $200,000,000. The closings under the Subscription Agreements will occur substantially concurrently with the Closing, subject to, among other things, the satisfaction of each condition precedent to the Closing set forth in the Merger Agreement, all representations and warranties of SPNV contained in the Subscription Agreements being true and correct in all material respects at and as of the Closing Date, satisfaction, performance and compliance by SPNV and each PIPE Investor in all material respects with the covenants, agreements and conditions contained therein, and no amendment or modification of, or waiver with respect to SPNV’s obligation to effect the Closing that would reasonably be expected to materially and adversely affect the economic benefits of each PIPE Investor without having received such PIPE Investor’s prior written consent.

The Subscription Agreements provide that SPNV is required to file with the SEC within 30 calendar days after the consummation of the Transactions, a registration statement registering the resale of the shares of SPNV’s Class A common stock to be issued to any such PIPE Investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 65th calendar day (or 90th calendar day if the SEC notifies SPNV that it will “review” the registration statement) following the Closing and (ii) the 5th business day after the date SPNV is notified by the SEC that the registration statement will not be reviewed or will not be subject to further review. Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against SPNV with respect to the trust account.

The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time the Merger Agreement is validly terminated in accordance with its terms, (ii) upon the mutual written agreement of SPNV and the applicable PIPE Investor, (iii) if any of the conditions to closing set forth therein are not satisfied or waived prior to the Closing Date, and as a result thereof, the transactions contemplated by the Subscription Agreements are not consummated at the Closing, or (iv) by written notice any time after September 17, 2021 if the Closing has not occurred on or prior to such date and the terminating party’s breach was not the primary reason the Closing failed to occur by such date; provided, that nothing contained in the Subscription Agreements will relieve any party thereto from liability for any willful breach hereof prior to the time of termination, and each party thereto will be entitled to any remedies at law or in equity to recover losses, liabilities, or damages arising from such breach.

SPNV Forward Purchase Agreement

In connection with the closing of the SPNV IPO, SPNV entered into forward purchase agreements pursuant to which affiliates of Alexander M. Klabin and Spencer Rascoff, the Co-Chairs of SPNV, agreed to purchase, upon the closing of SPNV’s initial business combination, an aggregate of 5,000,000 shares of Offerpad Solutions

Class A common stock and an aggregate of 1,666,667 warrants to purchase one share of Offerpad Solutions Class A common stock, for an aggregate purchase price of $50,000,000, or $10.00 per share of Offerpad Solutions Class A common stock and one-third of one warrant to purchase one share of Offerpad Solutions Class A common stock.

The SPNV Forward Purchase Agreement may be terminated at any time prior to the Forward Closing (as defined therein) (a) by mutual written consent of SPNV and SPNV Fund or (b) automatically if the business combination is not consummated within 24 months from the closing of the SPNV IPO, or such later date as may be approved by SPNV’s stockholders. Upon such termination of the SPNV Forward Purchase Agreement, the Forward Purchase Price (and interest thereon, if any) (as defined therein), if previously paid, and all SPNV Fund’s funds paid in connection with the SPNV Forward Purchase Agreement shall be promptly returned to SPNV Fund, and thereafter the SPNV Forward Purchase Agreement will become null and void and have no effect, without any liability on the part of SPNV or SPNV Fund and their respective directors, officers, employees, partners, managers, members, or stockholders and all rights and obligations of each party shall cease; provided, however, that the termination of the SPNV Forward Purchase Agreement will not relieve either party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in SPNV Forward Purchase Agreement.

Name, Headquarters; Stock Symbols

The name of Offerpad after the consummation of the Transactions will be Offerpad Solutions and our headquarters will be located at 2150 E German Rd, Suite 1, Chandler, AZ 85286. We intend to apply for listing, effective at the time of the Closing, of Offerpad Solutions Class A common stock and Offerpad Solutions warrants on the NYSE under the symbols “OPAD” and “OPADWS”, respectively. Our publicly traded units will separate into the component securities upon the Closing and will no longer trade as a separate security.

Background of the Transactions

SPNV is a blank check company that was formed as a corporation in Delaware on August 31, 2020, solely for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proposed business combination with Offerpad is the result of an extensive search for a potential transaction whereby SPNV, with the assistance of the Sponsor, evaluated more than 65 potential targets. The terms of the Transactions are the result of arms’-length negotiations between representatives of SPNV and representatives of Offerpad over the course of approximately two months. The following is a brief discussion of the background of these negotiations, the Merger Agreement and the Transactions, but does not purport to catalog every conversation among representatives of SPNV, Offerpad and other parties to the Transactions. On October 23, 2020, SPNV completed the SPNV IPO, for which J.P. Morgan Securities LLC (“J.P. Morgan”) and Jefferies LLC (“Jefferies”) served as book-running managers. J.P. Morgan and Jefferies will receive deferred underwriting commissions from the SPNV IPO in connection with the consummation of SPNV’s initial business combination. Prior to the consummation of the SPNV IPO, neither SPNV nor anyone on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with SPNV.

Following the SPNV IPO, SPNV commenced a search for prospective businesses and assets to acquire. SPNV’s goal was to identify an advantaged growth company in the technology sector that is well-positioned to benefit from thematic shifts and tech-enabled trends and is valued between approximately $1 billion and $5 billion.

In evaluating potential businesses and assets to acquire, SPNV, together with SPNV’s advisory partners and the Sponsor, generally surveyed the landscape of potential acquisition opportunities based on its knowledge of, and familiarity with, the M&A marketplace. In the prospectus for the SPNV IPO, SPNV identified general criteria and guidelines it believed would be important in evaluating a prospective target, including, businesses that it believes (i) address a large market that creates the opportunity for attractive long-term growth prospects; (ii) are capable of sustainable growth; (iii) have a management team with a well-defined vision for its company and the sector in which such company operates and with a proven track record in managing and scaling businesses; (iv) maintain strong and defensible competitive “moats,” which SPNV believes over time will lead to durable and profitable growth; (v) have compelling unit economics that will underpin the trajectory of the business over time; (vi) will be able to significantly scale operations to take advantage of opportunities; (vii) have a transparent corporate culture anchored in strong values; and (viii) pair significant upside potential with limited downside risks. In addition, SPNV looked for an acquisition target that it believes would benefit from the expertise of SPNV’s operating partners, including the Sponsor and its affiliates, on a post-closing basis. The foregoing criteria were not exhaustive. Any evaluation relating to the merits of a particular business combination was based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that SPNV’s management and the SPNV Board deemed relevant.

During the search process, SPNV conducted a thorough evaluation of potential targets. By November 2020, SPNV had developed a comprehensive database with more than 400 potential targets. In the process that led to identifying Offerpad as an attractive investment opportunity, SPNV engaged with more than 65 of those potential targets, with 50 of those potential targets being identified as high priority opportunities. Of the 50 high priority opportunities, SPNV performed financial and industry due diligence and held meetings with the management teams of 11 potential targets (including Offerpad as discussed below). More specifically, SPNV engaged with three potential targets in November 2020, with two potential targets in December 2020, with three potential targets (including Offerpad) in January 2021, and with three potential targets in February 2021 (prior to entering into exclusive negotiations with Offerpad). Out of those eleven potential targets, the ten that are not Offerpad did not proceed to signing a letter of intent and exclusivity agreement with SPNV for various reasons, including SPNV’s concerns over valuation, strength of business model or other reasons based on SPNV’s diligence as well as SPNV’s significant historical experience evaluating investment opportunities.

On January 19, 2021, representatives of J.P. Morgan’s M&A Advisory Group, Offerpad’s financial advisor in the Transactions, contacted Robert Reid, the Chief Executive Officer of SPNV, and Michael Clifton, the Chief Financial Officer of SPNV, via email to gauge SPNV’s interest in exploring the merits of a potential business combination transaction between Offerpad and SPNV. J.P. Morgan noted that Offerpad was targeting a business combination that would yield total proceeds to the combined company of approximately $500 million to $700 million, the majority of which would be used to invest in future growth, and that Offerpad had instructed J.P. Morgan to contact a select group of special purpose acquisition companies for the purpose of identifying a combination partner. J.P. Morgan provided members of SPNV’s management team with a high-level presentation describing certain non-confidential information regarding the Offerpad business and a draft non-disclosure agreement for the parties to execute if SPNV were to determine it would like to engage in further discussions with Offerpad.

Later in the day on January 19, 2021, SPNV and Offerpad executed the non-disclosure agreement.

On January 20, 2021, representatives of J.P. Morgan’s M&A Advisory Group and Messrs. Reid and Clifton conducted a telephonic meeting, during which J.P. Morgan provided certain background information regarding Offerpad, including the identities of certain of its principal equityholders, and outlined certain of Offerpad’s expectations regarding a proposed transaction, including as to Offerpad’s implied valuation (in this regard, J.P. Morgan noted that Zillow Group, Inc. (“Zillow”) and Opendoor Technologies Inc. (“Opendoor”), Offerpad’s two primary publicly traded competitors, served as meaningful comparisons and that, given the closing prices of Opendoor common stock following the December 2020 consummation of Opendoor’s “de-SPAC” transaction, an appropriate implied valuation for Offerpad would be in excess of the approximately $4.8 billion implied valuation of Opendoor in Opendoor’s de-SPAC transaction) and transaction timing (in this regard, J.P. Morgan noted that Offerpad would seek indications of interest from potential bidders during the week of February 8, 2021, and seek to announce a transaction in March, 2021).

On January 21, 2021, representatives of J.P. Morgan’s M&A Advisory Group sent Messrs. Reid and Clifton an Offerpad management presentation detailing Offerpad’s business, including summary descriptions of Offerpad’s proprietary technology, performance and forecasts, comparisons to competitors, anticipated future products and services and assessments of the market in which Offerpad operates, along with certain unaudited historical financial information and projected financial information prepared by Offerpad management.

On January 23, 2021, Offerpad provided SPNV access to a virtual data room containing supporting materials related to the abovementioned management presentation and financial information. Throughout January and February, Offerpad began providing preliminary confidential information to SPNV regarding Offerpad and its subsidiaries and their collective business operations.

On January 27, 2021, representatives of J.P. Morgan’s M&A Advisory Group, members of SPNV’s management team (including Messrs. Reid and Clifton, along with Spencer Rascoff and Alexander Klabin, the Co-Chairs of the SPNV Board) and members of Offerpad’s management team (including Brian Bair, the Chief Executive Officer and Founder of Offerpad and Michael Burnett, the Chief Financial Officer of Offerpad) held a meeting via videoconference. The meeting consisted of a question-and-answer session and a detailed discussion and review of Offerpad and its business operations, including views on competitive positioning, market opportunity, drivers of growth for Offerpad, and background on the Offerpad management team.

On February 3, 2021, Messrs. Klabin, Reid and Clifton held an in-person meeting at Offerpad’s headquarters in Phoenix, Arizona with Mr. Bair, Mr. Burnett and other senior executives of Offerpad to further discuss the possibility of a business combination transaction between SPNV and Offerpad. Mr. Rascoff joined via video teleconference. Representatives of J.P. Morgan’s M&A Advisory Group also attended via video teleconference. During the meeting, the attendees reviewed various areas of Offerpad’s business, including market-by-market performance, technology platform review, sales and marketing, competitive landscape and financial topics. Representatives of SPNV also discussed how they could be a value-added partner for Offerpad in a potential business combination. Following the meeting, Messrs. Klabin, Reid, Clifton, Bair and Burnett had dinner and further discussed Offerpad’s business and SPNV’s capabilities.

On February 8, 2021, representatives of J.P. Morgan’s M&A Advisory Group sent SPNV a draft mutual exclusivity agreement prepared by Offerpad providing for a 45-day exclusivity period to negotiate and finalize definitive transaction documentation and a preliminary, non-binding term sheet proposing the following terms, among others:

•

SPNV would acquire all of the outstanding equity interests (including options, warrants and other convertible securities) of Offerpad in a business combination between SPNV and Offerpad, in exchange for the issuance to Offerpad’s pre-Closing equityholders of equity interests in the surviving entity of the business combination; the term sheet did not propose an implied valuation for Offerpad;

•

the transaction consideration payable to Offerpad’s pre-Closing equityholders would not be subject to any adjustments for cash, debt or debt-like items, transaction expenses, working capital or other items;

•

a portion of the transaction consideration would be payable in the form of cash pursuant to a secondary sale by certain of Offerpad’s pre-Closing equityholders (such secondary sale or any variation thereof, a “Secondary Sale”); the term sheet did not propose the portion of consideration that would be payable in cash;

•

concurrently with the closing of the business combination, SPNV would raise funds pursuant to a customary private placement, with affiliates of the Sponsor participating in the private placement on the same terms as other investors, with J.P. Morgan’s Equity Capital Markets Group serving as a co-placement agent in the private placement, and with Offerpad having the ability to designate additional co-placement agents;

•

certain of Offerpad’s pre-Closing equityholders (to be determined by Offerpad prior to the execution of definitive transaction documentation) would be issued “high vote” shares entitling the holders thereof to more than one vote per share in the surviving entity (the actual number of votes per share was not specified), which high vote shares would convert into “low vote” shares entitling the holders thereof to one vote per share, upon the occurrence of certain specified events to be determined by Offerpad prior to the execution of definitive transaction documentation (no additional detail was proposed on these “sunset” provisions);

•

the terms of any post-closing lockup of surviving entity equity interests issued to Offerpad stockholders and optionholders in the transaction (pre-Closing lockup, an “Offerpad Lockup”) would be determined by Offerpad prior to the execution of definitive transaction documentation (with Offerpad having the express ability to limit any Offerpad Lockup to Offerpad’s pre-Closing directors, officers and greater-than-5% equityholders), and any Offerpad Lockup would not exceed 180 days, with early release(s) from any Offerpad Lockup beginning 90 days post-closing if the stock price of the surviving entity exceeds certain to-be-agreed-upon target(s) (such releases or any variation thereof, whether with respect to the Offerpad Lockup or the SPNV Insider Lockup (as defined below), a “Price-Based Early Release”);

•

the Sponsor would obtain redemption waivers and support agreements from SPNV stockholders at large (i.e. the public stockholders of SPNV) presenting at least a certain percentage of assets held in the Trust Account;

•

the SPNV Insiders would enter into a support agreement providing for, among other things, (i) an earnout and/or forfeiture construct with respect to certain of the founder shares (such construct or any variation thereof, a “Sponsor Earnout”), (ii) an obligation to vote in favor of the business combination, (iii) a pre-Closing restriction on transfers of equity interests and (iv) a 12 month post-closing lockup (such lockup or any variation thereof, an “SPNV Insider Lockup”);

•

the board of directors of the surviving entity would consist entirely of persons designated prior to the closing by Offerpad, other than one person designated prior to the closing by the Sponsor and reasonably acceptable to Offerpad;

•

the surviving entity would create a new equity incentive plan with an award pool equal to 10% of the surviving entity’s fully diluted equity, with an “evergreen” that tops up annually to total unused capacity of 5%, and also would create an employee stock purchase program with a reserved pool equal to 1% of the surviving entity’s fully diluted equity, with an evergreen that tops up annually to total unused capacity of 1%;

•

the definitive transaction agreement would include a customary closing condition (benefiting Offerpad only) that SPNV have at least a certain amount of cash remaining in the Trust Account after giving effect to all stockholder redemptions and the payment of SPNV’s transaction expenses but before giving effect to funds raised from the private placement;

•	the definitive transaction agreement would not include a closing condition relating to the absence of a “material adverse effect” on Offerpad; and

•

Offerpad’s pre-Closing equityholders and the Sponsor would be entitled to customary registration rights, with the surviving entity being required to use its reasonable best efforts to file, within 30 days following the Closing, a registration statement on Form S-1 to facilitate the sale of shares held by the surviving entity’s affiliates, shares issued pursuant to the PIPE Investment, and shares of common stock underlying the warrants.

The term sheet did not propose an implied valuation for Offerpad, the maximum amount of transaction consideration payable in the form of cash pursuant to the Secondary Sale, the number of votes per share to which high vote shares would be entitled, the identity of the Offerpad stockholders who would hold high vote shares, the “sunset” provisions of the high vote shares, the size of the private placement, the terms of any Price-Based Early Releases with respect to the Offerpad Lockup, the terms of any Sponsor Earnout, or the threshold for the minimum cash closing condition.

On February 9, 2021, SPNV sent J.P. Morgan’s M&A Advisory Group, for further distribution to Offerpad and its other advisors, a presentation outlining SPNV’s perspectives on Offerpad’s business and value creation opportunities for such business, along with a revised draft of the term sheet, which provided for the following changes to Offerpad’s initial draft, among others:

•

for purposes of determining the transaction consideration payable to Offerpad’s pre-Closing equityholders, Offerpad’s implied valuation would be $3 billion, and each newly-issued equity interest in the surviving entity would be valued at $10.00 per interest;

•

the definitive transaction agreement would provide for a “lockbox” construct, whereby the transaction consideration payable to Offerpad’s pre-Closing equityholders would be adjusted for any debt and debt-like items that are not specifically contemplated by such agreement to roll over to the surviving entity or be extinguished by the surviving entity, and Offerpad would be required to deliver a level of working capital consistent with recent management practices;

•	any Secondary Sale would be conditioned on the surviving entity receiving at least $500 million in gross proceeds pursuant to the business combination transaction;

•	the references to J.P. Morgan serving as the co-placement in the private placement and to Offerpad having the ability to designate additional co-placement agents were deleted;

•

the founders of Offerpad (e.g. Brian Bair and his family) would be issued high vote shares, with each high vote share entitled to two votes per share, which high vote shares would convert into low vote shares upon the occurrence of certain specified events to be mutually agreed by the parties prior to the execution of definitive transaction documentation;

•

the terms of any Offerpad Lockup would be mutually agreed by the parties prior to the execution of definitive transaction documentation, and the references to Offerpad having the express ability to limit any Offerpad Lockup to Offerpad’s pre-Closing directors, officers and greater-than-5% equityholders, to any Offerpad Lockup not exceeding 180 days, and to Price-Based Early Releases were all deleted;

•	only the SPNV Insiders would be required to agree to redemption waivers and support agreements (rather than independent third party stockholders of SPNV being required to agree as well);

•	any SPNV Insider Lockup would contain the same terms as those applicable to any Offerpad Lockup, and the support agreement to be entered into by the SPNV Insiders would not contain a Sponsor Earnout;

•

the board of directors of the surviving entity would consist of seven members: Mr. Bair; three independent directors to be mutually agreed upon by SPNV and Offerpad; one person named by SPNV; and two persons named by Offerpad’s pre-Closing equityholders;

•	neither the equity incentive plan nor the employee stock purchase program would include the evergreen features initially proposed by Offerpad;

•

the minimum cash closing condition would be made mutual, and the threshold for such condition would be $300,000,000, after giving effect to amounts raised in the private placement (including the $50,000,000 to be raised pursuant to the SPNV Forward Purchase);

•

the definitive transaction agreement would include a closing condition relating to the absence of a material adverse effect on Offerpad (for the benefit of SPNV only) and a closing condition relating to the absence of a material adverse effect on SPNV (for the benefit of Offerpad only);

•

contemporaneously with the execution of the definitive transaction agreement, Offerpad equityholders holding equity in Offerpad sufficient to approve the transaction on behalf of Offerpad would enter into support agreements whereby they would agree to approve the transaction;

•

the surviving entity would be required to afford indemnification, advancement and similar rights to Mr. Rascoff in respect of any claim brought against him by a third party as a result of his expected involvement with the surviving entity after the Closing (the “Rascoff Indemnity”); and

•

Offerpad’s pre-Closing equityholders and the Sponsor would be entitled to customary registration rights, with the surviving entity being required to use its reasonable best efforts to file, within 45 days following the Closing, a registration statement on Form S-1 to facilitate the sale of shares held by the surviving entity’s affiliates, shares issued pursuant to the PIPE Investment, and shares of common stock underlying the warrants.

Between February 9, 2021 and February 12, 2021, representatives of SPNV and Offerpad, including Jefferies, SPNV’s exclusive financial advisor in the Transactions; J.P. Morgan’s M&A Advisory Group; Simpson Thacher & Bartlett LLP (“Simpson Thacher”), SPNV’s legal counsel in the Transactions; and Latham & Watkins LLP (“Latham”), Offerpad’s legal counsel in the Transactions, negotiated the terms of, and continued to exchange drafts of, the mutual exclusivity agreement and term sheet. In particular, representatives of Offerpad proposed that Offerpad’s implied valuation be set at $3.25 billion (rather than the $3.0 billion proposed by SPNV) and that the transaction consideration payable to Offerpad’s pre-closing equityholders not be subject to any adjustments for cash, debt or debt-like items, transaction expenses, working capital or other items, and representatives of SPNV agreed to such proposals following discussions among the parties and their respective advisors. Separately, representatives of SPNV proposed that the aggregate amount of the transaction consideration payable in the form of cash pursuant to the Secondary Sale be capped at $200 million, and dropped their prior request that the Secondary Sale be conditioned on the surviving entity receiving a minimum amount of gross proceeds pursuant to the business combination transaction. Representatives of Offerpad counter-proposed that the aggregate amount of the transaction consideration payable in the form of cash pursuant to the Secondary Sale be capped at $250 million, and representatives of SPNV agreed to such counterproposal. Also, representatives of Offerpad proposed that the targeted size of the private placement be at least $300 million, excluding the amount raised pursuant to the SPNV Forward Purchase, which would be $50 million in the aggregate. Representatives of SPNV counter-proposed that the targeted size of the private placement be $250 million, excluding the amount raised pursuant to the SPNV Forward Purchase, which would be $50 million in the aggregate. Representatives of Offerpad counter-proposed that the targeted size of the private placement be $350 million (which was higher than their earlier proposal), excluding the amount raised pursuant to the SPNV Forward Purchase, which would be $50 million in the aggregate, and representatives of SPNV agreed to such counterproposal.

During such discussions, the parties and their respective advisors also focused on non-economic transaction terms. As part of such discussions, representatives of Offerpad proposed that only Mr. Bair (rather than all founders of Offerpad in general) be issued high vote shares, with each high vote share entitled to ten votes per share, which shares would cease to have a high-vote feature upon the occurrence of certain specified events to be mutually agreed by the parties prior to the execution of definitive transaction documentation. After further discussion on this point, representatives of Offerpad and SPNV agreed that Mr. Bair’s high vote shares would have voting power sufficient to give him 35% of the total voting power of the post-closing entity (rather than a specific number of votes per share). Following such discussions, the parties also agreed to SPNV’s proposed changes described above regarding (i) the deletion of the references in the term sheet to J.P. Morgan serving as the co-placement in the private placement and to Offerpad having the ability to designate additional co-placement agents, (ii) the Offerpad Lockup and the SPNV Insider Lockup (with the one exception being that the parties agreed to limit the term of any such lockups for both sets of parties to no longer than 180 days, as initially proposed by Offerpad), (iii) only the SPNV Insiders (rather than public stockholders) being required to agree to redemption waivers and support agreements, (iv) the support agreement to be entered into by the SPNV Insiders not including a Sponsor Earnout, (v) the composition of the board of directors of the surviving entity, (vi) the reciprocal closing conditions regarding the absence of a material adverse effect, (vii) the Offerpad equityholder support agreement, (viii) the surviving entity’s obligation to indemnify Mr. Rascoff and (ix) registration rights. Additionally the parties agreed to Offerpad’s proposals on the equity incentive plan and employee stock purchase program, including the evergreen features thereof. Following such discussions, the parties also agreed that the minimum cash closing condition would benefit only Offerpad, and the threshold for such condition would be $350,000,000, after giving effect to funds raised in the private placement (including the $50,000,000 to be raised pursuant to the SPNV Forward Purchase).

On February 11, 2021, members of SPNV’s management team informed the independent directors of the SPNV Board that SPNV was negotiating the terms of a potential business combination transaction with Offerpad and that both SPNV and Offerpad were nearing agreement on the term sheet.

Effective as of February 12, 2021, Mr. Clifton, on behalf of SPNV, and Mr. Bair, on behalf of Offerpad, executed the agreed final version of the term sheet regarding a potential business combination transaction involving SPNV and Offerpad. In connection with the execution of the term sheet, SPNV and Offerpad also executed the mutual exclusivity agreement providing for a 45-day exclusivity period.

On February 17, 2021, representatives of SPNV, Offerpad, Jefferies, J.P. Morgan’s Equity Capital Markets Group, Simpson Thacher and Latham attended a telephonic meeting, during which the participants discussed, among other matters, a proposed timeline for, and other key considerations relating to, the PIPE Investment. Between February 17, 2021 and February 25, 2021, representatives of SPNV, Jefferies and J.P. Morgan’s Equity Capital Markets Group negotiated and finalized a customary engagement letter providing for Jefferies and J.P. Morgan’s Equity Capital Markets Group to serve as joint placement agents in connection with the PIPE Investment, which engagement letter SPNV, Jefferies and J.P. Morgan’s Equity Capital Markets Group executed on February 25, 2021. During this period of time, representatives of SPNV, Offerpad, Simpson Thacher and Latham also jointly prepared, and discussed with representatives of Jeffries and J.P. Morgan’s Equity Capital Markets Group, an investor presentation and other marketing materials that would be presented to prospective PIPE Investors.

On February 18, 2021, representatives of Offerpad provided additional confidential diligence materials to SPNV and its advisors for purposes of conducting legal, financial, accounting and tax due diligence. Between February 18, 2021 and March 16, 2021, SPNV and its advisors conducted extensive due diligence, including pursuant to multiple video or telephonic meetings with Offerpad’s management.

On February 24, 2021, Latham sent Simpson Thacher a draft of the Merger Agreement. The draft provided, among other things, that the $250 million cash Secondary Sale agreed to in the term sheet would be structured as an election that certain of Offerpad’s pre-Closing equityholders could make to receive up to an aggregate amount of $250 million of the merger consideration in the form of cash (with the remaining portion being in the form of shares of common stock of the surviving entity). Between February 24, 2021 and March 11, 2021, representatives of Latham and Simpson Thacher negotiated the terms of, and exchanged drafts of, the Merger Agreement, including provisions relating to (i) the respective material adverse effect definitions, (ii) the parties’ respective representations and warranties and which materiality thresholds should apply to those representations and warranties for purposes of testing their accuracy at the Closing (e.g., “materiality” versus “material adverse effect”), (iii) the pre-Closing restrictions on Offerpad’s operation of its business, (iv) certain other pre-Closing covenants of Offerpad, including those related to the required timing of the delivery of each of the Offerpad Stockholder Approval and the PCAOB Audited Financial Statements, and (v) the parties’ respective termination rights.

Beginning on February 26, 2021 and March 2, 2021, representatives of SPNV, Offerpad, J.P. Morgan’s Equity Capital Markets Group and Jefferies participated in various virtual meetings with prospective participants in the PIPE Investment. During this period of time, after a draft form of the Subscription Agreement had been provided to the prospective PIPE Investors, the terms of the form of Subscription Agreement, including with respect to conditions to closing and registration rights, were further negotiated between representatives of Latham, on behalf of Offerpad, Simpson Thacher, on behalf of SPNV, and Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to Jefferies and J.P. Morgan’s Equity Capital Markets Group, and representatives of the PIPE Investors by their respective advisors, and multiple drafts of the Subscription Agreements were exchanged prior to the execution of the agreed form of Subscription Agreement by the parties thereto on March 17, 2021. See the section entitled “Proposal No. 1—The Business Combination Proposal—Related Agreements—Subscription Agreements” for additional information.

On March 1, 2021, Latham sent Simpson Thacher drafts of the form of Proposed Charter, the form of Proposed Bylaws, the Sponsor Support Agreement and the Offerpad Holders Support Agreement. The draft of the form of Proposed Charter included the agreed-upon high vote construct with respect to Mr. Bair and his affiliates and the proposed terms upon which such high vote shares would cease to have a high-vote feature (commonly referred to as a “sunset” provision) (see the section entitled “Description of the Securities—OfferPad, Inc.’s Common

Stock—Class B Common Stock” for additional information on the sunset provisions of the high vote shares). The draft of the form of Proposed Bylaws included a 180-day Offerpad Lockup applicable to shares of common stock of the surviving entity received by Offerpad’s pre-closing equityholders as merger consideration and to shares of common stock of the surviving entity issued to directors, officers and employees of the surviving entity upon the settlement of surviving entity equity awards into which Offerpad equity awards would be converted pursuant to the Merger Agreement, but such Offerpad Lockup did not include any Price-Based Early Releases. The draft of the Sponsor Support Agreement included a 180-day SPNV Insider Lockup applicable to shares of the surviving entity’s common stock and warrants held by the SPNV Insiders (excluding securities acquired in the public markets or in a post-closing private placement), but such SPNV Insider Lockup did not include any Price-Based Early Releases. The draft of the Sponsor Support Agreement also did not include any Sponsor Earnout. Between March 1, 2021 and March 17, 2021, representatives of Latham and Simpson Thacher negotiated the terms of, and exchanged drafts of, the foregoing documents, prior to the ultimate execution of the Sponsor Support Agreement and the Offerpad Holders Support Agreement on March 17, 2021 and agreement on forms of the Proposed Charter and Proposed Bylaws which were attached as exhibits to the Merger Agreement.

On March 5, 2021, the SPNV Board held a telephonic meeting, at which members of SPNV’s management team and representatives of Jefferies and Simpson Thacher were present. Mr. Reid first provided a general update on the status of the Transactions. Messrs. Rascoff and Klabin then discussed SPNV management’s investment thesis with respect to Offerpad. Representatives of Jefferies next provided an overview on recent trends in the SPAC marketplace and considerations with respect to the PIPE Investment. Representatives of Simpson Thacher then reviewed with the members of the SPNV Board their fiduciary duties under applicable law in connection with the Transactions. In addition, written materials presented to the SPNV Board by Simpson Thacher summarized the material legal terms of the transaction documentation. Mr. Reid next discussed the anticipated timeline to the execution of definitive transaction documentation. Following this discussion, the SPNV Board met in executive session, without SPNV management or the Sponsor-affiliated directors present.

During the week of March 8, 2021, representatives of SPNV, Offerpad, principal equityholders of Offerpad, J.P. Morgan’s Equity Capital Markets Group and Jefferies held a series of telephonic meetings to discuss the PIPE Investment and potential revisions to certain transaction terms in order to increase investor interest in the PIPE Investment. Representatives of J.P. Morgan’s Equity Capital Markets Group and Jefferies noted that the private placement market for SPAC transactions had softened in recent weeks, thereby making it difficult to generate sufficient investor interest in the PIPE Investment to meet the parties’ targeted size of $350 million. Representatives of SPNV also noted that the stock prices of technology-focused companies in general, and of Zillow and Opendoor in particular, had declined in recent weeks, thereby calling into question the $3.25 billion implied valuation of Offerpad that the parties had previously agreed to in the term sheet. As a result of the foregoing, representatives of SPNV explained that SPNV could no longer agree to a business combination with Offerpad on the terms set forth in the term sheet. In the alternative, representatives of SPNV proposed the following revisions to the terms of the transaction: (i) the implied valuation of Offerpad be reduced from $3.25 billion (as agreed in the term sheet) to $2.25 billion, (ii) the targeted size of the PIPE Investment be reduced from $350 million (as agreed in the term sheet) to $200 million, (iii) the proposed size of the SPNV Forward Purchase remain unchanged at $50 million and (iv) unlike the construct previously agreed in the term sheet, Offerpad’s pre-Closing equityholders not have the ability to elect to receive any portion of the merger consideration in the form of cash (i.e., all of the merger consideration would be paid in the form of shares of common stock of the surviving entity). After consideration of this proposal, representatives of Offerpad and principal equityholders of Offerpad agreed to such revised terms, including the reduced valuation of $2.25 billion. The parties also discussed whether SPNV could agree to any revised terms that would increase investor interest in the PIPE Investment. As part of those discussions, representatives of Offerpad and principal equityholders of Offerpad proposed that (i) unlike the construct previously agreed in the term sheet, 20% of the Sponsor’s Founder Shares be unvested and subject to forfeiture until the price per share of the surviving entity’s common stock equals or exceeds $12.00 and (ii) unlike the construct previously agreed in the term sheet, the Offerpad Lockup and the SPNV Insider Lockup each be subject to identical Price-Based Early Releases. After consideration of this proposal, and representatives of SPNV agreed to such revised terms.

On March 13, 2021, Simpson Thacher sent Latham a revised draft of the Merger Agreement reflecting the parties’ updated business agreements on valuation and the all-stock composition of the merger consideration. Between March 13, 2021 and March 17, 2021, representatives of Simpson Thacher and Latham continued to negotiate the terms of, and exchange drafts of, the Merger Agreement, including provisions relating to (i) the respective material adverse effect definitions, (ii) the required timing of the delivery of each of the Offerpad Stockholder Approval and the PCAOB Audited Financial Statements and (iii) the parties’ respective termination rights.

On March 13, 2021, Latham sent Simpson Thacher drafts of the 2021 Plan, the ESPP and the Registration Rights Agreement, the terms of which the parties continued to negotiate, exchanging multiple drafts prior to the execution of the Merger Agreement on March 17, 2021, to which the agreed forms of the 2021 Plan, the ESPP and the Registration Rights Agreement were attached as exhibits.

On March 14, 2021, Simpson Thacher sent Latham a draft of an indemnification and advancement agreement between the surviving entity and Mr. Rascoff to implement the Rascoff Indemnity (such agreement, the “Rascoff Indemnification Agreement”), the terms of which the parties continued to negotiate, exchanging multiple drafts prior to the execution of the Sponsor Support Agreement on March 17, 2021, to which the agreed form of the Rascoff Indemnification Agreement was attached as an exhibit. The Rascoff Indemnification Agreement provides that, following the Closing, the surviving entity will afford indemnification, advancement and similar rights to Mr. Rascoff on terms substantially the same as those provided to directors of the surviving entity.

On March 15, 2021, Simpson Thacher sent Latham a revised draft of the Sponsor Support Agreement reflecting the updated transaction terms agreed to during the week of March 8, 2021. Such draft provided, in part, that 20% of the Sponsor’s Founder Shares would be unvested and subject to forfeiture as of the Closing and would only vest if, during the 5-year period following the Closing, (i) the volume weighted average price of shares of the surviving entity’s common stock equals or exceeds $12.00 for any twenty trading days within a period of thirty consecutive trading days or (ii) the surviving entity undergoes a change of control.

On March 16, 2021, Latham sent Simpson Thacher revised drafts of the Sponsor Support Agreement and the Proposed Bylaws reflecting, among other terms, the details of the Price-Based Early Releases applicable to the SPNV Insider Lockup and the Offerpad Lockup, respectively.

On March 17, 2021, the SPNV Board held a telephonic meeting, at which members of SPNV management and representatives of Jefferies and Simpson Thacher were present. Mr. Reid first provided an update on the status of the Transactions, including the outcome of the previous week’s discussions with Offerpad regarding valuation and related matters, as described above. Representatives of Jefferies next reviewed the key terms of the Transactions, including the updated valuation, the terms of the Sponsor Earnout and the contemplated sources and uses of funds. Representatives of Simpson Thacher again reviewed with the members of the SPNV Board their fiduciary duties under applicable law in connection with the Transactions, and then provided an overview of the key terms of the Merger Agreement, SPNV Forward Purchase Agreements, Sponsor Support Agreement and Rascoff Indemnification Agreement. Following this discussion, the SPNV Board met in executive session, without SPNV management or the Sponsor-affiliated directors present. Following such executive session, the full SPNV Board reconvened and the SPNV Board unanimously approved and declared advisable the Merger Agreement and determined that the Mergers are advisable and fair to, and in the best interests of, SPNV and its stockholders, and further resolved to submit the Merger Agreement for adoption by SPNV’s stockholders at a meeting of SPNV’s stockholders and recommended that SPNV’s stockholders adopt the Merger Agreement at such meeting.

On March 17, 2021, the board of directors of Offerpad (the “Offerpad Board”), with representatives of Latham and J.P. Morgan’s M&A Advisory Group present, met telephonically to discuss the business combination, including a detailed discussion of the forms of the transaction documents. The Offerpad Board reviewed the proposed terms of the transaction agreements that had been negotiated with SPNV and its representatives. Following presentations by Latham and J.P. Morgan’s M&A Advisory Group to the Offerpad Board and additional discussion on related matters concerning the proposed business combination, the Offerpad Board unanimously approved the transaction documents, subject to final negotiations and modifications, and determined to recommend the approval of the transaction documents to its stockholders.

On March 17, 2021, the parties finalized the transaction documents (or forms thereof) with respect to the proposed business combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including the Offerpad Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements with each of the PIPE Investors, and the Merger Agreement and the exhibits thereto.

On March 17, 2021, SPNV, Offerpad, First Merger Sub and Second Merger Sub executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, SPNV also entered into the Offerpad Holders Support Agreement, the Sponsor Support Agreement and the Subscription Agreements, in each case, with the applicable other parties thereto. See “Proposal No. 1—The Business Combination Proposal—Related Agreements” for additional information.

On March 18, 2021, SPNV and Offerpad issued a joint press release announcing the execution of the Merger Agreement, which SPNV filed with a Current Report on Form 8-K along with the executed Offerpad Holders Support Agreement, the executed Sponsor Support Agreement, the form of Subscription Agreement that was executed by the PIPE Investors, and the investor presentations prepared by members of SPNV’s and Offerpad’s management teams regarding Offerpad and the Transactions.

SPNV’s Board of Directors’ Reasons for Approval of the Transactions.

The SPNV Board, in evaluating the Transactions, consulted with SPNV’s management and its legal and financial advisors. In unanimously (i) resolving that it is in the best interests of SPNV and its stockholders, and declaring it advisable, to enter into the Merger Agreement, (ii) approving the Merger Agreement and the Transactions, including the business combination, on the terms and subject to the conditions of the Merger Agreement, and (iii) recommending that the business combination be adopted by SPNV’s stockholders, the SPNV Board considered and evaluated a number of factors, including the factors discussed below. The SPNV Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The SPNV Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of SPNV’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The SPNV Board considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Merger Agreement and the related agreements and the Transactions, including, but not limited to, the following material factors:

•

Reasonableness of aggregate consideration. Following a review of the financial data provided to SPNV, including Offerpad’s historical financial statements and certain unaudited prospective financial information, as well as SPNV’s due diligence review of the Offerpad business and the views of SPNV’s financial advisors, the SPNV Board considered the aggregate consideration to be paid and determined that such consideration was reasonable in light of such data and financial information.

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Business and financial condition and prospects. After conducting extensive due diligence, along with their familiarity with Offerpad’s business from prior commercial experiences, the SPNV Board and SPNV management had knowledge of, and were familiar with, Offerpad’s business, financial condition, results of operations and future growth prospects. The SPNV Board considered the results of the due diligence review of Offerpad’s business, including its large addressable market, robust business model, competitive differentiation, attractive growth profile, proven management team and fundamental value with significant upside.

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Attractive valuation. The SPNV Board considered that Offerpad’s implied valuation following the business combination relative to the current valuations experienced by comparable publicly traded companies is favorable for SPNV and its stockholders.

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Large and growing addressable market. The total addressable market for real estate iBuying is large. Despite growing consumer demand for an easier and more convenient way to buy and sell homes, online penetration in real estate is low compared with other industries, at less than 1% of the $1.9 trillion total addressable market.

•

Leading iBuying platform. Offerpad’s leading tech-enabled platform and team of real estate solutions experts empower homeowners to buy and sell homes online quickly and easily. Homeowners can request a free, 24-hour cash offer online in less than three minutes, partner with Offerpad to list a home with a back-up cash offer, or buy one of the thousands of homes available on Offerpad.com. Add-ons, such as show-ready home services; home improvement advances; extended stay options; and title and mortgage services allow customers to personalize the home selling and buying experience.

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Liquidity needs. The SPNV Board considered that the amounts held in the Trust Account, the anticipated proceeds of the PIPE Investment and the SPNV Forward Purchase, and the existing cash on the Offerpad balance sheet would all provide capital for the use of Offerpad Solutions following the Closing, and thus address any liquidity needs of Offerpad Solutions, whether for expansion of business initiatives or otherwise (in this regard, the SPNV Board also considered the risk that the current public stockholders of SPNV would redeem their shares for cash upon consummation of the Transactions, thereby reducing the amount of cash available to Offerpad Solutions following the Closing).

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Experienced, proven and committed management team. The SPNV Board considered the fact that Offerpad Solutions will be led by the senior management team of Offerpad, which has a proven track record in transactional real estate operations and property valuation, digital marketplaces, business intelligence and analytics and finance. The SPNV Board also believed that the willingness of Offerpad’s management team to roll over the entirety of their equity stake and agree to prohibitions on the transfer of those shares for a period of time following the consummation of the Transactions reflected management’s belief in and commitment to Offerpad Solutions’ continued growth following the consummation of the Transactions.

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Offerpad being an attractive target. The SPNV Board considered (i) the fact that Offerpad is of a size appropriate for a public company, (ii) that Offerpad has additional opportunity significant growth and (iii) its belief that Offerpad would benefit from the consummation of the Transactions as a result of becoming a public company and the infusion of additional funds pursuant to the PIPE Investment and the SPNV Forward Purchase (as well as funds from SPNV to the extent SPNV stockholders do not elect to redeem their shares of Class A common stock in connection with the consummation of the business combination).

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Other alternatives. SPNV raised $402,500,000 in October 2020 with the objective of consummating an attractive business combination. Since that time until SPNV’s entry into the mutual exclusivity agreement with Offerpad, as more fully described in “Proposal No. 1—The Business Combination Proposal—Background of the Transactions,” SPNV evaluated a number of businesses but has been most impressed by the Offerpad business. The SPNV Board believed that, based upon the terms of the Transactions and its financial analysis, the Transactions create the best available opportunity to maximize value for SPNV stockholders.

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Terms of the Merger Agreement and the related agreements. The SPNV Board considered the terms and conditions of the Merger Agreement and the related agreements and the Transactions, including the business combination, including each party’s representations, warranties, covenants and agreements, the conditions to each party’s obligations to consummate the Mergers and the termination provisions, as well as the commitment by each party to complete the Transactions.

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Independent director role. The SPNV Board is comprised of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Transaction, SPNV’s independent directors, Ken Fox, Jim Lanzone, Gregg Renfrew and Rajeev Singh, took an active role in evaluating the proposed terms of the Transactions, including the Merger Agreement, the related agreements and the amendments to the current certificate of incorporation to take effect upon the completion of the Transactions. SPNV’s independent directors evaluated and unanimously approved, as members of the SPNV Board, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Transactions.

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Support of Offerpad’s significant stockholders. The SPNV Board considered the fact that Offerpad stockholders that collectively hold a sufficient amount of capital stock of Offerpad necessary to approve the Transactions on behalf of Offerpad would enter into support agreements pursuant to which they agreed to execute a written consent approving the Merger, which provided SPNV stockholders greater certainty that the conditions to closing of the business combination would be satisfied.

The SPNV Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transactions, including, but not limited to, the following:

•	Macroeconomic risks. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on Offerpad Solutions’ revenues.

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Benefits and growth initiatives may not be achieved. The risk that the potential benefits and growth initiatives of the Transactions may not be fully achieved or may not be achieved within the expected timeframe. In this regard, the SPNV Board considered that there are risks associated with successful implementation of Offerpad Solutions’ long term business plan and strategy and Offerpad Solutions realizing the anticipated benefits of the Transactions on the timeline expected or at all, including due to factors outside of the parties’ control, such as the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. The SPNV Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Transactions and that SPNV stockholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Merger.

•	No third-party valuation. The risk that SPNV did not obtain a third-party valuation or fairness opinion in connection with the Transactions.

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Liquidation. The risks and costs to SPNV if the business combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in SPNV being unable to effect a business combination within the completion window and force SPNV to liquidate.

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Stockholder vote. The risk that SPNV’s stockholders may object to and challenge the Transactions and take action that may prevent or delay the consummation of the Transactions, including to vote down the proposals at the special meeting or redeem their shares.

•	Closing conditions. The fact that completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within SPNV’s control.

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SPNV stockholders holding a minority position in the post-combination company. The risk that SPNV’s stockholders will hold a minority position in the post-combination company (approximately 18%, assuming that no shares of SPNV’s Class A common stock are elected to be redeemed by SPNV stockholders and excluding the impact of the shares of SPNV’s Class A common stock underlying the warrants), which may reduce the influence that SPNV’s current stockholders have on the management of SPNV.

•	Litigation. The possibility of litigation challenging the Transactions or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Transactions.

•	Fees and expenses. The fees and expenses associated with completing the Transactions.

•	Other risks. Various other risks associated with the business of Offerpad, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In addition to considering the factors described above, the SPNV Board also considered that the officers and directors of SPNV, as well as the Sponsor and its affiliates, may have interests in the Transactions that are in addition to, and that may be different from, the interests of SPNV’s stockholders (see section entitled “The Merger — Interests of Certain Persons in the Business Combination”). SPNV’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the SPNV Board, the Merger Agreement and the Transactions.

The SPNV Board concluded that the potential benefits that it expected SPNV and its stockholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The SPNV Board also noted that SPNV stockholders would have a substantial economic interest in the combined company (depending on the level of SPNV stockholders that sought redemption of their public shares for cash). Accordingly, the SPNV Board unanimously determined that the Merger Agreement and the related agreements and the transactions contemplated thereby are advisable, fair to and in the best interests of SPNV and its stockholders.

Recommendation of the SPNV Board

After careful consideration of the matters described above, the SPNV Board determined unanimously that each of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal, the NYSE proposal and the adjournment proposal, if presented, is fair to and in the best interests of SPNV and its stockholders. The SPNV Board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

Certain Forecasted Financial Information for Offerpad

As a private company, Offerpad does not, as a matter of course, make public projections as to future performance, revenues, earnings or other results of operations. However, in connection with SPNV’s evaluation of the proposed business combination, Offerpad’s senior management prepared and provided to SPNV management certain internal forecasts, which were thereafter updated by Offerpad in consultation with SPNV management. The forecasts were not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information with respect to forward looking financial information, and are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments.

Offerpad believes that the assumptions used to derive its forecasts are both reasonable and supportable. In preparing the forecasts, Offerpad management relied on a number of factors, including the executive team’s significant experience in the residential real estate sector and the historical performance of Offerpad. The forecasts, while presented with numerical specificity, reflect numerous assumptions and estimates with respect to Offerpad’s performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Offerpad’s control. In particular, Offerpad considered the following material estimates and hypothetical assumptions:

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Offerpad’s planned expansion of its current geographic footprint, including growing from 14 markets at the end of 2020 to 48 in the United States by the end of 2023 as a result of assumed expansion by five, ten and 19 markets in 2021, 2022 and 2023, respectively;

•	average selling prices per home remaining consistent with historical levels;

•	available housing inventory returning by mid-2021 to levels consistent with pre-COVID-19 historical periods;

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continued growth of Offerpad’s Express offering and existing ancillary revenue streams, Offerpad’s mortgage services and “Flex” offering, through 2023, but without assuming any additional revenue from other potential revenue streams;

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an assumed continued increase in gross margins to approximately 8.9% driven by expected improvements in cost structure and a shift in revenue mix more heavily weighted towards existing ancillary services that carry higher margins; and

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expected hiring plans across the company and expected operating expenses, including increases in costs due to increasing scale and expenses due to becoming a public company, although operating expenses as a percentage of revenue would be expected to decline from 2021 to 2023 as a result this increased scale.

Multiple factors, including those described in this proxy statement/prospectus in “Risk Factors”, could cause the forecasts or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the forecasts will be realized or that actual results will not be significantly higher or lower than projected.

The selected forecasted financial information included in this proxy statement/prospectus has been prepared by Offerpad’s management. Its provision herein does not constitute an admission or representation by SPNV, Offerpad or any other person that this information is material. This forecast information is not provided to influence decisions regarding whether to vote for the business combination or any other proposal.

No independent auditors have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, neither Deloitte & Touche LLP, Offerpad’s independent registered public accounting firm, nor Marcum, LLP, SPNV’s independent registered public accounting firm, expresses an opinion or any other form of assurance with respect thereto or the achievability thereof, and each assumes no responsibility for, and disclaims any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

Except as required by applicable securities laws, neither Offerpad nor SPNV intends to make publicly available any update or other revision to the prospective financial information. The prospective financial information does not take into account any circumstances or events occurring after the date that such information was prepared. None of Offerpad, SPNV or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any SPNV stockholder or any other person regarding ultimate performance compared to the information contained in the prospective financial information or that financial and operating results will be achieved.

Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available and SPNV’s management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations.

The following table sets forth certain summarized prospective financial information for Offerpad that SPNV management reviewed with the SPNV Board:

	2020E	2021E	2022E	2023E
Homes Sold	4,281	5,612	9,593	14,987
% YoY Growth	(9%)	31%	71%	56%

Total Revenue ($ in billions)	$1.1	$1.4	$2.4	$3.9
% YoY Growth	(1%)	32%	73%	63%

Gross Profit ($ in millions)	$88	$118	$210	$353
% Margin	8.2%	8.4%	8.7%	8.9%

Contribution Margin After Interest ($ in millions)	$39	$52	$97	$171
% Margin	3.6%	3.7%	4.0%	4.3%

Adjusted EBITDA(1) ($ in millions)	$(5)	$(51)	$(41)	$8
% Margin	(0.5%)	(3.6%)	(1.7%)	0.2%

(1)	As calculated for purposes of the prospective financial information, estimated Adjusted EBITDA for 2020 includes an adjustment for $3 million in impairment charges recorded in 2020.

Comparable Company Analysis

SPNV management’s review of the proposed transaction included a comparable company analysis to assess the value that the public markets would likely ascribe to SPNV following a business combination with Offerpad, and this analysis was shown to the SPNV Board. The selected companies were chosen because they were determined by SPNV’s management to be leaders in their particular sectors (but, for the avoidance of doubt, each of the selected companies is not necessarily a direct competitor of Offerpad or directly comparable to Offerpad). These companies were selected by SPNV’s management as publicly traded companies having businesses with similar business functions and roles, margins and growth rates. While these companies may share certain characteristics that are similar to those of Offerpad, the SPNV Board recognized that no company was identical in nature to Offerpad. In addition, SPNV’s management does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of Offerpad and the proposed business combination cannot rely solely upon a quantitative review of the comparable publicly traded companies, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Offerpad. Therefore, the selected public companies analysis is subject to certain limitations.

Using publicly available information and information from certain data sources, SPNV management reviewed with the SPNV Board the enterprise values as a multiple of estimated revenue or gross merchandise value (as applicable) for 2022 and 2023. The multiples for the selected comparable companies (as of March 12, 2021) and Offerpad are summarized in the table below:

	Digital Real Estate Platforms(1)				High-Growth Marketplaces(2)
	Offerpad	Redfin	Zillow(3)	Opendoor	Fiverr	Carvana(4)	Farfetch	Etsy	Mercado Libre
2022E	1.0x	4.4x	2.2x	2.1x	7.4x	4.4x	4.3x	2.5x	2.1x
2023E	0.6x	3.3x	1.2x	1.4x	6.1x	3.6x	3.2x	2.1x	1.6x

(1)	Represents revenue estimates.
(2)	Represents gross merchandise value estimates. Gross merchandise value is the total value of transactions that occurs in a marketplace over a specified period of time.
(3)	Assumes Zillow Group Homes Segment revenue of $5.6 billion and $8.9 billion for calendar years 2022 and 2023, respectively.
(4)	Assumes revenue equals gross merchandise value.

The SPNV Board concluded that Offerpad’s 2022 and 2023 estimated enterprise values as multiples of revenue were an attractive valuation relative to enterprise values as multiples of estimated 2022 and 2023 revenue or gross merchandise value, as applicable, of the selected comparable companies.

The results of the above-referenced analysis supported the SPNV Board’s determination, based on a number of factors, that it was fair to and in the best interests of SPNV and its stockholders, and that it was advisable, to enter into the Merger Agreement and to consummate the Transactions. For additional information, see the section entitled “Proposal No. 1—The Business Combination Proposal— SPNV’s Board of Directors’ Reasons for Approval of the Transactions”.

Satisfaction of the 80% Test

It is a requirement under SPNV’s current certificate of incorporation that any business acquired by SPNV have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions at the time of the execution of a definitive agreement for an initial business combination and taxes payable on the income earned in the trust account). As of March 17, 2021, the date of the execution of the Merger Agreement, the balance of the funds in the trust account was approximately

$402.5 million (excluding approximately $14.1 million of deferred underwriting commissions) and 80% thereof represents approximately $322 million. In reaching its conclusion on the 80% asset test, the SPNV Board used as a fair market value the $2.25 billion equity value for Offerpad, which was implied based on the value of the consideration to be issued in the Merger to Offerpad equityholders and optionholders.

The SPNV Board considered factors such as Offerpad’s historical financial results, the future growth outlook and financial plan, as well as valuations and trading of publicly traded companies in similar and adjacent sectors. The SPNV Board determined that the consideration being paid in the business combination, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, SPNV and its stockholders and appropriately reflected Offerpad’s value.

The SPNV Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Offerpad met the 80% requirement. Based on the fact that the $2.25 billion fair market value of Offerpad as described above is in excess of the threshold of approximately $322 million, representing 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned in the trust account), the SPNV Board determined that the fair market value of Offerpad was substantially in excess of 80% of the funds in the trust account and that the 80% test was met.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the SPNV Board to vote in favor of approval of the business combination proposal and the other proposals, stockholders should keep in mind that the Sponsor and the other SPNV Insiders have interests in such proposals that are different from, or in addition to, those of SPNV stockholders generally. In particular:

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On September 9, 2020, the Sponsor paid $25,000 in exchange for 11,500,000 founder shares. On September 14, 2020, SPNV effectuated a 0.75-for-1 reverse split of the founder shares, resulting in an aggregate outstanding amount of 8,625,000 founder shares. On September 24, 2020, the Sponsor transferred 172,500 founder shares in the aggregate to SPNV’s five independent director nominees (four of whom remain directors as of the date of this filing (and thus constitute “SPNV Insiders” as used herein) and one of whom ceased to be a director effective as of March 4, 2021) (such five persons, collectively, the “Independent Persons”). On October 20, 2020, SPNV effectuated a 6-for-7 stock split of the founder shares, resulting in 10,062,500 founder shares outstanding in the aggregate, 9,861,250 of which were held by the Sponsor and 201,250 of which were held by the Independent Persons. If the Transactions or another business combination are not consummated by October 23, 2022, subject to any extension period, SPNV will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and the SPNV Board, dissolving and liquidating. In such event, the 10,062,500 founder shares now held collectively by the Sponsor and the Independent Persons would be worthless because the holders thereof are not entitled to participate in any redemption or distribution with respect to such shares. Of the 9,861,250 founder shares held by the Sponsor, 80% of such shares (i.e., 7,889,000 shares) will be vested as of the Closing and 20% of such shares (i.e., 1,972,250 shares) will be unvested and subject to forfeiture and earnout as of the Closing, as described further above. The 7,889,000 vested founder shares held by the Sponsor and the 201,250 founder shares held by the Independent Persons, or an aggregate of 8,090,250 founder shares, had an aggregate market value of $80,012,573 based upon the closing price of $9.89 per share on the NYSE on August 2, 2021, the record date for the special meeting. The 1,972,250 unvested founder shares held by the Sponsor had an aggregate market value of $23,667,000 based upon an assumed price of $12.00 per share (i.e., the price at which such founder shares will become vested, as described further above). Accordingly, applying the foregoing assumptions, the aggregate return on the founder shares would be approximately $103,679,573 (i.e., an amount equal to (i) (A) the $80,012,573 aggregate market value of the 8,090,250 founder shares referenced immediately above plus (B) the $23,667,000 aggregate market value of the 1,972,250 founder shares referenced immediately above minus (ii) the $25,000 aggregate amount that the Sponsor paid for the founder shares).

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The Sponsor purchased an aggregate of 6,700,000 private placement warrants from SPNV for an aggregate purchase price of $10,050,000 (or $1.50 per private placement warrant). These purchases took place on a private placement basis simultaneously with the consummation of the SPNV IPO. A portion of the proceeds SPNV received from these purchases were placed in the trust account. Such private placement warrants had an aggregate market value of $8,643,000 based upon the closing price of $1.29 per warrant on the NYSE on August 2, 2021, the record date for the special meeting. Accordingly, applying the foregoing assumptions, the aggregate return on the private placement warrants would be approximately $0 (i.e., an amount equal to (i) the $8,643,000 aggregate market value of the private placement warrants minus (ii) the $10,050,000 aggregate purchase price of the private placement warrants). The private placement warrants will become worthless if SPNV does not consummate a business combination by October 23, 2022.

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Alexander Klabin become a director of Offerpad Solutions after the closing of the Transactions. As such, in the future he will receive compensation that the post-combination board of directors determines to pay to its non-employee directors.

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If SPNV is unable to complete a business combination within the completion window, its executive officers will be personally liable under certain circumstances to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by SPNV for services rendered or contracted for or products sold to SPNV. If SPNV consummates a business combination, on the other hand, SPNV will be liable for all such claims.

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SPNV’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on SPNV’s behalf, such as identifying and investigating possible business targets and business combinations. However, if SPNV fails to consummate a business combination within the completion window, they will not have any claim against the trust account for reimbursement. Accordingly, SPNV may not be able to reimburse these expenses if the Transactions or another business combination, are not completed within the completion window.

•	The SPNV Insiders will be entitled to continued indemnification and the continuation of directors’ and officers’ liability insurance.

Involvement of Underwriters of SPNV IPO in the Transactions

As disclosed elsewhere herein, Jefferies and J.P. Morgan served as the underwriters for the SPNV IPO and will collectively receive approximately $14.1 million of deferred underwriting commissions therefrom in connection with the consummation of SPNV’s initial business combination. Jefferies and J.P. Morgan have agreed to waive their rights to their deferred underwriting commissions held in the Trust Account in the event SPNV does not complete its initial business combination prior to the end of the completion window (subject to any extension period thereof), and in such a circumstance, will not receive any of such funds.

As disclosed above under “—Background of the Transactions”, following the SPNV IPO, SPNV commenced a search for prospective businesses and assets to acquire. Jefferies and J.P. Morgan each provided SPNV with informal assistance during such search process by helping SPNV develop and evaluate its database of more than 400 potential targets, for which neither Jefferies nor J.P. Morgan is entitled to fees.

As described further below, Jefferies and J.P. Morgan also are providing certain services in connection with the Transactions, and will receive compensation in connection therewith. Jefferies’ and J.P. Morgan’s receipt of the deferred underwriting commissions is not dependent on their provision of services in connection with the Transactions.

As discussed above under “—Background of the Transactions”, Jefferies is serving as SPNV’s exclusive financial advisor in connection with the Transactions. Pursuant to the terms of Jefferies’ engagement with SPNV, Jefferies has agreed to provide SPNV with financial advice and assistance in connection with the Transactions, including (i) rendering advice on market terms, (ii) negotiating transaction terms, (iii) assisting SPNV with understanding Offerpad’s business and (iv) facilitating discussions between the parties. Upon the consummation of the Transactions, Jefferies will receive a financial advisory fee of $10 million (the “Jefferies Financial Advisory Fee”). SPNV also has agreed to provide Jefferies with customary expense reimbursement, including fees and expenses of its counsel, and to indemnify it and certain related persons against liabilities arising out of Jefferies’ financial advisory engagement and the Transactions. Neither J.P. Morgan nor any other entity (other than Jefferies) is serving as SPNV’s financial advisor in connection with the Transactions.

Additionally, as discussed above under “—Background of the Transactions”, J.P. Morgan and Jefferies are serving as joint placement agents in connection with the PIPE Investment. Pursuant to the terms of J.P. Morgan’s and Jefferies’ placement agent engagement with SPNV, J.P. Morgan and Jefferies have agreed to assist SPNV in (i) identifying and contacting potential PIPE Investors, (ii) if requested by SPNV, preparing an investor presentation and/or marketing materials for distribution to potential PIPE Investors, (iii) soliciting and receiving offers to purchase shares of Offerpad Solutions Class A common stock pursuant to the PIPE Investment and (iv) SPNV’s negotiation of the financial aspects of the PIPE Investment. In respect of such services, upon the consummation of the Transactions, J.P. Morgan and Jefferies will collectively receive a placement fee equal to 3.5% of the aggregate price at which such shares of Offerpad Solutions Class A common stock are sold pursuant to the PIPE Investment, expected to be $7 million (the “Placement Fee”), and whether or not the Transactions are consummated, each of J.P. Morgan and Jefferies will receive expense reimbursement customary for a PIPE transaction of this nature (subject to the terms and conditions of their engagement letter with SPNV). SPNV also has agreed to indemnify J.P. Morgan and Jefferies and certain related persons against liabilities arising out of their placement agent engagement or information contained in or omitted from the offering materials in connection with the PIPE Investment.

Because (i) Jefferies and J.P. Morgan will only receive their deferred underwriting commissions upon the consummation of SPNV’s initial business combination during the completion window (subject to any extension period thereof), (ii) Jefferies will only receive the Jefferies Financial Advisory Fee upon the consummation of the Transactions, (iii) J.P. Morgan will receive a financial advisory fee from Offerpad (for J.P. Morgan’s services as Offerpad’s financial advisor in connection with the Transactions) only upon the consummation of the Transactions and (iv) J.P. Morgan and Jefferies will only receive the Placement Fee upon the consummation of the Transactions, Jefferies and J.P. Morgan have an interest in the Transactions being consummated. Such interest may have presented, and may in the future present, a conflict of interest. SPNV was aware of and considered such potential conflicts in engaging Jefferies as its financial advisor and J.P. Morgan and Jefferies as joint placement agents. SPNV’s stockholders should consider the roles of Jefferies and J.P. Morgan in evaluating “Proposal No. 1—The Business Combination Proposal” and the other proposals.

Board of Directors Following the Business Combination

In accordance with the terms of SPNV’s current certificate of incorporation, until the consummation of SPNV’s initial business combination, only holders of SPNV’s Class B common stock can appoint or remove directors. The persons who are expected to serve as directors of Offerpad Solutions following the consummation of the business combination will be appointed by a resolution of the holders of SPNV’s Class B common stock prior to the consummation of the business combination.

Following the business combination, the Proposed Charter provides for a classified board of directors with staggered, three-year terms. The term of office of the first class of directors, consisting of Brian Bair, Roberto Sella and Kenneth DeGiorgio, will expire at our first annual meeting of stockholders in 2022. The term of office of the second class of directors, consisting of Alexander Klabin and Katie Curnutte, will expire at the second annual meeting of stockholders in 2023. The term of office of the third class of directors, consisting of Sheryl Palmer and Ryan O’Hara, will expire at the third annual meeting of stockholders in 2024.

Redemption Rights

Pursuant to SPNV’s current certificate of incorporation, public stockholders may seek to redeem their shares for cash, regardless of whether they vote “for” or “against” the business combination proposal. Any stockholder holding public shares as of the record date who votes “for” or “against” the business combination proposal may demand that SPNV redeem such shares for a full pro rata portion of the trust account (which, for illustrative purposes, was approximately $10.00 per share as of August 2, 2021, the record date for the special meeting), calculated as of two business days prior to the anticipated consummation of the business combination. If a holder properly seeks redemption as described in this section and the business combination is consummated, SPNV will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the business combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

The Sponsor and the Insiders will not have redemption rights with respect to any shares of SPNV’s Class A common stock owned by them in connection with the Transactions.

Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC System, to SPNV’s transfer agent prior to the vote at the special meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the business combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the business combination is not approved or completed for any reason, then SPNV’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the trust account, as applicable. In such case, SPNV will promptly return any shares delivered by public stockholders. Additionally, if SPNV would be left with less than $5,000,001 of net tangible assets as a result of the public stockholders properly demanding redemption of their shares for cash, SPNV will not be able to consummate the business combination.

The closing price of SPNV’s Class A common stock on August 2, 2021, the record date for the special meeting, was $9.89 per share. The cash held in the trust account on such date was approximately $402,688,508 (approximately $10.00 per public share). Prior to exercising redemption rights, stockholders should verify the market price of SPNV’s common stock as they may receive higher proceeds from the sale of their SPNV’s common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SPNV cannot assure its stockholders that they will be able to sell their shares of SPNV’s common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its shares of SPNV’s common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the close of the vote on the business combination proposal by delivering your stock certificate (either physically or electronically) to SPNV’s transfer agent prior to the vote at the special meeting, and the business combination is consummated.

Sources and Uses for the Business Combination

The following table summarizes the estimated sources and uses for funding the Transactions (all amounts in millions):

Sources and Uses ($mm) Sources		Uses
Cash Held in Trust(1)	$403	Equity Value of Offerpad	$2,250
Equity Value of Offerpad	$2,250	Estimated Transaction Expenses	$60
PIPE	$200	Cash to Balance Sheet	$635
Forward Purchase Agreement	$50	Debt Paydown	$38
Cash on Offerpad Balance Sheet	$81

Total	$2,983	Total	$2,983

Cash	$734

(1)	Assumes no stockholder redemptions.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Transactions are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division issues a Second Request within the initial 30-day waiting period, the waiting period with respect to the Transactions will be extended for an additional period of 30 calendar days, which will begin on the date on which the filing parties each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. On March 31, 2021, SPNV and Offerpad filed the required forms under the HSR Act with the Antitrust Division and the FTC. The initial 30-day waiting period with respect to the Transactions expired at 11:59 p.m. Eastern Time on April 30, 2021.

At any time before or after consummation of the Transactions, notwithstanding expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There is no assurance that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Neither SPNV nor Offerpad is aware of any material regulatory approvals or actions that are required for completion of the Transactions other than the expiration of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required

The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the shares of SPNV’s common stock that are present and entitled to vote at the special meeting. Additionally, the business combination will not be consummated if SPNV has less than $5,000,001 of net tangible assets after taking into account the public stockholders that properly demanded that SPNV redeem their public shares for their pro rata share of the trust account.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the Transactions.

Recommendation of the SPNV Board

THE SPNV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SPNV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—THE CHARTER PROPOSAL

Overview

SPNV stockholders are also being asked to adopt the Proposed Charter in the form attached hereto as Annex B, which, in the judgment of the SPNV Board, is necessary to adequately address the needs of SPNV following the Closing.

The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:

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increase the total number of shares of our capital stock from 121,000,000 shares to 2,370,000,000 shares, which would consist of (A) increasing (i) Offerpad Solutions Class A common stock from 100,000,000 shares to 2,000,000,000 and (ii) the preferred stock from 1,000,000 shares to 100,000,000 shares, (B) authorizing the creation of 20,000,000 shares of Offerpad Solutions Class B common stock and (C) authorizing the creation of 250,000,000 shares of Offerpad Solutions Class C common stock;

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provide that holders of Offerpad Solutions Class A common stock will be entitled to one vote per share of Offerpad Solutions Class A common stock and holders of Offerpad Solutions Class B common stock will (i) prior to the Sunset Date (as defined below), be entitled to cast ten votes per share per share and (ii) from and after the Sunset Date, at which time each share of Offerpad Solutions Class B common stock will automatically convert into one share of Offerpad Solutions Class A common stock, be entitled to cast one vote per share;

•	changing the corporate name from “Supernova Partners Acquisition Company, Inc.” to “Offerpad Solutions Inc.”;

•	remove certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Transactions;

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provide that certain transactions are not “corporate opportunities” and that the Identified Persons (as defined in the Proposed Charter) are not subject to the doctrine of corporate opportunity and such Identified Persons do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Offerpad Solutions or any of its subsidiaries;

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provide that Offerpad Solutions will not be governed by Section 203 of the DGCL and, instead, include a provision in the Proposed Charter that is substantially similar to Section 203 of the DGCL, and acknowledge that certain stockholders cannot be “interested stockholders” (as defined in Proposed Charter); provided that the restrictions on business combinations will apply for twelve months following the date the Proposed Charter is filed;

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provide that any action required to be taken or permitted to be taken at any annual or special meeting of Offerpad Solutions must be effected by a duly called annual or special meeting of such stockholders and may not be taken by written consent of the stockholders, except, any action required to be taken or permitted to be taken by the holders of preferred stock may be taken by written consent to the extent expressly provided in the applicable certificate of designation relating to such series of preferred stock; and

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provide that in addition to any vote required by applicable law, the provisions in the Proposed Charter relating to (i) amendments of the certificate of incorporation and bylaws of SPNV, (ii) the board of directors and (iii) competition and corporate opportunities, may only be amended, by the affirmative vote of the holders of at least two-thirds voting power of all the then-outstanding shares of stock of SPNV entitled to vote thereon, voting together as a single class.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Transactions. The SPNV Board’s reasons for proposing each of these amendments to the current certificate of incorporation are set forth below.

Change in Authorized Shares

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The principal purpose of this proposal is to provide for an authorized capital structure of Offerpad Solutions that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of Offerpad Solutions common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs. The amendment also provides for the increase necessary to consummate the Transactions including, without limitation, the PIPE Investment, the SPNV Forward Purchase, the issuances of Offerpad Solutions common stock upon the exercise of SPNV warrants and also provides flexibility for future issuances of Offerpad Solutions common stock if determined by the SPNV Board to be in the best interests of SPNV without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Change in Voting Rights

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The Proposed Charter provides that holders of Offerpad Solutions Class A common stock will be entitled to one vote per share of Offerpad Solutions Class A common stock and holders of Offerpad Solutions Class B common stock will (i) prior to the Sunset Date, be entitled to cast ten votes per share per share and (ii) from and after the Sunset Date, be entitled to cast one vote per share. Under the Proposed Charter, shares of Offerpad Solutions Class B common stock will have the same economic terms as shares of Offerpad Solutions Class A common stock. Further, the Proposed Charter provides that each share of Offerpad Solutions Class B common stock will automatically convert into one share of Offerpad Solutions Class A common stock upon the earlier of (such the date, the “Sunset Date”): (a) the date that is nine months following the date on which Founder (x) is no longer providing services, whether upon death, resignation, removal or otherwise, to Offerpad Solutions as a member of the senior leadership team, officer or director and (y) has not provided any such services for the duration of such nine-month period; and (b) the date as of which the Qualified Stockholders have Transferred (as such terms are defined in the Proposed Charter), in the aggregate, more than seventy-five (75%) of the shares of Offerpad Solutions Class B common stock that were held by the Qualified Stockholders immediately following the First Effective Time (as defined in the Merger Agreement). Shares of Offerpad Solutions Class C common stock will not be entitled to any votes.

Corporate Name

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The SPNV Board believes that changing the post-business combination corporate name from “Supernova Partners Acquisition Company, Inc.” to “Offerpad Solutions Inc.” is desirable to reflect the Transactions and to clearly identify Offerpad Solutions Inc. as the publicly traded entity.

Provisions Related to Status as Blank Check Company

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The elimination of certain provisions related to SPNV’s status as a blank check company is desirable because these provisions will serve no purpose following consummation of the Transactions. For example, the Proposed Charter does not include the requirement to dissolve Offerpad Solutions and allows it to continue as a corporate entity with perpetual existence following consummation of the Transactions. Perpetual existence is the usual period of existence for public corporations, and the board of directors believes it is the most appropriate period for Offerpad Solutions following consummation of the Transactions. In addition, certain other provisions in SPNV’s current certificate of incorporation require that proceeds from the SPNV IPO be held in the trust account until a business combination or liquidation of SPNV has occurred. These provisions cease to apply once the Transactions are consummated and are therefore not included in our current certificate of incorporation.

Action by Written Consent

•	Under the Proposed Charter, Offerpad Solutions stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings.

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Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend Offerpad Solutions organizational documents outside of a duly called special or annual meeting of the stockholders of Offerpad Solutions. Further, the SPNV Board believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

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In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquiror to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which SPNV is aware to obtain control of Offerpad Solutions, and SPNV and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the SPNV Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Offerpad Solutions. Inclusion of these provisions in our current certificate of incorporation might also increase the likelihood that a potential acquiror would negotiate the terms of any proposed transaction with the SPNV Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Corporate Opportunity

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The Proposed Charter excludes certain transactions from being “corporate opportunities” and further provides that each Identified Person is not subject to the doctrine of corporate opportunity and does not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Offerpad Solutions or any of its subsidiaries. The SPNV Board believes that this change is appropriate because each Identified Person should not be restricted from investing in or operating similar businesses and such parties would be unwilling or unable to enter into the Transactions without such assurances due to their activities as investors in a wide range of companies.

Stockholder Vote to Amend the Certificate of Incorporation

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The Proposed Charter requires the affirmative vote of at least two-thirds of the voting power of the outstanding shares of Offerpad Solutions common stock to amend, alter, repeal or rescind Articles V (Stock), VI (Directors), VII (Stockholder Meetings), VIII (Director Liability), IX (Business Combination), X (Indemnification), XI (Forum Selection), XII (Corporate Opportunities) and XIII (Amendments). The SPNV Board believes this amendment protects key provisions of the Proposed Charter from arbitrary amendment and prevents a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

DGCL 203 Opt Out and Replacement

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The SPNV Board intends to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offeror from effecting the second step of the offer unless the target’s board of directors approves such transaction.

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Offerpad Solutions will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. In accordance with Section 203, Offerpad Solutions’ election to opt out of Section 203 will take effect twelve months following the date the Proposed Charter is filed and, during this twelve-month waiting period immediately following the Closing, the restrictions on business combinations under Section 203 of the DGCL described above will continue to apply.

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The SPNV Board has elected to opt out of Section 203, but the board of directors believes that it is in the best interests of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the SPNV Board and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Offerpad Solutions. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving Offerpad Solutions that have not been approved by the SPNV Board. The SPNV Board believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of Offerpad Solutions without paying a fair premium to all stockholders.

Vote Required

If the business combination proposal is not approved, the charter proposal will not be presented at the special meeting.

The approval of the charter proposal will require the affirmative vote of the holders of a majority of the outstanding shares of SPNV’s common stock entitled to vote thereon at the special meeting, which majority shall include the affirmative vote or written consent of the holders of a majority of the shares of SPNV’s Class B common stock then outstanding, voting separately as a class. Accordingly, if a valid quorum is established, a SPNV stockholder’s failure to vote by proxy or to vote at the special meeting with regard to the charter proposal will have the same effect as a vote “against” such proposal. Abstentions and broker-non-votes will count as a vote “against” the charter proposal.

The Closing is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the business combination.

Recommendation of the SPNV Board

THE SPNV BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSAL NO. 3—THE GOVERNANCE PROPOSAL

Overview

SPNV stockholders are also being asked to vote on the governance provisions referred to below, which are included in the Proposed Charter. In accordance with SEC guidance, this proposal is being presented separately and will be voted upon on a non-binding advisory basis.

In the judgment of the SPNV Board, these provisions are necessary to adequately address the needs of SPNV and its stockholders following the consummation of the Transactions. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, SPNV intends that the Proposed Charter in the form set forth on Annex B will take effect at the Closing, assuming adoption of the charter proposal.

Proposal No. 3A: Stockholder Vote Required to Amend the Certificate of Incorporation

Description of Amendment

The additional amendment would require the approval of the affirmative vote of the holders of at least two-thirds of Offerpad Solutions common stock to amend, alter repeal or rescind certain provisions of the Proposed Charter, including any amendments to Article VI (Board of Directors), Article X (Indemnification) and Article XII (Competition and Corporate Opportunities).

Reasons for the Amendment

The amendment is intended to protect key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Proposal No. 3B: DGCL 203 Opt Out and Replacement

Description of Amendment

The additional amendment would cause Offerpad Solutions to not be governed by Section 203 of the DGCL and, instead, include a provision in the Proposed Charter that is substantially similar to Section 203 of the DGCL, but excludes certain parties’ from the definition of “interested stockholder,” and to make certain related changes. In accordance with Section 203, Offerpad Solutions’ election to opt out of Section 203 will take effect twelve months following the date the Proposed Charter is filed and, during this twelve-month waiting period immediately following the Closing, the restrictions on business combinations in Section 203 of the DGCL described above will continue to apply.

Reasons for the Amendment

The amendment is intended to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offeror from effecting the second step of the offer unless the target’s board of directors approves such transaction.

Offerpad Solutions will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board and at least 66 2/3% of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.

The SPNV Board has elected to opt out of Section 203, but the board of directors believes that it is in the best interest of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Offerpad Solutions. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the board of directors. The board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders, but will help to prevent a third party from acquiring “creeping control” of Offerpad Solutions without paying a fair premium to all stockholders. Thus, the board of directors has determined that the provisions included in Article IX (Business Combination), as amended, are in the best interests of SPNV and its stockholders.

Proposal No. 3C: Change in Authorized Shares

Description of Amendment

Increase the total number of shares of our capital stock from 121,000,000 shares to 2,370,000,000 shares, which would consist of (A) increasing (i) SPNV’s Class A common stock from 100,000,000 shares to 2,000,000,000 and (ii) the preferred stock from 1,000,000 shares to 100,000,000 shares, (B) authorizing the creation of 20,000,000 shares of SPNV’s Class B common stock and (C) authorizing the creation of 250,000,000 shares of SPNV’s Class C common stock;

Reasons for the Amendment

The principal purpose of this proposal is to provide for an authorized capital structure of Offerpad Solutions that will enable it to continue as an operating company governed by the DGCL. The SPNV Board believes that it is important for us to have available for issuance a number of authorized shares of Offerpad Solutions common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs. The amendment also provides for the increase necessary to consummate the Transactions including, without limitation, the PIPE Investment, the SPNV Forward Purchase, the issuances of Offerpad Solutions common stock upon the exercise of SPNV warrants and also provides flexibility for future issuances of Offerpad Solutions common stock if determined by the SPNV Board to be in the best interests of SPNV without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Proposal No. 3D: Change in Voting Rights

Description of Amendment

Provide that holders of Offerpad Solutions Class A common stock will be entitled to one vote per share of Offerpad Solutions Class A common stock and holders of Offerpad Solutions Class B common stock will (i) prior to the Sunset Date, be entitled to cast ten votes per share per share and (ii) from and after the Sunset Date, at which time each share of Offerpad Solutions Class B common stock will automatically convert into one share of Offerpad Solutions Class A common stock, be entitled to cast one vote per share. Shares of Offerpad Solutions Class C common stock will not be entitled to any votes.

Reasons for the Amendment

Because, upon consummation of the business combination, Brian Bair will be the sole beneficial owner of shares of Offerpad Solutions Class B common stock, this dual class stock structure provides Mr. Bair with the ability to influence the outcome of matters requiring stockholder approval. We believe that Offerpad Solutions’ success rests on the ability to undertake a long-term view and Mr. Bair’s significant interest will enhance Offerpad Solutions’ ability to focus on long-term value creation and help insulate Offerpad Solutions from short-term outside influences. Mr. Bair’s voting power also provides Offerpad Solutions with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining Mr. Bair’s control.

Proposal No. 3E: Corporate Opportunity

Description of Amendment

The amendment provides that certain transactions are not “corporate opportunities” and that each “Identified Person” is not subject to the doctrine of corporate opportunity and does not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as SPNV or any of its subsidiaries.

Reasons for Amendment

The SPNV Board believes that this change is appropriate because each Identified Person should not be restricted from investing in or operating similar businesses and such parties would be unwilling or unable to enter into the Transactions without such assurances due to their activities as investors in a wide range of companies.

Proposal No. 3F: Action by Written Consent

Description of Amendment

Under the Proposed Charter, stockholders of Offerpad Solutions will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings.

Reasons for Amendment

Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the organizational documents of Offerpad Solutions outside of a duly called special or annual meeting of the stockholders of Offerpad Solutions. Further, the SPNV Board believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort the SPNV Board and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquiror to take control of the SPNV Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which SPNV is aware to obtain control of Offerpad Solutions, and SPNV and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the SPNV Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Offerpad Solutions. Inclusion of these provisions in the Proposed Charter might also increase the likelihood that a potential acquiror would negotiate the terms of any proposed transaction with the SPNV Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required

The approval of the governance proposal will require the affirmative vote of the holders of a majority of the shares of SPNV’s common stock that are present and entitled to vote at the special meeting. Accordingly, a

SPNV stockholder’s failure to vote by proxy or to vote via the virtual meeting platform during the special meeting, as well as an abstention from voting and a broker non-vote with regard to the governance proposal will have no effect on the governance proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the governance proposal.

As discussed above, a vote to approve the governance proposal is an advisory vote, and therefore, is not binding on SPNV or the SPNV Board. Accordingly, regardless of the outcome of the non-binding advisory vote, SPNV intends that the Proposed Charter, in the form set forth on Annex B and containing the provisions noted above, will take effect at the Closing, assuming adoption of the charter proposal.

Recommendation of the SPNV Board

THE SPNV BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE GOVERNANCE PROPOSAL.

PROPOSAL NO. 4—THE INCENTIVE PLAN PROPOSAL

Overview

SPNV is asking its stockholders to approve the Offerpad Solutions Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the material terms thereunder. The SPNV board of directors adopted the 2021 Plan, prior to the SPNV special meeting, subject to stockholder approval at the SPNV special meeting.

The 2021 Plan is described in more detail below. A copy of the 2021 Plan is attached to this proxy statement/prospectus as Annex G.

The 2021 Plan

The purpose of the 2021 Plan is to enhance Offerpad Solutions’ ability to attract, retain and motivate persons who make (or are expected to make) important contributions to Offerpad Solutions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The SPNV board of directors believes that equity awards will be necessary for Offerpad Solutions to remain competitive in its industry and will be essential to recruiting and retaining the highly qualified employees to help it meet its goals.

Description of the Material Features of the 2021 Plan

This section summarizes certain principal features of the 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the 2021 Plan.

Eligibility and Administration

Employees, consultants and directors of the combined company and its subsidiaries will be eligible to receive awards under the 2021 Plan. Following the Closing, the combined company is expected to have approximately 670 employees, 5 non-employee directors and 50 other individual service providers who will be eligible to receive awards under the 2021 Plan.

Following the Closing, the 2021 Plan will be administered by Offerpad Solutions’ board of directors, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the 2021 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the 2021 Plan, to interpret the 2021 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2021 Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2021 Plan.

Shares Available for Awards

The initial aggregate number of shares of Offerpad Solutions Class A common stock that will be available for issuance under the 2021 Plan will be equal to 10% of the fully-diluted shares as of the Closing. In addition, the number of shares of Offerpad Solutions Class A common stock available for issuance under the 2021 Plan will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by an amount equal to the lesser of (i) an amount such that the available number of shares to grant under the 2021 Plan will equal, after the increase is applied, 5% of the fully-diluted on the final day of the immediately preceding calendar year or (ii) such smaller number of shares as is determined by Offerpad Solutions’ board of directors.

For purposes of the 2021 Plan, the calculation of Offerpad Solutions fully-diluted shares will include (i) outstanding shares of Offerpad Solutions preferred stock, Offerpad Solutions Class A common stock,

Offerpad Solutions Class B common stock and Offerpad Solutions Class C common stock, (ii) shares subject to outstanding compensatory equity awards (with stock options calculated on a “net exercise” basis, and performance-based awards calculated at the “target” level of achievement) and (iii) shares subject to other outstanding equity securities and the conversion of all convertible securities into shares of Offerpad Solutions Class A common stock. Assuming a “no redemption” scenario, the estimated number of fully-diluted shares as of the Closing will be 321,977,621; therefore, the maximum potential initial share limit for the 2021 Plan as of the Closing will be 32,197,762. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the 2021 Plan, will be 300,000,000.

If an award under the 2021 Plan expires, lapses or is terminated, exchanged for or settled in cash, any shares subject to such award (or portion thereof) may, to the extent of such expiration, lapse, termination or cash settlement, be used again for new grants under the 2021 Plan. Shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will not reduce the shares available for grant under the 2021 Plan. Further, the payment of dividend equivalents in cash in conjunction with any awards under the 2021 Plan will not reduce the shares available for grant under the 2021 Plan. However, the following shares may not be used again for grant under the 2021 Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which Offerpad Solutions enters into a merger or similar corporate transaction will not reduce the shares available for grant under the 2021 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed the amount equal to $1,000,000 (which limits shall not apply to the compensation for any non-employee director who serves in any capacity in addition to that of a non-employee director for which he or she receives additional compensation).

Awards

The 2021 Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash based awards. Certain awards under the 2021 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of Offerpad Solutions Class A common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

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Stock Options and SARs. Stock options provide for the purchase of shares of Offerpad Solutions Class A common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by Offerpad Solutions board of directors, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•	Restricted Stock. Restricted stock is an award of nontransferable shares of Offerpad Solutions Class A common stock that are subject to certain vesting conditions and other restrictions.

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RSUs. RSUs are contractual promises to deliver shares of Offerpad Solutions Class A common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Offerpad Solutions Class A common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

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Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of Offerpad Solutions Class A common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Offerpad Solutions Class A common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Offerpad Solutions Class A common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents payable with respect to an award prior to the vesting of such award instead will be paid out to the participant only to the extent that the vesting conditions are subsequently satisfied and the award vests.

Certain Transactions

The plan administrator has broad discretion to take action under the 2021 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting Offerpad Solutions Class A common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with Offerpad Solutions stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards. In the event of a change in control (as defined in the 2021 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

Repricing

Offerpad Solutions board of directors may, without approval of the stockholders, reduce the exercise price of any stock option or SAR, or cancel any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

Offerpad Solutions board of directors may amend or terminate the 2021 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2021 Plan, may materially and adversely affect an award outstanding under the 2021 Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The 2021 Plan will remain in effect until the tenth anniversary of the date the SPNV stockholders approve the 2021 Plan, unless earlier terminated. No awards may be granted under the 2021 Plan after its termination.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the plan administrator may, in its discretion, accept cash or check, shares of Offerpad Solutions Class A common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

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Non-Qualified Stock Options. If an optionee is granted an NSO under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the Offerpad Solutions Class A common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of Offerpad Solutions Class A common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. Offerpad Solutions subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

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Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of Offerpad Solutions common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and Offerpad Solutions will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. Offerpad Solutions or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Other Awards. The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. Offerpad Solutions’ subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2021 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

In connection with the business combination, we intend to approve and implement a compensation program (the “Director Compensation Program”), which is described in further detail elsewhere in this proxy statement/prospectus. Under the Director Compensation Program, in connection with the Closing, we expect to grant to certain of our non-employee directors a restricted stock unit award covering shares of our Class A common stock under the 2021 Plan (each, a “RSU Award”); each of these RSU Awards will have an aggregate value of $300,000 and will vest with respect to one-third of the restricted stock units underlying the award on each of the first three anniversaries of the Closing date, subject to continued service.

Other than these RSU Awards, the benefits or amounts that may be received or allocated to directors, officers and employees under the 2021 Plan will be determined at the discretion of the plan administrator and are not currently determinable. The per share market value of SPNV’s Class A common stock on August 2, 2021 was $9.89.

Name and Principal Position(s)	Value of RSU Awards ($)	Other Equity Awards (# of Shares)
Brian Bair, Chief Executive Officer	—	—
Benjamin Aronovitch, Chief Legal Officer	—	—
Stephen Johnson, Chief Operations Officer	—	—
All current executive officers as a group (four (4) persons)	—	—
All current non-executive directors as a group (six (6) persons)	$1,500,000	—
All employees, including all current officers who are not executive officers, as a group (666 persons)	—	—

Vote Required

The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the shares of SPNV’s common stock that are present and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a SPNV stockholder’s failure to vote by proxy or to vote at the special meeting, abstentions and broker non-votes with regard to the incentive plan proposal will have no effect on such proposal. Abstentions and broker non-votes will have no effect on the outcome of the incentive plan proposal.

The Closing is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the business combination.

Recommendation of the SPNV Board

THE SUPERNOVA PARTNERS ACQUISITION COMPANY, INC. BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 5—THE ESPP PROPOSAL

Overview

SPNV is asking its stockholders to approve the Offerpad Solutions Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder. The SPNV board of directors approved the ESPP, prior to the SPNV special meeting, subject to stockholder approval at the SPNV special meeting.

The ESPP, if approved, will provide employees of the combined company and its participating subsidiaries with the opportunity to purchase shares of Offerpad Solutions Class A common stock at a discount through accumulated payroll deductions during successive offering periods. We believe that the ESPP enhances such employees’ sense of participation in performance, aligns their interests with those of stockholders, and is a necessary and powerful incentive and retention tool that benefits stockholders. Accordingly, the Board believes that approval of the ESPP is in the best interests of SPNV and the Board recommends that stockholders vote for approval of the ESPP.

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex H.

Description of the Material Features of the ESPP

Summary of the ESPP

This section summarizes certain principal features of the ESPP, which authorizes the grant of options to U.S. employees of Offerpad Solutions that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code. The summary is qualified in its entirety by reference to the complete text of the ESPP.

Purpose of the ESPP

The purpose of the ESPP is to assist eligible employees of the combined company and its participating subsidiaries in acquiring a stock ownership interest in Offerpad Solutions pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

Eligibility and Administration

Unless otherwise determined by Offerpad Solutions’ board of directors, the compensation committee of Offerpad Solutions’ board of directors will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants. The plan administrator may designate certain of Offerpad Solutions’s subsidiaries as participating “designated subsidiaries” in the ESPP and may change these designations from time to time. Employees of Offerpad Solutions and its participating designated subsidiaries are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the plan administrator. However, an employee may not be granted rights to purchase shares under the ESPP if such employee, immediately after the grant, would own (directly or through attribution) shares possessing 5% or more of the total combined voting power or value of all classes of common shares or other classes of shares.

If the grant of a purchase right under the ESPP to any eligible employee who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, as determined by the plan administrator in its sole discretion, such employee will not be permitted to participate in the ESPP.

Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the administrator prior to the first day of the applicable offering period. Non-employee directors, as well as consultants, are not eligible to participate in the ESPP. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

Following the Closing, the combined company is expected to have approximately 670 employees who would be eligible to participate in the ESPP.

Shares Available for Awards

The initial aggregate number of shares of Offerpad Solutions Class A common stock that will be available for issuance under the 2021 Plan will be equal to 1% of the fully-diluted shares as of the Closing. In addition, the number of shares of Offerpad Solutions Class A common stock available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by an amount equal to the lesser of (a) an amount such that the available number of shares to grant under the ESPP will equal, after the increase is applied, 1% of the fully-diluted on the final day of the immediately preceding calendar year or (b) such smaller number of shares as is determined by Offerpad Solutions board of directors.

For purposes of the ESPP, the calculation of Offerpad Solutions fully-diluted shares will include (i) outstanding shares of Offerpad Solutions preferred stock, Offerpad Solutions Class A common stock, Offerpad Solutions Class B common stock and Offerpad Solutions Class C common stock, (ii) shares subject to outstanding compensatory equity awards (with stock options calculated on a “net exercise” basis, and performance-based awards calculated at the “target” level of achievement) and (iii) shares subject to other outstanding equity securities and the conversion of all convertible securities into shares of common stock. Assuming a “no additional redemption” scenario, the estimated number of fully-diluted shares as of the Closing will be 321,977,621 shares; therefore, the maximum potential initial share limit for the ESPP as of the Closing will be 3,219,776 shares. The maximum number of shares that may be issued pursuant to the ESPP will be 50,000,000.

We cannot precisely predict the Offerpad Solutions share usage under the ESPP as it will depend on a range of factors including the level of Offerpad Solutions employee participation, the contribution rates of participants, the trading price of Offerpad Solutions Class A common stock and Company future hiring activity. Any shares distributed pursuant to the ESPP may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market.

Participating in an Offering

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Offering Periods and Purchase Periods. We intend for the ESPP to qualify under Section 423 of the Code and stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering period will be established by the plan administrator. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods.

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Enrollment and Contributions. The ESPP permits participants to purchase shares through payroll deductions of up to a specified percentage of their eligible compensation (which, in the absence of a contrary designation, shall be 15% of eligible compensation), which will include a participant’s gross base compensation for services to us, including overtime payments, periodic bonuses and commissions, and excluding one-time bonuses, expense reimbursements, fringe benefits and other special payments. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be 5,000 shares for an offering period and/or a purchase period. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of Offerpad Solutions Class A common stock as of the first day of the offering period).

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Purchase Rights. On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of Offerpad Solutions Class A common stock. The option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. Any remaining balance shall be carried forward to the next offering period unless the participant has elected to withdraw from the plan, as described below, or has ceased to be an eligible employee.

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Purchase Price. The purchase price of the shares, in the absence of a contrary designation by the plan administrator, will be 85% of the lower of the fair market value of Offerpad Solutions Class A common stock on the first trading day of the offering period or the applicable purchase date, which will be the final trading day of the applicable purchase period.

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Withdrawal and Termination of Employment. Participants may voluntarily end their participation in the ESPP at any time during an offering period prior to the end of the offering period (or such longer or shorter period specified by the plan administrator), and will be paid their accrued payroll deductions that have not yet been used to purchase shares of Offerpad Solutions Class A common stock. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Adjustments

In the event of certain transactions or events affecting Offerpad Solutions Class A common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the plan administrator may provide for (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.

Foreign Participants

The administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of the ESPP, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

Transferability

A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.

Plan Amendment and Termination

The administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP or changes the ESPP in any way that would be considered to be the adoption of a new plan within the meaning of Treasury Regulation Section 1.423-2(c)(4) or cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code.

Material U.S. Federal Income Tax Consequences

The material U.S. federal income tax consequences of the ESPP under current income tax law are summarized in the following discussion which deals with the general tax principles applicable to the ESPP, and is intended for general information only. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Other federal taxes and foreign, state and local income taxes, and employment, estate and gift tax considerations, are not discussed, and may vary depending on individual circumstances and from locality to locality.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them.

If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (2) an amount equal to the discount (generally, 15%) from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and Offerpad Solutions will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and Offerpad Solutions will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

New Plan Benefits

Benefits under the ESPP will depend on the employees’ enrollment and contribution elections, and the fair market value of the shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the ESPP. The per share market value of SPNV’s Class A common stock on August 2, 2021 was $9.89.

Vote Required

The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the shares of SPNV’s common stock that are present and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a SPNV stockholder’s failure to vote by proxy or to vote at the special meeting, abstentions and broker non-votes with regard to the incentive plan proposal will have no effect on such proposal. Abstentions and broker non-votes will have no effect on the outcome of the incentive plan proposal.

The Closing is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the business combination.

Recommendation of the SPNV Board

THE SUPERNOVA PARTNERS ACQUISITION COMPANY, INC. BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 6—THE NYSE PROPOSAL

Why SPNV Needs Stockholder Approval

We are seeking shareholder approval in order to comply with various parts of Rule 312.03 of the NYSE Listed Company Manual.

Under Rule 312.03(c), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Rule 312.03(d), shareholder approval is required prior to an issuance that will result in a change of control of the issuer.

The aggregate number of shares of Offerpad Solutions common stock issuable pursuant to the (i) Merger Agreement, (ii) PIPE Investment and (iii) SPNV Forward Purchase will, taken together, have voting power in excess of 20% of the voting power of SPNV outstanding prior to such issuances and will be in excess of 20% of the number of shares of common stock of SPNV outstanding prior to such issuances. Accordingly, shareholder approval of such issuances is required under Rule 312.03(c). In addition, such issuances will result in a change of control of SPNV. Accordingly, shareholder approval of such issuances is required under Rule 312.03(d).

Under Rule 312.03(b), shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (i) a director, officer or substantial security holder of the issuer (each a “Related Party”), (ii) a subsidiary, affiliate or other closely-related person of a Related Party or (iii) any company or entity in which a Related Party has a substantial direct or indirect interest if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance.

The issuances of shares of Offerpad Solutions Class A common stock pursuant to the SPNV Forward Purchase will exceed 1% of the number of shares of common stock and 1% of the voting power of SPNV outstanding before the issuances. Accordingly, shareholder approval of such issuances is required under Rule 312.03(b).

Vote Required

The approval of the NYSE proposal will require the affirmative vote of a majority of the votes cast by holders of SPNV’s outstanding shares of common stock represented at the special meeting by attendance in person or by proxy and entitled to vote at the special meeting. Accordingly, if a valid quorum is established, a SPNV stockholders’ failure to vote by proxy or to vote at the special meeting, abstentions and broker non-votes with regard to the NYSE proposal will have no effect on such proposal. Abstentions and broker non-votes will have no effect on the outcome of the NYSE proposal.

Consummation of the Transactions is conditioned on the approval of each of the Condition Precedent Proposals. It is important for you to note that in the event that the Condition Precedent Proposals do not receive the requisite vote for approval, we will not consummate the business combination.

Recommendation of the SPNV Board

THE SPNV BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE NYSE PROPOSAL.

PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL

The adjournment proposal allows the SPNV Board to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the business combination proposal, the charter proposal, the governance proposal, the incentive plan proposal, the ESPP proposal or the NYSE proposal.

In no event will SPNV solicit proxies to adjourn the special meeting or consummate the business combination beyond the date by which it may properly do so under its Proposed Charter and Delaware law. The purpose of the adjournment proposal is to provide more time for the Sponsor, SPNV and/or their respective affiliates to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the business combination. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the SPNV Board is empowered under Delaware law to postpone the meeting at any time prior to the special meeting being called to order. In such event, SPNV will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented at the special meeting and is not approved by the stockholders, the SPNV Board may not be able to adjourn the special meeting to a later date. In such event, the business combination would not be completed.

Required Vote

The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of SPNV’s common stock that are present and entitled to vote at the special meeting. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals. Accordingly, if a valid quorum is established, a SPNV stockholder’s failure to vote by proxy or to vote at the special meeting, abstentions and broker non-votes with regard to the adjournment proposal will have no effect on such proposal. Abstentions and broker non-votes will have no effect on the outcome of the adjournment proposal.

Recommendation of the SPNV Board

THE SPNV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SPNV STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Consequences of the Redemption to SPNV Stockholders and the Business Combination

Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1 hereto, the statements of law and legal conclusions set forth below represent the opinion of Simpson Thacher & Bartlett LLP.

The following is a discussion of certain material U.S. federal income tax consequences (i) in connection with the Business Combination to a holder of Offerpad stock and (ii) to a holder of SPNV’s Class A common stock that exercises the redemption rights described above under “Special Meeting of SPNV Stockholders - Redemption Rights.” This discussion applies only to Offerpad stock or SPNV’s Class A common stock that is held as a capital asset for U.S. federal income tax purposes. This discussion does not describe all of the tax consequences that may be relevant to the holders of Offerpad stock or SPNV’s Class A common stock in light of their particular circumstances, including but not limited to the alternative minimum tax, any tax consequences arising under the Medicare contribution tax on certain net investment income and the different consequences that may apply if holders of Offerpad stock or SPNV’s Class A common stock are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	individual retirement or other tax-deferred accounts;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to SPNV’s Class A common stock;

•	persons holding SPNV’s Class A common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated transaction or similar transaction;

•	persons owning (actually or constructively) any Offerpad common stock;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•	controlled foreign corporations;

•	a person required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	passive foreign investment companies; and

•	tax-exempt entities.

For purposes of this section, a “U.S. holder” is a beneficial owner of Offerpad stock or SPNV’s Class A common stock who or which is any of the following for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

For purposes of this section, a “Non-U.S. holder” is a beneficial owner of Offerpad stock or SPNV’s Class A common stock who or which is any of the following for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a corporation (or other entity taxable as a corporation) that is not organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust that is not a U.S. holder.

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of SPNV’s Class A common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of redeeming SPNV’s Class A common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE BUSINESS COMBINATION OR A REDEMPTION OF YOUR SPNV COMMON STOCK.

U.S. Federal Income Tax Consequences of the Business Combination to Holders of Offerpad Stock

The Business Combination shall be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Neither Offerpad nor SPNV has requested, and neither intends to request, any ruling from the IRS as to the U.S. federal income tax consequences of the Business Combination. Furthermore, the obligations of Offerpad and SPNV to complete the Business Combination are not conditioned on the receipt of opinions from Simpson Thacher & Bartlett LLP (counsel to SPNV) or Latham & Watkins, LLP (counsel to Offerpad) or other U.S. tax counsel to the effect that the Business Combination will qualify as a reorganization for U.S. federal income tax purposes. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, you are urged to consult your tax advisor with respect to the particular tax consequence of the Business Combination to you.

Offerpad stockholders will not recognize gain or loss upon the exchange of their Offerpad stock for SPNV’s Class A common stock, except to the extent of cash received in lieu of a fractional share of Offerpad stock as described below. Offerpad stockholders will obtain a basis in the SPNV’s Class A common stock they receive in the Business Combination equal to their basis in the Offerpad capital stock exchanged therefor, reduced by the amount of basis allocable to any fractional share of SPNV Class A common stock. The holding period of the shares of SPNV’s Class A common stock received by an Offerpad stockholder in the Business Combination will include the holding period of the shares of Offerpad stock surrendered in exchange therefor. A U.S. holder who receives cash in lieu of a fractional share of SPNV’s Class A common stock will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis allocable to such fractional share. Such gain or loss will be a long-term capital gain or loss if the U.S. holder’s holding period in the Offerpad stock surrendered in the Business Combination is greater than one year as of the date of the Closing. Under current law, the deductibility of capital losses is subject to limitations. In addition, for purposes of the above discussion of the bases and holding periods for shares of Offerpad stock acquired by Offerpad stockholders at different times for different prices, such Offerpad stockholders must calculate their gains and losses and holding periods separately for each identifiable block of such stock exchanged in the Business Combination.

Certain information reporting requirements may apply to each U.S. holder that is a “significant holder” of Offerpad stock. A “significant holder” is a holder of Offerpad stock that, immediately before the Business Combination, owned at least 1% (by vote or value) of the outstanding Offerpad stock (or, in certain instances, Offerpad stock with a basis of at least $1 million). You are urged to consult your tax advisor as to the potential application of these information reporting requirements.

All holders of Offerpad stock are urged to consult their tax advisors with respect to the tax consequences of the Business Combination in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

Material U.S. Federal Income Tax Consequences for SPNV Stockholders Exercising Redemption Rights

Tax Consequences for U.S. Holders

This section applies to you if you are a “U.S. holder” (as defined above) of SPNV’s Class A common stock that exercises the redemption rights described above under “Special Meeting of SPNV Stockholders - Redemption Rights.”

In the event that a U.S. holder’s SPNV’s Class A common stock is redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section of this proxy statement/prospectus entitled “Special Meeting of SPNV Stockholders - Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of SPNV’s Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of SPNV’s Class A common stock, the U.S. holder will be treated as described under “U.S. Holders—Taxation of Redemption Treated as a Sale of SPNV’s Class A Common Stock” below. If the redemption does not qualify as a sale of SPNV’s Class A common stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “U.S. Holders—Taxation of Redemption Treated as a Distribution.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of owning warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of SPNV’s Class A common stock generally will be treated as a sale of SPNV’s Class A common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which would generally include SPNV’s Class A common stock which could be acquired pursuant to the exercise of warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of SPNV’s Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other shares of our stock (including any stock constructively owned by the U.S. holder as a result of owning warrants). The redemption of SPNV’s Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” The application of these tests generally also takes into account related transactions that occur contemporaneously with the redemption, including any contemporaneous purchases of Offerpad Solutions common stock by the relevant holder (or persons whose ownership is attributed to such holder) and issuances of Offerpad Solutions common stock (including pursuant to the PIPE Investment). A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “U.S. Holders—Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed SPNV’s Class A common stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its SPNV warrants (if any) or possibly in other stock constructively owned by it.

U.S. Holders—Taxation of Redemption Treated as a Sale of SPNV’s Class A Common Stock

If the redemption of a U.S. holder’s shares of SPNV’s Class A common stock is treated as a sale, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in SPNV’s Class A common stock treated as sold. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for SPNV’s Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to SPNV’s Class A common stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. If the running of the holding period for SPNV’s Class A common stock is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) the U.S. holder’s adjusted tax basis in its SPNV’s Class A common stock so redeemed. A U.S. holder’s adjusted tax basis in its SPNV’s Class A common stock generally will equal the U.S. holder’s acquisition cost.

U.S. Holders—Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. holder’s shares of SPNV’s Class A common stock is treated as a distribution, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in SPNV’s Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of SPNV’s Class A common stock and will be treated as described under “U.S. Holders—Taxation of Redemption Treated as a Sale of SPNV’s Class A Common Stock” above.

Dividends received by a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to SPNV’s Class A common stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to the proceeds of the redemption of SPNV’s Class A common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Tax Consequences for Non-U.S. Holders

The discussion below applies to you if you are a “Non-U.S. holder” (as defined above) of SPNV’s Class A common stock that exercises the redemption rights described above under the section entitled “Special Meeting of SPNV Stockholders—Redemption Rights” with respect to your share of SPNV’s Class A common stock.

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of SPNV’s Class A common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of redeeming SPNV’s Class A common stock.

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s SPNV’s Class A common stock pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of SPNV Stockholders—Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s SPNV’s Class A common stock, as described under “U.S. Holders” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders—Taxation of Redemption Treated as a Sale of SPNV’s Class A Common Stock” and “Non-U.S. Holders—Taxation of Redemption Treated as a Distribution,” as

applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s SPNV’s Class A common stock, the withholding agent might treat the redemption as a distribution subject to withholding tax, as discussed further below.

Non-U.S. Holders—Taxation of Redemption Treated as a Sale of SPNV’s Class A Common Stock

If SPNV’s redemption of a Non-U.S. holder’s shares of SPNV’s Class A common stock is treated as a sale, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held SPNV’s Class A common stock, and, in the case where shares of SPNV’s Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of SPNV’s Class A common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of SPNV’s Class A common stock. There can be no assurance that SPNV’s Class A common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower applicable treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with a redemption treated as a sale of SPNV’s Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption. We do not believe we currently are or have been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the business combination is completed. However, such determination is factual in nature, and no assurance can be provided that we will not be treated as a U.S. real property holding corporation in a future period.

Non-U.S. Holders—Taxation of Redemption Treated as a Distribution

If the redemption of a Non-U.S. holder’s shares of SPNV’s Class A common stock is treated as a distribution, such a distribution, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, the gross amount of the dividend will be subject to withholding tax at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of SPNV’s Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of SPNV’s Class A common stock, which will be treated as described under “Non-U.S. Holders—Taxation of Redemption Treated as a Sale of SPNV’s Class A Common Stock” above.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s SPNV’s Class A common stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with the proceeds from a redemption of SPNV’s Class A common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on SPNV’s Class A common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds from SPNV’s Class A common stock. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisors regarding the effects of FATCA on the redemption of SPNV’s Class A common stock.

OTHER INFORMATION RELATED TO SPNV

Introduction

SPNV was incorporated on August 31, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. SPNV’s efforts to identify a prospective target business were not limited to any particular industry or geographic region. Prior to executing the Merger Agreement, SPNV’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering and Simultaneous Private Placement

On October 23, 2020, SPNV consummated the SPNV IPO of 40,250,000 units, including 5,250,000 units under the underwriters’ over-allotment option, with each unit consisting of one share of Class A common stock and one-third of one warrant, each whole warrant to purchase one share of Class A common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $402,500,000. Simultaneously with the consummation of the initial public offering, SPNV consummated the private placement of 6,700,000 warrants at a price of $1.50 per warrant, generating total proceeds of $10,050,000. Offering costs amounted to approximately $22.8 million, inclusive of an underwriting discount of approximately $8.1 million and deferred underwriting commissions of approximately $14.1 million.

Following the consummation of the SPNV IPO and the sale of the Private Placement Warrants, $402,500,000 was deposited into a U.S.-based trust account with Continental Stock Transfer & Trust Company acting as trustee. Except as described in the prospectus for the SPNV IPO, these proceeds will not be released until the earliest of (a) the completion of an initial business combination, (b) SPNV’s redemption of any public shares properly submitted in connection with a stockholder vote to amend the current certificate of incorporation, as described in the Trust Agreement, and (c) SPNV’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the completion window.

Fair Market Value of Target Business

The target business or businesses that SPNV acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of a definitive agreement for its initial business combination, although SPNV may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. The SPNV Board determined that this test was met in connection with the proposed business combination with Offerpad as described in the section titled “Proposal No. 1—The Business Combination Proposal.”

Stockholder Approval of Business Combination

Under SPNV’s current certificate of incorporation, in connection with any proposed business combination, SPNV must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares for cash, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for SPNV’s initial public offering. Accordingly, in connection with the business combination with Offerpad, the SPNV public stockholders may seek to redeem their public shares for cash in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the business combination proposal, the Sponsor and the Insiders have agreed to vote the founder shares as well as any shares of SPNV’s common stock acquired in the market in favor of such proposed business combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding SPNV or its securities, the Sponsor, Offerpad and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the business combination proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of SPNV’s common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the business combination be approved where it appears that such requirements would otherwise not be met. All shares repurchased by SPNV’s affiliates pursuant to such arrangements would be voted in favor of the proposed business combination.

Liquidation if No Business Combination

Under SPNV’s current certificate of incorporation, if SPNV does not complete a business combination within the completion window, SPNV will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPNV’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to SPNV’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.

The Sponsor and the Insiders have each agreed to waive its rights to participate in any distribution from SPNV’s trust account or other assets with respect to the founder shares. There will be no distribution from the trust account with respect to SPNV’s warrants, which will expire worthless if SPNV is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of SPNV’s creditors which would be prior to the claims of the SPNV public stockholders. Although SPNV has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses SPNV has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although SPNV will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Accordingly, the actual per-share redemption price could be less than approximately $10.00, plus interest, due to claims of creditors. Additionally, if SPNV is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in SPNV’s bankruptcy estate and subject to the claims of third parties with priority over the claims of SPNV’s stockholders. To the extent any bankruptcy claims deplete the trust account, SPNV cannot assure you it will be able to return to the SPNV public stockholders at least approximately $10.00 per share. SPNV’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the completion window or if the stockholders properly seek to have SPNV redeem their respective shares for cash upon a business combination which is actually completed by SPNV. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of SPNV’s trust account distributed to the SPNV public stockholders upon the redemption of 100% of its outstanding public shares in the event SPNV does not complete its initial business combination within the completion window may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, if a business combination does not occur, it is SPNV’s intention to redeem its public shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, SPNV does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of SPNV’s stockholders’ liability with respect to liquidating distributions as described above. As such, SPNV’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of SPNV’s stockholders may extend well beyond the third anniversary of such date.

Furthermore, if the portion of SPNV’s trust account distributed to the SPNV public stockholders upon the redemption of 100% of its public shares in the event SPNV does not complete its initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six-years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

Because SPNV will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires SPNV to adopt a plan, based on facts known to it at such time that provides for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because SPNV is a blank check company, rather than an operating company, and SPNV’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

SPNV will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, SPNV’s executive officers have agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $100,000) and have agreed not to seek repayment for such expenses.

Facilities

SPNV currently maintains its principal executive offices at 4301 50th Street NW, Suite 300, PMB 1044, Washington, D.C. 20016. SPNV considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Upon the Closing, the principal executive offices of SPNV will be those of Offerpad.

Employees

SPNV has four executive officers. These individuals are not obligated to devote any specific number of hours to SPNV’s matters and intend to devote only as much time as they deem necessary to its affairs. SPNV does not intend to have any full-time employees prior to the consummation of a business combination.

Management, Directors and Executive Officers

SPNV’s current directors and executive officers (with ages as of March 31, 2021) are as follows:

Name	Age	Title
Spencer M. Rascoff	45	Co-Chair of the SPNV Board
Alexander M. Klabin	44	Co-Chair of the SPNV Board
Robert D. Reid	47	Chief Executive Officer and Director
Michael S. Clifton	41	Chief Financial Officer
Ken Fox	50	Director
Jim Lanzone	50	Director
Gregg Renfrew	52	Director
Rajeev Singh	52	Director

Spencer M. Rascoff has been Co-Chair of the SPNV Board since our inception. Mr. Rascoff served as CEO of Zillow from 2008 to 2018 and currently serves as chairman of dot.LA and chairman of Pacaso. During Mr. Rascoff’s tenure as Zillow’s CEO, he led the acquisition and subsequent integration of 15 businesses including the acquisition and integration of Trulia, Zillow’s then-largest direct competitor. He also led Zillow through its IPO, where he was instrumental in leveraging Zillow’s IPO as a substantial consumer branding event. During his tenure as Chief Executive Officer of Zillow, Mr. Rascoff created and maintained a corporate culture that was frequently recognized as exemplary, receiving awards from Fortune Best Places to Work, Glassdoor, The Seattle Times, and many other organizations. With a focus on diversity, equity and inclusion, Zillow created employee affinity networks and was twice named to Bloomberg’s Gender Equality Index. Prior to Zillow, Mr. Rascoff co-founded Hotwire, where he ran corporate development through the company’s launch, the aftermath of 9/11, and ultimately the sale of the business to Expedia for $685 million. Mr. Rascoff is currently on the board of directors of Palantir. He formerly served on the board of directors of several other public and private technology companies, including Zillow Group, TripAdvisor, Zulily and Julep. Before his consumer Internet career, Mr. Rascoff worked in the Investment Banking division at Goldman Sachs and in private equity at TPG Capital. He is also a member of the Young Presidents’ Organization and has served as a Visiting Executive Professor at Harvard Business School. Mr. Rascoff graduated cum laude from Harvard University.

Alexander M. Klabin has been Co-Chair of the SPNV Board since our inception. Mr. Klabin co-founded Senator Investment Group in early 2008 where he served as Managing Partner and Co-Chief Investment Officer until 2020 and has served as Executive Chairman of Sotheby’s Financial Services since October 2020. Mr. Klabin built and scaled Senator to be a widely respected investment management firm that managed up to $10 billion in assets. During his tenure, Senator managed capital on behalf of many of the largest pensions, endowments, sovereign wealth funds, and family offices globally. Under Mr. Klabin’s leadership, Senator became known for pursuing differentiated thematic and event-driven investments in public and private securities across both credit and equity. Prior to co-founding Senator, Mr. Klabin worked at York Capital Management and Quadrangle Group. Mr. Klabin began his career in the M&A department at Goldman Sachs. He is a member of the board of directors of Enstructure, Faherty Brand and The Nantucket Project. Additionally, he serves as a Trustee of the New York Philharmonic, The Allen-Stevenson School and is a member of the Leadership Council of The Robin Hood Foundation. Mr. Klabin received a Bachelor of Arts degree in English Literature from Princeton University.

Robert D. Reid has served as our Chief Executive Officer and a Director since our inception. Mr. Reid was most recently a Partner at BDT Capital Partners and was a Senior Managing Director at Blackstone prior to July 2019, where he helped lead over 15 private equity investments representing over $40 billion in transaction value across a range of industries and geographies. In his 21 years at Blackstone, Mr. Reid sourced, evaluated and executed a range of transaction types including growth capital, buyouts and distressed opportunities. He was a member of Blackstone’s Private Equity Investment Committee and was one of the senior partners helping lead the firm’s private equity efforts in Europe from 2012 to 2016. Mr. Reid has served on a several public and private boards, including Scout24, one of the largest online classified business in Germany, SESAC, a large music performance rights organization Intelenet, a business process solutions company and Nielsen, a leading consumer and media measurement business. Prior to joining Blackstone, Mr. Reid worked in the Investment Banking division at Morgan Stanley. He earned a degree in economics and graduated magna cum laude from Princeton University.

Michael S. Clifton has served as our Chief Financial Officer since our inception. He was most recently a senior investment professional at The Carlyle Group from 2010 to 2020 as a member of its flagship U.S. Buyout team where he helped lead Carlyle’s investing activities in the technology and business services sectors. During his tenure he worked on transactions involving companies in multiple sectors, including enterprise software, FinTech and IT services. He has served on four private boards and has been a board observer of a public company. Over his career, Mr. Clifton has been involved in transactions with a total value in excess of $30 billion, including multiple leveraged buyouts, growth investments, carve-outs, and turnarounds. Mr. Clifton has substantial public market experience and has helped lead the public exits of three portfolio companies, representing the sale of over $5 billion in equity. Prior to joining Carlyle, Mr. Clifton worked at two mid-market private equity firms, as well as in the M&A group of Bank of America Securities. He earned a Bachelor of Arts, cum laude, in classics from Davidson College, and an MBA with High Distinction from the Harvard Business School where he was a Baker Scholar.

Ken Fox has served as a member of the SPNV Board since October 2020. Mr. Fox is the founder of Stripes, LLC, a growth equity firm that primarily invests in internet, SaaS and branded consumer product companies, which he founded in 2008. Mr. Fox is actively involved with current Stripes’ portfolio companies, including Erewhon, Monday.com, Pleo, Reformation, On Running, Snooze, Blue Apron, Udemy, GoFundMe, Stella & Chewy’s, Levain Bakery, and Kareo. He was also involved with former Stripes’ portfolio companies Flatiron Health (acquired by Roche), eMarketer (acquired by Axel Springer SE), Ketra (acquired by Lutron), Seamless/Grubhub (completed initial public offering), Sandata, and TurtleBeach. Previously, Mr. Fox was the Chairman of SmartWool (acquired by VF Corp.), served on the board of NetQuote (acquired by Bankrate) and SilverSky (acquired by BAE Systems). Prior to forming Stripes, Mr. Fox was a Co-Founder and Managing Director with Internet Capital Group, a venture capital firm. Prior to forming Internet Capital Group, Mr. Fox was the director of West Coast operations for Safeguard Scientifics, Inc. and TL Ventures. Mr. Fox is also a co-founder of A10 Capital, a commercial mortgage lender. Mr. Fox graduated from Pennsylvania State University, with a BS in economics.

Jim Lanzone has served as a member of the SPNV Board since October 2020. Mr. Lanzone is the Chief Executive Officer of Tinder and has served in this capacity since July 2020. Prior to that, Mr. Lanzone served as an Executive-in-Residence at Benchmark Capital. From May 2016 to December 2019, Mr. Lanzone served as Chief Digital Officer of CBS Corporation, a leading mass media company. In addition, from January 2014 to December 2019, Mr. Lanzone was Chief Executive Officer of CBS Interactive, a top consumer Internet property and a division of CBS Corporation. Previously, Mr. Lanzone served as President of CBS Interactive from March 2011 to December 2013. At CBS Interactive, Mr. Lanzone oversaw the creation, launch and growth of streaming subscription services like CBS All Access and free, ad-supported services including CBSN, CBS Sports HQ and ET Live. From January 2009 to February 2011, Mr. Lanzone was Founder and Chief Executive Officer of Clickr Media, Inc., an Internet video search engine and navigation guide, which was acquired by CBS Corporation in 2011. Mr. Lanzone has also served as Chief Executive Officer of Ask.com (formerly Ask Jeeves), which he joined in 2001 after its acquisition of eTour.com, where he was Co-Founder and President. Mr. Lanzone is currently a board member of GoPro, Inc. and Newport Festivals Foundation. Mr. Lanzone graduated with a bachelor’s degree in political science from the University of California, Los Angeles in 1993. He also holds a dual JD/MBA degree from Emory University School of Law and Emory University Business School.

Gregg Renfrew has served as a member of the SPNV Board since October 2020. Ms. Renfrew is the founder and Chief Executive Officer of Beautycounter, a leading clean beauty and skincare company which she founded in 2011. The multi-channel, direct to consumer brand has been recognized as a pioneer of the clean beauty movement advocating for stricter regulations for the entire beauty industry. Beautycounter has received numerous awards including being named to CNBC 2020 Disruptor 50 list, Fast Company’s Most Innovative Companies, Allure Best of Beauty, Glamour Beauty Awards, Refinery29 Innovators List, NewBeauty Awards, WWD’s 2019 Best-Performing Beauty Company (small cap), and the CEW’s 2019 Indie Brand of the Year. Before launching Beautycounter, Ms. Renfrew sold her bridal registry company, The Wedding List, to Martha Stewart Living Omnimedia in 2001. She then led new-concept, brand, marketing, merchandising and operational consulting engagements with Bergdorf Goodman, Goldie Hawn and Kate Hudson, Intermix, Sugar Paper, and Lela Rose, among other high-profile corporate and entertainment clients. Ms. Renfrew has spoken at Vanity Fair’s Founders Fair and Fortune’s Most Powerful Women and NextGen Summit, as well as top business schools, including Wharton (University of Pennsylvania), Tuck (Dartmouth), Stanford and Columbia. Ms. Renfrew currently serves on the board of directors for The Nantucket Project and previously served on the boards of organizations including GOOD+ Foundation, Healthy Child Healthy World and her alma mater, Miss Porter’s School, where she was the commencement speaker in 2014.

Rajeev Singh has served as a member of the SPNV Board since October 2020. Mr. Singh is currently the Chief Executive Officer of Accolade, a personalized advocacy company for employers, health plans, and health systems, which he joined in November 2015. Prior to that, Mr. Singh co-founded Concur Technologies, Inc., a business travel and expense management company, in 1993, and was most recently its president and chief operating officer until it was acquired by SAP AG in 2014. At Concur, he was responsible for all operational functions of the business ranging from sales and marketing to customer services to R&D and human resources. Prior to Concur, Mr. Singh held positions at Ford Motor Company and General Motors Corporation. Mr. Singh serves on the board of Avalara, a top provider of cloud-based tax compliance automation for businesses, Amperity, the world’s only Intelligent Customer Data Platform, and Seattle Children’s Hospital Foundation, a not-for-profit corporation that raises funds to help every child live the healthiest and most fulfilling life possible. Mr. Singh holds a BS from Western Michigan University.

Director Independence

The rules of the NYSE require that a majority of the SPNV Board be independent. An “independent director” is defined generally as a person other than an executive officer or employee of SPNV or its subsidiaries or any other individual having a relationship, which in the opinion of the SPNV Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The SPNV Board has determined each of Ken Fox, Jim Lanzone, Gregg Renfrew and Rajeev Singh are independent directors under applicable SEC and NYSE listing rules. SPNV’s independent directors have regularly scheduled meetings at which only independent directors are present.

Number and Terms of Office of Officers and Directors

The SPNV Board consists of seven members. The SPNV Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Ken Fox, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Jim Lanzone, Gregg Renfrew and Rajeev Singh, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Spencer M. Rascoff, Alexander M. Klabin and Robert D. Reid, will expire at the third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.

Subject to any other special rights applicable to our stockholders, any vacancies on the SPNV Board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of the SPNV Board that includes any directors representing the Sponsor then on the SPNV Board, or by a majority of the holders of our founder shares.

Our officers are appointed by the SPNV Board and serve at the discretion of the SPNV Board, rather than for specific terms of office. The SPNV Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chair or Co-Chairs of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Chief Operating Officer, a Secretary and such other offices (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as may be determined by the SPNV Board.

Committees of the Board of Directors

The SPNV Board has three standing committees: an audit committee, a compensation committee and a corporate governance and nominating committee. Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. The charter of each committee are available on our website.

Audit Committee

The members of our audit committee are Alexander Klabin, Rajeev Singh and Jim Lanzone, and Alexander Klabin serves as chair of the audit committee. Each member of the audit committee is financially literate and the SPNV Board has determined that Mr. Klabin qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise. Under NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Messrs. Singh and Lanzone each meet the independent director standard under the NYSE’s listing standards and under Rule 10A-3(b)(1) of the Exchange Act.

We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•

the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The SPNV Board has established a compensation committee. The members of our compensation committee are Spencer Rascoff, Gregg Renfrew and Ken Fox, and Spencer Rascoff serves as chair of the compensation committee. The SPNV Board has determined that each of Mr. Renfrew and Mr. Fox is independent under the NYSE’s listing standards.

We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Corporate Governance and Nominating Committee

The SPNV Board has established a corporate governance and nominating committee. The members of our corporate governance and nominating committee are Spencer Rascoff, Gregg Renfrew and Ken Fox, and Spencer Rascoff will serve as chair of the corporate governance and nominating committee. The SPNV Board has determined that each of Messrs. Renfrew and Fox is independent under the NYSE’s listing standards.

The primary function of the corporate governance committee and nominating committee include:

•	identifying individuals qualified to become members of the board of directors and making recommendations to the board of directors regarding nominees for election;

•	reviewing the independence of each directors and making a recommendation to the board of directors with respect to each director’s independence;

•	developing and recommending to the board of directors the corporate governance principles applicable to us and reviewing our corporate governance guidelines at least annually;

•	making recommendations to the board of directors with respect to the membership of the audit, compensation and corporate governance and nominating committees;

•

overseeing the evaluation of the performance of the board of directors and its committees on a continuing basis, including an annual self-evaluation of the performance of the corporate governance and nominating committee;

•	considering the adequacy of our governance structures and policies, including as they relate to our environmental sustainability and governance practices;

•	considering director nominees recommended by stockholders; and

•	reviewing our overall corporate governance and reporting to the board of directors on its findings and any recommendations.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from us and is available on our website. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. Please see the section entitled “Where You Can Find More Information.”

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against SPNV, and SPNV has not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

SPNV has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SPNV. In accordance with the requirements of the Exchange Act, SPNV’s annual reports will contain financial statements audited and reported on by SPNV’s independent registered public accounting firm.

Executive Compensation

Compensation Discussion and Analysis

None of our executive officers or directors has received any cash compensation for services rendered. No compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, executive officers and directors, or any entity with which they are affiliated, for services rendered prior to or in connection with the consummation of the business combination other than reimbursement for any out-of-pocket expenses incurred in connection with our formation and initial public offering or activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. After the consummation of the business combination, directors or members of our management team who remain in one of those capacities may be paid director, consulting, management or other fees from Offerpad Solutions. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on Offerpad Solutions’ board of directors. For a discussion of Offerpad’s anticipated executive compensation arrangements after the closing of the business combination, please see the section entitled “Offerpad Executive Compensation.” We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

SPNV’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “we”, “us”, “our” or the “Company” are to Supernova Partners Acquisition Company, Inc., except where the context requires otherwise. The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this Registration Statement on Form S-4.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on October 23, 2020, our warrants and our forward purchase agreements were accounted for as equity within our balance sheet. After discussion and evaluation, including with our registered public accounting firm and our audit committee, and taking into consideration the SEC Staff Statement, we have concluded that our warrants and our forward purchase agreements (as defined below) should be presented as liabilities with subsequent fair value remeasurement.

As a result of the foregoing, on May 13, 2021, the Audit Committee of the Company, in consultation with its management, concluded that its previously issued Financial Statements for the periods beginning with the period from August 31, 2020 (inception) through December 31, 2020 (collectively, the “Affected Periods”) should be restated because of a misapplication in the guidance around accounting for our outstanding warrants to purchase common stock (the “Warrants”) and the forward purchase agreements and should no longer be relied upon.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. We reassessed our accounting for the Warrants issued on October 23, 2020 and the forward purchase agreements, in light of the SEC Staff’s published views. Based on this reassessment, we determined that the Warrants and the forward purchase agreements should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in our Statement of Operations each reporting period.

The change in accounting for the Warrants and forward purchase agreements did not have any impact on our liquidity, cash flows, revenues or costs of operating our business, in all of the Affected Periods or in any of the periods included in our financial statements and related notes thereto included elsewhere in this Registration Statement on Form S-4. The change in accounting for the warrants and forward purchase agreements does not impact the amounts previously reported for the Company’s cash and cash equivalents, investments held in the trust account, operating expenses or total cash flows from operations for any of these periods.

As a result of the foregoing, our Chief Executive Officer and Chief Financial Officer (together, our “Certifying Officers”) concluded that, as of December 31, 2020, our disclosure controls and procedures were not effective as of December 31, 2020, due solely to the material weakness in our internal control over financial reporting described below. In light of this material weakness, we performed additional analyses as deemed necessary to ensure that our financial statements were prepared in accordance with U.S. generally accepted accounting principles. Accordingly, management believes that the financial statements included in this Registration Statement on Form S-4 present fairly in all material respects our financial position, results of operations and cash flows for the periods presented. Disclosure controls and procedures are controls and other procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Certifying Officers, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.

Our internal control over financial reporting did not result in the proper classification of our warrants. To respond to this material weakness, we have devoted, and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance our system of evaluating and implementing the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. For a discussion of management’s consideration of the material weakness identified related to our accounting for a significant and unusual transaction related to the warrants we issued in connection with the SPNV IPO, see “Note 2—Restatement of Previously Issued Financial Statements” to SPNV’s audited financial statements.

Overview

We are a blank check company incorporated in Delaware on August 31, 2020. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar potential business combination with one or more businesses or entities.

Our sponsor is Supernova Partners LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for our initial public offering was declared effective on October 20, 2020. On October 23, 2020, we consummated the initial public offering of 40,250,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 5,250,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.8 million, inclusive of approximately $14.1 million in deferred underwriting commissions.

Simultaneously with the closing of the initial public offering, we consummated the 6,700,000 private placement warrants at a price of $1.50 per private placement warrant to the Sponsor, generating proceeds of approximately $10.1 million.

Upon the closing of the initial public offering and the private placement, $402.5 million ($10.00 per Unit) of the net proceeds of the SPNV IPO and certain of the proceeds of a private placement was placed in a trust account , located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

If we are unable to complete a business combination within 24 months from the closing of the SPNV IPO, or October 23, 2022 (as such period may be extended pursuant to our current certificate of incorporation, the “Combination Period”), we will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Recent Developments

On March 17, 2021, we entered into the Merger Agreement by and among us, First Merger Sub, Second Merger Sub, and Offerpad.

In connection with the execution of the Merger Agreement, the PIPE Investors entered into the PIPE Subscription Agreements pursuant to which the PIPE Investors have committed to purchase the PIPE Shares at the PIPE Investment. The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the transactions and will be consummated concurrently with the closing. The shares of Class A common stock to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act and will be issued in reliance on the availability of an exemption from such registration.

In addition, in connection with the execution of the Merger Agreement we entered into a sponsor support agreement with our sponsor, Offerpad and our directors and officers.

The proposed business combination is expected to be consummated after receipt of the required approvals by the stockholders of Supernova and Offerpad and the satisfaction or waiver of certain other customary conditions. For full details and the filed agreements, refer to our Current Report on 8-K announcing the Merger Agreement filed on March 18, 2021.

Results of Operations

Our entire activity since inception through March 31, 2021 related to our formation, the preparation for the initial public offering, and since the closing of the initial public offering, the search for a prospective initial potential business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from August 31, 2020 (inception) to December 31, 2020, we had net loss of approximately $25.4 million, which consisted of a loss of approximately $24.2 million from changes in fair value of derivative liabilities, approximately $1 million in financing costs – derivative liabilities, approximately $229,000 in general and administrative expenses, approximately $61,000 in franchise tax expenses, and approximately $5,000 in income tax expenses, offset by approximately $79,000 in investment income on the Trust Account.

For the three months ended March 31, 2021, we had a net income of approximately $5.2 million, which consisted of a gain of approximately $8.4 million from changes in fair value of derivative liabilities and approximately $96,000 in investment income on the Trust Account, offset by approximately $3.3 million in general and administrative expenses, approximately $49,000 in franchise tax expenses, and approximately $13,000 in income tax expenses.

As a result of the restatement described in Note 2 of the notes to the financial statements included elsewhere herein, we classify the warrants and forward purchase agreements issued in connection with our Initial Public Offering and Private Placement as derivative liabilities at their fair value and adjust the instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. For the periods from August 31, 2020 (inception) through December 31, 2020, the change in fair value of derivative liabilities was an increase of approximately $24.2 million. We also recognized a charge of $1 million for offering costs ascribed to the derivative liabilities that was offset by an increase in additional paid-in capital. For the three months ended March 31, 2021, the change in fair value of derivative liabilities was a decrease of approximately $8.4 million.

Liquidity and Capital Resources; Going Concern

As of December 31, 2020, we had approximately $1.1 million in cash and working capital of approximately $1.2 million (not taking into account approximately $66,000 of taxes that may be paid using investment income from the Trust Account). As of March 31, 2021, we had approximately $0.8 million in cash and a working capital deficit of approximately $2.1 million (not taking into account approximately $67,000 of taxes that may be paid using investment income from the Trust Account). The Company has incurred and expects to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. There is no assurance that the Company’s plans to consummate a Business Combination or raise additional funds will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Related Party Transactions

Founder Shares

On September 9, 2020, our Sponsor paid $25,000 to cover for certain offering costs on us in exchange for issuance of 11,500,000 shares of our Class B common stock, par value $0.0001 per share, (the “Founder Shares”). On September 14, 2020, we effectuated an 0.75-for-1 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 8,625,000 Founder Shares. On October 20, 2020, we effectuated a 6-for-7 stock split of the founder shares, resulting in an aggregate outstanding amount of 10,062,500 Founder Shares. The initial stockholders agreed to forfeit, after giving effect to the stock split that occurred on October 20, 2020, up to 1,312,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of our issued and outstanding shares after the SPNV IPO. The underwriter exercised its over-allotment option in full on October 23, 2020; thus, these 1,312,500 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial business combination or earlier if, subsequent to the initial business combination, the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, and (ii) the date following the completion of the initial business combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their Class A common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the initial public offering, we consummated the private placement of 6,700,000 private placement warrants at a price of $1.50 per private placement warrant to the Sponsor, generating proceeds of approximately $10.1 million.

Each whole private placement warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants to the Sponsor was added to the proceeds from the initial public offering held in the Trust Account. If we do not complete a business combination within the Combination Period, the private placement warrants will expire worthless. The private placement warrants will be non-redeemable for cash (except as described below) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell the private placement warrants until 30 days after the completion of the initial potential business combination.

Forward Purchase Agreements

In connection with the closing of the Company’s initial public offering, the Company entered into forward purchase agreements to which the Company’s Sponsors committed to purchase our Class A common stock in an aggregate amount equal to 5,000,000 shares of our common stock, plus an aggregate of 1,666,667 warrants to purchase one share of Class A common stock at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for one share of Class A common stock and one-third of one warrant (the “Forward Purchase Warrants”), in a private placement that is conditioned upon, and will be consummated concurrently with, the Closing. The shares of Class A common stock and warrants to be issued pursuant to the Forward Purchase Agreements have not been registered under the Securities Act and will be issued in reliance on the availability of an exemption from such registration.

Related Party Loans

On September 9, 2020, the Sponsor, a related party, agreed to loan us an aggregate of up to $300,000 to cover expenses related to the initial public offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the initial public offering. We borrowed approximately $183,000 under the Note and fully repaid the Note on October 23, 2020.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a potential business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a business combination, we may repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a potential business combination or, at the lenders’ discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, we had no borrowings under the Working Capital Loans.

Contractual Obligations

Registration Rights

The holders of Founder Shares, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), if any, are entitled to registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, approximately $8.1 million in the aggregate, paid upon the closing of the SPNV IPO. In addition, $0.35 per unit, or approximately $14.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions.

The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Class A Common Stock Subject to Possible Redemption

We account for Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our outstanding common stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 34,004,650 and 33,488,198 shares of common stock subject to possible redemption are presented as temporary equity outside of the stockholders’ equity section of the condensed balance sheets, respectively.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the SPNV IPO and private placement to purchase an aggregate of 20,116,667 shares of our common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

We apply the two-class method in calculating income (loss) per common share. Net income (loss) per common share, basic and diluted for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of shares of Class A common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per common share, basic and diluted for non-redeemable common stock is calculated by dividing net income (loss) less income attributable to Class A shares of common stock subject to possible redemption by the weighted average number of shares of non-redeemable common stock outstanding for the period presented.

Derivative Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We issued 13,416,667 common stock warrants to investors in our Initial Public Offering and issued 6,700,000 Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Warrants issued in connection with our Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

In connection with the closing of our initial public offering, we entered into forward purchase agreements to which our Sponsors committed to purchase our Class A common stock in an aggregate amount equal to 5,000,000 shares of our common stock, plus an aggregate of 1,666,667 warrants to purchase one share of Class A common stock at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for one share of Class A common stock and one-third of one warrant, in a private placement that is conditioned upon, and will be consummated concurrently with, the Closing. The forward purchase agreements are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the forward purchase agreement as liability at fair value and adjust the instrument to fair value at each reporting period. The fair value of the forward purchase agreement is determined as the estimated unit value less the net present value of the forward purchase agreement.

Off-Balance Sheet Arrangements and Contractual Obligations

As of December 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Recent Accounting Pronouncements

Our management does not believe there are any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, that would have a material effect on our financial statements.

INFORMATION ABOUT OFFERPAD

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of OfferPad, Inc. and its subsidiaries prior to the consummation of the business combination, which will be the business of Offerpad Solutions Inc. and its subsidiaries following the consummation of the business combination.

Our Mission

Offerpad’s mission is to provide the best way to buy and sell a home. Period. We are a pioneer in using technology-enabled solutions across our digital platform to remake the home selling and buying experience. We aspire to be the leading on-demand real estate solutions provider that offers customers the convenience, control and certainty to solve their housing needs.

Who We Are

Offerpad was founded in 2015 to create a better residential real estate experience by combining advanced technology solutions with fundamental industry expertise. We provide streamlined, data driven iBuying and real estate solutions for the on-demand customer. Our digital “Solutions Center” platform gives users a holistic, customer-centric experience, enabling them to efficiently sell and buy their homes online with streamlined access to ancillary services such as mortgage and title insurance.

Our platform provides a unique dual approach to helping home sellers. In our “Express” offering, which accounted for more than 99% of our revenue in the year ended December 31, 2020 and the three months ended March 31, 2021, sellers access our website or mobile app to receive a competitive cash offer for their home within 24 hours and quickly close without the major inconveniences associated with traditional real estate selling. In our “Flex” offering, we leverage our technology, scale and logistical expertise to renovate and list a seller’s homes for sale while also providing a backup “Express” cash offer to the seller, thereby providing optionality of process and certainty of outcome. Our platform provides home buyers the opportunity to browse and tour homes online, get instant access to our listings with their mobile devices and submit purchase offers online in a simple process on their own time, with or without an agent. We also offer seamless, integrated access to Offerpad Solutions Experts, our in-house agents, to advise on the purchase of a home as well as access to mortgage services through one of our preferred providers. We believe by offering both “Express” and “Flex” to sellers, and a guided yet flexible and customizable experience to buyers, we have reinvented the home selling and buying experience to meet the digital and on-demand needs of modern consumers.

Prior to the launch of Offerpad, our team had collectively spent many years buying, selling, renting, and renovating tens of thousands of homes. We created the Solutions Center because we learned through experience all the challenges people face when selling and buying a home the traditional way. Sellers are often overwhelmed by the stress of selling – making repairs, determining an appropriate listing price for their home, preparing and then vacating their home for showings, negotiating a deal, finding movers and waiting for a closing date. This process is stressful, expensive, time consuming, antiquated and inconsistent with modern consumer expectations. Buyers also experience significant friction for one of the most important purchase decisions in their lives – they often cannot access and tour homes on their own schedule, are dependent on intermediaries and have to endure lengthy offer submission and closing processes.

Since our founding 2015 to March 31, 2021, we have completed in aggregate approximately 31,000 home purchase and sale transactions representing approximately $3.7 billion of aggregate revenue. We believe that this revenue generation is a testament to how the simplicity and ease of iBuying and digital home sales resonates with our customers. We combine an innovative end-to-end technology platform with the expertise of local market teams to efficiently scale our operations while maintaining a physical presence in our markets that enables us to establish and maintain better relationships with our customers. This allows us to provide a fast and simple real estate experience that our customers value. For example, in the first quarter of 2021, we achieved a net promoter score of 81 and 95% Customer Satisfaction Rating based on a survey of over 540 respondents that sold their home to Offerpad.

Our differentiated on-demand approach is just starting to transform one of the largest asset class in the United States: real estate. In 2020 alone, $1.9 trillion in value of homes were sold, representing approximately 9.1% of U.S. GDP. Despite the size of the market, it remains highly fragmented and non-integrated. As of 2019, there were over 100,000 U.S. real estate brokerages in the United States, with a single brokerage rarely holding more than 10% share in any market. We believe this fragmentation provides room for consolidation and disruption. We typically purchase homes with a price up to $500,000, which represents a potential addressable market opportunity in the United States of approximately $850 billion. We believe this opportunity will expand over time as we broaden the parameters for the homes we intend to buy and sell.

As of March 31, 2021, Offerpad operated in over 900 cities and towns across 16 metropolitan markets: Atlanta, Austin, Birmingham, Charlotte, Dallas, Denver, Houston, Jacksonville, Las Vegas, Nashville, Orlando, Phoenix, Raleigh, San Antonio, Tampa, and Tucson. In July 2021, we announced that we had expanded into Indianapolis, Indiana, and we have also announced plans to expand into four additional markets — St. Louis, Missouri; Kansas City, Missouri; Columbus, Ohio; and Columbia, South Carolina — before the end of 2021.

As we expand further into our existing markets, launch new markets, and develop a wide range of new product offerings and ancillary services, we look forward to bringing our mission of providing the best way to buy and sell a home to even more homeowners and prospective home purchasers across the country. We are continuously focused on providing a differentiated approach to our customers through various selling, buying and ancillary services in our Solutions Center.

Offerpad selling services

We offer two distinct selling services to our customers. Through Offerpad “Express”, customers complete a few simple steps and receive a competitive cash offer on their home within 24 hours. Customers choosing an Offerpad cash offer avoid the disruption of showing their homes, select their own closing date with the benefit of extended stay, typically for up to 60 days, in case their new home is not ready, and enjoy complimentary free local moving. If the customer is represented by a third-party agent, we work directly with such agent in addition to paying the agent’s fee. Through Offerpad “Flex”, our customers essentially dual track a sale by utilizing both our personalized listing services while also having our initial cash offer as a backup option, typically for up to 60 days. Customers opting to list with us enjoy the benefits of complimentary list-ready home services, home improvement advances, customized marketing, and dedicated support from our Offerpad Solutions Experts, while listing with confidence knowing they can pivot to our competitive cash offer. When a customer chooses to list their home with Offerpad “Flex,” our Solutions Experts represent the customer throughout the process. The customer will either sell their home directly to a buyer or we will purchase the home under our initial cash offer. If a customer sells a home directly to a buyer using “Flex,” we earn a service fee, typically as a percent of the sales price of the home. Our “Flex” offering generates higher margins than our “Express” offering but accounted for less than 1% of our total revenue in both 2020 and the first quarter of 2021, although we intend to drive greater roll-out of the “Flex” offering across our platform.

Offerpad buying services

We are also committed to removing the stress and inconvenience associated with purchasing a home. In connection with our “Flex” offering and through our Solutions Center, prospective buyers have access to our Offerpad Solutions Experts, in-house agents who can advise on the purchase of their home, and our ability to provide access to mortgage solutions through one of our preferred providers streamlines the home loan process for our customers. Buyers are able to visit homes on their own time and utilize digital tools to complete the inspection and closing process. Our customers benefit from a home buying process designed around them, enjoying exclusive buyer benefits including early access to Offerpad homes, savings when bundling multiple Offerpad services, local experts to guide the purchasing process, a dedicated solutions coordinator, and flexibility around their move-in date.

Ancillary services

We also offer seamless access to ancillary services through our preferred providers, which currently includes title and escrow services, mortgage solutions to make it easy for buyers to finance their next home, and complimentary free local moving for sellers. The frictionless experience our customers encounter when buying and selling their homes drives customer interest in ancillary services, which provides significant further opportunities for bundling services and enhances our ability to capture additional market share. We intend to provide additional value-added services in the future, including in-house mortgage solutions that we have historically offered through Offerpad Home Loans, our online based mortgage lender, which is currently transitioning to a more traditional brokerage model. Our primary goal is to be able to offer multiple services tied to the core real estate transaction, which may in the future include stand-alone remodel services, energy efficiency solutions, smart home technology, insurance, moving services and home warranty services, all with the goal of becoming a singular solution for real estate transactions. Generally, the revenue and margin profiles of our ancillary products and services are different from our “Express” offering that accounts for the vast majority of our revenues, with most ancillary products and services having a smaller average revenue per transaction than our “Express” offering, but a higher margin. Our ancillary products and services represented less than 1% of our total revenue in both 2020 and the first quarter of 2021.

Our Market Opportunity

In 2020, $1.9 trillion in value of homes were sold in the U.S. with approximately 6.5 million homes sold for an average home value of approximately $300,000. Despite the large market size, 99% of U.S. residential real estate transactions are conducted offline. As digital transactions are transforming every industry, consumers turn to technology for new and improved experiences in their daily lives. Interactions in industries such as commerce, restaurants, healthcare, automotive, and insurance have been drastically altered by digital experiences that offer new levels of convenience, efficiency, and reliability. We believe that the real estate industry is primed for a similar digital transformation as buyers and sellers of homes desire the same type of digital experience they are accustomed to from other industries. Further, we believe that the vast number of real estate brokerages, combined with the fragmentation of market share, contributes to an inconsistent experience for home buyers and sellers, offering opportunities for consolidation and integration. As of 2019, there were 1.4 million licensed real estate agents and more than 100,000 U.S. real estate brokerages, with a single brokerage rarely holding more than 10% in a given market. Today, we typically purchase homes with a price of up to $500,000, which represents a potential addressable market opportunity of approximately $850 billion.

Separately, through a variety of ancillary service opportunities we believe we will be able to further expand our total addressable market. Vertical integration and product innovation will provide future potential opportunities including expansion of our mortgage and title solutions, as well as entry into other transaction services such as home warranty, homeowners insurance, or remodeling services.

Our Competitive Strengths

We believe the following strengths will allow us to maintain and extend our position as a leading technology-enabled real estate solutions platform.

Proprietary technology platform

The success of our business is built on the combination of our data collection capabilities, proprietary technology, and team of real estate experts. We utilize machine learning and artificial intelligence throughout our process—from initial consumer target marketing, to the offer request, to the offer delivery, to owning the asset to ultimately selling it. Our in-house proprietary data analytics technology continuously collects and synthesizes market data with performance history from our real estate operations, forming a knowledge distillation and feedback loop along the process and enabling us to adjust to the latest market conditions and operate a highly intelligent and automated workflow.

We collect hundreds of data points per home from an array of sources including public records, real estate brokerage transaction histories, private third-party data, and internally developed proprietary data sources. Our proprietary automated valuation and renovation-modeling engine “Offercomp” uses this information to automatically value more than 100,000 properties each year and generate our cash offers. Our real estate experts work in tandem with and enhance our technology by providing a final review of the offer. Our proprietary and purpose-built “Helix Go” technology streamlines the renovation process for a purchased home by automating logistics and workflows. Our “Instant access” feature enables buyers to enter our homes with the push of a button on their mobile device. This combination of technology, automation and machine learning paired with real estate expertise is the reason for our exceptional accuracy to date in underwriting to actual sales prices and our consistent unit-level economic performance.

(1)	As of January 2021; (2) Based on 2019 home acquisitions

Operational expertise

We know how to efficiently manage the logistical challenge of buying, renovating and selling thousands of homes across 16 differentiated markets. Since inception, we have bought and sold in aggregate approximately 31,000 homes and have completed more than 15,000 home renovations. Our operational expertise allowed us to obtain a renovation time efficiency of 1.0 during the first quarter of 2021, with 16 average renovation days and $17,000 in average cost of renovation, which we believe is differentiated from our competition. We optimize our workforce through a mix of internal employees and external contractors and have local project managers that manage the renovation in its entirety. We maintain market-by-market standards to ensure quality, cost, and time efficiency, deploying our own field automation software to enable accurate progress reporting as well as labor and material tracking.

Scalable platform, with proven economics and capital efficiency

We have a leading, scalable and low-cost transaction platform. In less than five years and with less than $200 million in invested equity capital we have created a pioneering iBuying company and leading on-demand real estate marketplace that has transacted on homes representing approximately $3.7 billion in aggregate revenue since inception in 2015 to March 31, 2021. Our significant growth relative to our limited capital invested is testament to our efficiency and results driven culture. Since inception, we have focused on improving the unit economics of our model across our markets, increasing our total contribution profit after interest (per home sold) from approximately $4,900 in 2019 to approximately $9,000 in 2020 and approximately $23,100 in the first quarter of 2021, with the added benefit of maximizing operational leverage as we scale. A foundation of our strategic approach to growth has been to prove out our business model first, control costs and refine our valuation automation and logistical operations before we scale into additional markets. Our contribution profit after interest across markets, which was approximately 4% company-wide in 2020, is a testament to our understanding of how to grow efficiently and enter into new markets, improve unit economics and increase operating leverage.

Maximizing inventory turnover and increasing returns on capital

In order to effectively mitigate risk and maximize efficiency of the business, we generally turn inventory quickly while maintaining our underwritten to actual sales price accuracy. We strive to minimize the number of homes we own for a long period of time, as the holding period of the home is typically a key factor of unit level performance because increased holding costs result in a direct decrease in contribution margin. In 2020, the average holding period from acquisition of the home until the sale was 95 days, compared to 138 days in 2016. Fewer days to sale helps to mitigate pricing risk and increase inventory turns and therefore returns on capital. However, we routinely make strategic decisions or offer services that are designed to generate improved returns even if resulting in an increase in average holding period.

Customer satisfaction

Our Solutions Center was designed with the commitment to providing the best possible real estate experience. The flexibility of our offerings has enabled us to build a strong, well-respected brand in the eyes of our customers. In the first quarter of 2021, we achieved a net promoter score of 81 and a 95% Customer Satisfaction Rating based on a survey of over 540 respondents that sold their home to Offerpad.

Proven management team with extensive digital, real-estate and finance experience

Our founder and management team have decades of experience in transactional real estate operations and property valuation, digital marketplaces, business intelligence and analytics and finance. We believe our operating success is a result of combining our detailed market-to-market real estate expertise with strong technology and data analytics experience and a keen awareness of the evolving digital demands of our customers. Our broad-based team has been able to leverage their experience at technology companies like Amazon, Doordash, GoDaddy, Intel, GoDaddy and Zappos, real estate companies like AV Homes, Progress Residential and Taylor Morrison, and financial institutions such as Citi and Morgan Stanley.

Our Growth Strategies

We believe we have significant untapped growth potential and intend to achieve our goals through the following strategies:

Grow share in existing markets

We plan to expand our share in our existing markets. We currently offer our services in 16 markets in the United States. Our existing markets tend to share median price points of less than $500,000 and are among the top 100 metropolitan statistical areas (MSAs) in terms of annual residential real estate transactions. In 2020 and the three months ended March 31, 2021, the median prices of the homes we sold were approximately $236,000 and $265,000, respectively. We intend to further increase our market penetration in these markets through additional brand marketing, improving customer awareness of our offerings and expanding the price points for home acquisition targets up to $1,000,000, which we anticipate will increase our market share. Additionally we intend to continue to evaluate adding to our catalogue of offerings in order to better support our customers and capture additional share.

Expand to new markets

Since our founding, we have been strategic in our approach to growing our market footprint. We focus on geographic diversification across high population growth cities with affordable median sales prices, increasing employment characteristics, and single family rental buyer presence. Looking forward, we are applying rigorous criteria to identify which additional MSAs we plan to expand into over the next three years, with a target total market count of 48 by the end of 2023. As part of our planned expansion, we have given strategic consideration to which markets we would plan to open first and what the resource requirements for establishing a presence in those markets would be. We assess each MSA on several factors including historical housing transactions, employment and population growth, median home sales price, housing supply and demand characteristics, seasonality, market risk rating, and competitor presence. We believe geographic proximity to our existing markets will allow us to leverage our in place physical presence and applicable local expertise, though we intend to also evaluate MSAs without geographic proximity to our existing markets. While we intend to be flexible in assessing market entry points, we will generally look to expand into new markets with qualities similar to our existing markets, including median price point, annual transaction count, as well as strong presence of new homebuilders and single-family rental companies. We believe the scale and versatility of our platform will allow us to continue to expand into new markets, with our barriers to entry primarily being access to adequate capital needed to expand our operations and the tendency of consumers in a given market to adopt our digital real estate offerings.

Increase advertising and drive brand awareness

Even though historically our ability to invest in advertising has been limited due to our focus on capital efficiency we have a proven history of effective local advertising to drive inbound seller inquiries as well as local and national distribution of our active listings for resale. Going forward we intend to focus on increasing our local advertising efforts through a variety of channels as well as establish a broader national advertising presence to grow brand awareness and brand affinity.

Grow Offerpad Flex Offering

While our Flex offering has already enabled many customers to conveniently list with us with the confidence that they can take advantage of an Offerpad competitive cash offer typically for up to 60 days, we plan to further increase awareness of this service through more product centric marketing. Our goal is to expand the number of our customers selecting this service in both our existing and our future markets, enabling us to capture more customers that want the best of both iBuying and traditional real estate.

Add ancillary services

Our product expansion strategy focuses on capitalizing on ancillary service opportunities beyond our current mortgage and title service offerings in order to offer multiple services tied to the core real estate transaction, allowing our customers to bundle and save. In the mid-term, we anticipate offering additional transaction services, including home warranty and insurance, as well as an entry into home personalization through stand-alone remodel services. Finally, in the long-term, we intend to seek to provide a personal, efficient, and hassle-free full home ownership partnership with offerings such as energy efficiency and smart home capabilities.

Marketing

Our sales and marketing efforts utilize a multichannel approach, including paid advertising, earned media and partnerships, with a focus on efficiency and low-cost growth. As our market footprint has expanded, we have optimized our marketing strategy with advanced audience segmentation methodologies, improved targeting, and attribution modeling. Going forward we will focus on increasing our local advertising efforts through a variety of channels as well as establishing a broader national advertising presence to grow brand awareness and brand affinity. Additionally, we plan to start leveraging broad reach channels that allow us to responsibly scale brand awareness.

Our Competition

The U.S. residential real estate market is highly fragmented and non-integrated. As of 2019, there are over 100,000 U.S. real estate brokerages in the United States, with a single brokerage rarely holding more than 10% share in any market. Additionally, we believe approximately 99% of U.S. real estate sales are still being conducted through traditional analog methods, with only a small portion of the real estate market having transitioned to the technology driven, digital method that we offer. We compete with other iBuyers and online real estate platforms, as well as institutional purchasers of residential real estate; however, we primarily compete with local real estate brokerages and the traditional way of conducting home sales.

We believe that companies in our industry compete primarily on the basis of customer experience, available offerings, and price. Although we face competition through both traditional and non-traditional forms of buying and selling residential real estate, we believe our technology-enabled solutions combined with our extensive real estate expertise allows us to provide a complete solution and positive experience to one of life’s most significant transactions.

Our People and Values

As of March 31, 2021, we employed approximately 565 people, nearly all on a full-time basis. None of our employees are represented by a labor union or covered by collective bargaining agreements. We believe we have strong and positive relations with our employees. We also engage numerous consultants and contractors to supplement our permanent workforce, primarily to assist with renovating our homes. Maintaining a strong company culture is critical to our team and is supported through various employee engagement activities. Our culture and passion for what we are building is reflected in the following core values:

•

Homes not houses. A house is property, but a home is uniquely personal – a place full of emotion and memories. We help people move freely so they can live their best lives, wherever “home” happens to be.

•	Freedom first. Providing home buyers and sellers freedom is our passion. No one should ever feel stuck. We provide convenience, control, and certainty in all we do.

•	Every day matters. We operate with urgency in pursuit of delivering the best customer experience in the industry. There’s no room for hesitation – we count the days with the goal to use less.

•	Results rule. We get things done. We celebrate doers. We don’t talk about what we’re going to do, we just do it. When we see a problem, we solve it.

•	Embrace our roots. We know homes. We understand the people in those homes at a “living room” level. We leverage our past to provide the best way to buy and sell a home.

Facilities and Office Space

We lease our corporate headquarters in Chandler, Arizona and field offices in most of our markets.

Intellectual Property

We rely on a variety of federal, state and common law rights to protect our intellectual property. We also rely on a combination of trademarks, domain names, patents, copyrights, trade secrets, contractual provisions and restrictions on access and use to establish and protect our proprietary rights.

As of March 31, 2021, we have 11 total IP registrations and pending applications including: two registered U.S. trademarks, two foreign registered trademarks, five pending U.S. trademark applications and two U.S. issued copyright registrations. Our trademarks registrations and applications include “Offerpad” and the Offerpad logo.

We are the registered holder of a variety of domain name registrations, including “offerpad.com”.

In addition to the protection provided by our intellectual property rights, we enter into confidentiality and proprietary rights agreements with certain of our employees, consultants, contractors and business partners. Certain of our employees and contractors are also subject to invention assignment agreements. We further restrict the use of our proprietary technology and intellectual property through provisions in both our general and product-specific terms of use on our website.

Government Regulation

We operate in highly regulated businesses through a number of different channels across the United States. As a result, we are currently subject to a variety of, and may in the future become subject to additional, federal, state and local statutes and regulations in various jurisdictions (as well as judicial and administrative decisions and state common law), which are subject to change at any time, including laws regarding the real estate and mortgage industries, settlement services, insurance, mobile and internet based businesses and other businesses that rely on advertising, as well as data privacy and consumer protection laws, and employment laws.

In particular, the advertising, sale, and financing of homes is highly regulated by states in which we do business, as well as the U.S. federal government. Regulatory bodies include the Consumer Financial Protection Bureau (“CFPB”), the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”), the Department of Housing and Urban Development (“HUD”), and various state licensing authorities, various state consumer protection agencies, and various state financial regulatory agencies. We are subject to compliance audits of our operations by many of these authorities. For a discussion of the various risks we face from regulation and compliance matters, see “Risk Factors—Risks Related to Offerpad’s Business and Industry”.

Additionally, laws, regulations, and standards covering marketing and advertising activities conducted by telephone, email, mobile devices, and the internet, may be applicable to our business, such as the Telephone Consumer Protection Act (“TCPA”), the Telemarketing Sales Rule, the CAN-SPAM Act, and similar state consumer protection laws. Through our various subsidiaries, we buy and sell homes, provide real estate brokerage services, and provide other product offerings, which results in us receiving or facilitating transmission of personally identifiable information. This information is increasingly subject to legislation and regulation in the United States, such as the California Consumer Privacy Act. These laws, and other similar privacy laws and regulations, are generally intended to protect the privacy and security of personal information, including customer Social Security

Numbers and credit card information that is collected, processed and transmitted. These laws also can restrict our use of this personal information for other commercial purposes. For a more detailed discussion of the risks we face in connection with privacy regulations, see “Risk Factors—Risks Related to Our Intellectual Property and Technology—We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, and violation of these privacy obligations could result in a claim for damages, regulatory action, loss of business, or unfavorable publicity.”

In order to provide the broad range of products and services that we offer customers, certain of our subsidiaries maintain real estate brokerage licenses, and we may in the future apply for additional licenses as our business grows and develops. These entities are subject to stringent state and federal laws and regulations, including, but not limited to, the Real Estate Settlement Procedures Act (“RESPA”) and those administered by applicable state departments of real estate, banking, and consumer services, and to the scrutiny of state and federal government agencies as licensed businesses as noted above. We may be subject to additional local, state and federal laws and regulations governing residential real estate transactions, including those administered by HUD, and the states and municipalities in which we transact. For certain licenses, we are required to designate individual licensed brokers of record, qualified individuals and control persons. Certain licensed entities also are subject to routine examination and monitoring by the CFPB (for mortgages) and/or state licensing authorities. As of today, Offerpad Brokerage, LLC, Offerpad Brokerage “FL”, LLC, and Offerpad Brokerage CA, Inc. hold real estate brokerage licenses in certain of our markets and certain other states.

We plan to continue providing mortgage services in the future which we will originate in-house through a traditional brokerage model. Mortgage products are regulated at the state level by licensing authorities and administrative agencies, with additional oversight from the CFPB and other federal agencies. These laws generally regulate the manner in which lending and lending-related activities are marketed or made available to consumers, including, but not limited to, advertising, finding and qualifying applicants, the provision of consumer disclosures, payments for services, and record keeping requirements; these laws include, at the federal level, the RESPA, the Fair Credit Reporting Act (as amended by the Fair and Accurate Credit Transactions Act), the Truth in Lending Act (including the Home Ownership and Equity Protection Act of 1994), the Equal Credit Opportunity Act, the Fair Housing Act, the Gramm-Leach-Bliley Act, the Electronic Fund Transfer Act, the Servicemembers Civil Relief Act, the Military Lending Act, the Homeowners Protection Act, the Home Mortgage Disclosure Act, the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, the Federal Trade Commission Act, the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, the Bank Secrecy Act (including the Office of Foreign Assets Control and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act), the TCPA, the Mortgage Acts and Practices Advertising Rule (Regulation N), the CARES Act, all implementing regulations, and various other federal, state and local laws. The CFPB also has broad authority to enforce prohibitions on practices that it deems to be unfair, deceptive or abusive. Additionally, state and local laws may restrict the amount and nature of interest and fees that may be charged by a lender or mortgage broker, impose more stringent privacy requirements and protections for servicemembers, and/or otherwise regulate the manner in which lenders or mortgage brokers operate or advertise.

Legal Proceedings

From time to time, we may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations.

MANAGEMENT OF OFFERPAD SOLUTIONS FOLLOWING THE BUSINESS COMBINATION

Unless the context requires otherwise, references to “Offerpad,” “we,” “us,” “our” and “the company” in this section are to the business and operations of Offerpad prior to the business combination and the business and operations of Offerpad Solutions as directly or indirectly affected by Offerpad by virtue of Offerpad Solutions’ ownership of the business of Offerpad following the business combination.

In accordance with the terms of SPNV’s current certificate of incorporation, until the consummation of SPNV’s initial business combination, only holders of SPNV’s Class B common stock can appoint or remove directors. This means that the persons listed below who are expected to serve as directors of Offerpad Solutions following the consummation of the business combination will be appointed by a resolution of the holders of SPNV’s Class B common stock.

The following sets forth certain information, as of May 31, 2021, concerning the persons who are expected to serve as directors and executive officers of Offerpad Solutions following the consummation of the business combination.

Name	Age	Position
Brian Bair	45	Chief Executive Officer and Chairman of the Board Nominee
Stephen Johnson	50	Chief Operating Officer
Michael Burnett	53	Chief Financial Officer
Benjamin Aronovitch	42	Chief Legal Officer
Katie Curnutte	41	Director Nominee
Kenneth DeGiorgio	50	Director Nominee
Alexander Klabin	45	Director
Ryan O’Hara	52	Director Nominee
Sheryl Palmer	59	Director Nominee
Roberto Sella	56	Director Nominee

Brian Bair has served as Offerpad’s Chief Executive Officer since he founded Offerpad in July 2015 with a mission to provide the best way to buy and sell a home, and will be our Chief Executive Officer and Chairman of our board of directors following the business combination. Mr. Bair has had a strong influence in the real estate industry over the past 15 years, having pioneered several successful real estate service models that aim to give sellers and buyers more certainty and control. Prior to founding Offerpad, Mr. Bair served as the founder and president at Bair Group Real Estate from April 2008 to June 2015. Additionally, Mr. Bair co-founded Lexington Financial in March 2011, and served as its managing member from March 2011 to March 2012. He also co-founded Bridgeport Financial Services in May 2008, a company that specialized in acquiring distressed homes, and served as its managing member from May 2008 to May 2011. Mr. Bair has also consulted for national companies on how to acquire, renovate and sell homes. Mr. Bair has also served as an advisory member for the Freddie Mac Housing of Tomorrow Council since January 2020. We believe that Mr. Bair is qualified to serve as Chairman of our board of directors due to his extensive experience in the real estate industry and his history as Offerpad’s founder.

Stephen Johnson has served as Offerpad’s Chief Operating Officer since August 2020. Before joining Offerpad, Mr. Johnson provided consultation services to multiple private equity-owned growth companies, delivering strategic and general management support from June 2019 to August 2020. Previously, Mr. Johnson held various roles at MSCI, Inc., a finance company, and its subsidiaries. He was Managing Director of Innovation Transformation at MSCI, Inc. from March 2018 to June 2019 and served as both President of InvestorForce, Inc., a provider of reporting solutions to institutional investors, and Managing Director at MSCI from March 2017 to October 2018. Prior to these positions, Mr. Johnson was the Chief Operating Officer and Managing Director at MSCI Analytics from March 2015 to March 2017, after having been Chief Operating Officer at InvestorForce, Inc. and Executive Director at MSCI from May 2010 to March 2015. Mr. Johnson holds a B.A. in Economics and History from Yale University and an M.B.A. from Harvard Business School.

Michael Burnett has served as Offerpad’s Chief Financial Officer since October 2019. Previously, Mr. Burnett served as Executive Vice President and Chief Financial Officer at AV Homes, Inc., a national homebuilder and developer, from October 2013 to October 2018. Prior to this, Mr. Burnett served as Group Vice President, Finance, Treasury and Investor Relations for JDA Software Group, Inc., a leading global software provider offering supply chain management solutions, from November 2009 to October 2013. Mr. Burnett holds a B.S. in Accounting from Miami University.

Benjamin Aronovitch has served as Offerpad’s Chief Legal Officer since October 2020. Previously, Mr. Aronovitch was Vice President and Deputy General Counsel at Taylor Morrison Home Corporation (“Taylor Morrison”), a national homebuilder and developer, from September 2013 to October 2020. Prior to Taylor Morrison, Mr. Aronovitch was a corporate attorney at Paul, Weiss, Rifkind, Wharton & Garrison LLP from May 2010 to September 2013 and Cravath, Swaine & Moore LLP from October 2006 to May 2010. Mr. Aronovitch holds a B.A. in Political Science and Economics from McGill University and law degrees from McGill and Oxford University. He is a member of the New York Bar and is admitted to practice in Arizona.

Katie Curnutte is a founding partner at Kingston Marketing Group (“KMG”), a start-up focused, global marketing and communications firm founded in September 2019. At KMG, she runs communications strategy for notable companies. Before KMG, Ms. Curnutte was senior vice president of communications and public affairs at Zillow from July 2008 to August 2019. She spent 11 years at Zillow, initially joining to create Zillow’s “data PR” program, which used data to create a communications program that helped attract Zillow’s first 20 million unique users. She oversaw communications through pivotal moments like the company’s IPO, multiple M&A transactions and various crises. Since its inception in March 2021, Ms. Curnutte has served on the board of directors of Supernova Partners Acquisition Company II. Ms. Curnutte graduated from the University of Illinois Urbana-Champaign with a B.S. in Journalism.

We believe Ms. Curnutte is qualified to serve on our board of directors following the business combination due to her experience in communications, public affairs and scaling technology companies.

Kenneth DeGiorgio has served as a member of the board of directors for OfferPad, Inc. since February 2019. Mr. DeGiorgio also serves as president of First American Financial Corporation (“FAF”), a public company engaged in title insurance and settlement services, a position he has held since May 2021. Prior to his appointment as president, Mr. DeGiorgio served as FAF’s executive vice president, overseeing FAF’s international division, trust company and various corporate functions from 2010 until his promotion.

We believe Mr. DeGiorgio is qualified to serve on our board of directors following the business combination due to his extensive real estate and business experience and knowledge of Offerpad’s business and operations.

Alexander M. Klabin has served as a member of SPNV’s board of directors since its inception. Mr. Klabin co-founded Senator Investment Group in early 2008 where he served as managing partner and co-chief investment officer until 2020 and has served as executive chairman of Sotheby’s Financial Services since October 2020. Mr. Klabin built and scaled Senator to be a widely respected investment management firm that managed up to $10 billion in assets. During his tenure, Senator managed capital on behalf of many of the largest pensions, endowments, sovereign wealth funds, and family offices globally. Under Mr. Klabin’s leadership, Senator became known for pursuing differentiated thematic and event-driven investments in public and private securities across both credit and equity. Mr. Klabin has served as a member of the board of directors of Supernova Partners Acquisition Co II, Ltd, and Supernova Partners Acquisition Co III, Ltd. since both of their inceptions in March 2021. He is a member of the board of directors of several private companies. Additionally, Mr. Klabin serves as a Trustee of the New York Philharmonic, The Allen-Stevenson School and is a member of the Leadership Council of The Robin Hood Foundation. Mr. Klabin received a B.A. degree in English Literature from Princeton University.

We believe Mr. Klabin is well qualified to serve on our board of directors following the business combination due to his significant investment and corporate finance experience.

Ryan O’Hara has served as an advisor to Apollo Global Management, a global alternative investment management firm, in the technology and media sectors since January 2020. From June 2019 to December 2019, Mr. O’Hara served as the chief executive officer of Shutterfly, Inc., a public image sharing company, where he also served as a member of the board of directors from June 2019 to October 2019. Prior to Shutterfly, from January 2015 to June 2019, Mr. O’Hara served as the chief executive officer of Move Inc., a real estate listing company, which operates real estate websites including Realtor.com. Mr. O’Hara has also served as a board member on the board of REA Group Limited from June 2017 to April 2019. Mr. O’Hara currently serves on the board of directors of Thryv Holdings, Inc., a public company specializing in small business management software, and advisory council for the Stanford University Center on Longevity. Mr. O’Hara holds a B.A. in Economics from Stanford University, an M.B.A. from Harvard Business School and the Director Certificate from Harvard Business School.

We believe Mr. O’Hara is qualified to serve on our board of directors following the business combination because of his significant knowledge of the technology sector and his experience serving on the board of directors of both public and private companies.

Sheryl Palmer has served as the president, chief executive officer and a member of the board of directors of Taylor Morrison, a public national homebuilder and developer, since August 2007. She has also served as Taylor Morrison’s chairman of the board of directors since May 2017. Ms. Palmer brings over 30 years of cross-functional building experience to her position, including leadership in land acquisition, sales and marketing, development and operations management. In addition to her employment with Taylor Morrison, Ms. Palmer currently serves as a member of the board of directors and the audit and compensation committees of Interface, Inc., a leading publicly traded global manufacturer of modular carpet, as a member of the board of directors and executive committee of HomeAid America, a national non-profit that works with the local building industry to build and renovate multi-unit shelters for homeless families, as chairman of the board of directors for Building Talent Foundation, and as a member of the executive committee of the Joint Center for Housing Studies at Harvard University.

We believe Ms. Palmer’s over 30 years of real estate industry experience and her role as a seasoned public company director will make her a valuable member of our board of directors following the business combination.

Roberto Sella has served as a member of the board of directors of OfferPad, Inc. since February 2019. Mr. Sella is the founder of LL Funds, an alternative asset manager and private equity fund, and has served as LL Funds’ managing partner since inception in March 2009. Mr. Sella currently serves on the board of directors of several private companies. Mr. Sella received his B.A. in Economics and Mathematics from the University of Wisconsin and M.B.A. from The Wharton School, University of Pennsylvania.

We believe Mr. Sella is qualified to serve on our board of directors following the business combination because of his extensive investment experience, financial expertise and knowledge of Offerpad’s business and operations.

Corporate Governance

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable Offerpad Solutions’ board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

In accordance with our amended and restated certificate of incorporation that will be in effect upon the closing of the business combination, our board of directors will be divided into three classes with staggered three year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors will be divided among three classes as follows:

•	the Class I directors will be Brian Bair, Roberto Sella and Kenneth DeGiorgio, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be Alexander Klabin and Katie Curnutte, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be Sheryl Palmer and Ryan O’Hara, and their terms will expire at the annual meeting of stockholders to be held in 2024.

This classification of Offerpad Solutions’ board of directors may have the effect of delaying or preventing changes in control of our Company. Prior to the Sunset Date, Directors may only be removed with or without cause by the affirmative vote of the holders of at least a majority of our common stock. After the Sunset Date, Directors may only be removed for cause by the affirmative vote of the holders of at least a majority of Offerpad Solutions’ common stock.

Director Independence

As a result of Offerpad Solutions’ Class A common stock being listed on the NYSE following consummation of the business combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this business combination, the parties undertook a review of the independence of the individuals named above and have determined that each of Katie Curnutte, Kenneth DeGiorgio, Alexander Klabin, Ryan O’Hara and Sheryl Palmer qualifies as “independent” as defined under the applicable the NYSE rules.

Committees of the Board of Directors

Offerpad Solutions’ board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. Offerpad Solutions will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the business combination, current copies of Offerpad Solutions’ committee charters will be posted on its website, investor.offerpad.com, as required by applicable SEC and the NYSE rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the Closing, Offerpad Solutions’ audit committee will consist of Katie Curnutte, Alexander Klabin and Sheryl Palmer, with Sheryl Palmer serving as the chair of the committee. Each of these individuals meets the independence requirements of the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Each member of Offerpad Solutions’ audit committee meets the requirements for financial literacy under the applicable the NYSE rules. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

We anticipate that Offerpad Solutions’ board of directors will determine that each of Sheryl Palmer and Alexander Klabin qualify as audit committee financial experts within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. Both Offerpad Solutions’ independent registered public accounting firm and management periodically will meet privately with Offerpad Solutions’ audit committee.

The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing Offerpad Solutions’ independent registered public accounting firm;

•	discussing with Offerpad Solutions’ independent registered public accounting firm their independence from management;

•	reviewing with Offerpad Solutions’ independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by Offerpad Solutions’ independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and Offerpad Solutions’ independent registered public accounting firm the interim and annual financial statements that Offerpad Solutions files with the SEC;

•	reviewing and monitoring Offerpad Solutions’ accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Upon the Closing, Offerpad Solutions’ compensation committee will consist of Kenneth DeGiorgio, Alexander Klabin and Ryan O’Hara with Ryan O’Hara serving as the chair of the committee.

The compensation committee’s responsibilities will include, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of Offerpad Solutions’ Chief Executive Officer, evaluating the performance of Offerpad Solutions’ Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of Offerpad Solutions’ Chief Executive Officer;

•	reviewing and setting or making recommendations to Offerpad Solutions’ board of directors regarding the compensation of Offerpad Solutions’ other executive officers;

•	making recommendations to Offerpad Solutions’ board of directors regarding the compensation of Offerpad Solutions’ directors;

•	reviewing and approving or making recommendations to Offerpad Solutions’ board of directors regarding Offerpad Solutions’ incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

We believe that the composition and functioning of Offerpad Solutions’ compensation committee meets the requirements for independence under the current the NYSE listing standards.

Nominating and Corporate Governance Committee

Upon the Closing, Offerpad Solutions’ nominating and corporate governance committee will consist of Kenneth DeGiorgio, Ryan O’Hara and Sheryl Palmer, with Kenneth DeGiorgio serving as the chair of the committee.

The nominating and corporate governance committee’s responsibilities include, among other things:

•	identifying individuals qualified to become members of Offerpad Solutions’ board of directors, consistent with criteria approved by Offerpad Solutions’ board of directors;

•	recommending to Offerpad Solutions’ board of directors the nominees for election to Offerpad Solutions’ board of directors at annual meetings of Offerpad Solutions’ stockholders;

•	overseeing an evaluation of Offerpad Solutions’ board of directors and its committees; and

•	developing and recommending to Offerpad Solutions’ board of directors a set of corporate governance guidelines.

We believe that the composition and functioning of Offerpad Solutions’ nominating and corporate governance committee meets the requirements for independence under the current the NYSE listing standards.

Offerpad Solutions’ board of directors may from time to time establish other committees.

Code of Ethics

Offerpad Solutions will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on Offerpad Solutions’ website, . Offerpad Solutions intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of Offerpad Solutions’ executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Offerpad, that has one or more executive officers serving as a member of Offerpad Solutions’ board of directors.

OFFERPAD EXECUTIVE COMPENSATION

Throughout this section, unless otherwise noted, “Offerpad,” “Company,” “we,” “us,” “our” and similar terms refer to OfferPad, Inc. and its subsidiaries prior to the consummation of the business combination, and to Offerpad Solutions Inc. and its subsidiaries after the business combination. The following section provides compensation information pursuant to the scaled SEC disclosure rules applicable to “emerging growth companies.”

This section discusses the material components of the executive compensation program for Offerpad executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, the “named executive officers” and their positions with Offerpad were as follows:

•	Brian Bair, Chief Executive Officer;

•	Benjamin Aronovitch, Chief Legal Officer; and

•	Stephen Johnson, Chief Operating Officer.

Each of Messrs. Aronovitch and Johnson joined our Company in October and August of 2020, respectively. Following the Closing, the named executive officers will continue in their current positions.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the business combination may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020:

Name and Principal Position	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Brian Bair Chief Executive Officer	269,330	—	—	190,328	459,658
Benjamin Aronovitch Chief Legal Officer (4)	62,500	200,000	649,499	—	911,999
Stephen Johnson Chief Operating Officer (5)	118,750	—	668,430	63,934	851,114

(1)

Amounts reflect (i) payment of a guaranteed annual cash bonus paid to Mr. Aronovitch in 2020 ($100,000) and (ii) payment of a one-time sign-on bonus ($100,000) to Mr. Aronovitch in connection with the commencement of his employment in 2020, each as further described below in “—2020 Bonuses.”

(2)

Amount reflects the aggregate grant date fair market value of Offerpad Options granted under the 2016 Plan (each as defined herein) to the named executive officer during the year ended December 31, 2020, computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. See Note 8 of the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the relevant assumptions used in calculating this amount.

(3)

Amounts reflect annual bonuses earned by the named executive officers in 2020, based on the achievement of pre-established performance goals, and which were paid in cash in 2021 as further described below in “—2020 Bonuses.”

(4)	Mr. Aronovitch commenced employment with Offerpad on October 12, 2020. Mr. Aronovitch’s salary was prorated for the portion of the fiscal year during which he was employed.
(5)	Mr. Johnson commenced employment with Offerpad on August 10, 2020. Mr. Johnson’s salary was prorated for the portion of the fiscal year during which he was employed.

Narrative to Summary Compensation Table

2020 Salaries

In 2020, the named executive officers received an annual base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. As of the end of 2020, the annual base salaries for our named executive officers were $450,000 for Mr. Bair and $325,000 for each of our other named executive officers. Mr. Bair’s base salary was reduced by 100% for two months at the beginning of the COVID-19 pandemic; effective September 1, 2020, Mr. Bair’s salary was increased from $250,000 to $450,000 per year. The actual base salaries earned by our named executive officers for services in 2020 are set forth above in the Summary Compensation Table in the column entitled “Salary”.

2020 Bonuses

Under his employment agreement with Offerpad, Mr. Aronovitch was paid a guaranteed 2020 cash bonus in lieu of participating in the 2020 annual bonus program, as well as a one-time cash sign-on bonus in recognition of his commencement of employment with Offerpad, each as further described below in the section entitled, “—Executive Compensation Arrangements.” The actual discretionary cash bonuses awarded to Mr. Aronovitch for 2020 are set forth above in the Summary Compensation Table in the column entitled “Bonuses.”

In addition, Offerpad currently maintains an annual bonus program in which certain eligible employees at the director level and above, including our named executive officers, participate. Under the 2020 program, our named executive officers are eligible to earn a cash incentive bonus based upon the achievement of pre-determined Company performance goals for 2020, including goals related to home acquisitions, home sales, closing goals and return on investment, each of which comprised 25% of the participant’s bonus opportunity for 2020. Under the 2020 bonus program, participants were eligible to receive up to 100% of the participant’s target bonus opportunity if the performance goals were achieved at pre-determined levels.

Mr. Johnson had a 2020 target bonus opportunity equal to 50% of his annual base salary (pro-rated for his partial year of employment), and Mr. Bair had a 2020 target bonus opportunity equal to 60% of his annual base salary. As noted above, Mr. Aronovitch did not receive a bonus under the bonus program for 2020. The performance goals for 2020 were achieved at target performance levels. The actual annual cash bonuses awarded to Messrs. Bair and Johnson under the bonus program for 2020 performance are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

2020 Equity Grants

We currently maintain the OfferPad, Inc. 2016 Stock Option and Grant Plan (the “2016 Plan”) in order to provide our service providers the opportunity to acquire a proprietary interest in our success. We offer awards of stock options to purchase shares of our common stock (each, an “Offerpad Option”) to eligible service providers, including our named executive officers, pursuant to the 2016 Plan. For additional information about the 2016 Plan, please see the section titled “—2016 Stock Option and Grant Plan” below. As mentioned below, in connection with the completion of the business combination and the adoption of the 2021 Plan (as defined below), no further awards will be granted under the 2016 Plan.

In 2020, we awarded a stock option to each of Messrs. Aronovitch and Johnson under the 2016 Plan covering the number of shares as set forth in the table below. The Offerpad Options vest and become exercisable over a four-year period, subject to the officer’s continued employment with Offerpad or its affiliates through the applicable vesting date, as follows: (i) 25% of the shares underlying the Offerpad Option on the first annual anniversary of the vesting commencement date and (ii) 75% of the shares underlying the Offerpad Option in 12 substantially equal installments on each quarterly anniversary of the vesting commencement date thereafter. In addition, upon the occurrence of a “sale event” (as defined in the 2016 Plan), the Offerpad Options will accelerate and become fully vested and exercisable.

The following table sets forth the Offerpad Options granted to certain of our named executive officers in the 2020 fiscal year.

Named Executive Officer	2020 Options Granted
Benjamin Aronovitch	145,000
Stephen Johnson	150,000

Mr. Bair did not receive an incentive equity award in 2020. All of the incentive equity awards held by our named executive officers as of December 31, 2020 are further described below in the section entitled, “—Outstanding Equity Awards at Fiscal Year-End.”

2021 Incentive Award Plan

In connection with the business combination, SPNV’s board of directors intends to adopt, and its stockholders will be asked to approve, the 2021 Incentive Award Plan, referred to below as the 2021 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of our affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. The 2021 Plan will become effective on the date on which it is approved by SPNV’s stockholders. For additional information about the 2021 Plan, please see “The Incentive Plan Proposal” in this proxy statement/prospectus.

Benefits and Perquisites

Health and Welfare Plans

In 2020, the named executive officers participated in a 401(k) retirement savings plan maintained by Offerpad. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, the Company did not make matching contributions under the 401(k) plan. We anticipate that, following the Closing, our named executive officers will continue to participate in this 401(k) plan on the same terms as other full-time employees.

In 2020, the named executive officers participated in health and welfare plans maintained by Offerpad, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance;

•	basic life and accidental death and dismemberment insurance;

•	supplemental life insurance; and

•	vacation and paid holidays.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Offerpad’s common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020. Each equity award listed in the following table was granted under the 2016 Plan.

		Option Awards
Name	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date
Brian Bair	2/10/2017		(1)	79,335	—	158,667	5.18	2/9/2027
	2/10/2017		(1)	42,854	—	85,707	5.44	2/9/2027
	7/11/2017		(1)	4,212	—	8,425	5.44	7/10/2027
	7/11/2017		(1)	1,295	—	2,591	5.18	7/10/2027
Benjamin Aronovitch	10/27/2020	10/12/2020	(2)	—	145,000		9.19	10/26/2030
Stephen Johnson	10/27/2020	8/10/2020	(2)	—	150,000		9.19	10/26/2030

(1)

Each of these Offerpad Options vests and becomes exercisable with respect to one-third of the shares underlying the Offerpad Option upon our board’s good faith determination that the per share value of Offerpad’s common stock (on a fully-diluted basis) equals or exceeds three times (3x), four times (4x) and/or five times (5x), in each case, of the exercise price applicable to the Offerpad Option. On February 5, 2019, one-third (1/3) of the shares subject to these Offerpad Options vested in connection with Offerpad’s attainment of a per share value of $19.92, as determined by our board of directors.

(2)

Each of these Offerpad Options vests and becomes exercisable over a four-year period, subject to the officer’s continued employment with Offerpad or its affiliates through the applicable vesting date, as follows: (i) 25% of the shares underlying the Offerpad Option on the first annual anniversary of the vesting commencement date and (ii) 75% of the shares underlying the Offerpad Option in 12 substantially equal installments on each quarterly anniversary of the vesting commencement date thereafter. In addition, upon the occurrence of a “sale event” (as defined in the 2016 Plan), the Offerpad Option will accelerate and become fully vested and exercisable.

For a description of the treatment of outstanding Offerpad Options in connection with the business combination, please see the section entitled, “Interests of Directors and Executive Officers in the Business Combination,” below.

Executive Compensation Arrangements

Existing Arrangements

We have entered into offers of employment letters or employment agreements (collectively, the “Employment Agreements”) with each of our named executive officers. The material terms of the Employment Agreements are described below.

Brian Bair

On August 6, 2016, we entered into an offer of employment letter with Mr. Bair, pursuant to which he serves as our Chief Executive Officer. Mr. Bair’s offer letter provides for at-will employment, an annual base salary, a 60% target bonus opportunity and eligibility to participate in the benefit plans and programs maintained for the benefit of our executive employees. In addition, Mr. Bair’s offer letter contains customary confidentiality and assignment of inventions provisions, as well as standard non-compete and employee non-solicitation restrictions effective during employment and for 12 months thereafter.

Benjamin Aronovitch; Stephen Johnson

The Employment Agreements with each of Messrs. Aronovitch and Johnson are dated September 24, 2020 and August 10, 2020, respectively. The term of employment under the Employment Agreements is for one year; the term will automatically renew for successive one-year periods, unless either party provides at least 45 days of advance written notice of the party’s intention not to renew the then-current term. Pursuant to the Employment Agreements, Messrs. Aronovitch and Johnson are entitled to receive an annual base salary of $325,000 per year, pro-rated for partial years of employment. In addition, the officers are eligible to participate in the health and welfare benefit plans and programs maintained by us for the benefit of our employees, as well as the paid-time-off programs maintained by us for the benefit of our executives generally.

Each of Messrs. Aronovitch and Johnson is eligible to earn annual performance bonuses, based on the achievement of specified performance goals established by our board of directors and targeted at 50% of the officer’s annual base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, will be made within 90 days following the end of the applicable calendar year in a form mutually agreed upon by the board and the applicable officer; any such payment will be contingent upon the officer’s continued employment through the last day of the applicable calendar year. Under his Employment Agreement, Mr. Aronovitch was guaranteed a minimum annual bonus of $100,000 for 2020.

In addition, in connection with the commencement of his employment with us in 2020, Mr. Aronovitch was paid a cash sign-on bonus of $100,000. Per the terms of Mr. Aronovitch’s employment agreement, in the event that Mr. Aronovitch’s employment with us was terminated for any reason other than by the Company without “cause” or by the officer for “good reason” (each as defined in his Employment Agreement) within the first six months of his employment, Mr. Aronovitch would have been required to repay to the Company (within 10 days of such termination) a portion of the sign-on bonus, pro-rated for the number of months during such six-month period that he is employed with the Company.

In connection with entering into their respective Employment Agreements, the Offerpad Options granted to Messrs. Aronovitch and Johnson (i) will accelerate and become fully vested and exercisable upon a “sale event” of the Company (as defined in the 2016 Plan) and (ii) may be exercised for a period of up to one year following a termination of service with the Company. Additional information on the officers’ outstanding option awards can be found under the section titled “—Outstanding Equity Awards at Fiscal Year-End” above.

Under the Employment Agreements with each of Messrs. Aronovitch and Johnson, on a termination of employment by the Company without “cause,” by the officer for “good reason” (each, as defined in the applicable Employment Agreement) or, with respect to Mr. Aronovitch, due to the Company’s non-renewal of the employment term, in any case, the applicable officer is eligible to receive the following severance payments and benefits:

(i)

in the case of Mr. Aronovitch, (A) if such termination occurs during the officer’s first year of employment with the Company, an amount equal to 12 months of his then-current base salary, payable in equal installments in accordance with the Company’s normal payroll policies, or (B) if such termination occurs after the officer’s first year of employment with the Company, an amount equal to six months of his then-current base salary, payable in equal installments in accordance with the Company’s normal payroll policies; provided that if such termination occurs in contemplation of or within 12 months following a “sale event” (as defined in the 2016 Plan), Mr. Aronovitch is entitled to an amount equal to six months of his then-current base salary, payable in a single lump sum;

(ii)

in the case of Mr. Johnson, an amount equal to six months of his then-current base salary, payable in equal installments in accordance with the Company’s normal payroll policies, provided that if such termination occurs in contemplation of or within 12 months following a sale event, such severance amount will be paid in a single lump sum; and

(iii)

each of Messrs. Aronovitch and Johnson is also eligible to receive (A) payment of any annual bonus that the officer has earned in respect of the calendar year ending on or prior to the applicable date of termination, and (B) Company-subsidized healthcare coverage at the same levels as in effect on the date of termination for up to six months following the applicable date of termination.

The officers’ eligibility to receive such severance payments and benefits upon certain qualifying terminations of employment, as described above, is subject to the officer’s timely execution and non-revocation of a general release of claims in favor of the Company.

In addition, the Employment Agreements with Messrs. Aronovitch and Johnson each contain customary confidentiality and assignment of inventions provisions, as well as (i) standard non-compete and employee non-solicitation restrictions effective during employment and for 18 months thereafter and (ii) non-disparagement provisions, effective during employment and for 24 months thereafter.

Annual Bonus Plan

Offerpad currently maintains an annual bonus program in which certain eligible employees at the director level and above, including our named executive officers, participate. The named executive officers are eligible to receive bonuses under the bonus program upon the achievement of specified Company performance objectives. For more information on the 2020 annual bonus program, see the section entitled “—Narrative to Summary Compensation Table—2020 Bonuses.”

Post-Closing Employment Agreements

We currently expect to enter into employment agreements with certain of our executive officers, including our named executive officers, in connection with the Closing. The terms of these employment agreements have not yet been determined.

Non-Employee Director Compensation

In 2020, one non-employee director, James Satloff, received compensation for services on our board of directors, as reflected in the table below. None of our other non-employee directors received compensation from the Company for their services on our board in 2020.

Name	Fees Earned or Paid in Cash ($)	Total ($)
James Satloff	60,000	60,000
Kenneth DeGiorgio	—	—
James Morrissey	—	—
Shivraj Mundy	—	—
Roberto Sella	—	—
Vaughn Bair(1)	$249,914	$249,914

(1)

In addition to serving on our board of directors during 2020, Mr. Bair was employed as a non-executive employee of Offerpad pursuant to an offer letter by and between Offerpad and Mr. Bair, dated as of August 5, 2016. This offer letter generally provides for at-will employment, an annual base salary of $150,000, a 60% target bonus opportunity under our annual bonus program, participation in Offerpad health and welfare plans and customary restrictive covenants. In 2020 Mr. Bair received an annual base salary of $313,000; Mr. Bair did not receive additional compensation for his services on our board of directors during 2020.

Director Compensation Program

In connection with the business combination, we intend to approve and implement a compensation program (the “Director Compensation Program”) that consists of annual retainer fees and long-term equity awards for certain of our non-employee directors (each, an “Eligible Director”). The material terms of the Director Compensation Program as described below.

Under the Director Compensation Program, in connection with the Closing of the business combination and upon the effectiveness of the applicable Form S-8, we expect to grant to each Eligible Director a restricted stock unit award covering shares of Offerpad Solutions’ Class A common stock under the 2021 Plan (each, a “RSU Award”) with an aggregate value of $300,000. These RSU Awards will vest with respect to one-third of the restricted stock units on each of the first three anniversaries of the Closing date, subject to continued service.

The Director Compensation Program also will consist of the following components:

Cash Compensation:

•	Annual Retainer: $50,000

•	Annual Committee Chair Retainer:

•	Audit: $20,000

•	Compensation: $20,000

•	Nominating and Governance: $10,000

•	Annual Committee Member (Non-Chair) Retainer:

•	Audit: $10,000

•	Compensation: $10,000

•	Nominating and Corporate Governance: $5,000

•	Lead Independent Director: $25,000

The annual cash retainers will be paid in quarterly installments in arrears. Annual cash retainers will be pro-rated for any partial calendar quarter of service.

Equity Compensation:

•

Initial Grant: Each Eligible Director who is initially elected or appointed to serve on our Board after the Closing shall be granted, automatically on the date on which such Eligible Director is appointed or elected to serve on the Board, an RSU Award with an aggregate value of $300,000.

Each Initial Grant will vest with respect to one-third of the restricted stock units on each of the first three anniversaries of the grant date, subject to continued service.

•

Annual Grant: An Eligible Director who is serving on our Board as of the date of an annual meeting of stockholders (beginning with calendar year 2022) automatically shall be granted, on the date of such annual meeting, an RSU Award with an aggregate value of $150,000.

Each Annual Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

In addition, each equity award granted to an Eligible Director under the Director Compensation Program will vest in full immediately prior to the occurrence of a “change in control” (as defined in the 2021 Plan), to the extent the Eligible Director will not become, as of immediately following such change in control, a board member of the Company or its ultimate parent company.

Compensation under the Director Compensation Program will be subject to the annual limits on non-employee director compensation set forth in the 2021 Plan. In addition, following the Closing, we expect that our non-employee directors will be allowed to defer all or a portion of their annual cash retainers and/or RSU Awards earned or granted under the Director Compensation Program.

Equity Incentive Plans

2016 Stock Option and Grant Plan

We maintain the 2016 Stock Option and Grant Plan (the “2016 Plan”), which was amended on September 23, 2016, February 10, 2017, and April 12, 2018. The material terms of the 2016 Plan are summarized below.

Termination

Following the effectiveness of the 2021 Plan, the 2016 Plan will terminate and we will not make any further awards under the 2016 Plan. However, any outstanding awards granted under the 2016 Plan will remain outstanding, subject to the terms of the 2016 Plan and applicable award agreement. Shares of our common stock subject to awards granted under the 2016 Plan that expire unexercised or are cancelled, terminated, or forfeited in any manner without issuance of shares thereunder following the effective date of the 2021 Plan, will not become available for issuance under the 2021 Plan.

Eligibility and Administration

Our employees, non-employee directors and consultants are eligible to receive grants of incentive stock options (or ISOs), nonqualified stock options (or NSOs), restricted stock awards or unrestricted stock awards. The 2016 Plan is administered by our board of directors or a subcommittee thereof. Subject to the provisions of the 2016 Plan, the plan administrator has the authority and discretion to take any actions it deems necessary or advisable for the administration of the 2016 Plan.

Limitation on Awards and Shares Available

An aggregate of 3,453,079 shares of our common stock have been authorized for issuance under the 2016 Plan. The shares offered under the 2016 Plan may be authorized but unissued shares, treasury shares or reacquired shares. In the event that an outstanding award expires or is cancelled for any reason, the shares allocable to the unexercised or otherwise canceled portion of such award are currently added back to the common shares available for issuance under the 2016 Plan.

Awards

The 2016 Plan provides for the grant of ISOs, NSOs, restricted stock awards and unrestricted stock awards. All outstanding awards under the 2016 Plan are set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows:

•

Options. Awards of options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•

Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. Participants granted restricted stock under the 2016 Plan may, to the extent applicable, have the right to vote such stock and to receive dividends with respect to such stock.

•

Unrestricted Stock. Unrestricted stock is an award of fully vested shares of our common stock, which may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

Certain Transactions

In the event of certain changes in our capitalization such as a stock split, reverse stock split, recapitalization, reorganization or spin-off, the plan administrator will make equitable adjustments to the 2016 Plan and outstanding awards. In the event of a “sale event” (as defined below), the plan administrator has discretion to (i) provide that outstanding option awards be continued or assumed or substituted by the acquiring or surviving entity (and, to the extent such awards are not so assumed or substituted, the 2016 Plan and all outstanding options (whether vested or unvested) shall terminate upon the closing of the transaction), (ii) provide, prior to the termination of the 2016 Plan and outstanding option awards, option holders with an opportunity to exercise their options (to the extent then-exercisable), (iii) provide that all outstanding option awards become fully vested and exercisable, (iv) provide for the cancellation of then-vested option awards in consideration for cash (or another security) payments equal to the excess of the per share consideration payable in the transaction over the exercise price of each award (if applicable) multiplied by the number of shares subject to the award, or (v) provide for the purchase of restricted stock and/or shares issued upon exercise of any options that remain subject to the Company’s right to repurchase such shares in connection with certain events (including qualifying terminations of service and a “sale event”) under the 2016 Plan . Awards of unrestricted stock shall be treated in the same manner as the Company’s stockholders generally. “Sale event” is generally defined in the 2016 Plan as the consummation of (i) the dissolution or liquidation of the company, (ii) the sale of all or substantially all of the assets of the company on a consolidated basis to an “unrelated person” (as defined in the

2016 Plan), (iii) a merger, reorganization or consolidation in which the outstanding shares are converted into or exchanged for securities of the successor entity and the holders of the company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iv) the sale of all or a majority of the outstanding stock of the company to an unrelated person, or (v) any other transaction (but excluding any equity financing by the company) in which the holders of the company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the company or a successor entity immediately upon completion of the transaction.

Interests of Directors and Executive Officers in the Business Combination

Offerpad’s directors and executive officers have interests in the business combination that are different from, or in addition to, those of SPNV’s stockholders generally. These interests include, among other things, the interests listed below:

Treatment of Equity Awards in Business Combination

As described further below, certain of Offerpad’s directors and executive officers hold outstanding equity awards under the 2016 Plan. The Merger Agreement provides that each Offerpad Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be assumed by SPNV and converted into a comparable option to purchase shares of SPNV’s Class A common stock (each, a “Converted Option”), based upon the Exchange Ratio. Each Converted Option will otherwise be subject to the same terms and conditions as applied to the underlying Offerpad Option immediately prior to the Effective Time.

Option Awards Under the 2016 Plan

The following table sets forth, for each of Offerpad’s directors and executive officers, the number of shares of common stock subject to vested and unvested Offerpad Options held by the director or executive officer as of March 31, 2021, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus. Depending on when the Closing date occurs, certain Offerpad Options shown in the table may vest prior to the Closing date.

In connection with the Closing of the business combination, we expect to satisfy each of the Company performance goals applicable to the Offerpad Options held by Messrs. Bair and Bair. Accordingly, we expect that all of Messrs. Bair’s and Bair’s unvested Offerpad Options will vest and become exercisable upon the Closing.

Name	Vested Offerpad Options	Unvested Offerpad Options
Executive Officers
Brian Bair	127,696	255,390
Benjamin Aronovitch	—	145,000
Stephen Johnson	—	150,000
Michael Burnett	46,875	103,125
Directors
James Satloff	—	51,677	(1)
Vaughn Bair	77,311	154,623

(1)

In addition, upon Mr. Satloff’s departure from Offerpad’s board of directors upon the Closing, we expect to accelerate the vesting of a portion of Mr. Satloff’s unvested Offerpad Option to reflect his partial service between his last occurring vesting date and departure date. Following such departure, Mr. Satloff will have one year to exercise any vested Offerpad Options held by him.

Severance Arrangements

In addition to the Employment Agreements with certain of our named executive officers, Offerpad has previously entered into employment agreements with certain of its other executive officers, which provide for (among other things) severance payments to be made in connection with qualifying terminations of employment. For a description of the severance payments and benefits that our named executive officers are eligible to receive on qualifying terminations of employment, see the section entitled, “—Executive Compensation Arrangements” above.

Under Mr. Burnett’s employment agreement with the Company, on a termination of his employment by the Company without “cause” or by Mr. Burnett for “good reason” (each, as defined in his employment agreement), in any case, Mr. Burnett is eligible to receive the following severance payments and benefits, subject to his timely execution and non-revocation of a general release of claims in favor of the Company:

•

(A) if such termination occurs prior to a “sale event” (as defined in the 2016 Plan), an amount equal to 12 months of his then-current base salary, payable in equal installments in accordance with the Company’s normal payroll policies, or (B) if such termination occurs in contemplation of or within 12 months following a sale event, an amount equal to 12 months of his then-current base salary, payable in a single lump sum;

•	payment of any annual bonus that Mr. Burnett has earned in respect of the calendar year ending on or prior to the applicable date of termination; and

•	Company-subsidized healthcare coverage at the same levels as in effect on the date of termination for up 12 months following the applicable date of termination.

Post-Closing Employment Agreements

In connection with or following the business combination, we currently expect to enter into an employment agreement with certain of our executive officers. The terms of these agreements have not yet been determined.

Post-Closing Director Compensation

As described above, in connection with the business combination, we intend to approve and implement the Director Compensation Program, which consists of annual cash retainer fees and long-term equity awards for our non-employee directors. Under the Director Compensation Program, in connection with the Closing, we expect to grant to certain of our non-employee directors a RSU Award under the 2021 Plan. Each of these RSU Awards will have an aggregate value of $300,000 and will vest with respect to one-third of the restricted stock units on each of the first three anniversaries of the Closing date, subject to continued service.

Employee Benefits

The Merger Agreement requires SPNV to continue to provide certain compensation and benefits for at least a period of one year following the Closing, as well as to take certain actions in respect of employee benefits provided to continuing employees of Offerpad, including its named executive officers. The Merger Agreement also requires SPNV to honor all existing benefit plans and compensation arrangements maintained by Offerpad for the benefit of its continuing employees. For a detailed description of these requirements, please see the section titled “The Merger Agreement—Conduct of Business by Offerpad.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

SPNV is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the business combination. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of SPNV and Offerpad adjusted to give effect to the business combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosure about Acquired and Disposed Businesses.”

The historical financial information of SPNV was derived from the financial statements of SPNV as of and for the three months ended March 31, 2021 and for the period from August 31, 2020 (inception) to December 31, 2020, respectively, which are included elsewhere in this proxy statement/prospectus. The historical financial information of Offerpad was derived from the consolidated financial statements of Offerpad as of and for the three months ended March 31, 2021 and for the year ended December 31, 2020, which are included elsewhere in this proxy statement/prospectus. This information should be read together with SPNV’s and Offerpad’s financial statements and related notes, the sections titled “SPNV’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Offerpad’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The business combination is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under the guidance in ASC 805, SPNV is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination will be treated as the equivalent of Offerpad issuing stock for the net assets of SPNV, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the business combination will be those of Offerpad.

Even though SPNV is the legal acquirer, Offerpad expects to be determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:

•	Former Offerpad stockholders will have the largest voting interest in Offerpad Solutions;

•	the board of directors of Offerpad Solutions will have up to 7 members, and Offerpad’s former stockholders will have the ability to nominate the majority of the members of the board of directors;

•	Offerpad management will continue to hold executive management roles for the post-combination company and be responsible for the day-to-day operations;

•	the post-combination company will assume the Offerpad name;

•	Offerpad Solutions will maintain the current Offerpad headquarters; and

•	the intended strategy of Offerpad Solutions will be to continue Offerpad’s current strategy.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheet of SPNV and the historical consolidated balance sheet of Offerpad on a pro forma basis as if the business combination and related transactions, summarized below, had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 combines the historical statement of operations of SPNV from August 31, 2020 and the historical consolidated statement of operations of Offerpad for the annual period ended December 31, 2020 and the three months ended March 31, 2021 on a pro forma basis as if the business combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.

These unaudited pro forma condensed combined financial information are for informational purposes only. They do not purport to indicate the results that would have been obtained had the business combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Offerpad Solutions will incur additional costs after the business combination in order to satisfy its obligations as an SEC reporting public company.

Description of the Business Combination and Related Transactions

On March 17, 2021, SPNV entered into the Merger Agreement with Offerpad, First Merger Sub and Second Merger Sub. Pursuant to the Merger Agreement, First Merger Sub will merge with and into Offerpad, with Offerpad surviving such merger, and Offerpad will merge with and into Second Merger Sub, with Second Merger Sub surviving such merger. In connection with the Closing, SPNV will be renamed “Offerpad Solutions Inc.”

Concurrently with the execution of the Merger Agreement, SPNV entered into Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors have collectively subscribed for 20,000,000 shares of SPNV Class A common stock for an aggregate purchase price equal to $200.0 million. The PIPE Investment is contingent upon, among other things, the Closing. See the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Subscription Agreements.”

Pursuant to the SPNV Forward Purchase Agreements originally entered in connection with SPNV’s initial public offering, affiliates of Mr. Klabin and Mr. Rascoff, respectively, agreed to purchase an aggregate of 5,000,000 forward purchase units, consisting of one share of SPNV Class A common stock and one-third of one warrant to purchase one share of SPNV Class A common stock, for $10.00 per unit, or an aggregate amount of $50.0 million, in a private placement that will close concurrently with the Closing. See the section titled “Proposal No. 1—The Business Combination Proposal— Certain Agreements Related to the Business Combination —SPNV Forward Purchase Agreement.”

The value of the aggregate equity consideration to be paid to Offerpad’s stockholders and optionholders in the Transactions will be equal to $2,250,000,000. At the Closing, each share of common stock and preferred stock of Offerpad that is issued and outstanding immediately prior to the effective time of the merger of Offerpad and First Merger Sub will be cancelled and converted into the right to receive a number of shares of SPNV common stock equal to the Exchange Ratio, which based on Offerpad’s balance of capital stock as of June 16, 2021 would be 7.533. Current Offerpad stockholders and optionholders will receive an aggregate of 225,000,000 shares of Offerpad Solutions common stock on a fully diluted, net exercise basis.

At the Closing, each option to purchase Offerpad common stock, whether vested or unvested, will be assumed and converted into an option to purchase a number of shares of SPNV Class A common stock in the manner set forth in the Merger Agreement.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by SPNV’s public stockholders of shares of SPNV’s public shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing Date) in the Trust Account:

•

Assuming No Redemptions: This presentation assumes that no public stockholders of SPNV exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.

Assuming Maximum Redemptions: This presentation assumes that 37,150,000 of SPNV’s public shares are redeemed for an aggregate payment of $371.5 million, which is derived from the number of shares that could be redeemed in connection with the business combination at an assumed redemption price of approximately $10.00 in order for the amount of cash equal to (i)(a) the amount available in the Trust Account at Closing after redemptions, (b) the PIPE Investment amount actually received by SPNV at or prior to the Closing Date, (c) the amount actually received by SPNV at or prior to the Closing Date under the SPNV Forward Purchase Agreements, and (d) any other cash then held by SPNV as of immediately prior to the Closing, less (ii)(a) assumed transaction expenses (including deferred underwriting fees) of $31.1 million and (b) assumed SPNV net debt of $0, to be at least equal to $250.0 million. This scenario is based on satisfaction of the Available Closing SPNV Cash condition in the Merger Agreement.

Upon the Closing, the expected ownership of Offerpad Solutions is expected to be as follows:

	Assuming No Redemptions		Assuming Maximum Redemptions
Stockholder	Shares	Percentage	Shares	Percentage
Former Offerpad equityholders(1)(2)	225,000,000	74.9%	225,000,000	85.5%
Sponsor and related parties(3)	15,062,500	5.0%	15,062,500	5.7%
Former SPNV Class A stockholders(4)	40,250,000	13.4%	3,100,000	1.2%
PIPE Investors	20,000,000	6.7%	20,000,000	7.6%
Total shares of Offerpad Solutions common stock outstanding at closing of the transaction(1)(2)(5)	300,312,500	100%	263,162,500	100%

(1)

Amount includes 14,815,804 shares of Class B common stock of Offerpad Solutions to be issued to Brian Bair or entities controlled by Mr. Bair, which will entitle the holders to 10 votes per share until the earlier of (a) the date that is nine months following the date on which Mr. Bair (x) is no longer providing services, whether upon death, resignation, removal or otherwise, to Offerpad Solutions as a member of the senior leadership team, officer or director and (y) has not provided any such services for the duration of such nine-month period; and (b) the date as of which the Mr. Bair or his permitted transferees have transferred, in the aggregate, more than seventy-five (75%) of the shares of Class B common stock that were held by Mr. Bair and his permitted transferees immediately following the Closing.

(2)

Amount presents shares on a fully diluted, net exercise basis. The actual number of outstanding shares of Offerpad Solutions common stock held by former Offerpad equity holders at Closing will vary depending on the number of Offerpad options that remain unexercised prior to Closing. Based on shares of Offerpad capital stock outstanding as of June 16, 2021, an estimated 199,992,460 shares of Offerpad Solutions common stock would be issued to Offerpad equityholders at Closing.

(3)

Amount includes 10,062,500 shares of Class A common stock of Offerpad Solutions to be issued upon conversion of outstanding Class B common stock of SPNV, of which 8,058,050 shares will be vested as of the Closing and 2,004,450 shares will be unvested as of the Closing, and 5,000,000 shares of Class A common stock of Offerpad Solutions to be purchased by affiliates of Mr. Klabin and Mr. Rascoff pursuant to the SPNV Forward Purchase Agreements.

(4)

The underwriters for the SPNV IPO, Jefferies and J.P. Morgan, will collectively receive approximately $14.1 million of deferred underwriting commissions in connection with the consummation of SPNV’s initial business combination, irrespective of the amount of redemptions by SPNV’s public stockholders. Assuming no redemptions, the underwriters will receive deferred commissions of $0.35 per public share that remains outstanding after the Transactions. Assuming Maximum Redemptions, the underwriters will receive deferred commissions of approximately $4.54 per public share that remains outstanding after the Transactions.

(5)

Stockholders will experience additional dilution to the extent Offerpad Solutions issues additional shares after the Closing. The tables above do not include (i) up to 13,416,640 shares of Offerpad Solutions Class A common stock that will be issuable upon exercise of the public warrants at an exercise price of $11.50 per share, (ii) up to 8,366,667 shares of Offerpad Solutions Class A common stock that will be issuable upon exercise of the private placement warrants and warrants to be purchased as part of the SPNV Forward Purchase at an exercise price of $11.50 per share, (iii) shares of Offerpad Solutions Class A common stock that will be available for issuance under the 2021 Plan, which will initially be equal to 10% of the fully-diluted shares as of the Closing or (iv) shares of Offerpad Solutions Class A common stock that will be available for issuance under the ESPP, which will initially be equal to 1% of the fully-diluted shares as of the Closing. The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares.

	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	Percentage	Shares	Percentage
Total shares of Offerpad Solutions common stock outstanding at closing of the transaction	300,312,500	84.0%	263,162,500	83.2%
Shares underlying public warrants	13,416,640	3.8%	13,416,640	4.2%
Shares underlying private placement and SPNV Forward purchase warrants	8,366,667	2.3%	8,366,667	2.7%
Shares initially reserved for issuance under 2021 Plan(a)	32,197,762	9.0%	28,482,762	9.0%
Shares initially reserved for issuance under ESPP(a)	3,219,776	0.9%	2,848,276	0.9%
Total	357,513,345	100.0%	316,276,845	100.0%

(a)

The number of shares of Offerpad Solutions Class A common stock available for issuance under the 2021 Plan and the ESPP will be annually increased on January 1 of each calendar year beginning in 2022 and ending in 2031 by amounts described in the sections entitled “Proposal No. 4—The Incentive Plan Proposal” and “Proposal No. 5—The ESPP Proposal” elsewhere in this proxy statement/prospectus.

Additionally, subject to the rules of the NYSE, the board of directors of Offerpad Solutions will retain broad authority after the Transactions to issue additional capital stock without obtaining stockholder approval.

The figures in the table above are presented only as illustrative examples and are based on the scenarios described above, which may be different from the actual amount of redemptions in connection with the business combination.

The following unaudited pro forma condensed combined balance sheets as of March 31, 2021 under the no redemptions scenario and maximum redemptions scenario and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of SPNV and Offerpad. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information that follows will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2021

(in thousands)

	As of March 31, 2021					As of March 31, 2021			As of March 31, 2021
	Offerpad (Historical)	SPNV (Historical)	Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Pro Forma Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current Assets:
Cash and cash equivalents	$26,411	$—	$761	$402,675	A	$622,571	$(371,491)	K	$251,080
				200,000	B	—	—		—
				50,000	C	—	—		—
				(14,088)	D	—	—		—
				(39,781)	E	—	—		—
				(3,407)	F	—	—		—
Cash	—	761	(761)	—		—	—		—
Restricted cash	2,649	—	—	—		2,649	—		2,649
Due from related party	—	19	(19)	—		—	—		—
Prepaid expenses	—	339	(339)	—		—	—		—
Accounts receivable, net	2,531	—	19	—		2,550	—		2,550
Inventory	220,004	—	—	—		220,004	—		220,004
Prepaid expenses and other current assets	7,317	—	339	—		7,656	—		7,656

Total current assets	258,912	1,119	—	595,399		855,430	(371,491)		483,939

Property and equipment, net	7,305	—	—	—		7,305	—		7,305
Other non-current assets	130	—	—	—		130	—		130
Investments held in Trust Account	—	402,675	—	(402,675)	A	—	—		—

TOTAL ASSETS	$266,347	$403,794	$—	$192,724		$862,865	$(371,491)		$491,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,508	$82	$18	$(100)	F	$2,508	$—		$2,508
Accrued liabilities	15,651	—	3,207	(3,207)	F	15,651	—		15,651
Accrued expenses	—	3,158	(3,158)	—		—	—		—
Due to related party	—	0	(0)	—		—	—		—
Income tax payable	—	18	(18)	—		—	—		—

	As of March 31, 2021					As of March 31, 2021		As of March 31, 2021
	Offerpad (Historical)	SPNV (Historical)	Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Pro Forma Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Franchise tax payable	$—	$49	$(49)	$—		$—	$—	$—
Credit facilities and notes payable, net - related party	126,710	—	—	—		126,710	—	126,710
Credit facilities and notes payable	79,988	—	—	—		79,988	—	79,988

Total current liabilities	224,857	3,307	(0)	(3,307)		224,857	—	224,857

Deferred legal fees	—	100	—	(100)	F	—	—	—
Deferred underwriting commissions	—	14,088	—	(14,088)	D	—	—	—
Derivative liabilities	—	41,252	—	(3,500)	L	37,752	—	37,752
Credit facilities and notes payable, net of current portion	—	—	—	—		—	—	—

Total liabilities	224,857	58,747	(0)	(20,994)		262,609	—	262,609
Commitments and Contingencies
Class A common stock, $0.0001 par value; 34,004,650 shares subject to possible redemptions at $10.00 per share	—	340,046	—	(340,046)	G	—	—	—
Temporary Equity:
Series A convertible preferred stock, 2,789,225 shares authorized at March 31, 2020; 2,775,484 shares issued and outstanding at March 31, 2020; liquidation preference of $15,099 at March 31, 2020	14,921	—	—	(14,921)	H	—	—	—
Series A-1 convertible preferred stock, 1,447,693 shares authorized, issued and outstanding at March 31, 2020; liquidation preference of $7,500 at March 31, 2020	7,470	—	—	(7,470)	H	—	—	—

	As of March 31, 2021					As of March 31, 2021		As of March 31, 2021
	Offerpad (Historical)	SPNV (Historical)	Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Pro Forma Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Series A-2 convertible preferred stock, 1,104,818 shares authorized, issued and outstanding at March 31, 2020; liquidation preference of $7,500 at March 31, 2020	$7,463	$—	$—	$(7,463)	H	$—	$—	$—
Series B convertible preferred stock, 7,751,457 shares authorized, issued and outstanding at March 31, 2020; liquidation preference of $50,000 at March 31, 2020	49,845	—	—	(49,845)	H	—	—	—
Series C convertible preferred stock, 7,529,210 shares authorized at March 31, 2020; 5,308,093 shares issued and outstanding at March 31, 2020; liquidation preference of $105,750 at March 31, 2020	104,424	—	—	(104,424)	H	—	—	—
Stockholders’ Equity:
Common stock, 34,077,034 shares authorized at March 31, 2020; $0.00001 par value; 7,845,959 shares issued and outstanding at March 31, 2020	—	—	—	—	H	—	—	—
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—	—		—	—	—
Class A common stock, $0.0001 par value; 100,000,000 share authorized; 6,245,350 shares issued and outstanding (excluding 34,004,650 shares subject to redemptions)	—	1	—	—		1	—	1

	As of March 31, 2021					As of March 31, 2021			As of March 31, 2021
	Offerpad (Historical)	SPNV (Historical)	Reclassification Adjustments (Note 2)	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Pro Forma Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,062,500 shares issued and outstanding	$—	$1	$—	$(1)	I	$—	$—		$—
Common Stock	—	—	—	2	B	30	(4)	K	26
				1	C	—	—		—
				3	G	—	—		—
				23	H	—	—		—
				1	I	—	—		—
Treasury stock	(10,650)	—	—	10,650	H	—	—		—
Additional paid in capital	6,766	25,215	—	199,998	B	735,474	(371,487)	K	363,987
				49,999	C	—	—
				340,043	G	—	—		—
				173,450	H	—	—		—
				(20,216)	J	—	—		—
				(39,781)	E	—	—		—
Accumulated deficit	(138,749)	(20,216)	—	20,216	J	(135,249)	—		(135,249)
				3,500	L

Total stockholders’ equity	41,490	345,047	—	213,719		600,256	(371,491)		228,765

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$266,347	$403,794	$(0)	$192,724		$862,865	$(371,491)		$491,374

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

(in thousands, except per share amounts)

	For the year ended December 31, 2020				For the year ended December 31, 2020
	Offerpad (Historical)	SPNV (Historical)	Pro Forma Adjustments (Assuming No and Maximum Redemptions)		Pro Forma Combined (Assuming No and Maximum Redemptions)
Revenue	$1,064,257	$—	$—		$1,064,257
Cost of revenue	976,478	—	—		976,478

Gross profit	87,779	—	—		87,779

Operating expenses:
Sales, marketing, and operating	76,786	—	—		76,786
General and administrative	17,481	229	61	AA	17,771
Franchise tax expenses	—	61	(61)	AA	—
Technology and development	7,270	—	—		7,270

Total operating expenses	101,537	290	—		101,827

	For the year ended December 31, 2020				For the year ended December 31, 2020
	Offerpad (Historical)	SPNV (Historical)	Pro Forma Adjustments (Assuming No and Maximum Redemptions)		Pro Forma Combined (Assuming No and Maximum Redemptions)
Loss from operations	$(13,758)	$(290)	$—		$(14,048)
Interest expense	(10,031)	—	—		(10,031)
Change in fair value of derivative liabilities	—	(24,193)	8,100	BB	(16,093)
Financing costs - derivative liabilities	—	(971)	—		(971)
Net gain on investments held in Trust Account	—	79	(79)	CC	—
Other income, net	834	—	—		834

Loss before income taxes	(22,955)	(25,375)	8,021		(40,309)
Income tax expense	(163)	(5)	—	DD	(168)

Net loss	$(23,118)	$(25,381)	$8,021		$(40,477)

			Assuming No Redemptions		Assuming Maximum Redemptions
Pro forma net loss			$(40,477)		$(40,477)
Weighted-average shares outstanding of common stock - basic	7,682	48,124	273,819		236,670
Weighted-average shares outstanding of common stock - diluted	7,682	48,124	273,819		236,670
Basic net loss per share	$(3.01)	$(0.53)	$(0.15)		$(0.17)
Diluted net loss per share	$(3.01)	$(0.53)	$(0.15)		$(0.17)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2021

(in thousands, except per share amounts)

	For the three months ended March 31, 2021				For the three months ended March 31, 2021
	Offerpad (Historical)	SPNV (Historical)	Pro Forma Adjustments (Assuming No and Maximum Redemptions)		Pro Forma Combined (Assuming No and Maximum Redemptions)
Revenue	$283,972	$—	$—		$283,972
Cost of revenue	250,435	—	—		250,435

Gross profit	33,537	—	—		33,537

Operating expenses:
Sales, marketing, and operating	25,076	—	—		25,076
General and administrative	4,734	3,292	49	AA	8,075
Franchise tax expenses	—	49	(49)	AA	—
Technology and development	2,283	—	—		2,283

Total operating expenses	32,093	3,341	—		35,434

Loss from operations	1,444	(3,341)	—		(1,897)
Interest expense	(1,918)	—	—		(1,918)
Change in fair value of derivative liabilities	—	8,422	(4,600)	BB	3,822

	For the three months ended March 31, 2021				For the three months ended March 31, 2021
	Offerpad (Historical)	SPNV (Historical)	Pro Forma Adjustments (Assuming No and Maximum Redemptions)		Pro Forma Combined (Assuming No and Maximum Redemptions)
Financing costs - derivative liabilities	$—	$—	$—		$—
Net gain on investments held in Trust Account	—	96	(96)	CC	—
Other income, net	241	—	—		241

Loss before income taxes	(233)	5,177	(4,696)		248
Income tax expense	—	(13)	—	DD	(13)

Net (loss) income	$(233)	$5,164	$(4,696)		$235

			Assuming No Redemptions		Assuming Maximum Redemptions
Pro forma net income			$235		$235
Weighted-average shares outstanding of common stock - basic	7,775	50,313	274,224		237,074
Weighted-average shares outstanding of common stock - diluted	7,775	50,313	299,607		262,457
Basic net income (loss) per share	$(0.03)	$0.10	$0.00		$0.00
Diluted net income (loss) per share	$(0.03)	$0.10	$0.00		$0.00

Notes To Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The business combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, SPNV is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination will be treated as the equivalent of Offerpad issuing stock for the net assets of SPNV, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the business combination will be those of Offerpad.

The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the business combination and related transactions occurred on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 reflects pro forma effect of the business combination and related transactions as if they had been completed on January 1, 2020. These periods are presented on the basis of Offerpad as the accounting acquirer.

The pro forma adjustments reflecting the consummation of the business combination are based on certain currently available information and certain assumptions and methodologies that SPNV believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. SPNV believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the business combination.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of SPNV and Offerpad.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”), operations and financial position of the registrant as an autonomous entity (“Autonomous Entity Adjustments”) and option to present the reasonably estimable synergies and dissynergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). SPNV has elected not to present Management’s Adjustments in the unaudited pro forma condensed combined financial information. SPNV and Offerpad have not had any historical relationship prior to the business combination.

2. Accounting Policies

Upon consummation of the business combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management has identified differences that would have an impact on the unaudited pro forma condensed combined financial information and recorded the necessary adjustments.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 are based upon the number of the post-combination company’s shares outstanding, assuming the business combination and related transactions occurred on January 1, 2020.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the business combination and related transactions and has been prepared for informational purposes only.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:

(A)

Reflects the reclassification of $402.7 million of cash and cash equivalents held in the trust account at the balance sheet date that becomes available to fund expenses in connection with the business combination or future cash needs of post-combination company.

(B)	Represents the net proceeds from the private placement of 20,000,000 shares of Offerpad Solutions Class A common stock at $10.00 per share pursuant to the PIPE Investment.
(C)	Represents the net proceeds from the issuance and sale of 5,000,000 shares of Offerpad Solutions Class A common stock at $10.00 per share pursuant to the SPNV Forward Purchase Agreements.
(D)	Reflects the payment of $14.1 million of deferred underwriters’ fees. The fees are expected to be paid at Closing out of the monies in the trust account.
(E)

Represents expected transaction costs in consummating the business combination and related transactions. Such transaction costs are expected to be recorded in additional paid in capital when incurred. Of the total amount shown, approximately $13.8 million is from SPNV, $26.0 million is from Offerpad. Separately, approximately $3.2 million and $3.0 million are incurred or accrued for on the balance sheet as of March 31, 2021 for SPNV and Offerpad, respectively.

(F)	Reflects the settlement of SPNV’s historical liabilities that will be settled prior to the consummation of the business combination and thus will not be part of the post-combination company.
(G)	Reflects the reclassification of approximately $340.0 million of SPNV’s Class A common stock subject to possible redemption to permanent equity.
(H)

Represents recapitalization of Offerpad equity and issuance of 225.0 million shares of Offerpad Solutions common stock to former Offerpad equityholders as consideration for the reverse recapitalization.

(I)

Reflects the conversion of SPNV Class B common stock held by the initial stockholders of SPNV to SPNV Class A common stock. Pursuant to the terms of the current SPNV certificate of incorporation, all shares of SPNV Class B common stock outstanding prior to the Closing will be converted into shares of SPNV Class A common stock at the Closing. All of the shares of SPNV Class B common stock converted into SPNV Class A common stock will no longer be outstanding and will cease to exist, and each holder of such shares of SPNV Class B common stock will thereafter cease to have any rights with respect to such securities.

(J)	Reflects the reclassification of SPNV’s historical Accumulated Deficit.
(K)

Reflects the maximum redemption of 37,150,000 public shares for aggregate redemption payments of $371.5 million allocated to Class A common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.00 per share.

(L)	Reflects the elimination of the derivative liability related to the consummation of the forward purchase agreements.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 are as follows:

(AA)	Reclassification of SPNV franchise tax expenses to general and administrative to conform with Offerpad presentation.

(BB)	Reflects the elimination of the valuation adjustment related to the consummation of the forward purchase agreements.

(CC)	Elimination of interest income on the trust account.

(DD) Does	not reflect an adjustment to income tax expense as a result of the pro forma adjustments as Offerpad has historically been in a net loss position and has therefore recorded no income tax expense.

4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the business combination and related transactions, assuming the shares were outstanding since January 1, 2020. As the business combination and transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the business combination and related transactions have been outstanding for the entire period presented. Holders of Offerpad common stock will receive shares of

Offerpad Solutions common stock in an amount determined by application of the Exchange Ratio. In the maximum redemption scenario, this calculation eliminates 37.1 million of the public shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption by SPNV’s public stockholders of shares of SPNV Class A common stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account for the year ended December 31, 2020:

	For the year ended, December 31, 2020		For the three months ended, March 31, 2021
(in thousands, except per share amounts)	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net (loss) income	$(40,477)	$(40,477)	$235	$235
Weighted-average shares outstanding of common stock - basic	273,819	236,670	274,224	237,074
Weighted-average shares outstanding of common stock - diluted	273,819	236,670	299,607	262,457
Basic net (loss) income per share	$(0.15)	$(0.17)	$(0.00)	$(0.00)
Diluted net (loss) income per share	$(0.15)	$(0.17)	$(0.00)	$(0.00)

As a result of the pro forma net loss, the earnings per share amounts exclude the anti-dilutive impact from the following securities:

•	A total of 21,783,333 warrants sold during the SPNV IPO and concurrent private placement or to be sold pursuant to the SPNV Forward Purchase Agreements, which are exercisable at $11.50 per share; and

•

27,908,002 and 27,214,749 Offerpad options outstanding as of March 31, 2021 and December 31, 2020, respectively, of which 10,563,345 and 10,474,396 were vested and 17,344,657 and 16,740,353 were unvested as of such respective date. Quantities assume a 7.533 : 1 conversion rate.

OFFERPAD’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Offerpad’s management believes is relevant to an assessment and understanding of Offerpad’s consolidated results of operations and financial condition. The discussion should be read together with “Offerpad’s Summary Historical Financial Information” and the historical audited annual consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018, and unaudited interim consolidated financial statements as of March 31, 2021 and for the three-month periods ended March 31, 2021 and 2020, and the respective notes thereto, included elsewhere in this proxy statement/prospectus.

The discussion and analysis should also be read together with Offerpad’s unaudited pro forma financial information as of and for the year ended December 31, 2020 and as of and for the three months ended March 31, 2021. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Offerpad’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “Offerpad’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “our” and “the Company” refer to the business and operations of OfferPad, Inc. and its consolidated subsidiaries prior to the business combination and to Offerpad Solutions Inc. and its consolidated subsidiaries, following the consummation of the business combination.

Overview

Offerpad was founded in 2015 to create a better residential real estate experience by combining advanced technology solutions with fundamental industry expertise. We provide streamlined, data driven iBuying and real estate solutions for the on-demand customer. Our digital “Solutions Center” platform gives users a holistic, customer-centric experience, enabling them to efficiently sell and buy their homes online with streamlined access to ancillary services such as mortgage and title insurance.

Our platform provides a unique dual approach to helping home sellers. In our “Express” offering, sellers can access our website or mobile app to receive a competitive cash offer for their home within 24 hours and quickly close without the major inconveniences associated with traditional real estate selling. In our “Flex” offering, we leverage our technology, scale and logistical expertise to renovate and list a seller’s home for sale while also typically providing a backup “Express” cash offer to the seller, thereby providing optionality of process and certainty of outcome. Our platform provides home buyers the opportunity to browse and tour homes online, get instant access to our listings with their mobile devices and submit purchase offers online in a simple process on their own time, with or without an agent. We also offer seamless, integrated access to in-house agents to advise on the purchase of a home as well as access to mortgage services through one of our preferred providers. We believe by offering both “Express” and “Flex” to sellers, and a guided yet flexible and customizable experience to buyers, we have reinvented the home selling and buying experience to meet the digital and on-demand needs of modern consumers.

In less than five years and with less than $200 million in invested equity capital, we have created a pioneering iBuying company and leading on-demand real estate marketplace that has transacted on homes representing approximately $3.7 billion of aggregate revenue since inception in 2015 to March 31, 2021. Our significant growth relative to our limited capital invested is testament to our efficiency and results driven culture. Since inception, we have focused on improving the unit economics of our model across our markets, increasing our total contribution margin after interest (per home sold) from approximately $4,900 in 2019 to approximately $9,000 in 2020 and approximately $23,100 in the first quarter of 2021, with the added benefit of maximizing operational leverage as we scale. A foundation of our strategic approach to growth has been to prove out our business model first, control costs and refine our valuation automation and logistical operations before we scale into additional markets. Our contribution margin after interest across markets, which was approximately 4% company-wide in 2020, is a testament to our understanding of how to grow efficiently and enter into new markets, improve unit economics and increase operating leverage.

As of March 31, 2021, Offerpad operated in over 900 cities and towns across 16 metropolitan markets: Atlanta, Austin, Birmingham, Charlotte, Dallas, Denver, Houston, Jacksonville, Las Vegas, Nashville, Orlando, Phoenix, Raleigh, San Antonio, Tampa, and Tucson.

As we expand further into our existing markets, launch new markets, and develop a wide range of new ancillary services, we look forward to bringing our mission of providing the best way to buy and sell a home to even more homeowners and prospective home purchasers across the country.

The Business Combination

The business combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, SPNV is expected to be treated as the “acquired” company for financial reporting purposes. SPNV expects to be deemed the accounting predecessor of the combined business, and Offerpad Solutions, as the parent company of the combined business, will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The business combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse recapitalization. One of the most significant changes in Offerpad Solutions’ future reported financial position and results is expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at March 31, 2021) of between approximately $225 million, assuming the maximum number of redemptions by SPNV’s stockholders permitted under the Merger Agreement, and approximately $595 million, assuming no redemptions by SPNV’s stockholders. The estimated transaction costs for the business combination are approximately $60 million, of which $14 million represents deferred underwriter fees related to SPNV’s initial public offering. Additionally, we expect to record the SPNV warrants as a liability on Offerpad Solutions’ consolidated balance sheet at fair value at the closing of the Merger, with subsequent changes in their fair value to be recognized either as a non-cash expense or non-cash income in Offerpad Solutions’ consolidated statement of operations at each reporting date. As a result of the recurring fair value measurement, our future financial statements and results of operations may fluctuate quarterly, based on factors that are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on the warrants each reporting period and that the amount of such gains or losses could be material. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the business combination, we expect to become the successor to an SEC-registered and NYSE-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual operating expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources. We estimate that these incremental operating expenses will be between approximately $15 million and $20 million per year.

Business Impact of COVID-19

The COVID-19 pandemic yielded an unprecedented environment, which required swift and thoughtful action to plan for the safety of our employees and customers. In March 2020, we initiated a companywide work from home policy and paused purchasing homes to implement additional safety protocols as well as assess the impact of shelter-in-place and quarantine orders across each of our markets. New safety protocols included PPE supplies for field employees and customers and processes were designed in coordination with a third-party consultant. Once we became comfortable with our ability to purchase homes safely and had a better understanding of the impact of shelter-in-place orders, we resumed purchasing in May 2020 across all of our markets and increased our acquisition pace through the second half of the year.

Despite pausing purchases in March and April 2020, we continued to actively sell our inventory through this time of disruption by ensuring we had homes with attractively renovated features that were priced right for each market. In the second half of the year, we quickly recognized the rapid improvement in the overall home selling environment driven by increases in housing demand, low available housing supply and a continued low interest rate environment but maintained a conservative approach to acquiring inventory in light of the uncertainty associated with the COVID-19 pandemic. As of March 31, 2021 and December 31, 2020, home inventory was $220 million and $171 million, respectively, compared to inventory of $344 million as of December 31, 2019, as our home sales outpaced our acquisitions. After experiencing sequential declines in revenue in the second and third quarters of 2020, we generated a sequential increase in fourth quarter 2020 revenue and first quarter 2021 revenue, reflective of our ability to manage our inventory portfolio through the pandemic and resume purchasing effectively. Despite the challenging circumstances in 2020, we generated $1.1 billion of revenue for the full year, a decrease of 1% from the prior year, and $284.0 million of revenue for the three months ended March 31, 2021, a decrease of 22.8% from the prior corresponding prior year period and an increase of 27.2% from $223.2 million in the three months ended December 31, 2020. See “—Results of Operations—Three Months Ended March 31, 2021 compared to Three Months Ended March 31, 2020” and “—Results of Operations—Year Ended December 31, 2020 compared to Year Ended December 31, 2019.”

In May of 2020, we also implemented a workforce restructuring and realignment to maintain operating leverage, given the immediate impact of COVID-19 on the housing market and the reduction in our inventory levels. As inventory and operations have begun to scale towards previous levels, we have re-hired many of these volume-based positions to meet demand and staff for our expectations of further growth.

Our Business Model

Revenue Model

Our mission is to provide the best way to buy and sell a home. Period. Offerpad was founded to create a better residential real estate experience by combining advanced technology solutions with fundamental industry expertise. The “Express” cash offer is the flagship offering, allowing customers to sell on their own schedule and without the hassle of showings, open houses, and aligning closing dates with the purchase date of their new home. However, this is only one of several offerings within our Solutions Center designed to meet the unique needs of our customers. With Offerpad “Flex”, customers partner with Offerpad to list their home for sale on the open market while utilizing Offerpad’s concierge and renovation services, as well as work with an Offerpad Solutions Expert to help them find their next home. Through Offerpad “Flex”, our customers essentially dual track a sale by utilizing both our personalized listing services while also having our initial cash offer as a backup option, typically for up to 60 days.

We typically acquire homes directly from individual sellers. After purchasing the home, we make necessary repairs and upgrades before listing it for sale on our platforms and Multiple Listing Services (“MLS”). We resell these homes to both individual consumer and institutional investor buyers. Currently, revenues from home sales we purchase through our “Express” cash offer are our primary source of revenue; however, we expect greater contribution from our “Flex” offering as we drive expansion of this offering and from ancillary services in the future as our full product offering expands and matures.

Offers

We generate demand for our services through traditional media, digital media, organic referral, and partnership channels. Partnership channels include relationships with homebuilders, brokerages, and complementary industry partners. Interested home sellers visit our desktop or mobile website or app and fill out a short questionnaire about their home. If the home fits our eligible criteria, an Offerpad employee will reach out within 24 hours via email, phone, or text to deliver and discuss Offerpad’s cash purchase offer and review any other services that may be of interest to the customer, including our Flex listing and buyer representation services and our mortgage solutions offerings. If a customer chooses to list their home with Offerpad Flex, once a customer sells a home directly to a buyer using Flex, we earn a service fee, typically as a percentage of the sales price of the home.

Home Acquisition and Renovation

Once the offer is received and reviewed by the customer, if they choose to proceed, a purchase contract is generated and signed. If the customer is represented by a third party agent, we work directly with such agent in addition to paying the agent’s fee. Upon signing, an Offerpad employee and a third-party inspector visit the home (either virtually or in person) to verify the information gathered during underwriting and identify any necessary repairs. Once repairs are agreed upon (if any), the homeowner chooses the closing date that meets their needs. The ability to choose the closing date is a very important feature, as it allows the homeowner to close around buying their next home or other influential events.

If renovations were deemed necessary in the underwriting process, an Offerpad Project Manager will begin coordinating the renovation after we close on the home purchase. We utilize a mix of Offerpad employed foreman and crew members as well as third-party specialists to execute necessary renovations. Our renovation strategy is focused on maximizing return through accretive upgrades and ensuring the home is in list-ready condition and is continually refined based on market level trends. We actively manage our vendor network through quality, cost, and timeliness evaluations.

Home Resale

Post-renovation, an Offerpad employee completes a final walkthrough to ensure the renovation was performed according to plan and quality specifications. Efficiently turning over our inventory is important as we incur holding costs (including property taxes, insurance, utilities, and homeowner association dues) and financing costs while we own the home. However, we routinely make strategic decisions or offer services that are designed to generate improved returns even if resulting in an increase in average inventory holding period. In order to minimize the sales period, we market our homes across a wide variety of websites and platforms to generate buyer demand. This includes the Offerpad website and mobile app, local MLS, and syndication across online real estate portals.

Prior to listing the home for sale, an Offerpad Asset Manager will reevaluate the current market and comparable properties using the same underwriting technology as is used in the buying process to price the home accordingly. Our acquisition and resale teams work closely to ensure market level trends are captured and anticipated in pricing decisions. The ultimate goal during the resale process is to maximize return on investment when considering pricing and holding periods.

Once a purchase offer is received on a home, we enter into negotiations with the buyer and upon agreement of price, terms and conditions, we enter into a purchase contract. If the buyer is represented by an agent, we work directly with the agent. The buyer then conducts a customary inspection of the home and takes possession of the home upon funding and closing. We pay agent commissions for home buyers out of funds received at closing.

Factors Affecting Our Performance

Market Penetration in Existing Markets

Residential real estate is one of the largest industries with roughly $1.9 trillion in value of homes transacted in 2020 and is highly fragmented with over 100,000 brokerages, according to the National Association of Realtors (NAR) as of 2019. In 2020, we estimate that we captured roughly 0.4% market share across our 14 active markets. Given the high fragmentation, we believe that bringing a solution center approach to the market with multiple buying and selling services to meet the unique needs of customers could lead to continued market share growth and accelerated adoption of the digital model. We have demonstrated higher market share in certain markets, providing the backdrop to grow our overall market penetration as our offerings expand and evolve. By providing a consistent, transparent, and unique experience, we expect to continue to build upon our past success and further strengthen our brand and consumer adoption.

Expansion into New Markets

Since our launch in 2015, we have expanded into 14 markets as of the end of 2020 and during the first quarter of 2021, we announced the addition of two new markets. In July 2021, we announced that we had expanded into Indianapolis, Indiana, and we have also announced plans to expand into four additional markets — St. Louis, Missouri; Kansas City, Missouri; Columbus, Ohio; and Columbia, South Carolina — before the end of 2021. The following table represents the number of markets as of the periods presented:

	Three Months Ended March, 31		Year Ended December 31,
(in whole numbers)	2021	2020	2020	2019	2018
Number of markets (at period end)	16	14	14	12	10

Our 16 markets as of March 31, 2021 cover roughly 18% of the 5.6 million existing home transactions in 2020 in the United States. Given this current coverage, we believe there is significant opportunity to both increase market penetration in our existing markets and to grow our business through new market expansion, although new market expansion typically generates lower initial margins as we begin operations that increase as we scale volumes. Also, because of our strategic approach to renovations, as well as the listing and buyer representation of our Flex product, we believe a significant portion of the total addressable market is serviceable with our business model.

While we intend to be flexible in assessing market entry points, we will generally look to expand into new markets with qualities similar to our existing markets, including median price point, annual transaction count, as well as strong presence of new homebuilders and single-family rental companies. Our existing markets tend to share median price points of less than $500,000 and are among the top 100 metropolitan statistical areas (MSAs) in terms of annual residential real estate transactions. In 2020 and the three months ended March 31, 2021, the median prices of the homes we sold were approximately $236,000 and $265,000, respectively. We believe the scale and versatility of our platform will allow us to continue to expand into new markets, with our barriers to entry primarily being access to adequate capital needed to expand our operations and the tendency of consumers in a given market to adopt our digital real estate offerings.

Ancillary Products and Services

Core to our long-term strategy is a suite of offerings to meet the unique needs of our customers. As such, we view adding both additional products and services as well as additional product specific features as critical to supporting this strategy. We aim to deliver our offerings to customers in a smooth, efficient, digital driven platform, focused on transparency and ease of use. The primary goals is to be able to offer multiple services tied to the core real estate transaction, allowing customers to bundle and save. Although further developing these products and services will require significant investment, growing our current offerings and offering additional ancillary products and services, potentially including stand-alone remodel services, energy efficiency solutions, smart home technology, insurance, moving services, and home warranty services, we believe will strengthen our unit economics and allow us to better optimize pricing. Generally, the revenue and margin profiles of our ancillary products and services are different from our “Express” offering that accounted for more than 99% of our revenue in the year ended December 31, 2020 and the three months ended March 31, 2021, with most ancillary products and services having a smaller average revenue per transaction than our “Express” offering, but a higher margin.

Below is a summary of our current ancillary products and services:

•	Offerpad Flex

•

Concierge Listing Service: While partnering with Offerpad, the customer will be provided with complementary list-ready services to prepare their home for market, such as carpet cleaning, landscape and pool maintenance, and handyman services. Customers also have the ability to utilize Offerpad’s renovation advance program to complete strategic upgrades to maximize the resale value of the home.

•

Buying Service: Whether a customer sells to Offerpad via Express or lists with Offerpad via Flex, they have the ability to work with an Offerpad Solutions Expert—our dedicated in-house agents—to assist with purchasing a new home.

•

Offerpad Home Loans (“OPHL”): We historically offered in-house mortgage solutions through OPHL, our online joint venture whereby our joint venture partner would underwrite and fund the loans originated by OPHL. Currently, we provide access to mortgage solutions through a preferred provider and we are transitioning to a more traditional brokerage model which will be through a wholly owned subsidiary.

•

Title and Escrow: To deliver title and escrow closing services, we have a national relationship with a leading title and escrow company, through which we are able to leverage our size and scale to provide exceptional service with favorable economics.

Unit Economics

We view Contribution Margin and Contribution Margin after Interest (see “—Non-GAAP Financial Measures”) as key performance indicators for unit economic performance, which are currently primarily driven by our Express transactions. Future financial performance improvements are expected to be driven by expanding unit level margins through initiatives such as:

•	continued optimization of acquisition, renovation, and resale processes, as we expand our market footprint and increase penetration in existing markets;

•	effectively increasing our Flex business alongside the Express business, optimizing customer engagement and increasing conversion of requests for home purchases; and

•	introducing and scaling additional ancillary services to complement our core Express and Flex products.

Operating Leverage

We utilize our technology and product teams to design systems and workflows to make our operations teams more efficient and able to support and scale with the business. Many positions are considered volume based, and as we continue to grow, we focus on developing more automation tools to gain additional leverage. Additionally, as we continue to grow the business, we expect to be able to gain operating leverage on portions of our cost structure that are more fixed in nature as opposed to purely variable. These types of cost include general and administrative expenses and certain marketing and information technology expenses, which grow at a slower pace than proportional to revenue growth.

Inventory Financing

Our business model requires significant capital to purchase inventory homes. Inventory financing is a key enabler to our growth and we rely on our non-recourse asset-backed financing facilities, which consist of senior and mezzanine secured credit facilities to finance our home purchases. The loss of adequate access to these types of facilities, or the inability to maintain these types of facilities on favorable terms, would impair our performance. See “—Liquidity and Capital Resources—Financing Activities.”

Seasonality

The residential real estate market is seasonal and varies from market to market. Typically, the greatest number of transactions occur in the spring and summer, with fewer transactions occurring in the fall and winter. Our financial results, including revenue, margins, inventory, and financing costs, have historically had seasonal characteristics generally consistent with the residential real estate market, a trend we expect to continue in the future.

Risk Management

Our business model is based upon acquiring homes at a price which will allow us to provide a competitive offer to the consumer, while being able to add value through the renovation process, and relist the home so that it sells at a profit and in a relatively short period of time. We have invested significant resources into our underwriting and asset management systems. Our software engineering and data science teams focus on underwriting accuracy, portfolio health, and workflow optimization. This allows us to properly assess and adjust to changes in the local housing market conditions based on our technology, analysis and local real estate experience, in order to mitigate our risk exposure.

•

We are able to manage our portfolio risk in part by our ability to manage holding periods for our inventory. Traditionally resale housing pricing moves gradually through cycles; therefore, shorter inventory holding periods limit pricing exposure. As we have increased our scale and improved our workflow optimization, our average inventory holding period of homes sold improved from 138 days in 2016 to 95 days in both 2019 and 2020, reducing our pricing risk from holding aged inventory.

•

Our underwriting tools are constantly updated with inputs from third party data sources, proprietary data sources as well as internal data to adjust to the latest market conditions. This limits pricing exposure to homes previously acquired and not under contract to be resold. Typically, a large portion of our inventory is under contract to be sold at any given time.

•	Our listed homes are in market-ready and move-in ready condition following the repairs and renovations we conduct.

As of March 31, 2021, we operated in 16 markets in the United States, which diversifies our footprint and inventory concentration, and mitigates the impact of local market supply and demand dynamics.

Non-GAAP Financial Measures

In addition to our results of operations below, we report certain financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). These measures have limitations as analytical tools when assessing our operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income. We may calculate or present our non-GAAP financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP financial measures we report may not be comparable with those of companies in our industry or in other industries.

Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest (and related margins)

To provide investors with additional information regarding our margins, we have included Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest (and related margins), which are non-GAAP financial measures. We believe that Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest are useful financial measures for investors as they are used by management in evaluating unit level economics and operating performance across our markets. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and ancillary services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period presented. Contribution Profit provides investors a measure to assess Offerpad’s ability to generate returns on homes sold during a reporting period after considering home acquisition costs, renovation and repair costs, and adjusting for holding costs and selling costs. Contribution Profit After Interest further impacts gross profit by including interest costs (including senior and mezzanine secured credit facilities) attributable to homes sold during a reporting period. We believe these measures facilitate meaningful period over period comparisons and illustrate our ability to generate returns on assets sold after considering the costs directly related to the assets sold in a presented period.

Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest (and related margins) are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit.

Adjusted Gross Profit / Margin

We calculate Adjusted Gross Profit as gross profit under GAAP adjusted for (1) net inventory impairment plus (2) interest expense associated with homes sold in the presented period and recorded in cost of sales. Net inventory impairment is calculated by adding back the inventory impairment charges recorded during the period on homes that remain in inventory at period end and subtracting the inventory impairment charges recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of revenue.

We view this metric as an important measure of business performance, as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess performance across the key phases of processing a home (acquisitions, renovations, and resale) for a specific resale cohort.

Contribution Profit / Margin

We calculate Contribution Profit as Adjusted Gross Profit, minus (1) direct selling costs incurred on homes sold during the presented period, minus (2) holding costs incurred in the current period on homes sold during the period recorded in sales, marketing, and operating, minus (3) holding costs incurred in prior periods on homes sold in the current period recorded in sales, marketing, and operating, plus (4) other income which historically is primarily comprised of net income to us from the investment related to our OPHL operations. The composition of our holding costs is described in the footnotes to the reconciliation table below. We define Contribution Margin as Contribution Profit as a percentage of revenue.

We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit helps management assess inflows and outflow directly associated with a specific resale cohort.

Contribution Profit / Margin After Interest

We define Contribution Profit After Interest as Contribution Profit, minus (1) interest expense associated with homes sold in the presented period and recorded in cost of sales, minus (2) interest expense associated with homes sold in the presented period, recorded in costs of sales, and previously excluded from Adjusted Gross Profit, and minus (3) interest expense under our senior and mezzanine secured credit facilities incurred on homes sold during the period. This includes interest expense recorded in prior periods in which the sale occurred. Our senior and mezzanine secured credit facilities are secured by our homes in inventory and drawdowns are made on a per-home basis at the time of purchase and are required to be repaid at the time the homes are sold. See “—Liquidity and Capital Resources—Financing Activities.” We define Contribution Margin After Interest as Contribution Profit After Interest as a percentage of revenue.

We view this metric as an important measure of business performance. Contribution Profit After Interest helps management assess Contribution Margin performance, per above, when fully burdened with costs of financing.

The following table presents a reconciliation of our Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest to our gross profit, which is the most directly comparable GAAP measure, for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands, except percentages)	2021	2020	2020	2019	2018
Gross Profit (GAAP)	$33,537	$24,898	$87,779	$74,387	$65,861
Gross Margin	11.8%	6.8%	8.2%	6.9%	7.7%
Adjustments:
Inventory impairment - Current Period (1)	104	1,553	160	842	2,272
Inventory impairment - Prior Periods (2)	(138)	(579)	(842)	(2,271)	(2,535)
Interest expense capitalized (3)	606	1,219	2,962	6,769	6,194

Adjusted Gross Profit	34,109	27,091	90,059	79,727	71,791
Adjusted Gross Margin	12.0%	7.4%	8.5%	7.4%	8.4%
Adjustments:
Direct selling costs (4)	(8,036)	(10,445)	(30,878)	(29,989)	(23,418)
Holding costs on sales - Current Period (5)(6)	(461)	(1,261)	(4,419)	(3,709)	(6,779)
Holding costs on sales - Prior Period (5)(7)	(193)	(1,033)	(1,393)	(1,249)	(1,167)
Other Income (8)	241	230	834	—	—

Contribution Profit	25,661	14,581	54,203	44,780	40,428
Contribution Margin	9.0%	4.0%	5.1%	4.2%	4.7%
Adjustments:
Interest expense capitalized (3)	(606)	(1,219)	(2,962)	(6,769)	(6,194)
Interest expense on homes sold - Current Period (9)	(1,117)	(2,565)	(8,500)	(12,940)	(14,547)
Interest expense on homes sold - Prior Period (10)	(446)	(3,008)	(4,169)	(2,324)	(2,174)

Contribution Profit After Interest	23,491	7,789	38,572	22,746	17,512
Contribution Margin After Interest	8.3%	2.1%	3.6%	2.1%	2.0%

(1)	Inventory impairment - Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.
(2)	Inventory impairment - Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.
(3)

Interest expense capitalized represents all interest related costs, including senior and mezzanine secured credit facilities, incurred on homes sold in the period presented that were capitalized and expensed in cost of sales at the time of sale.

(4)	Direct selling costs represents selling costs incurred related to homes sold in the period presented. This primarily includes broker commissions and title and escrow closing fees.
(5)	Holding costs primarily include property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs.
(6)	Represents holding costs incurred on homes sold in the period presented and expensed to Sales, marketing, and operating on the Consolidated Statements of Operations.
(7)	Represents holding costs incurred in prior periods on homes sold in the period presented and expensed to Sales, marketing, and operating on the Consolidated Statements of Operations.
(8)

Other income primarily consists of net income to Offerpad from our investment in OPHL, except in the presentation of the first quarter of 2021, which represents income from a bulk sale aof residential properties.

(9)	Represents both senior and mezzanine interest expense incurred on homes sold in the period presented and expensed to Interest expense on the Consolidated Statements of Operations.
(10)

Represents both senior and mezzanine secured credit facilities interest expense incurred in prior periods on homes sold in the period presented and expensed to Interest expense on the Consolidated Statements of Operations.

Adjusted EBITDA

We also present Adjusted EBITDA, which is a non-GAAP financial measure, which our management team uses to assess our underlying financial performance. We believe this provides insight into period over period performance, adjusted for non-recurring or non-cash items. We calculate Adjusted EBITDA as GAAP net loss adjusted for interest expense, taxes, amortization of capitalized interest, depreciation and amortization and stock-based compensation expense. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue.

Adjusted EBITDA is supplemental to our operating performance measures calculated in accordance with GAAP and has important limitations. For example, Adjusted EBITDA excludes the impact of certain costs required to be recorded under GAAP and could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, this measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The following table presents a reconciliation of our Adjusted EBITDA to our GAAP net loss, which is the most directly comparable GAAP measure, for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands, except percentages)	2021	2020	2020	2019	2018
Net Loss (GAAP)	$(233)	$(11,465)	$(23,118)	$(51,952)	$(32,937)
Interest expense	1,918	4,674	10,031	18,298	18,329
Amortization of capitalized interest(1)	606	1,219	2,962	6,769	6,194
Income tax expense	0	—	163	254	506
Depreciation and amortization	130	102	434	377	192
Amortization of share based compensation	613	249	1,363	1,268	893

Adjusted EBITDA	3,034	(5,221)	(8,165)	(24,986)	(6,823)
Adjusted EBITDA Margin	1.1%	(1.4%)	(0.8%)	(2.3%)	(0.8%)

(1)

Amortization of capitalized interest represents all interest related costs, including senior and mezzanine, incurred on homes sold in the period presented that were capitalized and expensed in cost of sales at the time of sale.

Components of Our Results of Operations

Revenue

We generate revenue primarily from the sale of homes on the open market. Home sales revenue is recognized at the time of the transaction closing when title to and possession of the property are transferred to the buyer. The amount of revenue recognized for each home sale is equal to the sale price of the home net of resale concessions and credits to the buyer.

Cost of Revenue

Cost of revenue consists of the initial home purchase costs, renovation costs, holding costs and interest incurred prior to the date the home is ready for resale and real estate inventory impairments, if any. These costs are accumulated in real estate inventory during the property holding period and charged to cost of revenue under the specific identification method when the property is sold.

Operating Expenses

Sales, Marketing and Operating Expense

Sales, marketing and operating expense consists of real estate agent commissions for home buyers, advertising, and holding costs on homes incurred after the home is ready for resale, which includes utilities, taxes, maintenance and other costs. Sales, marketing and operating expense also includes headcount expenses in support of sales, marketing, and real estate inventory operations such as salaries, benefits, and stock-based compensation. Sales, marketing and operating expenses are charged to operations as incurred.

General and Administrative Expense

General and administrative expense consists primarily of headcount expenses, including salaries, benefits and stock-based compensation for our executive, finance, human resources, legal and administrative personnel. General and administrative expense also includes third-party professional service fees and rent expense. We expect to incur additional annual expenses as a public company. See “—The Business Combination” above.

Technology and Development Expense

Technology and development expense consists of headcount expenses, including salaries, benefits and stock-based compensation expense for employees and contractors engaged in the design, development, and testing of website applications, mobile applications, and software development. Technology and development expenses are charged to operations as incurred.

Interest Expense

Interest expense consists primarily of interest on borrowings, including amortization of debt issuance costs related to our secured credit facilities, and other notes payable. Borrowings on certain of these secured credit facilities accrue interest at a rate based on a LIBOR reference rate plus a margin. We expect our interest expense to increase as we build our inventory and expand into additional markets.

Other (Income) Expense, net

Other (income) expense, net consists primarily of the share of income from the investment related to OPHL.

Income Tax Expense

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) for the expected future tax consequences of events that have been included in our consolidated financial statements. Under this method, we determine DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

Management assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing DTAs. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2020. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. On the basis of this evaluation, we recorded a full valuation allowance against the net DTAs as of March 31, 2021 and December 31, 2020, 2019 and 2018.

The amount of the DTA considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth. If we determine that we would be able to realize our DTAs in the future in excess of their net recorded amount, we would make an adjustment to the DTA valuation allowance, which would reduce our provision for income taxes.

Results of Operations

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

The following table sets forth a summary of our consolidated results of operations for the three months indicated, and the changes between periods:

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Revenue	$283,972	$367,655	$(83,683)	-22.8%
Cost of revenue	250,435	342,757	(92,322)	-26.9%

Gross profit	33,537	24,898	8,639	34.7%

Operating expenses:
Sales, marketing and operating	25,076	25,429	(353)	-1.4%
General and administrative	4,734	4,361	373	8.6%
Technology and development	2,283	2,129	154	7.2%

Total operating expenses	32,093	31,919	174	0.5%

Income (loss) from operations	1,444	(7,021)	8,465	-120.6%
Interest expense	(1,918)	(4,674)	2,756	-59.0%
Other income, net	241	230	11	4.8%

Loss before income taxes	(233)	(11,465)	11,232	-98.0%
Income tax expense	—	—	—	0.0%

Net loss	$(233)	$(11,465)	$11,232	-98.0%

Revenue

Revenue decreased by $83.7 million, or 23%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease in revenue was primarily attributable to lower sales volumes, reflecting the decline in our inventory levels in response to the COVID-19 pandemic, partially offset by a higher average sales price. See “— Business Impact of COVID-19.” We sold 1,018 homes for the three months ended March 31, 2021, compared to 1,517 homes during the three months ended March 31, 2020, representing a decrease of 33%, while the average resale home price increased by 14% from $244,000 in the three months ended March 31, 2020 to $278,000 in the three months ended March 31, 2021 as a result of favorable housing market conditions across our markets in the three months ended March 31, 2021.

Cost of Revenue and Gross Profit

Cost of revenue decreased by $92.3 million, or 27%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This decrease in cost of revenue was primarily attributable to lower sales volumes, reflected in the decline in our inventory levels as a result of our slowdown in home acquisitions due to the COVID-19 pandemic.

Gross profit margins improved to 11.8% for the three months ended March 31, 2021 compared to 6.8% for the three months ended March 31, 2020. Gross margin improvement was primarily due to attaining higher resale prices as a result of favorable housing market conditions across our markets in the three months ended March 31, 2021.

Operating Expenses

Sales, Marketing and Operating. Sales, marketing and operating expense decreased by $0.4 million, or 1%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease was primarily attributable to a $3.8 million decrease in commissions and property carry costs, attributable to lower sales volumes. This was offset by a $3.4 million increase in advertising expense as we increased marketing efforts in the three months ended March 31, 2021.

General and Administrative. General and administrative expense increased by $0.4 million, or 9%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was primarily attributable to an increase in the annual management incentive plan expense based on better financial performance compared to the prior year.

Technology and Development. Technology and development expense increased by $0.2 million, or 7%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was attributable to a $0.2 million increase in personnel expenses.

Interest Expense

Interest expense decreased by $2.8 million, or 59%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease was primarily attributable to a 41.1% decrease in the average outstanding balance of our senior secured credit facilities due to the reduction in inventory levels as a result of our initial response to the COVID-19 pandemic. The decrease was also driven by a favorable reduction in interest rate spreads associated with our senior secured credit facilities.

Other Income, Net

Other income, net increased by a nominal amount for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The income generated in 2020 is derived from home loans processed under our investment in OPHL, whereas income generated in the first quarter of 2021 is gain from the disposal of fixed assets.

Income Tax Expense

Income tax expense decreased by a nominal amount for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. We record a full valuation allowance on our DTAs, such that our income tax expense reflects only state taxes which are revenue or commerce based.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between periods:

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Revenue	$1,064,257	$1,075,882	$(11,625)	-1.1%
Cost of revenue	976,478	1,001,495	(25,017)	-2.5%

Gross profit	87,779	74,387	13,392	18.0%

Operating expenses:
Sales, marketing and operating	76,786	85,226	(8,440)	-9.9%
General and administrative	17,481	15,111	2,370	15.7%
Technology and development	7,270	7,450	(180)	-2.4%

Total operating expenses	101,537	107,787	(6,250)	-5.8%

Loss from operations	(13,758)	(33,400)	19,642	-58.8%
Interest expense	(10,031)	(18,298)	8,267	-45.2%
Other income, net	834	—	834	100.0%

Loss before income taxes	(22,955)	(51,698)	28,743	-55.6%

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except percentages)
Income tax expense	(163)	(254)	91	-35.8%

Net loss	$(23,118)	$(51,952)	$28,834	-55.5%

Revenue

Revenue decreased by $11.6 million, or 1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease in revenue was primarily attributable to lower sales volumes, reflecting the decline in our inventory levels in response to the COVID-19 pandemic, partially offset by a higher average sales price. See “— Business Impact of COVID-19”. We sold 4,281 homes during the year ended December 31, 2020, compared to 4,680 homes during the year ended December 31, 2019, representing a decrease of 8.5%, while the average resale home price increased by 7.3% from $232,000 in the year ended December 31, 2019 to $249,000 in the current year as a result of favorable housing market conditions across our markets in the second half of the year.

From late March 2020 until May 2020, we temporarily paused home buying in all markets in response to local public health orders following the outbreak of the COVID-19 pandemic. As a result, we experienced lower inventory levels and had fewer homes available for resale. Accordingly, revenue for the second and third quarters was negatively impacted. Though revenue was down year over year in the fourth quarter, we did generate to a 20% sequential increase in revenue from the third to the fourth quarter of 2020 and expect to continue rebuilding our home inventory throughout 2021. As our revenues are dependent on inventory levels available for sale, we expect our near-term revenues to be impacted due to limited inventory. See “ —Business Impact of COVID-19” above.

Cost of Revenue and Gross Profit

Cost of revenue decreased by $25.0 million, or 3%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease in cost of revenue was primarily attributable to lower sales volumes, reflected in the decline in our inventory levels as a result of our slowdown in home acquisitions due to the COVID-19 pandemic.

Gross profit margins improved to 8.2% for year ended December 31, 2020 compared to 6.9% for the year ended December 31, 2019. Gross margin improvement was primarily due to attaining higher resale prices as a result of favorable housing market conditions across our markets in the second half of the year.

Operating Expenses

Sales, Marketing and Operating. Sales, marketing and operating expense decreased by $8.4 million, or 10%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily attributable to a $5.8 million decrease in advertising expense, as we largely suspended marketing efforts in the second quarter of 2020 in response to the COVID-19 pandemic. In addition, personnel expenses decreased by $2.6 million due to headcount reductions, as a result of temporarily pausing home acquisitions in 2020.

General and Administrative. General and administrative expense increased by $2.4 million, or 16%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily attributable to an increase in the annual management incentive plan expense based on better financial performance compared to the prior year achievement.

Technology and Development. Technology and development expense decreased by $0.2 million, or 2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was attributable to a $0.2 million decrease in personnel expense and $0.3 million decrease in temporary labor and placement fees due to the COVID-19 pandemic. This decrease was partially offset by a $0.4 million increase in software expenses.

Interest Expense

Interest expense decreased by $8.3 million, or 45%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily attributable to a 28% decrease in the average outstanding balance of our senior secured credit facilities due to the reduction in inventory levels as a result of our initial response to the COVID-19 pandemic. The decrease was also driven by a favorable reduction in interest rate spreads associated with our senior secured credit facilities.

Other Income, Net

Other income, net increased by $0.8 million, or 100%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was attributable to additional income derived from the investment in OPHL due to the increased number of home loans processed in 2020.

Income Tax Expense

Income tax expense decreased by a nominal amount for the year ended December 31, 2020 compared to the year ended December 31, 2019. We record a full valuation allowance on our DTAs, such that our income tax expense reflects only state taxes which are revenue or commerce based.

Management assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing DTAs. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2020. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. On the basis of this evaluation, we recorded a full valuation allowance against the net DTAs as of December 31, 2020, 2019 and 2018.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between periods:

	Year Ended December 31,
	2019	2018	$ Change	% Change
	(in thousands, except percentages)
Revenue	$1,075,882	$855,961	$219,921	25.7%
Cost of revenue	1,001,495	790,100	211,395	26.8%

Gross profit	74,387	65,861	8,526	12.9%

Operating expenses:
Sales, marketing and operating	85,226	64,695	20,531	31.7%
General and administrative	15,111	11,550	3,561	30.8%
Technology and development	7,450	3,718	3,732	100.4%

Total operating expenses	107,787	79,963	27,824	34.8%

Loss from operations	(33,400)	(14,102)	(19,298)	136.8%
Interest expense	(18,298)	(18,329)	31	-0.2%

Loss before income taxes	(51,698)	(32,431)	(19,267)	59.4%
Income tax expense	(254)	(506)	252	-49.8%

Net loss	(51,952)	(32,937)	(19,015)	57.7%

Revenue

Revenue increased by $219.9 million, or 26%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in revenue was primarily attributable to an increase in sales volume. We sold

4,680 homes during the year ended December 31, 2019, compared to 3,666 homes during the year ended December 31, 2018, representing an increase of 28%, while the average resale home price decreased 1.5% from $235,000 in the year ended December 31, 2018, to $232,000 in the year ended December 31, 2019, due to higher volumes of sales coming from lower price point markets.

Cost of Revenue and Gross Profit

Cost of revenue increased by $211.4 million, or 27%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase in cost of revenue was primarily attributable to higher sales volumes and is consistent with the percentage increase in revenue period over period.

Gross profit margins were 6.9% and 7.7% for the years ended December 31, 2019 and December 31, 2018, respectively. Gross margin decreased primarily due to the addition of four new markets launched in late 2018 and early 2019, which typically generate lower initial margins as we begin operations and increase as we scale volumes.

Operating Expenses

Sales, Marketing, and Operating. Sales, marketing and operating expense increased by $20.5 million, or 32%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to $11.4 million increase in personnel expenses due to headcount expansion related to our volume growth. In addition, buyer agent commissions increased $6.5 million due to higher sale volumes. Advertising expense increased $2.6 million as we expanded and developed our brand in new and existing markets.

General and Administrative. General and administrative expense increased by $3.6 million, or 31%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to $1.7 million in personnel expenses associated with additional headcount and a $0.9 million increase in support services and equipment for employees, both driven by overall company growth.

Technology and Development. Technology and development expense increased by $3.7 million, or 100%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase was primarily attributable to a $3.3 million increase in personnel expenses to continue developing and improving products and services for our customers.

Interest Expense

Interest expense was generally consistent over the presented periods. Although we had an increase in inventory levels from 2018 to 2019, we had a greater mix of inventory financed through a lower cost senior secured credit facility. We also experienced a decrease in the average days in which we owned inventory in 2019 compared to 2018, which was a result of operational efficiencies achieved in the current period.

Income Tax Expense

Income tax expense decreased by $0.3 million, or 50%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. We record a full valuation allowance on our DTAs, therefore our income tax expense reflects only state taxes which are revenue or commerce based.

Liquidity and Capital Resources

Overview

Cash and cash equivalents balances consist of operating cash on deposit with financial institutions. To preserve our liquidity in response to the COVID-19 pandemic, we temporarily paused hiring, the majority of our advertising spend and reduced other discretionary spending. During the second half of 2020, we began to increase our hiring and marketing and advertising activities and expect to continue to increase these activities throughout 2021. Additionally, we paused home buying in late March 2020; however, we resumed buying in all of our markets as of May 2020.

Our principal sources of liquidity have historically consisted of cash generated from our operations and financing activities. As of March 31, 2021, we had cash and cash equivalents of $26.4 million. In addition, we had an undrawn borrowing capacity of $147.7 million under our senior secured credit facilities and an undrawn borrowing capacity of $46.4 million under our mezzanine secured credit facilities (as described further below).

We have incurred losses each year from inception through December 31, 2020, and through the three months ended March 31, 2021, and expect to incur additional losses for the foreseeable future. We continue to invest in the development and expansion of our operations. These investments include improvements in infrastructure and a continual improvement to our software, as well as investments in sales and marketing as we expand into new markets.

We expect our working capital requirements to continue to increase in the immediate future, as we seek to increase our inventory and expand into more markets across the United States. We believe our cash on hand, in addition to the cash we expect to obtain as a result of the business combination, PIPE Investment and SPNV Forward Purchase Agreement, together with cash we expect from our operations from future borrowings under our secured credit facilities, will be sufficient to meet our short-term and long-term working capital and capital expenditure requirements. However, our ability to fund our working capital and capital expenditure requirements will depend in part on general economic, financial, competitive, legislative, regulatory and other conditions that may be beyond our control. Depending on these and other market conditions, we may seek additional financing. Volatility in the credit markets may have an adverse effect on our ability to obtain debt financing. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, or may require us to agree to unfavorable terms, and our existing stockholders may experience significant dilution.

Financing Activities

Our financing activities include borrowing under our short-term senior secured credit facilities, short-term mezzanine secured credit facilities and new issuances of equity. Historically, we have required access to external financing resources in order to fund growth, expansion into new markets and strategic initiatives, and we expect this to continue in the future. Our access to capital markets can be impacted by factors outside our control, including economic conditions.

Buying and selling high-valued assets, such as single-family residential homes, is very cash intensive and has a significant impact on our liquidity and capital resources. We primarily use non-recourse secured credit facilities, consisting of both senior secured credit facilities and mezzanine secured credit facilities, to finance a significant portion of our real estate inventory and related home renovations. Some of our secured credit facilities, however, are not fully committed, meaning the applicable lender may not be obligated to advance new loan funds if they choose not to do so. Our ability to obtain and maintain access to these or similar kinds of credit facilities is significant for us to operate the business.

Senior Secured Credit Facilities

The following table summarizes certain details related to our senior secured credit facilities outstanding as of March 31, 2021 (in thousands, except interest rates):

			Weighted-
	Borrowing	Outstanding	Average	Maturity
As of March 31, 2021	Capacity	Amount	Interest Rate	Date
Senior secured credit facility with a financial institution	$225,000	$74,767	2.62%	August 2022
Senior secured credit facility with a related party	225,000	102,570	4.13%	December 2022

	$450,000	$177,219

As of March 31, 2021, we had two senior secured credit facilities that we use to fund the purchase of homes and build our inventory, one with a financial institution and one with a related party. Collectively, the total borrowing capacity was $450.0 million. Borrowings on the senior secured credit facility with a financial institution accrue interest at a rate based on a LIBOR reference rate plus a margin of 2.50%. Borrowings on the senior secured credit facility with a related party accrue interest at a rate based on a LIBOR reference rate plus a margin of 4.00%. In July 2021, we amended our senior secured credit facility with a financial institution to increase the borrowing capacity of such senior secured credit facility to $400.0 million.

The borrowings are collateralized by the real estate inventory funded by the senior secured credit facility. The lenders have legal recourse only to the assets securing the debt and do not have general recourse against us with limited exceptions. We have, however, provided limited non-recourse carve-out guarantees under our senior and mezzanine secured credit facilities for certain of the SPEs’ obligations in situations involving “bad acts” by an Offerpad entity and certain other limited circumstances that are generally under our control. Each senior secured facility contains eligibility requirements that govern whether a property can be financed. When we resell a home, the proceeds are used to reduce the corresponding outstanding balance under the related senior secured credit facility.

Our senior secured credit facilities include customary negative covenants that, among other things, restrict our ability to incur indebtedness or enter into certain change of control transactions. They also contain customary events of default that would result in the termination of the commitments under the credit facilities and permit the lenders to accelerate payment on outstanding borrowings. As of March 31, 2021, we were in compliance with all covenants under our senior secured credit facilities.

Mezzanine Secured Credit Facilities

In addition to the senior secured credit facilities, we have utilized mezzanine secured credit facilities which are subordinated to the related senior facilities. The following table summarizes certain details related to our mezzanine facilities at March 31, 2021 (in thousands, except interest rates):

			Weighted-
	Borrowing	Outstanding	Average	Maturity
As of March 31, 2021	Capacity	Amount	Interest Rate	Date
Mezzanine credit facility with a related party	$25,000	$9,351	13.00%	February 2023
Mezzanine credit facility with a related party	43,450	12,677	13.00%	December 2022

	$68,450	$22,028

As of March 31, 2021, we had two mezzanine secured credit facilities, both with a related party, with a total borrowing capacity of $68.45 million. Borrowings accrue interest at a rate of 13.00% for both mezzanine secured credit facilities. We reduced the interest rate on the mezzanine secured credit facility with a $43.45 million borrowing capacity from 14.0% to 13.0% in March 2020.

These borrowings are collateralized by a second lien on the real estate inventory funded by the relevant senior secured credit facility. The lenders have legal recourse only to the assets securing the debt, and do not have general recourse against us with limited exceptions. When we resell a home, the proceeds are used to reduce the corresponding outstanding balance under the related mezzanine secured credit facility.

First American Credit Agreement

On June 30, 2021, we entered into a credit agreement with a related party, under which we borrowed a principal amount of $30.0 million, which is also the largest amount of principal outstanding under the credit agreement. The loan accrues interest at an annual rate of 12.0%, subject to a default rate of an additional 2.0%, and matures upon the earliest of (i) June 30, 2022, (ii) acceleration of payments under the credit agreement and (iii) one business day following the closing of a transaction (other than certain securitization financings) by us resulting in the receipt of at least $100.0 million in net cash proceeds. We will use the loan to help continue to fund our ongoing operations through the consummation of the business combination. The principal amount of the loan, together with all accrued but unpaid interest, will be repaid in connection with the Closing.

The credit agreement includes customary negative covenants that, among other things, restrict our ability to incur indebtedness or enter into certain change of control transactions. It also contains customary events of default that would result in the termination of the commitment under the credit agreement and permit the lender to accelerate payment on outstanding borrowings. As of the date of this proxy statement/prospectus, we were in compliance with all covenants under the credit agreement.

Covenants for Senior Secured Credit Facilities and Mezzanine Secured Credit Facilities

The secured credit facilities include customary representations and warranties, covenants and events of default. Financed properties are subject to customary eligibility criteria and concentration limits. The terms of these facilities and related financing documents require us to comply with a number of customary financial and other covenants, such as maintaining certain levels of liquidity, tangible net worth or leverage (ratio of debt to equity). As of March 31, 2021, we were in compliance with all covenants.

Cash Flows

The following table summarizes our cash flows for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(in thousands)		(in thousands)
Net cash provided by (used in) operating activities	$(48,112)	$49,848	$154,864	$(108,974)	$(78,687)
Net cash provided by (used in) investing activities	1,042	(10)	(2,858)	(979)	(2,027)
Net cash provided by (used in) financing activities	25,388	(50,130)	(131,147)	122,503	88,764

Net change in cash, cash equivalents and restricted cash	$(21,682)	$(292)	$20,859	$12,550	$8,050

Net Cash Provided by (Used in) Operating Activities

Net cash provided by (used in) operating activities was ($48.1) million and $49.9 million for the three months ended March 31, 2021 and March 31, 2020, respectively. Net cash provided by operating activities decreased $98.0 million from the three months ended March 31, 2021, primarily due to an $11.2 million reduction in quarter over quarter net loss and a $107.9 million favorable impact from a change in inventory due to a significant reduction in inventory levels as a result of operational changes in light of the COVID-19 pandemic in 2020.

Net cash provided by (used in) operating activities was $154.9 million, ($109.0) million and ($78.7) million for the years ended December 31, 2020, 2019 and 2018, respectively. In 2020, net cash provided by operating activities increased $263.8 million from 2019, primarily due to $28.8 million reduction in the year over year net loss and a $229.8 million favorable impact from a change in inventory due to a significant reduction in inventory levels as a result of operational changes in light of the COVID-19 pandemic in 2020. In 2019, net cash used in operating activities increased $30.3 million from 2018 primarily due to a $19.0 million increase in the year over year net loss and an unfavorable $7.7 million impact from the change in inventory, due to the business growth experienced during 2019.

Net Cash Provided by (Used in) Investing Activities

Net cash provided by (used in) investing activities was $1.0 million and ($0.01) million for the three months ended March 31, 2021 and March 31, 2020, respectively. The minor fluctuation in net cash provided by (used in) investing activities each quarter primarily reflects slight increases or decreases of property and equipment.

Net cash used in investing activities was $2.9 million, $1.0 million and $2.0 million for the years ended December 31, 2020, 2019 and 2018, respectively. The minor fluctuation in net cash used in investing activities each year primarily reflects slight increases or decreases of property and equipment.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by (used in) financing activities was $25.4 million and ($50.1) million for the three months ended March 31, 2021 and March 31, 2020, respectively. Net cash provided by financing activities increased $75.5 million from 2020, primarily due to a $97.0 million increase in net debt change related to an increase in debt financed inventory levels due to inventory investment in response to the recovery from the COVID-19 pandemic in 2020, offset by a $22.2 million decrease in proceeds from the issuance of the Class C preferred stock, net of the common stock repurchases in 2020.

Net cash provided by (used in) financing activities was ($131.1) million, $122.5 million and $88.8 million for the years ended December 31, 2020, 2019 and 2018, respectively. In 2020, net cash used in financing activities decreased $253.7 million from 2019, primarily due to a $218.9 million reduction in net debt change related to the significant reduction in debt financed inventory levels due to operational changes in light of the COVID-19 pandemic in 2020, and a $34.1 million decrease in proceeds from the issuance of the Class C preferred stock, net of the common stock repurchases. In 2019, net cash provided by financing activities increased $33.7 million from 2018, primarily due to the increase in proceeds from the $32.3 million increase in preferred stock issuances, net of the repurchase of common shares.

Contractual Obligations and Commitments

Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we entered into during the normal course of business. Below is a table that shows our contractual obligations as of December 31, 2020:

	Payments Due by Year
	Total	Less than 1 year	1-3 years	3-5 years
(in thousands)	(in thousands)
Senior Secured Credit Facilities (1)	$156,472	$155,819	$653	$—
Mezzanine Secured Credit Facilities (1)	19,912	19,912	—	—
Other Notes Payable (2)	8,619	4,485	4,134	—
Homes Purchase Commitments (3)	228,989	228,989	—	—
Operating Leases (4)	5,212	1,354	3,355	503
Other Contract Commitments (5)	4,567	3,896	667	4

Total	$423,771	$414,455	$8,809	$507

(1)

Represents the principal amounts outstanding as of December 31, 2020. Includes estimated interest payments, calculated using the variable rate in existence at period end over an assumed holding period of 95 days. Borrowings under the senior and mezzanine secured credit facilities are payable as the related inventory is sold. The payments are generally expected to be within one year of December 31, 2020.

(2)	Represents the principal amounts outstanding as of December 31, 2020 and estimated interest payments, calculated using the fixed rates in existence at period end through maturity.
(3)	As of December 31, 2020, we were under contract to purchase 936 homes with a purchase price of $229.0 million.
(4)	Represents future payments for long-term operating leases that have commenced as of December 31, 2020.
(5)	Represents other financial obligations that have commenced as of December 31, 2020.

In February 2021, we amended our senior secured credit facility agreement with a financial institution. The amendment included an increase in borrowing capacity from $200 million to $225 million ($125 million of which is uncommitted) and extended the maturity date to August 2022.

In March 2021, we amended our senior secured and mezzanine secured credit facility agreements with a related party. The amendments included an extension of the maturity date on the mezzanine secured credit facility with a $25.0 million borrowing capacity to February 2023, and an extension of the mezzanine secured credit facility with a borrowing capacity of $43.5 million and the senior secured credit facility to December 2022.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2021.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with GAAP. In doing so, we must make estimates and assumptions that affect our reported amounts of assets, liabilities, revenue and expenses, as well as related disclosures of contingent assets and liabilities. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting estimates, which we discuss below.

We have identified the accounting policies discussed below as critical to us. The discussion below is not intended to be a comprehensive list of our accounting policies. Our significant accounting policies are more fully described in Note 2: “Summary of Significant Accounting Policies” to the consolidated financial statements.

Inventory

Inventory consists of acquired homes and are stated at the lower of cost or net realizable value, with cost determined by the specific identification of each home. Costs include initial purchase costs, renovation costs, and holding costs incurred during the renovation period, prior to the home being ready for resale. Selling costs, including commissions and holding costs incurred after the home is ready for resale, are expensed as incurred and included in sales, marketing and operating expenses.

We review for impairment on at least a quarterly basis and as events or changes in circumstances indicate that the carrying value may not be recoverable. We review our inventory for indicators that net realizable value is lower than cost. When evidence exists that the net realizable value of inventory is lower than its cost, the difference is recognized as impairment in cost of revenue and the related inventory is adjusted to its net realizable value. For homes under contract to sell, if the carrying value exceeds the expected sale price less expected selling costs, the carrying value of these homes are adjusted to the expected sales price less expected selling costs. For all other homes, if the carrying value exceeds list price or internal projection price less expected selling costs, the carrying value of these homes are adjusted to list price or projection price less expected selling costs. Changes in our pricing assumptions may lead to a change in the outcome of our impairment analysis, and actual results may also differ from our assumptions.

Inventory is classified into three categories: homes under renovation, homes listed for sale, and homes under contract to sell.

Stock-Based Compensation

Stock-based compensation awards consist of stock options. We use the Black-Scholes-Merton option-pricing model to determine the fair value as of the grant date for option awards. Compensation expense for all option awards is recorded on a straight-line basis over the requisite service period of the awards, which is generally the option’s vesting period. These amounts are reduced by the forfeitures as the forfeitures occur. This valuation model requires judgment and significant estimates, including expected stock price volatility, option term, risk-free interest rate, and dividend yield.

Volatility: As our shares have not previously been publicly traded, and have not regularly traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares over the relevant vesting or estimated liquidity period.

Expected Dividend Yield: The expected dividend yields are based on our historical dividend payments, which have been zero to date and are not expected in the foreseeable future.

Expected Term: The expected term represents the period of time that the option grants are expected to be outstanding and is estimated using the midpoint between the requisite service period and the contractual term of the options.

Risk-Free Interest Rate: The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected term.

Compensation expense for all option awards is recorded on a straight-line basis over the requisite service period of the awards, which is generally the option’s vesting period. These amounts are reduced by the forfeitures as the forfeitures occur.

Prior to the business combination, our board of directors has considered various factors when determining the fair value of our common stock as of each grant date, including the value determined by an independent third-party valuation firm. Some of the factors considered by our board and directors and the third-party valuation firm include:

•	our historical financial performance and capital structure;

•	external market conditions that affect the industry in which we operate;

•	our current financial position and forecasted operating results;

•	the lack of marketability for our common stock; and

•	market analysis of similar companies’ stock price valuation.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties. Changes in the subjective assumptions can materially affect the estimate of the stock-based compensation expense. Upon the consummation of the business combination, the fair value of our Class A common stock will be determined based on the quoted market price on the New York Stock Exchange (NYSE).

Income Taxes

See “—Components of Our Results of Operations—Income Tax Expense” for a discussion of our accounting policies related to income taxes.

Consolidation of Variable Interest Entities

We have formed certain special purpose entities (each, an “SPE”) to purchase and sell residential properties. Each SPE is our wholly owned subsidiary and a separate legal entity, and neither the assets nor credit of any such SPE are available to satisfy the debts and other obligations of any affiliate or other entity. Our credit facilities are secured by the assets and equity of one or more SPEs. These SPEs are variable interest entities, and we are the primary beneficiary as we have the power to control the activities that most significantly impact the SPEs’ economic performance and the obligation to absorb losses of the SPEs or the right to receive benefits from the SPEs that could potentially be significant to the SPEs. The SPEs are consolidated within our consolidated financial statements, and our consolidated financial statements at March 31, 2021, December 31, 2020 and 2019, include the following assets of such variable interest entities: restricted cash, $2.6 million, $6.8 million and $7.0 million; accounts receivable, net, $1.9 million, $1.6 million and $2.6 million; inventory, $219.4 million, $171.2 million and $342.5 million, prepaid expenses and other current assets, $1.7 million, $1.0 million and $1.4 million; property & equipment, net, $2.0 million, $2.8 million and nil; and total assets of $227.7 million, $183.5 million and $353.5 million, respectively. See Note 9: “Variable Interest Entities” in the notes to our audited consolidated financial statements and unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, see “New Accounting Pronouncements Recently Adopted” and “New Accounting Pronouncements Recently Issued Not Yet Adopted” within Note 2: “Summary of Significant Accounting Policies” in the notes to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to market risks in the ordinary course of our business. These risks include interest rate risk. The adverse effects of changes in these markets could pose a potential loss as discussed below.

Interest Rate Risk

We are subject to market risk associated with changing interest rates within our secured credit facilities. As of March 31, 2021, December 31, 2020, and December 31, 2019 we had outstanding borrowings on our secured credit facilities of $199.4 million, $174.2 million and $334.2 million, respectively. Of those borrowings, $177.4 million, $154.9 million and $307.2 million were from the senior secured credit facilities as of March 31, 2021, December 31, 2020, and December 31, 2019, respectively. The senior portion of the secured credit facilities bear interest at a floating rate based on a London Interbank Offered Rate (“LIBOR”) reference rate plus an applicable margin. Assuming no change in the outstanding borrowings on our senior secured credit facilities, we estimate that a one percentage point increase in LIBOR would have increased our annual interest expense by approximately $1.8 million and $1.5 million for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively.

Inflation Risk

We do not believe that inflation has had a material effect on our business, results of operations or financial condition. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability to do so could harm our business, results of operations and financial condition.

DESCRIPTION OF SECURITIES

The following description of Offerpad Solutions capital stock reflects Offerpad Solutions capital stock as it will exist as of the effective time of the business combination. Offerpad Solutions capital stock will be governed by the Proposed Charter, which will be in effect prior to the effective time of the business combination and a form of which is included as Annex B to this proxy statement/prospectus and is incorporated herein by reference, in its entirety.

Authorized and Outstanding Capital Stock

The Proposed Charter authorizes the issuance of 2,370,000,000 shares, of which 2,000,000,000 shares will be shares of Offerpad Solutions Class A common stock, par value $0.0001 per share, 20,000,000 shares will be shares of Offerpad Solutions Class B common stock, par value $0.0001 per share, 250,000,000 shares will be shares of Offerpad Solutions Class C common stock, par value $0.0001 per share, and 100,000,000 shares will be shares of preferred stock, par value $0.0001 per share.

As of August 2, 2021, the record date, SPNV had approximately 933,054 units, each consisting of one share of SPNV’s Class A common stock and one-third of one redeemable warrant, 39,316,946 shares of SPNV’s Class A common stock, par value $0.0001 per share, and 19,805,622 warrants, each whole warrant exercisable for one share of SPNV’s Class A common stock, issued and outstanding and 1 holder of record of common stock. After giving effect to the business combination, Offerpad Solutions will have approximately 260,489,157 shares of Offerpad Solutions Class A common stock outstanding (assuming no redemptions), 14,815,804 shares of Offerpad Solutions Class B common stock outstanding and no shares of Offerpad Solutions Class C common stock outstanding.

Offerpad Solutions’ Common Stock

Class A Common Stock

Voting Rights

Holders of Offerpad Solutions Class A common stock will be entitled to cast one vote per share of Offerpad Solutions Class A common stock. Generally, holders of all classes of Offerpad Solutions common stock vote together as a single class, and an action is approved by Offerpad Solutions’ stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Holders of Offerpad Solutions Class A common stock will not be entitled to cumulate their votes in the election of directors.

The Proposed Charter further provides that Offerpad Solutions’ board of directors will be divided into three classes, Class I, Class II and Class III, with each class serving staggered terms.

The Proposed Charter further provides that the affirmative vote of at least two-thirds of the total voting power of all then outstanding shares of stock of Offerpad Solutions, voting as a single class, will be required to amend, alter, repeal or rescind certain provisions of the Proposed Charter, including provisions relating to voting and dividend rights, the size and classifications of the board of directors, special meetings, director and officer indemnification, forum selection, and amendments to the Proposed Charter. The affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of Offerpad Solutions, voting as a single class, will be required to amend or repeal the Proposed Bylaws, although the Proposed Bylaws may be amended by a simple majority vote of our board of directors.

Dividend Rights

Each holder of Offerpad Solutions Class A common stock will share ratably (based on the number of shares of Class A common stock held) if and when any dividend is declared by the Offerpad Solutions board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, Offerpad Solutions Class A common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up

In the event of any liquidation, dissolution or winding up of Offerpad Solutions, whether voluntary or involuntary, each holder of Offerpad Solutions Class A common stock then outstanding will participate pro rata in the funds and assets of Offerpad Solutions that may be legally distributed to Offerpad Solutions stockholders, subject to the designations, preferences, limitations, restrictions and relative rights of any class or series of preferred stock of Offerpad Solutions then outstanding.

Other Matters

No shares of Offerpad Solutions Class A common stock will be subject to redemption (except as described below under “Special Meeting of SPNV Stockholders – Redemption Rights”) or have preemptive rights to purchase additional shares of Offerpad Solutions Class A common stock. Holders of shares of Offerpad Solutions Class A common stock do not have subscription, redemption or conversion rights. Upon the consummation of the business combination, all the outstanding shares of Offerpad Solutions Class A common stock will be validly issued, fully paid and non-assessable.

Class B Common Stock

Voting Rights

Prior to the Sunset Date, holders of Offerpad Solutions Class B common stock will be entitled to cast 10 votes per share of Offerpad Solutions Class B common stock. From and after the Sunset Date, each share of Offerpad Solutions Class B common stock will automatically convert into one share of Offerpad Solutions Class A common stock. Generally, holders of all classes of Offerpad Solutions common stock vote together as a single class, and an action is approved by Offerpad Solutions stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. Holders of the Offerpad Solutions Class B common stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Each holder of Offerpad Solutions Class B common stock will share ratably (based on the number of shares of Offerpad Solutions Class B common stock held) if and when any dividend is declared by the Offerpad Solutions board of directors out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, Offerpad Solutions Class B common stock with respect to the payment of dividends.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Offerpad Solutions, whether voluntary or involuntary, each holder of Offerpad Solutions Class B common stock then outstanding will participate pro rata in the funds and assets of Offerpad Solutions that may be legally distributed to Offerpad Solutions stockholders, subject to the designations, preferences, limitations, restrictions and relative rights of any class or series of preferred stock of Offerpad Solutions then outstanding.

Transfers

Pursuant to the Proposed Charter, shares of Offerpad Solutions Class B common stock are fully transferable to any transferee, provided, however, that such Offerpad Solution Class B common shares will automatically convert into Offerpad Solution Class A common shares upon certain transfers of such shares, subject to certain exceptions set forth in the Proposed Charter, and upon the Sunset Date.

Other Matters

No shares of Offerpad Solutions Class B common stock will be subject to redemption (except as described below under “Special Meeting of SPNV Stockholders – Redemption Rights”) or have preemptive rights to purchase additional shares of Offerpad Solutions Class B common stock. Each share of Offerpad Solutions Class B common stock is convertible into one share of Offerpad Solutions Class A common stock at the option of the holder thereof at any time upon written notice to the transfer agent of Offerpad Solutions. Each share of Offerpad Solutions Class B common stock will automatically convert into one share of Offerpad Solutions Class A common stock (a) upon certain transfers of such shares, subject to exceptions set forth in the Proposed Charter or (b) on the Sunset Date. Upon the consummation of the business combination, all outstanding shares of Offerpad Solutions Class B common stock will be validly issued, fully paid and non-assessable.

Offerpad Solutions Class C common stock will entitle its holder to have substantially the same rights as Offerpad Solutions Class A common stock, except it will not have any voting rights.

Preferred Stock

The Proposed Charter will provide that the board of directors of Offerpad Solutions has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, which rights may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately upon consummation of the business combination.

The purpose of authorizing the board of directors of Offerpad Solutions to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock of Offerpad Solutions. Additionally, the issuance of preferred stock may adversely affect the holders of Offerpad Solutions Class A common stock by restricting dividends on the Offerpad Solutions Class A common stock, diluting the voting power of Offerpad Solutions Class A common stock or subordinating the dividend or liquidation rights of Offerpad Solutions Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Offerpad Solutions Class A common stock.

Warrants

Public Warrants

Following the consummation of the business combination, each public warrant will entitle the holder to acquire Offerpad Solutions Class A common stock. Each whole warrant will entitle the registered holder to purchase one share of Offerpad Solutions Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below. The warrants are not exercisable until the later of (i) 30 days after the Closing and (ii) 12 months from the closing of SPNV’s IPO. A holder may exercise its warrants only for a whole number of shares of Offerpad Solutions Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least three units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of Warrants for Cash

Once the warrants become exercisable, the Offerpad Solutions may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the last reported sale price of Offerpad Solutions Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Offerpad Solutions Class A common stock and equity-linked securities as described below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by Offerpad Solutions for cash, Offerpad Solutions may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The last of the redemption criterion discussed above prevents a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Offerpad Solutions issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of Offerpad Solutions Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants for shares of Offerpad Solutions Class A common stock

Once the warrants become exercisable, Offerpad Solutions may redeem the outstanding warrants for shares of Offerpad Solutions Class A common stock:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Offerpad Solutions Class A common stock (as defined below) except as otherwise described below;

•

if, and only if, the last reported sale price of Offerpad Solutions Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like and for certain issuances of Offerpad Solutions Class A common stock and equity-linked securities as described above) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•

if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of Offerpad Solutions Class A common stock) as the outstanding public warrants, as described above.

The numbers in the table below represent the “redemption prices,” or the number of shares of Offerpad Solutions Class A common stock that a warrant holder will receive upon redemption by Offerpad Solutions pursuant to this redemption feature, based on the “fair market value” of Offerpad Solutions Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

		Fair Market Value of Offerpad Solutions Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and time to expiration may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Offerpad Solutions Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of Offerpad Solutions Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Offerpad Solutions Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of Offerpad Solutions Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Offerpad Solutions Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Offerpad Solutions Class A common stock per warrant, subject to adjustment. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Offerpad Solutions Class A common stock. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Offerpad Solutions Class A common stock per warrant (subject to adjustment).

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for Offerpad Solutions Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when Offerpad Solutions Class A common stock is trading at or above $10.00 per share, which may be at a time when the trading price of Offerpad Solutions Class A common stock is below the exercise price of the warrants. Offerpad Solutions has established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants for Cash.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the SPNV IPO. This redemption right provides Offerpad Solutions with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and it will be required to pay the redemption price to warrant holders if Offerpad Solutions chooses to exercise this redemption right and it will allow it to quickly proceed with a redemption of the warrants if it determines it is in its best interest to do so. As such, Offerpad Solutions would redeem the warrants in this manner when it believes it is in the company’s best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.

Offerpad Solutions can redeem the warrants when Offerpad Solutions Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to Offerpad Solutions’ capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Offerpad Solutions chooses to redeem the warrants when Offerpad Solutions Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Offerpad Solutions Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Offerpad Solutions Class A common stock if and when Offerpad Solutions Class A common stock trades at a price higher than the exercise price of $11.50 per share.

No fractional shares of Offerpad Solutions Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Offerpad Solutions Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Offerpad Solutions Class A common stock pursuant to the Warrant Agreement, the warrants may be exercised for such security.

Redemption procedures and cashless exercise

If Offerpad Solutions calls the warrants for redemption as described above under “—Redemption of Warrants for Cash,” its management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Offerpad Solutions’ management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of Offerpad Solutions Class A common stock issuable upon the exercise of its warrants. If its management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Offerpad Solutions Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Offerpad Solutions Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A ordinary shares per warrant, subject to adjustment. Offerpad Solutions will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Offerpad Solutions Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by Offerpad Solutions, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, Offerpad Solutions may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. The “fair market value” shall mean the volume-weighted average price of Offerpad Solutions Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Offerpad Solutions’ management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Offerpad Solutions Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If Offerpad Solutions calls the warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise the private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify Offerpad Solutions in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Offerpad Solutions Class A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments

If the number of outstanding shares of Offerpad Solutions Class A common stock is increased by a stock dividend payable in shares of Offerpad Solutions Class A common stock, or by a split-up of shares of Offerpad Solutions Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Offerpad Solutions Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Offerpad Solutions Class A common stock. A rights offering to holders of Offerpad Solutions Class A common stock entitling holders to purchase shares of Offerpad Solutions Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Offerpad Solutions Class A common stock equal to the product of (1) the number of shares of Offerpad Solutions Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Offerpad Solutions Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Offerpad Solutions Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Offerpad Solutions Class A common stock, in determining the price payable for Offerpad Solutions Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume-weighted average price of Offerpad Solutions Class A common stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the shares of Offerpad Solutions Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Offerpad Solutions, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Offerpad Solutions Class A common stock on account of such shares of Offerpad Solutions Class A common stock (or other shares of Offerpad Solutions capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Offerpad Solutions Class A common stock in connection the business combination, (d) to satisfy the redemption rights of the holders of Offerpad Solutions Class A common stock in connection with a stockholder vote to amend its certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with the business combination or to redeem 100% of Offerpad Solutions Class A common stock if it does not complete the business combination within 24 months from the closing of the SPNV IPO or during any permitted extension period or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete the business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Offerpad Solutions Class A common stock in respect of such event.

If the number of outstanding shares of Offerpad Solutions Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Offerpad Solutions Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Offerpad Solutions Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Offerpad Solutions Class A common stock.

Whenever the number of shares of Offerpad Solutions Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Offerpad Solutions Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Offerpad Solutions Class A common stock so purchasable immediately thereafter.

In addition, if (x) Offerpad Solutions issues additional shares of Offerpad Solutions Class A common stock or equity-linked securities (excluding the forward purchase securities) for capital raising purposes at an issue price or effective issue price of less than $9.20 per share of Offerpad Solutions Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors of Offerpad Solutions and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the business combination on the date of the consummation of the business combination (net of redemptions), and (z) the volume-weighted average trading price of Offerpad Solutions Class A common stock during the 10-trading day period starting on the trading day after the day on which we consummate the business combination (such price, the “market value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, and the $18.00 per share redemption trigger price described above under “—Redemption of Warrants for Cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the market value and the newly issued price.

In case of any reclassification or reorganization of the outstanding shares of Offerpad Solutions Class A common stock (other than those described above or that solely affects the par value of such shares of Offerpad Solutions

Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which Offerpad Solutions is the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of Offerpad Solutions Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Offerpad Solutions as an entirety or substantially as an entirety in connection with which it is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Offerpad Solutions Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Offerpad Solutions Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of Offerpad Solutions Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Offerpad Solutions Class A common stock in such a transaction is payable in the form of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

The warrants were issued in registered form under the Warrant Agreement. If you hold warrants, you should review a copy of the Warrant Agreement, which was filed as an exhibit to the registration statement pertaining to the SPNV IPO, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants and forward purchase warrants to make any change that adversely affects the interests of the registered holders of public warrants or forward purchase warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Offerpad Solutions Class A common stock and any voting rights until they exercise their warrants and receive shares of Offerpad Solutions Class A common stock. After the issuance of shares of Offerpad Solutions Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of Offerpad Solutions Class A common stock.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Private Placement Warrants

The private placement warrants (including the Offerpad Solutions Class A common stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 30 days after the completion of the business combination (except, among other limited exceptions, to Offerpad Solutions’ officers and directors and other persons or entities affiliated with the Sponsor) and are not be redeemable by Offerpad Solutions so long as they are held by the Sponsor or its permitted transferees (except for a number of shares of Offerpad Solutions Class A common stock as described under “—Redemption of Warrants for Shares of Offerpad Solutions Class A Common Stock”). The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and the Sponsor and its permitted transferees has certain registration rights related to the private placement warrants (including the shares of Offerpad Solutions Class A common stock issuable upon exercise of the private placement warrants). Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public.

Exclusive Forum

Our Proposed Charter will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (1) any derivative action, suit or proceeding brought on our behalf; (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, stockholders or employees of ours or our stockholders; (3) any action, suit or proceeding asserting a claim against us arising pursuant to any provision of the DGCL, the Proposed Bylaws or the Proposed Charter (as either may be amended from time to time); or (4) any action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine.

Our Proposed Charter provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any such foreign action is filed in a court other than the courts in the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce such actions and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Our Proposed Charter will also provide that any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. This choice of forum provision has important consequences for our stockholders.

Anti-Takeover Effects of Provisions of the Company’s Proposed Charter and Bylaws and Applicable Law

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (1) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Charter, SPNV opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders; provided that Section 203 shall apply to Offerpad Solutions for the 12-month period following the filing of the Proposed Charter.

Transfer Agent

The transfer agent for Offerpad Solutions common stock will be Continental Stock Transfer & Trust Company.

Listing of Class A Common Stock

SPNV has applied for the listing of the Class A common stock and warrants of Offerpad Solutions on the NYSE following the completion of the business combination under the symbols “OPAD” and “OPADWS,” respectively.

Capital Stock Prior to the Business Combination

Units

Each unit had an offering price of $10.00 and consists of one share of SPNV’s Class A common stock and one-third of one redeemable warrant. Each warrant entitles the holder thereof to purchase one share of SPNV’s Class A common stock at a price of $11.50 per share, subject to adjustment. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of SPNV’s Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless a holder has purchased at least three units, such holder will not be able to receive or trade a whole warrant.

Common Stock

There are 50,312,500 shares of SPNV’s common stock outstanding, including:

•	40,250,000 shares of Class A common stock; and

•	10,062,500 shares of Class B common stock held by the Sponsor.

Only holders of SPNV’s Class B common stock have the right to elect directors or remove directors prior to the completion of the business combination. These provisions in our current certificate of incorporation may only be amended by a resolution passed by the holders of a majority of SPNV’s Class B common stock. Holders of SPNV’s Class A common stock and holders of SPNV’s Class B common stock of record are entitled to one vote for each share held on all other matters to be voted on by stockholders, including any vote in connection with the business combination, and vote together as a single class, except as required by law or the applicable rules of the NYSE.

Unless specified in our current certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of SPNV’s common stock that are voted is required to approve any such matter voted on by our stockholders. The SPNV Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the founder shares voted for the election of directors can elect all of the directors prior to the business combination. Our stockholders are entitled to receive ratable dividends when, as and if declared by the SPNV Board out of funds legally available therefor.

In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE. Under Section 211(b) of the DGCL, SPNV is required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of the business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of the initial business combination, they may attempt to force us to hold one by submitting an application to the Chancery Court in accordance with Section 211(c) of the DGCL.

SPNV will provide our public stockholders with the opportunity to redeem all or a portion of their shares upon the completion of the business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be $10.00 per public share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our initial stockholders have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares held by them in connection with the completion of our initial business combination. Our other directors and officers have also entered into the letter agreement, which imposes the same obligations on them with respect to any public shares acquired by them. Permitted transferees of our initial stockholders, officers or directors will be subject to the same obligations.

If SPNV seeks stockholder approval of the business combination and it does not conduct redemptions in connection with the business combination pursuant to the tender offer rules, our current certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than 15% of the public shares (the “Excess Shares”) without SPNV’s prior consent. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against the business combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete the business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares when we complete the business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their stock in open market transactions, potentially at a loss.

Our initial stockholders have agreed (and their permitted transferees have agreed), pursuant to the terms of a letter agreement entered into with us, to vote their founder shares and any public shares held by them in favor of the business combination. In addition, pursuant to the terms of the forward purchase agreements, the forward purchasers have agreed to vote any shares purchased by them during or after the SPNV IPO, in favor of the business combination. Our other directors and officers have also entered into the letter agreement, which imposes the same obligations on them with respect to any public shares acquired by them. Additionally, each public stockholder may elect to redeem its public shares without voting and, if they do vote, irrespective of whether they vote for or against the proposed transaction.

Pursuant to our current certificate of incorporation, if we have not completed the business combination within 24 months from the closing of the SPNV IPO, SPNV will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to SPNV to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the SPNV Board, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. SPNV’s initial stockholders have entered into a letter agreement with SPNV, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their founder shares if SPNV fails to complete the business combination within 24 months from the closing of the SPNV IPO or during any permitted extension period. However, if SPNV’s initial stockholders acquire public shares after the SPNV IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if SPNV fails to complete the business combination within the allotted 24-month time period.

In the event of a liquidation, dissolution or winding up of SPNV after a business combination, SPNV’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. SPNV’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that SPNV will provide its stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), upon the completion of the business combination, subject to the limitations described herein.

Founder Shares

The founder shares are identical to the shares of SPNV’s Class B common stock, except that: (1) the founder shares are subject to certain transfer restrictions, as described in more detail below; (2) our initial stockholders have entered into a letter agreement with us, pursuant to which they have agreed: to (a) waive their redemption rights with respect to their founder shares and any public shares held by them in connection with the completion of the business combination; (b) waive their redemption rights with respect to their founder shares and any public shares held by them in connection with a stockholder vote to approve an amendment to our certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with the business combination or to redeem 100% of our public shares if we have not consummated the business combination within 24 months from the closing of the SPNV IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity; and (c) waive their rights to liquidating distributions from the trust account with respect to any founder shares they hold if we fail to complete our initial business combination within 24 months from the closing of the SPNV IPO or during any permissible extension period (although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete the business combination within the prescribed time frame); (3) the founder shares are automatically convertible into shares of SPNV’s Class A common stock at the time of the business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in more detail below; (4) the founder shares are entitled to registration rights; and (5) holders of the founder shares will have the right to vote on the election of directors prior to the business combination and to remove directors prior to the business combination. If we submit the business combination to our public stockholders for a vote, our initial stockholders have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with us, to vote their founder shares and any public shares held by them purchased during or after the SPNV IPO in favor of our initial business combination.

The founder shares will automatically convert into shares of SPNV’s Class A common stock upon the consummation of the business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the business combination or (B) subsequent to the business combination, (x) if the last reported sale price of SPNV’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination, or (y) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their shares of SPNV’s Class A common stock for cash, securities or other property.

Preferred Stock

Our current certificate of incorporation authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. The SPNV Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The SPNV Board is also able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the SPNV common stock and could have anti-takeover effects. The ability of the SPNV Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of SPNV’s Class A common stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the SPNV IPO and 30 days after the completion of our initial business combination, except as described below. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of SPNV’s Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless the holder has purchased at least three units, such holder will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of SPNV’s Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Offerpad Solutions common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of SPNV’s Class A common stock is available. No warrant will be exercisable for cash or on a cashless basis, and SPNV will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and may expire worthless. In no event will SPNV be required to net cash settle any warrants. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of SPNV’s Class A common stock underlying such unit.

The shares of SPNV’s Class A common stock issuable upon exercise of the warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SPNV”. We will use our commercially reasonable efforts to cause the registration statement pursuant to which the shares of SPNV’s Class A common stock are registered to become effective within 60 business days following the business combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the redemption or expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if SPNV’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants

Redemption of warrants when the price per share of SPNV’s Class A common stock equals or exceeds $18.00

Once the warrants become exercisable, SPNV may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the last reported sale price of SPNV’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of SPNV’s Class A common stock and equity-linked securities as described below) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of SPNV’s Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30 day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

We have established the $18.00 redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of SPNV’s Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of SPNV’s Class A common stock and equity-linked securities as described below) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of SPNV’s Class A common stock equals or exceeds $10.00

Once the warrants become exercisable, SPNV may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of SPNV’s Class A common stock (as defined below) except as otherwise described below;

•

if, and only if, the last reported sale price of SPNV’s Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like and for certain issuances of SPNV’s Class A common stock and equity-linked securities as described above) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•

if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of SPNV’s Class A common stock) as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of SPNV’s Class A common stock issuable upon a cashless exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

The numbers in the table below represent the number of shares of SPNV’s Class A common stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of SPNV’s Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Pursuant to the Warrant Agreement, references above to SPNV’s Class A common stock shall include a security other than SPNV’s Class A common stock into which any share of SPNV’s Class A common stock has been converted or exchanged for in the event we are not the surviving company in the business combination. The numbers in the table below will not be adjusted when determining the number of shares of SPNV’s Class A common stock to be issued upon exercise of the warrants if we are not the surviving entity following the business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

	Fair Market Value of SPNV’s Class A Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and time to expiration may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of SPNV’s Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of SPNV’s Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of SPNV’s Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of SPNV’s Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of SPNV’s Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of SPNV’s Class A common stock per warrant, subject to adjustment. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of SPNV’s Class A common stock. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of SPNV’s Class A common stock per warrant (subject to adjustment).

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when SPNV’s Class A common stock is trading at or above $10.00 per share, which may be at a time when the trading price of SPNV’s Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per share of SPNV’s Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the SPNV IPO. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when SPNV’s Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when SPNV’s Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of SPNV’s Class A common stock than they would have received if they had chosen to wait to exercise their warrants for SPNV’s Class A common stock if and when SPNV’s Class A common stock trades at a price higher than the exercise price of $11.50 per share.

No fractional shares of SPNV’s Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of SPNV’s Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of SPNV’s Class A common stock pursuant to the Warrant Agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security.

Redemption procedures and cashless exercise

If we call the warrants for redemption as described above under “—Redemption of warrants when the price per share of SPNV’s Class A common stock equals or exceeds $18.00,” our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of SPNV’s Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of SPNV’s Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of SPNV’s Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A ordinary shares per warrant, subject to adjustment. We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of SPNV’s Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. The “fair market value” shall mean the volume-weighted average price of SPNV’s Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of SPNV’s Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the business combination. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise the private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of SPNV’s Class A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments

If the number of outstanding shares of SPNV’s Class A common stock is increased by a stock dividend payable in shares of SPNV’s Class A common stock, or by a split-up of shares of SPNV’s Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of SPNV’s Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of SPNV’s Class A common stock. A rights offering to holders of SPNV’s Class A common stock entitling holders to purchase shares of SPNV’s Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of SPNV’s Class A common stock equal to the product of (1) the number of shares of SPNV’s Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for SPNV’s Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of SPNV’s Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for SPNV’s Class A common stock, in determining the price payable for SPNV’s Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume-weighted average price of SPNV’s Class A common stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the shares of SPNV’s Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of SPNV’s Class A common stock on account of such shares of SPNV’s Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of SPNV’s Class A common stock in connection the business combination, (d) to satisfy the redemption rights of the holders of SPNV’s Class A common stock in connection with a stockholder vote to amend our current certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of SPNV’s Class A common stock if we do not complete the business combination within 24 months from the closing of the SPNV IPO or during any permitted extension period or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete the business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of SPNV’s Class A common stock in respect of such event.

If the number of outstanding shares of SPNV’s Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of SPNV’s Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of SPNV’s Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of SPNV’s Class A common stock.

Whenever the number of shares of SPNV’s Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of SPNV’s Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of SPNV’s Class A common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of SPNV’s Class A common stock or equity-linked securities (excluding the forward purchase securities) for capital raising purposes in connection with the closing of the business combination at an issue price or effective issue price of less than $9.20 per share of SPNV’s Class A common stock (with such issue price or effective issue price to be determined in good faith by the SPNV Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the business combination on the date of the consummation of the business combination (net of redemptions), and (z) the volume-weighted average trading price of SPNV’s Class A common stock during the 10-trading day period starting on the trading day after the day on which we consummate the business combination (such price, the “market value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, and the $18.00 per share redemption trigger price described above under “—Redemption of warrants when the price per share of SPNV’s Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the market value and the newly issued price.

In case of any reclassification or reorganization of the outstanding shares of SPNV’s Class A common stock (other than those described above or that solely affects the par value of such shares of SPNV’s Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of SPNV’s Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of SPNV’s Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by SPNV in connection with redemption rights held by stockholders of SPNV as provided for in our current certificate of incorporation or as a result of the redemption of shares of SPNV’s Class A common stock by SPNV if the initial business combination is presented to the stockholders of SPNV for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of SPNV’s Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of SPNV’s Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of SPNV’s Class A common stock in such a transaction is payable in the form of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

The warrants were issued in registered form under Warrant Agreement. If you hold warrants, you should review a copy of the Warrant Agreement, which was filed as an exhibit to the registration statement pertaining to the SPNV IPO, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants and forward purchase warrants to make any change that adversely affects the interests of the registered holders of public warrants or forward purchase warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of SPNV’s Class A common stock and any voting rights until they exercise their warrants and receive shares of SPNV’s Class A common stock. After the issuance of shares of SPNV’s Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of SPNV’s Class A common stock.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Private Placement Warrants

The private placement warrants (including SPNV’s Class A common stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until 30 days after the completion of the business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our sponsor) and are not be redeemable by us so long as they are held by the Sponsor or its permitted transferees (except for a number of shares of SPNV’s Class A common stock as described under “—Redemption of warrants when the price per share of SPNV’s Class A common stock equals or exceeds $10.00”). The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and the Sponsor and its permitted transferees has certain registration rights related to the private placement warrants (including the shares of SPNV’s Class A common stock issuable upon exercise of the private placement warrants), as described below. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of SPNV’s Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of SPNV’s Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A ordinary shares per warrant, subject to adjustment. We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of SPNV’s Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. The “fair market value” shall mean the volume-weighted average price of SPNV’s Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it is not known at the time of the SPNV IPO whether they would be affiliated with us following the business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit Insiders from selling our securities except during specific periods of time. Even during such periods of time when Insiders will be permitted to sell our securities, an Insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of SPNV’s Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the Insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to fund working capital deficiencies or finance transaction costs in connection with the business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. We may repay such loaned amounts upon completion of the business combination. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to the Sponsor.

MARKET AND DIVIDEND INFORMATION

Market Information Related to SPNV’s Securities

Our public units, each of which consists of one share of SPNV’s Class A common stock and one-third of one public warrant, each whole public warrant entitling the holder thereof to purchase one share of SPNV’s Class A common stock, began trading on the NYSE under the symbol “SPNV.U” on October 23, 2020. On December 9, 2020, we announced that holders of our public units could elect to separately trade SPNV’s Class A common stock and the public warrants included in the public units, or to continue to trade the public units without separating them. On or about October 23, 2020, SPNV’s Class A common stock and public warrants began trading on the NYSE under the symbols “SPNV” and “SPNV WS,” respectively. Each public warrant entitles the holder to purchase one share of SPNV’s Class A common stock at a price of $11.50 per share, subject to adjustments as described in our final prospectus dated October 23, 2020, which was filed with the SEC. Warrants may only be exercised for a whole number of shares of SPNV’s Class A common stock and will become exercisable upon the later of (i) 30 days after the completion of an initial business combination and (ii) 12 months from the closing of our initial public offering. Our public warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation as described in the SPNV IPO prospectus.

Dividend Policy

SPNV has not paid any cash dividends on SPNV’s common stock to date and does not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future is dependent upon SPNV’s revenues and earnings, if any, capital requirements, the terms of any indebtedness and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to the business combination will be within the discretion of the SPNV Board at such time. In addition, the SPNV Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Market Information Related to Offerpad’s Securities

There is no public market for Offerpad’s securities. For information regarding Offerpad’s liquidity and capital resources, see “Offerpad’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to SPNV regarding (i) the actual beneficial ownership of SPNV’s common stock as of June 16, 2021 (pre-business combination) and (ii) the expected beneficial ownership of Offerpad Solutions common stock immediately following the Closing, assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below by:

•

each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of SPNV’s common stock and is expected to be the beneficial owner of more than 5% of shares of Offerpad Solutions common stock following the Closing;

•	each of SPNV’s current executive officers and directors;

•	each person who will become a named executive officer or director of Offerpad Solutions following the Closing; and

•	all executive officers and directors of SPNV, as a group, and all executive officers and directors of Offerpad Solutions following the Closing, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of SPNV’s common stock pre-business combination is based on 40,250,000 shares of SPNV’s Class A common stock and 10,062,500 shares of SPNV’s Class B common stock issued and outstanding as of June 16, 2021.

The expected beneficial ownership of Offerpad Solutions common stock post-business combination assumes two scenarios:

•	Assuming No Redemption: This presentation assumes that no shares of SPNV Class A common stock are redeemed in connection with the business combination.

•	Assuming Maximum Redemption: This presentation assumes that 37.15 million shares of SPNV Class A common stock are redeemed in connection with the business combination.

Both scenarios assume an estimated 199,992,460 shares of Offerpad Solutions common stock being issued to Offerpad equityholders at Closing based on shares of Offerpad capital stock outstanding as of June 16, 2021, the issuance and sale of 20,000,000 shares of Offerpad Solutions Class A common stock in the PIPE Investment, and the issuance and sale of 5,000,000 shares of Offerpad Solutions Class A common stock pursuant to the SPNV Forward Purchase Agreements.

Based on the foregoing assumptions, we estimate that there would be 260,489,157 shares of Offerpad Solutions Class A common stock and 14,815,804 shares of Offerpad Solutions Class B common stock issued and outstanding immediately following the consummation of the business combination in the “no redemption” scenario, and 223,339,157 shares of Offerpad Solutions Class A common stock and 14,815,804 shares of Offerpad Solutions Class B common stock issued and outstanding immediately following the consummation of the business combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under “Following the Business Combination” in the table that follows will be different.

The following table does not reflect the beneficial ownership of any shares of Offerpad Solutions Class A common stock issuable upon exercise of public warrants or private placement warrants, including those to be purchased pursuant to the SPNV Forward Purchase Agreements, as such securities are not exercisable or convertible within 60 days of June 16, 2021.

Unless otherwise indicated, SPNV believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Prior to the Business Combination(2)				Following the Business Combination
	Supernova Class A Common Stock		Supernova Class B Common Stock		Offerpad Solutions Class A Common Stock (Assuming No Redemption)		Offerpad Solutions Class A Common Stock (Assuming Maximum Redemption)		Offerpad Solutions Class B Common Stock		Combined Voting Power of Offerpad Solutions Following Business Combination(3)
Name of Beneficial Owner(1)	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Assuming No Redemptions	Assuming Maximum Redemptions
Five Percent Holders
Supernova Partners LLC(4)	9,861,250	24.5%	9,861,250	98.0%	9,861,250	3.8%	9,861,250	4.4%	—	—	2.4%	2.7%
Citadel Advisors LLC(5)	3,190,060	7.9%	—	—	3,190,060	1.2%	3,190,060	1.4%	—	—	*	*
Weiss Asset Management LP(6)	3,212,012	8.0%	—	—	4,212,012	1.6%	4,212,012	1.9%	—	—	1.0%	1.1%
Empyrean Capital Partners, LP(7)	2,767,676	6.9%	—	—	2,767,676	1.1%	2,767,676	1.2%	—	—	*	*
Millennium Management LLC(8)	2,338,116	5.8%	—	—	2,338,116	*	2,338,116	1.0%	—	—	*	*
Castle Creek Arbitrage, LLC(9)	2,100,350	5.2%	—	—	2,100,350	*	2,100,350	*	—	—	*	*
Entities affiliated with LL Capital Partners I, L.P.(10)	—	—	—	—	100,350,569	38.5%	100,350,569	44.9%	—	—	24.6%	27.0%
First American Financial Corporation(11)	—	—	—	—	32,137,947	12.3%	32,137,947	14.4%	—	—	7.9%	8.7%
Directors and Executive Officers of Supernova prior to the Business Combination
Spencer M. Rascoff(4)(12)(17)	9,861,250	24.5%	9,861,250	98.0%	10,361,250	4.0%	10,361,250	4.7%	—	—	2.5%	2.8%
Alexander M. Klabin(4)(12)(18)	9,861,250	24.5%	9,861,250	98.0%	14,361,250	5.5%	14,361,250	6.5%	—	—	3.5%	3.9%
Robert D. Reid(4)(12)	9,861,250	24.5%	9,861,250	98.0%	9,861,250	3.8%	9,861,250	4.4%	—	—	2.4%	2.7%
Michael S. Clifton(4)(12)	9,861,250	24.5%	9,861,250	98.0%	9,861,250	3.8%	9,861,250	4.4%	—	—	2.4%	2.7%
Ken Fox(12)	40,250	*	40,250	*	40,250	*	40,250	*	—	—	*	*
Jim Lanzone(12)	40,250	*	40,250	*	40,250	*	40,250	*	—	—	*	*
Gregg Renfrew(12)	40,250	*	40,250	*	40,250	*	40,250	*	—	—	*	*
Rajeev Singh(12)	40,250	*	40,250	*	40,250	*	40,250	*	—	—	*	*
All Supernova directors and executive officers, as a group (eight individuals)	10,022,250	24.9%	10,022,250	99.6%	15,022,250	5.8%	15,022,250	6.7%	—	—	3.7%	4.0%
Directors and Executive Officers of Offerpad Solutions following the Business Combination
Brian Bair(13)	—	—	—	—	15,777,678	6.1%	15,777,678	7.1%	14,815,804	100.00%	40.1%	44.1%
Stephen Johnson(14)	—	—	—	—	282,469	*	282,469	*	—	—	*	*
Mike Burnett(15)	—	—	—	—	494,322	*	494,322	*	—	—	*	*
Benjamin Aronovitch	—	—	—	—	—	—	—	—	—	—	—	—
Katie Curnutte	—	—	—	—	—	—	—	—	—	—	—	—
Kenneth DeGiorgio	—	—	—	—	—	—	—	—	—	—	—	—
Alexander M. Klabin(4)(18)	9,861,250	24.5%	9,861,250	98.0%	14,361,250	5.5%	14,361,250	6.4%	—	—	3.5%	3.9%
Ryan O’Hara	—	—	—	—	—	—	—	—	—	—	—	—
Sheryl Palmer(16)	—	—	—	—	35,000	*	35,000	*	—	—	*	*
Roberto Sella	—	—	—	—	378,095	*	378,095	*	—	—	*	*
All Offerpad Solutions directors and executive officers, as a group (ten individuals)	9,861,250	24.5%	9,861,250	98.0%	31,328,814	12.0%	31,328,814	14.0%	14,815,804	100.00%	43.9%	48.3%

*	Less than one percent.
(1)

Unless otherwise noted, the business address of each of those listed in the table above pre-business combination is 4301 50th Street NW, Suite 300 PMB 1044, Washington, D.C. 20016 and post-business combination is 2150 E German Rd, Suite 1, Chandler, AZ 85286.

(2)

Prior to the Closing, holders of record of Supernova Class A common stock and Supernova Class B common stock are entitled to one vote for each share held on all matters to be voted on by Supernova stockholder and vote together as a single class, except as required by law; provided, that only holders of Supernova Class B common stock have the right to vote on the election of directors and to remove directors prior to Supernova’s initial business combination.

(3)

Percentage of combined voting power represents voting power with respect to all shares of Offerpad Solutions Class A common stock and Offerpad Solutions Class B common stock, voting together as a single class. Each holder of Offerpad Solutions Class A common stock will be entitled to one vote per share, and each holder of Offerpad Solutions Class B common stock will be entitled to 10 votes per share prior to the Sunset Date.

(4)

The Sponsor is governed by a board of managers consisting of four managers: Spencer M. Rascoff, Alexander M. Klabin, Robert D. Reid and Michael S. Clifton. As a result, each of Messrs. Rascoff, Klabin, Reid, and Clifton may be deemed to share beneficial ownership of the shares of Common Stock owned by Sponsor, and accordingly, we have reported this information above. However, each director of the Sponsor has one vote, and the approval of a majority of the directors is required to approve any action of the Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of at least a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no director of the Sponsor exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he directly holds a pecuniary interest.

(5)

Based on a Schedule 13G filed with the SEC on April 22, 2021 on behalf of Citadel Advisors LLC, Citadel Advisors Holdings LP, Citadel GP LLC, Citadel Securities LLC, CALC IV LP, Citadel Securities GP LLC and Mr. Kenneth Griffin. The address for the filing persons is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(6)

Based on a Schedule 13G filed with the SEC on April 2, 2021 on behalf of Weiss Asset Management LP, BIP GP LLC, WAM GP LLC and Andrew M. Weiss, Ph.D, and includes (a) 370,000 shares of Offerpad Solutions common stock to be purchased by Brookdale Global Opportunity Fund and (b) 630,000 shares of Offerpad Solutions common stock to be purchased by Brookdale International Partners, L.P. in the PIPE Investment. The address for the filing persons is 222 Berkeley Street, 16th Floor, Boston, Massachusetts 02116.

(7)

Based on a Schedule 13G filed with the SEC on January 11, 2021 on behalf of Empyrean Capital Overseas Master Fund, Ltd., Empyrean Capital Partners, LP and Amos Meron. The address for the filing persons is 10250 Constellation Boulevard, Suite 2950, Los Angeles, California 90067.

(8)

Based on a Schedule 13G/A filed with the SEC on January 26, 2021 on behalf of Integrated Core Strategies (US) LLC, Riverview Group LLC, ICS Opportunities, Ltd. Millennium International Management LP, Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander. The address for the filing persons is 666 Fifth Avenue, New York, New York 10103.

(9)

Based on a Schedule 13G filed with the SEC on February 16, 2021 on behalf of Castle Creek Arbitrage, LLC, Allan Weine, CC ARB West, LLC and CC Arbitrage, Ltd. The address for the filing persons is 190 South LaSalle Street, Suite 3050, Chicago, Illinois 60603.

(10)

Consists of (a) 92,786,083 shares of Offerpad Solutions Class A common stock that will be held by LL Capital Partners I, L.P. following the business combination and (b) 7,564,486 shares of Offerpad Solutions Class A common stock that will be held by SIF V, LLC following the business combination. LLCP I GP, LLC is the general partner of LL Capital Partners I, L.P. and exercises voting and dispositive power over the shares noted herein held by LL Capital Partners I, L.P. LLCP II GP, LLC is the general partner of SIF V, LLC and exercises voting and dispositive power over the shares noted herein held by SIF V, LLC. Roberto Sella is the sole manager of SIF V, LLC and LLCP II GP, LLC. As the sole manager of SIF V, LLC and LLCP II GP, LLC, Roberto Sella may be deemed to have voting and dispositive power for the shares noted herein held by LL Capital Partners I, L.P. and SIF V, LLC. Each of LL Capital Partners I, L.P., SIF V, LLC and Roberto Sella separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o LL Funds, LLC, 2400 Market Street Philadelphia, PA 19103.

(11)

Consists of 32,137,947 shares of Offerpad Solutions Class A common stock that will be held of record by First American Financial Corporation (“First American”) following the business combination. The management of First American exercises voting and dispositive power with respect to these securities. The board of directors of First American is responsible for appointing all of the members of management, and no member of the board of directors of First American is deemed to beneficially own the shares of common stock held by First American. The address for First American Financial Corporation is 1 First American Way, Santa Ana, CA 97207.

(12)

Interests shown consist solely of founder shares or shares acquired pursuant to the forward purchase agreements. Such founder shares will automatically convert into shares of Offerpad Solutions Class A common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment. Such shares acquired pursuant to the forward purchase agreements will be shares of Offerpad Solutions Class A common stock upon completion of our initial business combination.”

(13)

Consists of 14,815,804 shares of Offerpad Solutions Class B common stock that will be held following the business combination and 961,874 shares of Offerpad Solutions Class A common stock that would be issuable upon exercise of options exercisable as of or within 60 days of June 16, 2021.

(14)	Consists of 282,469 shares of Offerpad Solutions Class A common stock that would be issuable upon exercise of options exercisable as of or within 60 days of June 16, 2021.
(15)	Consists of 494,322 shares of Offerpad Solutions Class A common stock that would be issuable upon exercise of options exercisable as of or within 60 days of June 16, 2021.
(16)	Consists of 35,000 shares of Offerpad Solutions Class A common stock to be purchased in the PIPE Investment.
(17)

In addition to founder shares, also includes 500,000 shares to be acquired pursuant to the forward purchase agreements. Such shares acquired pursuant to the forward purchase agreements will be shares of Offerpad Solutions Class A common stock upon completion of our initial business combination.

(18)

In addition to founder shares, also includes 4,500,000 shares to be acquired pursuant to the forward purchase agreements. Such shares acquired pursuant to the forward purchase agreements will be shares of Offerpad Solutions Class A common stock upon completion of our initial business combination.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

SPNV Related Party Transactions

On September 9, 2020, the Sponsor paid $25,000 to cover for certain offering costs in exchange for 11,500,000 founder shares, or approximately $0.002 per share. On September 14, 2020, SPNV effectuated an 0.75-for-1 reverse split of the founder shares, resulting in an aggregate outstanding amount of 8,625,000 founder shares. On September 24, 2020, the Sponsor transferred 34,500 founder shares to each of the then five independent director nominees. The purchase price of the founder shares was determined by dividing the amount of cash contributed to SPNV by the number of founder shares issued. On October 20, 2020, SPNV effectuated a 6-for-7 stock split of the founder shares, resulting in an aggregate outstanding amount of 10,062,500 founder shares. Upon the completion of the SPNV IPO, SPNV’s initial stockholders held 10,062,500 founder shares. The Sponsor is considered a related person of SPNV because, since SPNV’s formation, the Sponsor has been an affiliate of SPNV and has held more than 5% of SPNV’s capital stock.

The Sponsor has purchased an aggregate of 6,700,000 private placement warrants at a price of $1.50 per warrant for $10,050,000 in a private placement that occurred simultaneously with the closing of the SPNV IPO. Each private placement warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as provided herein. Private placement warrants may be exercised only for a whole number of shares. The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of our initial business combination.

If any of SPNV’s officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to SPNV. SPNV’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to SPNV.

The Sponsor and SPNV’s officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with SPNV’s formation and initial public offering or activities on SPNV’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SPNV’s audit committee will review on a quarterly basis all payments that were made by SPNV to the Sponsor or SPNV’s officers, directors or its or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on SPNV’s behalf.

The Sponsor has agreed to loan SPNV up to $300,000 to be used for a portion of the expenses of the SPNV IPO. SPNV’s promissory note was repaid in full upon the closing of the SPNV IPO.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of SPNV’s officers and directors may, but are not obligated to, loan SPNV funds as may be required. If SPNV completes its initial business combination, it may repay such loaned amounts out of the proceeds of the trust account released to SPNV. Otherwise, such loans may be repaid only out of funds held outside the trust account. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to the Sponsor. The terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to SPNV’s initial business combination, SPNV does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as SPNV does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.

After SPNV’s initial business combination, members of SPNV’s management team who remain with SPNV may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to SPNV’s stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to SPNV’s stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider SPNV’s initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.

SPNV entered into a forward purchase agreement with affiliates of the Sponsor pursuant to which such affiliates have committed to purchase from SPNV up to 5,000,000 Forward Purchase Units, consisting of one share of Offerpad Solutions Class A common stock and one-third of one warrant to purchase one share of Offerpad Solutions Class A common stock for $10.00 per unit, or an aggregate amount of up to $50,000,000, in a private placement that will close concurrently with the closing of a business combination. In connection with the execution of the Merger Agreement, SPNV entered into an amendment to the SPNV Forward Purchase Agreement between SPNV and affiliates of the Sponsor. Pursuant to the SPNV Forward Purchase Agreement, as amended, affiliates of the Sponsor have agreed to purchase 5,000,000 Forward Purchase Units, for $10.00 per unit, or in exchange for an aggregate purchase price of $50,000,000, in a private placement that will close concurrently with the Closing. Please see the section entitled “Proposal No. 1— The Business Combination Proposal—Certain Agreements Related to the Business Combination—SPNV Forward Purchase Agreement.”

Each of the SPNV Insiders has an indirect economic interest in the founder shares and private placement warrants purchased by the Sponsor as a result of his or her membership interest in the Sponsor. In considering the recommendations of the SPNV Board to vote for the business combination proposal and the other proposals described in this proxy statement/prospectus, SPNV’s stockholders should consider these interests.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, SPNV, the SPNV Insiders and Offerpad entered into the Sponsor Support Agreement pursuant to which the SPNV Insiders agreed to, among other things, vote to adopt and approve the Merger Agreement and the Transactions, in each case, subject to the terms and conditions of the Sponsor Support Agreement. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Sponsor Support Agreement.”

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Offerpad Solutions, the Sponsor, certain independent directors of SPNV, the parties to the SPNV Forward Purchase Agreements, certain former stockholders of Offerpad and other parties will enter into an Amended and Restated Registration Rights Agreement, pursuant to which Offerpad Solutions will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Offerpad Solutions common stock and other equity securities of Offerpad Solutions that are held by the parties thereto from time to time. Please see the section entitled “Proposal No. 1—The Business Combination Proposal—Certain Agreements Related to the Business Combination—Registration Rights Agreement.”

Offerpad’s Related Party Transactions

LL Credit Facilities

Since October 26, 2016, Offerpad has been party to a loan and security agreement (the “LL Funds Loan Agreement”), with LL Private Lending Fund, L.P. and LL Private Lending Fund II, L.P., both of which are affiliates of LL Capital Partners I, L.P., which since 2018 has held more than 5% of Offerpad’s capital stock. Additionally, Roberto Sella, who is a member of Offerpad’s board of directors and is expected to serve as a member of Offerpad Solutions’ board of directors following the consummation of the business combination, is the managing partner of LL Funds. The LL Funds Loan Agreement is comprised of a senior revolving credit line and a revolving mezzanine loan, under which Offerpad may borrow loans up to a maximum principal amount of line of $225.0 million and $43.45 million, respectively. Interest accrues on the senior revolving credit line and the mezzanine revolving credit line at rates of LIBOR + 4.0% and 13.0%, respectively. In the years ended December 31, 2018, 2019 and 2020 and for the three months ended March 31, 2021, Offerpad paid a total of $16.8 million, $16.8 million $7.8 million and $1.5 million, respectively, in interest for borrowings under the LL Funds Loan Agreement, and had $225.8 million, $238.5 million, $118.4 million and $115.2 million, respectively, in principal outstanding. Since 2018, the largest amount of principal outstanding under the LL Funds Loan Agreement was $256.3 million. As of March 31, 2021, Offerpad had $102.6 million and $12.7 million outstanding under the senior revolving credit and mezzanine revolving loans, respectively.

Since March 16, 2020, Offerpad has also been party to a mezzanine loan and security agreement (the “LL Mezz Loan Agreement”), with LL Private Lending Fund II, L.P., which is an affiliate of LL Capital Partners I, L.P., which since 2018 has held more than 5% of Offerpad’s capital stock. Additionally, Roberto Sella, who is a member of Offerpad’s board of directors and is expected to serve as a member of Offerpad Solutions’ board of directors following the consummation of the business combination, is the managing partner of LL Funds. Under the LL Mezz Loan Agreement, Offerpad may borrow loans up to a maximum principal amount of line of $25.0 million. Interest accrues on the mezzanine revolving credit line at a rate of 13.0%. In the year ended December 31, 2020 and for the three months ended March 31, 2021, Offerpad paid a total of $0.44 million and $0.20 million, respectively, in interest for borrowings under the LL Mezz Loan Agreement, and had $6.2 million and $9.4 million, respectively, in principal outstanding. The largest amount of principal outstanding under the LL Mezz Loan Agreement was $9.4 million. As of March 31, 2021, Offerpad had $9.4 million outstanding under the mezzanine revolving loan.

Commercial Relationship with First American Financial Corporation

First American Financial Corporation (“First American”), which has held more than 5% of Offerpad’s capital stock since February 2019, through its subsidiaries is a provider of title insurance and settlement services for real estate transactions and a provider of property data services. Additionally, Kenneth DeGiorgio, who is a member of Offerpad’s board of directors and is expected to serve as a member of Offerpad Solutions’ board of directors following the consummation of the business combination, is the president of First American. Offerpad uses First American’s services in the ordinary course of its home-buying and home-selling activities. In the years ended December 31, 2019 and 2020 and for the three months ended March 31, 2021, Offerpad paid First American $6.9 million, $7.1 million and $1.7 million for its services, respectively, inclusive of the fees for property data services.

Credit Agreement with First American

On June 30, 2021, Offerpad entered into a credit agreement (the “First American Credit Agreement”) with First American Title Insurance Company, which is an affiliate of First American which has held more than 5% of Offerpad’s capital stock since February 2019. Additionally, Kenneth DeGiorgio, who is a member of Offerpad’s board of directors and is expected to serve as a member of Offerpad Solutions’ board of directors following the consummation of the business combination, is the president of First American. Under the First American Credit Agreement, Offerpad borrowed a principal amount of $30.0 million, which is also the largest amount of principal outstanding under the First American Credit Agreement. The loan accrues interest at an annual rate of 12.0%, subject to a default rate of an additional 2.0%, and matures upon the earliest of (i) June 30, 2022, (ii) acceleration of payments under the credit agreement and (iii) one business day following the closing of a transaction (other than certain securitization financings) by Offerpad resulting in the receipt of at least $100.0 million in net cash proceeds. Offerpad will use the loan to help continue to fund its ongoing operations through the consummation of the business combination. The principal amount of the loan, together with all accrued but unpaid interest, will be repaid in connection with the Closing.

Notes Payable

From August 2015 to January 2017, Offerpad issued an aggregate of $1.1 million in notes payable to immediate family members of Brian Bair, Offerpad’s chief executive officer and a member of its board of directors. The notes payable bear interest at a rate of 14.0% per annum, are pre-payable and have no set maturity date. In the years ended December 31, 2018, 2019 and 2020 and for the three months ended March 31, 2021, Offerpad paid a total of $0.2 million, $0.2 million, $0.2 million and $0.04 million, respectively, in interest for borrowings under the notes payable, and no principal. Since 2018, the largest amount of principal outstanding under these notes payable was $1.1 million. As of March 31, 2021, Offerpad had $1.1 million outstanding under such notes payable. The principal amount of each note, together all accrued but unpaid interest, will be repaid upon the Closing. The following table summarizes the notes payable outstanding held by such related persons:

Amounts outstanding as of March 31, 2021
Ashlee Anderson	$300,000
Bonnie Simonton	200,000
Scott Simonton	592,328

Total	$1,092,328

Convertible Preferred Stock Financings

In April 2018 and June 2018, Offerpad issued and sold 4,650,874 and 2,325,437 shares, respectively, of its Series B convertible preferred stock to LL Capital Partners I, L.P. for a total purchase price of $45.0 million. Additionally, in April 2018, Offerpad issued and sold 775,146 shares of its Series B convertible preferred stock for a total purchase price of $5.0 million, and issued a warrant to purchase 250,552 shares of its common stock at an exercise price of $6.4504 per share, to an affiliated entity of LL Capital Partners I, L.P. As a result of the transactions, LL Capital Partners I, L.P. holds more than 5% of Offerpad’s capital stock.

In February 2019 and February 2020, Offerpad issued and sold to First American 3,764,606 and 501,947 shares, respectively, of its Series C convertible preferred stock for a total purchase price of $85.0 million. As result of the transactions, First American holds more than 5% of Offerpad’s capital stock.

Repurchase of Common Stock

In connection with Offerpad’s Series C convertible preferred stock financing, in February 2019, we repurchased an aggregate of 636,396 shares of common stock at a purchase price of $16.7348 per share. The purchase price represents a price equal to 84% of the purchase price of $19.9224 per share of Series C convertible preferred stock. Of the 636,396 shares of common stock repurchased: 253,961 shares of common stock were sold by Brian Bair, our Chief Executive Officer; 134,450 shares were sold by a family member of Brian Bair; and 119,511 shares were sold by a separate family member of Brian Bair.

Voting Agreement

Offerpad is party to a Fourth Amended and Restated Voting Agreement, dated as of April 16, 2020, pursuant to which certain holders of its capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers, have agreed to vote their shares of Offerpad stock on certain matters, including with respect to the election of directors. This agreement will terminate upon the Closing.

Investor Rights Agreement

Offerpad is party to a Third Amended and Restated Investors Rights Agreement, dated as of February 5, 2019, as amended on February 20, 2020, which grants registration rights and information rights, among other things, to certain holders of its capital stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers. This agreement will terminate upon the Closing.

Right of First Refusal and Co-Sale Agreement

Offerpad is party a Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of February 5, 2019, as amended on February 20, 2020, whereby Offerpad has the right to purchase shares of Offerpad stock that certain stockholders propose to sell to other parties. Certain holders of Offerpad stock, including certain holders of 5% of its capital stock and entities affiliated with certain of its directors, as well as certain of its directors and executive officers, have rights of first refusal and co-sale under the agreement. This agreement will terminate upon the Closing.

Compensation of Immediate Family Members of Brian Bair

Offerpad employs two of Brian Bair’s brothers full-time. For the years ended December 31, 2018, 2019 and 2020, one of his brothers received approximately $248,000, $240,000 and $260,000 in total compensation in those years, respectively, and the other received approximately $223,000, $216,000 and $313,000 in total compensation in those years, respectively. Offerpad also employs Brian Bair’s sister-in-law. For the years ended December 31, 2019 and 2020, she received approximately $145,000 and $120,000 in total compensation in those years, respectively.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the business combination, the board of directors of Offerpad Solutions will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of Offerpad Solutions’ executive officers or directors;

•	any person who is known by the post-combination company to be the beneficial owner of more than 5% of Offerpad Solutions’ voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Offerpad Solutions’ voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Offerpad Solutions’ voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Offerpad Solutions will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

SECURITIES ACT RESTRICTIONS ON RESALE OF SPNV’S SECURITIES

In general, Rule 144 of the Securities Act, (“Rule 144”), permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Transactions, we will no longer be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of SPNV’s common stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of SPNV’s common stock or warrants, as applicable, then outstanding; or

•	the average weekly reported trading volume of SPNV’s common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.

As of the date of this proxy statement/prospectus, SPNV had 50,312,500 shares of Class A common stock outstanding. Of these shares, 40,250,000 shares sold in the SPNV IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the shares of SPNV’s Class A common stock owned by the Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Transactions are approved, the shares of Offerpad Solutions Class A common stock we issue to the PIPE Investors pursuant to the Subscription Agreements will be restricted securities for purposes of Rule 144.

As of the date of this proxy statement/prospectus, there are 20,116,667 warrants of SPNV outstanding, consisting of 13,416,667 public warrants originally sold as part of the units issued in the SPNV IPO and 6,700,000 private placement warrants that were sold by SPNV to the Sponsor in a private sale prior to the SPNV IPO. Each warrant is exercisable for one share of SPNV’s Class A common stock, in accordance with the terms of the Warrant Agreement governing the warrants. The public warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to file a registration statement registering the issuance of shares of Offerpad Solutions Class A common stock that may be issued upon the exercise of the public warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Transactions.

APPRAISAL RIGHTS

Neither SPNV stockholders nor SPNV unit or warrant holders have appraisal rights under the DGCL in connection with the Transactions.

SUBMISSION OF STOCKHOLDER PROPOSALS

The SPNV Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

Following the business combination, for any proposal to be considered for inclusion in our form of proxy for submission to the stockholders at our 2022 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders in order to be considered for inclusion in our proxy materials for the 2022 annual meeting. For purposes of the 2022 annual meeting, the date of the preceeding year’s annual meeting shall be deemed to be June 15, 2021. Our bylaws also specify requirements as to the form and content of a stockholder’s notice.

LEGAL MATTERS

Simpson Thacher & Bartlett LLP, has passed upon the validity of the securities of SPNV offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements for Supernova Partners Acquisition Company, Inc. as of December 31, 2020 and for the period from August 31, 2020 (inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of OfferPad, Inc. as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, included in this Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the SPNV Board, any committee chairperson or the non-management directors as a group by writing to the SPNV Board or committee chairperson in care of Supernova Partners Acquisition Company, Inc., 4301 50th Street NW, Suite 300, PMB 1044, Washington, DC 20016.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, SPNV and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of SPNV’s annual report to stockholders and SPNV’s proxy statement/prospectus. Upon written or oral request, SPNV will deliver a separate copy of the annual report and/or proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that SPNV deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that SPNV deliver single copies of such documents in the future. Stockholders may notify SPNV of their requests by calling or writing SPNV at its principal executive offices at 4301 50th Street NW, Suite 300, PMB 1044, Washington, DC 20016 or (202) 918-7050.

WHERE YOU CAN FIND MORE INFORMATION

SPNV files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by SPNV with the Securities SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on SPNV at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to SPNV has been supplied by SPNV, and all such information relating to Offerpad has been supplied by Offerpad. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the business combination, you should contact via phone or in writing:

Supernova Partners Acquisition Company, Inc.

4301 50th Street NW

Suite 300, PMB 1044

Washington, DC 20016

Tel: (202) 918-7050

If you are a stockholder of SPNV and would like to request documents, please do so by , 2021, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

This document is a proxy statement/prospectus of SPNV for the special meeting. We have not authorized anyone to give any information or make any representation about the Transactions, Offerpad or SPNV that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO THE FINANCIAL STATEMENTS

SUPERNOVA PARTNERS ACQUISITION

COMPANY, INC.

OFFERPAD, INC.

Unaudited condensed consolidated financial statements As of March 31, 2021 and December 31, 2020 and for the three months ended March 31, 2021 and 2020
Financial Statements:
Condensed Consolidated Balance Sheets	F-72
Condensed Consolidated Statements of Operations	F-74
Condensed Consolidated Statements of Changes in Temporary Equity and Stockholders’ Deficit	F-75
Condensed Consolidated Statements of Cash Flows	F-76
Notes to Condensed Consolidated Financial Statements	F-77

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Supernova Partners Acquisition Company, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Supernova Partners Acquisition Company, Inc. (the “Company”) as of December 31, 2020, the related statements of operations, stockholders’ equity and cash flows for the period from August 31, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 31, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from August 31, 2020 (inception) through December 31, 2020 have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

March 31, 2021, except for the effects of the restatement discussed in Notes 2 and 11 to which the date is May 25, 2021

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

BALANCE SHEET

As Restated – See Note 2

December 31, 2020 (Restated)

Assets:
Current assets:
Cash	$1,079,633
Prepaid expenses	405,522

Total current assets	1,485,155
Investments held in Trust Account	402,578,522

Total Assets	$404,063,677

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$38,915
Accrued expenses	215,097
Income tax payable	4,749
Franchise tax payable	61,264

Total current liabilities	320,025
Deferred legal fees	100,000
Deferred underwriting commissions	14,087,500
Derivative liabilities	49,674,170

Total Liabilities	64,181,695

Commitments and Contingencies
Class A common stock, $0.0001 par value; 33,488,198 shares subject to possible redemption at $10.00 per share	334,881,980

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 6,761,802 shares issued and outstanding (excluding 33,488,198 shares subject to possible redemption)	676
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,062,500 shares issued and outstanding	1,006
Additional paid-in capital	30,379,198
Accumulated deficit	(25,380,878)

Total stockholders’ equity	5,000,002

Total Liabilities and Stockholders’ Equity	$404,063,677

The accompanying notes are an integral part of these financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

STATEMENT OF OPERATIONS

As Restated – See Note 2

For the Period From August 31, 2020 (Inception) Through December 31, 2020

General and administrative expenses	$229,377
Franchise tax expenses	61,264

Total operating expenses	(290,641)
Other income (expense)
Change in fair value of derivative liabilities	(24,193,170)
Financing costs - derivative liabilities	(970,840)
Net gain on investments held in Trust Account	78,522

Loss before income tax expense	(25,376,129)
Income tax expense	4,749

Net loss	$(25,380,878)

Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	35,891,064

Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00

Weighted average shares outstanding of nonredeemable Class A and Class B common stock, basic and diluted	12,232,461

Basic and diluted net loss per share, nonredeemable Class A and Class B common stock	$(2.08)

The accompanying notes are an integral part of these financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

As Restated – See Note 2

For the Period From August 31, 2020 (Inception) Through December 31, 2020

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - August 31, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	10,062,500	1,006	23,994	—	25,000
Sale of units in initial public offering, less fair value of public warrants	40,250,000	4,025	—	—	385,590,975	—	385,595,000
Offering costs	—	—	—	—	(21,831,140)	—	(21,831,140)
Excess of cash received over fair value of private placement warrants	—	—	—	—	1,474,000	—	1,474,000
Common stock subject to possible redemption	(33,488,198)	(3,349)	—	—	(334,878,631)	—	(334,881,980)
Net loss	—	—	—	—	—	(25,380,878)	(25,380,878)

Balance - December 31, 2020	6,761,802	$676	10,062,500	$1,006	$30,379,198	$(25,380,878)	$5,000,002

The accompanying notes are an integral part of these financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

STATEMENT OF CASH FLOWS

As Restated – See Note 2

For the Period From August 31, 2020 (Inception) Through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(25,380,878)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor under note payable	4,817
Change in fair value of derivative liabilities	24,193,170
Financing costs - derivative liabilities	970,840
Net gain from investments held in the Trust Account	(78,522)
Changes in operating assets and liabilities:
Prepaid expenses	(405,522)
Accounts payable	31,490
Accrued expenses	106,922
Income tax payable	4,749
Franchise tax payable	61,264

Net cash used in operating activities	(491,670)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(402,500,000)

Net cash used in investing activities	(402,500,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	177,840
Repayment of note payable to related party	(182,657)
Proceeds received from initial public offering, gross	402,500,000
Proceeds received from private placement	10,050,000
Offering costs paid	(8,473,880)

Net cash provided by financing activities	404,071,303

Net increase in cash	1,079,633
Cash - beginning of the period	—

Cash - end of the period	$1,079,633

Supplemental disclosure of noncash activities:
Offering costs paid by Sponsor in exchange for issuance of Class B common stock	$25,000
Offering costs included in accrued expenses	$108,175
Offering costs included in accounts payable	$7,425
Deferred underwriting commissions in connection with the initial public offering	$14,087,500
Deferred legal fees in connection with the initial public offering	$100,000
Initial value of common stock subject to possible redemption	$359,258,880
Change in value of common stock subject to possible redemption	$(24,376,900)

The accompanying notes are an integral part of these financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

Note 1—Description of Organization and Business Operations

Organization and General

Supernova Partners Acquisition Company, Inc. (the “Company”) is a blank check company incorporated in Delaware on August 31, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 31, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

Sponsor and Financing

The Company’s sponsor is Supernova Partners LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 20, 2020. On October 23, 2020, the Company consummated its Initial Public Offering of 40,250,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 5,250,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.8 million, inclusive of approximately $14.1 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,700,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $10.1 million (Note 5).

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $402.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares per share, sold in the Initial Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, subject to applicable law and stock exchange listing requirements. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per- share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination only if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination or don’t vote at all. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) will agree not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to allow redemptions in connection with its initial Business Combination or redeem 100% of the Public Shares if the Company does not complete a Business Combination within the initial Combination Period (as defined below) or with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 23, 2022 (as such period may be extended by the Company’s stockholders in accordance with the Certificate of Incorporation, the “Combination Period”), the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 or potentially less. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Affiliates of the Company’s Co-Chairs (the “forward purchasers”) have entered into forward purchase agreements with our Company which provides for the purchase by the forward purchasers of shares of Class A common stock in an aggregate share amount equal to 5,000,000 shares of Class A common stock, plus an aggregate of 1,666,667 warrants exercisable to purchase one share of Class A common stock at $11.50 per share, subject to adjustment, for an aggregate purchase price of $50,000,000, or $10.00 for one share of Class A common stock and one-third of one warrant, in a private placement to occur concurrently with the closing of the initial business combination. The warrants to be issued as part of the forward purchase agreements will be identical to the warrants sold as part of the units in the initial public offering. The obligations under the forward purchase agreements do not depend on whether any shares of Class A common stock are redeemed by the Company’s public stockholders.

Proposed Business Combination

As more fully described in Note 11, on March 17, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Supernova, Orchids Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Supernova (“First Merger Sub”), Orchids Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Supernova (“Second Merger Sub”), and OfferPad, Inc., a Delaware corporation (“Offerpad”). In connection with the Closing, Supernova will change its name to “Offerpad Solutions Inc.”

Also, in connection with the execution of the Merger Agreement, certain investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase in a private placement 20,000,000 shares of our Class A common stock (the “PIPE Shares”) at a purchase price of $10.00 per share and an aggregate purchase price of $200,000,000 (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the transactions and will be consummated concurrently with the closing. The shares of Class A common stock to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act and will be issued in reliance on the availability of an exemption from such registration.

In addition, in connection with the execution of the Merger Agreement we entered into a sponsor support agreement with our sponsor, Offerpad and our directors and officers.

The proposed Business Combination is expected to be consummated after receipt of the required approvals by the stockholders of the Company and Offerpad and the satisfaction or waiver of certain other customary conditions. For full details and the filed agreements, refer to our Current Report on 8-K announcing the Merger Agreement filed on March 18, 2021.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $1.1 million in its operating bank accounts and working capital of approximately $1.2 million (not taking into account approximately $66,000 of taxes that may be paid using investment income from the Trust Account).

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on behalf of the Company in exchange for issuance of Founders Shares (as defined in Note 5), and loan proceeds from the Sponsor of approximately $183,000 under the Note (Note 5). The Company repaid the Note in full on October 23, 2020. Subsequent from the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2—Restatement of Previously Issued Financial Statements

On May 13 2021, the Audit Committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its public and private placement warrants to purchase shares of Class A common stock that the Company issued in October 2020 (the “Warrants”) and the forward purchase agreements, the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on October 23, 2020, the Company’s warrants and forward purchase agreements were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the Company’s audit committee, management concluded that the Warrants as well as the forward purchase agreements should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants and forward purchase agreements were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on October 23, 2020 and its forward purchase agreements, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants and forward purchase agreements should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company’s statement of operations each reporting period.

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$404,063,677	$—	$404,063,677

Liabilities and stockholders’ equity
Total current liabilities	$320,025	$—	$320,025
Deferred legal fees	100,000	—	100,000
Deferred underwriting commissions	14,087,500	—	14,087,500
Derivative liabilities	—	49,674,170	49,674,170

Total liabilities	14,507,525	49,674,170	64,181,695
Class A common stock, $0.0001 par value; shares subject to possible redemption	384,556,150	(49,674,170)	334,881,980
Stockholders’ equity
Preferred stock - $0.0001 par value	—	—	—
Class A common stock - $0.0001 par value	179	497	676
Class B common stock - $0.0001 par value	1,006	—	1,006
Additional paid-in-capital	5,215,685	25,163,513	30,379,198
Accumulated deficit	(216,868)	(25,164,010)	(25,380,878)

Total stockholders’ equity	5,000,002	—	5,000,002
Total liabilities and stockholders’ equity	$404,063,677	$—	$404,063,677

	Period From August 31, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(290,641)	$—	$(290,641)
Other (expense) income:
Change in fair value of derivative liabilities	—	(24,193,170)	(24,193,170)
Financing costs - derivative liabilities	—	(970,840)	(970,840)
Net gain from investments held in Trust Account	78,522	—	78,522

Total other (expense) income	78,522	(25,164,010)	(25,085,488)

Loss before income tax expense	(212,119)	(25,164,010)	(25,376,129)
Income tax expense	4,749	—	4,749
Net loss	$(216,868)	$(25,164,010)	$(25,380,878)

Basic and Diluted weighted-average Class A common shares subject to possible redemption outstanding	38,473,726	(2,582,662)	35,891,064

Basic and Diluted net loss per Class A common shares subject to possible redemption	$—	$—	$—

Basic and Diluted weighted-average non-redeemable Class A and Class B common shares outstanding	10,646,616	1,585,845	12,232,461

Basic and Diluted net loss per non-redeemable Class A and Class B common shares	$(0.02)	$2.10	$(2.08)

	Period From August 31, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net cash used in operating activities	(491,670)	—	(491,670)
Net cash used in investing activities	(402,500,000)	—	(402,500,000)
Net cash provided by financing activities	404,071,303		404,071,303

Net change in cash	$1,079,633	$—	$1,079,633

In addition, the impact to the balance sheet dated October 23, 2020, filed on Form 8-K on October 29, 2020 related to the impact of accounting for the public and private warrants and forward purchase agreements as liabilities at fair value resulted in a $25.5 million increase to the derivative liabilities line item at October 23, 2020 and offsetting decrease to the Class A common stock subject to possible redemption mezzanine equity line item. There is no change to total stockholders’ equity at the reported balance sheet date, however the accumulated paid-in-capital, accumulated deficit, and Class A common stock amounts did change for the financing costs.

Note 3—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements for the period as of December 31, 2020, and the period from August 31, 2020 (inception) through December 31, 2020, (collectively, the “Affected Periods”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants and forward purchase agreements in the Company’s previously issued audited financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of December 31, 2020 are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities money market funds.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, income tax payable and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering.” Offering costs consist of legal, accounting, underwriting fees and other costs directly related to the Initial Public Offering

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the statement of operations as incurred. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $1.0 million is included in financing cost -derivative liabilities in the statement of operations and $21.8 million is included in stockholders’ equity.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 33,488,198 shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 20,116,667 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per common share for Class A common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per common share. Net income (loss) per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of shares of Class A common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per common share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of Class A common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per common share:

For The Period From August 31, 2020 (inception) through December 31, 2020 (Restated)
Class A Common stock subject to possible redemption
Numerator: Earnings allocable to common stock subject to possible redemption
Income from investments held in Trust Account	$65,330
Less: Company’s portion available to be withdrawn to pay taxes	$(54,923)

Net income attributable to Class A common stock subject to possible redemption	$10,407

Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	35,891,064

Basic and diluted net income per share	$0.00

Non-Redeemable Class A and Class B Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(25,380,878)
Net income allocable to Class A Common stock subject to possible redemption	10,407

Non-Redeemable Net Loss	$(25,370,471)

Denominator: Weighted average Non-redeemable Class A and Class B common Stock
Basic and diluted weighted average shares outstanding, Non-redeemable Class A and Class B common stock	12,232,461

Basic and diluted net loss per share, Non-redeemable Class A and Class B common stock	$(2.08)

Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 13,416,667 issued in connection with the Initial Public Offering (the “Public Warrants”) and the 6,700,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

In connection with the closing of our initial public offering, the Company entered into forward purchase agreements to which its Sponsors committed to purchase the Company’s Class A common stock in an aggregate amount equal to 5,000,000 shares of our common stock, plus an aggregate of 1,666,667 warrants to purchase one share of Class A common stock at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for one share of Class A common stock and one-third of one warrant, in a private placement that is conditioned upon, and will be consummated concurrently with, the Closing. The forward purchase agreements are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the forward purchase agreement as a liability at fair value and adjusts the instrument to fair value at each reporting period. The fair value of the forward purchase agreements is determined as the estimated unit value less the net present value of the forward purchase agreements.

Income Taxes

The Company uses the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities at currently enacted tax rates. These temporary differences primarily relate to net operating loss carryforwards available to offset future taxable income. Valuation allowances are established, if necessary, to reduce a deferred tax asset to the amount that will more likely than not be realized.

The Company recognizes tax liabilities from an uncertain tax position only if it is more likely than not that the tax position will not be sustained upon examination by the taxing authorities, based on the technical merits of the tax position. There are no uncertain tax positions that have been recognized in the accompanying financial statements. The Company is required to file tax returns in the U.S. federal jurisdiction and in the state of District of Columbia. The Company’s policy is to recognize interest and penalties related to uncertain tax benefits, if any, as part of income tax expense. No such interest and penalties have been accrued as of December 31, 2020.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.

Note 4—Initial Public Offering

On October 23, 2020, the Company consummated its Initial Public Offering of 40,250,000 Units, including 5,250,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.8 million, inclusive of approximately $14.1 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock, and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 5—Related Party Transactions

Founder Shares

On September 9, 2020, the Sponsor paid $25,000 to cover for certain offering costs on behalf of the Company in exchange for issuance of 11,500,000 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”). On September 14, 2020, the Company effectuated an 0.75-for-1 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 8,625,000 Founder Shares. On October 20, 2020, the Company effectuated a 6-for-7 stock split of the founder shares, resulting in an aggregate outstanding amount of 10,062,500 Founder Shares (see Note 8). All shares and associated amounts have been adjusted to reflect the stock splits. The initial stockholders agreed to forfeit, after giving effect to the stock split that occurred on October 20, 2020, up to 1,312,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriter exercised its over-allotment option in full on October 23, 2020; thus, these 1,312,500 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of the initial Business Combination and (2) the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the initial Business Combination that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the common stock shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,700,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $10.1 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (except in certain limited circumstances) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On September 9, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $183,000 under the Note and fully repaid the Note on October 23, 2020.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post

Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Forward Purchase Agreements

In connection with the closing of the Company’s initial public offering, the Company entered into forward purchase agreements to which the Company’s Sponsors committed to purchase our Class A common stock in an aggregate amount equal to 5,000,000 shares of our common stock, plus an aggregate of 1,666,667 warrants to purchase one share of Class A common stock at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for one share of Class A common stock and one-third of one warrant, in a private placement that is conditioned upon, and will be consummated concurrently with, the Closing. The shares of Class A common stock and warrants to be issued pursuant to the Forward Purchase Agreements have not been registered under the Securities Act and will be issued in reliance on the availability of an exemption from such registration.

Note 6—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), are entitled to registration rights pursuant to a registration rights agreement. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $8.1 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $14.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions.

The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 7—Derivative Liabilities

As of December 31, 2020, the Company had 13,416,667 and 6,700,000 Public Warrants and Private Warrants outstanding, respectively.

Public Warrants may only be exercised in whole and only for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants have an exercise price of $11.50 per share, subject to adjustments. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities (excluding the potential forward purchase securities as described in the prospectus) for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A common stock during the 10-trading day period starting on the trading day after the day on which the Company consummated the initial business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees, except in certain limited circumstances. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described above) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

Redemption of warrants for when the price per share of Class A common stock equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•

if, and only if, the closing price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•	if and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A common stock shall mean the volume-weighted average price of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8—Stockholders’ Equity

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 40,250,000 shares of Class A common stock issued or outstanding including 33,488,198 shares subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On September 9, 2020, the Company issued 11,500,000 shares of Class B common stock. On September 14, 2020, the Company effectuated an 0.75-for-1 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 8,625,000 Founder Shares. On October 20, 2020, the Company effectuated a 6-for-7 stock split of the founder shares, resulting in an aggregate outstanding amount of 10,062,500 Founder Shares. All shares and associated amounts have been adjusted to reflect the stock splits. Of these, up to 1,312,500 shares of Class B common stock are subject to forfeiture, to the Company by the initial stockholders for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the number of shares of Class B common stock would collectively equal 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. The underwriter exercised its over-allotment option in full on October 23, 2020; thus, these 1,312,500 shares of Class B common stock were no longer subject to forfeiture.

Only holders of Class B common stock will have the right to elect directors or remove directors prior to the completion of the initial Business Combination. These provisions in the amended and restated certificate of incorporation may only be amended by a resolution passed by the holders of a majority of the Class B common stock. Holders of the Class A common stock and holders of the Class B common stock of record are entitled to one vote for each share held on all other matters to be voted on by stockholders, including any vote in connection with the initial Business Combination, and vote together as a single class, except as required by law or the applicable rules of the NYSE.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to increase in respect of the issuance of certain securities, as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amount issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the aggregate number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the aggregate number of shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with the initial Business Combination), excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, an affiliate of our sponsor or any of the Company’s officers or director.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 9—Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$402,578,522	$—	$—
Liabilities:
Derivative liabilities	$27,504,170	$—	$14,070,000
Deriviative liabilities - Forward purchase agreements	$—	$—	$8,100,000

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in December 2020, when the Public Warrants were separately listed and traded.

Level 1 instruments include investments in mutual funds invested in government securities and Public Warrants. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially and subsequently measured at fair value using a Monte Carlo simulation model. The fair value of the forward purchase agreements is determined as the estimated unit value less the net present value of the forward purchase agreements. For the period from August 31, 2020 (inception) through December 31, 2020, the Company recognized a non-cash loss resulting from an increase in the fair value of liabilities of approximately $24.2 million presented as change in fair value of derivative liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, forward purchase agreements and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates for the warrants:

	As of October 23, 2020	As of December 31, 2020
Volatility	21.00%	21.75%
Stock price	$10.00	$11.00
Expected life of the options to convert	5.833	5.647
Risk-free rate	0.460%	0.469%
Dividend yield	0.0%	0.0%

The following table provides quantitative Level 3 fair value measurement inputs at their measurement dates for the forward purchase agreement:

	As of October 23, 2020	As of December 31, 2020
Risk-free rate	0.117%	0.93%
Term	0.833	0.647

The change in the fair value of the derivative liabilities utilizing Level 3 measurements for the period from August 31, 2020 (inception) through December 31, 2020 is summarized as follows:

Derivative liabilities at August 31, 2020 (inception)	$—
Issuance of Public and Private Warrants and forward purchase agreements - Level 3	25,481,000
Transfer of Public Warrants to Level 1 measurement	(16,905,000)
Change in fair value of derivative liabilities - Level 3	13,594,000

Derivative liabilities at Level 3, December 31, 2020	$22,170,000

Note 10—Income Taxes

The components of the provision for income taxes are as follows:

For the Period from August 31, 2020 (inception) Through December 31, 2020
Current expense (benefit):
Federal	$3,325
State	1,424

Total current expense (benefit):	$4,749
Deferred expense (benefit):
Federal	$—
State	—

Total deferred expense (benefit):	$—

Total income tax expense (benefit):	$4,749

A reconciliation of the Company’s statutory income tax rate to the Company’s effective income tax rate is as follows:

For the Period from August 31, 2020 (inception) Through December 31, 2020
Income at US statutory rate	21.00%
State Taxes, net of federal benefit	0.05%
Financing cost – derivative liabilities	(0.80)%

Change in fair value of derivative liabilities	(20.02)%
Change in valuation allowance	(0.25)%

(0.02)%

The net deferred income tax asset balance related to the following:

For the Period from August 31, 2020 (inception) Through December 31, 2020
Capitalized start-up costs	$63,119

Total deferred tax assets	$63,119

Valuation allowance	$(63,119)

Net deferred tax assets (liability)	$—

Future realization of the tax benefits of existing temporary differences and net operating loss carryforwards ultimately depends on the existence of sufficient taxable income within the carryforward period. As of December 31, 2020, the Company performed an evaluation to determine whether a valuation allowance was needed. The Company considered all available evidence, both positive and negative, which included the results of operations for the current and preceding years. The Company determined that it was not possible to reasonably quantify future taxable income and determined that it is more likely than not that all of the deferred tax assets will not be realized. Accordingly, the Company maintained a full valuation allowance as of December 31, 2020.

The Company’s valuation allowance for the period from August 31, 2020 (inception) through December 31, 2020 is as follows:

For the Period from August 31, 2020 (inception) Through December 31, 2020
Valuation allowance at beginning of year	$—
Increases recorded to income tax provision	$63,119

Valuation allowance at end of year	$(63,119)

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations for both federal taxes and the many states in which the Company operates or does business in. ASC 740-10 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

We record uncertain tax positions as liabilities in accordance with ASC 740-10 and adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. As of December 31, 2020, we have not recorded any uncertain tax positions in our financial statements.

The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations as required. As of December 31, 2020, there were no significant accrued interest or penalties.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. There are currently no pending tax examinations. The Company’s tax years are still open under statute from inception. The resolution of tax matters is not expected to have a material effect on the Company’s consolidated financial statements.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in the United States. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain refundable employee retention credits. The Company evaluated the provisions of the CARES Act and does not anticipate the associated impacts, if any, will have a material effect on the Company’s provision for income taxes for the year ended December 31, 2020.

Note 11—Subsequent Events

On March 17, 2021, the Company entered into the Merger Agreement by and among Supernova, Orchids Merger Sub, Inc., a Delaware corporation and a newly formed direct, wholly owned subsidiary of Supernova (“First Merger Sub”), Orchids Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Supernova (“Second Merger Sub”), and OfferPad, Inc., a Delaware corporation (“Offerpad”).

Pursuant to the Merger Agreement, the parties will enter into a business combination transaction (the “Business Combination”) by which (i) First Merger Sub will merge with and into Offerpad, with Offerpad being the surviving entity in the merger (the “First Merger”), and (ii) Offerpad will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Closing”). In connection with the Closing, Supernova will change its name to “Offerpad Solutions Inc.”

The value of the aggregate equity consideration to be paid to Offerpad’s stockholders and optionholders in the Transactions will be equal to $2,250,000,000 (the “Equity Value”). At the Closing, each share of common stock and preferred stock of Offerpad that is issued and outstanding immediately prior to the effective time of the First Merger (other than “Excluded Shares”, as defined in the Merger Agreement) will be cancelled and converted into the right to receive a number of shares of Supernova common stock equal to an exchange ratio determined by dividing the Equity Value by the “Aggregate Fully Diluted Company Common Stock” (as defined in the Merger Agreement).

At the Closing, each option to purchase Offerpad common stock, whether vested or unvested, will be assumed and converted into an option to purchase a number of shares of Supernova Class A common stock in the manner set forth in the Merger Agreement.

Concurrently with the execution of the Merger Agreement, certain investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase in a private placement 20,000,000 shares of Supernova Class A common stock (the “PIPE Shares”) at a purchase price of $10.00 per share and an aggregate purchase price of $200,000,000 (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Transactions and will be consummated concurrently with the Closing. The shares of Class A common stock to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act and will be issued in reliance on the availability of an exemption from such registration.

In connection with the execution of the Merger Agreement, the Company entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor, Offerpad and the Company’s directors and officers. Pursuant to the Sponsor Support Agreement, the Sponsor and the Company’s directors and officers have, among other things, agreed to vote all of their shares of the Company’s capital stock in favor of the approval of the Transactions. In addition, the Sponsor has agreed that 20% of its shares of Class B common stock issued in connection with the initial public offering (the “Sponsor Shares”) will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, (i) the volume weighted average price of the Company’s Class A common stock equals or exceeds $12.00 for any twenty trading days within a period of thirty consecutive trading days or (ii) there is a change of control of Supernova. Any Sponsor Shares that remain unvested after the fifth anniversary of the Closing will be forfeited. The Sponsor Support Agreement will terminate upon the termination of the Merger Agreement if the Closing does not occur.

The proposed Business Combination is expected to be consummated after receipt of the required approvals by the stockholders of the Company and Offerpad and the satisfaction or waiver of certain other customary conditions. For full details and the filed agreements, refer to our Current Report on 8-K announcing the Merger Agreement filed on March 18, 2021.

On April 21, 2021 a stockholder complaint was filed in the Supreme Court of the State of New York against us and the individual members of our Board, captioned Muir v. Supernova Partners Acquisition Company, Inc., et al. (the “Muir Complaint”). The complaint asserts that the individual members of our Board breached their fiduciary duties, and that we aided and abetted that breach of fiduciary duties, by allegedly failing to disclose material information and disclosing materially misleading information in the Proxy Statement, including allegations relating to the background of the Merger, financial projections, and analyses of financial advisors. We have also received certain demands from stockholders making similar allegations. We believe that the estimated loss associated with the Muir Complaint is not reasonably probable or estimable.

Management has evaluated subsequent events to determine if events or transactions occurring through the date the financial statements were issued required potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

CONDENSED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets:
Cash	$760,543	$1,079,633
Due from related party	19,148	—
Prepaid expenses	339,049	405,522

Total current assets	1,118,740	1,485,155
Investments held in Trust Account	402,674,662	402,578,522

Total Assets	$403,793,402	$404,063,677

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$82,160	$38,915
Accrued expenses	3,158,353	215,097
Due to related party	69	—
Income tax payable	17,620	4,749
Franchise tax payable	49,365	61,264

Total current liabilities	3,307,567	320,025
Deferred legal fees	100,000	100,000
Deferred underwriting commissions	14,087,500	14,087,500
Derivative liabilities	41,251,830	49,674,170

Total Liabilities	58,746,897	64,181,695

Commitments and Contingencies
Class A common stock, $0.0001 par value; 34,004,650 and 33,488,198 shares subject to possible redemption at $10.00 per share as of March 31, 2021 and December 31, 2020, respectively	340,046,500	334,881,980
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 6,245,350 and 6,761,802 shares issued and outstanding (excluding 34,004,650 and 33,488,198 shares subject to possible redemption) as of March 31, 2021 and December 31, 2020, respectively	625	676
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,062,500 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	1,006	1,006
Additional paid-in capital	25,214,729	30,379,198
Accumulated deficit	(20,216,355)	(25,380,878)

Total stockholders’ equity	5,000,005	5,000,002

Total Liabilities and Stockholders’ Equity	$403,793,402	$404,063,677

The accompanying notes are an integral part of these unaudited condensed financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

General and administrative expenses	$3,291,721
Franchise tax expenses	49,365

Total operating expenses	(3,341,086)
Other income
Change in fair value of derivative liabilities	8,422,340
Net gain on investments held in Trust Account	96,140

Income before income tax expense	5,177,394
Income tax expense	12,871

Net income	$5,164,523

Weighted average shares outstanding of common stock subject to redemption, basic and diluted	33,493,936

Basic and diluted net income per share, common stock subject to redemption	$0.00

Weighted average shares outstanding of common stock, basic and diluted	16,818,564

Basic and diluted net income per share, common stock	$0.31

The accompanying notes are an integral part of these unaudited condensed financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

UNAUDITED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Common Stock						Total Stockholders’ Equity
	Class A		Class B		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance - December 31, 2020	6,761,802	$676	10,062,500	$1,006	$30,379,198	$(25,380,878)	$5,000,002
Common stock subject to possible redemption	(516,452)	(51)	—	—	(5,164,469)	—	(5,164,520)
Net income	—	—	—	—	—	5,164,523	5,164,523

Balance - March 31, 2021	6,245,350	$625	10,062,500	$1,006	$25,214,729	$(20,216,355)	$5,000,005

The accompanying notes are an integral part of these unaudited condensed financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021

Cash Flows from Operating Activities:
Net income	$5,164,523
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative liabilities	(8,422,340)
Net gain from investments held in the Trust Account	(96,140)
Changes in operating assets and liabilities:
Prepaid expenses	66,473
Due from related party	(19,148)
Accounts payable	43,245
Accrued expenses	2,943,256
Due to related party	69
Income tax payable	12,871
Franchise tax payable	(11,899)

Net cash used in operating activities	(319,090)

Net change in cash	(319,090)
Cash - beginning of the period	1,079,633

Cash - end of the period	$760,543

Supplemental disclosure of noncash activities:
Change in value of common stock subject to possible redemption	$(5,164,520)

The accompanying notes are an integral part of these unaudited condensed financial statements.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Organization and General

Supernova Partners Acquisition Company, Inc. (the “Company”) is a blank check company incorporated in Delaware on August 31, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the period from August 31, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the closing of the Initial Public Offering, the search for a target for its initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering and placed in the Trust Account (as defined below).

Sponsor and Financing

The Company’s sponsor is Supernova Partners LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 20, 2020. On October 23, 2020, the Company consummated its Initial Public Offering of 40,250,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 5,250,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.8 million, inclusive of approximately $14.1 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,700,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $10.1 million (Note 4).

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $402.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

net assets held in the Trust Account (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares per share, sold in the Initial Public Offering (the “Public Shares”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, subject to applicable law and stock exchange listing requirements. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination only if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination or don’t vote at all. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) will agree not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to allow redemptions in connection with its initial Business Combination or redeem 100% of the Public Shares if the Company does not complete a Business Combination within the initial Combination Period (as defined below) or with respect to any other provisions relating to stockholders’

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 23, 2022 (as such period may be extended by the Company’s stockholders in accordance with the Certificate of Incorporation, the “Combination Period”), the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 or potentially less. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Affiliates of the Company’s Co-Chairs (the “forward purchasers”) have entered into forward purchase agreements with our Company which provide for the purchase by the forward purchasers of shares of Class A common stock in an aggregate share amount equal to 5,000,000 shares of Class A common stock, plus an aggregate of 1,666,667 warrants exercisable to purchase one share of Class A common stock at $11.50 per share, subject to adjustment, for an aggregate purchase price of $50,000,000, or $10.00 for one share of Class A common stock and one-third of one warrant, in a private placement to occur concurrently with the closing of the initial business combination. The warrants to be issued as part of the forward purchase agreements will be

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

identical to the warrants sold as part of the units in the initial public offering. The obligations under the forward purchase agreements do not depend on whether any shares of Class A common stock are redeemed by the Company’s public stockholders.

Proposed Business Combination

On March 17, 2021, the Company entered into the Merger Agreement by and among Supernova, Orchids Merger Sub, Inc., a Delaware corporation and a newly formed direct, wholly owned subsidiary of Supernova (“First Merger Sub”), Orchids Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Supernova (“Second Merger Sub”), and OfferPad, Inc., a Delaware corporation (“Offerpad”).

Pursuant to the Merger Agreement, the parties will enter into a business combination transaction (the “Business Combination”) by which (i) First Merger Sub will merge with and into Offerpad, with Offerpad being the surviving entity in the merger (the “First Merger”), and (ii) Offerpad will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Closing”). In connection with the Closing, Supernova will change its name to “Offerpad Solutions Inc.”

The value of the aggregate equity consideration to be paid to Offerpad’s stockholders and optionholders in the Transactions will be equal to $2,250,000,000 (the “Equity Value”). At the Closing, each share of common stock and preferred stock of Offerpad that is issued and outstanding immediately prior to the effective time of the First Merger (other than “Excluded Shares”, as defined in the Merger Agreement) will be cancelled and converted into the right to receive a number of shares of Supernova common stock equal to an exchange ratio determined by dividing the Equity Value by the “Aggregate Fully Diluted Company Common Stock” (as defined in the Merger Agreement).

At the Closing, each option to purchase Offerpad common stock, whether vested or unvested, will be assumed and converted into an option to purchase a number of shares of Supernova Class A common stock in the manner set forth in the Merger Agreement.

Concurrently with the execution of the Merger Agreement, certain investors (the “PIPE Investors”) entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have committed to purchase in a private placement 20,000,000 shares of Supernova Class A common stock (the “PIPE Shares”) at a purchase price of $10.00 per share and an aggregate purchase price of $200,000,000 (the “PIPE Investment”). The purchase of the PIPE Shares is conditioned upon, among other things, the consummation of the Transactions and will be consummated concurrently with the Closing. The shares of Class A common stock to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act and will be issued in reliance on the availability of an exemption from such registration.

In connection with the execution of the Merger Agreement, the Company entered into a sponsor support agreement (the “Sponsor Support Agreement”) with the Sponsor, Offerpad and the Company’s directors and officers. Pursuant to the Sponsor Support Agreement, the Sponsor and the Company’s directors and officers have, among other things, agreed to vote all of their shares of the Company’s capital stock in favor of the approval of the Transactions. In addition, the Sponsor has agreed that 20% of its shares of Class B common stock issued in connection with the initial public offering (the “Sponsor Shares”) will be unvested and subject to forfeiture as of the Closing and will only vest if, during the five year period following the Closing, (i) the volume weighted average price of the Company’s Class A common stock equals or exceeds $12.00 for any twenty trading days within a period of thirty consecutive trading days or (ii) there is a change of control of Supernova.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Any Sponsor Shares that remain unvested after the fifth anniversary of the Closing will be forfeited. The Sponsor Support Agreement will terminate upon the termination of the Merger Agreement if the Closing does not occur.

The proposed Business Combination is expected to be consummated after receipt of the required approvals by the stockholders of the Company and Offerpad and the satisfaction or waiver of certain other customary conditions. For full details and the filed agreements, refer to our Current Report on 8-K announcing the Merger Agreement filed on March 18, 2021.

Liquidity and Going Concern

As of March 31, 2021, the Company had approximately $0.8 million in its operating bank accounts and a working capital deficit of approximately $2.1 million (not taking into account approximately $67,000 of taxes that may be paid using investment income from the Trust Account). The Company has incurred and expects to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. There is no assurance that the Company’s plans to consummate a Business Combination or raise additional funds will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A filed by the Company with the SEC on May 25, 2021.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2021 and December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of March 31, 2021 are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities money market funds.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2021 and December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, income tax payable and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A – “Expenses of Offering.” Offering costs consist of legal, accounting, underwriting fees and other costs directly related to the Initial Public Offering

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the unaudited condensed statement of operations as incurred. Offering costs associated with the Public Shares were charged to stockholders’ equity upon the completion of the Initial Public Offering.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2021 and December 31, 2020, 34,004,650 and 33,488,198 shares of common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets, respectively.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 20,116,667 shares in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s unaudited condensed statement of operations includes a presentation of income (loss) per common share for Class A common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per common share. Net income (loss) per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of shares of Class A common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per common share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of Class A common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following table reflects the calculation of basic and diluted net income (loss) per common share:

For the Three Months Ended March 31, 2021
Class A common stock subject to possible redemption
Numerator: Earnings allocable to common stock subject to possible redemption
Income from investments held in Trust Account	$81,219
Less: Company’s portion available to be withdrawn to pay taxes	$(52,577)

Net income attributable to Class A common stock subject to possible redemption	$28,642

Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	33,493,936

Basic and diluted net income per share	$0.00

Non-redeemable common stock
Numerator: Net income minus net earnings
Net income	$5,164,523
Net income allocable to Class A common stock subject to possible redemption	28,642

Non-redeemable net income	$5,193,165

Denominator: Weighted average non-redeemable common stock
Basic and diluted weighted average shares outstanding, non-redeemable common stock	16,818,564

Basic and diluted net income per share, non-redeemable common stock	$0.31

Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The 13,416,667 issued in connection with the Initial Public Offering (the “Public Warrants”) and the 6,700,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly,

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

In connection with the closing of our initial public offering, the Company entered into forward purchase agreements to which its Sponsors committed to purchase the Company’s Class A common stock in an aggregate amount equal to 5,000,000 shares of our common stock, plus an aggregate of 1,666,667 warrants to purchase one share of Class A common stock at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for one share of Class A common stock and one-third of one warrant, in a private placement that is conditioned upon, and will be consummated concurrently with, the Closing. The forward purchase agreements are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the forward purchase agreements as liabilities at fair value and adjusts the instrument to fair value at each reporting period. The fair value of the forward purchase agreements is determined as the estimated unit value less the net present value of the forward purchase agreements.

Income Taxes

The Company uses the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities at currently enacted tax rates. These temporary differences primarily relate to net operating loss carryforwards available to offset future taxable income. Valuation allowances are established, if necessary, to reduce a deferred tax asset to the amount that will more likely than not be realized.

The Company recognizes tax liabilities from an uncertain tax position only if it is more likely than not that the tax position will not be sustained upon examination by the taxing authorities, based on the technical merits of the tax position. There are no uncertain tax positions that have been recognized in the accompanying unaudited condensed financial statements. The Company is required to file tax returns in the U.S. federal jurisdiction and in the state of District of Columbia. The Company’s policy is to recognize interest and penalties related to uncertain tax benefits, if any, as part of income tax expense. No such interest and penalties have been accrued as of March 31, 2021 and December 31, 2020.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

Note 3—Initial Public Offering

On October 23, 2020, the Company consummated its Initial Public Offering of 40,250,000 Units, including 5,250,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $402.5 million, and incurring offering costs of approximately $22.8 million, inclusive of approximately $14.1 million in deferred underwriting commissions.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Each Unit consists of one share of Class A common stock, and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On September 9, 2020, the Sponsor paid $25,000 to cover for certain offering costs on behalf of the Company in exchange for issuance of 11,500,000 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”). On September 14, 2020, the Company effectuated an 0.75-for-1 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 8,625,000 Founder Shares. On October 20, 2020, the Company effectuated a 6-for-7 stock split of the founder shares, resulting in an aggregate outstanding amount of 10,062,500 Founder Shares (see Note 8). All shares and associated amounts have been adjusted to reflect the stock splits. The initial stockholders agreed to forfeit, after giving effect to the stock split that occurred on October 20, 2020, up to 1,312,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriter exercised its over-allotment option in full on October 23, 2020; thus, these 1,312,500 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of the initial Business Combination and (2) the date on which the Company consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the initial Business Combination that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the common stock shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,700,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $10.1 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash (except in certain limited circumstances) and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Related Party Loans

On September 9, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. The Company had borrowed approximately $183,000 under the Note and fully repaid the Note on October 23, 2020.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Forward Purchase Agreements

In connection with the closing of the Company’s Initial Public Offering, the Company entered into forward purchase agreements to which the Company’s Sponsors committed to purchase the Company’s Class A common stock in an aggregate amount equal to 5,000,000 shares of common stock, plus an aggregate of 1,666,667 warrants to purchase one share of Class A common stock at $11.50 per share, for an aggregate purchase price of $50,000,000, or $10.00 for one share of Class A common stock and one-third of one warrant, in a private placement that is conditioned upon, and will be consummated concurrently with, the Closing. The shares of Class A common stock and warrants to be issued pursuant to the Forward Purchase Agreements have not been registered under the Securities Act and will be issued in reliance on the availability of an exemption from such registration.

Note 5—Commitments and Contingencies

Registration rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), are entitled to registration rights pursuant to a registration rights agreement. These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $8.1 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $14.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6—Derivative Liabilities

As of March 31, 2021 and December 31, 2020, the Company 13,416,667 and 6,700,000 Public Warrants and Private Warrants outstanding, respectively.

Public Warrants may only be exercised in whole and only for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants have an exercise price of $11.50 per share, subject to adjustments. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities (excluding the potential forward purchase securities as described in the prospectus) for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A common stock during the 10-trading day period starting on the trading day after the day on which the Company consummated the initial business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees, except in certain limited circumstances. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities as described above) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

Redemption of warrants for when the price per share of Class A common stock equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•

if, and only if, the closing price of the Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•	if and only if, the Private Placement Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A common stock shall mean the volume-weighted average price of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Stockholders’ Equity

Preferred Stock— The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock— The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021 and December 31, 2020, there were 40,250,000 shares of Class A common stock issued or outstanding including 34,004,650 and 33,488,198 shares subject to possible redemption that were classified as temporary equity in the accompanying condensed balance sheets, respectively.

Class B Common Stock— The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On September 9, 2020, the Company issued 11,500,000 shares of Class B common stock. On September 14, 2020, the Company effectuated an 0.75-for-1 reverse split of the Founder Shares, resulting in an aggregate outstanding amount of 8,625,000 Founder Shares. On October 20, 2020, the Company effectuated a 6-for-7 stock split of the founder shares, resulting in an aggregate outstanding amount of 10,062,500 Founder Shares. All shares and associated amounts have been adjusted to reflect the stock splits. Of these, up to 1,312,500 shares of Class B common stock are subject to forfeiture, to the Company by the initial stockholders for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the number of shares of Class B common stock would collectively equal 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. The underwriter exercised its over-allotment option in full on October 23, 2020; thus, these 1,312,500 shares of Class B common stock were no longer subject to forfeiture.

Only holders of Class B common stock will have the right to elect directors or remove directors prior to the completion of the initial Business Combination. These provisions in the amended and restated certificate of

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

incorporation may only be amended by a resolution passed by the holders of a majority of the Class B common stock. Holders of the Class A common stock and holders of the Class B common stock of record are entitled to one vote for each share held on all other matters to be voted on by stockholders, including any vote in connection with the initial Business Combination, and vote together as a single class, except as required by law or the applicable rules of the NYSE.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to increase in respect of the issuance of certain securities, as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amount issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the aggregate number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the aggregate number of shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with the initial Business Combination), excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement warrants issued to the Sponsor, an affiliate of our sponsor or any of the Company’s officers or director. As of March 31, 2021 and December 31, 2020, there were 10,062,500 shares of Class B common stock issued and outstanding.

Note 8—Fair Value Measurements

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

March 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$402,674,662	$—	$—
Liabilities:
Derivative liabilities - Public Warrants	$24,820,830	$—	$—
Derivative liabilities - Private Placement Warrants	$—	$—	$12,931,000
Derivative liabilities - Forward Purchase Agreements	$—	$—	$3,500,000

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$402,578,522	$—	$—
Liabilities:
Derivative liabilities - Public Warrants	$27,504,170	$—	$—
Derivative liabilities - Private Placement Warrants			$14,070,000
Derivative liabilities - Forward Purchase Agreements	$—	$—	$8,100,000

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 for the three months ended March 31, 2021.

Level 1 instruments include investments in mutual funds invested in government securities and Public Warrants. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially and subsequently measured at fair value using a Monte Carlo simulation model. The fair value of the forward purchase agreements is determined as the estimated unit value less the net present value of the forward purchase agreements. For the three months ended March 31, 2021, the Company recognized a non-cash gain resulting from a decrease in the fair value of liabilities of approximately $8.4 million presented as change in fair value of derivative liabilities on the accompanying unaudited condensed statement of operations.

The estimated fair value of the Private Placement Warrants, forward purchase agreements and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates for the warrants:

	As of December 31, 2020	As of March 31, 2021
Volatility	21.75%	24.25%
Stock price	$11.00	$10.11
Expected life of the options to convert	5.647	5.297
Risk-free rate	0.469%	0.980%
Dividend yield	0.00%	0.00%

The following table provides quantitative Level 3 fair value measurement inputs at their measurement dates for the forward purchase agreements:

	As of December 31, 2020	As of March 31, 2021
Risk-free rate	0.093%	0.037%
Term	0.647	0.297

The change in the fair value of the derivative liabilities utilizing Level 3 measurements for the three months ended March 31, 2021 is summarized as follows:

Derivative liabilities at Level 3 at December 31, 2020	$22,170,000
Change in fair value of derivative liabilities	(5,739,000)

Derivative liabilities at Level 3 at March 31, 2021	$16,431,000

Note 9—Subsequent Events

On April 21, 2021 a stockholder complaint was filed in the Supreme Court of the State of New York against us and the individual members of our Board, captioned Muir v. Supernova Partners Acquisition Company, Inc., et al. (the “Muir Complaint”). The complaint asserts that the individual members of our Board breached their fiduciary duties, and that we aided and abetted that breach of fiduciary duties, by allegedly failing to disclose material information and disclosing materially misleading information in the Proxy Statement, including allegations relating to the background of the Merger, financial projections, and analyses of financial advisors. We have also received certain demands from stockholders making similar allegations. We believe that the estimated loss associated with the Muir Complaint is not reasonably probable or estimable.

Management has evaluated subsequent events to determine if events or transactions occurring through the date the financial statements were issued required potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

Report of Independent Registered Public Accounting Firm

To the stockholders and the Board of Directors of OfferPad, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of OfferPad, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in temporary equity and stockholders’ deficit, and cash flows, for each of the three years in the period ended December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

April 7, 2021

We have served as the Company’s auditor since 2019.

OFFERPAD, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

		December 31,
		2020	2019
ASSETS
Current Assets:
Cash and cash equivalents		$43,938	$22,856
Restricted cash		6,804	7,027
Accounts receivable		2,309	3,246
Inventory		171,359	343,608
Prepaid expenses and other current assets		2,880	2,848

Total current assets		227,290	379,585
Property and equipment, net		8,231	5,808
Other non-current assets		352	498

TOTAL ASSETS	(1)	$235,873	$385,891

LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable		$2,149	$1,308
Accrued liabilities		11,181	9,400
Secured credit facilities and notes payable, net - related party		126,825	241,071
Secured credit facilities and notes payable		50,143	101,315

Total current liabilities		190,298	353,094
Secured credit facilities and notes payable, net of current portion		4,710	—

Total liabilities	(2)	195,008	353,094

Commitments and Contingencies (See Note 13)		—	—
Temporary Equity:
Series A convertible preferred stock, 2,789,225 and 2,775,483 shares authorized at December 31, 2020 and 2019, respectively; 2,775,483 shares issued and outstanding at December 31, 2020 and 2019; liquidation preference of $15,099 at December 31, 2020 and 2019		14,921	14,921
Series A-1 convertible preferred stock, 1,447,693 shares authorized, issued and outstanding at December 31, 2020 and 2019; liquidation preference of $7,500 at December 31, 2020 and 2019		7,470	7,470
Series A-2 convertible preferred stock, 1,104,818 shares authorized, issued and outstanding at December 31, 2020 and 2019; liquidation preference of $7,500 at December 31, 2020 and 2019		7,463	7,463
Series B convertible preferred stock, 7,751,457 shares authorized, issued and outstanding at December 31, 2020 and 2019; liquidation preference of $50,000 at December 31, 2020 and 2019		49,845	49,845
Series C convertible preferred stock, 7,529,210 and 3,764,606 shares authorized at December 31, 2020 and 2019, respectively; 5,308,093 and 3,764,606 shares issued and outstanding at December 31, 2020 and 2019, respectively; liquidation preference of $105,750 and $75,000 at December 31, 2020 and 2019, respectively		104,424	74,601

Total temporary equity		184,123	154,300

Stockholders’ Deficit:
Common stock, 34,077,034 and 31,558,685 shares authorized at December 31, 2020 and 2019, respectively; $0.00001 par value; 7,681,832 shares issued and outstanding at December 31, 2020 and 2019		—	—
Additional paid in capital		5,908	4,545
Accumulated deficit		(138,516)	(115,398)
Treasury stock		(10,650)	(10,650)

Total stockholders’ deficit		(143,258)	(121,503)

TOTAL LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT		$235,873	$385,891

(1)

Our consolidated assets at December 31, 2020 and 2019 include the following assets of certain variable interest entities (“VIEs”) that can only be used to settle the liabilities of those VIEs: Restricted cash, $6,804 and $7,027; Accounts receivable, $1,638 and $2,554; Inventory, $171,212 and $342,502; Prepaid expenses and other current assets, $1,036 and $1,368; Property and equipment, net, $2,772 and $0; Total assets of $183,462 and $353,451, respectively.

(2)

Our consolidated liabilities at December 31, 2020 and 2019 include the following liabilities for which the VIE creditors do not have recourse to Offerpad: Accounts payable, $716 and $1,253; Accrued liabilities, $575 and $1,843; Current portion of secured credit facilities and notes payable, net, $173,539 and $334,230; Noncurrent portion of secured credit facilities and notes payable, net, $653 and $0; Total liabilities, $175,483 and $337,326, respectively.

See accompanying notes to consolidated financial statements.

OFFERPAD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Years Ended December 31,
	2020	2019	2018
Revenue	$1,064,257	$1,075,882	$855,961
Cost of revenue	976,478	1,001,495	790,100

Gross profit	87,779	74,387	65,861

Operating expenses:
Sales, marketing and operating	76,786	85,226	64,695
General and administrative	17,481	15,111	11,550
Technology and development	7,270	7,450	3,718

Total operating expenses	101,537	107,787	79,963

Loss from operations	(13,758)	(33,400)	(14,102)

Other income (expense):
Interest expense	(10,031)	(18,298)	(18,329)
Other income, net	834	—	—

Total other expense	(9,197)	(18,298)	(18,329)

Loss before income taxes	(22,955)	(51,698)	(32,431)
Income tax expense	(163)	(254)	(506)

Net loss	$(23,118)	$(51,952)	$(32,937)

Net loss per share, basic and diluted	$(3.01)	$(6.76)	$(3.99)

Weighted average common shares outstanding, basic and diluted	7,681,832	7,679,564	8,254,134

See accompanying notes to consolidated financial statements.

OFFERPAD, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

(in thousands, except number of shares)

Temporary Equity												Stockholders’ Deficit
	Series A Convertible		Series A-1 Convertible		Series A-2 Convertible		Series B Convertible		Series C Convertible		Total			Additional				Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Temporary	Common Stock		Paid in	Accumulated	Treasury Stock		Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Equity	Shares	Amount	Capital	Deficit	Shares	Amount	Deficit
Balance at December 31, 2017	2,775,483	$14,921	1,447,693	$7,470	1,104,818	$7,463	—	$—	—	$—	$29,854	8,272,133	$—	$2,214	$(30,509)	—	$—	$(28,295)
Issuance of Series B Stock, net of offering costs	—	—	—	—	—	—	4,930,074	31,646	—	—	31,646	—	—	—	—	—	—	—
Conversion of promissory note	—	—	—	—	—	—	2,821,383	18,199	—	—	18,199	—	—	—	—	—	—	—
Cancellation of shares	—	—	—	—	—	—	—	—	—	—	—	(30,350)	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	893	—	—	—	893
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(32,937)	—	—	(32,937)

Balance at December 31, 2018	2,775,483	$14,921	1,447,693	$7,470	1,104,818	$7,463	7,751,457	$49,845	—	$—	$79,699	8,241,783	$—	$3,107	$(63,446)	—	$—	$(60,339)
Issuance of Series C Stock, net of offering costs	—	—	—	—	—	—	—	—	3,764,606	74,601	74,601	—	—	—	—	—	—	—
Repurchased shares	—	—	—	—	—	—	—	—	—	—	—	(636,396)	—	—	—	636,396	(10,650)	(10,650)
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	1,268	—	—	—	1,268
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	76,445	—	170	—	—	—	170
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(51,952)	—	—	(51,952)

Balance at December 31, 2019	2,775,483	$14,921	1,447,693	$7,470	1,104,818	$7,463	7,751,457	$49,845	3,764,606	$74,601	$154,300	7,681,832	$—	$4,545	$(115,398)	636,396	$(10,650)	$(121,503)
Issuance of Series C (extension) stock, net of offering costs	—	—	—	—	—	—	—	—	1,543,487	29,823	29,823	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	1,363	—	—	—	1,363
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(23,118)	—	—	(23,118)

Balance at December 31, 2020	2,775,483	$14,921	1,447,693	$7,470	1,104,818	$7,463	7,751,457	$49,845	5,308,093	$104,424	$184,123	7,681,832	$—	$5,908	$(138,516)	636,396	$(10,650)	$(143,258)

See accompanying notes to consolidated financial statements.

OFFERPAD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net loss	$(23,118)	$(51,952)	$(32,937)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	434	377	192
Amortization of debt financing costs	262	40	—
Accrued interest on convertible debt	—	—	670
Impairment of inventory	3,170	3,002	2,271
Stock-based compensation	1,363	1,268	893
Changes in operating assets and liabilities:
Accounts receivable	937	(1,075)	470
Inventory	169,079	(60,731)	(52,992)
Prepaid expenses and other current assets	115	(937)	(994)
Accounts payable	841	(2,421)	3,504
Accrued liabilities	1,781	3,455	236

Net cash provided by (used in) operating activities	154,864	(108,974)	(78,687)

Cash flows from investing activities:
Purchases of property and equipment	(2,858)	(1,039)	(2,261)
Proceeds from sales of property and equipment	—	60	234

Net cash used in investing activities	(2,858)	(979)	(2,027)

Cash flows from financing activities:
Borrowings from secured credit facilities and notes payable	799,997	1,077,781	775,326
Repayments of secured credit facilities and notes payable	(960,510)	(1,019,347)	(721,813)
Payment of debt financing costs	(457)	(52)	—
Proceeds from issuance of Class B preferred stock, net	—	—	31,646
Proceeds from issuance of convertible debt	—	—	3,605
Proceeds from issuance of Class C preferred stock, net	29,823	74,601	—
Proceeds from exercise of stock options	—	170	—
Repurchase of common stock	—	(10,650)	—

Net cash (used in) provided by financing activities	(131,147)	122,503	88,764

Net change in cash, cash equivalents and restricted cash	20,859	12,550	8,050
Cash, cash equivalents and restricted cash, beginning of year	29,883	17,333	9,283

Cash, cash equivalents and restricted cash, end of year	$50,742	$29,883	$17,333

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:
Cash and cash equivalents	$43,938	$22,856	$12,984
Restricted cash	6,804	7,027	4,349

Total cash, cash equivalents and restricted cash	$50,742	$29,883	$17,333

Supplemental disclosure of cash flow information:
Cash payments for interest	$14,048	$20,008	$21,448

Non-cash investing and financing activities
Conversion of convertible debt to Class B preferred stock	$—	$—	$18,199

See accompanying notes to consolidated financial statements.

OFFERPAD, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS ACTIVITY

OfferPad, Inc. (the “Company”, “we”, “our”, and “Offerpad”) including its consolidated subsidiaries, is a customer-centric, home buying, and selling platform that provides customers with the ultimate home transaction experience, offering convenience, control, certainty, and value. The Company is headquartered in Chandler, Arizona with operations in the United States and was incorporated in Delaware on June 24, 2016. As of December 31, 2020, the Company operates in the greater Charlotte, Raleigh, Atlanta, Birmingham, Orlando, Tampa, Jacksonville, Houston, San Antonio, Austin, Dallas, Tucson, Phoenix, and Las Vegas areas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned operating subsidiaries. Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Significant estimates include those related to the net realizable value of inventory, stock-based compensation, and deferred income tax allowances, among others. Actual results could differ from those estimates.

Significant Risks and Uncertainties—We operate in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, we believe that changes in any of the following areas could have a significant negative effect on us in terms of our future financial position, results of operations, or cash flows: public health crises, like the COVID-19 pandemic; general economic conditions, including the health of the U.S. residential real estate industry; changes in customer preferences for our products and services; our ability to manage the growth of our business; severe weather and catastrophic occurrences; success in new product and market launches; protection of our brand and intellectual property; management of our pricing and portfolio strategy; our ability to maintain and grow strategic partnerships; cost and availability of third-party labor; management of future strategic acquisitions or investments; our ability to attract and retain qualified employees and key personnel; changes in requirements governing the licensing and conduct of real estate brokerages; competition in our market; development and protection of our existing technology and network infrastructure; protection of personal customer information and other privacy issues; intellectual property rights and other litigation claims; interest rate changes; changes in local, state, or federal laws and regulations; among other things.

Segment Reporting—Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing operating performance. Under the provisions of ASC 280, Segment Reporting, the Company is not organized around specific services or geographic regions. The Company operates in one service line, providing a home buying and selling platform.

We determined that our Chief Executive Officer is the Chief Operating Decision Maker (CODM) and he uses financial information, business prospects, competitive factors and operating results to evaluate our performance, which is the same basis on which our results and performance are communicated to our Board of Directors. Based on the information described above and in accordance with the applicable literature, management has concluded that we are organized and operated as one operating and reportable segment for the years ended December 31, 2020, 2019 and 2018 on a consolidated basis.

Cash and Cash Equivalents—Cash includes demand deposits with banks and financial institutions. Cash equivalents include only investments with initial maturities of three months or less that are highly liquid and readily convertible to known amounts of cash.

Restricted Cash—Restricted cash consists of cash received from the resale of homes that is specifically designated to repay borrowings under one of the Company’s secured credit facilities and is typically released within a few days of the home sale.

Concentrations of Credit Risk—Financial instruments that are potentially subject to concentrations of credit risk are primarily cash and cash equivalents. Cash and cash equivalents are placed with major financial institutions deemed to be of high-credit-quality in order to limit credit exposure. Cash is regularly maintained in excess of federally insured limits at the financial institutions. Management believes that the Company is not exposed to any significant credit risk related to cash deposits.

Accounts Receivable—Accounts receivable are generated through the sale of a home and generally results in a one- or two-day delay in receiving cash from the title company. Accounts receivable are stated at the amount management expects to collect from outstanding balances. Most of the Company’s transactions are processed through escrow and therefore, collectability is reasonably assured. The Company reviews accounts receivable on a regular basis and estimates an amount of losses for uncollectible accounts based on its historical collections, age of the receivable, and any other known conditions that may affect collectability.

Inventory—Inventory consists of acquired homes and are stated at the lower of cost or net realizable value, with cost determined by the specific identification of each home. Costs include initial purchase costs and renovation costs, as well as holding costs and interest incurred during the renovation period, prior to the listing date. Selling costs, including commissions and holding costs incurred after listing date, are expensed as incurred and included in sales, marketing and operating expenses.

The Company reviews inventory for indicators that net realizable value is lower than cost. When evidence exists that the net realizable value of inventory is lower than its cost, the difference is recognized in cost of revenue and the related inventory is adjusted to its net realizable value.

Inventory is classified into three categories: Homes under renovation, homes listed for sale, and homes under contract to sell.

Property and Equipment—Property and equipment is recorded at cost and primarily consist of rooftop solar panel systems installed on residential real estate. The Company depreciates its property and equipment for financial statement purposes using the straight-line method based on the estimated useful lives of the assets. The estimated useful lives of fixed property and equipment by asset category are described below:

Property and Equipment	Estimated Useful Life
Rooftop solar panel systems	Thirty years

Properties held for use	Twenty seven and a half years

Leasehold improvements	Lesser of estimated useful life or remaining lease term

Computers and equipment	Five years

Office equipment and furniture	Seven years

Software systems	Four to five years

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may be impaired. The Company records an impairment loss if (i) the undiscounted future cash flows are found to be less than the carrying amount of the asset or asset group, and (ii) the carrying amount of the asset or asset group exceeds fair value. If an impairment loss has occurred, a charge is recorded to reduce the carrying amount of the asset to its estimated fair value. The Company recognized no impairment charges on property and equipment for the years ended December 31, 2020, 2019 and 2018.

Accrued Liabilities—Accrued liabilities include accrued salaries and wages, interest, advertising, and other expenses.

Revenue Recognition—Revenue is recognized when (or as) performance obligations are satisfied by transferring control of the promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those products or services. The Company applies the following steps in determining the timing and amount of revenue to recognize: (1) identify the contract with our customer; (2) identify the performance obligation(s) in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract, if applicable; and (5) recognize revenue when (or as) the performance obligation is satisfied.

Revenue from the sale of homes is derived from the resale of homes on the open market. Home sales revenue is recognized at the time of the closing when title to and possession of the property are transferred to the buyer. The amount of revenue recognized for each home sale is equal to the sale price of the home net of resale concessions and credits to the buyer. When the company closes on a sale of a home, all associated costs are relieved through cost of revenue.

Cost of Revenue—Cost of revenue includes the initial purchase costs, renovation costs, holding costs and interest incurred during the renovation period, prior to listing date and real estate inventory valuation adjustments, if any. These costs are accumulated in real estate inventory up until the homes is ready for resale, and then charged to cost of revenue under the specific identification method when the property is sold.

Sales, Marketing and Operating—Sales, marketing and operating expenses consist of real estate agent commissions, advertising, and holding costs on homes incurred during the period that homes are listed for sale, which includes utilities, taxes, maintenance, and other costs. Sales, marketing and operating expense includes any headcount expenses in support of sales, marketing, and real estate inventory operations such as salaries, benefits, and stock-based compensation. Sales, marketing and operating expenses are charged to operations as incurred. Advertising expenses of $11.5 million, $17.3 million, and $14.7 million were incurred during the years ended December 31, 2020, 2019 and 2018, respectively.

Technology and Development—Technology and development expenses consist of headcount expenses, including salaries, benefits and share based compensation expense for employees and contractors engaged in the design, development, and testing of website applications and software development. Technology and development expenses are charged to operations as incurred.

Stock-Based Compensation—Stock-based compensation awards consist of stock options. The Company uses the Black-Scholes-Merton option-pricing model to determine the fair value as of the grant date for option awards. Compensation expense for all option awards is recorded on a straight-line basis over the requisite service period of the awards, which is generally the option’s vesting period. These amounts are reduced by the forfeitures as the forfeitures occur.

Income Taxes—The Company accounts for income taxes under the asset and liability method, which requires the recognition of Deferred Tax Asset (DTAs) and Deferred Tax Liabilities (DTLs) for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, the Company determines DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

The Company recognizes DTAs to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax laws, and results of recent operations. If the Company determines that it would be able to realize its DTAs in the future in excess of their net recorded amount, the Company would make an adjustment to the DTA valuation allowance, which would reduce the provision for income taxes.

Consolidation of Variable Interest Entities—The Company is a variable interest holder in certain entities in which equity investors at risk do not have the characteristics of a controlling financial interest or where the entity does not have enough equity at risk to finance its activities without additional subordinated financial support from other parties; these entities are VIEs. The Company’s variable interest arises from contractual, ownership or other monetary interest in the entity, which fluctuates based on the VIE’s economic performance. The Company consolidates a VIE if it is the primary beneficiary. The Company is the primary beneficiary if it has a controlling financial interest, which includes both the power to direct the activities that most significantly impact the economic performance of the VIE and a variable interest that obligates the Company to absorb losses or the right to receive benefits that potentially could be significant to the VIE. The Company assesses whether it is the primary beneficiary of a VIE on an ongoing basis.

Fair Value Measurements—The Company accounts for assets and liabilities in accordance with accounting standards that define fair value and establish a consistent framework for measuring fair value on either a recurring or a nonrecurring basis. Fair value is an exit price representing the amount that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

Accounting standards include disclosure requirements relating to the fair values used for certain financial instruments and establish a fair value hierarchy. The hierarchy prioritizes valuation inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of three levels:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Assets or liabilities valued based on observable market data for similar instruments, such as quoted prices for similar assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.

The fair values of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and certain prepaid and other current assets and accrued expenses approximate carrying values because of their short-term nature. The carrying value of certain other non-current assets approximates fair value. The Company’s secured credit facilities and notes payable are carried at amortized cost and are classified within Level 2 of the fair value hierarchy as the Company uses discounted cash flows based on current lending rates for similar credit facilities and notes with similar terms and remaining time to maturity. There were no transfers between levels of input during the years ended December 31, 2020 and 2019.

New Accounting Pronouncements Recently Adopted—In May 2014, the FASB (Financial Accounting Standards Board) issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), (“ASU 2014-09”). ASU 2014-09 states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those products or services. It also states that an entity should recognize as an asset the incremental costs of obtaining a contract that the entity expects to recover and amortize the costs consistent with the transfer to the customer of the products or services to which the asset relates. The guidance requires more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted this guidance effective January 1, 2019 using the modified retrospective transition approach applied to all contracts at the date of initial application. The adoption of ASU 2014-09 did not have a material impact on our consolidated financial statements.

New Accounting Pronouncements Recently Issued Not Yet Adopted—In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which provides guidance requiring lessees to recognize a right-of-use asset and a lease liability on the balance sheet for substantially all leases, with the exception of short-term leases. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations. The Company is electing, as an EGC, to delay the adoption of this guidance until the time private companies are required to adopt, which is for annual periods beginning after December 15, 2021. The Company is currently evaluating the potential impact on its financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”). ASU 2019-12 eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. The Company is electing, as an EGC, to delay the adoption of this guidance until the time private companies are required to adopt, which is for annual periods beginning after December 15, 2021. The Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) (“ASU 2020-04”), which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions that reference the London Inter- Bank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. This guidance is optional for a limited period of time to ease the potential burden in accounting for, or recognizing the effects of, reference rate reform on financial reporting. This guidance is effective from March 12, 2020 through December 31, 2022. Entities may elect to adopt the amendments for contract modifications as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. We may elect to take advantage of this optional guidance in its transition away from LIBOR within certain debt contracts. While the goal of the reference rate reform transition is for it to be economically neutral to entities, we are currently evaluating the effect it will have on our consolidated financial statements and disclosures.

3. INVENTORY

The components of inventory, net of applicable lower of cost or net realizable value adjustments, consist of the following (in thousands):

	December 31,
	2020	2019
Homes under renovation	$47,978	$36,118
Homes listed for sale	30,826	178,000
Homes under contract to sell	92,555	129,490

Total inventory	$171,359	$343,608

4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

	December 31,
	2020	2019
Rooftop solar panel systems	$5,094	$5,094
Properties held for use	2,790	—
Leasehold improvements	749	749
Computers and equipment	265	265
Office equipment and furniture	70	59
Software systems	318	262

	9,286	6,429
Less accumulated depreciation	(1,055)	(621)

Total property and equipment, net	$8,231	$5,808

Depreciation expense totaled $0.4 million, $0.4 million, and $0.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.

5. ACCRUED LIABILITIES

Accrued liabilities consist of the following (in thousands):

	December 31,
	2020	2019
Accrued compensation	$6,180	$3,524
Accrued other	3,052	3,892
Accrued interest	699	1,980
Accrued payroll tax	1,250	4

Total accrued liabilities	$11,181	$9,400

6. CREDIT FACILITIES AND NOTES PAYABLE

The following table presents the carrying values of the Company’s secured credit facilities and notes payable as of the dates presented (in thousands):

	December 31,
	2020	2019
Credit Facilities & Notes Payable, net
Senior secured credit facility with a financial institution	$49,544	$95,685
Senior secured credit facility with a related party	105,397	211,607
Mezzanine secured credit facility with a related party	6,195	26,940
Mezzanine secured credit facility with a related party	13,056	—
Notes payable with related parties	2,385	2,537
Notes payable - other	5,309	5,630
Debt issuance costs	(208)	(13)

Total secured credit facilites & notes payable, net	181,678	342,386

	December 31,
	2020	2019
Current Portion - Secured Credit Facilities & Notes Payable, net
Total Secured Credit Facilities and Notes Payable, net - Related Party	126,825	241,071
Total Secured Credit Facilities and Notes Payable	50,143	101,315
Non Current Portion - Secured Credit Facilities & Notes Payable, net
Total Secured Credit Facilities and Notes Payable	4,710	—

Total secured credit facilites & notes payable, net	$181,678	$342,386

Senior Secured Credit Facilities

The Company utilizes senior secured credit facilities that are classified as current liabilities on the accompanying consolidated balance sheets as amounts drawn to purchase and renovate homes are due as homes are sold, which is expected to be within 12 months. The following table summarizes certain details related to the Company’s senior secured credit facilities. Balances are outstanding as of December 31, 2020 and 2019 (in thousands, except interest rates):

As of December 31, 2020	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate	Maturity Date
Senior secured credit facility with a financial institution	$200,000	$49,544	3.72%	August 2022
Senior secured credit facility with a related party	225,000	105,397	5.28%	December 2022

	$425,000	$154,941

As of December 31, 2019	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate
Senior secured credit facility with a financial institution	$100,000	$95,685	5.62%
Senior secured credit facility with a related party	263,889	211,607	7.47%

	$363,889	$307,292

As of December 31, 2020, the Company had two senior secured credit facilities, one with a financial institution and one with a related party, which is a current stockholder in the Company. Collectively, the total borrowing capacity was $425 million. Borrowings on the secured credit facility with a financial institution accrue interest at a rate based on a LIBOR reference rate plus a margin of 2.50%. Borrowings on the secured credit facility with a related party accrue interest at a rate based on a LIBOR reference rate plus a margin of 4.00%.

The borrowings are collateralized by the real estate inventory funded by the credit facility. Each facility contains eligibility requirements that govern whether a property can be financed. When the Company resells a home, the proceeds are used to reduce the outstanding balance under both the related senior secured credit facility and the mezzanine secured credit facility.

Mezzanine Secured Credit Facilities

The Company classifies mezzanine secured credit facilities as current liabilities on the accompanying consolidated balance sheets as amounts drawn to purchase and renovate homes are due as homes are sold, which is expected to be within 12 months. These facilities are structurally and contractually subordinated to the related senior secured credit facilities. The following table summarizes certain details related to the Company’s mezzanine secured credit facilities. Balances are outstanding as of December 31, 2020 and 2019 (in thousands, except interest rates):

As of December 31, 2020	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate	Maturity Date
Mezzanine secured credit facility with a related party	$25,000	$6,195	13.00%	February 2023
Mezzanine secured credit facility with a related party	43,450	13,056	13.34%	December 2022

	$68,450	$19,251

As of December 31, 2019	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate
Mezzanine secured credit facility with a related party	$93,311	$26,940	14.00%

As of December 31, 2020, the Company had two mezzanine secured credit facilities, both with a related party, which is a current stockholder in the Company. The mezzanine secured credit facilities have a total borrowing capacity of $68.45 million. Borrowings accrue interest at a rate of 13.00% for both mezzanine secured credit facilities.

These borrowings are collateralized by a second lien on the real estate inventory funded by the relevant credit facility. The lenders have legal recourse only to the assets securing the debt, and do not have general recourse to OfferPad, Inc. with limited exceptions. When the Company resells a home, the proceeds are used to reduce the outstanding balance under both the related senior secured credit facility and the mezzanine secured credit facility.

Covenants for Senior Secured Credit Facilities and Mezzanine Secured Credit Facilities

The secured credit facilities include customary representations and warranties, covenants and events of default. Financed properties are subject to customary eligibility criteria and concentration limits. The terms of these facilities and related financing documents require the Company to comply with a number of customary financial and other covenants, such as maintaining certain levels of liquidity, tangible net worth or leverage (ratio of debt to equity). As of December 31, 2020, the Company was in compliance with all covenants.

Notes Payable

In February 2020, the Company entered into a secured promissory note with a lender to finance the Company’s rooftop solar panel systems for a $4.34 million term loan. The note matures on March 1, 2022 and bears interest annually at 11.50% as of December 31, 2020. The note requires monthly principal and interest payments and is collateralized by the rooftop solar panel systems. The outstanding balance on this note at December 31, 2020 was $4.06 million. At December 31, 2019, the Company had a secured promissory note of $4.38 million related to the rooftop solar panel systems. The note required annual interest at 12.25% as of December 31, 2019 and was collateralized by the rooftop solar systems panels. The note was replaced in February 2020. The balance for these notes is included in liabilities in the accompanying consolidated balance sheets.

The Company has unsecured notes payable of $1.25 million at December 31, 2020 and 2019. The notes are due at the earlier of six months from the date the holder provides written notice to the Company for payment of unpaid principal and related accrued interest or when the Company pays the note in full. The notes bear interest at 14.00%. The balance is included in current liabilities in the accompanying consolidated balance sheets.

The Company has unsecured notes payable to related parties of $2.39 million and $2.54 million at December 31, 2020 and 2019, respectively. The notes are due at the earlier of six months from the date the holder provides written notice to the Company for payment of unpaid principal and related accrued interest or when the Company pays the note in full. The notes bear interest at 14.00%. The balance is included in current liabilities in the accompanying consolidated balance sheets.

As of December 31, 2020, the Company was in compliance with all covenants related to its Notes Payable.

7. TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

Convertible Preferred and Common Stock

The Company’s certificate of incorporation as amended, authorizes the Company to issue 54.7 million shares of $0.00001 par value, with 34.1 million shares designated as common stock and 20.6 million shares of convertible preferred stock. The convertible preferred stock consists of 2.8 million shares designated as Series A convertible preferred stock, 1.4 million shares designated as Series A-1 convertible preferred stock, 1.1 million shares designated as Series A-2 convertible preferred stock, 7.8 million shares designated as Series B convertible preferred stock, and 7.5 million shares designated as Series C convertible preferred stock (collectively, “Preferred Stock”). The holder of each share of common stock is entitled to one vote. The holders of outstanding Preferred Stock are entitled to elect four directors. The holders of outstanding common stock are entitled to elect two directors, in addition to the one independent director.

The significant features of the Company’s Preferred Stock are as follows:

All of our Preferred Stock is classified as temporary equity because the Preferred Stock is redeemable upon the occurrence of a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation), which is not within our control. However, because a Deemed Liquidation event is currently not probable to occur, the Preferred Stock is currently not remeasured to its redemption value.

Dividend provisions

The preferred stockholders are entitled to receive dividends prior and in preference to any dividends on the common stock, when, as and if declared by the Board of Directors, on an equal priority basis, prior and in preference to any declaration or payment of any dividend on the Common Stock and any other class or series of capital stock that is junior to the preferred stock (other than dividends on shares of Common Stock payable in shares of common stock). Such dividends are non-cumulative. There were no dividends paid for the years ended December 31, 2020 and 2019 to preferred stockholders.

Liquidation preference

In the event of liquidation, dissolution or winding up of the Company, merger or a Deemed Liquidation Event, before any distribution or payment shall be made to the holders of common stock, the holders of Series A, Series A-1, Series A-2, Series B and Series C convertible preferred stock shall receive $5.44, $5.1807, $6.7884, $6.4504 and $19.9224 per share (subject to adjustment in the event of any share dividend, share split, combination, or other recapitalization), respectively, plus any declared but unpaid dividends on such shares. If the assets and funds are insufficient for such distribution, they shall receive a pro rata distribution, based on the relative convertible preferred stock ownership and in proportion to the preferential amount each such holder is otherwise entitled. If the assets and funds are in excess of amounts distributed to the preferred stockholders, the remaining assets and funds shall be distributed pro rata to the holders of the common stock. If the holders of the Preferred Stock would receive a greater distribution if they converted to Common Stock, then such conversion will be assumed prior to distribution.

Conversion rights

The holders of Preferred Stock have a right to convert their stock into fully-paid and nonassessable shares of common stock at a conversion rate equal to their respective liquidation preferences divided by a conversion price of $5.4132, $5.1807, $6.7884, $6.4504, and $19.9224, respectively, which is adjusted for any stock splits, stock dividends, combination, subdivisions, recapitalizations or similar transactions.

Redemption rights

The Preferred Stock is not redeemable at the option of the holders of the Preferred Stock.

Voting rights

Each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Preferred Stock could then be converted and, with respect to such vote, holders of Preferred Stock are entitled to vote together with the holders of common stock as a single class on all matters on an as-converted basis.

Election of Directors

As long as any shares of the Series B convertible preferred stock remain outstanding, then the holders of the Series B convertible preferred stock are entitled to elect three directors. As long as any shares of Series C convertible preferred stock remain outstanding, then the holders of the Series C convertible preferred stock are entitled to elect one director.

Common Stock

The voting, dividend and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock. Holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders (and written actions in lieu of meetings). There were no dividends paid for the years ended December 31, 2020 and 2019 to common stockholders.

8. STOCK-BASED AWARDS

Stock Incentive Plan

In 2016, the Board of Directors of the Company adopted the Offerpad 2016 Stock Option and Grant Plan (the “Plan”) that allows for granting of incentive and non-qualified stock options to employees, directors, and consultants. As of December 31, 2020, 0.2 million shares of common stock were reserved for issuance under the Plan.

The following table summarizes stock option activity:

	Options Issued Under Plan	Nonemployee Options	Total Options	Weighted- Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2017	1,662,976	68,200	1,731,176	$4.84	9.05	$50,468
Granted	2,644,330	—	2,644,330	1.48
Forfeitures	(360,108)	—	(360,108)	2.75

Outstanding as of December 31, 2018	3,947,198	68,200	4,015,398	2.81	8.84	22,106,091
Granted	443,000	5,000	448,000	9.32
Exercised	(76,445)	—	(76,445)	2.22
Forfeitures	(1,244,818)	—	(1,244,818)	1.85

Outstanding as of December 31, 2019	3,068,935	73,200	3,142,135	4.14	7.71	16,274,640
Granted	570,000	128,000	698,000	9.19
Exercised	—	—	—	—
Forfeitures	(177,398)	—	(177,398)	4.06

Outstanding as of December 31, 2020	3,461,537	201,200	3,662,737	5.09	7.40	14,619,403

Exercisable as of December 31, 2020			1,468,468	3.43	6.75	8,006,815

Vested and expected to vest as of December 31, 2020			3,662,737	5.09	7.40	14,619,403

The Company typically issues stock options with the exercise price equal to the fair market value of the underlying stock price based on then-current valuation estimates. The Company determines the grant-date fair value of stock option awards using a Black-Scholes option pricing model with the following assumptions:

Expected Term: The expected term represents the period of time that the option grants are expected to be outstanding and is estimated using the midpoint between the requisite service period and the contractual term of the options.

Risk-Free Interest Rate: The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected term.

Volatility: As our shares have not previously been publicly traded, and have not regularly traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares over the relevant vesting or estimated liquidity period.

Expected Dividend Yield: The expected dividend yields are based on our historical dividend payments, which have been zero to date and are not expected in the foreseeable future.

The range of assumptions used in the Black-Scholes Model for employee and non-employee stock options for 2020, 2019, and 2018 are as follows:

	2020	Year Ended December 31, 2019	2018
Expected term (in years)	5.36 - 6.11	5.96 - 6.13	5.00 - 6.11
Risk-free interest rate	0.38% - 0.46%	1.61% - 2.41%	2.65% - 3.11%
Expected volatility	51.72% - 52.89%	42.43% - 43.50%	42.81% - 45.92%
Dividend yield	0.00%	0.00%	0.00%
Fair value on grant date	$4.27 - $4.49	$3.96 - $4.21	$0.62 - $5.97

The Company recognized stock-based compensation expense of $1.4 million, $1.3 million and $0.9 million for the years ended December 31, 2020, 2019 and 2018, respectively, as part of operating expenses in the accompanying consolidated statements of operations.

At December 31, 2020, the Company had $5.5 million of unrecognized stock-based compensation related to outstanding awards.

9. VARIABLE INTEREST ENTITIES

The Company formed certain special purpose entities (each, an “SPE”) to purchase and sell residential properties. Each SPE is a wholly owned subsidiary of the Company and a separate legal entity, and neither the assets nor credit of any such SPE are available to satisfy the debts and other obligations of any affiliate or other entity. The credit facilities are secured by the assets and equity of one or more SPEs. These SPEs are variable interest entities, and the Company is the primary beneficiary as it has the power to control the activities that most significantly impact the SPEs’ economic performance and the obligation to absorb losses of the SPEs or the right to receive benefits from the SPEs that could potentially be significant to the SPEs. The SPEs are consolidated within the Company’s consolidated financial statements.

The following table summarizes the assets and liabilities related to the VIEs as of December 31, 2020 and December 31, 2019 (in thousands):

	December 31,
	2020	2019
Assets
Restricted Cash	$6,804	$7,027
Accounts Receivable	1,638	2,554
Inventory	171,212	342,502
Prepaid expenses and other current assets	1,036	1,368
Property and equipment, net	2,772	—

Total Assets	183,462	353,451

Liabilities
Accounts payable	716	1,253
Accrued liabilities	575	1,843
Secured credit facilities and notes payable, net - current portion	173,539	334,230
Secured credit facilities and notes payable - net of current portion	653	—

Total liabilities	$175,483	$337,326

10. NET LOSS PER SHARE

The Company uses the two-class method to calculate net loss per share and apply the more dilutive of the two-class method, treasury stock method or if-converted method to calculate diluted net loss per share. No dividends have been declared or paid for the years ended December 31, 2020 and 2019. Undistributed earnings for each period are allocated to participating securities, including the convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the convertible preferred stock to share in losses, our basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.

Diluted net loss per share is based upon the weighted average number of common shares and of common share equivalents outstanding when dilutive. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

The aggregate number of potentially dilutive common stock equivalents outstanding at December 31, 2020 excluded from the diluted net loss per share computation because their inclusion would be anti-dilutive was 22.1 million, which includes options to acquire 3.7 million shares of common stock and 18.4 million shares issuable upon the conversion of preferred stock.

The aggregate number of potentially dilutive common stock equivalents outstanding at December 31, 2019 excluded from the diluted net loss per share computation because their inclusion would be anti-dilutive was 20.0 million, which includes options to acquire 3.1 million shares of common stock and 16.9 million shares issuable upon the conversion of preferred stock.

11. INCOME TAXES

We are subject to federal and state income taxes in the United States.

Losses before income tax expense were $23.0 million, $51.7 million, and $32.4 million for the years ended December 31, 2020, 2019, and 2018, respectively.

Income tax expense consisted of the following:

	Years Ended December 31,
	2020	2019	2018
Current provision federal	$—	$—	$—
Current provision state	163	254	506

Total current	163	254	506
Deferred provision federal	—	—	—
Deferred provision state	—	—	—

Total deferred	—	—	—

Total income tax expense	$163	$254	$506

The reconciliation of the federal statutory income tax rate to the effective tax rate is as follows:

	Years Ended December 31,
	2020		2019		2018
Provision at federal statutory tax rate	$(4,821)	21.0%	$(10,857)	21.0%	$(6,810)	21.0%
State income tax	(446)	1.9%	(2,003)	3.9%	(1,848)	5.7%
Valuation allowance	4,999	-21.8%	12,363	-23.9%	9,314	-28.7%
Other	431	-1.9%	751	-1.5%	(150)	0.4%

Effective tax rate	$163	-0.7%	$254	-0.5%	$506	-1.6%

The components of the net deferred income tax assets and liabilities included in the consolidated balance sheet are as follows:

	Years Ended December 31,
	2020	2019	2018
Deferred tax assets:
Disallowed interest expense	$—	$9,331	$5,012
Other	1,892	1,638	381
Federal net operating loss carryforwards	27,847	15,564	10,010
State net operating loss carryforwards	5,133	3,318	2,008

Gross deferred tax asset	34,872	29,851	17,411
Valuation allowance	(34,011)	(29,002)	(16,639)

DTA, net of valuation allowance	871	849	772

Deferred tax liabilities:
Property and equipment	(865)	(843)	(772)
Other	(6)	(6)	—

Gross deferred tax liability	(871)	(849)	(772)

Net deferred income taxes	$—	$—	$—

As of December 31, 2020, the Company had federal net operating loss carryforwards of approximately $125.1 million to offset future taxable income, of which $26.0 million begin to expire at various dates ranging from 2036 through 2037 if not utilized, and $99.1 million which has no expiration. The Company also has U.S. state net operating loss carryforwards of approximately $105.6 million, of which $69.2 million begin to expire at various dates ranging from 2032 through 2040 if not utilized, and the remaining $36.4 million which have no expiration.

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing DTAs. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ended December 31, 2020. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth.

On the basis of this evaluation, a full valuation allowance has been recorded against the net deferred tax assets as of December 31, 2020, 2019 and 2018. The valuation allowance increased by $5.0 million, $12.4 million and $9.3 million, respectively, during the years ended December 31, 2020, 2019 and 2018. The amount of the DTA considered realizable, however, could be adjusted if future objective positive evidence, such as cumulative income, outweighs the negative evidence.

The Internal Revenue Code contains provisions that limit the utilization of net operating loss carryforwards and tax credit carryforwards if there has been an ownership change. Such ownership change, as described in Section 382 of the Internal Revenue Code, may limit the Company’s ability to utilize its net operating loss carryforwards and tax credit carryforwards on a yearly basis. To the extent that any single-year limitation is not utilized to the full amount of the limitation, such unused amounts are carried over to subsequent years until the earlier of utilization or the expiration of the relevant carryforward period. It was determined that an ownership change occurred on February 10, 2017. An analysis was performed and while utilization of net operating losses would be limited in years prior to December 31, 2020, subsequent to that date there is no limitation on the Company’s ability to utilize its net operating losses. As such, the ownership change has no impact to the carrying value of the Company’s net operating loss carryforwards or ability to use them in future years.

The Company files in U.S. federal and various state income tax jurisdictions. The Company is subject to U.S. federal and state income tax examinations by authorities for all tax years beginning in 2016, due to the accumulated net operating losses that are carried forward.

On March 27, 2020 the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The modifications under the CARES Act did not materially impact the Company.

12. RELATED-PARTY TRANSACTIONS

LL Credit Facilities

Since October 26, 2016, Offerpad has been party to a loan and security agreement (the “LL Funds Loan Agreement”), with LL Private Lending Fund, L.P. and LL Private Lending Fund II, L.P., both of which are affiliates of LL Capital Partners I, L.P., which since 2018 has held more than 5% of Offerpad’s capital stock. The LL Funds Loan Agreement is comprised of a senior secured credit line and a mezzanine secured loan, under which Offerpad may borrow loans up to a maximum principal amount of line of $225.0 million and $43.45 million, respectively. Interest accrues on the senior secured credit line and the mezzanine secured credit line at rates of LIBOR + 4.0% and 13.0%, respectively. In the years ended December 31, 2018, 2019 and 2020, Offerpad paid a total of $16.8 million, $16.8 million and $7.8 million in interest for borrowings under the LL Funds Loan Agreement, and had $225.8 million, $238.5 million and $118.4 million in principal outstanding. Since 2018, the largest amount of principal outstanding under the LL Funds Loan Agreement was $256.3 million. As of December 31, 2020, Offerpad had $105.4 million and $13.1 million outstanding under the senior secured credit and mezzanine secured loans, respectively.

Since March 16, 2020, Offerpad has also been party to a mezzanine loan and security agreement (the “LL Mezz Loan Agreement”), with LL Private Lending Fund II, L.P., which is an affiliate of LL Capital Partners I, L.P., which since 2018 has held more than 5% of Offerpad’s capital stock. Under the LL Mezz Loan Agreement, Offerpad may borrow loans up to a maximum principal amount of line of $25.0 million. Interest accrues on the mezzanine secured credit line at a rate of 13.0%. During the year ended December 31, 2020, Offerpad paid a total of $0.44 million in interest for borrowings under the LL Mezz Loan Agreement, and had $6.2 million in principal outstanding. The largest amount of principal outstanding under the LL Mezz Loan Agreement was $7.3 million. As of December 31, 2020, Offerpad had $6.2 million outstanding under the mezzanine secured loan.

Commercial Relationship with First American Financial Corporation

First American Financial Corporation (“First American”), which has held more than 5% of Offerpad’s capital stock since February 2019, through its subsidiaries is a provider of title insurance and settlement services for real estate transactions and a provider of property data services. Offerpad uses First American’s services in the ordinary course of its home-buying and home-selling activities. During the years ended December 31, 2019 and 2020, Offerpad paid First American $6.9 million and $7.1 million for its services, respectively, inclusive of the fees for property data services.

Notes Payable

From August 2015 to January 2017, Offerpad issued an aggregate of $1.1 million in notes payable to immediate family members of Offerpad’s Chief Executive Officer, who is also a member of its board of directors. The notes payable bear interest at a rate of 14.0% per annum, are pre-payable and have no set maturity date. In the years ended December 31, 2018, 2019 and 2020, Offerpad paid a total of $0.2 million, $0.2 million and $0.2 million in interest for borrowings under the notes payable, and no principal payments. Since 2018, the largest amount of principal outstanding under these notes payable was $1.1 million. As of December 31, 2020, Offerpad had $1.1 million outstanding under such notes payable. The principal amount of each note, together all accrued but unpaid interest, will be repaid upon the Closing.

Convertible Preferred Stock Financings

In April 2018 and June 2018, Offerpad issued and sold 4,650,874 and 2,325,437 shares, respectively, of its Series B convertible preferred stock to LL Capital Partners I, L.P. for a total purchase price of $45.0 million. As a result of the transactions, LL Capital Partners I, L.P. holds more than 5% of Offerpad’s capital stock.

In February 2019 and February 2020, Offerpad issued and sold to First American 3,764,606 and 501,947 shares, respectively, of its Series C convertible preferred stock for a total purchase price of $85.0 million. As result of the transactions, First American holds more than 5% of Offerpad’s capital stock.

Repurchase of Common Stock

In connection with Offerpad’s Series C convertible preferred stock financing, in February 2019, we repurchased an aggregate of 636,396 shares of common stock at a purchase price of $16.7348 per share. The purchase price represents a price equal to 84% of the purchase price of $19.9224 per share of Series C convertible preferred stock. Of the 636,396 shares of common stock repurchased: 253,961 shares of common stock were sold by Offerpad’s Chief Executive Officer; 134,450 shares were sold by a family member of the CEO; and 119,511 shares were sold by a separate family member of the CEO.

Compensation of Immediate Family Members of Offerpad’s CEO

Offerpad employs two of its CEO’s brothers full-time. For the years ended December 31, 2018, 2019 and 2020, one of his brothers received approximately $248,000, $240,000 and $260,000 in total compensation in those years, respectively, and the other received approximately $223,000, $216,000 and $313,000 in total compensation in those years, respectively.

13. COMMITMENTS AND CONTINGENCIES

As of December 31, 2020, the Company was under contract to purchase 936 homes for an aggregate purchase price of $229.0 million.

The Company has long-term commitments, which have the following approximate minimum annual payments (in thousands):

Years ending December 31,
2021	$5,250
2022	1,697
2023	1,198
2024	1,127
2025	507

$9,779

14. SUBSEQUENT EVENTS

Subsequent events were evaluated through April 7, 2021.

Credit Facility Renewal

In February 2021, the Company amended its senior secured credit facility agreement with a financial institution. The amendment included an increase in borrowing capacity from $200 million to $225 million and extended the maturity date to August 2022.

Credit Facility Renewal – Related Party

In March 2021, the Company amended its senior secured and mezzanine secured credit facility agreements with a related party. The amendments included an extension of the maturity date on the mezzanine secured credit facility with a $25 million borrowing capacity to February 2023, and an extension of the mezzanine secured credit facility with a borrowing capacity of $43.45 million and the senior secured credit facility to December 2022.

Business Combination Transaction

On March 17, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Supernova Partners Acquisition Company, Inc., a Delaware corporation (“Supernova”), Orchids Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Supernova (“First Merger Sub”), and Orchids Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Supernova (“Second Merger Sub”).

Pursuant to the Merger Agreement, the parties will effect a business combination transaction (the “Business Combination”) by which (i) First Merger Sub will merge with and into the Company, with the Company being the surviving entity in the merger (the “First Merger”), and (ii) the Company will merge with and into Second Merger Sub, with Second Merger Sub being the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions” and the closing of the Transactions, the “Closing”). In connection with the Closing, Supernova will change its name to “Offerpad Solutions Inc.”

The value of the aggregate equity consideration to be paid to the Company’s stockholders and optionholders in the Transactions will be equal to $2,250,000,000 (the “Equity Value”). At the Closing, each share of common stock and preferred stock of the Company that is issued and outstanding immediately prior to the effective time of the First Merger (other than excluded shares as contemplated by the Merger Agreement) will be cancelled and converted into the right to receive a number of shares of Supernova common stock equal to an exchange ratio determined by dividing the Equity Value by the aggregate fully diluted Company common stock (as such term is defined in the Merger Agreement). The shares of Supernova common stock received as consideration by Brian Bair, the Chief Executive Officer and Founder of the Company, will be Class B shares, and will entitle Mr. Bair to the high vote for so long as certain specified conditions with respect to Mr. Bair’s service to the business and ownership of shares continue to be met.

At the Closing, each option to purchase Company common stock, whether vested or unvested, will be assumed and converted into an option to purchase a number of shares of Supernova Class A common stock in the manner set forth in the Merger Agreement.

The consummation of the Transactions is subject to customary closing conditions, including, among others: (i) approval by Supernova’s and the Company’s respective stockholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) no order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being in force, (iv) Supernova having at least $5,000,001 of net tangible assets as of the Closing, (v) receipt of approval for listing on the New York Stock Exchange of the shares of Supernova Class A common stock to be issued in connection with the Transactions, (vi) the effectiveness of the registration statement on Form S-4 to be filed by Supernova in connection with the Transactions, (vii) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations and (viii) solely as relates to the Company’s obligation to consummate the Transactions, Supernova having at least $250,000,000 of available cash at the Closing (as defined in the Merger Agreement).

OFFERPAD, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data, unaudited)

		March 31,	December 31,
		2021	2020
ASSETS
Current Assets:
Cash and cash equivalents		$26,411	$43,938
Restricted cash		2,649	6,804
Accounts receivable		2,531	2,309
Inventory		220,004	171,359
Prepaid expenses and other current assets		7,317	2,880

Total current assets		258,912	227,290

Property and equipment, net		7,305	8,231
Other non-current assets		130	352

TOTAL ASSETS	(1)	$266,347	$235,873

LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable		$2,508	$2,149
Accrued liabilities		15,651	11,181
Secured credit facilities and notes payable, net - related party		126,710	126,825
Secured credit facilities and notes payable		79,988	50,143

Total current liabilities		224,857	190,298

Secured credit facilities and notes payable, net of current portion		—	4,710

Total liabilities	(2)	224,857	195,008

Commitments and Contingencies (See Note 13)

See accompanying notes to condensed consolidated financial statements.

OFFERPAD, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

(in thousands, except share data, unaudited)

	March 31,	December 31,
	2021	2020
Temporary Equity:
Series A convertible preferred stock, 2,789,225 shares authorized at March 31, 2021 and December 31, 2020; 2,775,483 shares issued and outstanding at March 31, 2021 and December 31, 2020; liquidation preference of $15,099 at March 31, 2021 and December 31, 2020	14,921	14,921
Series A-1 convertible preferred stock, 1,447,693 shares authorized, issued and outstanding at March 31, 2021 and December 31, 2020; liquidation preference of $7,500 at March 31, 2021 and December 31, 2020	7,470	7,470
Series A-2 convertible preferred stock, 1,104,818 shares authorized, issued and outstanding at March 31, 2021 and December 31, 2020; liquidation preference of $7,500 at March 31, 2021 and December 31, 2020	7,463	7,463
Series B convertible preferred stock, 7,751,457 shares authorized, issued and outstanding at March 31, 2021 and December 31, 2020; liquidation preference of $50,000 at March 31, 2021 and December 31, 2020	49,845	49,845
Series C convertible preferred stock, 7,529,210 shares authorized at March 31, 2021 and December 31, 2020; 5,308,093 shares issued and outstanding at March 31, 2021 and December 31, 2020; liquidation preference of $105,750 at March 31, 2021 and December 31, 2020	104,424	104,424

Total temporary equity	184,123	184,123

Stockholders’ Deficit:
Common stock, 34,077,034 shares authorized at March 31, 2021 and December 31, 2020; $0.00001 par value; 7,845,959 and 7,681,832 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	—	—
Additional paid in capital	6,766	5,908
Accumulated deficit	(138,749)	(138,516)
Treasury stock	(10,650)	(10,650)

Total stockholders’ deficit	(142,633)	(143,258)

TOTAL LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT	$266,347	$235,873

(1)

Our consolidated assets at March 31, 2021 and December 31, 2020 include the following assets of certain variable interest entities (“VIEs”) that can only be used to settle the liabilities of those VIEs: Restricted cash, $2,649 and $6,804; Accounts receivable, $1,926 and $1,638; Inventory, $219,441 and $171,212; Prepaid expenses and other current assets, $1,681 and $1,036; Property and equipment, net, $1,957 and $2,772; Total assets of $227,654 and $183,462, respectively.

(2)

Our consolidated liabilities at March 31, 2021 and December 31, 2020 include the following liabilities for which the VIE creditors do not have recourse to Offerpad: Accounts payable, $1,815 and $716; Accrued liabilities, $605 and $575; Current portion of secured credit facilities and notes payable, net, $197,489 and $173,539; Noncurrent portion of secured credit facilities and notes payable, net, $0 and $653; Total liabilities, $199,909 and $175,483, respectively.

See accompanying notes to condensed consolidated financial statements.

OFFERPAD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data, unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$283,972	$367,655
Cost of revenue	250,435	342,757

Gross profit	33,537	24,898

Operating expenses:
Sales, marketing and operating	25,076	25,429
General and administrative	4,734	4,361
Technology and development	2,283	2,129

Total operating expenses	32,093	31,919

Net Income (loss) from operations	1,444	(7,021)

Other income (expense):
Interest expense	(1,918)	(4,674)
Other income, net	241	230

Total other expense	(1,677)	(4,444)

Loss before income taxes	(233)	(11,465)
Income tax expense	—	—

Net loss	$(233)	$(11,465)

Net loss per share, basic and diluted	$(0.03)	$(1.49)

Weighted average common shares outstanding, basic and diluted	7,774,945	7,681,832

See accompanying notes to condensed consolidated financial statements.

OFFERPAD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

(in thousands, except number of shares, unaudited)

	Temporary Equity											Stockholders’ Deficit
	Series A Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Total Temporary	Common Stock		Additional Paid in Capital	Accumulated Deficit	Treasury Stock		Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Equity	Shares	Amount			Shares	Amount
Balance at December 31, 2019	2,775,483	$14,921	1,447,693	$7,470	1,104,818	$7,463	7,751,457	$49,845	3,764,606	$74,601	$154,300	7,681,832	$—	$4,545	$(115,398)	636,396	$(10,650)	$(121,503)
Issuance of Series C (extension) stock, net of offering costs	—	—	—	—	—	—	—	—	1,116,831	22,177	22,177	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	249	—	—	—	249
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(11,465)	—	—	(11,465)

Balance at March 31, 2020	2,775,483	$14,921	1,447,693	$7,470	1,104,818	$7,463	7,751,457	$49,845	4,881,437	$96,778	$176,477	7,681,832	$—	$4,794	$(126,863)	636,396	$(10,650)	$(132,719)

Balance at December 31, 2020	2,775,483	$14,921	1,447,693	$7,470	1,104,818	$7,463	7,751,457	$49,845	5,308,093	$104,424	$184,123	7,681,832	$—	$5,908	$(138,516)	636,396	$(10,650)	$(143,258)

Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	136,127	—	201	—	—	—	201
Issuance of common stock upon early exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	28,000	—	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	43	—	—	—	43
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	614	—	—	—	614
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(233)	—	—	(233)

Balance at March 31, 2021	2,775,483	14,921	1,447,693	7,470	1,104,818	7,463	7,751,457	49,845	5,308,093	104,424	184,123	7,845,959	$—	$6,766	$(138,749)	636,396	$(10,650)	$(142,633)

See accompanying notes to condensed consolidated financial statements.

OFFERPAD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(233)	$(11,465)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	130	102
Gain on sale of equipment	(246)	—
Amortization of debt financing costs	88	27
Impairment of inventory	130	1,802
Stock-based compensation	614	249
Changes in operating assets and liabilities:
Accounts receivable	(219)	(921)
Inventory	(48,775)	59,090
Prepaid expenses and other current assets	(4,216)	(301)
Accounts payable	359	286
Accrued liabilities	4,256	979

Net cash (used in) provided by operating activities	(48,112)	49,848

Cash flows from investing activities:
Purchases of property and equipment	(990)	(10)
Proceeds from sales of property and equipment	2,032	—

Net cash provided by (used in) investing activities	1,042	(10)

Cash flows from financing activities:
Borrowings from credit facilities and notes payable	281,066	279,645
Repayments of credit facilities and notes payable	(255,962)	(351,630)
Payment of debt financing costs	(175)	(322)
Proceeds from issuance of Class C preferred stock, net	—	22,177
Proceeds from exercise of stock options	459	—

Net cash provided by (used in) financing activities	25,388	(50,130)

Net change in cash, cash equivalents and restricted cash	(21,682)	(292)
Cash, cash equivalents and restricted cash, beginning of period	50,742	29,883

Cash, cash equivalents and restricted cash, end of period	$29,060	$29,591

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:
Cash and cash equivalents	$26,411	$22,609
Restricted cash	2,649	6,982

Total cash, cash equivalents and restricted cash	$29,060	$29,591

Supplemental disclosure of cash flow information:
Cash payments for interest	$2,863	$6,079

See accompanying notes to condensed consolidated financial statements.

OFFERPAD, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.     BUSINESS ACTIVITY

OfferPad, Inc. (the “Company”, “we”, “our”, and “Offerpad”) including its consolidated subsidiaries, is a customer-centric, home buying, and selling platform that provides customers with the ultimate home transaction experience, offering convenience, control, certainty, and value. The Company is headquartered in Chandler, Arizona with operations in the United States and was incorporated in Delaware on June 24, 2016. As of March 31, 2021, the Company operates in the greater Charlotte, Raleigh, Atlanta, Birmingham, Orlando, Tampa, Jacksonville, Houston, San Antonio, Austin, Dallas, Tucson, Phoenix Nashville, Denver and Las Vegas areas.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Interim Financial Information—The accompanying interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned operating subsidiaries. Certain information and note disclosures required for annual financial statements have been condensed or excluded pursuant to US GAAP and SEC rules and regulations. Accordingly, the interim condensed consolidated financial statements do not include all of the information and notes required by GAAP for complete financial statements. The accompanying financial information reflects all adjustments which are, in the opinion of the Company’s management, of a normal recurring nature and necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the interim periods. Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of the Company’s condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. Significant estimates include those related to the net realizable value of inventory, stock-based compensation, and deferred income tax allowances, among others. Actual results could differ from those estimates.

Significant Risks and Uncertainties—We operate in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, we believe that changes in any of the following areas could have a significant negative effect on us in terms of our future financial position, results of operations, or cash flows: public health crises, like the COVID-19 pandemic; general economic conditions, including the health of the U.S. residential real estate industry; changes in customer preferences for our products and services; our ability to manage the growth of our business; severe weather and catastrophic occurrences; success in new product and market launches; protection of our brand and intellectual property; management of our pricing and portfolio strategy; our ability to maintain and grow strategic partnerships; cost and availability of third-party labor; management of future strategic acquisitions or investments; our ability to attract and retain qualified employees and key personnel; changes in requirements governing the licensing and conduct of real estate brokerages; competition in our market; development and protection of our existing technology and network infrastructure; protection of personal customer information and other privacy issues; intellectual property rights and other litigation claims; interest rate changes; changes in local, state, or federal laws and regulations; among other things.

Segment Reporting—Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing operating performance. Under the provisions of ASC 280, Segment Reporting, the Company is not organized around specific services or geographic regions. The Company operates in one service line, providing a home buying and selling platform.

We determined that our Chief Executive Officer is the Chief Operating Decision Maker (CODM) and he uses financial information, business prospects, competitive factors, operating results and other non-U.S. GAAP financial ratios to evaluate our performance, which is the same basis on which our results and performance are communicated to our Board of Directors. Based on the information described above and in accordance with the applicable literature, management has concluded that we are organized and operated as one operating and reportable segment for the three months ended March 31, 2021 on a consolidated basis.

Cash and Cash Equivalents—Cash includes demand deposits with banks and financial institutions. Cash equivalents include only investments with initial maturities of three months or less that are highly liquid and readily convertible to known amounts of cash.

Restricted Cash—Restricted cash consists of cash received from the resale of homes that is specifically designated to repay borrowings under one of the Company’s secured credit facilities and is typically released within a few days of the home sale.

Concentrations of Credit Risk—Financial instruments that are potentially subject to concentrations of credit risk are primarily cash and cash equivalents. Cash and cash equivalents are placed with major financial institutions deemed to be of high-credit-quality in order to limit credit exposure. Cash is regularly maintained in excess of federally insured limits at the financial institutions. Management believes that the Company is not exposed to any significant credit risk related to cash deposits.

Accounts Receivable—Accounts receivable are generated through the sale of a home and generally results in a one- or two-day delay in receiving cash from the title company. Accounts receivable are stated at the amount management expects to collect from outstanding balances. Most of the Company’s transactions are processed through escrow and therefore, collectability is reasonably assured. The Company reviews accounts receivable on a regular basis and estimates an amount of losses for uncollectible accounts based on its historical collections, age of the receivable, and any other known conditions that may affect collectability.

Inventory—Inventory consists of acquired homes and are stated at the lower of cost or net realizable value, with cost determined by the specific identification of each home. Costs include initial purchase costs and renovation costs, as well as holding costs and interest incurred during the renovation period, prior to the listing date. Selling costs, including commissions and holding costs incurred after listing date, are expensed as incurred and included in sales, marketing and operating expenses.

The Company reviews inventory for indicators that net realizable value is lower than cost. When evidence exists that the net realizable value of inventory is lower than its cost, the difference is recognized in cost of revenue and the related inventory is adjusted to its net realizable value.

Inventory is classified into three categories: Homes under renovation, homes listed for sale, and homes under contract to sell.

Property and Equipment—Property and equipment is recorded at cost and primarily consist of rooftop solar panel systems installed on residential real estate. The Company depreciates its property and equipment for financial statement purposes using the straight-line method based on the estimated useful lives of the assets. The estimated useful lives of fixed property and equipment by asset category are described below:

Property and Equipment	Estimated Useful Life
Rooftop solar panel systems	Thirty years

Properties held for use	Twenty seven and a half years

Leasehold improvements	Lesser of estimated useful life or remaining lease term

Computers and equipment	Five years

Office equipment and furniture	Seven years

Software systems	Four to five years

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may be impaired. The Company records an impairment loss if (i) the undiscounted future cash flows are found to be less than the carrying amount of the asset or asset group, and (ii) the carrying amount of the asset or asset group exceeds fair value. If an impairment loss has occurred, a charge is recorded to reduce the carrying amount of the asset to its estimated fair value. The Company recognized no impairment charges on property and equipment for the three months ended March 31, 2021 and 2020.

Accrued Liabilities—Accrued liabilities include accrued salaries and wages, interest, advertising, and other expenses.

Revenue Recognition—Revenue is recognized when (or as) performance obligations are satisfied by transferring control of the promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those products or services. The Company applies the following steps in determining the timing and amount of revenue to recognize: (1) identify the contract with our customer; (2) identify the performance obligation(s) in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract, if applicable; and (5) recognize revenue when (or as) the performance obligation is satisfied.

Revenue from the sale of homes is derived from the resale of homes on the open market. Home sales revenue is recognized at the time of the closing when title to and possession of the property are transferred to the buyer. The amount of revenue recognized for each home sale is equal to the sale price of the home net of resale concessions and credits to the buyer. When the company closes on a sale of a home, all associated costs are relieved through cost of revenue.

Cost of Revenue—Cost of revenue includes the initial purchase costs, renovation costs, holding costs and interest incurred during the renovation period, prior to listing date and real estate inventory valuation adjustments, if any. These costs are accumulated in real estate inventory up until the home is ready for resale, and then charged to cost of revenue under the specific identification method when the property is sold.

Sales, Marketing and Operating—Sales, marketing and operating expenses consist of real estate agent commissions, advertising, and holding costs on homes incurred during the period that homes are listed for sale, which includes utilities, taxes, maintenance, and other costs. Sales, marketing and operating expense includes any headcount expenses in support of sales, marketing, and real estate inventory operations such as salaries, benefits, and stock-based compensation. Sales, marketing and operating expenses are charged to operations as incurred. Advertising expenses of $7.4 million and $3.9 million were incurred during the three months ended March 31, 2021 and 2020, respectively.

Technology and Development—Technology and development expenses consist of headcount expenses, including salaries, benefits and share based compensation expense for employees and contractors engaged in the design, development, and testing of website applications and software development. Technology and development expenses are charged to operations as incurred.

Stock-Based Compensation—Stock-based compensation awards consist of stock options. The Company uses the Black-Scholes-Merton option-pricing model to determine the fair value as of the grant date for option awards. Compensation expense for all option awards is recorded on a straight-line basis over the requisite service period of the awards, which is generally the option’s vesting period. These amounts are reduced by the forfeitures as the forfeitures occur.

Income Taxes—The Company accounts for income taxes under the asset and liability method, which requires the recognition of Deferred Tax Asset (DTAs) and Deferred Tax Liabilities (DTLs) for the expected future tax consequences of events that have been included in the condensed consolidated financial statements. Under this method, the Company determines DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

The Company recognizes DTAs to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax laws, and results of recent operations. If the Company determines that it would be able to realize its DTAs in the future in excess of their net recorded amount, the Company would make an adjustment to the DTA valuation allowance, which would reduce the provision for income taxes.

Consolidation of Variable Interest Entities—The Company is a variable interest holder in certain entities in which equity investors at risk do not have the characteristics of a controlling financial interest or where the entity does not have enough equity at risk to finance its activities without additional subordinated financial support from other parties; these entities are VIEs. The Company’s variable interest arises from contractual, ownership or other monetary interest in the entity, which fluctuates based on the VIE’s economic performance. The Company consolidates a VIE if it is the primary beneficiary. The Company is the primary beneficiary if it has a controlling financial interest, which includes both the power to direct the activities that most significantly impact the economic performance of the VIE and a variable interest that obligates the Company to absorb losses or the right to receive benefits that potentially could be significant to the VIE. The Company assesses whether it is the primary beneficiary of a VIE on an ongoing basis.

Fair Value Measurements—The Company accounts for assets and liabilities in accordance with accounting standards that define fair value and establish a consistent framework for measuring fair value on either a recurring or a nonrecurring basis. Fair value is an exit price representing the amount that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

Accounting standards include disclosure requirements relating to the fair values used for certain financial instruments and establish a fair value hierarchy. The hierarchy prioritizes valuation inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of three levels:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Assets or liabilities valued based on observable market data for similar instruments, such as quoted prices for similar assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity; instruments valued based on the best available data, some of which is internally developed, and considers risk premiums that a market participant would require.

The fair values of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and certain prepaid and other current assets and accrued expenses approximate carrying values because of their short-term nature. The carrying value of certain other non-current assets approximates fair value. The Company’s credit facilities and notes payable are carried at amortized cost and are classified within Level 2 of the fair value hierarchy as the Company uses discounted cash flows based on current lending rates for similar credit facilities and notes with similar terms and remaining time to maturity. There were no transfers between levels of input during the three months ended March 31, 2021 and 2020.

New Accounting Pronouncements Recently Issued Not Yet Adopted—In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which provides guidance requiring lessees to recognize a right-of-use asset and a lease liability on the balance sheet for substantially all leases, with the exception of short-term leases. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations. The Company has elected, as an EGC, to delay the adoption of this guidance until the time private companies are required to adopt, which is for annual periods beginning after December 15, 2021. The Company is currently evaluating the potential impact on its financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”). ASU 2019-12 eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. The Company has elected, as an EGC, to delay the adoption of this guidance until the time private companies are required to adopt, which is for annual periods beginning after December 15, 2021. The Company is currently evaluating the effect that the new guidance will have on its consolidated financial statements and disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) (“ASU 2020-04”), which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions that reference the London Inter Bank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. This guidance is optional for a limited period of time to ease the potential burden in accounting for, or recognizing the effects of, reference rate reform on financial reporting. This guidance is effective from March 12, 2020 through December 31, 2022. Entities may elect to adopt the amendments for contract modifications as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020, up to the date that the financial statements are available to be issued. We may elect to take advantage of this optional guidance in its transition away from LIBOR within certain debt contracts. While the goal of the reference rate reform transition is for it to be economically neutral to entities, we are currently evaluating the effect it will have on our consolidated financial statements and disclosures.

3. INVENTORY

The components of inventory, net of applicable lower of cost or net realizable value adjustments, consist of the following (in thousands):

	March 31,	December 31,
	2021	2020
Homes under renovation	$64,365	$47,978
Homes listed for sale	34,454	30,826
Homes under contract to sell	121,185	92,555

Total inventory	$220,004	$171,359

4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

	March 31,	December 31,
	2021	2020
Rooftop solar panel systems	$5,076	$5,094
Properties held for use	1,976	2,790
Leasehold improvements	760	749
Computers and equipment	265	265
Office equipment and furniture	70	70
Software systems	319	318

	8,466	9,286
Less accumulated depreciation	(1,159)	(1,055)

Total property and equipment, net	$7,307	$8,231

Depreciation expense totaled $0.1 million for each of the three months ended March 31, 2021 and March 31, 2020.

5. ACCRUED LIABILITIES

Accrued liabilities consist of the following (in thousands):

	March 31,	December 31,
	2021	2020
Accrued compensation	6,719	$6,180
Accrued other	6,982	3,052
Accrued interest	726	699
Accrued payroll tax	1,224	1,250

Total accrued liabilities	$15,651	$11,181

6. CREDIT FACILITIES AND NOTES PAYABLE

The following table presents the carrying values of the Company’s debt as of the dates presented (in thousands):

	March 31,	December 31,
	2021	2020
Credit facilities and notes payable, net
Senior secured credit facility with a financial institution	$74,767	$49,544
Senior secured credit facility with a related party	102,570	105,397
Mezzanine credit facility with a related party	9,351	6,195
Mezzanine credit facility with a related party	12,677	13,056
Notes payable with related parties	2,405	2,385
Notes payable - other	1,250	5,309
Secured notes payable	3,971	—
Debt issuance costs	(293)	(208)

Total credit facilites and notes payable, net	206,698	181,678

	March 31,	December 31,
	2021	2020
Current portion - credit facilities and notes payable, net
Total credit facilities and notes payable, net - related party	126,710	126,825
Total credit facilities and notes payable	79,988	50,143
Non current portion - credit facilities and notes payable, net
Total credit facilities and notes payable	—	4,710

Total credit facilites and notes payable, net	206,698	181,678

Senior Secured Credit Facilities

The Company utilizes senior secured credit facilities that are classified as current liabilities on the accompanying condensed consolidated balance sheets as amounts drawn to purchase and renovate homes are due as homes are sold, which is expected to be within 12 months. The following table summarizes certain details related to the Company’s senior secured credit facilities. Balances are outstanding as of March 31, 2021 and December 31, 2020 (in thousands, except interest rates):

As of March 31, 2021	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate	Maturity Date
Senior secured credit facility with a financial institution	$225,000	$74,767	2.62%	August 2022
Senior secured credit facility with a related party	225,000	102,570	4.13%	December 2022

	$450,000	$177,337

As of December 31, 2020	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate
Senior secured credit facility with a financial institution	$200,000	$49,544	3.72%	August 2022
Senior secured credit facility with a related party	225,000	105,397	5.28%	December 2022

	$425,000	$154,941

As of March 31, 2021, the Company had two senior secured credit facilities, one with a financial institution and one with a related party, which such related party is a current stockholder in the Company. Collectively, the total borrowing capacity was $450 million. Borrowings on the credit facility with a financial institution accrue interest at a rate based on a LIBOR reference rate plus a margin of 2.50%. Borrowings on the credit facility with a related party accrue interest at a rate based on a LIBOR reference rate plus a margin of 4.00%. In July 2021, we amended our senior secured credit facility with a financial institution to increase the borrowing capacity of such senior secured credit facility to $400.0 million.

The borrowings are collateralized by the real estate inventory funded by the credit facility. Each facility contains eligibility requirements that govern whether a property can be financed. When the Company resells a home, the proceeds are used to reduce the outstanding balance under both the related senior secured credit facility and the mezzanine secured credit facility.

Mezzanine Secured Credit Facilities

The Company classifies mezzanine secured credit facilities as current liabilities on the accompanying condensed consolidated balance sheets as amounts drawn to purchase and renovate homes are due as homes are sold, which is expected to be within 12 months. These facilities are structurally and contractually subordinated to the related senior secured credit facilities. The following table summarizes certain details related to the Company’s mezzanine secured credit facilities. Balances are outstanding as of March 31, 2021 and December 31, 2020 (in thousands, except interest rates):

As of March 31, 2021	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate	Maturity Date
Mezzanine credit facility with a related party	$25,000	$9,351	13.00%	February 2023
Mezzanine credit facility with a related party	43,450	12,677	13.00%	December 2022

	$68,450	$22,028

As of December 31, 2020	Borrowing Capacity	Outstanding Amount	Weighted- Average Interest Rate
Mezzanine credit facility with a related party	$25,000	$6,195	13.00%	February 2023
Mezzanine credit facility with a related party	43,450	13,056	13.34%	December 2022

	$68,450	$19,251

As of March 31, 2021, the Company had two mezzanine secured credit facilities, both with a related party, which such related party is a current stockholder in the Company. The mezzanine facilities have a total borrowing capacity of $68.45 million. Borrowings accrue interest at a rate of 13.00% for both mezzanine credit facilities.

These borrowings are collateralized by a second lien on the real estate inventory funded by the relevant credit facility. The lenders have legal recourse only to the assets securing the debt, and do not have general recourse to OfferPad, Inc. with limited exceptions. When the Company resells a home, the proceeds are used to reduce the outstanding balance under both the related senior secured credit facility and the mezzanine secured credit facility.

Covenants for Senior Secured Credit Facilities and Mezzanine Secured Credit Facilities

The secured credit facilities include customary representations and warranties, covenants and events of default. Financed properties are subject to customary eligibility criteria and concentration limits. The terms of these facilities and related financing documents require the Company to comply with a number of customary financial and other covenants, such as maintaining certain levels of liquidity, tangible net worth or leverage (ratio of debt to equity). As of March 31, 2021, the Company was in compliance with all covenants.

Notes Payable

In February 2020, the Company entered into a secured promissory note with a lender to finance the Company’s rooftop solar panel systems for a $4.34 million term loan. The note matures on March 1, 2022 and bears interest annually at 11.50% as of March 31, 2021. The note requires monthly principal and interest payments and is collateralized by the rooftop solar panel systems. The outstanding balance on this note at March 31, 2021 was $3.97 million.

The Company has unsecured notes payable of $1.25 million at March 31, 2021 and December 31, 2020. The notes are due at the earlier of six months from the date the holder provides written notice to the Company for payment of unpaid principal and related accrued interest or when the Company pays the note in full. The notes bear interest at 14.00%. The balance is included in current liabilities in the accompanying condensed consolidated balance sheets.

The Company has unsecured notes payable to related parties of $2.41 million and $2.39 million at March 31, 2021 and December 31, 2020, respectively. The notes are due at the earlier of six months from the date the holder provides written notice to the Company for payment of unpaid principal and related accrued interest or when the Company pays the note in full. The notes bear interest at 14.00%. The balance is included in current liabilities in the accompanying condensed consolidated balance sheets.

As of March 31, 2021, the Company was in compliance with all covenants related to its Notes Payable.

Credit Agreement

On June 30, 2021, the Company entered into a credit agreement with First American Title Insurance Company, which is an affiliate of First American which has held more than 5% of Offerpad’s capital stock since February 2019. Additionally, Kenneth DeGiorgio, who is a member of Offerpad’s board of directors and is expected to serve as a member of Offerpad Solutions’ board of directors following the consummation of the business combination, is the president of First American. Under the credit agreement, the Company borrowed a principal amount of $30.0 million. The loan accrues interest at an annual rate of 12.0%, subject to a default rate of an additional 2.0%, and matures upon the earliest of (i) June 30, 2022, (ii) acceleration of payments under the credit agreement and (iii) one business day following the closing of a transaction (other than certain securitization financings) by the Company resulting in the receipt of at least $100.0 million in net cash proceeds.

The credit agreement includes customary negative covenants that, among other things, restrict our ability to incur indebtedness or enter into certain change of control transactions. It also contains customary events of default that would result in the termination of the commitment under the credit agreement and permit the lender to accelerate payment on outstanding borrowings.

7. TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

Convertible Preferred and Common Stock

The Company’s certificate of incorporation as amended, authorizes the Company to issue 54.7 million shares of $0.00001 par value, with 34.1 million shares designated as common stock and 20.6 million shares of convertible preferred stock. The convertible preferred stock consists of 2.8 million shares designated as Series A convertible preferred stock, 1.4 million shares designated as Series A-1 convertible preferred stock, 1.1 million shares designated as Series A-2 convertible preferred stock, 7.8 million shares designated as Series B convertible preferred stock, and 7.5 million shares designated as Series C convertible preferred stock (collectively, “Preferred Stock”). The holder of each share of common stock is entitled to one vote. The holders of outstanding Preferred Stock are entitled to elect four directors. The holders of outstanding common stock are entitled to elect two directors, in addition to the one independent director.

The significant features of the Company’s Preferred Stock are as follows:

All of our Preferred Stock is classified as temporary equity because the Preferred Stockholders are entitled to proceeds upon the occurrence of a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation), which is not within our control.

Dividend provisions

The preferred stockholders are entitled to receive dividends prior and in preference to any dividends on the common stock, when, as and if declared by the Board of Directors, on an equal priority basis, prior and in preference to any declaration or payment of any dividend on the Common Stock and any other class or series of capital stock that is junior to the preferred stock (other than dividends on shares of Common Stock payable in shares of common stock). Such dividends are non-cumulative. There were no dividends paid for the three months ended March 31, 2021 and 2020 to preferred stockholders.

Liquidation preference

In the event of liquidation, dissolution or winding up of the Company, merger or a Deemed Liquidation Event, before any distribution or payment shall be made to the holders of common stock, the holders of Series A, Series A-1, Series A-2, Series B and Series C convertible preferred stock shall receive $5.44, $5.1807, $6.7884, $6.4504 and $19.9224 per share (subject to adjustment in the event of any share dividend, share split, combination, or other recapitalization), respectively, plus any declared but unpaid dividends on such shares. If the assets and funds are insufficient for such distribution, they shall receive a pro rata distribution, based on the relative convertible preferred stock ownership and in proportion to the preferential amount each such holder is otherwise entitled. If the assets and funds are in excess of amounts distributed to the preferred stockholders, the remaining assets and funds shall be distributed pro rata to the holders of the common stock. If the holders of the Preferred Stock would receive a greater distribution if they converted to Common Stock, then such conversion will be assumed prior to distribution.

Conversion rights

The holders of Preferred Stock have a right to convert their stock into fully-paid and nonassessable shares of common stock at a conversion rate equal to their respective liquidation preferences divided by a conversion price of $5.4132, $5.1807, $6.7884, $6.4504, and $19.9224, respectively, which is adjusted for any stock splits, stock dividends, combination, subdivisions, recapitalizations or similar transactions.

Redemption rights

The Preferred Stock is not redeemable at the option of the holders of the Preferred Stock.

Voting rights

Each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Preferred Stock could then be converted and, with respect to such vote, holders of Preferred Stock are entitled to vote together with the holders of common stock as a single class on all matters on an as-converted basis.

Election of Directors

As long as any shares of the Series B convertible preferred stock remain outstanding, the holders of the Series B convertible preferred stock are entitled to elect three directors. As long as any shares of Series C convertible preferred stock remain outstanding, then the holders of the Series C convertible preferred stock are entitled to elect one director.

Common Stock

The voting, dividend and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock. Holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders (and written actions in lieu of meetings). There were no dividends paid for the three months ended March 31, 2021 and 2020 to common stockholders.

8. STOCK-BASED AWARDS

Stock Incentive Plan

In 2016, the Board of Directors of the Company adopted the Offerpad 2016 Stock Option and Grant Plan (the “Plan”) that allows for granting of incentive and non-qualified stock options to employees, directors, and consultants. As of March 31, 2021, 0.03 million shares of common stock were reserved for issuance under the Plan.

The following table summarizes stock option activity for the three months ended March 31, 2021:

	Options Issued Under Plan	Nonemployee Options	Total Options	Weighted- Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2020	3,461,537	201,200	3,662,737	$5.09	7.40	$14,619,403
Granted	207,000	—	207,000	9.19
Exercised	(136,127)	(28,000)	(164,127)	2.80
Forfeitures	—	—	—	—

Outstanding as of March 31, 2021	3,532,410	173,200	3,705,610	5.44	7.47	13,955,364

Exercisable as of March 31, 2021			1,402,370	3.57	6.77	7,904,567

Vested and expected to vest as of March 31, 2021			3,705,610	5.44	7.47	13,955,364

The Company typically issues stock options with the exercise price equal to the fair market value of the underlying stock price based on then-current valuation estimates. The Company determines the grant-date fair value of stock option awards using a Black-Scholes option pricing model with the following assumptions:

Expected Term: The expected term represents the period of time that the option grants are expected to be outstanding and is estimated using the midpoint between the requisite service period and the contractual term of the options.

Risk-Free Interest Rate: The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected term.

Volatility: As our shares have not previously been publicly traded, and have not regularly traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares over the relevant vesting or estimated liquidity period.

Expected Dividend Yield: The expected dividend yields are based on our historical dividend payments, which have been zero to date and are not expected in the foreseeable future.

The range of assumptions used in the Black-Scholes Model for options for the three months ended March 31, 2021 are as follows:

2021
Expected term (in years)	5.97 - 6.10
Risk-free interest rate	0.64% - 0.67%
Expected volatility	52.49% - 52.69%
Dividend yield	0.00%
Fair value on grant date	$4.49 - $4.55

The Company recognized stock-based compensation expense of $0.6 million and $0.2 million for the three months ended March 31, 2021 and 2020, respectively, as part of operating expenses in the accompanying condensed consolidated statements of operations.

At March 31, 2021, the Company had $5.9 million of unrecognized stock-based compensation related to outstanding awards.

9. VARIABLE INTEREST ENTITIES

The Company formed certain special purpose entities (each, an “SPE”) to purchase and sell residential properties. Each SPE is a wholly owned subsidiary of the Company and a separate legal entity, and neither the assets nor credit of any such SPE are available to satisfy the debts and other obligations of any affiliate or other entity. The credit facilities are secured by the assets and equity of one or more SPEs. These SPEs are variable interest entities, and the Company is the primary beneficiary as it has the power to control the activities that most significantly impact the SPEs’ economic performance and the obligation to absorb losses of the SPEs or the right to receive benefits from the SPEs that could potentially be significant to the SPEs. The SPEs are consolidated within the Company’s condensed consolidated financial statements.

The following table summarizes the assets and liabilities related to the VIEs as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31,	December 31,
	2021	2020
Assets
Restricted Cash	$2,649	$6,804
Accounts Receivable	1,926	1,638
Inventory	219,441	171,212
Prepaid expenses and other current assets	1,681	1,036
Property and equipment, net	1,957	2,772

Total Assets	227,654	183,462

Liabilities
Accounts payable	1,815	716
Accrued liabilities	605	575
Secured credit facilities and notes payable, net - current portion	197,489	173,539
Secured credit facilities and notes payable - net of current portion	—	653

Total liabilities	$199,909	$175,483

10. NET LOSS PER SHARE

The Company uses the two-class method to calculate net loss per share and apply the more dilutive of the two-class method, treasury stock method or if-converted method to calculate diluted net loss per share. No dividends have been declared or paid for the three months ended March 31, 2021 and 2020. Undistributed earnings for each period are allocated to participating securities, including the convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the convertible preferred stock to share in losses, our basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses.

Diluted net loss per share is based upon the weighted average number of common shares and of common share equivalents outstanding when dilutive. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

The aggregate number of potentially dilutive common stock equivalents outstanding at March 31, 2021 excluded from the diluted net loss per share computation because their inclusion would be anti-dilutive was 22.1 million, which includes options to acquire 3.7 million shares of common stock and 18.4 million shares issuable upon the conversion of preferred stock.

The aggregate number of potentially dilutive common stock equivalents outstanding at March 31, 2020 excluded from the diluted net loss per share computation because their inclusion would be anti-dilutive was 21.0 million, which includes options to acquire 3.0 million shares of common stock and 18.0 million shares issuable upon the conversion of preferred stock.

11. INCOME TAXES

The Company’s effective tax rate (ETR) from continuing operations was -5.02% for the three months ended March 31, 2021 and 0% for the three months ended March 31, 2020, respectively. The Company’s ETR during the three months ended March 31, 2021 differed from the federal statutory rate of 21% primarily due to changes in the valuation allowance, stock compensation, and state taxes. The valuation allowance recorded against our net deferred tax assets was $34.0 million as of March 31, 2021.

As of March 31, 2021, we continue to have a full valuation allowance recorded against all deferred tax assets and will continue to evaluate our valuation allowance in future periods for any change in circumstances that causes a change in judgment about the realizability of the deferred tax assets. The amount of the deferred tax assets considered realizable; however, could be adjusted in future periods if estimates of future taxable income during the carryforward period are increased, if objective negative evidence in the form of cumulative losses is no longer present, and if we employ tax planning strategies in the future.

12. RELATED-PARTY TRANSACTIONS

LL Credit Facilities

Since October 26, 2016, Offerpad has been party to a loan and security agreement (the “LL Funds Loan Agreement”), with LL Private Lending Fund, L.P. and LL Private Lending Fund II, L.P., both of which are affiliates of LL Capital Partners I, L.P., which since 2018 has held more than 5% of Offerpad’s capital stock. The LL Funds Loan Agreement is comprised of a senior secured credit line and a mezzanine secured loan, under which Offerpad may borrow loans up to a maximum principal amount of line of $225.0 million and $43.45 million, respectively. Interest accrues on the senior secured credit line and the mezzanine secured credit line at rates of LIBOR + 4.0% and 13.0%, respectively. For the three months ended March 31, 2021 and 2020, Offerpad paid a total of $1.5 million and $3.8 million in interest for borrowings under the LL Funds Loan Agreement and had $115.2 million and $118.4 million in principal outstanding as of March 31, 2021 and December 31, 2020, respectively. Since 2018, the largest amount of principal outstanding under the LL Funds Loan Agreement was $256.3 million. As of March 31, 2021, Offerpad had $102.6 million and $12.7 million outstanding under the senior secured credit and mezzanine secured loans, respectively.

Since March 16, 2020, Offerpad has also been party to a mezzanine loan and security agreement (the “LL Mezz Loan Agreement”), with LL Private Lending Fund II, L.P., which is an affiliate of LL Capital Partners I, L.P., which since 2018 has held more than 5% of Offerpad’s capital stock. Under the LL Mezz Loan Agreement, Offerpad may borrow loans up to a maximum principal amount of line of $25.0 million. Interest accrues on the mezzanine secured credit line at a rate of 13.0%. For each of the three months ended March 31, 2021 and 2020, Offerpad paid a total of $0.20 million in interest for borrowings under the LL

Mezz Loan Agreement, and had $9.4 million and $6.2 million in principal outstanding as of March 31, 2021 and December 31, 2020, respectively. The largest amount of principal outstanding under the LL Mezz Loan Agreement was $9.4 million. As of March 31, 2021, Offerpad had $9.4 million outstanding under the mezzanine secured loan.

Commercial Relationship with First American Financial Corporation

First American, which has held more than 5% of Offerpad’s capital stock since February 2019, through its subsidiaries is a provider of title insurance and settlement services for real estate transactions and a provider of property data services. Offerpad uses First American’s services in the ordinary course of its home-buying and home-selling activities. During the three months ended March 31, 2021 and 2020, Offerpad paid First American $1.7 million and $2.5 million for its services, respectively, inclusive of the fees for property data services.

Notes Payable

From August 2015 to January 2017, Offerpad issued an aggregate of $1.1 million in notes payable to immediate family members of Offerpad’s Chief Executive Officer, who is also a member of its board of directors. The notes payable bear interest at a rate of 14.0% per annum, are pre-payable and have no set maturity date. In the three months ended March 31, 2021 and 2020, Offerpad paid a total of $0.04 million in interest for borrowings under the notes payable, and no principal payments. Since 2018, the largest amount of principal outstanding under these notes payable was $1.1 million. As of March 31, 2021, Offerpad had $1.1 million outstanding under such notes payable. The principal amount of each note, together with all accrued but unpaid interest, will be repaid upon the closing of the Business Combination Transactions, as described in this proxy statement/prospectus.

Convertible Preferred Stock Financings

In April 2018 and June 2018, Offerpad issued and sold 4,650,874 and 2,325,437 shares, respectively, of its Series B convertible preferred stock to LL Capital Partners I, L.P. for a total purchase price of $45.0 million. As a result of the transaction, LL Capital Partners I, L.P. holds more than 5% of Offerpad’s capital stock.

In February 2019 and February 2020, Offerpad issued and sold to First American 3,764,606 and 501,947 shares, respectively, of its Series C convertible preferred stock for a total purchase price of $85.0 million. As result of the transactions, First American holds more than 5% of Offerpad’s capital stock.

Repurchase of Common Stock

In connection with Offerpad’s Series C convertible preferred stock financing, in February 2019, we repurchased an aggregate of 636,396 shares of common stock at a purchase price of $16.7348 per share. The purchase price represents a price equal to 84% of the purchase price of $19.9224 per share of Series C convertible preferred stock. Of the 636,396 shares of common stock repurchased: 253,961 shares of common stock were sold by Offerpad’s Chief Executive Officer; 134,450 shares were sold by a family member of the CEO; and 119,511 shares were sold by a separate family member of the CEO.

13. COMMITMENTS AND CONTINGENCIES

As of March 31, 2021, the Company was under contract to purchase 589 homes for an aggregate purchase price of $166.6 million.

The Company has long-term commitments, which have the following approximate minimum annual payments as of March 31, 2021 (in thousands):

Remainder of 2021	$3,277
2022	1,379
2023	1,212
2024	1,131
2025	506
2026	1

$7,506

14. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 9, 2021 and determined that there have been no events that have occurred that would require recognition in the condensed consolidated financial statements or disclosure herein.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.,

ORCHIDS MERGER SUB, INC.,

ORCHIDS MERGER SUB, LLC,

AND

OFFERPAD, INC.

dated as of

March 17, 2021

- i -

- ii -

EXHIBITS

Exhibit A	–	Form of Acquiror Charter
Exhibit B	–	Form of Acquiror Bylaws
Exhibit C	–	Form of Registration Rights Agreement
Exhibit D	–	Sponsor Support Agreement

- iii -

Exhibit E	–	Form of FIRPTA Certificate
Exhibit F	–	Form of Incentive Equity Plan
Exhibit G	–	Form of Employee Stock Purchase Plan
Exhibit H	–	Company Holders Support Agreement

- iv -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 17, 2021, by and among Supernova Partners Acquisition Company, Inc., a Delaware corporation (“Acquiror”), Orchids Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), Orchids Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub”), and OfferPad, Inc., a Delaware corporation (the “Company”). Acquiror, First Merger Sub, Second Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination (as defined below);

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and other applicable Laws (as defined below), the Parties intend to enter into a business combination transaction by which (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders (as defined below) have each executed and delivered to Acquiror and the Company the Company Holders Support Agreement (as defined below), a copy of which is attached hereto as Exhibit H, pursuant to which the Requisite Company Stockholders have agreed to, among other things, provide their written consent, within 48 hours following the effectiveness of the Registration Statement, to (a) adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (b) adopt and approve, in accordance with the terms and subject to the conditions of the Company’s Governing Documents, the Pre-Closing Restructuring Plan (as defined below) and effect the Pre-Closing Restructuring (as defined below);

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which Acquiror and the Company are parties under Section 368(b) of the Code, and (ii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the stockholders of the Company;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the Acquiror Stockholders (as defined below), and declared it advisable, to enter into this

Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the Acquiror Stockholders (the “Acquiror Board Recommendation”);

WHEREAS, the board of directors of First Merger Sub has unanimously (i) determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement providing for the First Merger, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the Acquiror in its capacity as the sole stockholder of First Merger Sub;

WHEREAS, the sole member of Second Merger Sub has unanimously (i) determined that it is in the best interests of Second Merger Sub, and declared it advisable, to enter into this Agreement providing for the Second Merger and (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement;

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to Acquiror Stockholders to have their outstanding shares of Acquiror Class A Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Organizational Documents in connection with obtaining the Acquiror Stockholder Approval (as defined below);

WHEREAS, prior to the First Effective Time and the closing of the PIPE Investment (as defined below), Acquiror shall (i) subject to obtaining the Acquiror Stockholder Approval, amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto (the “Acquiror Charter”), to provide for, among other things, (a) an increase in the number of authorized shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) the implementation of a new dual class structure in order to provide that Acquiror Class B Common Stock will have the same economic terms as Acquiror Class A Common Stock, but will carry increased voting rights in the form of ten (10) votes per share, and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (the “Acquiror Bylaws”);

WHEREAS, at the Closing, the Sponsor (as defined below), Acquiror, the Company, certain of the Pre-Closing Holders (as defined below) and certain other parties will enter into an Amended and Restated Registration Rights Agreement, substantially in the form of Exhibit C attached hereto (as amended, restated, modified, supplemented or waived from time to time, the “Registration Rights Agreement”);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the Company and Acquiror have entered into the Sponsor Support Agreement, a copy of which is attached as Exhibit D hereto;

WHEREAS, the SPNV Forward Purchasers have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to the SPNV Forward Purchasers, 5,000,000 Acquiror Units in exchange for an aggregate purchase price of $50,000,000 pursuant to the SPNV Forward Purchase Agreement, on the terms and subject to the conditions set forth therein; and

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), pursuant to which, among other things, such investors have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to such investors, an aggregate number of shares of Acquiror Class A Common Stock set forth in the Subscription Agreements in exchange for an aggregate purchase price of $200,000,000 on the Closing Date (as defined below), on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Capital Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means, prior to the filing and effectiveness of the Acquiror Charter, the Class B common stock, par value $0.0001 per share, of Acquiror entitling the holder of each such share to one (1) vote per share, and following the filing and effectiveness of the Acquiror Charter, the Class B common stock, par value $0.0001 per share, of Acquiror entitling the holder of each such share to ten (10) votes per share.

“Acquiror Closing Statement” has the meaning specified in Section 4.02(a).

“Acquiror Common Stock” means the Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 11.01(c).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Material Adverse Effect” means any effect, occurrence, development, fact, condition or change (“Effect”) that, individually or in the aggregate with other Effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of Acquiror and Merger Sub, taken as a whole, or (b) would, or would reasonably be expected to, prevent, materially delay or materially impair Acquiror, First Merger Sub or Second Merger Sub from consummating the Mergers; provided, however, that solely for purposes of clause (a), in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”:

(i) any change in applicable Laws or GAAP or any official interpretation thereof;

(ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

(iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees (provided, that this clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated by this Agreement);

(iv) any Effect generally affecting other blank check companies;

(v) Acquiror’s, First Merger Sub’s or Second Merger Sub’s compliance with the terms of this Agreement or Acquiror’s or Merger Sub’s taking of any action required or contemplated by this Agreement or with the prior written consent of the Company or at the written request of the Company;

(vi) any earthquake, hurricane, epidemic, pandemic (including COVID-19), tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event;

(vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Acquiror operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; or

(viii) COVID-19 or any COVID-19 Measures, or Acquiror’s compliance therewith;

provided further, that, in the case of clauses (i), (ii), (iv), (vi), (vii) and (viii), such Effects shall be taken into account to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate and adverse impact on Acquiror as compared to other blank check companies.

“Acquiror Options” has the meaning specified in Section 3.06(b).

“Acquiror Organizational Documents” means the Certificate of Incorporation and the bylaws of Acquiror, as amended, restated, modified or supplemented from time to time (but excluding, in the case of the Certificate of Incorporation, the Acquiror Charter and, in the case of the bylaws of Acquiror, the Acquiror Bylaws).

“Acquiror Parties” means Acquiror, First Merger Sub and Second Merger Sub.

“Acquiror Party Representations” means the representations and warranties of Acquiror, First Merger Sub and Second Merger Sub expressly and specifically set forth in Article VI of this Agreement or in any certificate delivered hereunder, as qualified by the Acquiror Disclosure Letter.

“Acquiror Preferred Stock” means the preferred stock, par value $0.0001 per share, of Acquiror.

“Acquiror Stockholder Approval” has the meaning specified in Section 6.02(b).

“Acquiror Stockholder Matters” has the meaning specified in Section 9.02(b)(i).

“Acquiror Stockholder Redemption” has the meaning specified in Section 9.02(b)(i).

“Acquiror Stockholders” means the holders of shares of Acquiror Capital Stock.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.

“Acquisition Transaction” has the meaning specified in Section 9.03(a).

“Action” means any claim, action, suit, assessment, demand, litigation, investigation, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, arbitration or other proceeding (whether at law, in equity or otherwise) by or before any Governmental Authority or arbitral body.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company nor shall any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any equityholder of the Company be considered to be an Affiliate of the Company or any of its Subsidiaries.

“Affiliate Agreement” means any Contract between the Company or any of its Subsidiaries, on the one hand, and a Related Party, on the other hand.

“Aggregate Fully Diluted Company Common Stock” means, without duplication, and in each case after giving effect to the Pre-Closing Restructuring, (a) the aggregate number of shares of Company Stock that are (i) issued and outstanding immediately prior to the First Effective Time or (ii) issuable upon the settlement of Company Options (whether or not then vested or exercisable), minus (b) any shares of Common Stock held by the Company or any Subsidiary of the Company issued and outstanding immediately prior to the First Effective Time, minus (c) a number of shares equal to the aggregate exercise price of the Company Options described in clause (ii) above divided by the Per Share Merger Consideration.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 4.02(b).

“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.

“Available Closing Acquiror Cash” means an amount equal to (i) all amounts in the Trust Account, plus (ii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing, plus (iii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the SPNV Forward Purchase Agreement as of immediately prior to the Closing, plus (iv) any other cash then held by Acquiror as of immediately prior to the Closing, minus (v) the aggregate amount of payments required to be made by Acquiror in connection with the Acquiror Stockholder Redemption, minus (vi) all indebtedness for borrowed money of Acquiror, minus (vii) all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with by Acquiror at or before Closing, and the consummation of the Transactions, including deferred underwriting discounts or fees and the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror (the amounts in this clause (vii) being the “Acquiror Expenses”).

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 9.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” has the meaning specified in the definition of “COVID-19 Measures”.

“Certificates” has the meaning specified in Section 3.03(b).

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, dated October 20, 2020, as amended and in effect from time to time.

“Change in Recommendation” has the meaning specified in Section 9.02(b)(i).

“Citi Loan Agreement” means that certain Amended and Restated Master Loan and Security Agreement, dated as of February 25, 2021, by and among OP SPE Borrower Parent, LLC, OP SPE PHX1, LLC and OP SPE TPA1, LLC, as borrowers, Citibank, N.A., as lender and Wells Fargo, N.A., as calculation agent and paying agent, as amended, restated, modified or supplemented from time to time.

“Closing” has the meaning specified in Section 4.01.

“Closing Date” has the meaning specified in Section 4.01.

“Closing Share Consideration” means the number of shares (rounded to the nearest whole share) of Acquiror Common Stock determined by dividing (a) the Equity Value by (b) $10.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Closing Statement” has the meaning specified in Section 4.02(b).

“Company Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Employees” has the meaning specified in Section 5.13(a).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

“Company Incentive Plan” means that certain 2016 Stock Option and Grant Plan of OfferPad, Inc., as amended.

“Company Option” means an option to acquire shares of Company Common Stock granted under the Company Incentive Plan or any other agreement or plan.

“Company Preferred Stock” means, collectively, the shares of preferred stock, par value $0.00001 per share, of the Company, of which shares have been designated as: (i) Series A-1 Preferred Stock, (ii) Series A-2 Preferred Stock, (iii) Series A Preferred Stock, (iv) Series B Preferred Stock and (v) Series C Preferred Stock.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement or in any certificate delivered hereunder, as qualified by the Company Disclosure Letter.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Approval” means the approval of this Agreement and the Transactions, including the Mergers, the Pre-Closing Restructuring Plan and the making of any filings, notices or information statements in connection with the foregoing, by (a) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Common Stock and outstanding Company Preferred Stock, voting together as a single class and on an as-converted basis, (b) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Preferred Stock, voting as a single class, and (c) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Series C Preferred Stock of the Company, voting as a single class, in each of case, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Subsidiary Securities” has the meaning specified in Section 5.07(b).

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Continuing Employee” has the meaning specified in Section 9.06(b).

“Contracts” means any legally binding contracts, agreements, subcontracts, instruments, conditional sales contracts, indentures, notes, bonds, loans, credit agreements, licenses, sublicenses, mortgages, deeds of trust, powers of attorney, guaranties, leases and subleases and all amendments, modifications, supplements, schedules, annexes and exhibits thereto.

“Counsel” has the meaning specified in Section 12.17.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, pronouncement, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with, related to or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Families First Coronavirus Response Act, or any changes thereto.

“D&O Tail” has the meaning specified in Section 8.02(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.08.

“DLLCA” has the meaning specified in the Recitals hereto.

“Enforceability Exceptions” has the meaning specified in Section 5.03.

“Environmental Laws” means any applicable Laws relating to pollution or protection of the environment, or the use, storage, emission, disposal or release of Hazardous Materials.

“Equity Securities” means, with respect to any Person, any share, share capital, capital stock, partnership, membership, joint venture or similar interest in such Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $2,250,000,000.00.

“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any Subsidiary or (ii) which together with the Company or any Subsidiary is treated as a single employer under Section 414(t) of the Code.

“ESPP” has the meaning specified in Section 8.10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.03(a).

“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to Acquiror and the Company.

“Exchange Ratio” means the quotient obtained by dividing the Equity Value by the Aggregate Fully Diluted Company Common Stock.

“Excluded Share” has the meaning specified in Section 3.02(a).

“Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.

“Final Prospectus” has the meaning specified in Section 6.06(a).

“First Certificate of Merger” has the meaning specified in Section 2.02.

“First Effective Time” has the meaning specified in Section 2.02.

“First Merger” has the meaning specified in the preamble hereto.

“First Merger Sub” has the meaning specified in the preamble hereto.

“Founder” means Brian Bair and his Affiliates.

“Fraud” means “fraud” under Delaware law committed by a Party with a specific intent to deceive with respect to any representation or warranty by such Party in Article V or Article VI (as applicable) or any certificate delivered hereunder.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Government Closure” has the meaning specified in Section 7.03(a).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive”, or as a “pollutant” or “contaminant” or words of similar intent or meaning under any Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides, in each case, which are regulated under Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Immediate Family” means, with respect to any natural person, such person’s spouse or domestic partner, lineal ancestor or descendant, or sibling, including any adoptive relationships and relationships through marriage.

“Incentive Equity Plan” has the meaning specified in Section 8.10.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) all indebtedness for borrowed money of such Person, together with all accrued but unpaid interest thereon and other payment obligations thereon, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of such Person (but solely to the extent drawn), (iv) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of such Person, in each case to the extent payable as a result of the consummation of the Transactions, (v) all obligations, liabilities or undertakings by such Person for capital leases or finance leases (as determined in accordance with GAAP) or to pay the deferred and unpaid purchase price of property, assets or equipment, or securities or services, including all earn-out payments, seller notes and other similar payments (whether contingent or otherwise), (vi) all indebtedness secured by a Lien on property or assets owned or acquired by such Person, (vii) in the case of the Company and its Subsidiaries, all indebtedness under or otherwise related to the Inventory Financing Documents, (viii) in the case of Acquiror, any Working Capital Loans, and (ix) all indebtedness of the type referred to in clauses (i) - (viii) of this definition of any other Person, guaranteed directly or indirectly, jointly or severally, by such first Person. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person.

“Indemnitee Affiliates” has the meaning specified in Section 8.02(c).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.

“Inventory Financing Documents” means any instruments or agreements pursuant to which the Company or any of its Subsidiaries is a borrower or guarantor for purposes of financing Mortgage Loans or the acquisition of Owned Residential Properties, together with all transaction documents related thereto.

“Intellectual Property” means all worldwide rights in and to (a) patents, published, or unpublished patent applications (and any patents that issue as a result of those patent applications), inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, and industrial designs (“Patents”), (b) copyrights and rights in works of authorship and copyrightable subject matter, together with any moral rights related thereto, together with all other interests accruing by reason of international copyright conventions, (c) trade secrets, know-how and confidential information, (d) trademarks, trade names, logos, service marks, trade dress, business names (including any fictitious or “dba” names), Internet domain names, slogans, symbols, and other similar designations of source or origin together with the goodwill of the business symbolized by or associated with any of the foregoing, (e) Software, (f) technical data, and databases, compilations and collections of technical data, (g) any registrations or applications for registration for any of the foregoing, including any provisional, divisions, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions (as applicable).

“Intended Income Tax Treatment” has the meaning specified in Section 9.04(b).

“Interim Period” has the meaning specified in Section 7.01.

“IT Systems” means any information technology and computer systems, servers, networks, databases, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information that are owned by, licensed or leased to or otherwise under the control of the Company.

“JOBS Act” has the meaning specified in Section 8.11.

“Key Executives” means the individuals set forth on Section 1.01(a) of the Company Disclosure Letter.

“La Familia Credit Agreement” means that certain Credit Agreement, dated as of February 7, 2020, by and among Elevation Solar Leasing, LLC and La Familia Financial Limited Partnership, as amended, restated, modified or supplemented from time to time.

“Law” means any constitution, statute, law, principle of common law, ordinance, rule, regulation, code, standard, ruling, requirement, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 5.19(b).

“Leases” has the meaning specified in Section 5.19(b).

“Letter of Transmittal” means a letter of transmittal in customary form and containing such provisions as Acquiror and the Company reasonably agree prior to the First Effective Time.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, adverse right, other claim, charge, right of way, right of purchase, preemptive right, rights of a vendor under any title retention or conditional sale agreement, right of first refusal or similar right or restriction, or lease, security interest or other lien of any kind, whether voluntarily incurred or arising by operation of Law.

“LL OP Loan Agreement” means that certain Mezzanine Loan and Security Agreement, dated as of March 16, 2020, among OP SPE Borrower Parent, LLC, OP SPE PHX1, LLC and OP SPE TPA1, LLC, as borrower, and LL Private Lending Fund II, L.P., as lender, as amended by that certain First Amendment to Mezzanine Loan and Security Agreement, dated as of September 14, 2020, and as further amended, restated, modified or supplemented from time to time.

“LL SPV Loan Agreement” means that certain Fourth Amended and Restated Loan and Security Agreement, dated as of August 27, 2020, by and among OfferPad (SPVBorrower1), LLC, as borrower, LL Private Lending Fund, L.P., as lender under the Revolving Senior Loan (as defined therein), LL Private Lending Fund II, L.P., as lender under the Revolving Mezz Loan (as defined therein) and LL Funds, LLC, as collateral agent, as amended, restated, modified or supplemented from time to time.

“Material Adverse Effect” means any Effect that, individually or in the aggregate with other Effects, (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) would, or would reasonably be expected to, prevent, materially delay or materially impair the Company from consummating the Mergers; provided, however, that solely for purposes of clause (a), in no event will any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”:

(i) any change in applicable Laws or GAAP or any official interpretation thereof;

(ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally;

(iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, landlords, licensors, distributors, partners, providers and employees (provided, that this clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated by this Agreement);

(iv) any Effect generally affecting other participants in any of the industries in which the Company or its Subsidiaries operate;

(v) the Company’s compliance with the terms of this Agreement or the Company’s taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror or at the written request of the Acquiror, First Merger Sub or Second Merger Sub;

(vi) any earthquake, hurricane, epidemic, pandemic (including COVID-19), tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event;

(vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel;

(viii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets (provided, that any Effect underlying such failure (except to the extent otherwise excluded by the other clauses in this definition) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); or

(ix) COVID-19 or any COVID-19 Measures, or the Company’s or any of its Subsidiaries’ compliance therewith;

provided further, that, in the case of clauses (i), (ii), (iv), (vi), (vii) and (ix), such Effects shall be taken into account to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate and adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated competitors or comparable entities operating in the industries or markets in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning specified in Section 5.12(b).

“Material Suppliers” has the meaning specified in Section 5.24(a).

“Mergers” has the meaning specified in the Recitals hereto.

“Merger Consideration” has the meaning specified in Section 3.01.

“Mortgage Loans” means all loans or other extensions of credit as well as legally binding commitments and obligations to extend credit to consumers made by the Company or a Subsidiary of the Company to finance or refinance the purchase of real estate in the ordinary course of the Company’s business, together with all Contracts evidencing or executed and delivered in connection with such loans and including all obligations to make additional extensions of credit thereunder and all related collateral.

“Most Recent Balance Sheet Date” means December 31, 2020.

“NYSE” means the New York Stock Exchange.

“Offer Documents” has the meaning specified in Section 9.02(a)(i).

“Owned Intellectual Property” means all Intellectual Property that is owned by the Company or its Subsidiaries.

“Owned Residential Properties” means the residential properties acquired from time to time by the Company or its Subsidiaries for purpose of re-sale, together with all buildings, structures, fixtures and improvements of any kind located thereon, and all easements, covenants and other rights appurtenant thereto and all right, title and interest of the Company or any Subsidiary, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the applicable real property and to the center line thereof, including any residential properties which are owned by the Company or its Subsidiaries as of the date hereof.

“Party” has the meaning specified in the preamble hereto.

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permits” has the meaning specified in Section 5.17.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, in each case, that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and that are not the result of delinquent payments, (iii) statutory Liens for Taxes not yet delinquent or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) or zoning, building, entitlement and other land use and environmental regulations that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property or (C) do not materially impair the value or interfere with the present uses of such real property, (v) with respect to any Leased Real Property, (A) the interests and rights of the respective lessors with respect thereto under the related lease, including any statutory landlord liens and any Lien thereon that are not the result of delinquent payments, (B) any Lien permitted under a Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part for which no amounts are due and payable, (vi) non-monetary Liens that do not, individually or in the aggregate, (A) materially and adversely affect, or materially disrupt or interfere with, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole, (B) detract in any material respect from the value of the assets or (C) impair the continued use or operation of the assets of the business as currently used or operated, as applicable, (vii) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (viii) Liens securing any Indebtedness of the Company and its Subsidiaries, (ix) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement (A) with respect to any Owned Residential Property or (B) with respect to any personal property used in connection with the operation of the business, (x) with respect to the Owned Residential Properties, any Lien granted to a customer in the ordinary course of business of the Company or its Subsidiaries in connection with such customer’s sale or acquisition of an Owned Residential Property, (xi) Liens granted under the Inventory Financing Documents, and (xii) non-monetary Liens described on Section 1.01(b) of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to the definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, any information that identifies, could be used to identify, or is otherwise associated with an individual person.

“PIPE Investment” has the meaning specified in the Recitals hereto.

“PIPE Investment Amount” has the meaning specified in Section 6.13(a).

“PIPE Investor” means an investor party to a Subscription Agreement.

“Policies” has the meaning specified in Section 5.16.

“Pre-Closing Holders” means all Persons who hold one or more shares of Company Stock immediately prior to the First Effective Time.

“Pre-Closing Restructuring” has the meaning specified in the Recitals hereto.

“Pre-Closing Restructuring Plan” has the meaning specified in Section 7.10.

“Privacy Laws” means all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, security, disclosure or transfer of Personal Information, and all applicable Laws relating to breach notification in connection with Personal Information.

“Privileged Communications” has the meaning specified in Section 12.17.

“Proxy Statement” has the meaning specified in Section 9.02(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.02(a)(i).

“Registered Intellectual Property” has the meaning specified in Section 5.20(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.02(a)(i).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Related Party” means, with respect to the Company or any of its Subsidiaries, (i) any Affiliate of the Company or any of its Subsidiaries or any Person who serves as a director, officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, officer, general partner or managing member of the Company or any of its Subsidiaries; (iii) any Person that beneficially owns, directly or indirectly, at least 5% of the Equity Securities of (A) the Company or any of its Subsidiaries (disregarding, for purposes of this clause (A), beneficial ownership of such Equity Securities by the Company or any of its Subsidiaries) or (B) to the knowledge of the Company as of the date of this Agreement, any Affiliate described in clause (i); or (iv) any Immediate Family of any Person described in clause (i), (ii) or (iii). For purposes of this definition, “Affiliate” shall not include the Company or any of its Subsidiaries.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants and other agents of such Person.

“Requisite Company Stockholders” means those stockholders listed on Section 1.01(c) of the Company Disclosure Letter.

“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the registration statements, proxy statements, other statements, reports, schedules, forms, certifications and other documents required to be filed with or furnished to the SEC by Acquiror, including all notes, exhibits and schedules thereto, all other information incorporated by reference therein and all amendments and supplements thereto.

“Second Certificate of Merger” has the meaning specified in Section 2.02.

“Second Effective Time” has the meaning specified in Section 2.02.

“Second Merger” has the meaning specified in the preamble hereto.

“Second Merger Sub” has the meaning specified in the preamble hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Group” has the meaning specified in Section 12.17.

“Software” means any and all computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form.

“Special Meeting” has the meaning specified in Section 9.02(b)(i).

“Specified Acquiror Representations” has the meaning specified in Section 10.03(a)(i).

“Specified Company Representations” has the meaning specified in Section 10.02(a)(i).

“SPNV Forward Purchase Agreement” means collectively, the Forward Purchase Agreements, entered into as of September 25, 2020, by and between Acquiror and each of the SPNV Forward Purchasers, as further amended, restated, modified or supplemented from time to time.

“SPNV Forward Purchasers” means Ancient 1604 LLC and 75 and Sunny LP.

“Sponsor” means Supernova Partners LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means that certain Letter Agreement, dated as of the date hereof, by and among the Sponsor, the Company, Acquiror and the other parties signatory thereto, as amended, restated, modified or supplemented from time to time.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surrender Documentation” has the meaning specified in Section 3.03(b).

“Surviving Corporation” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Tax” means any federal, state, provincial, territorial, local, foreign or other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales or use, windfall profits, environmental, withholding, social security (or similar, including FICA), unemployment, escheat, or other tax or like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 11.01(b).

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Company Holders Support Agreement, the Sponsor Support Agreement, the Subscription Agreements, the SPNV Forward Purchase Agreement, the Exchange Agent Agreement, each Letter of Transmittal, the Acquiror Charter, the Acquiror Bylaws, and all the other agreements, documents, instruments and certificates entered into in connection herewith and/or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.

“Transfer Taxes” has the meaning specified in Section 9.04(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 6.06(a).

“Trust Agreement” has the meaning specified in Section 6.06(a).

“Trustee” has the meaning specified in Section 6.06(a).

“Warrant Agreement” means that certain Warrant Agreement, dated October 20, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Disclosure Letter”, “Exhibit” and “Annex” refer to the specified Article, Section, Disclosure Letter, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), and (viii) references to “$” or dollar shall be references to United States dollars.

(b) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of a Person’s business, consistent with past practice in all material respects (including, for the avoidance of doubt, in light of COVID-19).

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to (i) has been provided no later than 9:00 a.m. on the day that is immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (A) in the virtual “data room” set up by the Company in connection with this Agreement or (B) by delivery to such Party or its legal counsel via electronic mail or (ii) is publicly available on the Electronic Data Gathering, Analysis and Retrieval System (i.e., “EDGAR”) administered by the SEC by no later than 9:00 am on the day that is immediately prior to the date of this Agreement.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge” (or phrases of similar import) shall mean the actual knowledge of, in the case of the Company, the individuals identified on Section 1.03 of the Company Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge, and, in the case of any or all of the Acquiror Parties, the individuals identified on Section 1.01 of the Acquiror Disclosure Letter, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 1.04 Equitable Adjustments. Other than as contemplated by this Agreement, if between the date of this Agreement and the Closing the outstanding shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Capital Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of Company Preferred Stock or the holders of Acquiror Capital Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company, First Merger Sub or Second Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement and/or any other Transaction Agreement.

ARTICLE II

THE MERGERS

Section 2.01 The Mergers.

(a) At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company, following which the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate corporate existence of the

Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.02 Effective Times. On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and First Merger Sub shall cause the First Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Certificate of Merger, being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.03 Effect of the Mergers.

(a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Second Merger Sub and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

Section 2.04 Governing Documents. Subject to Section 8.02, at the First Effective Time, (i) the certificate of incorporation of the Company as in effect immediately prior to the First Effective Time shall be the certificate of incorporation of the Surviving Corporation from and after the First Effective Time and (ii) the bylaws of the Company as in effect immediately prior to the First Effective Time shall be the bylaws of the Surviving Corporation from and after the First Effective Time. Subject to Section 8.02, at the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law, except that the certificate of formation and operating agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time shall be amended in the Second Merger at the Second Effective Time to change the name of the Surviving Entity to “Offerpad Holdings, LLC”.

Section 2.05 Directors/Managers and Officers of the Surviving Corporation and the Surviving Entity. The directors and officers of the Company as of immediately prior to the First Effective Time shall be the directors and officers of the Surviving Corporation as of immediately following the First Effective Time, and shall continue as such until their respective successors are duly elected or appointed, subject to their earlier death, resignation or removal. Immediately after the Second Effective Time, the officers of the Surviving Entity shall be those individuals as the Company may determine.

ARTICLE III

TOTAL PRE-CLOSING HOLDER CONSIDERATION; CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 3.01 Merger Consideration. The aggregate consideration to be paid to the Pre-Closing Holders in respect of shares of Company Stock held immediately prior to the First Effective Time shall consist of the Closing Share Consideration, less the aggregate number of shares of Acquiror Class A Common Stock underlying Acquiror Options on a net exercise basis (i.e., the aggregate shares underlying such options less (x) the aggregate exercise price divided by (y) the Per Share Merger Consideration) (such shares, the “Net Acquiror Option Shares”), in each case as set forth herein (such aggregate consideration to be paid to the Pre-Closing Holders, the “Merger Consideration”). The Parties intend that the Merger Consideration payable to the Pre-Closing Holders pursuant to this Article III is entirely in consideration for their shares of Company Stock held immediately prior to the First Merger and agree to report the Merger Consideration for U.S. federal and applicable state income tax purposes entirely as consideration for such Company Stock, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 3.02 Effect of First Merger on Company Stock. On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, the following shall occur:

(a) Each share of Company Stock issued and outstanding immediately prior to the First Effective Time (other than any shares of Company Stock that are (i) subject to Company Options, which shall be subject to Section 3.06, (ii) held in the Company’s treasury or owned by Acquiror, First Merger Sub, Second Merger Sub or the Company or any Subsidiary of the Company immediately prior to the First Effective Time, (iii) held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (clauses (i), (ii) and (iii), collectively, the “Excluded Shares”), or (iv) held by the Founder) will be cancelled and automatically be converted into and deemed for all purposes to represent the right to receive a number of shares of Acquiror Class A Common Stock equal to the Exchange Ratio. Each share of Acquiror Class A Common Stock issued in exchange for a share of Company Stock that, as of immediately prior to the First Effective Time, is subject to vesting or forfeiture terms and conditions shall continue to be governed by such terms and conditions as were applicable immediately prior to the First Effective Time.

(b) Each share of Company Stock issued and outstanding immediately prior to the First Effective Time and held by the Founder will be cancelled and automatically be converted into and deemed for all purposes to represent the right to receive a number of shares of Acquiror Class B Common Stock equal to the Exchange Ratio.

(c) From and after the First Effective Time, each of the Pre-Closing Holders shall cease to have any other rights in and to the Company, the Surviving Corporation or the Surviving Entity, and each Certificate relating to the ownership of shares of Company Stock (other than Excluded Shares of the type contemplated by clause (iii) of the definition thereof) shall thereafter represent only the right to receive the applicable portion of the Merger Consideration as set forth in Sections 3.02(a) and 3.02(b) in accordance with and subject to the terms and conditions of this Agreement. At the First Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the shares of Company Stock outstanding prior to the First Effective Time shall be made thereafter.

(d) Notwithstanding anything in this Agreement to the contrary, no fraction of a share of Acquiror Common Stock will be issued by virtue of the First Merger, and any such fractional share (after aggregating all fractional shares of Acquiror Common Stock that otherwise would be received by a Pre-Closing Holder) shall be rounded down to the nearest whole share.

(e) Each issued and outstanding share of common stock of First Merger Sub as of immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the First Effective Time, all certificates representing the common stock of First Merger Sub (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(f) Each share of Company Stock held in the Company’s treasury or owned by Acquiror, First Merger Sub, Second Merger Sub or the Company or any Subsidiary of the Company immediately prior to the First Effective Time shall be cancelled and no consideration shall be paid or payable with respect thereto.

Section 3.03 Merger Consideration.

(a) Deposit with Exchange Agent. Prior to the First Effective Time, Acquiror shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying and exchange agent hereunder (the “Exchange Agent”). Immediately prior to the First Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the Merger Consideration.

(b) Letter of Transmittal; Surrender of Certificates. Promptly after the First Effective Time (and in any event within five (5) Business Days thereafter), the Exchange Agent shall mail to each Pre-Closing Holder (other than holders of Excluded Shares): (i) a Letter of Transmittal; and (ii) instructions for surrendering the outstanding certificate or certificates for Company Stock (collectively, the “Certificates”) (or affidavits of loss in lieu of the Certificates as provided in Section 3.03(c)) to the Exchange Agent (the “Surrender Documentation”); provided, however, that the Exchange Agent shall not be required to deliver the Surrender Documentation to any Pre-Closing Holder that has delivered its Surrender Documentation with respect to such Pre-Closing Holder’s Certificates to the Exchange Agent at least two (2) Business Days prior to the Closing Date. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 3.03(c)) to the Exchange Agent in accordance with the terms of the Surrender Documentation, the Exchange Agent will deliver to the holder of the shares formerly represented by such Certificate in exchange therefor such holder’s portion of the Merger Consideration in accordance with the Allocation Schedule, via book-entry issuance, subject to any Tax withholdings as provided in Section 3.07; provided, however, that if the holder of the shares formerly represented by such Certificate delivers to the Exchange Agent the Surrender Documentation with respect to such Pre-Closing Holder’s Certificates at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Merger Consideration covered by such Surrender Documentation in accordance with this sentence on the Closing Date. The Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the applicable portion of the Merger Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock Transfer Taxes have been paid or are not applicable.

(c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by Acquiror, the posting by such Person of a bond in customary amount and upon such terms as may reasonably be required by Acquiror as indemnity against any claim that may be made against it, the Surviving Corporation or the Surviving Entity with respect to such Certificate, the Exchange Agent will issue the portion of the Merger Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 3.07).

Section 3.04 Exchange Agent. Promptly following the date that is one year after the First Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all cash, certificates and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder who has not surrendered a Certificate and/or delivered a Letter of Transmittal may surrender such Certificate or deliver such Letter of Transmittal to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly pay, the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III and the Allocation Schedule, without any interest thereon. None of any Acquiror Party, the Company, Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article III and the Allocation Schedule would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.05 Effect of Second Merger. On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any securities of Acquiror or the Surviving Corporation: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the limited liability company interests of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity, all of which shall be owned by Acquiror, which shall continue as the sole member of the Surviving Entity. From and after the Second Effective Time, the limited liability company interests of Second Merger Sub as of immediately prior to the Second Effective Time shall be deemed for all purposes to represent the number of limited liability company interests of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

Section 3.06 Treatment of Company Options.

(a) The Company shall take all actions necessary, including using reasonable best efforts to obtain any requisite consents of the holders of the Company Options and adopting resolutions, to give effect to the actions contemplated by this Section 3.06.

(b) As of immediately prior to the First Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Option shall be assumed and converted into an option to purchase a number of shares of Acquiror Class A Common Stock, as described in this Section 3.06(b) (each, an “Acquiror Option”). Each such Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the First Effective Time (but taking into account any changes thereto by reason of this Section 3.06(c)). As of immediately prior to the First Effective Time, each such Acquiror Option as so assumed and converted shall be an option to acquire that number of whole shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option and (ii) the Exchange Ratio, at an exercise price per share of Acquiror Class A Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Company Option by (y) the Exchange Ratio. Notwithstanding anything in this Section 3.06(b) to the contrary, the exercise price and the number of shares of Acquiror Class A Common Stock subject to the Acquiror Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

Section 3.07 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, all amounts or value deliverable in connection with this Agreement by Acquiror, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity, the Exchange Agent and their respective Affiliates shall be paid free and clear and without any deduction or withholding for Taxes, except for any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. Prior to making any deduction or withholding in respect of amounts payable to any Pre-Closing Holder in connection with this Agreement (other than any deduction or withholding (i) in respect of any payroll withholding in connection with any payments that are compensatory in nature for U.S. federal income tax purposes, (ii) in respect of backup withholding under Section 3406 of the Code or (iii) attributable to the Company’s failure to deliver the certification and notice required under Section 7.05), Acquiror shall use commercially reasonable efforts to provide or cause to be provided at least seven (7) days prior notice of such deduction or withholding to the applicable Pre-Closing Holder, and all parties shall reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority consistent with the terms of this Section 3.07, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Section 3.08 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL such shares of Company Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive shares of Acquiror Class A Common Stock in accordance with Section 3.02(a) without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 3.09 Certain Acknowledgments. The Company acknowledges and agrees that the Merger Consideration is being allocated among the Pre-Closing Holders pursuant to the Allocation Schedule to be delivered to Acquiror in connection with the Company Closing Statement pursuant to Section 4.02(b) and such allocation (i) will be in accordance with the Governing Documents of the Company and this Agreement; (ii) will set forth (A) the number and class of Equity Securities owned by each Pre-Closing Holder and (B) the portion of the Merger Consideration allocated to each Pre-Closing Holder in accordance with this Agreement; and (iii) notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate consideration payable in connection with the Transactions in respect of all outstanding shares of Company Stock, Company Options exceed a number of shares of Acquiror Common Stock (including the Net Acquiror Option Shares) equal to the Closing Share Consideration. Notwithstanding anything in this Agreement to the contrary, upon delivery, payment and issuance of the Merger Consideration on the Closing Date in accordance with Section 3.03(a) and completion of the transactions contemplated with respect to Company Options in Section 3.06, the Company acknowledges and agrees that Acquiror and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of the Closing Share Consideration, and none of them shall have (I) any further obligations to any Pre-Closing Holder with respect to the payment of any consideration under this Agreement (including with respect to the payment of the Merger Consideration), (II) any further obligations to any holder of Company Options with respect to the payment of any consideration under this Agreement (including with respect to the payment of the Net Acquiror Option Shares) or (III) any liability with respect to the allocation of the consideration under this Agreement, and the Company hereby irrevocably waives and releases Acquiror and its Affiliates (including, on and after the Closing, the Surviving Entity and its Affiliates) from all claims arising from or related to the allocation of the Merger Consideration among each Pre-Closing Holder.

ARTICLE IV

CLOSING TRANSACTIONS

Section 4.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third (3rd) Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing), or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 4.02 Closing Statements.

(a) Acquiror Closing Statement. On the date that is five (5) Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a written statement (the “Acquiror Closing Statement”) setting forth its good faith estimate and calculation of: (A) the Available Closing Acquiror Cash, including each of the components thereof; (B) the aggregate number of shares of Acquiror Common Stock to be redeemed in the Acquiror Stockholder Redemption; and (C) the aggregate number of shares of Acquiror Common Stock to be issued pursuant to the Subscription Agreements and the SPNV Forward Purchase Agreement, in each case, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor. The Acquiror Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement and through the Closing Date, (1) Acquiror shall promptly provide to the Company any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing Statement”), and (2) the Company shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such comments made by the Company, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Updated Acquiror Closing Statement). Acquiror shall, and shall cause its Representatives to, (i) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by the Company or its Representatives in connection with such review; provided that, the Company shall not, and shall cause its Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access.

(b) Company Closing Statement. On the date that is five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement (the “Company Closing Statement”) setting forth (i) its good faith calculation of all fees, costs and expenses of the Company incurred prior to and through the

Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with by the Company at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company (the amounts in this clause (i) being the “Company Expenses”), and (ii) an allocation schedule setting forth, after giving effect to the Pre-Closing Restructuring, (A) the number and class of Equity Securities of the Company held by each Pre-Closing Holder, (B) the portion of the Merger Consideration allocated to each Pre-Closing Holder and (C) on a holder-by-holder and award-by-award basis, each Acquiror Option that will be outstanding as of the Closing, and, with respect to such Acquiror Option, the number of shares of Acquiror Class A Common Stock issuable upon exercise of such Acquiror Option and the exercise price of such Acquiror Option (the “Allocation Schedule”), in each case, including a detailed itemization of the components thereof, and determined pursuant to the definitions contained in this Agreement. Following Acquiror’s receipt of the Company Closing Statement and through the Closing Date, Acquiror shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by Acquiror, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculation of the items set forth on the Company Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Company Closing Statement, with such Company Closing Statement and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable by, the parties hereto). The Company shall, and shall cause its Representatives to, (1) reasonably cooperate with Acquiror and its Representatives to the extent related to Acquiror’s review of the Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (2) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and reasonably requested by Acquiror or its Representatives in connection with such review; provided that, Acquiror shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company and its Subsidiaries in connection with any such access.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror Parties by the Company concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation or warranty in this Article V and (b) such other representations and warranties in this Article V where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on its face), the Company represents and warrants to Acquiror, First Merger and Second Merger Sub as follows:

Section 5.01 Corporate Organization of the Company. The Company is duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware, except as would not be material to the Company. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Subsidiaries. The Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, in each case, as of the date of this Agreement are set forth on Section 5.02 of the Company Disclosure Letter. The Subsidiaries are duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole. The copies of the Governing Documents of the Subsidiaries previously made available to Acquiror are true, correct and complete and are in effect as of the date hereof. Each Subsidiary is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to perform all obligations to be performed by it hereunder and thereunder and, subject only to obtaining the Company Stockholder Approval by the Requisite Company Stockholders, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Company and other than execution and delivery of the Company Stockholder Approval by the Requisite Company Stockholders, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and general principles of equity, whether such principles are considered in a proceeding in equity or at Law (collectively, the “Enforceability Exceptions”). At a meeting duly called and held, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the Mergers, be adopted by the stockholders of the Company. The Company Stockholder Approval is the only vote or consent of holders of any class of Equity Securities of the Company or any of its Subsidiaries that is required to adopt this Agreement and approve the Transactions.

Section 5.04 No Conflict. The execution, delivery and performance of this Agreement and each other Transaction Agreement to which the Company is or will be a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of the Company or any of its Subsidiaries, (b) subject to the receipt of the consents, approvals, authorizations and other requirements contemplated by Sections 5.05 and 6.05, violate any provision of, or result in the breach of or default by the Company under, any applicable Law, (c) except as set forth on Section 5.04(c) of the Company Disclosure Letter, require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or Lease, (d) result in the creation of any Lien (except for Permitted Liens) upon any of the material properties, rights or assets of the Company or any of its Subsidiaries, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted

Liens) or (f) subject to the receipt of the consents, approvals, authorizations and other requirements contemplated by Section 5.05, result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case of clauses (b) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05 Governmental Authorities; Consents4.1 . No action or non-action by, notice to, consent, approval, waiver, permit or authorization of, expiration of any waiting period under applicable Law promulgated by, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and consummation of the Transactions, except for (i) applicable requirements of the HSR Act and United States federal or state Securities Law, (ii) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iv) as otherwise disclosed on Section 5.05 of the Company Disclosure Letter.

Section 5.06 Current Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 34,077,034 shares of Company Common Stock, of which 7,845,959 shares are outstanding, (ii) 1,447,693 shares of Series A-1 Preferred Stock, of which 1,447,693 shares are outstanding, (iii) 1,104,818 shares of Series A-2 Preferred Stock, of which 1,104,818 shares are outstanding, (iv) 2,789,225 shares of Series A Preferred Stock, of which 2,775,484 shares are outstanding, (v) 7,751,457 shares of Series B Preferred Stock, of which 7,751,457 shares are outstanding, and (vi) 7,529,210 shares of Series C Preferred Stock, of which 5,308,093 shares are outstanding. The outstanding shares of capital stock contemplated by the immediately preceding sentence (A) constitute, as of the date hereof, all of the outstanding shares of capital stock of the Company and (B) when combined with Interim Period issuances of shares of Company Common Stock pursuant to Company Options, will constitute, as of the Closing, all of the outstanding shares of capital stock of the Company. All of the outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(b) As of the date of this Agreement, 3,705,610 shares of Company Common Stock are issuable pursuant to outstanding Company Options granted prior to the date of this Agreement. Section 5.06(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of March 17, 2021, (i) all of the holders of capital stock (including the number of shares owned by such person), warrants (including the number of shares of Company Common Stock underlying such warrants and the exercise price thereof) and equity awards of the Company and (ii) all of the holders of outstanding Company equity awards (including Company Options), including, on an award-by-award basis, the type of award, the name of the holder, the number of shares of Company Common Stock underlying the award, including the cumulative number of shares underlying vested awards, the vesting schedule, where applicable, and the exercise price, where applicable. Other than as set forth in this Section 5.06 or on Section 5.06 of the Company Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Stock, or other equity interests in the Company, or any other Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iii) (A) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and (B) no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Company’s equity interests to which the Company is a party or by which the Company is bound and (v) no shares of common stock, preferred stock or other equity interests of the Company issued and outstanding.

Section 5.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 5.07(a) of the Company Disclosure Letter, all of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.

(b) Except as set forth on Section 5.07(b) of the Company Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for ownership interests in any Subsidiary of the Company, (ii) obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all ownership interests of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (y) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.

Section 5.08 Financial Statements.

(a) Set forth on Section 5.08(a) of the Company Disclosure Letter are true and complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019, and the related audited consolidated statements of operations, cash flows and changes in stockholders’ equity for the year then ended, together with the auditor’s report thereon (the “2019 AICPA Audited Financial Statements”), and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 31, 2020, June 30, 2020, September 30, 2020 and December 31, 2020 (such December 31, 2020 balance sheets, the “Most Recent Balance Sheet”), and the related unaudited consolidated statements of operations for, in each case, the three months then ended and, in the case of December 31, 2020, the year then ended (the “2020 Unaudited Financial Statements” and, together with the 2019 AICPA Audited Financial Statements, the “Non-PCAOB Financial Statements”).

(b) The Non-PCAOB Financial Statements (i) have been prepared from, and reflect in all material respects, the books and records of the Company and its Subsidiaries and have been prepared in accordance with GAAP and (ii) present fairly, in all material respects, the consolidated financial position and results of operations (and, in the case of the 2019 AICPA Audited Financial Statements, the cash flows and changes in stockholders’ equity) of the Company and its Subsidiaries as of the dates and for the periods indicated

therein in conformity with GAAP consistently applied throughout the periods covered thereby subject, in the case of the 2020 Unaudited Financial Statements, to (A) normal year-end adjustments that will not, individually or in the aggregate, be material and (B) the absence of disclosures normally made in footnotes.

(c) The Company will deliver to Acquiror pursuant to Section 7.08 true and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon, which will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for financial statements required to be included in the Registration Statement (collectively, the “PCAOB Audited Financial Statements”).

(d) The PCAOB Audited Financial Statements (i) will be prepared from, and will reflect in all material respects, the books and records of the Company and its Subsidiaries, (ii) will present fairly, in all material respects, the consolidated financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the dates and for the periods indicated therein in conformity with GAAP consistently applied throughout the periods covered thereby and (iii) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC in accordance with Section 9.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for financial statements required to be included in the Registration Statement, in effect as of the respective dates thereof.

(e) The Company and its Subsidiaries have established and maintain systems of internal controls over financial reporting sufficient to (i) provide reasonable assurance regarding the reliability of the Company’s and its Subsidiaries’ financial reporting and (ii) permit the preparation of financial statements for external purposes in accordance with GAAP. The books and records of the Company and its Subsidiaries have been kept and maintained in accordance with applicable Laws, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Since January 1, 2020 and through the date hereof, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, manager, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in unlawful accounting or auditing practices. Since January 1, 2020 and through the date hereof, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, or the board of directors of the Company or any committee thereof.

Section 5.09 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for on the Most Recent Balance Sheet or disclosed in the notes thereto, (b) that have arisen since the Most Recent Balance Sheet Date in the ordinary course of business of the Company and its Subsidiaries that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, (d) disclosed on Section 5.09(d) of the Company Disclosure Letter or (e) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Litigation and Proceedings. Except as set forth on Section 5.10 of the Company Disclosure Letter, as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened in writing Actions by or against the Company or any of its Subsidiaries or any of their respective properties, rights or assets which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 5.10 of the Company Disclosure Letter, as of the date of this Agreement, there is no Governmental Order imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, rights or assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any injunction binding upon the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11 Compliance with Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21) and compliance with Tax Laws (which are the subject of Section 5.15) and (ii) as set forth on Section 5.11 of the Company Disclosure Letter, the Company and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all applicable Laws and Governmental Orders. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since December 31, 2018 through the date hereof, (a) neither the Company nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits, and (b) no charge, claim, assertion or Action of any violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries has been threatened in writing against the Company or any of its Subsidiaries. As of the date hereof, (A) no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect, and (B) no such investigations or reviews have been conducted by any Governmental Authority since December 31, 2018, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, taken as a whole.

Section 5.12 Contracts; No Defaults.

(a) Except for the Leases and Company Benefit Plans set forth on Section 5.13(a) of the Company Disclosure Letter, Section 5.12(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the following Contracts to which, as of the date of this Agreement, the Company and/or any of its Subsidiaries is a party or is otherwise bound:

(i) Contracts with any Material Supplier;

(ii) each Contract that (A) requires aggregate future payments to the Company and its Subsidiaries in excess of $2,000,000 in any calendar year and is not terminable by the counterparty with more than one hundred and twenty (120) days’ notice, and (B) grants to any Person (other than the Company or its Subsidiaries) (1) any “most favored nation” provisions or other price guarantees for a period greater than one (1) year with respect to such payments described in clause (A), or (2) material non-competition, non-solicitation or no-hire provisions imposed on the Company or its Subsidiaries;

(iii) (x) Contracts entered into during the one (1) year period prior to the date hereof with respect to mergers, acquisitions or sales of any Person or material business unit thereof by the Company or any of its Subsidiaries other than such Contracts solely between the Company and its wholly owned Subsidiaries (each an “M&A Contract”), or (y) M&A Contracts (whether or not entered into during the one (1) year period prior to the date hereof) pursuant to which the Company or any of its Subsidiaries have any ongoing material obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations;

(iv) Contracts establishing or relating to (x) partnerships or (y) joint ventures, in each case, that are material to the Company and its Subsidiaries, taken as a whole (excluding, in the case of clause (x), any wholly owned Subsidiaries of the Company);

(v) each Contract with Governmental Authorities requiring aggregate future payments by or to the Company and its Subsidiaries in excess of $2,000,000 in any calendar year;

(vi) Contracts for indebtedness for borrowed money or any guarantee thereof, including any mortgage, indenture, note, installment obligation or other instrument or agreement related thereto, except any such Contract (A) with an aggregate outstanding principal amount not exceeding $2,000,000 or (B) solely between or among the Company and its wholly owned Subsidiaries;

(vii) Contracts that relate to the settlement or final disposition of any Action pursuant to which the Company or any of its Subsidiaries has material ongoing obligations or liabilities;

(viii) each material Contract to which the Company or any of its Subsidiaries is a party whereby the Company or any of its Subsidiaries has granted any Person any license under or rights in or to use any material Owned Intellectual Property or whereby the Company or any of its Subsidiaries is granted a license to or rights in or to use any material Intellectual Property (excluding, solely for purposes of the second and third sentences of Section 5.12(b), (A) non-exclusive licenses granted by or to customers in the ordinary course of business, (B) licenses to open source software, (C) nondisclosure agreements, (D) invention assignment agreements with current and former employees, consultants, and independent contractors of the Company and its Subsidiaries, (E) employment agreements with any current or former employee, (F) licenses in respect of commercially available off-the-shelf software and (G) non-exclusive licenses that are merely incidental to the transaction contemplated in such license, including: (i) a sales or marketing Contract that includes an incidental license to use the trademarks of the Company for the purposes of advertising and selling the Company services during the term of and in accordance with such Contract; and (ii) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property);

(ix) each Affiliate Agreement, excluding those that are employee confidentiality and invention assignment agreements, equity or incentive equity documents, Governing Documents, employment agreements, Contracts set forth under Section 5.12(a)(x) or Section 5.13(a) of the Company Disclosure Letter and offer letters for at-will employment set forth on Section 5.13(a) of the Company Disclosure Letter (provided, that each such excluded Affiliate Agreement has been made available to Acquiror);

(x) employment, severance, consulting, and similar Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries providing for an annual base salary in excess of $300,000 (excluding Contracts for at-will employment that are terminable without any liability to the Company or any of its Subsidiaries);

(xi) each Contract that provides for the pending purchase, sale, assignment, ground leasing or disposition of or the right to purchase, sell, dispose of, assign or ground lease, in each case, by merger, purchase or sale of assets or stock or otherwise, directly or indirectly, any real property, or grants any options to purchase, rights of first offer or rights of first refusal, or similar right, other than (A) the purchase and sale of individual Owned Residential Properties to customers in the ordinary course of business and (B) leases of two years or less with respect to individual Owned Residential Properties to individual customers in the ordinary course of business; and

(xii) each employee collective bargaining agreement or similar Contract between the Company or any of the Company’s Subsidiaries, on the one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand.

(b) All of the foregoing Contracts set forth or required to be set forth on Section 5.12(a) of the Company Disclosure Letter, including all amendments and modifications thereto, are sometimes collectively referred to as “Material Contracts”. The Company has furnished or otherwise made available to Acquiror true, complete and correct copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto. Each Material Contract is legal, valid, binding and in full force and effect (subject only to the Enforceability Exceptions and assuming such Material Contract is a valid and legally binding obligation of the counterparty thereto). None of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Material Contract in any material respect. There is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Material Contract. Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any notice or request, in each case, in writing, from or on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, or to renegotiate any material term thereof that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or alleging or disputing any breach or default under such Material Contract. Notwithstanding the foregoing and for the avoidance of doubt, any Contract for the purchase or sale of an Owned Residential Property and any other Contracts executed in connection with such transactions shall not be deemed to be a Material Contract under this Agreement and the provisions of this Section 5.12 shall not apply to such Contracts.

Section 5.13 Company Benefit Plans.

(a) Section 5.13(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any stock purchase, stock option, equity or equity-based or phantom equity compensation, severance, retirement, employment, individual consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, in each case, (a) which are contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual consultant of the Company or its Subsidiaries (the “Company Employees”) or (b) pursuant to which the Company or any of its Subsidiaries could have any liability, other than any statutory plan, program or arrangement that is required under applicable Laws and maintained by any Governmental Authority.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror copies of (i) each Company Benefit Plan and any current trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan; and (vi) all material communications received from or sent to the Internal Revenue Service or the Department of Labor or any other Governmental Authority (including a written description of any oral communication) within the last calendar year.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made. There is no material Action pending or, to the knowledge of the Company, threatened against any Company Benefit Plan or the assets of any Company Benefit Plan (other than routine undisputed claims for benefits).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, such arrangement has, at all times while subject to Section 409A of the Code, been operated in compliance (including documentary compliance) with, Section 409A of the Code and all applicable guidance thereunder. Each Company Option was granted with a per share exercise price equal to or greater than the per share fair market value of Company Common Stock on the date of grant.

(e) No Company Benefit Plan or other Contract to which the Company or any Subsidiary is a party or otherwise bound provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(f) Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), no event has occurred and no condition exists that would subject the Company or its Subsidiaries to any tax, fine, lien, or penalty imposed by ERISA, the Code or other applicable Law.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(i) None of the Company, its Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains or is required to contribute to, and at no point during the six year period prior to the date hereof sponsored, maintained or was required to contribute to, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code), (ii) a plan subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a defined benefit plan (as defined in Section 414 of the Code), whether or not subject to ERISA or (iv) a multiple employer plan, as defined in Section 413(c) of the Code or otherwise or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 or 4064 of ERISA. Neither the Company nor any of its Subsidiaries has, either directly or through an ERISA Affiliate, any liability pursuant to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code.

(j) Except as set forth on Section 5.13(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any compensatory rights of any Company Employee to payments or benefits or increases in any compensation or benefits (including any loan forgiveness) under any Company Benefit Plan (or under any plan, agreement or arrangement that would be a Company Benefit Plan if in effect as of the date of this Agreement), (ii) result in severance pay or any increase in severance pay upon any termination of employment, or (iii) require any contributions or payments to fund any obligations under any Company Benefit Plan, or cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any Company Benefit Plan.

(k) No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any Company Employee who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of or in connection with the consummation of the Transactions.

Section 5.14 Labor Matters.

(a) Prior to the date of this Agreement, the Company has provided the Acquiror with a complete and accurate list of each employee of the Company and its Subsidiaries as of a date no more than five (5) Business Days prior to the date of this Agreement, together with (i) each such employee’s respective base salary or wage rate, (ii) current annual bonus opportunity, (iii) current title and work location, and (iv) status as exempt or non-exempt from overtime requirements.

(b) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreements with a labor organization. None of the Company Employees are represented by any labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, (i) there are no activities or proceedings of any labor organization to organize any of the Company Employees, and (ii) there is no, and since December 31, 2018 has been no, material labor dispute or strike, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries, in each case, pending or threatened.

(c) Except as set forth in Section 5.14(c) of the Company Disclosure Letter, since December 31, 2018, neither the Company nor any of its Subsidiaries has implemented any plant closings or employee layoffs that would trigger notice obligations under the WARN Act.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries are in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, sexual harassment policies, employee leave issues, the proper classification of employees and independent contractors, the proper payment of overtime and minimum wage, classification of employees as exempt and non-exempt, and unemployment insurance, and (ii) the Company and its Subsidiaries have not since December 31, 2018 committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid in all cases since December 31, 2018.

(f) As of the date hereof, the Company has not received written notice that any Key Executive presently intends to terminate his or her employment with the Company and its Subsidiaries.

(g) In the past three years, neither the Company nor any of its Subsidiaries has been party to a material settlement agreement with a current or former officer, employee or independent contractor resolving allegations of sexual harassment by any Company Employee.

Section 5.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the Most Recent Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material Tax liability outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c) Each of the Company and its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither the Company nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to material Taxes. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. No written claim has been made, since December 31, 2017, by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes by, or is required to file a Tax Return in respect of material Taxes in, that jurisdiction that would be the subject of such Tax Return, in each case, that has not since been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any of its Subsidiaries and no written request for any such waiver or extension is currently pending.

(e) Within the past two years, neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) Neither the Company nor any of its Subsidiaries (i) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind the Company or its Subsidiaries after the Closing or (iii) has, or has ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(g) There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing, (ii) installment sale or open transaction disposition made prior to the Closing or (iii) prepaid amount received prior to the Closing, other than in respect of such amounts reflected in the Most Recent Balance Sheet or received in the ordinary course of business since the Most Recent Balance Sheet Date.

(k) The Company has not taken any action or agreed to take any action, and is not aware of any fact or circumstance, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

Section 5.16 Insurance. Section 5.16 of the Company Disclosure Letter sets forth a list of all material policies of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof (collectively, the “Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all of the Policies with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such Policies and (c) except as set forth on Section 5.16 of the Company Disclosure Letter, there is no material claim by the Company or any of its Subsidiaries under any Policy. The Company and its Subsidiaries have reported to their respective insurers all material claims and circumstances known by Company and Subsidiary employees with such reporting responsibilities that would reasonably be likely to give rise to a material claim by the Company or any of its Subsidiaries under any Policy.

Section 5.17 Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) as of the date of this Agreement, each of the Company and its Subsidiaries has all licenses, approvals, consents, registrations, franchises and permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21), the “Permits”) and all Permits are in full force and effect and (b) none of the Company or its Subsidiaries are (i) in default or violation of such Permits or (ii) is the subject of any pending action by a Governmental Authority seeking the revocation, suspension or impairment of any Permit.

Section 5.18 Personal Property and Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, the Company and/or its Subsidiaries owns and has good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of the Company and its Subsidiaries as owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 5.19 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property other than the Owned Residential Properties and the Owned Residential Properties and the Leased Real Property constitutes all interests of the Company and any Subsidiary in and to any real property.

(b) Section 5.19(b) of the Company Disclosure Letter sets forth the address of each interest in real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”) and each Contract pursuant to which the Company or any of its Subsidiaries lease such property, except for any Contract for which the aggregate rental payments in the most recent annual period did not exceed $500,000 and except for any Contracts which arrange for a temporary occupancy arrangement in connection with an Owned Residential Property (such Contracts, the “Leases”). The Company has made available to Acquirer true, correct and complete copies of the Leases. Each Lease sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) none of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or violation of any Lease, and (B) to the knowledge of the Company, there is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or any other party thereto, so as to give rise to any acceleration of any obligation or loss of rights or any right of termination of a Lease.

(c) The Company and its Subsidiaries have good and marketable fee simple title to the Owned Residential Properties as reflected in the Most Recent Balance Sheet (except for such Owned Residential Properties sold since the Most Recent Balance Sheet Date in the ordinary course of business). All of the Owned Residential Properties, in each case, are free and clear of all Liens (except for Permitted Liens). Except as would not be material to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, each Owned Residential Property is a single parcel of real property with a detached single-family residence erected thereon, or a two-to-four family dwelling, or an individual condominium unit in a low-rise or high-rise condominium project, or an individual townhome, or an individual unit in a planned unit development or a de minimis planned unit development located in the District of Columbia or in a state of the United States of America. Neither the Company nor any of its Subsidiaries have received any written notice of any: (i) material violations of building codes and/or zoning ordinances affecting the Owned Residential Properties; or (ii) existing, pending or threatened in writing condemnation eminent domain or administrative actions affecting the Owned Residential Properties, which, in each case, would reasonably be expected to materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries have received written notice of any material default under any restrictive covenants affecting any of the Owned Residential Properties, except for such defaults as would not be expected to materially or adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole. Except for Permitted Liens, there are no leases, subleases, licenses or other similar occupancy agreements pursuant to which the Company or any of its Subsidiaries have granted to any party or parties the right of use or occupancy of any portion of the Owned Residential Properties except for any rights granted to customers in the ordinary course of business to temporarily occupy an Owned Residential Property and there is no Person (other than the Company or its Subsidiaries) in possession of such Owned Residential Properties except for any customer that is granted the right to temporarily occupy an Owned Residential Property in the ordinary course of business.

(d) To the knowledge of the Company, neither the Leases with respect to the Leased Real Property nor the Company’s and its Subsidiaries’ use of the Leased Real Property or Owned Residential Properties is in violation in any material respect of any applicable Law.

Section 5.20 Intellectual Property and IT Security.

(a) Section 5.20(a) of the Company Disclosure Letter lists all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally as of the date of this Agreement (“Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each item of Registered Intellectual Property is subsisting and unexpired, and, to the knowledge of the Company, valid and enforceable and has not been abandoned, canceled or otherwise terminated except in the ordinary course of business and (ii) all necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Registered Intellectual Property in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, the Company or one of its Subsidiaries (A) solely and exclusively owns all Owned Intellectual Property free and clear of any Liens other than Permitted Liens and (B) has the right to use all other Intellectual Property used in the operation of the business of the Company and its Subsidiaries, as presently conducted (provided, however, that the foregoing shall not be interpreted to be a representation regarding non-infringement).

(b) (i) The conduct and operation of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights other than Patents of any Person or, to the knowledge of the Company, any Patents of any Person, and have not infringed upon, misappropriated or otherwise violated any Intellectual Property rights other than Patents of any Person or, to the knowledge of the Company, any Patents of any Person, in each case at any time after December 31, 2019, (ii) to the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property, (iii) the Company and its Subsidiaries have not received from any Person at any time after December 31, 2019 (or earlier, for matters that are or become unresolved) any written notice that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and (iv) the Company and its Subsidiaries have not since December 31, 2019 received any written notice, and no Action is currently pending, that challenges the validity or enforceability of any material Owned Intellectual Property or the Company’s or its Subsidiaries’ right to use or otherwise exploit any Owned Intellectual Property.

(c) The Company and its Subsidiaries have taken commercially reasonable efforts to protect the confidentiality of any material confidential or proprietary information pertaining to the Company or its Subsidiaries or their business from unauthorized disclosure and use and, to the knowledge of the Company there has been no unauthorized access to or disclosure of such material confidential or proprietary information. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have required employees, consultants, contractors, agents and other Persons who have contributed to or participated in the conception or development of any material Owned Intellectual Property on behalf of the Company or any of its Subsidiaries, as part of such Person’s employment, consultancy or engagement to assign in writing all such material Owned Intellectual Property to the Company or a Subsidiary to the extent that such material Owned Intellectual Property was not assigned to the Company or one of its Subsidiaries by operation of applicable Law.

(d) No material Software that is owned by the Company or any of its Subsidiaries (the “Company Software”) incorporates, has been incorporated into or combined with any open source software in a manner which requires that such Company Software be licensed under any license that (A) requires the distribution of source code in connection with the distribution of such Company Software in object code form; (B) limits the Company’s or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing such applications; or (C) allows a customer, or requires that a customer have the right, to decompile, disassemble or otherwise reverse engineer the Company Software. All use and distribution of Company Software by or through the Company or any of its Subsidiaries is in full compliance with all licenses applicable thereto, including all copyright notice and attribution requirements except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary has disclosed, licensed, made available or delivered to any escrow agent or any Person other than (i) third party service providers for the purpose of performing services for the Company or a Subsidiary or (ii) employees, consultants, agents and contractors of the Company and its Subsidiaries, any of the source code for any material Company Software, and no event has occurred that legally required the Company or a Subsidiary to do any of the foregoing. Neither this Agreement, nor any other Transaction Agreement to which the Company or a Subsidiary is a party, nor the consummation of the Transactions will result in the disclosure to a third Person of any source code included in the material Company Software other than to Acquiror or its Representatives in connection with their due diligence of the Company and its Subsidiaries as part of the Transactions.

(e) The Company and its Subsidiaries take, and have taken, commercially reasonable actions and measures to protect and maintain the security of their IT Systems and Company Software (and all data stored therein or transmitted thereby).

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries owns or has a valid right to access and use all IT

Systems necessary for the conduct of their respective businesses as currently conducted. The material IT Systems operate in all material respects in accordance with their documentation and functional specifications. Neither the IT Systems nor any Company Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the IT Systems nor any Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” or any other code designed or intended to have any of the following functions: (X) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (Y) damaging or destroying any data or file without the user’s consent except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) The Company and its Subsidiaries and, to the knowledge of the Company, any Person acting for or on their behalf has, since December 31, 2019, materially complied with (i) all applicable Privacy Laws, (ii) the Company’s published policies and notices regarding Personal Information, and (iii) the Company’s contractual obligations with respect to Personal Information, in each case of clauses (i)-(iii) above other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have implemented and maintained one or more privacy policies consistent in all material respects with generally accepted practices in the industry in which the Company and its Subsidiaries operate regarding the handling and security of Personal Information in connection with the operation of its business (the “Privacy Policies”) and (i) the Company’s and its Subsidiaries’ privacy practices are and have been in material compliance with all such Privacy Policies, and (ii) the Company’s and its Subsidiaries’ information security practices are and have been in material compliance with any information security statements in its Privacy Policies at all times such Privacy Policies have been in effect, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have implemented and maintained reasonable technical and organizational safeguards, consistent in all material respects with generally accepted practices in the industry in which the Company and its Subsidiaries operate, to protect Personal Information in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and have taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company and its Subsidiaries has implemented and maintained the same, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, any third party who has provided Personal Information to the Company and its Subsidiaries has done so in compliance in all material respects with applicable Privacy Laws other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There have been no material breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or collected, used or processed by or on behalf of the Company and its Subsidiaries. No Person (including any Governmental Authority) has made any written claim or commenced any written Action, and to the knowledge of the Company, no claim or Action is threatened (i) alleging a violation of any Person’s privacy or confidentiality rights under any Privacy Policy, the Company’s or its Subsidiaries’ contractual obligations with respect to Personal Information or a Privacy Law or (ii) with respect to the security, use, transfer or disclosure of Personal Information specifically, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse effect.

Section 5.21 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) the Company and its Subsidiaries are and, except for matters which have been fully resolved, since December 31, 2018 have been, in compliance with all Environmental Laws;

(b) the Company and its Subsidiaries hold all Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate and maintain their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted;

(c) there are no Actions pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of the Company is there any reasonable basis for such claims; and

(d) there is no Governmental Order relating to any Environmental Law or Hazardous Materials that is unresolved (or, if resolved, has any outstanding obligations) imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their properties, rights or assets.

Section 5.22 Absence of Changes. Since the Most Recent Balance Sheet Date, no Material Adverse Effect has occurred and is continuing. Since the Most Recent Balance Sheet Date and through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business.

Section 5.23 Brokers’ Fees. Except as set forth on Section 5.23 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is or will become entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of their respective Affiliates.

Section 5.24 Business Relationships.

(a) Section 5.24(a) of the Company Disclosure Letter sets forth a true and correct list of the ten (10) largest vendors, suppliers and service providers to the Company and its Subsidiaries (measured by aggregate spend during the fiscal year ended December 31, 2020) (collectively, the “Material Suppliers”).

(b) The Company has not received any notice or threat in writing from any Material Supplier since January 1, 2020 of any intention to terminate or not renew its business dealings with the Company or its Subsidiaries, or to materially decrease purchasing or selling (as the case may be) services or products to the Company and its Subsidiaries, or to adversely modify its business dealings with the Company and its Subsidiaries in a way that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.25 Related Party Transactions. (a) Except for the Contracts set forth on Section 5.25 of the Company Disclosure Letter, there are no Contracts (excluding Contracts related to (i) employee compensation and other ordinary incidents of employment (including participation in Company Benefit Plans) set forth on Section 5.13(a) of the Company Disclosure Letter and (ii) equity ownership made available to Acquiror) between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, and (b) none of the Related Parties owns any asset or property (intellectual, real or personal) used in and material to the business of the Company and its Subsidiaries, taken as a whole.

Section 5.26 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company’s Subsidiaries in writing specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) the Proxy Statement will, at the time it is first mailed to the Acquiror Stockholders, at the time it is supplemented or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary herein, the Company makes no representation or warranty (including under this Section 5.26 or otherwise) with respect to statements made or incorporated by reference in the Proxy Statement/Registration Statement to the extent such statements are based on information supplied by or on behalf of any Acquiror Party in writing specifically for inclusion or incorporation by reference therein.

Section 5.27 Regulatory Compliance.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting or purporting to act for and on behalf of any of the Company or any of its Subsidiaries, is or has been, since December 31, 2018, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i) – (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting or purporting to act for and on behalf of the Company or any of its Subsidiaries has, since December 31, 2018, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.

(c) Since December 31, 2018 and through the date hereof, there have been no Actions, filings, Governmental Orders, inquiries or governmental investigations pending or, to the knowledge of the Company, threatened in writing alleging any such violations of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by the Company, any of its Subsidiaries or any of their Representatives or any other Persons, in each case to the extent acting or purporting to act for and on behalf of the Company or any of its Subsidiaries.

Section 5.28 No “Interested Stockholder”. None of the Company or, to the knowledge of the Company, the Company’s stockholders or any of its or their respective “affiliates” or “associates” (each, as defined in Section 203 of the DGCL) is as of the date of this Agreement, or has been at any time during the three year period prior to the date hereof, an “interested stockholder” (as defined in Section 203 of the DGCL) of Acquiror (the representation and warranty in this Section 5.28, the “Interested Stockholder Rep”).

Section 5.29 No Additional Representations or Warranties. Except as provided in this Article V or in any certificate delivered hereunder, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives, has made, or is making, any representation or warranty whatsoever to Acquiror Parties or their Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Acquiror Parties or their Affiliates except to the extent such information is set forth in a representation or warranty contained in this Article V or in any certificate delivered hereunder (and then only to the extent provided in Section 11.02).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the disclosure letter delivered by Acquiror Parties to the Company concurrently with the execution of this Agreement (the “Acquiror Disclosure Letter”) (each section of which qualifies (i) the correspondingly numbered representation or warranty in this Article VI and (ii) such other representations and warranties in this Article VI where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, in each case, other than any specific factual information contained therein), each Acquiror Party represents and warrants to the Company as follows:

Section 6.01 Corporate Organization. Each of Acquiror and First Merger Sub (i) is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and (ii) has the requisite corporate power and authority to own, lease or operate it assets and properties and to conduct its business as it is now being conducted. Second Merger Sub (i) is duly formed and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and (ii) has the requisite limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 6.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, assuming the accuracy of the Interested Stockholder Rep, and subject only to obtaining the Acquiror Stockholder Approval and the Merger Sub Stockholder Approval, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval and the Merger Sub Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. Promptly following the execution and delivery of this Agreement, the Acquiror will execute and deliver written consents duly adopting this Agreement in its capacity as the sole stockholder of First Merger Sub and sole member of Second Merger Sub (collectively, the “Merger Sub Stockholder Approval”), following which Acquiror will have provided all approvals on behalf of equityholders of First Merger Sub and Second Merger Sub required for the Transactions. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party is or will be a party has been or will be, duly and validly executed and delivered by such Acquiror Party and, assuming due and valid authorization, execution and delivery by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party is or will be a party constitutes or will constitute, a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject only to the Enforceability Exceptions.

(b) Assuming a quorum is present at the Special Meeting, as may be adjourned or postposed from time to time in accordance with this Agreement, the only votes of the holders of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, the consummation by Acquiror of the Transactions, including the Closing, and the approval of the Acquiror Stockholder Matters are as set forth on Section 6.02(b) of the Acquiror Disclosure Letter (such votes, collectively, the “Acquiror Stockholder Approval”).

(c) At a meeting duly called and held, the board of directors of Acquiror has unanimously (i) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (ii) determined that it is in the best interests of Acquiror and the Acquiror Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers, (iii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iv) made the Acquiror Board Recommendation.

Section 6.03 No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Agreement to which any Acquiror Party is or will be a party by such Acquiror Party and the consummation of the transactions contemplated hereby or by any other Transaction Agreement do not and will not (a) assuming the accuracy of the Interested Stockholder Rep, and subject to the receipt of the Acquiror Stockholder Approval and the Merger Sub Stockholder Approval, conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) assuming the accuracy of the Interested Stockholder Rep, and subject to the receipt of the Acquiror Stockholder Approval and the Merger Sub Stockholder Approval and the consents, approvals, authorizations and other requirements contemplated by Sections 5.05 and 6.05, conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror is a party or by which any of their respective assets or properties is bound, or (d) result in the creation of any Lien (except for Permitted Liens) upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 6.04 Litigation and Proceedings. As of the date hereof, there are no pending or, to the knowledge of Acquiror, threatened in writing Actions by or against any Acquiror Party or any of their respective properties, rights or assets which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. As of the date hereof, there is no Governmental Order imposed upon or, to the knowledge of Acquiror, threatened in writing against any Acquiror Party or any of their respective properties, rights or assets which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 6.05 Governmental Authorities; Consents. No action or non-action by, notice to, consent, approval, waiver, permit or authorization of, expiration of any waiting period under applicable Law promulgated by, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquiror Party with respect to such Acquiror Party’s execution, delivery and performance of this Agreement and consummation of the Transactions, except for (i) applicable requirements of the HSR Act and United States federal or state

Securities Laws, (ii) the filing of the First Certificate of Merger and the Acquiror Charter in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DGCL and the DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect and (iv) as otherwise disclosed on Section 6.05 of the Acquiror Disclosure Letter.

Section 6.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $402,500,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, effective as of October 20, 2020, by and between Acquiror and the Trustee on file with the SEC Reports as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated October 20, 2020 (the “Final Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since October 20, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents will terminate, and, as of the First Effective Time, Acquiror will have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date hereof, following the First Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Stockholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

(d) As of the date hereof and except for the Transaction Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), no Acquiror Party is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the Closing in excess of $1,000,000 in the aggregate with respect to any individual Contract.

Section 6.07 Brokers’ Fees. Except as set forth on Section 6.07 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is or will become entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by or on behalf of Acquiror or any of its Affiliates, including the Sponsor. Upon the payment of the fees set forth on Section 6.07 of the Acquiror Disclosure Letter, no Person shall have the right to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment for any other transaction involving Acquiror following the Closing, in each case based on arrangements made by or on behalf of Acquiror or any of its Affiliates, including the Sponsor, prior to the Closing.

Section 6.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed in a timely manner all SEC Reports required to be filed by it with the SEC since October 20, 2020. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintains a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) To the knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) As of the date hereof, neither Acquiror (including any employee thereof) nor, to Acquiror’s knowledge, Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination and the filing of SEC Reports. Except as set forth in the Acquiror Organizational Documents or as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, as of the date hereof, there is no agreement, commitment or Governmental Order binding upon any Acquiror Party or to which any Acquiror Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing (i) any business practice of any Acquiror Party, (ii) any acquisition of property by any Acquiror Party or (iii) the conduct of business by any Acquiror Party. First Merger Sub and Second Merger Sub were formed solely for the purpose of engaging in the Transactions, have not conducted any business prior to the date hereof and will not conduct any business prior to the Closing except for matters incidental to engaging in the Transactions, and have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is or will be a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.

(b) Except for Acquiror’s ownership of First Merger Sub and Second Merger Sub and the transactions contemplated by this Agreement, no Acquiror Party owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) or as set forth on Section 6.09(c) of the Acquiror Disclosure Letter, no Acquiror Party is, and at no time has been, party to any Contract with any other Person that (i) would require payments by any Acquiror Party in excess of $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03) and Contracts set forth on Section 6.09(c) of the Acquiror Disclosure Letter) or (ii) grants to any Person any non-competition, non-solicitation, no-hire or similar restrictive covenant provisions imposed on any Acquiror Party.

(d) There is no liability, debt or obligation of or claim or judgment against the Acquiror or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarter ended September 30, 2020 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarter ended September 30, 2020 in the ordinary course of the operation of business of Acquiror and its Subsidiaries and that are not, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole, (iii) disclosed in the Acquiror Disclosure Letter or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

(e) Since October 20, 2020, no Acquiror Material Adverse Effect has occurred and is continuing.

Section 6.10 Tax Matters.

(a) All material Tax Returns required by Law to be filed by any Acquiror Party have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by any Acquiror Party have been paid, and since the date of Acquiror’s consolidated balance sheet for the quarter ended September 30, 2020, no Acquiror Party has incurred any material Tax liability outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(c) Each Acquiror Party has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.

(d) No Acquiror Party is engaged in any audit, administrative proceeding or judicial proceeding with respect to material Taxes. No Acquiror Party has received any written notice from a Governmental Authority of a dispute or claim with respect to material Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. No written claim has been made, since December 31, 2017, by any Governmental Authority in a jurisdiction where an Acquiror Party does not file a Tax Return that such Acquiror Party is or may be subject to material Taxes by, or is required to file a Tax Return in respect of material Taxes in, that jurisdiction that would be the subject of such Tax Return, in each case, that has not since been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of an Acquiror Party and no written request for any such waiver or extension is currently pending.

(e) Within the past two years, neither Acquiror nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) No Acquiror Party (i) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind any Acquiror Party after the Closing or (iii) has, or has ever had, a permanent establishment or branch in a jurisdiction outside the country of its organization.

(g) There are no Liens with respect to material Taxes on any of the assets of any Acquiror Party, other than Permitted Liens.

(h) No Acquiror Party has any material liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts with persons that are not the Sponsor or its direct or indirect equityholders or their Affiliates that do not primarily relate to Taxes).

(i) No Acquiror Party is a party to, is bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts with persons that are not the Sponsor or its direct or indirect equityholders or their Affiliates not primarily relating to Taxes).

(j) No Acquiror Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing, (ii) installment sale or open transaction disposition made prior to the Closing or (iii) prepaid amount received prior to the Closing.

(k) No Acquiror Party has taken any action or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

(l) All of the limited liability company interests in Second Merger Sub are owned by Acquiror, and Second Merger Sub is, and has been since formation, disregarded as an entity (within the meaning of Treasury Regulations Section 301.7701-3) separate from Acquiror for U.S. federal income tax purposes.

Section 6.11 Capitalization.

(a) The authorized capital stock of Acquiror consists of 121,000,000 shares of capital stock, including (i) 100,000,000 shares of Acquiror Class A Common Stock, (ii) 20,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of Acquiror Preferred Stock, of which (A) 40,250,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 10,062,500 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Acquiror Capital Stock held by the Sponsor.

(b) As of the date of this Agreement, 20,116,666.7 Acquiror Warrants are issued and outstanding. Subject to the terms of conditions of the Warrant Agreement, each whole Acquiror Warrant will be exercisable after giving effect to the Mergers for one share of Acquiror Common Stock at an exercise price of $11.50 per share. The Acquiror Warrants are not exercisable until the later of (x) October 23, 2021 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to the Enforceability Exceptions; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(c) Except for this Agreement, the Acquiror Warrants, the Subscription Agreements and the SPNV Forward Purchase Agreement, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Capital Stock or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Acquiror Organizational Documents or in the Sponsor Support Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Capital Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any Person other than First Merger Sub or Second Merger Sub or have any right, option, warrant, conversion right, stock appreciation right, restricted share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 6.12 NYSE Listing. The issued and outstanding units of the Acquiror, each such unit comprised of one share of Acquiror Common Stock and one-third of one Acquiror Warrant (an “Acquiror Unit”), are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SPNV.U”. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SPNV”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SPNV WS”. Acquiror is in compliance in all material respects with the rules of the NYSE and, as of the date hereof, there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or Acquiror Warrants or terminate the listing of Acquiror Common Stock or Acquiror Warrants on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. As of the date hereof, Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Common Stock or Acquiror Warrants from the NYSE or the SEC.

Section 6.13 PIPE Investment; SPNV Forward Purchase.

(a) Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions for an aggregate gross purchase price of $200,000,000 (the “PIPE Investment Amount”). As of the date hereof, to the knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. As of the date hereof, each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and neither the execution or delivery by Acquiror or, to Acquiror’s knowledge, any other party thereto nor the performance by Acquiror or, to Acquiror’s knowledge, any other party thereto of its obligations under any such Subscription Agreement violates or will violate any Laws. The Subscription Agreements provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreements against the PIPE Investors. As of the date hereof, there are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor that could reasonably be expected to affect the obligation of such PIPE Investor to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investor, and, as of the date hereof, to Acquiror’s knowledge there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition to closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein, subject to the Enforceability Exceptions.

(b) As of the date hereof, no fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Surviving Entity and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

(c) Acquiror has delivered to the Company true, correct and complete copies of the SPNV Forward Purchase Agreement, including all amendments thereto, entered into by Acquiror with the Sponsor, pursuant to which the Sponsor has committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of up to $50,000,000 (the “Forward Purchase Amount”). As of the date hereof, to the knowledge of Acquiror, with respect to the Sponsor, the SPNV Forward Purchase Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The SPNV Forward Purchase Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Sponsor, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under the SPNV Forward Purchase Agreement violates or will violate any applicable Laws. The SPNV Forward Purchase Agreement provide that the Company is a third-party beneficiary thereof and is entitled to enforce such agreements against the Sponsor. There are no other agreements, side letters, or arrangements between Acquiror and the Sponsor that could affect the obligation of the Sponsor to contribute to Acquiror the applicable portion of the Forward Purchase Amount in accordance with the SPNV Forward Purchase Agreement, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any SPNV Forward Purchase Agreement not being satisfied, or the Forward Purchase Amount not being available to Acquiror, on the Closing Date. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the SPNV Forward Purchase Agreement. The SPNV Forward Purchase Agreement contains all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the Sponsor to contribute to Acquiror the applicable portion of the Forward Purchase Amount set forth in the SPNV Forward Purchase Agreement on the terms therein.

Section 6.14 Related Party Transactions. Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party, on the other hand.

Section 6.15 Investment Company Act. Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.16 Information Supplied. None of the information supplied or to be supplied by or on behalf of any Acquiror Party in writing specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) the Proxy Statement will, at the time it is first mailed to the Acquiror Stockholders, at the time it is supplemented or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding anything to the contrary herein, no Acquiror Party makes any representation or warranty (including under Section 6.08, this Section 6.16 or otherwise) with respect to statements made or incorporated by reference in the Proxy Statement/Registration Statement to the extent such statements are based on information supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference therein.

Section 6.17 No Representations as to Acquiror Charter or Acquiror Bylaws. Notwithstanding anything herein to the contrary, neither Acquiror nor First Merger Sub or Second Merger Sub makes any representation or warranty as to the substance or operation of the Acquiror Charter or the Acquiror Bylaws. In particular, the representations and warranties in Section 6.11 are being given without regard to any change in the capitalization of Acquiror that will result from the adoption of the Acquiror Charter.

Section 6.18 No Additional Representations or Warranties. Except as provided in this Article VI or in any certificate delivered hereunder, neither the Acquiror nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives, has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates except to the extent such information is set forth in a representation or warranty contained in this Article VI or in any certificate delivered hereunder (and then only to the extent provided in Section 11.02).

ARTICLE VII

COVENANTS OF THE COMPANY

Section 7.01 Conduct of Business. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except (i) as required by this Agreement, (ii) as required by applicable Law, (iii) as set forth on Section 7.01 of the Company Disclosure Letter, (iv) as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied) or (v) for actions that are reasonably required to comply with COVID-19 Measures, operate its business only in the ordinary course of business. Without limiting the generality of the foregoing, except (A) as required by this Agreement, (B) as required by applicable Law, (C) as set forth on Section 7.01 of the Company Disclosure Letter or (D) as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change, waive or amend the Governing Documents of the Company;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiaries of the Company;

(c) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on, or enter into any Contract with respect to the voting of, any shares of capital stock or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of the Company, except, in any case, for the issuance of shares of capital stock of the Company in connection with the exercise of Company Options;

(d) sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets or properties of the Company and its Subsidiaries, taken as a whole, other than (i) the sale or lease of Owned Residential Properties to customers in the ordinary course of business, (ii) the sale of goods and services to customers, or the sale or other disposition of assets or equipment deemed by the Company in its good faith reasonable business judgment to be obsolete or no longer material to the business of the Company and its Subsidiaries, taken as a whole, in each such case, in the ordinary course of business and (iii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e) settle any pending or threatened Action (A) if such settlement would require payment by the Company and/or its Subsidiaries in an amount greater than $1,000,000 or (B) to the extent such settlement is adverse to the Company and/or its Subsidiaries and involves an Action brought by a Governmental Authority or alleged criminal wrongdoing;

(f) except as required by applicable Law or the terms of any existing Company Benefit Plans as in effect on the date hereof and set forth on Section 5.13(a) of the Company Disclosure Letter, (i) materially increase the compensation or benefits of any Company Employee except for increases in salary or hourly wage rates made in the ordinary course of business to Company Employees with annual base salary less than $300,000 or for ordinary course annual salary increases (and corresponding bonus opportunity increases) for 2021 for all employees that do not exceed, in the aggregate, 4% of the aggregate salary paid by the Company and its Subsidiaries in calendar year 2020, (ii) make any grant or promise of any severance, retention, incentive, bonus or termination payment to any Person, except (A) severance or termination payments in connection with the termination of any employee with an annual base salary less than $300,000 in the ordinary course of business or (B) bonus payments that do not exceed $100,000 for any individual, (iii) make any change in the key management structure of the Company or any of its Subsidiaries, including the hiring of additional officers or the termination (other than for “cause” or due to death or disability) of existing officers, (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with an annual base salary of less than $300,000 in the ordinary course of business that would not otherwise violate subsection (iii) or (v) except in the ordinary course of business and as would not otherwise violate subsections (i)-(iv), establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

(g) split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries, except for (i) acquisitions of shares of capital stock of the Company in connection with the “net-settlement” exercise of Company Options, (ii) the acquisition by the Company or any of its Subsidiaries of any shares of restricted stock (other than pursuant to subsection (i)) of the Company or its Subsidiaries in connection with the forfeiture or cancellation thereof, and (iii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(h) make any change in its accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by applicable Law or GAAP;

(i) adopt or enter into a plan of, or otherwise effect, a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(j) except in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any material Tax, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes), in each case, to the extent such action could reasonably be expected to have an adverse impact on Acquiror, the Company or any of its Subsidiaries;

(k) issue any debt securities, incur indebtedness for borrowed money in excess of the amount set forth on Item 3 of Section 7.01(k) of the Company Disclosure Letter, or otherwise incur any Indebtedness or assume, guarantee or endorse or otherwise become responsible for the obligations of any other Person for Indebtedness, except, in each case, (x) in the ordinary course of business consistent with past practice or (y) under the Inventory Financing Documents;

(l) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole, material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses;

(m) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business, except where such restriction does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(n) enter into, assume, assign, partially or completely amend any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement, other than as required by applicable Law;

(o) enter into, modify in any material respect or terminate any Contract that is (or would be if entered into prior to the date of this Agreement) a Material Contract of the type described in clauses (i), (iii), (iv) or (viii) of Section 5.12(a), other than in the ordinary course of business;

(p) (A) enter into or modify in any material respect any Affiliate Agreement or (B) make any payment, distribution, loan or other transfer of value to any Related Party, other than (I) payments to employees in the ordinary course of business and (II) payments pursuant to Affiliate Agreements set forth on Section 7.01(p) of the Company Disclosure Letter;

(q) fail to maintain, dedicate to the public, allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Owned Intellectual Property, excluding any failures, dedications, or allowances made by the Company or its Subsidiaries in the ordinary course of business, or for any Owned Intellectual Property that is not used or useful in the business of the Company and its Subsidiaries or is not in the Company’s reasonable business judgment, commercially practical to maintain;

(r) acquire, directly or indirectly, by merger, consolidation, acquisition of stock or assets or otherwise, any business, Person or assets from any other Person with a fair market value or purchase price in excess of $25,000,000 in any individual transaction or series of related transactions or $100,000,000 in the aggregate;

(s) make any loans, advances, guarantees or capital contributions to or investments in any Person, except in the ordinary course of business;

(t) make or authorize any payment of, or accrual or commitment for, capital expenditures in excess of $5,000,000 for any individual capital expenditure or series of related capital expenditures or $25,000,000 in the aggregate, except in the ordinary course of business;

(u) cancel, modify or waive any debts or claims held by or owed to the Company or any of its Subsidiaries having in each case a value in excess of $250,000 individually or $2,000,000 in the aggregate, except in the ordinary course of business; or

(v) enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Section 7.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to (A) interactions prior to February 12, 2021 with prospective buyers of the Company or (B) the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, during the Interim Period the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its and their reasonable best efforts to furnish

Acquiror and such Representatives with financial and operating data and other information concerning the business and affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that Acquiror shall not be permitted to perform any environmental sampling or testing at any Leased Real Property or any Owned Residential Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions; provided, further, however, that remote access may be provided by the Company and its Subsidiaries in lieu of physical access in response to COVID-19 to the extent reasonably necessary (1) to protect the health and safety of such officers and employees or (2) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 7.02, shall be made in a time and manner so as not to materially delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 7.03 HSR Act.

(a) In connection with the Transactions, the Company shall promptly, and in any event no later than ten Business Days after the date hereof, comply with the notification and reporting requirements of the HSR Act; provided that, in the event the Federal Trade Commission and/or the U.S. Department of Justice is closed or not accepting such filings under the HSR Act (a “Government Closure”), such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. The Company shall (i) use its reasonable best efforts to substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act to the extent available.

(b) The Company shall promptly furnish to Acquiror copies of any material notices or written communications received by the Company or any of its Subsidiaries from any Regulatory Consent Authority, and detail any substantive oral communications between the Company or any of its Subsidiaries and any Regulatory Consent Authority, with respect to the approval of the Transactions, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Subsidiaries to any Regulatory Consent Authority concerning the Transactions; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Regulatory Consent Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Regulatory Consent Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Subsidiaries, agents or advisors, on the one hand, and any Regulatory Consent Authority, on the other hand, concerning or in connection with the Transactions.

(c) Except as required by this Agreement, the Company shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to prevent, materially impair or materially delay the Company’s ability to consummate the Transactions or perform its obligations hereunder.

Section 7.04 No Claim Against the Trust Account. The Company acknowledges that it has read the Final Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by October 23, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust

Account. Accordingly, for and in consideration of Acquiror, First Merger Sub and Second Merger Sub entering into this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company (on behalf of itself, its Subsidiaries, its Affiliates and its and their respective Representatives) hereby irrevocably waives any past, present or future Action of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. Notwithstanding the foregoing, this Section 7.04 shall not serve to limit or prohibit the Company’s rights to pursue a claim against Acquiror for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than the one contemplated by this Agreement) or pursuant to Section 12.13 for specific performance or other injunctive relief. This Section 7.04 shall survive the termination of this Agreement for any reason. In the event that the Company, any of its Subsidiaries, any of its Affiliates or any of its or their respective Representatives commences any Action against or involving the Trust Account, Acquiror shall be entitled to recover from such Person its legal fees and costs in connection with any such Action.

Section 7.05 FIRPTA. At the Closing, the Company shall deliver to Acquiror the certification and notice attached hereto as Exhibit E; provided, however, that notwithstanding anything to the contrary, the sole remedy under this Agreement for any failure of the Company to deliver a certification and notice pursuant to this Section 7.05 shall be for Acquiror, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity, the Exchange Agent or their respective Affiliates, as applicable, to withhold from payments pursuant to this Agreement in accordance with Section 3.07 any Taxes that are required to be withheld by such Person pursuant to Section 1445 of the Code by reason of such failure.

Section 7.06 Approval by the Company’s Stockholders.

(a) The Company shall (i) obtain and deliver to Acquiror the Company Stockholder Approval in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement), as soon as reasonably practicable (and in any event no later than 72 hours) after the Registration Statement is declared effective under the Securities Act, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval and, if applicable, any additional consents or approvals of its stockholders related thereto.

(b) Without limiting the generality of subsection (a) above, the Company shall use its reasonable best efforts to obtain and deliver to Acquiror, prior to the Closing, the approval of this Agreement and the Transactions, including the Mergers, the Pre-Closing Restructuring and the making of any filings, notices or information statements in connection with the foregoing, from all of the holders of Company Stock (including those that did not execute the Company Holders Support Agreement), in the same manner contemplated by subsection (a) above (without regard to the 72-hour deadline specified therein).

Section 7.07 Affiliate Agreements. Prior to the Closing, the Company shall terminate, or cause to be terminated, without liability to or any payment by Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements other than those set forth on Section 7.07 of the Company Disclosure Letter and provide evidence to Acquiror that such Affiliate Agreements have been terminated effective prior to the Closing.

Section 7.08 Preparation and Delivery of PCAOB Audited Financial Statements. As soon as reasonably practicable following the date of this Agreement, and in any event no later than April 30, 2021 (such date, as it may be extended, the “PCAOB Audit Deadline”), the Company shall deliver to Acquiror the PCAOB Audited Financial Statements; provided, that if the Company has not delivered the PCAOB Audited Financial Statements by the then applicable PCAOB Audit Deadline, the PCAOB Audit Deadline shall be extended by one week if (i) the Company continues to use its reasonable best efforts to deliver the PCAOB Audited Financial Statements as soon as reasonably practicable and (ii) there is a reasonable expectation that the Company will deliver the PCAOB Audited Financial Statements by the date that is three months prior to the Termination Date.

Section 7.09 Credit Agreements; Payoff Letters.

(a) At or prior to the Closing, the Company shall use its reasonable best efforts to deliver to Acquiror the requisite consents or waivers of the lenders holding commitments and loans under each of the LL OP Loan Agreement, the LL SPV Loan Agreement and the Citi Loan Agreement necessary to amend or waive certain provisions thereunder as required to prevent any default or event of default thereunder from occurring after giving effect to the consummation of the Transactions (collectively, the “Credit Agreement Amendments”), which Credit Agreement Amendments shall be in form and substance reasonably satisfactory to Acquiror.

(b) At or prior to the Closing, the Company shall use its reasonable best efforts to deliver to Acquiror customary payoff, termination and release documentation (collectively, the “Payoff Letters”) necessary to evidence the termination of commitments under the La Familia Credit Agreement, the repayment in full of all obligations then outstanding thereunder and the release of any Liens and termination of all guarantees supporting the obligations thereunder, which Payoff Letters shall be in form and substance reasonably satisfactory to Acquiror.

Section 7.10 Pre-Closing Restructuring. During the Interim Period, the Company shall take those actions set forth, and otherwise in the manner described, on Section 7.10 of the Company Disclosure Letter (such actions, the “Pre-Closing Restructuring” and such section of the Company Disclosure Letter, the “Pre-Closing Restructuring Plan”).

ARTICLE VIII

COVENANTS OF ACQUIROR

Section 8.01 HSR Act.

(a) In connection with the Transactions, Acquiror shall promptly, and in any event no later than ten Business Days after the date hereof, comply with the notification and reporting requirements of the HSR Act; provided that, in the event that there is a Government Closure, such days shall be extended day-for-day, for each Business Day the Government Closure is in effect. Acquiror shall use its reasonable best efforts to substantially comply with any Information or Document Requests.

(b) Acquiror shall request early termination of any waiting period under the HSR Act to the extent available and use its reasonable best efforts to undertake promptly any and all action required to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall use its reasonable best efforts to cooperate in good faith with the Regulatory Consent Authorities and use its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and, with the prior written consent of the Company (not to be unreasonably withheld, conditioned, delayed or denied), all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order by any Regulatory Consent Authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order issued by a Regulatory Consent Authority or other agreement therewith providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the Termination Date. The entry by any Regulatory Consent Authority in any Action of a Governmental Order permitting the consummation of the Transactions but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article X.

(d) Acquiror shall promptly furnish to the Company copies of any material notices or written communications received by Acquiror or any of its Affiliates from any Regulatory Consent Authority with respect to the Transactions, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Regulatory Consent Authority concerning the Transactions; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Regulatory Consent Authority without the written consent of the Company. Acquiror agrees to provide, to the extent permitted by the applicable Regulatory Consent Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Regulatory Consent Authority, on the other hand, concerning or in connection with the Transactions.

(e) Except as required by this Agreement, Acquiror shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that would reasonably be expected to prevent, materially impair or materially delay Acquiror’s ability to consummate the Transactions or perform its obligations hereunder.

(f) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Acquiror, First Merger Sub or Second Merger Sub to (i) take, or cause to be taken, any action with respect to the Sponsor or any of its Affiliates, including any affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) of the Sponsor or any of its Affiliates, including selling, divesting or otherwise disposing of, or conveying, licensing, holding separate or otherwise restricting or limiting its freedom of action with respect to, any assets, business, products, rights, licenses or investments, or interests therein, in each case other than with respect to the Acquiror and its Subsidiaries, or (ii) provide, or cause to be provided, nonpublic or other confidential financial or sensitive personally identifiable information of Sponsor, its Affiliates or its or their respective directors, officers, employees, managers or partners, or its or their respective control persons’ or direct or indirect equityholders’ and their respective directors’, officers’, employees’, managers’ or partners’ (each of the foregoing Persons, a “Sponsor Related Person”) nonpublic or other confidential financial or sensitive personally identifiable information (in each case, other than such information which may be provided to a Governmental Authority on a confidential basis or in connection with the Registration Statement to the extent requested by the SEC).

Section 8.02 Indemnification and Insurance.

(a) From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective Governing Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entity and each of its Subsidiaries to (i) maintain for a period of not less than six years from the First Effective Time provisions in its Governing Documents concerning the indemnification, exculpation and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Governing Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) Acquiror shall use reasonable best efforts to cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time (a “D&O Tail”); provided, however, that (i) if Acquiror is unable to obtain such D&O Tail, then for a period of six years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding the foregoing, in no event shall Acquiror be required to expend an annual premium for such D&O Tail in excess of 500% of the last annual payment made by Acquiror for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof and, in such event, Acquiror shall purchase the maximum coverage available given the foregoing limitation.

(c) For a period of six years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year D&O Tail containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding the foregoing, in no event shall Acquiror be required to expend an annual premium for such D&O Tail in excess of 500% of the last annual payment made by the Company or any of its Affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof and, in such event, Acquiror shall purchase the maximum coverage available given the foregoing limitation.

(d) Acquiror and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of the Acquiror, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that the Acquiror, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., their obligations to the indemnified Persons under this Section 8.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 8.02 are secondary), (ii) that the Acquiror, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the Acquiror’s, the Company’s and their respective Subsidiaries’ Governing Documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.

(e) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Corporation and the Surviving Entity and all successors and assigns of Acquiror and the Surviving Corporation and the Surviving Entity. In the event that Acquiror, the Surviving Corporation or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.02.

(f) Acquiror and the Company shall use their commercially reasonable efforts to ensure that the Acquiror shall, with effectiveness as of the First Effective Time, obtain directors’ and officers’ liability insurance covering the Persons who will be directors and officers of the Acquiror and its Subsidiaries as of the First Effective Time and thereafter on terms that are consistent with market standards.

Section 8.03 Conduct of Acquiror During the Interim Period. During the Interim Period, except as set forth on Section 8.03 of the Acquiror Disclosure Letter, as required by this Agreement, as required by applicable Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of as (a), (b), (d), (f) and (g) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Acquiror shall not, and shall cause each of its Subsidiaries not to:

(a) change, modify, supplement, restate or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of First Merger Sub or Second Merger Sub;

(b) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror; or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(c) make, change or revoke any material Tax election, adopt or change (or request any Governmental Authority to change) any material accounting method or accounting period with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability or claim for a refund of a material amount of Taxes, enter into any closing agreement or other binding written agreement with respect to any material Tax, or enter into any Tax sharing or Tax indemnification agreement or similar agreement (excluding commercial Contracts not primarily relating to Taxes);

(d) enter into, renew, modify, supplement or amend any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, the Sponsor, and, where applicable, (x) anyone related by blood, marriage or adoption to the Sponsor or (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(e) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability in excess of $500,000 individually or $2,500,000 in the aggregate;

(f) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than any Indebtedness incurred by Acquiror in order to fund the payment of Acquiror Expenses or otherwise satisfy the Acquiror Parties’ obligations under this Agreement or in connection with the Transactions (provided, that any such Indebtedness that is incurred after the date hereof must be paid off or otherwise extinguished at or prior to the Closing);

(g) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) the issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (y) the issuance of Acquiror Class A Common Stock and Acquiror Warrants, in each case on the terms set forth in the Subscription Agreements and the SPNV Forward Purchase Agreement, as applicable, or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(h) enter into, materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Contracts to which any Acquiror Party is party (including engagement letters with financial advisors) in a manner that would materially and adversely affect any Acquiror Party after the Closing or that would impose material liabilities on any Acquiror Party after the Closing; or

(i) enter into any agreement, or otherwise become obligated, to do any of the foregoing.

Section 8.04 PIPE Investment; SPNV Forward Purchase Agreement. Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned, delayed or denied, in the case of the Subscription Agreements), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements or the SPNV Forward Purchase Agreement. Subject to the immediately preceding sentence, Acquiror shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements and the SPNV Forward Purchase Agreement on the terms and conditions described therein, including by enforcing its rights (a) under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (b) under the SPNV Forward Purchase Agreement to cause the Sponsor to pay to (or as directed by) Acquiror the applicable purchase price under the SPNV Forward Purchase Agreement in accordance with its terms. If any Subscription Agreement expires or is terminated, withdrawn or repudiated by any party thereto prior to the Closing, such that the aggregate amount of PIPE Investment as of the Closing is expected to be below $200,000,000 (a “PIPE Financing Shortfall”), Acquiror shall use its reasonable best efforts, prior to the Closing, to procure one or more investors reasonably acceptable to the Company to enter into Subscription Agreements with Acquiror for a PIPE Investment on substantially the same terms and in an amount at least equal to the amount of the PIPE Investment under the Subscription Agreement that has expired or been terminated, withdrawn or repudiated or otherwise in form and substance reasonably satisfactory to the Company. In the event of a PIPE Financing Shortfall, the Company shall (x) cooperate in good faith and promptly take such actions as may be reasonably requested by the Acquiror, prior to the Closing, to assist Acquiror in procuring one or more investors reasonably acceptable to the Company to enter into Subscription Agreements to cure such PIPE Financing Shortfall and (y) cause the senior executives of the Company to participate, upon reasonable advance notice thereof, in presentations to, and communications with, such potential investors.

Section 8.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to (A) interactions prior to February 12, 2021 with prospective counterparties to a Business Combination or (B) the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall, and shall cause its Subsidiaries to, afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of Acquiror and its Subsidiaries, to their respective properties and assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall use its and their reasonable best efforts to furnish the Company and such Representatives with all financial and operating data and other information concerning the business and affairs of Acquiror and its Subsidiaries that are in the possession of Acquiror or its Subsidiaries, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that remote access may be provided by Acquiror lieu of physical access in response to COVID-19 to the extent reasonably necessary (a) to protect the health and safety of such officers and employees or (b) in order to comply with any applicable COVID-19 Measures. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request, and the provision of access or information, in each case pursuant to this Section 8.05, shall be made in a time and manner so as not to materially delay the Closing. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement (treating the Company as the “Receiving Party” thereunder) prior to the Second Effective Time.

Section 8.06 Acquiror NYSE Listing. From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Common Stock and Acquiror Warrants (but, in the case of Acquiror Warrants, only to the extent issued as of the date hereof) to be listed on, NYSE. Prior to the Closing, Acquiror shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Acquiror Common Stock issuable in the Mergers, and shall obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 8.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror shall use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and to otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.08 Section 16 Matters. Prior to the First Effective Time, Acquiror shall take all reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.09 Acquiror Board of Directors, Committees and Officers.

(a) The Parties shall take all actions necessary to ensure that the individuals listed on Section 8.09(a) of the Company Disclosure Letter (so long as, with respect to any such individual, he or she is able and willing to serve) are elected and appointed as directors of Acquiror effective at the Closing.

(b) The Parties shall take all actions necessary to ensure that the officers of the Company as of immediately prior to the Closing shall be the officers of Acquiror effective at the Closing.

Section 8.10 Incentive Equity Plan and ESPP. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the stockholders of Acquiror, adopt, (i) a management incentive equity plan in the form attached hereto as Exhibit F (with such changes as may be agreed by Acquiror and the Company) (the “Incentive Equity Plan”) and (ii) an employee stock purchase plan in the form attached hereto as Exhibit G (with such changes as may be agreed by Acquiror and the Company) (the “ESPP”). Within five (5) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Class A Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and the ESPP remain outstanding.

Section 8.11 Qualification as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: use reasonable best efforts to (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

ARTICLE IX

JOINT COVENANTS

Section 9.01 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, and (c) use reasonable best efforts to take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, First Merger Sub, Second Merger Sub, the Company or any of their respective Subsidiaries be obligated to pay any material consent fees or grant any material concession to any non-governmental third Person in connection with obtaining any consents, authorizations or approvals of such Person pursuant to the terms of any Contract to which any Party or any of its Subsidiaries is a party with such Person.

Section 9.02 Proxy Statement/Registration Statement; Acquiror Special Meeting.

(a) Proxy Statement/Registration Statement.

(i) As promptly as practicable following the execution and delivery of this Agreement, (x) Acquiror and the Company shall, in accordance with this Section 9.02(a), jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Special Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Acquiror Common Stock that constitute the Closing Share Consideration and (B) the shares of Acquiror Common Stock that are subject to Acquiror Options (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state Securities Law or “Blue Sky” Permits required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, any Current Report on Form 8-K pursuant to the Exchange Act that includes the “Form 10” information required under applicable SEC rules and regulations in connection with the Mergers and the other transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including NYSE) in connection with the Mergers and the other Transactions (collectively, the “Offer Documents”). Acquiror will cause the Proxy Statement to be mailed to the Acquiror Stockholders as of the record date for determining the Acquiror Stockholders entitled to notice of the Special Meeting promptly after the Registration Statement is declared effective under the Securities Act and the Proxy Statement is cleared of any comments under the Exchange Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any other Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or other Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including, if practicable, by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall use its reasonable best efforts to ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended or supplemented or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy Statement will, at the time it is first mailed to the Acquiror Stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the First Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror that is required or is otherwise reasonably desirable to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact required to be stated therein (in the case of the Registration Statement) or necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(b) Acquiror Special Meeting.

(i) Acquiror shall, prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date (which date shall be mutually agreed with the Company, acting reasonably) for, give notice of and duly call a meeting of the Acquiror Stockholders (the “Special Meeting”), which meeting shall be held not more than 40 days after the date on which the Registration Statement is declared effective, for the purpose of, among other things: (A) providing Acquiror Stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Common Stock to vote at the Special Meeting, as may be adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions (including the Mergers); (2) the issuance of shares of Acquiror Common Stock in connection with the First Merger as may be required under NYSE; (3) the adoption of the Acquiror Charter; (4) the appointment of the individuals to the Acquiror’s board of directors in accordance with Section 8.09, and the designation of the classes of such appointees to the Acquiror’s board of directors; (5) the approval of the adoption of the Incentive Equity Plan and the ESPP; (6) the issuance of shares of Acquiror Common Stock pursuant to the Subscription Agreements with the applicable PIPE Investors and pursuant to the SPNV Forward Purchase Agreement; (7) any other proposals as either the SEC or NYSE (or the respective staff members thereof) may indicate are necessary in its comments to the Proxy Statement/Registration Statement or in correspondence related thereto, or any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (8) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions; and (9) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Acquiror Stockholder Matters”). Acquiror shall include the Acquiror Board Recommendation in the Proxy Statement. The board of directors of Acquiror shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation for any reason (a “Change in Recommendation”). To the fullest extent permitted by applicable Law, (A) Acquiror agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking the Acquiror Stockholder Approval shall not be affected by any Change in Recommendation and (B) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the Acquiror Stockholder Matters, in each case in accordance with this Agreement, regardless of any Change in Recommendation.

(ii) The Special Meeting shall not be postponed, recessed or adjourned by Acquiror without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned, delayed or denied); provided that Acquiror may (and in the case of the following clauses (B) and (C), at the request of the Company, Acquiror shall) postpone, recess or adjourn the Special Meeting (A) to the extent, in the good faith judgment of the Acquiror’s board of directors (after consultation with Acquiror’s outside legal counsel), doing so is required by applicable Law or necessary to ensure that any required supplement or amendment to the Proxy Statement is delivered to the stockholders of Acquiror for the amount of time required by applicable Law in advance of the Special Meeting, (B) if Acquiror or the Company reasonably believes there will be insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting or (C) to solicit additional proxies to obtain the Acquiror Stockholder Approval; provided further, that in no event shall the Special Meeting be postponed, recessed or adjourned pursuant to clauses (B) and (C), taken together, for a period longer than fifteen (15) days or to a date that is later than five (5) Business Days prior to the Termination Date.

Section 9.03 Exclusivity.

(a) During the Interim Period, the Company shall not take, and it shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the stock or assets of the Company and its Subsidiaries, taken as a whole (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”) or (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(a). The Company shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Acquiror shall not take, and it shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(b). Acquiror shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Section 9.04 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, Acquiror shall pay all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Transactions (collectively “Transfer Taxes”) that are imposed on Acquiror, the Company or any of its Subsidiaries. Acquiror shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which each of the Acquiror and the Company are parties under Section 368(b) of the Code (collectively, the “Intended Income Tax Treatment”). The Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in applicable Law after the date hereof or a determination within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to (x) promptly notify all other Parties of any challenge to the Intended Income Tax Treatment by any Governmental Authority, and (y) cooperate with each other and their respective counsel to document and provide factual support for the Intended Income Tax Treatment, including by reasonably cooperating to provide factual support letters

(c) No Party shall take or cause to be taken any action, or fail to take or cause to be failed to be taken any action, which action or failure to act would reasonably be expected to prevent the First Merger and

Second Merger from so qualifying for the Intended Income Tax Treatment. Both prior to and following the First Effective Time, each of the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to cause the Mergers to qualify for the Intended Income Tax Treatment.

(d) The Company, Acquiror, First Merger Sub and Second Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Section 9.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated hereby and thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Evaluation Material (as defined in the Confidentiality Agreement); provided, that, Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof (such consent not to be unreasonably withheld, conditioned, delayed or denied) .

(b) The Company and the Acquiror shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned, delayed or denied), except (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; and (ii) subject to this Section 9.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other Party; and provided, further, that subject to Section 7.02 and this Section 9.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in the foregoing in this Section 9.05(b) (a) public announcements and communications that are consistent with public announcements and communications previously approved pursuant to this Section 9.05(b) shall not require approval by either Party, and (b) subject to compliance with Section 9.05(a), communications by the Company with its customers, employees and other existing or prospective business relationships will not be considered public announcements or communications for purposes of this Section 9.05(b); provided, further, that notwithstanding anything to the contrary in this Section 9.05(b), nothing herein shall modify or affect Acquiror’s obligations pursuant to Section 9.02.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form mutually agreed by the Company and Acquiror prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement.

Section 9.06 Employee Matters.

(a) Following the Closing, Acquiror shall honor and perform in accordance with their terms all Company Benefit Plans, including all employment, severance, bonus, transaction, incentive and other compensation arrangements.

(b) Except where applicable Law or the provisions of a Company Benefit Plan in effect as of the date hereof require more favorable treatment, Acquiror shall, or shall cause an Affiliate of Acquiror to, for the period lasting until twelve (12) months after the Closing Date (or, if earlier, until the date of the applicable employee’s termination of employment with Acquiror or its Affiliates), provide to each employee employed by the Company or any of its Subsidiaries immediately prior to the Closing (each a “Continuing Employee”) (a) a base salary or wage rate and annual cash bonus opportunity that are no less favorable than the base salary or wage rate and annual cash bonus opportunity provided by the Company or any of its Subsidiaries to such Continuing Employee immediately prior to the Closing Date, and (b) employee benefits (excluding equity, defined benefit pension and retiree medical benefits, except as required by applicable Law or the provisions of a Company Benefit Plan) that are substantially comparable in the aggregate to those provided by the Company or any of its Subsidiaries to such Continuing Employee immediately prior to the Closing Date.

(c) Effective as of the Closing and thereafter, Acquiror and its Affiliates shall recognize, or shall cause the Companies and their Subsidiaries to recognize, each Continuing Employee’s employment or service with any Company or any of the Companies’ Subsidiaries (including any current or former Affiliate thereof or any predecessor of a Company or any of its Subsidiaries) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Companies, their Subsidiaries, Acquiror or an Affiliate of Acquiror, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans (excluding benefit accruals under a defined benefit pension plan); provided, that no such credit will result in any duplication of benefits. With respect to any welfare benefit plan in which Continuing Employees participate in the plan year in which the Closing occurs, Acquiror shall cause each Continuing Employee (and any eligible dependent) to be able to participate without regard to preexisting condition limitations, waiting periods, evidence of insurability or other exclusions and shall credit the Continuing Employees with any expenses covered by a comparable plan prior to Closing for purposes of determining deductibles, co-pays and other applicable limits.

(d) This Section 9.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 9.06, express or implied, shall confer upon any other Person (including, for the avoidance of doubt, any Company Employee or Continuing Employee) any rights (including third party beneficiary rights) or remedies of any nature whatsoever under or by reason of this Section 9.06. Nothing contained herein, express or implied, shall be construed to (i) establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) alter or limit Acquiror’s or any of its Affiliates’ ability to amend, modify or terminate any Company Benefit Plan at any time following Closing. The parties hereto acknowledge and agree that the terms set forth in this Section 9.06 shall not create any right in any employee or any other Person to any continued employment with Acquiror or any of its Affiliates for any specific period of time or compensation or benefits of any nature or kind whatsoever.

Section 9.07 Stockholder Litigation.

(a) In the event that any litigation related to this Agreement, the other Transaction Agreements or any or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the board of directors of Acquiror by any of the Acquiror Stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned, delayed or denied.

(b) In the event that any litigation related to this Agreement, the other Transaction Agreements or any or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the board of directors of the Company by any of the holders of the Company’s Equity Securities prior to the Closing, the Company shall promptly notify Acquiror of any such litigation and keep Acquiror reasonably informed with respect to the status thereof. The Company shall provide Acquiror the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to Acquiror’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of Acquiror, such consent not to be unreasonably withheld, conditioned, delayed or denied.

ARTICLE X

CONDITIONS TO OBLIGATIONS

Section 10.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Company and Acquiror:

(a) Governmental Approvals. The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the U.S. Federal Trade Commission and/or the U.S. Department of Justice, as applicable) shall have expired or been terminated.

(b) No Prohibition. There shall not be in force any Law adopted following the date hereof or Governmental Order enjoining or prohibiting the consummation of the Transactions.

(c) Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining upon the consummation of the Closing (after giving effect to the Acquiror Stockholder Redemption, the receipt of the PIPE Investment Amount and the Forward Purchase Amount, and the other transactions contemplated to occur on the Closing Date, including the payment of the Acquiror Expenses and Company Expenses).

(d) Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been duly obtained in accordance with the DGCL, the Acquiror Organizational Documents and the rules and regulations of NYSE.

(e) Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company’s Governing Documents.

(f) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(g) Listing Approval. The shares of Acquiror Common Stock to be issued in connection with the Mergers and the other Transactions shall have been approved for listing on NYSE.

Section 10.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in the first and second sentences of Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization), clause (a) of Section 5.04 (No Conflict), Section 5.06(a) and the first sentence of Section 5.06(b) (Current Capitalization) and Section 5.28 (No “Interested Stockholder”) (collectively, the “Specified

Company Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct as of such earlier date).

(ii) The representations and warranties of the Company contained in the first sentence of Section 5.22 (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iii) The representations and warranties of the Company contained in Article V (other than the Specified Company Representations and the representations and warranties of the Company contained in the first sentence of Section 5.22) shall be true and correct in all respects (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.02(b), a covenant of the Company shall only be deemed to have not been performed if the Company has breached such covenant in any material respect and failed to cure such breach within twenty (20) days after written notice of such breach has been delivered to the Company by Acquiror (or if earlier, the Termination Date).

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying, solely in such person’s capacity as an officer of the Company, that the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

Section 10.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Acquiror Parties contained in clause (i) of the first sentence of Section 6.01 and the second sentence of Section 6.01 (Corporate Organization), Section 6.02 (Due Authorization) and clause (a) of Section 6.03 (No Conflict) (collectively, the “Specified Acquiror Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(ii) The representations and warranties of the Acquiror Parties contained in the first sentence of each of Sections 6.11(a), 6.11(b) and 6.11(c) (Capitalization) shall be true and correct, other than for de minimis inaccuracies, as of the Closing Date as though then made.

(iii) The representations and warranties of the Acquiror Parties contained in Section 6.09(e) (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iv) The representations and warranties of the Acquiror Parties contained in Article VI (other than the Specified Acquiror Representations and the representations and warranties of the Acquiror Parties contained in Section 6.09(e) and in the first sentence of each of Sections 6.11(a) and 6.11(b)) shall be true and correct in all respects (without giving any effect to any limitation as to “materiality” or

“Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.03(b), a covenant of an Acquiror Party shall only be deemed to have not been performed if such Acquiror Party has breached such covenant in any material respect and failed to cure such breach within twenty (20) days after written notice of such breach has been delivered to such Acquiror Party by the Company (or if earlier, the Termination Date).

(c) Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $250,000,000.

(d) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying, solely in such person’s capacity as an officer of Acquiror, that the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

Section 10.04 Frustration of Conditions. None of the Acquiror Parties or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s breach of a covenant or agreement contained herein.

ARTICLE XI

TERMINATION/EFFECTIVENESS

Section 11.01 Termination. This Agreement may be terminated and the Transactions abandoned prior to the Closing:

(a) by mutual written consent of the Company and Acquiror;

(b) by Acquiror, by providing written notice to the Company, if (i) none of the Acquiror Parties is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing if the Closing were then to occur, and such breach either (A) is not capable of being cured prior to the Termination Date (as defined below) or (B) if curable, is not cured within the earlier of (I) 30 days after Acquiror provides the Company with written notice of such breach and (II) two Business Days prior to the Termination Date; (ii) the Closing has not occurred on or before September 17, 2021 (the “Termination Date”); provided, that the right to terminate this Agreement under this subsection (ii) shall not be available if any Acquiror Party’s failure to fulfill any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before Termination Date; (iii) the consummation of the Mergers is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable (A) Law adopted following the date hereof or (B) Governmental Order; or (iv) the Company does not deliver the Company Stockholder Approval to Acquiror within seven days after the Registration Statement is declared effective under the Securities Act;

(c) by the Company, by providing written notice to Acquiror, if (i) the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and there is any breach of any representation, warranty, covenant or agreement on the part of any Acquiror Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing if the Closing were then to occur, and such breach either (A) is not capable of being cured prior to the Termination Date or (B) if curable, is not cured within the earlier of (I) 30 days after the Company provides Acquiror with written notice of such breach and (II) two Business Days prior to the Termination Date; (ii) the Closing has not occurred on or before the Termination Date; provided, that the right to terminate this Agreement under this subsection (ii) shall not be available if the Company’s failure to fulfill any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before Termination Date; or (iii) the consummation of the Mergers is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable (A) Law adopted following the date hereof or (B) Governmental Order; or

(d) by either the Company or Acquiror, by providing written notice to the other, if the Special Meeting has been held, Acquiror Stockholders have duly voted, and the Acquiror Stockholder Approval has not been obtained (subject to any adjournment, postponement or recess of the meeting).

Section 11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than (subject to Section 7.04) liability of any Party for any Fraud. The provisions of Section 7.04 (No Claim Against the Trust Account), Section 9.05 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (MISCELLANEOUS) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which is required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror, First Merger Sub or Second Merger Sub to:

Supernova Partners Acquisition Company, Inc.

4301 50th St. NW

Suite 300, PMB 1044

Washington, D.C. 20016

Attention: Robert Reid, CEO; Michael Clifton, CFO

Email: robert@supernovaspac.com; michael@supernovaspac.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, D.C. 20001

Attn: Jonathan L. Corsico

E-mail: jonathan.corsico@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attn: Michael Wolfson

E-mail: mwolfson@stblaw.com

(b)	If to the Company, to:

OfferPad, Inc.

2150 E Germann Rd, Suite 1

Chandler, AZ 85286

Attention: Benjamin Aronovitch, Chief Legal Officer

E-mail: benjamin.aronovitch@offerpad.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Justin Hamill, Josh Dubofsky

E-mail: justin.hamill@lw.com, josh.dubofsky@lw.com

(c)	If to the Surviving Corporation or the Surviving Entity, to:

OfferPad, Inc.

2150 E Germann Rd, Suite 1

Chandler, AZ 85286

Attention: Benjamin Aronovitch, Chief Legal Officer

E-mail: benjamin.aronovitch@offerpad.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Justin Hamill, Josh Dubofsky

E-mail: justin.hamill@lw.com, josh.dubofsky@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 12.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the Company and Acquiror. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

Section 12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and Representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.02, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15, and (c) Counsel are intended third-party beneficiaries of, and may enforce, Section 12.17.

Section 12.05 Expenses. The Company and Acquiror shall split evenly all HSR Act filing fees. Except as provided in the immediately preceding sentence or as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the transactions herein and therein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing occurs, then the Acquiror shall pay or cause to be paid any such costs and expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 12.05 shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.

Section 12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement and/or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.

Section 12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.08 Schedules and Exhibits. The Disclosure Letters and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Letters and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Disclosure Letters with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent in such Disclosure Letter.

Section 12.09 Entire Agreement. This Agreement (together with the Disclosure Letters and Exhibits to this Agreement and the other Transaction Agreements) and that certain Non-Disclosure Agreement, dated as of January 19, 2021, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement and understanding among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Agreements and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10. Notwithstanding anything to the contrary herein, no amendment or other modification to this Agreement following the Second Effective Time shall be effective against the third-party beneficiaries referenced in Section 12.04 except to the extent such Persons consent in writing thereto.

Section 12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any other Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any other Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.

Section 12.14 Non-Recourse. Subject in all respects to the last sentence of this Section 12.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions, and each Party hereby waives and releases all claims, causes of actions and liabilities against any such non-recourse Person related thereto. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any other Transaction Agreement for any claim based on, in respect of or by reason of such rights or obligations.

Section 12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing, and (b) this Article XII.

Section 12.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and, to its knowledge, has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations are solely made by the Company and constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror Party Representations are solely made by the Acquiror Parties and constitute the sole and exclusive representations and warranties of Acquiror, First Merger Sub and Second Merger Sub in connection with the Transactions; and (iv) except for the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries). The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, each Party understands and agrees that any assets, properties and business of each other Party and its Subsidiaries are furnished “as is”, “where is” and subject to and except for the Company Representations by the Company or the Acquiror Party Representations by the Acquiror Parties (as applicable), or as provided in any certificate delivered in accordance with Section 10.02(c) or Section 10.03(c) (as applicable), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16 shall relieve any Party of liability in the case of Fraud committed by such Party.

Section 12.17 Provisions Respecting Representation by Counsel. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees, stockholders and Affiliates, that Latham & Watkins LLP (“LW”) may serve as counsel to the Company and its Subsidiaries and their respective directors, officers and employees (individually and collectively, the “Seller Group”) and Simpson Thacher & Bartlett LLP (“STB” and, together with LW, “Counsel”) may serve as counsel to Acquiror, the Sponsor and their respective directors, officers and employees (individually and collectively, the “Sponsor Group”), in each case in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, and that, following consummation of the Transactions, LW (or any of its respective successors) may serve as counsel to the Seller Group or any director, manager, member, partner, stockholder, officer, employee or Affiliate of any member of the Seller Group and

STB (or any of its respective successors) may serve as counsel to the Sponsor Group or any director, manager, member, partner, stockholder, officer, employee or Affiliate of any member of the Sponsor Group, in each case in connection with any Action or obligation arising out of or relating to this Agreement or the Transactions notwithstanding such representation or any continued representations of the Seller Group (in the case of LW) or the Sponsor Group (in the case of STB), and each of the Parties (on its own behalf and on behalf of its Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The Parties agree to take all reasonable steps necessary to ensure that any privilege attaching as a result of LW representing the Company or any of its Subsidiaries in connection with the Transactions survives the Closing and remains in effect. As to any privileged attorney-client communications between LW and the Company or LW and any of the Company’s Subsidiaries in connection with the Transactions prior to the Closing Date (collectively, the “Privileged Communications”), Acquiror, the Company and each of its Subsidiaries, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Seller Group after the Closing.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

By:	/s/ Michael S. Clifton
Name:	Michael S. Clifton
Title:	Chief Financial Officer

ORCHIDS MERGER SUB, INC.

By:	/s/ Michael S. Clifton
Name:	Michael S. Clifton
Title:	President

ORCHIDS MERGER SUB, LLC

By:	/s/ Michael S. Clifton
Name:	Michael S. Clifton
Title:	Authorized Person

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

OFFERPAD, INC.

By:	/s/ Brian Bair
Name:	Brian Bair
Title:	Chief Executive Officer and Founder

[Signature Page to Merger Agreement]

ANNEX B

FORM OF THIRD RESTATED

CERTIFICATE OF INCORPORATION

OF

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

Supernova Partners Acquisition Company, Inc., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”), does hereby certify as follows:

1.

The name of the Corporation is “Supernova Partners Acquisition Company, Inc.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 31, 2020 (as thereafter amended and restated, the “Original Certificate”). The name under which the Original Certificate was filed is “Supernova Partners Acquisition Company, Inc.”

2.

This Restated Certificate of Incorporation (this “Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time.

3.	This Restated Certificate shall become effective upon filing with the Secretary of State of the State of Delaware.

4.

The Restated Certificate has been adopted in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 17, 2021, by and among the Corporation, Orchids Merger Sub, Inc., Orchids Merger Sub, LLC and OfferPad, Inc. (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”). Upon the closing of the Corporation’s initial Business Combination (as defined in the Original Certificate) pursuant to the Merger Agreement, and the holders of a majority of the shares of the Class B Common Stock (as defined in the Original Certificate) having consented to waive the adjustment of the Initial Conversion Ratio (as defined in the Original Certificate) in accordance with Section 4.3(b)(iii) of the Original Certificate, all                  shares of the Class B Common Stock were converted on a 1-for-1 basis into                  shares of Class A Common Stock of the Corporation such that, as of the filing and effectiveness of this Restated Certificate, only shares of Class A Common Stock are outstanding.

5.	This Restated Certificate hereby amends and restates the provisions of the Original Certificate to read in its entirety as follows:

ARTICLE I

The name of the corporation is Offerpad Solutions Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The total number of shares of capital stock that the Corporation shall have authority to issue is 2,370,000,000, consisting of: (i) 2,000,000,000 shares of Class A common stock, having a par value of $0.0001 per share (the “Class A Common Stock”); (ii) 20,000,000 shares of Class B common stock, having a par value of $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Class A/B Common Stock”); (iii) 250,000,000 shares of Class C common stock, having a par value of $0.0001 per share (the “Class C Common Stock” and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”); and (iv) 100,000,000 shares of preferred stock, having a par value of $0.0001 per share (the “Preferred Stock”).

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders generally and shall be entitled to one vote for each share of Class A Common Stock and, until the Sunset Date, ten votes for each share of Class B Common Stock, in each case, held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate, as may be amended and/or restated from time to time (including any Certificate of Designation (as defined below)) (this “Certificate of Incorporation”) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock or other classes of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL. Except as otherwise required by law, shares of Class C Common Stock will not be entitled to vote with respect to any matter and will not entitle the record holder thereof to any voting powers.

Except as otherwise required pursuant to this Certificate of Incorporation and subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of each class of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

Except as otherwise required in this Certificate of Incorporation or by the DGCL, the holders of Common Stock (other than the holders of Class C Common Stock) will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with such holders of Common Stock, as a single class with the holders of Preferred Stock).

3. Dividends.

(i) Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

(ii) Dividends of cash or property may not be declared or paid on any class of Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the other classes of outstanding Common Stock.

(iii) In no event will any stock dividend, stock split, reverse stock split, combination of stock, subdivision, exchange, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless such requirement is waived in advance by the written consent or affirmative vote of the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class), in which event, no such Stock Adjustment need be made for such other class of Common Stock). Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

5. Merger, Consolidation, Tender or Exchange Offer. Except as expressly provided in this Article V, all shares of Common Stock shall, as among each other, have the same rights, preferences and privileges and rank equally, share ratably and be identical in all respects as to all matters (unless holders of shares representing a majority of the voting power of any outstanding class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing as to different treatment of such class of Common Stock, in which event different treatment may be permitted for such class of Common Stock). Without limiting the generality of the foregoing, unless such requirement as to different treatment of such class of Common Stock is waived in advance by the affirmative vote or written consent of holders of shares representing a majority of the voting power of any outstanding class of Common Stock (voting separately as a single class), in which event, different treatment may be permitted for such class of Common Stock, (1) in the event of a merger, consolidation or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Common Stock, and the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of any other class of Common Stock, and (2) in the event of (a) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (b) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration, if any, as the holders of any other class of Common Stock, and the holders of any class of Common Stock shall have the right to receive, or the right to elect to receive, at least the same amount of consideration, if any, on a per share basis as the holders of any other class of Common Stock; provided that, for the purposes of the foregoing clauses (1) and (2) and notwithstanding the first sentence of this Article V, Section A.5, in the event any such consideration includes securities, (x) the consideration payable to holders of Class B Common Stock shall be deemed the same form of consideration and at least the same amount of consideration on a per share basis as the holders of Class A Common Stock and Class C Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class B Common Stock is that each share of the securities distributed to such holders has ten times the voting power of each share of the securities distributed to the holder of a share of Class A Common Stock, and (y) the consideration payable to holders of Class C Common Stock shall be deemed the same form of consideration and at least the same amount of consideration on a per share basis as the holders of Class A/B Common Stock on a per share basis if the only difference in the per share distribution to the holders of Class C Common Stock is that the securities distributed to such holders have no voting power, except as otherwise required by applicable law.

6. Transfer Rights. Subject to applicable law and the transfer restrictions set forth in Article VII of the Bylaws and Article V, Section A.7 of this Certificate of Incorporation, shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

7. Conversion of Class B Common Stock.

(i) Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(ii) Automatic Conversion. Each share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock upon a Transfer, other than to a Qualified Stockholder, of such share.

(iii) Automatic Conversion of All Outstanding Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock upon the earlier of (such date, the “Sunset Date”): (a) the date that is nine months following the date on which Founder (x) is no longer providing services, whether upon death, resignation, removal or otherwise, to the Corporation as a member of the senior leadership team, officer or director and (y) has not provided any such services for the duration of such nine-month period; and (b) the date as of which the Qualified Stockholders have Transferred, in the aggregate, more than seventy-five percent (75%) of the shares of Class B Common Stock that were held by the Qualified Stockholders immediately following the First Effective Time (as defined in the Merger Agreement).

(iv) Final Conversion of Class B Common Stock. On the Sunset Date, each share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following such conversion, the reissuance of shares of Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing with the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to Class B Common Stock in this Certificate of Incorporation shall be eliminated.

(v) Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock into Class A Common Stock and the general administration of this multi-class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion into Class A Common Stock has not occurred. A determination in good faith by the Secretary of the Corporation that a Transfer results or has resulted in a conversion into Class A Common Stock shall be conclusive and binding.

(vi) Immediate Effect of Conversion. In the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to this Article V, Section A.7, including upon the Sunset Date, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately upon the Sunset Date at 11:59 p.m. Eastern Time, as applicable. Upon any conversion of Class B Common Stock into Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Article V, Section A.7 shall be retired and may not be reissued.

(vii) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

8. No Further Issuances. Except for a dividend payable in accordance with Article V, Section A.3 or a Stock Adjustment effectuated in accordance with Article V, Section A.3, the Corporation shall not at any time after the First Effective Time issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class. After the Sunset Date, the Corporation shall not issue any additional shares of Class B Common Stock.

9. For purposes of this Article V, Section A, references to:

(i) “Change of Control Issuance” means the issuance by the Corporation, in a transaction or series of related transactions, of voting securities to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision) that immediately prior to such transaction or series of related transactions held fifty percent (50%) or less of the total voting power of the outstanding voting securities of the Corporation (assuming that the Class A Common Stock and Class B Common Stock each entitle the holder thereof to one vote per share), such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the outstanding voting securities of the Corporation (assuming that the Class A Common Stock and Class B Common Stock each entitle the holder thereof to one vote per share).

(ii) “Change of Control Transaction” means (a) the sale, lease, exclusive license, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exclusive license, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (b) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the outstanding voting securities of the Corporation (or such surviving or parent entity) or more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s (or such surviving or parent entity’s) capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; (c) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation (or such surviving or parent entity) or more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s (or such surviving or parent entity’s) capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis-à-vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; and (d) any Change of Control Issuance.

(iii) “Dispositive Power” means the power to directly or indirectly cause a Transfer of the owner’s shares (including, without limitation, the power to direct a trustee of a Permitted Trust to Transfer such Permitted Trust’s shares).

(iv) “Family Member” means an individual’s spouse, ex-spouse, domestic partner, lineal (including by adoption) descendant or antecedent, brother or sister, or the spouse or domestic partner of any child, adopted child or grandchild (including by adoption) of such individual.

(v) “Founder” means Brian Bair.

(vi) “Permitted Entity” means, with respect to a Qualified Stockholder, (i) a corporation in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains Dispositive Power and Voting Control with respect to the shares of Class B Common Stock held by such corporation; (ii) a partnership in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains Dispositive Power and Voting Control with respect to the shares of Class B Common Stock held by such partnership; or (iii) a limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains Dispositive Power and Voting Control with respect to the shares of Class B Common Stock held by such limited liability company.

(vii) “Permitted Foundation” means with respect to a Qualified Stockholder: (i) a trust or private non-operating organization that is tax-exempt under Section 501(c)(3) of the Code so long as such Qualified Stockholder has Dispositive Power and Voting Control with respect to the shares of Class B Common Stock held by such trust or organization and the Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust or organization) to such Qualified Stockholder.

(viii) “Permitted IRA” means an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (the “Code”), or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that in each case such Qualified Stockholder has Dispositive Power and Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.

(ix) “Permitted Transfer” means, and is restricted to, any Transfer of a share of Class B Common Stock: (i) by a Qualified Stockholder to (A) any Permitted Trust of such Qualified Stockholder, (B) any Permitted IRA of such Qualified Stockholder, (C) any Permitted Entity of such Qualified Stockholder, and (D) any Permitted Foundation of such Qualified Stockholder; or (ii) by a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation of a Qualified Stockholder to (A) such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder.

(x) “Permitted Trust” means with respect to a Qualified Stockholder a trust which (i) is held for the benefit of such Qualified Stockholder and/or one or more Family Members of the Qualified Stockholder in which no person other than such Qualified Stockholder and/or one or more Family Members of the Qualified Stockholder is then a beneficiary entitled to distributions of income or principal from such trust, and (ii) confers upon the Qualified Stockholder a Dispositive Power and Voting Control with respect to the shares of Class B Common Stock held by such trust.

(xi) “Qualified Stockholder” means (a) Founder; (b) any other registered holder of a share of Class B Common Stock immediately following the First Effective Time; (c) the initial registered holder of any shares of Class B Common Stock that are originally issued by this Corporation pursuant to the exercise, conversion or settlement of a Right (provided that such Right was issued to and at all times held by a holder who would have been a Qualified Stockholder if such Right had been a share and without reference to this clause (c)); (d) each natural person who Transfers shares of, or Rights for, Class B Common Stock to a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation that is or becomes a Qualified Stockholder in connection with such Transfer; or (e) a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

(xii) “Rights” means any option, restricted stock unit, warrant, conversion right or contractual right of any kind to acquire (through purchase, conversion or otherwise) shares of the Corporation’s authorized but unissued capital stock (or issued but not outstanding capital stock).

(xiii) “Transfer” means, with respect to a share of Class B Common Stock, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided that the following shall not be considered a “Transfer”: (v) the granting of a revocable proxy to officers or directors or agents of the Corporation with the approval and at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders; (w) entering into a voting trust, agreement or arrangement (with or without granting a proxy) (I) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of this Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner, or (II) pursuant to a written agreement to which the Corporation is a party; (x) in connection with a Change of Control Transaction that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors; (y) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder (or the Founder) continues to exercise Voting Control over such pledged shares and no such Voting Control is exercised by the Person to whom the shares are pledged (other than the Founder if the Founder is the Person to whom the shares are pledged), provided that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” or (z) the fact that, as of the First Effective Time or at any time after the First Effective Time, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock (including a Transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order).

A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Trust, Permitted IRA, Permitted Entity or Permitted Foundation or if there occurs a Transfer on a cumulative basis, from and after the First Effective Time, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the First Effective Time, holders of voting securities of any such entity or Parent of such entity, or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effectiveness Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the First Effective Time, holders of voting securities of any such entity or Parent of such entity.

(xiv) “Voting Control” means, with the respect to a share of Class B Common Stock, the power (whether directly or indirectly) to vote or direct the voting of an equity interest, interest in a trust or other interest or security by proxy, voting agreement, or otherwise. For this purpose, the Voting Control with respect to shares transferred to and held in a Permitted Trust shall be deemed to be held exclusively by the trustee of such Permitted Trust; provided, however, if there is any individual powerholder who possesses the power to remove and replace the trustee of such Permitted Trust (i) without cause, (ii) for any reason, and (iii) not less often than once in any twelve (12) month period, then the Voting Control of such Permitted Trust’s shares shall be deemed to be held exclusively by such individual powerholder (and not the trustee of such Permitted Trust).

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Filing Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Filing Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Filing Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Filing Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office to their respective class. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation.

B. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, (i) until the Sunset Date, the Board of Directors or any individual director may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors and (ii) following the Sunset Date, the Board of Directors or any individual director may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled (i) following the Sunset Date, by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director and, (ii) until the Sunset Date, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, without the assent or vote of the stockholders of the Corporation entitled to vote with respect thereto in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, at any time after the Sunset Date, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation(s) in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VII

A. Until the Sunset Date, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of stockholders or may, except as otherwise required by applicable law or this Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL. Following the Sunset Date, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Notwithstanding the foregoing, until the Sunset Date, special meetings of the stockholders of the Corporation may be called for any purpose or purposes by the Secretary of the Corporation upon the request, in writing, of any holder of record of at least 25% of the voting power of the issued and outstanding shares of stock of the Corporation. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL. By operation of Section 203(b)(3) of the DGCL, the restrictions on business combinations (as defined in Section 203(c)(3) of the DGCL) under Section 203 of the DGCL shall continue to apply for twelve (12) months after the Filing Effective Time, at which time they shall cease to apply by virtue of the election set forth in the immediately preceding sentence (the “203 Opt-Out Effective Date”). The provisions of Article IX(B)-(D), including the restrictions on business combinations (as defined in Article IX(D)(3) below) set forth in Article IX(B) below, shall not apply before the 203 Opt-Out Effective Date. From and after the 203 Opt-Out Date, the provisions of Article IX(B) – (D) below shall become effective if, and shall continue in effect for so long as, the Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act.

B. The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds (66 2/3%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. The restrictions contained in the foregoing Article IX(B) shall not apply if:

(1) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(2) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article IX(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors and (iii) is approved by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50%

or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article IX(C)(2).

D. For purposes of this Article IX, references to:

(1) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a. any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article IX is not applicable to the surviving entity;

b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c. any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d. any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e. any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.

(6) “owner,” including the terms “own,” “owned,” and “ownership” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a. beneficially owns such stock, directly or indirectly;

b. has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

c. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(7) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9) “Stockholder Party” means any Qualified Stockholder of the Corporation.

(10) “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11) “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all outstanding shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

ARTICLE X

A. Subject to Article X, Section C, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

B. Subject to Article X(C), the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

C. Any indemnification under this Article X (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Article X(A) or Article X(B), as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

D. For purposes of any determination under Article X(C), a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Article X(D) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Article X(A) or Article X(B), as the case may be.

E. Notwithstanding any contrary determination in the specific case under Article X(C), and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible Article X(A) or Article X(B). The basis of such indemnification by the Corporation shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Article X(A) or Article X(B), as the case may be. Neither a contrary determination in the specific case under Article X(C) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article X shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

F. Expenses (including attorneys’ fees) incurred by a present or former director or officer in appearing at, participating in or defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article X shall be paid by the Corporation upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article X. Such expenses (including attorneys’ fees) incurred by employees and agents of the Corporation or by persons acting at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

G. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Article X(A) or Article X(B) shall be made to the fullest extent permitted by law. The provisions of this Article X shall not be deemed to preclude the indemnification of any person who is not specified in Article X(A) or Article X(B) but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

H. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article X.

I. For purposes of this Article X, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article X with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article X shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article X, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article X.

J. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall, unless otherwise provided when authorized or ratified as provided in this Article X, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

K. Notwithstanding anything contained in this Article X to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Article X, Section E), the Corporation shall not be obligated to indemnify any present or former director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.

L. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation and to persons serving at the request of the Corporation as directors, officers, employees and agents of another corporation, partnership, joint venture, trust or other enterprise similar to those conferred in this Article X to directors and officers of the Corporation.

M. Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Article X(M) shall only apply to Covered Persons in their capacity as Covered Persons.

N. Any repeal or amendment of this Article X by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article X, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

ARTICLE XI

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of this Article XI(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

C. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.

ARTICLE XII

A. In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of an Exempted Person (as defined below) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (b) an Exempted Person and its Affiliates, including (i) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of its limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (i) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Exempted Person, Non-Employee Director or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. Neither (i) any Exempted Person nor (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (other than the Corporation, any of its subsidiaries or their respective officers or employees) (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any fiduciary duty to refrain from directly or indirectly (A) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (B) competing with the Corporation or any of its Affiliates or subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person (other than the Corporation or any of its subsidiaries), and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of Article XII. Subject to Section C of Article XII, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries (or its Affiliates).

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section B of this Article XII shall not apply to any such corporate opportunity.

D. In addition to and notwithstanding the foregoing provisions of this Article XII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.

E. For purposes of this Article XII, (i) “Affiliate” means (a) in respect of an Exempted Person, any Person that, directly or indirectly, is controlled by such Exempted Person, controls such Exempted Person or is under common control with such Exempted Person and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Exempted Person” means (a) Supernova Partners LLC and its Affiliates, (b) LL Capital Partners I, L.P. and its Affiliates and (c) First American Financial Corporation and its Affiliates; and (iii) “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

ARTICLE XIII

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may not be amended, altered, repealed or rescinded, in whole or in part, and no provision inconsistent therewith or herewith may be adopted, without the affirmative vote of the holders of at least two-thirds (66 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XI, Article XII and this Article XIII; provided, however, that, in addition to any other vote required by law or this Certificate of Incorporation, any amendment to this Certificate of Incorporation that (x) increases the voting power of the Class B Common Stock pursuant to Article V, Section A.2 or (y) alters or changes Article V, Section A.7 in a manner that adversely affects the holders of Class A Common Stock shall not be approved, in each case, without the affirmative vote of the holders of at least a majority of the total voting power of all then-outstanding shares of Class A Common Stock of the Corporation entitled to vote thereon, voting as a separate class.

B. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate to be executed by its duly authorized officer as this ______ day of ____________, 2021.

Supernova Partners Acquisition Company, Inc.

By:
Name:
Title:

ANNEX C

Final Form

Bylaws

of

Offerpad Solutions Inc.

(a Delaware corporation)

i

(continued)

ii

Bylaws

of

Offerpad Solutions Inc.

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of Offerpad Solutions Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Notice of Business to be Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.4(i)(iii), the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be June 15, 2021); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange

Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal, (7) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the Proposing Persons, (8) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) to which any Proposing Person is a party, the intent or effect of which may be (i) to transfer to or from any Proposing Person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any Proposing Person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any Proposing Person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation and (9) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (9) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.4, if the Proposing Person (or a qualified representative of the Proposing Person) does not appear at the annual meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Notwithstanding anything to the contrary contained in this Section 2.4, until the Sunset Date, any holder of record of at least 25% in voting power of the outstanding capital stock of the Corporation entitled to vote in an election of directors generally shall not be subject to the notice procedures set forth in the foregoing provisions of this Section 2.4 and may bring any business before an annual meeting of stockholders in person at the annual meeting, without prior notice.

(vii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5 Notice of Nominations for Election to the Board of Directors.

(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors, the foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(iii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (1) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (2) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iv) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(v) In no event may a Nominating Person provide notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) (x) in the case of an annual meeting, the conclusion of the time period for Timely Notice or (y) in the case of a special meeting, the conclusion of the time period for

Timely Notice as set forth in Section 2.5(iii), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(vi) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(vii) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(viii) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding anything to the contrary contained in this Section 2.5, until the Sunset Date, any holder of record of at least 25% in voting power of the outstanding capital stock of the Corporation entitled to vote in an election of directors generally shall not be subject to the notice procedures set forth in the foregoing notice and nomination provisions of this Section 2.5 and Section 2.6 and may nominate any person for election at an annual meeting or at a special meeting in person at the annual or special meeting, without prior notice.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, the Exchange Act and applicable stock exchange rules.

(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The Board or chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect. Notwithstanding the foregoing provisions of Section 2.5, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(v) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The chairperson of each annual and special meeting shall be the Chairperson of the Board or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of the chairperson of the meeting, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the chairperson of the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation and subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action without a meeting is fixed by the Board, (i) when no prior action of the Board is required by the DGCL, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by the DGCL, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law in any manner provided under Section 212(c) of the DGCL or as otherwise provided under applicable law and filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III - Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation or any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. Except as otherwise provided in the Certificate of Incorporation, no reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Directors shall be elected by stockholders at their annual meeting, and the term of each director shall be as set forth in the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, except as otherwise provided by applicable law, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled (i) following the Sunset Date, by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director and, (ii) until the Sunset Date, only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be held within or outside the State of Delaware and called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i)	delivered personally by hand, by courier or by telephone;

(ii)	sent by United States first-class mail, postage prepaid;

(iii)	sent by facsimile or electronic mail; or

(iv)	sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV - Committees

4.1 Committees of Directors.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 3.5 (place of meetings; meetings by telephone);

(ii)	Section 3.6 (regular meetings);

(iii)	Section 3.7 (special meetings; notice);

(iv)	Section 3.9 (board action without a meeting); and

(v)	Section 7.14 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members.

4.3 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII - General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be certificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may, in addition to any other requirements as may be imposed by the Corporation, require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

7.12 Lock-Up.

(i) Subject to Section 7.12(ii), the holders (the “Lock-up Holders”) of the Class A common stock and the Class B common stock of the Corporation issued (a) as consideration pursuant to (x) the merger of Orchids Merger Sub, Inc., a Delaware corporation (“First Merger Sub”), with and into OfferPad, Inc., a Delaware corporation (“Offerpad”), with Offerpad surviving corporation (the “First Merger”) and (y) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Offerpad with and into Orchids Merger Sub, LLC (“Second Merger Sub”), with Second Merger Sub surviving as a wholly owned subsidiary of the Corporation (the “Second Merger” and, together with the First Merger, the “Offerpad Transaction”) or (b) to directors, officers and employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Offerpad Transaction in respect of awards of Offerpad outstanding immediately prior to the closing of the Offerpad Transaction (excluding, for the avoidance of doubt, the Acquiror Warrants (as defined in the Agreement and Plan of Merger, dated as of March 17, 2021, by and among Supernova Partners Acquisition Company, Inc., a Delaware corporation, First Merger Sub, Second Merger Sub and Offerpad (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”))) (such shares referred to in this Section 7.12(i)(b), the “Offerpad Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(ii) Notwithstanding the provisions set forth in Section 7.12(i), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (f) to the Corporation; (g) to Qualified Stockholders (as defined in the Certificate of Incorporation) in the case of shares of Class B common stock, or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the Offerpad Transaction.

(iii) Notwithstanding the provisions set forth in Section 7.12(i), if (A) at least 120 days have elapsed since the closing date of the Offerpad Transaction and (B) the Lock-up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period (such period, the “Specified Period”), the Lock-up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Corporation shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release; and provided further that the Blackout-Related Release shall not occur unless the Corporation shall have publicly released its earnings results for the quarterly period during which the Closing occurred. For the avoidance of doubt, in no event shall the Lock-Up Period end earlier than 120 days after the Closing Date pursuant to the Blackout-Related Release.

(iv) Notwithstanding the provisions set forth in Section 7.12(i), if the last reported sale price of the common stock on the exchange on which the common stock is listed (the “Closing Price”) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Threshold Price”) for 20 out of any 30 consecutive Trading Days commencing at least 30 days after the Closing Date, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Measurement Period”), then 33% of the Lock-up Holder’s Lock-Up Shares (including all outstanding shares and equity awards, determined as if, with respect to any Offerpad Equity Award Shares that can be net settled, such Offerpad Equity Award Shares are cash settled, and rounded down to the nearest whole share) that are subject to the Lock-Up Period, which percentage shall be calculated based on the number of Lock-Up Shares subject to the Lock-Up Period as of the last day of the Measurement Period, will be automatically released from such restrictions (an “Early Lock-Up Expiration”) immediately prior to the opening of trading on the exchange on which the common stock is listed on the second Trading Day following the end of the Measurement Period (an “Early Lock-Up Expiration Date”); provided that if the Threshold Price equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for 20 Trading Days during any Measurement Period, then an additional 50% of the Lock-up Holder’s Lock-Up Shares (as calculated above) will be automatically released from such restrictions pursuant to the terms set forth above (83% of the Lock-Up Shares in the aggregate);

(v) Notwithstanding the provisions of Section 7.12(iv), if, at the time of any Early Lock-Up Expiration Date, the Corporation is in a Blackout Period, the actual date of such Early Lock-Up Expiration shall be delayed (the “Early Lock-Up Expiration Extension”) until immediately prior to the opening of trading on the second Trading Day (the “Extension Expiration Date”) following the first date (such first date, the “Extension Expiration Measurement Date”) that (i) the Corporation is no longer in a Blackout Period under its insider trading policy and (ii) the Closing Price on the Extension Expiration Measurement Date is at least greater than the Threshold Price; provided, further, that, in the case of any of an Early Lock-Up Expiration or an Early Lock-Up Expiration Extension, the Corporation shall announce through a major news service, or on a Form 8-K, the Early Lock-Up Expiration and the Early Lock-Up Expiration Date, or the Early Lock-Up Expiration Extension and the Extension Expiration Date, as the case may be, at least one full Trading Day prior to the opening of trading on the Early Lock-Up Expiration Date or the Extension Expiration Date, as applicable. For the avoidance of doubt, in the event that this Section 7.12(v) conflicts with the foregoing provisions, the Lock-Up Holders will be entitled to the earliest release date for the maximum number of Lock-Up Shares available.

(vi) Notwithstanding the other provisions set forth in this Section 7.12, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein.

(vii) For purposes of this Section 7.12:

(a) the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Corporation’s securities would not be permitted under the Corporation’s insider trading policy;

(b) the term “Lock-up Period” means the period beginning on the closing date of the Offerpad Transaction and ending at 8:00 am Eastern Time on the date that is 180 days after (and excluding) the closing date (the “Closing Date”) of the Offerpad Transaction;

(c) the term “Lock-up Shares” means the shares of Class A common stock and Class B common stock held by the Lock-up Holders immediately following the closing of the Offerpad Transaction (other than shares of common stock acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the Offerpad Transaction) and the Offerpad Equity Award Shares; provided, that, for clarity, shares of Class A common stock issued in connection with the PIPE Investment (as defined in the Merger Agreement) shall not constitute Lock-up Shares;

(d) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, (x) any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.12(ii), or (y) solely with respect to shares of Class B common stock, any Qualified Stockholder (as such term is defined in the Certificate of Incorporation in effect as of immediately following the closing of the Offerpad Transaction);

(e) the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities; and

(f) the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase, or other disposition of or agreement to dispose of, directly or indirectly, or the establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b), other than, with respect to shares of Class B common stock, any Permitted Transfer (as such term is defined in the Certificate of Incorporation in effect as of immediately following the closing of the Offerpad Transaction).

7.13 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.14 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification

9.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

9.3 Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4 Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

9.5 Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by the Corporation shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

9.6 Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a present or former director or officer in appearing at, participating in or defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article IX shall be paid by the Corporation upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by employees and agents of the Corporation or by persons acting at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

9.7 Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.8 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9.9 Certain Definitions.

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

9.10 Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified as provided in this Article IX, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11 Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any present or former director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.

9.12 Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation and to persons serving at the request of the Corporation as directors, officers, employees and agents of another corporation, partnership, joint venture, trust or other enterprise similar to those conferred in this Article IX to directors and officers of the Corporation.

9.13 Primacy of Indemnification.

Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

9.14 Amendments. Any repeal or amendment of this Article IX by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these bylaws inconsistent with this Article IX, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI - Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Annex D

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among Offerpad Solutions Inc., a Delaware corporation (the “Company”) (formerly known as Supernova Partners Acquisition Company, Inc., a Delaware corporation), Supernova Partners LLC, a Delaware limited liability company (the “Sponsor”), the Forward Purchasers (as defined below), the Individual Holders (as defined below), certain former stockholders of OfferPad, Inc., a Delaware corporation (“OfferPad”), identified on the signature pages hereto, including the Founder (as defined below) and the Principal Stockholders (as defined below) (such stockholders, the “OfferPad Holders” and, collectively with the Sponsor, the Forward Purchasers, the Individual Holders, the OfferPad Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and certain individuals (the “Individual Holders”) are party to that certain Registration Rights Agreement, dated as of October 20, 2020 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of March 17, 2021 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Orchids Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, Orchids Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company, and OfferPad;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the OfferPad Holders received shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

WHEREAS, on the date hereof, affiliates of Alexander M. Klabin and Spencer Rascoff purchased an aggregate of 5,000,000 shares of Common Stock pursuant to that certain Forward Purchase Agreement, dated as of September 25, 2020, by and between the Company and each of Ancient 1604 LLC and 75 and Sunny LP (together with Ancient 1604 LLC, the “Forward Purchasers”);

WHEREAS, on the date hereof, certain other investors (such other investors, collectively, the “Third Party Investor Stockholders”) purchased an aggregate of 20,000,000 shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreement, each dated as of March 17, 2021, entered into by and between the Company and each of the Third Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.7 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and

WHEREAS, the Company, the Sponsor and the Individual Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Charter” shall mean the certificate of incorporation of the Company, as it may be amended from time to time.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Forward Purchasers” shall have the meaning given in the Recitals hereto.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Individual Holders” shall have the meaning given in the Recitals hereto.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 5.10.

“Lock-up Period” shall mean (a) with respect to the Sponsor, the Individual Holders and their respective Permitted Transferees, the Lock-up Periods as defined in that certain Sponsor Support Agreement, dated as of March 17,, 2021, by and among the Company, OfferPad, the Sponsor and the other parties thereto (the “Sponsor Support Agreement”) and (b) with respect to the OfferPad Holders and their respective Permitted Transferees, the Lock-up Period as defined in the Bylaws of the Company.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“OfferPad” shall have the meaning given in the Preamble hereto.

“OfferPad Holders” shall have the meaning given in the Preamble hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean, (a) with respect to the Sponsor and its respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 1.8(b) of the Sponsor Support Agreement and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is not prohibited from transferring such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the OfferPad Holders (other than the Founder) and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 7.12 of the Bylaws of the Company and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is not prohibited from transferring such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (c) with respect to the Individual Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 1.8(b) of the Sponsor Support Agreement, as applicable, and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is not prohibited from transferring such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (d) with respect to the Forward Purchasers and their respective Permitted Transferees, any person or entity to whom such Holder is not prohibited from transferring such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (e) with respect to the Founder, Qualified Stockholders (each as defined in the Charter) and their respective permitted transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom Founder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 7.2 of the Bylaws of the Company and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Founder is not prohibited from transferring such Registrable Securities, subject to and in accordance with any applicable agreement between Founder and/or its Permitted Transferees and the Company and any transferee thereafter; and (f) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is not prohibited from such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Principal Stockholders” means (a) LL Capital Partners I, L.P., (b) SIF V, LLC and (c) their Permitted Transferees who are identified as Principal Stockholders in the Joinder executed in connection with any applicable Transfer.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any Additional Holder Common Stock; and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to Permitted Transferees), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) fees and disbursements of counsel for the Company;

(E) fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance;

(F) reasonable and documented fees and disbursements of counsel (including local and special counsel, to the extent necessary) for each of the Principal Stockholders and First American Financial Corporation incurred in connection with any registration statement or registered offering (including any Registration) covering Registrable Securities; and

(G) in an Underwritten Offering or Other Coordinated Offering, reasonable and documented fees and expenses not to exceed $50,000 in the aggregate for each Registration of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the fifth (5th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to (i) convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf or (ii) file a Form S-3 Shelf, as the case may be, in each case, as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a

Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor, a Forward Purchaser or an OfferPad Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor, the Forward Purchasers and the OfferPad Holders.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, a Forward Purchaser or an OfferPad Holder (any of the Sponsor, a Forward Purchaser or an OfferPad Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with an anticipated gross aggregate offering price of at least $75 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor may demand not more than one (1) Underwritten Shelf Takedown, the Forward Purchasers may demand not more than one (1) Underwritten Shelf Takedown, the Principal Stockholders may demand not more than two (2) Underwritten Shelf Takedowns and the other OfferPad Holders other than the Principal Stockholders may demand not more than two (2) Underwritten Shelf Takedowns, in each case, pursuant to this Section 2.1.4 in any twelve (12) month period (such rights, in each such case, a “Demand”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the Underwriter in an Underwritten Shelf Takedown advises the Demanding Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Demanding Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) shall be allocated among all participating Holders thereof, including the Demanding Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating

Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, the Forward Purchasers or the OfferPad Holders, as applicable, may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Forward Purchasers, the OfferPad Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, the Forward Purchasers or the OfferPad Holders, as applicable, elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Forward Purchaser or such OfferPad Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than (i) a registration relating solely to the sale of securities to participants in a Company stock or other benefit plan, (ii) a transaction covered by Rule 145 under the Securities Act, (iii) a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, (iv) for a dividend reinvestment plan or (v) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the total amount of securities, including Registrable Securities, requested by holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the Underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their reasonable discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders; provided that for the 24 month period beginning on the Closing Date, so long as the Principal Stockholders continue to beneficially own at least 50% of the Registrable Securities held by them as of the Closing Date, the securities so apportioned shall include at least 50% of Registrable Securities held by the Principal Stockholders which have been proposed to be included in such offering, such apportionment the “Pro Rata Reduction”). For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate number of Registrable Securities owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the forty-five (45)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent; provided, however, with respect to the first Underwritten Offering following the Closing, if the managing Underwriters, in their reasonable discretion, advise the Company in writing that a lock-up restriction of a period of forty-five (45) or fewer days would have a material adverse impact on such Underwritten Offering, then such lock-up restrictions shall be for the number of days such managing Underwriters so advise, not to exceed a period of ninety (90) days from the date of the pricing of any such Underwritten Offering. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $50 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities, in each case, in accordance with Section 2.1.1;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, as applicable;

3.1.13 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the Board, be seriously detrimental to the Company and its holders of capital stock and it is therefore essential to defer such filing, initial effectiveness or continued use at such time, the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 (a) During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of Underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4 for not more than ninety (90) consecutive calendar days or more than one hundred twenty (120) total calendar days in each case during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, managers, directors, affiliates, and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) caused by, resulting from, arising out of or based upon any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by or on behalf of such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement, Prospectus or preliminary Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its officers, managers, directors, affiliates and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Offerpad Solutions Inc., 2150 E Germann Rd, Suite 1, Chandler, AZ 85286, Attention: Benjamin Aronovitch, Chief Legal Officer, Email: benjamin.aronovitch@offerpad.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the OfferPad Holders, the Sponsor, the Principal Stockholders and the Founder, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (w) each of the OfferPad Holders (other than the Principal Stockholders and Founder) shall be permitted to transfer its rights hereunder as such OfferPad Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such OfferPad Holder (it being understood that no such transfer shall reduce any rights of such OfferPad Holder or such transferees), (x) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more Permitted Transferees of the Sponsor (it being understood that no such transfer shall reduce any rights of the Sponsor or such transferees, (y) Founder may transfer, in his sole discretion, all or any portion of his rights under this Agreement to any Permitted Transferee of such Founder and (z) any of the Principal Stockholders may transfer, in its sole discretion, all or any portion of its rights under this Agreement to any Permitted Transferee of such Principal Stockholder.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Holder so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the

Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. Other than (i) the Third Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of October 20, 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. For so long as any OfferPad Holder and such Holder’s affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company, the Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) under the Securities Act pursuant to which such grantee would have more favorable Demands or treatment with respect to Pro Rata Reduction than those granted to the Offerpad Holders hereunder without the prior written consent of such OfferPad Holder.

5.8 Term. This Agreement shall terminate on the earlier of (a) the fifth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Holders of a majority of the total Registrable Securities (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12 Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Offerpad Solutions Inc.
a Delaware corporation

By:
Name: [•]
Title: [•]

HOLDERS:

Supernova Partners LLC
a Delaware limited liability company

By:
Name: Michael Clifton
Title: Chief Financial Officer

By:
Name: Ken Fox

By:
Name: Damien Hooper-Campbell

By:
Name: Jim Lanzone

By:
Name: Gregg Renfrew

By:
Name: Rajeev Singh

LL Capital Partners I, L.P.
a [•]

By:	LLCP I GP, LLC, its General Partner

[Signature Page to Amended and Restated Registration Rights Agreement]

By:
Name: [•]
Title: [•]

First American Financial Corporation
a [•]

By:
Name: [•]
Title: [•]

[Signature Page to Amended and Restated Registration Rights Agreement]

[Brian Bair]

[Vaughn Bair]

[Casey Bair]

[Stephen Johnson]

[Michael Burnett]

[Benjamin Aronovitch]

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Offerpad Solutions Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [                    ].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of

____________, 20__

[________]

By:
Name:
Its:

Annex E

COMPANY HOLDERS SUPPORT AGREEMENT

This Company Holders Support Agreement (this “Agreement”), dated as of March 17, 2021, is entered into by and among Supernova Partners Acquisition Company, Inc., a Delaware corporation (“Acquiror”), OfferPad, Inc., a Delaware corporation (the “Company”), and certain of the stockholders of the Company, whose names appear on the signature pages of this Agreement (such stockholders, the “Stockholders”, and Acquiror, the Company and the Stockholders, each a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, concurrently herewith, Acquiror, the Company, Orchids Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), and Orchids Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein), (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Second Merger Sub being the surviving entity of the Second Merger;

WHEREAS, as of the date hereof, each Stockholder is the sole record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and has the sole power to dispose of and vote (or direct the voting of), the number of shares of Company Stock set forth opposite such Stockholder’s name on Schedule 1 attached hereto (such shares, together with (1) any shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) of which such Stockholder has record or beneficial ownership as of the date hereof and that are not reflected on Schedule 1, (2) any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) of which such Stockholder acquires record or beneficial ownership after the date hereof, including by Transfer (as defined below), purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, and (3) any additional shares of Company Stock with respect to which such Stockholder has the right to vote through a proxy or otherwise, such Stockholder’s “Covered Shares”);

WHEREAS, upon the consummation of the Mergers, each of the following agreements will terminate: (i) that certain Third Amended and Restated Investor Rights Agreement, dated as of February 5, 2019, by and among the Company and the Preferred Holders (as defined therein), as amended by that certain Amendment No. 1 thereto, dated as of February 25, 2020; (ii) that certain Fourth Amended and Restated Voting Agreement, dated as of April 16, 2020, by and among the Company and the Stockholders (as defined therein) (the “Voting Agreement”); (iii) that certain Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of February 5, 2019, by and among the Company, the Major Holders (as defined therein) and the Common Holders (as defined therein), as amended by that certain Amendment No. 1 thereto, dated as of February 25, 2020; (iv) that certain Letter Agreement Regarding Board Observation Rights, dated as of February 5, 2019, by and between the Company and Jerry Coleman; (v) that certain Letter Agreement Regarding Board Observation Rights, dated as of February 25, 2020, by and between the Company and Ulysses Partners Designated Investments L.P.; and (vi) that certain Letter Agreement Regarding Approval Rights with respect to the Purchase Agreement (as defined therein), dated as of April 9, 2020, by and between the Company and VSF Investments LLC (such agreements described in clauses (i)-(vi), collectively, the “Investment Agreements”); and

WHEREAS, as a condition and inducement to the willingness of Acquiror to enter into the Merger Agreement, the Company and the Stockholders are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, the Company and each Stockholder hereby agree as follows:

1. Agreement to Vote. Prior to the Termination Date (as defined below), each Stockholder, solely in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees to validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares entitled to vote or consent on matters put to a vote or consent, as applicable, of the Company’s stockholders (such Covered Shares, each Stockholder’s “Voting Covered Shares”), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, and in any event within 48 hours thereafter, a written consent in respect of all of the Stockholder’s Voting Covered Shares approving the Merger Agreement and the Transactions. In addition, prior to the Termination Date, each Stockholder, in his, her or its capacity as a stockholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall, and shall cause each other holder of record of any of such Stockholder’s Voting Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Voting Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Voting Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Transactions and the adoption of the Merger Agreement and any other matters necessary or reasonably requested by the Company or Acquiror for consummation of the Transactions;

(c) in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or the Investment Agreements or otherwise sought with respect to the Merger Agreement or the Transactions, including adopting and approving the Pre-Closing Restructuring Plan and the transactions contemplated thereby, vote, consent or approve (or cause to be voted, consented or approved) all of such Stockholder’s Voting Covered Shares in favor thereof; and

(d) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Voting Covered Shares against (i) any Acquisition Transaction or any proposal relating to an Acquisition Transaction (in each case, other than the Transactions); (ii) any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantially all assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and (iii) any proposal, action or agreement that would or would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Mergers, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any party under the Merger Agreement or (C) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Transactions are recommended by the Board of Directors of the Company or the Board of Directors of the Company has previously recommended the Transactions but changed such recommendation.

2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not (i) enter into any voting agreement, voting trust or other agreement with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy, power of attorney or similar right with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any other agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or would reasonably be expected to prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination; Non-Survival of Representations and Warranties.

(a) This Agreement shall terminate upon the earlier to occur of (i) the First Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms in circumstances where the Closing does not occur (the earlier such date under clause (i) or (ii) being referred to herein as the “Termination Date”), and upon such termination, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Party; provided, that (A) no such termination shall relieve any Party of any liability for its pre-termination fraud or material breach of this Agreement, (B) this Section 3(a), Section 5(d), Section 5(e), Section 5(f), Section 5(i), Section 7, and Sections 9 through 21 shall survive any such termination and (C) Section 5(c) shall survive any such termination under clause (i) above until the expiration of the Lock-Up Period (as defined in the Acquiror Bylaws).

(b) None of the representations or warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing.

4. Representations and Warranties of the Stockholders. In compliance with the terms of Section 3.3 of the Voting Agreement, the representations and warranties in this Section 4 are provided voluntarily by each Stockholder. Each Stockholder hereby represents and warrants (severally and not jointly and as to itself only) to the Acquiror and the Company as follows:

(a) Such Stockholder is the sole record owner and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, or has a valid proxy to vote, such Stockholder’s Covered Shares, free and clear of any Liens (other than as created by this Agreement or the organizational documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company)). As of the date hereof, other than the Covered Shares set forth opposite such Stockholder’s name on Schedule 1, such Stockholder does not own beneficially or of record any shares of Company Stock (or any securities convertible into shares of Company Stock) or any interest therein.

(b) Such Stockholder, in each case except as provided in this Agreement or, before giving effect to Section 5(j), the Investment Agreements or the Governing Documents of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, whether by ownership or by proxy, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Covered Shares, that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c) Such Stockholder affirms that (i) if the Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if the Stockholder is not a natural person, it (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority to, and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, subject to the due execution and delivery of this Agreement by each of the Company and Acquiror, constitutes a legally valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or to be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Transactions.

(e) The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of such Stockholder (if such Stockholder is not a natural person) or the rights of such Stockholder’s spouse or domestic partner (if such Stockholder is a natural person and has a spouse or domestic partner, as applicable), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Stockholder pursuant to any Contract binding upon such Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which such Stockholder is subject, (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder or (iv) any violation of applicable Law, except, in the case of clauses (ii), (iii) or (iv) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or the Transactions.

(f) As of the date of this Agreement, there is no Action pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, in any manner, questions the beneficial or record ownership of the Stockholder’s Covered Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(g) The Stockholder is a sophisticated investor and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and based on such information as the Stockholder has deemed appropriate made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character. The Stockholder acknowledges that the agreements contained herein are irrevocable.

(h) Such Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or could be liable in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by or on behalf of such Stockholder in his, her or its capacity as a stockholder.

5. Certain Covenants of the Stockholders. In compliance with the terms of Section 3.3 of the Voting Agreement, the Stockholders are not required to agree to any restrictive covenant in connection with the Transactions and any agreement of a Stockholder to any restrictive covenant is provided voluntarily by such Stockholder.

(a) No Solicitation. Prior to the Termination Date, each Stockholder shall not take, and shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Acquiror, the Company and/or any of their respective Affiliates or Representatives in respect of the Transactions) concerning any Acquisition Transaction, (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction, or (iii) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than Acquiror, the Company and/or any of their respective Affiliates or Representatives with respect to the Transactions) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any Business Combination Proposal other than as contemplated by the Transactions; provided, that, in the case of clauses (ii) and (iii), the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall not be deemed a violation of this Section 5(a). Such Stockholder shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Proposal or a Business Combination Proposal. Notwithstanding the foregoing, (A) such Stockholder, in its capacity as such, shall not be responsible for the actions of the Company or the Board of Directors of the Company (or any committee thereof), any subsidiary of the Company, any other stockholder of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (B) such Stockholder, in its capacity as such, makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (C) any breach by the Company of its obligations under Section 9.03(a) of the Merger Agreement shall not, in and of itself, be considered a breach of this Section 5(a) (it being understood that, for the avoidance of doubt, such Stockholder or his, her or its Representatives shall remain responsible for any breach by such Stockholder or his, her or its Representatives of this Section 5(a)).

(b) No Transfers Prior to Termination Date. Each Stockholder shall not, prior to the Termination Date (except, in each case, pursuant to the Merger Agreement), (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Covered Shares, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Covered Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit (A) a Transfer to an Affiliate of the Stockholder or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof or (B) in the case of Founder, a “Permitted Transfer” as defined in the Acquiror Charter (each, a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the transferring Stockholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 5(b) shall not relieve the transferring Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 5(b) shall be null and void.

(c) Post-Closing Lock-Up. Each Stockholder hereby acknowledges that it has read the Acquiror Bylaws, including Section 7.12 thereof, and understands that such section provides that certain of such Stockholder’s Covered Shares will be subject to Transfer restrictions (i.e., a “lock-up”) following the Closing, as and to the extent set forth therein. Accordingly, each Stockholder hereby agrees to be bound by and comply with Section 7.12 of the Acquiror Bylaws as if such section was set forth herein and made a part hereof. Notwithstanding anything to the contrary herein, to the extent the Board of Directors of the Acquiror waives or repeals, or otherwise relaxes, any of the lock-up restrictions set forth in Section 7.12 of the Acquiror Bylaws (whether acting pursuant to Section 7.12(iii) of the Acquiror Bylaws or otherwise), such lock-up restrictions shall be identically waived, repealed or relaxed, as applicable, with respect to the Stockholders.

(d) No Actions to Breach Agreement. Each Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement.

(e) Maintenance of Records. Each Stockholder hereby authorizes Acquiror and the Company to maintain a copy of this Agreement at either its executive office or registered office.

(f) Binding Effect of Merger Agreement. Each Stockholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. Each Stockholder shall be bound by and comply with Section 9.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such Stockholder was an original signatory to the Merger Agreement with respect to such provisions.

(g) Closing Date Deliverables. On the Closing Date, each Stockholder that is requested by the Company to execute the Registration Rights Agreement shall deliver to Acquiror and the Company a duly executed copy of the Registration Rights Agreement, in substantially the form attached as Exhibit C to the Merger Agreement.

(h) Drag-Along Rights. Each Stockholder shall promptly take, or cause to be taken, all actions, and cooperate with other parties, to comply with all aspects of Section 3 of the Voting Agreement with respect to the Mergers and the Transactions.

(i) No Challenges; Waiver of Appraisal Rights. Each Stockholder shall not commence, join in, facilitate, assist or encourage, and shall take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against any of the Acquiror Parties, the Company, the Sponsor, any of their respective Affiliates or any of the respective Representatives (including directors, officers and employees) of the foregoing Persons, or any of the respective successors or assigns of any of the foregoing Persons, challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement or any other Transaction Agreement or the consummation of the Transactions. Each stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect), any rights of appraisal or rights to dissent from the Mergers or appraisal or dissenters’ rights that it may at any time have under applicable Laws, including Section 262 of the DGCL.

(j) Termination of Affiliate Agreements and Certain Other Agreements. Each Stockholder, by this Agreement with respect to its Covered Shares, severally and not jointly, hereby agrees to take all action necessary to terminate, subject to and effective immediately prior to the Closing, (a) all Affiliate Agreements to which such Stockholder is party (including the Investment Agreements) other than those that are set forth on Section 7.07 of the Company Disclosure Letter (a redacted version of which, showing only the surviving Affiliate Agreements applicable to such Stockholder, has previously been reviewed by such Stockholder); and (b) any rights under any letter or agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company.

(k) Update of Schedule 1. If any Stockholder acquires record or beneficial ownership of any Covered Shares following the date hereof (or becomes aware, following the date hereof, of its record or beneficial ownership of any Covered Shares as of the date hereof, which shares are not already set forth on Schedule 1), such Stockholder shall promptly notify the Company and Acquiror in writing (email being sufficient), and Schedule 1 shall be updated to reflect such Stockholder’s ownership of such additional Covered Shares.

6. Further Assurances. From time to time, at Acquiror’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or reasonably requested to effect the actions and consummate the Transactions and the transactions contemplated hereby.

7. Disclosure. Such Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Stockholder will promptly provide any information reasonably requested in writing by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

8. Changes in Capital Stock. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, (ii) the Stockholder purchases or otherwise acquires beneficial ownership of any Company Stock or (iii) the Stockholder acquires the right to vote or share in the voting of any Company Stock, the term “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror, the Company and each Stockholder charged with such amendment, modification or supplement.

10. Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 11):

if to the Stockholder, to the address or email address set forth opposite such Stockholder’s name on Schedule 1, or in the absence of such address or email address being set forth on Schedule 1, the address (including email) set forth in the Company’s books and records, with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn:    Justin Hamill; Josh Dubofsky

Email: Justin.Hamill@lw.com; Josh.Dubofsky@lw.com

if to the Company, to it at:

OfferPad, Inc.

2150 E Germann Rd, Suite 1

Chandler, AZ 85286

Attn:   Benjamin Aronovitch, Chief Legal Officer

Email: benjamin.aronovitch@offerpad.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attn:    Justin Hamill; Josh Dubofsky

Email: Justin.Hamill@lw.com; josh.dubofsky@lw.com

if to Acquiror prior to the Closing, to it at:

Supernova Partners Acquisition Company, Inc.

4301 50th St. NW

Suite 300, PMB 1044

Washington, D.C. 20016

Attention: Robert Reid, CEO; Michael Clifton, CFO

Email: robert@supernovaspac.com; michael@supernovaspac.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, D.C. 20001

Attn: Jonathan L. Corsico

E-mail: jonathan.corsico@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attn:     Michael Wolfson

E-mail: mwolfson@stblaw.com

if to Acquiror after the Closing, to it at:

Supernova Partners Acquisition Company, Inc.

2150 E Germann Rd, Suite 1

Chandler, AZ 85286

Attn:   Benjamin Aronovitch, Chief Legal Officer

Email: benjamin.aronovitch@offerpad.com

In addition to the foregoing, in the case of any pre-Closing notices sent by any Stockholder to any other Stockholder or the Company, or sent by the Company to any Stockholder, copies shall also be sent to Acquiror (to the person specified to receive pre-Closing notices on behalf of Acquiror) and to Simpson Thacher & Bartlett LLP (to the persons referenced above).

12. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of any Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of each Stockholder shall remain vested in and belong to such Stockholder, and Acquiror shall have no authority to direct any Stockholder in the voting or disposition of any of such Stockholder’s Covered Shares, except as otherwise provided herein.

13. Entire Agreement; Time of Effectiveness. This Agreement and the Merger Agreement constitute the entire agreement and understanding, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

14. No Third-Party Beneficiaries. The Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Acquiror and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties, any rights or remedies hereunder, including the right to rely upon the representations, warranties and covenants set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the Persons expressly named as parties to this Agreement.

15. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

(b) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 15(b).

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Stockholders, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Acquiror and the Company or (b) be assigned by Acquiror or the Company, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Acquiror) or Acquiror (in the case of an attempted assignment by the Company). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

17. Enforcement. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations under Section 1, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

18. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections and Schedules are to Sections and Schedules of this Agreement, respectively, unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The term “or” is not exclusive.

21. Capacity as a Stockholder or Proxy Holder. Notwithstanding anything herein to the contrary, each Stockholder is signing this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in any other capacity, and this Agreement shall not limit, prevent or otherwise affect the actions of such Stockholder or any Affiliate or Representative thereof, or any of their respective Affiliates, in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Stockholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement hereunder by any other Stockholder that is also a Party and each Stockholder shall solely be required to perform its obligations hereunder in its individual capacity.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

By:	/s/ Michael S. Clifton
Name:	Michael S. Clifton
Title:	Chief Financial Officer

OFFERPAD, INC.

By:	/s/ Brian Bair
Name:	Brian Bair
Title:	Chief Executive Officer & Founder

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

FIRST AMERICAN FINANCIAL CORPORATION

By:	/s/ Kenneth D. DeGiorgio
Name:	Kenneth D. DeGiorgio
Title:	Executive Vice President

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

LL CAPITAL PARTNERS I, L.P.

By:	/s/ Paul A. Frick
Name:	Paul A. Frick
Title:	Vice President

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SIF V, LLC

By:	/s/ Paul A. Frick
Name:	Paul A. Frick
Title:	Vice President of the Managing Member

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

By:	/s/ Brian Bair
Name:	Brian Bair

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

By:	/s/ Vaughn Bair
Name:	Vaughn Bair

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

By:	/s/ Casey Bair
Name:	Casey Bair

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

By:	/s/ Jerry Coleman
Name:	Jerry Coleman

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

By:	/s/ Roberto Sella
Name:	Roberto Sella

[Signature Page to Company Holders Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

By:	/s/ Darrin Shamo
Name:	Darrin Shamo

[Signature Page to Company Holders Support Agreement]

ANNEX F

Final Version

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into as of March 17, 2021 by and between Supernova Partners Acquisition Company, Inc., a Delaware corporation (the “Issuer”), and the undersigned (“Subscriber”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, the Issuer, OfferPad, Inc., a Delaware corporation (“OfferPad”), Orchids Merger Sub, Inc., a Delaware corporation (“First Merger Sub”) and Orchids Merger Sub, LLC, a Delaware limited liability company (“Second Merger Sub”) are entering into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, (i) First Merger Sub will be merged with and into OfferPad (the “First Merger”), with OfferPad surviving the First Merger and (ii) immediately following the First Merger, Offerpad will be merged with and into Second Merger Sub (the “Second Merger”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of the Issuer, on the terms and subject to the conditions set forth therein (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Issuer the number of shares of the Issuer’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), set forth on Subscriber’s signature page hereto (the “Shares”) for a purchase price of $10.00 per share (the “Per Share Price”) and an aggregate purchase price as set forth on Subscriber’s signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein; and

WHEREAS, certain other investors (each, other than Supernova Partners LLC and its affiliates (collectively, the “Sponsor”) an “Other Subscriber”) are entering into separate subscription agreements with the Issuer (each, an “Other Subscription Agreement”), pursuant to which such investors have agreed or will agree to purchase Class A Common Stock at the Per Share Price (collectively with the Shares to be purchased hereunder, the “PIPE Securities”) on the Closing Date (as defined below) for a total aggregate investment of $200,000,000;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

For ease of administration, this single Subscription Agreement is being executed so as to enable each Subscriber identified on the signature page to enter into a Subscription Agreement, severally, but not jointly. The parties agree that (i) the Subscription Agreement shall be treated as if it were a separate agreement with respect to each Subscriber listed on the signature page, as if each Subscriber entity had executed a separate Subscription Agreement naming only itself as Subscriber, and (ii) no Subscriber listed on the signature page shall have any liability under the Subscription Agreement for the obligations of any other Subscriber so listed.

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Shares (such subscription and issuance, the “Subscription”).

2. Representations, Warranties and Agreements.

2.1. Subscriber’s Representations, Warranties and Agreements. To induce the Issuer to issue the Shares to Subscriber, Subscriber hereby represents and warrants to the Issuer and acknowledges and agrees with the Issuer as follows:

2.1.1. If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2. If Subscriber is not an individual, this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3. The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the legal authority or ability of Subscriber to enter into or timely perform its obligations under this Subscription Agreement (a “Subscriber Material Adverse Effect”), (ii) if Subscriber is not an individual, result in any breach or violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or Governmental Authority, domestic or foreign, having jurisdiction over Subscriber or, if applicable, any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect.

2.1.4. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (5), (6), (7) or (9) under the Securities Act) satisfying the applicable requirements set forth on Schedule I hereto, (ii) is acquiring the Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule I hereto). If Subscriber is not an individual, Subscriber is not an entity formed for the specific purpose of acquiring the Shares.

2.1.5. Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or

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(iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Shares shall contain a legend, or each register for the Shares in book entry form shall contain a notation, to such effect. Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that the Issuer files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. Subscriber understands and agrees that the Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

2.1.6. Subscriber understands and agrees that Subscriber is purchasing the Shares directly from the Issuer. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by J.P. Morgan Securities LLC or Jefferies LLC (together, the “Placement Agents”), the Issuer, OfferPad, or any of their respective affiliates or any control persons, officers, directors, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Subscription Agreement.

2.1.7. Subscriber’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

2.1.8. In making its decision to purchase the Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the Issuer’s representations, warranties and agreements herein. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Issuer and its representatives concerning the Issuer or the Shares or the offer and sale of the Shares. Subscriber acknowledges and agrees that Subscriber has received access to, and has had an adequate opportunity to review, such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, including with respect to the Issuer, OfferPad and the Transactions, and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to Subscriber’s investment in the Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that, as the Subscriber deems necessary, it has reviewed (i) the Issuer’s filings with the Securities and Exchange Commission (the “Commission”) and (ii) a presentation with respect to OfferPad provided to Subscriber by the Issuer (the “Target Disclosure”). Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber acknowledges and agrees that (i) neither of the Placement Agents, nor any affiliate of the Placement Agents, has provided Subscriber with any information or advice with respect to the Shares nor is such information or advice necessary or desired and (ii) neither of the Placement Agents nor any of their respective affiliates has prepared any disclosure or offering document in connection with the offer and sale of the Shares. Neither of the Placement Agents nor any of their respective affiliates has made or makes any representation as to the Issuer, OfferPad or the quality or value of the Shares and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Issuer or OfferPad which Subscriber agrees need not be provided to it. In connection with the issuance of the Shares to Subscriber and the purchase of the Shares by Subscriber, neither of the Placement Agents nor any of their respective affiliates has acted as a financial advisor or

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fiduciary to Subscriber. Subscriber acknowledges that neither of the Placement Agents shall have any liability or any obligation to the Subscriber in respect of this Subscription Agreement or the transactions contemplated hereby including, but not limited to, any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscriber’s purchase of the Shares. The Subscriber hereby understands and acknowledges that none of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to the Issuer, OfferPad or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Issuer.

2.1.9. Subscriber became aware of this offering of the Shares solely by means of direct contact between Subscriber and the Issuer or its representatives, including the Placement Agents. Subscriber has a pre-existing substantive relationship (as interpreted in guidance from the Commission under the Securities Act) with the Issuer or its representatives, and the Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or its representatives. Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

2.1.10. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) if not an individual, is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. If Subscriber is not an individual, Subscriber understands and acknowledges that the purchase and sale of the Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

2.1.11. Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.12. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.

2.1.13. Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable laws. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber, directly or indirectly

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through a third-party administrator, maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, Subscriber, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Shares were legally derived.

2.1.14. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that it has not relied on the Issuer or any of its affiliates (the “Transaction Parties”) for investment advice as the Plan’s fiduciary with respect to its decision to acquire and hold the Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.

2.1.15. [Reserved.]

2.1.16. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Issuer as a result of the purchase and sale of Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Issuer from and after the Closing as a result of the purchase and sale of Shares hereunder.

2.1.17. On the date the Purchase Price would be required to be funded to the Issuer pursuant to Section 3.1 Subscriber will have, sufficient immediately available funds to pay the Purchase Price pursuant to Section 3.1. Subscriber was not formed for the purpose of acquiring the Shares.

2.1.18. [Reserved.]

2.1.19. If applicable, Subscriber represents that no disqualifying event described in Rule 506(d)(1)(i)-(viii) under the Securities Act (a “Disqualification Event”) is applicable to Subscriber or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Subscriber hereby agrees that it shall notify the Issuer promptly in writing in the event a Disqualification Event becomes applicable to Subscriber or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 2.1.19, “Rule 506(d) Related Party” shall mean a person or entity that is a direct beneficial owner of Subscriber’s securities for purposes of Rule 506(d) under the Securities Act.

2.1.20. No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.

2.1.21. If Subscriber is an individual, then Subscriber resides in the state or province identified in the address of Subscriber set forth on the signature page hereto. If Subscriber is not an individual, then the office or offices of Subscriber where its principal place of business is located is identified in the address or addresses of Subscriber set forth on the signature page hereto.

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2.1.22. If Subscriber is an individual, Subscriber hereby understands and acknowledges that neither J.P. Morgan Securities LLC, Jefferies LLC, nor any of their respective affiliates is acting as a placement agent in connection with the offer and sale of the Shares to Subscriber.

2.1.23. The Subscriber has not paid, and is not obligated to pay, any brokerage, finder or other commission or similar fee in connection with the issuance and sale of the Shares.

2.1.24. If Subscriber is a resident or subject to the laws of Canada, Subscriber hereby declares, represents, warrants and agrees as set forth in the attached Schedule II.

2.2. Issuer’s Representations, Warranties and Agreements. To induce Subscriber to purchase the Shares, the Issuer hereby represents and warrants to Subscriber and agrees with Subscriber as follows:

2.2.1. The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the Delaware General Corporation Law (the “DGCL”), with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.2.2. The Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and registered with the Issuer’s transfer agent, the Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s organizational documents or under the DGCL, or pursuant to any agreement or other instrument to which the Issuer is a party or by which it is otherwise bound.

2.2.3. This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding obligation of Subscriber, is the valid and binding obligation of the Issuer and is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.2.4. The execution, delivery and performance by the Issuer of this Subscription Agreement, issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer or to have a material adverse effect on the legal authority or ability of the Issuer to enter into or timely perform its obligations under this Subscription Agreement (an “Issuer Material Adverse Effect”), (ii) result in any breach or violation of the provisions of the organizational documents of the Issuer or any of its subsidiaries or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or Governmental Authority, domestic or foreign, having jurisdiction over the Issuer or any of its subsidiaries or any of their respective properties that would reasonably be expected to have an Issuer Material Adverse Effect.

2.2.5. Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any Issuer security under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration under the Securities Act of the Shares to be issued as contemplated hereby.

2.2.6. Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities

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Act, in connection with the offer or sale of any of the Shares and neither the Issuer nor any person acting on its behalf offered any of the Shares in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

2.2.7. Concurrently with the execution and delivery of this Subscription Agreement, the Issuer is entering into the Other Subscription Agreements providing for the sale of certain PIPE Securities. Neither Issuer nor any of its affiliates has entered into any side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Issuer, other than (a) Other Subscription Agreements, (b) the Merger Agreement and (c) the Forward Purchase Agreements (as defined below). The Other Subscription Agreements reflect the same Per Share Price and terms and conditions that are not more advantageous to any Other Subscriber thereunder than the terms and condition hereunder (other than terms particular to the regulatory requirements of such Subscriber or its affiliates or related funds). The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.

2.2.8. The authorized capital stock of the Issuer as of the date of this Subscription Agreement consists of 121,000,000 shares of capital stock as follows: (a) 100,000,000 shares of Class A Common Stock, (b) 20,000,000 shares of Class B common stock, par value $0.0001 per share (“Authorized Class B Shares”); and (c) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Authorized Preferred Shares”). On October 23, 2020, the Issuer entered into Forward Purchase Agreements (the “Forward Purchase Agreements”) with certain affiliates of the Sponsor (the “Forward Purchasers”) pursuant to which the Forward Purchasers agreed to buy 5,000,000 shares of Class A Common Stock, plus an aggregate of 1,666,667 warrants to purchase one share of Class A Common Stock, for an aggregate purchase price of $50.0 million, subject to termination by mutual agreement. As of the date hereof, and as of immediately prior to the completion of the Transactions (prior to giving effect to (x) any redemption of any Class A Common Stock held by the Issuer’s public shareholders in connection with the consummation of the Transactions and (y) the issuance of the PIPE Securities): (i) no Preferred Shares are and will be issued and outstanding; (ii) 40,250,000 shares of Class A Common Stock are and will be issued and outstanding; (iii) 10,062,500 Authorized Class B Shares are and will be issued and outstanding; (iv) 6,700,000 warrants to purchase an aggregate of 6,700,000 shares of Class A Common Stock (the “Private Placement Warrants”) are and will be outstanding; and (v) 13,416,666.7 warrants to purchase an aggregate of 13,416,666.7 shares of Class A Common Stock (the “Public Warrants”) are and will be outstanding. All (i) issued and outstanding shares of Class A Common Stock and issued and outstanding Authorized Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding Private Placement Warrants and Public Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to any Forward Purchase Agreements, Other Subscription Agreements and the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any shares of Class A Common Stock or Class B common stock, or any other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. Other than First Merger Sub and Second Merger Sub, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SEC Documents (as defined below) and (B) as contemplated by the Merger Agreement and the other Transaction Agreements.

2.2.9. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 2.1 of this Subscription Agreement, (x) no registration under the Securities Act is required for the offer and sale of the Shares by the Issuer to Subscriber contemplated by this Subscription Agreement and (y) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of the Issuer in

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connection with such offer and sale of Shares contemplated by this Subscription Agreement, except for filings pursuant to Regulation D of the Securities Act and applicable state securities laws.

2.2.10. The Issuer has made available to Subscriber (including via the Commission’s EDGAR system) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Issuer with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”), which SEC Documents, complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents. Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Documents was prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Issuer as at the respective dates thereof and for the respective periods indicated therein. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its inception and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents.

2.2.11. There are no pending or, to the knowledge of the Issuer, threatened, Actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Issuer which would, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

2.2.12. Except for the Placement Agents, the Issuer has not paid, and is not obligated to pay, any brokerage, finder or other commission or similar fee in connection with the issuance and sale of the Shares.

2.2.13. The Issuer is in compliance with all applicable laws, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect. The Issuer has not received any written communication that alleges that the Issuer is not in compliance with, or is in default or violation of, any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have an Issuer Material Adverse Effect.

2.2.14. The issued and outstanding shares of the Issuer’s Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “SPNV.” The Issuer is in compliance in all material respects with the rules of the NYSE and there is no Action pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission with respect to any intention by such entity to deregister the Issuer’s Class A Common Stock or terminate the listing of the Issuer’s common stock on the NYSE. None of the Issuer or its affiliates has taken any action in an attempt to terminate the registration of the Issuer’s Class A Common Stock under the Exchange Act except as contemplated by the Merger Agreement. The Issuer has not received any notice from the NYSE or the Commission regarding the revocation of such listing or otherwise regarding the delisting of the Issuer’s Class A Common Stock from the NYSE or the Commission.

2.2.15. There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Shares or (ii) the shares of Class A Common Stock to be issued pursuant to any Other Subscription Agreement.

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2.2.16. Neither the Issuer nor any of its subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.2.17. Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and Issuer effecting a pledge of Shares shall not be required to provide Issuer with any notice thereof or otherwise make any delivery to Issuer pursuant to this Subscription Agreement. Issuer hereby agrees to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with a pledge of the Shares to such pledgee by Subscriber.

3. Settlement Date and Delivery.

3.1. Closing. The closing of the Subscription contemplated hereby (the “Closing”) shall occur immediately prior to, or substantially concurrently with, the consummation of the Transactions (the “Closing Date”). Upon written notice from (or on behalf of) the Issuer to Subscriber (the “Closing Notice”) at least five (5) Business Days prior to the date that the Issuer reasonably expects the closing of the Transactions to occur (the “Expected Closing Date”), Subscriber shall deliver to the Issuer no later than two (2) Business Days prior to the Closing, the Purchase Price for the Shares, by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held by the Issuer in escrow until the Closing. If (i) the Subscription Agreement terminates following the delivery by Subscriber of the Purchase Price for the Shares or the Transactions are not consummated on or prior to the second (2nd) Business Day after the Expected Closing Date, the Issuer shall promptly (but no later than two (2) Business Days thereafter) return the Purchase Price to Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, by wire transfer of United States dollars in immediately available funds to an account specified by Subscriber. Notwithstanding the immediately preceding sentence, (i) a failure to close on or within two (2) Business Days after the Expected Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in Sections 3.2 and 3.3 to be satisfied or waived on or prior to the Closing Date, and (ii) Subscriber shall remain obligated to consummate the Closing upon satisfaction of the conditions set forth in Sections 3.2 and 3.3. At the Closing, upon satisfaction (or, if applicable, waiver) of the conditions set forth in Sections 3.2 and 3.3, the Issuer shall deliver to Subscriber the Shares in book entry form in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. For purposes of this Subscription Agreement, “Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close. Each register and book entry for the Shares shall contain a notation with a legend substantially to the effect described in Section 2.1.5 hereof.

3.2. Conditions to Closing of the Issuer.

The Issuer’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or waiver by Issuer, on or prior to the Closing Date, of each of the following conditions:

3.2.1. Representations and Warranties Correct. The representations and warranties made by Subscriber in Section 2.1 hereof (i) shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and (ii) shall be true and correct in all material respects on and as of the Closing Date, unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date (in each case, other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date.

3.2.2. Compliance with Covenants. Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by Subscriber at or prior to the Closing, provided, that this

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condition shall be deemed satisfied unless written notice of such non-compliance is provided by Issuer to the Subscriber, and the Subscriber fails to cure such non-compliance in all material respects within ten (10) Business Days of receipt of such notice.

3.2.3. Closing of the Transactions. All conditions precedent to the Issuer’s obligations to consummate, or cause to be consummated, the Transactions set forth in the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement) or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction (as determined by the parties to the Merger Agreement) or waiver by such party of such conditions as of the consummation of the Transactions), and such Transactions are consummated substantially concurrently with the Closing.

3.2.4. Legality. There shall not be in force any order, judgment or injunction entered by or with any Governmental Authority enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement.

3.3. Conditions to Closing of Subscriber.

Subscriber’s obligation to purchase the Shares at the Closing is subject to the fulfillment or waiver by Subscriber, on or prior to the Closing Date, of each of the following conditions:

3.3.1. Representations and Warranties Correct. The representations and warranties made by the Issuer in Section 2.2 hereof (i) shall be true and correct in all material respects when made (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects), and (ii) shall be true and correct in all material respects on and as of the Closing Date, unless they specifically speak as of another date in which case they shall be true and correct in all material respects as of such date (in each case, other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect, which representations and warranties shall be true in all respects) with the same force and effect as if they had been made on and as of said date, but in each case without giving effect to consummation of the Transactions.

3.3.2. Compliance with Covenants. The Issuer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Issuer at or prior to the Closing.

3.3.3. Closing of the Transactions. (i) All conditions precedent to the consummation of the Transactions set forth in the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement) or waived by the party entitled to the benefit thereof under the Merger Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction (as determined by the parties to the Merger Agreement) or waiver by such party of such conditions as of the consummation of the Transactions) and (ii) no amendment or modification of, or waiver under the Merger Agreement shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits to Subscriber under this Subscription Agreement without having received Subscriber’s prior written consent.

3.3.4. Legality. There shall not be in force any order, judgment or injunction entered by or with any Governmental Authority enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement, and no Governmental Authority shall have instituted or threatened in writing a proceeding seeking to impose any such injunction or prohibition.

3.3.5. Listing. The Shares shall have been approved for listing on the NYSE.

4. Registration Rights Agreement.

4.1. The Issuer agrees that, within 30 calendar days after the consummation of the Transactions (the “Filing Deadline”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares, including additional shares issued

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pursuant to any stock split, stock dividend or similar transaction (the “Registrable Securities”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the consummation of the Transactions, but no later than the earlier of (i) the 65th calendar day (or 90th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the consummation of the Transactions and (ii) the 5th Business Day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that if the Commission is closed for operations due to a government shutdown, the Effectiveness Date shall be extended by the same amount of days that the Commission remains closed for operations; provided, further, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholder questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder. For the avoidance of doubt, the Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Shares to the Issuer (or its successor) upon request to assist the Issuer in making the determination described above. The Issuer shall provide a draft of the Registration Statement to Subscriber for review at least two (2) Business Days in advance of the date of filing the Registration Statement with the Commission (the “Filing Date”), and Subscriber shall provide any comments on the Registration Statement to the Issuer no later than the day immediately preceding the Filing Date. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. Notwithstanding the foregoing it is expressly understood that the Issuer shall include the following in the Registration Statement, “In offering the securities covered by this prospectus, the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.” The Issuer may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after the Issuer becomes eligible to use such Form S-3. Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the shares of Class A Common Stock by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of shares of Class A Common Stock which is equal to the maximum number of shares as is permitted to be registered by the Commission. In such event, the number of Registrable Securities to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such additional shares and cause such amendment or Registration Statement to become effective as promptly as practicable. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 4.

4.2. In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Issuer shall:

4.2.1. except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer

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determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions through the date the earliest of (i) three (3) years from the date the initial Registration Statement covering the Registrable Securities is declared effective, (ii) the date on which Subscriber no longer owns any Shares or (iii) the first date on which Subscriber can sell all of its Shares (or shares received in exchange therefor) without any condition or limitation under Rule 144; the Issuer will remove the legend set forth in Section 2.1.5 upon a sale pursuant to an effective Registration Statement;

4.2.2. advise Subscriber within five (5) Business Days:

(a) when a Registration Statement or any amendment thereto has been filed with the Commission and when a Registration Statement or any post-effective amendment thereto has become effective;

(b) after it shall have received notice or obtained knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(c) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(d) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein do not include any untrue statements of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth in this Section 4.2.2, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above may constitute material, nonpublic information regarding the Issuer;

4.2.3. use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

4.2.4. upon the occurrence of any event contemplated in Section 4.2.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

4.2.5. use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Issuer’s Class A Common Stock is then listed.

4.3. Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the filing, effectiveness or continued use of any Registration Statement would require the Issuer to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of the Issuer, after consultation with external counsel to the Issuer, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading or to comply with applicable disclosure requirements, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Issuer has a bona fide business purpose for not

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making such information public (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two (2) occasions or for more than forty-five (45) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except (A) for disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

4.4. Subscriber may deliver written notice (including via email in accordance with this Subscription Agreement) (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 4; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Issuer in writing at least three (3) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.4) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) Business Day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

4.5. The Issuer shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, members, managers, partners, agents, investment advisors and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information. The Issuer shall notify Subscriber

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promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which the Issuer is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party. Notwithstanding the forgoing, the Issuer’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Issuer.

4.6. Subscriber shall, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement or selling stockholder named in the Registration Statement, indemnify and hold harmless the Issuer, its directors, officers, agents and employees, each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Issuer by or on behalf of Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber.

4.7. Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.8. The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

4.9. If the indemnification provided under this Section 4 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party

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and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of Subscriber shall be limited to the net proceeds received by such Subscriber from the sale of Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 4, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.9 from any person or entity who was not guilty of such fraudulent misrepresentation.

5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) the mutual written agreement of the Issuer and Subscriber to terminate this Subscription Agreement, (iii) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived by the party entitled to grant such waiver on or prior to the Closing and, as a result thereof, the transactions contemplated by tis Subscription Agreement are not consummated at the Closing or (iv) by written notice from Subscriber given any time after September 17, 2021, if the Closing has not occurred by such date and the terminating party’s breach was not the primary reason the Closing failed to occur by such date; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover reasonable and documented out-of-pocket losses, liabilities or damages arising from such willful breach. The Issuer shall promptly notify Subscriber of the termination of the Merger Agreement promptly (and in any event within one (1) business day) after the termination of such agreement.

6. Miscellaneous.

6.1. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional reasonable actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

6.1.1. Subscriber and the Issuer acknowledge that Subscriber, the Issuer and the Placement Agents (as third party beneficiaries with respect to Section 2, Section 6 and Section 9 hereof) will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber and Issuer contained in this Subscription Agreement. Prior to the Closing, each of Subscriber and the Issuer agrees to promptly notify the other party and the Placement Agents if any of its acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.

6.1.2. Each of the Issuer, the Subscriber and the Placement Agents (with respect to Section 2, Section 6 and Section 9 hereof), is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or Action or official inquiry with respect to the matters covered hereby.

6.1.3. Each of Subscriber and the Issuer shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein. The Issuer shall be responsible for the fees of the Transfer Agent, the escrow agent, stamp taxes and all of DTC’s fees associated with the issuance of the Shares.

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6.1.4. The Issuer may request from Subscriber such additional information as the Issuer may deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall promptly provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that, to the extent Subscriber identifies any such additional information as confidential, the Issuer agrees to keep any such information provided by Subscriber confidential (except to the extent required to be disclosed by applicable law, including in connection with any filings required to be made to the SEC or a stock exchange, in which case, Issuer shall provide prior written notice to Subscriber of such disclosure).

6.2. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

Supernova Partners Acquisition Company, Inc.

4301 50th Street NW

Suite 300, PMB 1044

Washington, DC 20016

Attention: Robert Reid and Michael Clifton

Email: robert@supernovaspac.com and michael@supernovaspac.com with a required copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Roxane Reardon and Marisa Stavenas

Email: Rfreardon@stblaw.com and Mstavenas@stblaw.com

6.3. Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter entered into relating to the subject matter hereof.

6.4. Modifications and Amendments. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought; provided that any rights (but not obligations) of a party under this Subscription Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party.

6.5. Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the parties hereunder (including Subscriber’s rights to purchase the Shares) may be transferred or assigned without the prior written consent of the other party hereto (other than the Shares acquired hereunder, if any, and the Subscriber’s rights under Section 4 hereof, and then only in accordance with this Subscription Agreement); provided that Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as Subscriber or an affiliate of Subscriber, without the prior consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the

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extent of such assignment; provided further that, no assignment without the other party’s prior written consent shall relieve the assigning party of any of its obligations hereunder.

6.6. Benefit. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

6.7. Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

6.8. Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of any state court located in The City and County of New York (the “New York State Courts”), provided that if subject matter jurisdiction over the matter that is the subject of the Action is vested exclusively in the U.S. federal courts, such Action shall be heard in the U.S. District Court for the Southern District of New York (together with the New York State Courts, the “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement. Each party hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such Action may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such Action is brought in an inconvenient forum or (v) the venue of such Action is improper. Each party hereby consents to service of process in any such Action in any manner permitted by New York law, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.2 and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.8, a party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.9. Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.10. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or

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further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.11. Remedies.

6.11.1. The parties agree that irreparable damage would occur if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.8, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.11 is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

6.11.2. The parties acknowledge and agree that this Section 6.11 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

6.12. Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement shall survive the Closing until the expiration of any statute of limitations under applicable law. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect until the expiration of any statute of limitations under applicable law.

6.13. [Reserved.]

6.14. Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.15. Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Subscription Agreement or any document to be signed in connection with this Subscription Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

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6.16. Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant. All references in this Subscription Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

6.17. Mutual Drafting. This Subscription Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto by virtue of the authorship of any of the provisions of this Subscription Agreement.

7. Cleansing Statement; Disclosure.

7.1. The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement (the time of such filing, “Disclosure Time”), issue one or more press releases or file with the Commission a Current Report on Form 8-K disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby and by any Other Subscription Agreements executed and delivered at such time and the Transactions. From and after the Disclosure Time, the Issuer represents to the Subscriber that it shall have publicly disclosed all material, non-public information delivered to the Subscriber by the Issuer or Offerpad or any of its respective officers, directors, employees or agents in connection with the transactions contemplated by the Subscription Agreement and the Merger Agreement, and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Issuer, Placement Agents or any of their affiliates, relating to the transactions contemplated by this Subscription Agreement.

7.2. Subscriber hereby consents to the publication and disclosure in (x) the Form 8-K filed by the Issuer with the Commission in connection with the execution and delivery of the Merger Agreement, the Proxy Statement or any other filing with the Commission pursuant to applicable securities laws and (y) any other documents or communications provided by the Issuer to any Governmental Authority or to securityholders of the Issuer, in each case, (i) as and to the extent required by applicable law or the Commission or any other Governmental Authority, and (ii) in the filing of this Subscription Agreement with the Commission and in the related Current Report on Form 8-K, in a manner acceptable to Subscriber, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by the Issuer, a copy of this Subscription Agreement. Other than as set forth in the immediately preceding sentence, without Subscriber’s prior written consent, the Issuer will not publicly disclose the name of Subscriber (including, for the avoidance of doubt, in any press release or marketing materials), other than to the Issuer’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Subscriber will promptly provide any information reasonably requested by the Issuer for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the Commission).

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8. Trust Account Waiver. Notwithstanding anything to the contrary set forth herein, Subscriber acknowledges that the Issuer has established a trust account containing the proceeds of its initial public offering and from certain private placements (collectively, with interest accrued from time to time thereon, the “Trust Account”). Subscriber agrees that (i) it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case, in connection with this Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Subscription Agreement; provided, however, that nothing in this Section 8 (x) shall serve to limit or prohibit the Subscriber’s right to pursue a claim against Issuer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) shall serve to limit or prohibit any claims that the Subscriber may have in the future against Issuer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or (z) shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of the Issuer acquired by any means other than pursuant to this Subscription Agreement, including, but not limited to, any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Subscription Agreement, Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. Subscriber agrees and acknowledges that such waiver is material to this Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Subscription Agreement and Subscriber further intends and understands such waiver to be valid, binding and enforceable under applicable law. In the event Subscriber, in connection with this Subscription Agreement, commences any Action which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, Subscriber shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such Action.

9. Non-Reliance. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents (or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives)), other than the representations and warranties of the Issuer expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Issuer. Subscriber agrees that neither the Sponsor, OfferPad, the Placement Agents (and their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives) nor any Other Subscriber pursuant to this Subscription Agreement or an Other Subscription Agreement or any other agreement related to the private placement of shares of the Issuer’s capital stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) shall be liable to Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares hereunder.

10. Rule 144. From and after such time as the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may allow Subscriber to sell securities of the Issuer to the public without registration may be available to holders of the Issuer’s common stock and until the earlier of (x) the date on which Subscriber no longer owns any Shares and (y) the time Subscriber can sell the Shares under Rule 144 without any condition or limitation, the Issuer agrees to:

10.1. make and keep public information available, as those terms are understood and defined in Rule 144;

10.2. file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

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10.3. furnish to Subscriber, promptly upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of the Exchange Act as required under Rule 144, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration.

If the Shares are eligible to be sold without restriction under Rule 144 under the Securities Act, then at Subscriber’s request in connection with a transfer of Shares, the Issuer will cause its transfer agent to remove the legend set forth in Section 2.1.5, and Subscriber shall provide all necessary certificates to facilitate the same. In connection therewith, if required by the Issuer’s transfer agent and subject to the delivery by the Subscriber of any customary and reasonable representations or other documentation in connection therewith, the Issuer will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Shares without any such legend; provided that, notwithstanding the foregoing, Issuer will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.

11. Tax Matters. Subscriber agrees to complete and return with this Subscription Agreement, upon request of the Issuer (and no later than two (2) Business Days prior to Closing), and to update as necessary, a valid and properly executed Internal Revenue Service (“IRS”) Form W-9 or W-8, as applicable. Subscriber further agrees that, in the event that (i) the information contained on such IRS Form W-9 or W-8 is no longer true and correct or (ii) upon reasonable request of the Issuer, Subscriber will provide a new IRS Form W-9 or W-8 to the Issuer.

12. The obligations of the Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and the Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber. The decision of the Subscriber to purchase the Shares has been made by the Subscriber independently of any Other Subscriber and independently of any information, materials, statements, opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer, OfferPad or any of their respective subsidiaries which may have been made or given by any Other Subscriber or by any agent or employee of any Other Subscriber, and neither the Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber (or to any other person) relating to or arising from any such information, materials, statements or opinions. The Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

ISSUER:

SUPERNOVA PARTNERS ACQUISITION COMPANY, INC.

By:
Name:
Title:

[Signature Page – Subscription Agreement]

Accepted and agreed:

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name:	Name:
Title:	Title:

Name of Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s	Joint Subscriber’s EIN:
EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone	Telephone
No.:	No.:

Facsimile	Facsimile
No.:	No.:

Aggregate Number of Shares subscribed for:

Aggregate Purchase Price: $ ._______________

You must pay the Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing if required, to the account specified by the Issuer in the Closing Notice.

Schedule I

ELIGIBILITY REPRESENTATIONS OF THE SUBSCRIBER

FOR INDIVIDUALS:

1.	INDIVIDUAL ACCREDITED INVESTOR STATUS:

(Please check the applicable subparagraphs):

☐

A natural person with individual net worth (or joint net worth with spouse or spousal equivalent (i.e., a cohabitant occupying a relationship generally equivalent to that of a spouse)) in excess of $1 million. For purposes of this item, “net worth” means the excess of total assets at fair market value, including automobiles and other personal property but excluding the value of the primary residence of such natural person (and including property owned by a spouse or spousal equivalent other than the primary residence of the spouse or spousal equivalent), over total liabilities. (For this purpose, the amount of any mortgage or other indebtedness secured by an investor’s primary residence should not be included as a “liability”, except to the extent (i) the fair market value of the residence is less than the amount of such mortgage or other indebtedness) or (ii) such indebtedness existing on the date of the acceptance of the investor’s subscription for Shares exceeds the indebtedness that existed sixty (60) days preceding such date and such indebtedness was not as a result of the acquisition of the investor’s primary residence).

☐

A natural person with individual income (without including any income of the Investor’s spouse or spousal equivalent) in excess of $200,000, or joint income with spouse or spousal equivalent of $300,000, in each of the two most recent years and who reasonably expects to reach the same income level in the current year.

☐

A natural person holding in good standing one or more of the following certifications: General Securities Representative license (Series 7), Private Securities Offerings Representative license (Series 82), and Investment Adviser Representative license (Series 65).

FOR ENTITIES:

1.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)).

** OR **

2.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

☐	We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) for one or more of the following reasons (Please check the applicable subparagraphs):

☐

We are a bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

☐	We are a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

☐	We are an insurance company, as defined in Section 2(13) of the Securities Act.

☐	We are an investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

☐	We are a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐

We are a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

☐

We are an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million.

☐	We are a private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐

We are a corporation, Massachusetts or similar business trust, or partnership, or an organization described in Section 501(c) (3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Shares, and that has total assets in excess of $5 million.

☐

We are a trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐	We are an entity in which all of the equity owners are accredited investors.

☐	We are an entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5 million.

* * AND * *

3.	AFFILIATE STATUS

(Please check the applicable box)

THE SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

  This page should be completed by the Subscriber and constitutes a part of the Subscription Agreement

F-A-I-2

Schedule II

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR (Canadian Investors Only)

1.	We hereby declare, represent and warrant that:

(a)

we are purchasing the Shares as principal for our own account, or are deemed to be purchasing the Shares as principal for our own account in accordance with applicable Canadian securities laws, and not as agent for the benefit of another investor;

(b)	we are residents in or subject to the laws of one of the provinces or territories of Canada;

(c)

we are entitled under applicable securities laws to purchase the Shares without the benefit of a prospectus qualified under such securities laws and, without limiting the generality of the foregoing, are both:

a.

an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or section 73.3(2) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion in Section 11 below, and we are not a person created or used solely to purchase or hold securities as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106; and

b.

a “permitted client” as defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI 31-103”) by virtue of satisfying the indicated criterion in Section 12 below

(d)

we have received, reviewed and understood, this Subscription Agreement and certain disclosure materials relating to the placing of Shares in Canada and, are basing our investment decision solely on this Subscription and the materials provided by the Company and not on any other information concerning the Company or the offering of the Shares;

(e)

the acquisition of Shares does not and will not contravene any applicable Canadian securities laws, rules or policies of the jurisdiction in which we are resident and does not trigger (i) any obligation to prepare and file a prospectus or similar document or (ii) any registration or other similar obligation on the part of any person;

(f)

we will execute and deliver within the applicable time periods all documentation as may be required by applicable Canadian securities laws to permit the purchase of the Shares on the terms set forth herein and, if required by applicable Canadian securities laws, will execute, deliver and file or assist the Company in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Shares as may be required by any applicable Canadian securities laws, securities regulator, stock exchange or other regulatory authority; and

(g)

neither we nor any party on whose behalf we are acting has been established, formed or incorporated solely to acquire or permit the purchase of Shares without a prospectus in reliance on an exemption from the prospectus requirements of applicable Canadian securities laws.

2.

We are aware of the characteristics of the Shares, the risks relating to an investment therein and agree that we must bear the economic risk of its investment in the Shares. We understand that we will not be able to resell the Shares under applicable Canadian securities laws except in accordance with limited exemptions and compliance with other requirements of applicable law, and we (and not the Company) are responsible for compliance with applicable resale restrictions or hold periods and will comply with all relevant Canadian securities laws in connection with any resale of the Shares.

3.

We hereby undertake to notify the Company immediately of any change to any declaration, representation, warranty or other information relating to us set forth herein which takes place prior to the closing of the purchase of the Shares applied for hereby.

4.

We understand and acknowledge that (i) the Company is not a reporting issuer in any province or territory in Canada and its securities are not listed on any stock exchange in Canada and there is currently no public market for the Shares in Canada; and (ii) the Company currently has no intention of becoming a reporting issuer in Canada and the Company is not obligated to file and has no present intention of filing a prospectus with any securities regulatory authority in Canada to qualify the resale of the Shares to the public, or listing the Company’s securities on any stock exchange in Canada and thus the applicable restricted period or hold period may not commence and the Shares may be subject to an unlimited hold period or restricted period in Canada and in that case may only be sold pursuant to limited exemptions under applicable securities legislation.

5.	We confirm we have reviewed applicable resale restrictions under relevant Canadian legislation and regulations.

6.

It is acknowledged that we should consult our own legal and tax advisors with respect to the tax consequences of an investment in the Shares in our particular circumstances and with respect to the eligibility of the Shares for investment by us and resale restrictions under relevant Canadian legislation and regulations, and that we have not relied on the Company or on the contents of the disclosure materials provided by the Company, for any legal, tax or financial advice.

7.

If we are a resident of Quebec, we acknowledge that it is our express wish that all documents evidencing or relating in any way to the sale of the Shares be drawn in the English language only. Si nous sommes résidents de la province de Québec, nous reconnaissons par les présentes que c’est notre volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière à la vente des engagements soient rédigés en anglais seulement.

8.

We understand and acknowledge that we are making the representations, warranties and agreements contained herein with the intent that they may be relied upon by the Company and the agents in determining our eligibility to purchase the Shares, including the availability of exemptions from the prospectus requirements of applicable Canadian securities laws in connection with the issuance of the Shares.

9.

We consent to the collection, use and disclosure of certain personal information for the purposes of meeting legal, regulatory, self-regulatory, security and audit requirements (including any applicable tax, securities, money laundering or anti-terrorism legislation, rules or regulations) and as otherwise permitted or required by law, which disclosures may include disclosures to tax, securities or other regulatory or self-regulatory authorities in Canada and/or in foreign jurisdictions, if applicable, in connection with the regulatory oversight mandate of such authorities.

10.

If we are an individual resident in Canada, we acknowledge that: (A) the Company or the agents may be required to provide personal information pertaining to us as required to be disclosed in Schedule I of Form 45-106F1 Report of Exempt Distribution (“Form 45-106F1”) under NI 45-106 (including its name, email address, address, telephone number and the aggregate purchase price paid by the purchaser) (“personal information”) to the securities regulatory authority or regulator in the local jurisdiction (the “Regulator”); (B) the personal information is being collected indirectly by the Regulator under the authority granted to it in securities legislation; and (C) the personal information is being collected for the purposes of the administration and enforcement of the securities legislation; and by purchasing the securities, we shall be deemed to have authorized such indirect collection of personal information by the Regulator. Questions about the indirect collection of information should be directed to the Regulator in the local jurisdiction, using the contact information set out below:

(a)	in Alberta, the Alberta Securities Commission, Suite 600, 250—5th Street SW, Calgary, Alberta T2P 0R4, Telephone: (403) 297-6454, toll free in Canada: 1-877-355-0585;

(b)

in British Columbia, the British Columbia Securities Commission, P.O. Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, British Columbia V7Y 1L2, Inquiries: (604) 899-6581, toll free in Canada: 1-800-373-6393, Email: inquiries@bcsc.bc.ca;

(c)	in Manitoba, The Manitoba Securities Commission, 500—400 St. Mary Avenue, Winnipeg, Manitoba R3C 4K5, Telephone: (204) 945-2548, toll free in Manitoba 1-800-655-5244;

F-A-II-2

(d)

in New Brunswick, Financial and Consumer Services Commission (New Brunswick), 85 Charlotte Street, Suite 300, Saint John, New Brunswick E2L 2J2, Telephone: (506) 658-3060, toll free in Canada: 1-866-933-2222, Email: info@fcnb.ca;

(e)

in Newfoundland and Labrador, Government of Newfoundland and Labrador, Financial Services Regulation Division, P.O. Box 8700, Confederation Building, 2nd Floor, West Block, Prince Philip Drive, St. John’s, Newfoundland and Labrador, A1B 4J6, Attention: Director of Securities, Telephone: (709) 729-4189,

(f)

in the Northwest Territories, the Government of the Northwest Territories, Office of the Superintendent of Securities, P.O. Box 1320, Yellowknife, Northwest Territories X1A 2L9, Attention: Deputy Superintendent, Legal & Enforcement, Telephone: (867) 920-8984;

(g)	in Nova Scotia, the Nova Scotia Securities Commission, Suite 400, 5251 Duke Street, Duke Tower, P.O. Box 458, Halifax, Nova Scotia B3J 2P8, Telephone: (902) 424-7768;

(h)	in Nunavut, Government of Nunavut, Department of Justice, Legal Registries Division, P.O. Box 1000, Station 570, 1st Floor, Brown Building, Iqaluit, Nunavut X0A 0H0, Telephone: (867) 975-6590;

(i)

in Ontario, the Inquiries Officer at the Ontario Securities Commission, 20 Queen Street West, 22nd Floor, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8314, toll free in Canada: 1-877-785-1555, Email: exemptmarketfilings@osc.gov.on.ca;

(j)	in Prince Edward Island, the Prince Edward Island Securities Office, 95 Rochford Street, 4th Floor Shaw Building, P.O. Box 2000, Charlottetown, Prince Edward Island C1A 7N8, Telephone: (902) 368-4569;

(k)

in Québec, the Autorité des marchés financiers, 800, Square Victoria, 22e étage, C.P. 246, Tour de la Bourse, Montréal, Québec H4Z 1G3, Telephone: (514) 395-0337 or 1-877-525-0337, Email: financementdessocietes@lautorite.qc.ca (For corporate finance issuers), fonds_dinvestissement@lautorite.qc.ca (For investment fund issuers);

(l)	in Saskatchewan, the Financial and Consumer Affairs Authority of Saskatchewan, Suite 601—1919 Saskatchewan Drive, Regina, Saskatchewan S4P 4H2, Telephone: (306) 787-5879; and

(m)	in Yukon, Government of Yukon, Department of Community Services, Law Centre, 3rd Floor, 2130 Second Avenue, Whitehorse, Yukon Y1A 5H6, Telephone: (867) 667-5314.

11.

We hereby represent, warrant, covenant and certify that we are, or any party on whose behalf we are acting is, an “accredited investor” as defined in NI 45-106 or section 73.3(1) of the Securities Act (Ontario) by virtue of satisfying the indicated criterion below:

Please check the category that applies:

☐		a Canadian financial institution or a Schedule III bank of the Bank Act (Canada),

☐		the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),

☐		a subsidiary of any person or company referred to in paragraphs (a) or (b) if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

☐		a person or company registered under the securities legislation of a province or territory of Canada as an adviser or dealer, except as otherwise prescribed by the regulations,

[omitted]

	(e.1)	[omitted]

F-A-II-3

☐		the Government of Canada, the government of a province or territory of Canada, or any Crown corporation, agency or wholly owned entity of the Government of Canada or of the government of a province or territory of Canada,

☐		a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec,

☐		any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,

☐	(i)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a province or territory of Canada,

[omitted]

☐	(j.1)	an individual who beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds CAD$5,000,000,

[omitted]

[omitted]

☐		a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements,

☐		an investment fund that distributes or has distributed its securities only to a person that is or was an accredited investor at the time of the distribution,

a person that acquires or acquired securities in the circumstances referred to in sections 2.10 of NI 45-106 [Minimum amount investment], or 2.19 of NI 45-106 [Additional investment in investment funds], or a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 of NI 45-106 [Investment fund reinvestment],

☐		an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt,

☐		a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,

☐		a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction,

☐		a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,

☐		an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (d) or paragraph (i) in form and function,

☐		a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,

F-A-II-4

☐	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,

☐	a person that is recognized or designated by the Commission as an accredited investor,

☐	a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

12.	We hereby represent, warrant, covenant and certify that we are, or any party on whose behalf we are acting is, a “permitted client” by virtue of the criterion indicated below,

Please check the category that applies:

❑	(a)	a Canadian financial institution or a Schedule III bank;

❑	(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada);

❑	(c)	a subsidiary of any person or company referred to in paragraph (a) or (b), if the person or company owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of the subsidiary;

❑	(d)	a person or company registered under the securities legislation of a jurisdiction of Canada as an adviser, investment dealer, mutual fund dealer or exempt market dealer;

❑	(e)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions or a pension commission or similar regulatory authority of a jurisdiction of Canada or a wholly-owned subsidiary of such a pension fund;

❑	(f)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (e);

❑	(g)	the Government of Canada or a jurisdiction of Canada, or any Crown corporation, agency or wholly-owned entity of the Government of Canada or a jurisdiction of Canada;

❑	(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;

❑	(i)	a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Quebec;

❑	(j)	a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a managed account managed by the trust company or trust corporation, as the case may be;

❑	(k)	a person or company acting on behalf of a managed account managed by person or company, if the person or company is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction;

❑	(l)

an investment fund if one or both of the following apply:

(i) the fund is managed by a person or company registered as an investment fund manager under the securities legislation of a jurisdiction of Canada;

F-A-II-5

(ii) the fund is advised by a person or company authorized to act as an adviser under the securities legislation of a jurisdiction of Canada;

❑	(m)	in respect of a dealer, a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

❑	(n)	in respect of an adviser, a registered charity under the Income Tax Act (Canada) that is advised by an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

❑	(o)	a registered charity under the Income Tax Act (Canada) that obtains advice on the securities to be traded from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity;

❑	(p)	an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $5 million;

❑	(q)	a person or company that is entirely owned by an individual or individuals referred to in paragraph (o), who holds the beneficial ownership interest in the person or company directly or through a trust, the trustee of which is a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction;

❑	(r)	a person or company, other than an individual or an investment fund, that has net assets of at least C$25,000,000 as shown on its most recently prepared financial statements; or

❑	(s)	a person or company that distributes securities of its own issue in Canada only to persons or companies referred to in paragraphs (a) through (r).

F-A-II-6

ANNEX G

OFFERPAD SOLUTIONS INC.

FORM OF 2021 INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2 Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, the Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2 Share Recycling. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any

Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [ • ]1 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $1,000,000 (the “Director Limit”) (which limits shall not apply to the compensation for any non-employee Director of the Company who serves in any capacity in addition to that of a non-employee Director for which he or she receives additional compensation).

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options.

[1]	NTD: To be determined once overall share limit is determined.

A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right.

5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b) if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d) to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

6.2 Restricted Stock.

(a) Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to a Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3 Restricted Stock Units.

(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.

7.2 Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to a Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

8.1 Equity Restructuring(a) . In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment; provided, further, that Awards held by members of the Board will be settled in Shares on or immediately prior to the applicable event if the Administrator takes action under this clause (a);

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; and/or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3 Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain Designated Beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4 Termination of Status. The Administrator will determine how the disability, death, retirement, an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their fair market value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a fair market value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10 Broker-Assisted Sales9.11 . In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5 above: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.

MISCELLANEOUS

10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date the Board adopts the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary contained herein, if the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan, and the Prior Plan will continue in full force and effect in accordance with its terms.

10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made. Furthermore, notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13 Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5 “Board” means the Board of Directors of the Company.

11.6 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.7 “Class A Common Stock” means the Class A common stock of the Company, par value of $0.0001 per share.

11.8 “Class B Common Stock” means the Class B common stock of the Company, par value of $0.0001 per share.

11.9 “Class C Common Stock” means the Class C common stock of the Company, par value of $0.0001 per share.

11.10 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.11 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.12 “Common Stock” means the Class A Common Stock.

11.13 “Company” means Offerpad Solutions Inc., a Delaware corporation, or any successor.

11.14 “Consultant” means any consultant or advisor, engaged by the Company or any of its Subsidiaries to render services to such entity, who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

11.15 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.16 “Director” means a Board member.

11.17 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.18 “Employee” means any employee of the Company or its Subsidiaries.

11.19 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.21 “Fair Market Value” means, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.22 “Fully-Diluted Shares” shall mean, as of any given date, (i) shares of Preferred Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock outstanding on such date, (ii) shares of Common Stock subject to compensatory equity awards (including stock options and restricted stock units) outstanding on such date, with (A) performance-based compensatory equity awards calculated at the “target” level of performance and (B) shares of Common Stock subject to stock options calculated on a “net exercised” basis as of the applicable date, assuming shares are surrendered having a Fair Market Value on such date equal to the exercise price of such options (rounded up to the nearest whole Share, and determined without regard to the vested status of the stock option) and (iii) shares issuable upon the exercise or settlement of other equity securities with respect to which shares of Common Stock have not actually been issued and the conversion of all convertible securities into shares of Common Stock, in each case, counted on an as-converted-to shares of Common Stock basis; provided, however, that shares of Common Stock subject to warrants outstanding on such date shall not be included in the determination of Fully-Diluted Shares.

11.23 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.24 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.25 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.26 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.27 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.28 “Overall Share Limit” means the sum of (a) [ • ]2 Shares, and (b) an annual increase on the first day of each calendar year beginning on and including January 1, 2022 and ending on and including January 1, 2031 equal to the lesser of (i) a number of Shares such that the aggregate number of Shares available for grant under the Plan immediately following such increase shall be equal to 5% of the number of Fully-Diluted Shares on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.

11.29 “Participant” means a Service Provider who has been granted an Award.

11.30 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-

[2]	NTD: To equal 10% of the number of Fully-Diluted Shares as of the closing.

based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human capital management (including diversity and inclusion); supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.31 “Plan” means this 2021 Incentive Award Plan.

11.32 “Preferred Stock” means the preferred stock of the Company, par value of $0.0001 per share.

11.33 “Prior Plan” means the OfferPad, Inc. 2016 Stock Option and Grant Plan, as amended.

11.34 “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

11.35 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.36 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.37 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.38 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.39 “Securities Act” means the Securities Act of 1933, as amended.

11.40 “Service Provider” means an Employee, Consultant or Director.

11.41 “Shares” means shares of Class A Common Stock.

11.42 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.43 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.44 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.45 “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

ANNEX H

OFFERPAD SOLUTIONS INC.

2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

PURPOSE

The purposes of this Offerpad Solutions Inc. 2021 Employee Stock Purchase Plan (as it may be amended or restated from time to time, the “Plan”) are to assist Eligible Employees of Offerpad Solutions Inc., a Delaware corporation (the “Company”), and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and to help Eligible Employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.

ARTICLE II.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI. The term “Administrator” shall refer to the Committee unless the Board has assumed the authority for administration of the Plan as provided in Article XI.

2.2 “Applicable Law” shall mean the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.3 “Board” shall mean the Board of Directors of the Company.

2.4 “Change in Control” shall mean and include each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of any right that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b) or (c) with respect to such right (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such right (or portion thereof) if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

2.5 “Class A Common Stock” means the Class A common stock of the Company, par value of $0.0001 per share.

2.6 “Class B Common Stock” means the Class B common stock of the Company, par value of $0.0001 per share.

2.7 “Class C Common Stock” means the Class C common stock of the Company, par value of $0.0001 per share.

2.8 “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations issued thereunder.

2.9 “Common Stock” shall mean the Class A Common Stock, Class B Common Stock or Class C Common Stock, and such other securities of the Company that may be substituted therefor pursuant to Article VIII.

2.10 “Company” shall mean Offerpad Solutions Inc., a Delaware corporation, or any successor.

2.11 “Compensation” of an Eligible Employee shall mean the gross cash compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including prior week adjustment, overtime payments, commissions, periodic bonuses, vacation pay and holiday pay, but excluding jury duty pay, funeral leave pay, military leave pay, one-time bonuses (e.g., retention or sign on bonuses), education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.

2.12 “Designated Subsidiary” shall mean any Subsidiary designated by the Administrator in accordance with Section 11.3(b).

2.13 “Effective Date” shall mean the date the Plan is approved by the Company’s stockholders.

2.14 “Eligible Employee” shall mean an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Common Stock (including Class B Common Stock) and other stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee; provided, however, that the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (b) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (c) such Employee’s customary employment is for 20 hours or less per week, (d) such Employee’s customary employment is for less than five months in any calendar year and/or (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Common Stock under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Common Stock under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

2.15 “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Designated Subsidiary. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary as an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.

2.16 “Enrollment Date” shall mean the first Trading Day of each Offering Period, unless otherwise specified in the Offering Document.

2.17 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.18 “Fair Market Value” shall mean, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

2.19 “Fully-Diluted Shares” shall mean, as of any given date, (i) shares of Preferred Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock outstanding on such date, (ii) shares of Common Stock subject to compensatory equity awards (including stock options and restricted stock units)

outstanding on such date, with (A) performance-based compensatory equity awards calculated at the “target” level of performance and (B) shares of Common Stock subject to stock options calculated on a “net exercised” basis as of the applicable date, assuming shares are surrendered having a Fair Market Value on such date equal to the exercise price of such options (rounded up to the nearest whole Share, and determined without regard to the vested status of the stock option) and (iii) shares issuable upon the exercise or settlement of other equity securities with respect to which shares of Common Stock have not actually been issued and the conversion of all convertible securities into shares of Common Stock, in each case, counted on an as-converted-to shares of Common Stock basis; provided, however, that shares of Common Stock subject to warrants outstanding on such date shall not be included in the determination of Fully-Diluted Shares.

2.20 “Offering Document” shall have the meaning given to such term in Section 4.1.

2.21 “Offering Period” shall have the meaning given to such term in Section 4.1.

2.22 “Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.23 “Participant” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Common Stock pursuant to the Plan.

2.24 “Plan” shall mean this Offerpad Solutions Inc. 2021 Employee Stock Purchase Plan, as it may be amended from time to time.

2.25 “Preferred Stock” shall mean the preferred stock of the Company, par value of $0.0001 per share.

2.26 “Purchase Date” shall mean the last Trading Day of each Purchase Period.

2.27 “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.28 “Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.29 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.30 “Share” shall mean a share of Class A Common Stock.

2.31 “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

2.32 “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

ARTICLE III.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. Subject to Article VIII, the aggregate number of shares of Class A Common Stock that may be issued pursuant to rights granted under the Plan shall be [ 🌑 ]1 Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on and including January 1, 2022 and ending on and including January 1, 2031, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) a number of Shares such that the aggregate number of shares of Class A Common Stock available for grant under the Plan immediately following such increase shall be equal to 1% of the number of Fully-Diluted Shares on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Plan shall not exceed an aggregate of [ 🌑 ]2 Shares, subject to Article VIII.

3.2 Stock Distributed. Any Common Stock distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market.

ARTICLE IV.

OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES

4.1 Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The Administrator shall establish in each Offering Document one or more Purchase Periods during such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out during such Offering Period in accordance with such Offering Document and the Plan. The provisions of separate Offering Periods under the Plan need not be identical.

4.2 Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a) the length of the Offering Period, which period shall not exceed 27 months;

(b) the length of the Purchase Period(s) within the Offering Period;

(c) in connection with each Offering Period that contains only one Purchase Period the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 5,000 Shares;

[1]	NTD: To equal 1% of the number of Fully-Diluted Shares as of the closing.
[2]	NTD: ISO limit be determined once overall share limit is determined.

(d) in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period, which, in the absence of a contrary designation by the Administrator, shall be 5,000 Shares; and

(e) such other provisions as the Administrator determines are appropriate, subject to the Plan.

ARTICLE V.

ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and the limitations imposed by Section 423(b) of the Code.

5.2 Enrollment in Plan.

(a) Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

(b) Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The designated percentage may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 15% in the absence of any such designation). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c) A Participant may decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed two decreases and one suspension (but no increases) to his or her payroll deduction elections during each Offering Period with respect to such Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.

(d) Except as otherwise set forth in Section 5.8 or in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3 Payroll Deductions. Except as otherwise provided in the applicable Offering Document or Section 5.8, payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively.

5.4 Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5 Limitation on Purchase of Common Stock. An Eligible Employee may be granted rights under the Plan only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6 Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

5.7 Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of rights granted under the Plan to Eligible Employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

5.8 Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction.

ARTICLE VI.

GRANT AND EXERCISE OF RIGHTS

6.1 Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earlier of: (x) the last Purchase Date of such Offering Period, (y) last day of such Offering Period and (z) the date on which such Participant withdraws in accordance with Section 7.1 or Section 7.3.

6.2 Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be carried forward and applied toward the purchase of whole Shares for the following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3 Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant, without interest, in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

6.4 Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

6.5 Conditions to Issuance of Common Stock. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on all stock exchanges, if any, on which the Common Stock is then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and

(e) The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE VII.

WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1 Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than two weeks prior to the end of the Offering Period or, if earlier, the end of the Purchase Period (or such shorter or longer period as may be specified by the Administrator in the Offering Document). All of the Participant’s payroll deductions credited to his or her account during the Offering Period not yet used to exercise his or her rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement.

7.2 Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

7.3 Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated.

ARTICLE VIII.

ADJUSTMENTS UPON CHANGES IN STOCK

8.1 Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), Change in Control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2 Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a) To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b) To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(c) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d) To provide that Participants’ accumulated payroll deductions may be used to purchase Common Stock prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e) To provide that all outstanding rights shall terminate without being exercised.

8.3 No Adjustment Under Certain Circumstances. No adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.

AMENDMENT, MODIFICATION AND TERMINATION

9.1 Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); (b) change the Plan in any manner that would be considered the adoption of a new plan within the meaning of Treasury regulation Section 1.423-2(c)(4); or (c) change the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

9.2 Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3 Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b) shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and

(c) allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

9.4 Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon.

ARTICLE X.

TERM OF PLAN

The Plan shall be effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within 12 months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

ARTICLE XI.

ADMINISTRATION

11.1 Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan) (such committee, the “Committee”). The Board may at any time vest in the Board any authority or duties for administration of the Plan.

11.2 Action by the Administrator. Unless otherwise established by the Board or in any charter of the Administrator, a majority of the Administrator shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and, subject to Applicable Law and the Bylaws of the Company, acts approved in writing by a majority of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Designated Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.3 Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a) To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).

(b) To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(d) To amend, suspend or terminate the Plan as provided in Article IX.

(e) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

11.4 Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE XII.

MISCELLANEOUS

12.1 Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2 Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3 Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4 Designation of Beneficiary.

(a) A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12.5 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.6 Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of this Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

12.7 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.8 Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

12.9 No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service with (or to remain in the employ of) the Company or any Parent or Subsidiary thereof or affect the right of the Company or any Parent or Subsidiary thereof to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.10 Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.11 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.12 Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

* * * * *

ANNEX I

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of March 17, 2021 by and among Supernova Partners LLC, a Delaware limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Supernova Partners Acquisition Company, Inc., a Delaware corporation (“Acquiror”), and OfferPad, Inc., a Delaware corporation (the “Company” and, collectively with the Sponsors and Acquiror, the “Parties”).

RECITALS

WHEREAS, each Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Acquiror Class A Common Stock, Acquiror Class B Common Stock and the Acquiror Warrants as set forth opposite such Sponsor’s name on Schedule I attached hereto;

WHEREAS, concurrently herewith, Acquiror, the Company, Orchids Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), and Orchids Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein), (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Second Merger Sub being the surviving entity of the Second Merger; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

SPONSOR SUPPORT AGREEMENT; COVENANTS; VESTING

Section 1.1 Binding Effect of Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. Each Sponsor shall be bound by and comply with Section 9.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2 No Interim Period Transfers. Each Sponsor shall not, during the Interim Period (except, in each case, pursuant to the Merger Agreement), (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Acquiror Common Stock or Acquiror Warrants, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Acquiror Common Stock or Acquiror Warrants, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to an Affiliate of the Sponsor or to another Sponsor that is a party to this Agreement and bound by the terms and obligations hereof; provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the transferor under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve the transferor of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 shall be null and void.

Section 1.3 New Shares. In the event that (a) any Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor during the Interim Period pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Stock or Acquiror Warrants of, on or affecting the Acquiror Common Stock or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror during the Interim Period, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Stock or other equity securities of Acquiror during the Interim Period (such Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Acquiror Common Stock or Acquiror Warrants owned by such Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, (i) the Sponsor Holdco shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor Holdco and certain of the Company’s stockholders or their respective affiliates, as applicable, in substantially the form attached as Exhibit C to the Merger Agreement, and (ii) each of Acquiror and Spencer Rascoff shall deliver to the other (with a courtesy copy to the Company) a duly executed copy of that certain Indemnification and Advancement Agreement, in the form attached hereto as Exhibit A.

Section 1.5 Sponsor Agreements.

(a) During the Interim Period, at any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, in each case, as contemplated by the Merger Agreement, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Stock:

(i) in favor of the Transactions;

(ii) against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transactions);

(iii) against any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; and

(iv) against any proposal, action or agreement that would or would reasonably be expected to (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Mergers, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any party under the Merger Agreement or (C) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled.

(b) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, Section 1 of the Insider Letter (as defined below).

(c) During the Interim Period, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Insider Letter.

Section 1.6 Further Assurances. From time to time, at the Company’s request and without further consideration, each Sponsor shall execute and deliver such additional documents and take all such further action as may be necessary or reasonably requested to effect the actions and consummate the Transactions and the transactions contemplated hereby.

Section 1.7 No Inconsistent Agreement. Each Sponsor hereby agrees that such Sponsor shall not enter into any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.8 Lock-up.

(a) Subject to Section 1.8(b), each Sponsor hereby agrees that such Sponsor shall not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Notwithstanding the provisions set forth in Section 1.8(a), each Sponsor or its Permitted Transferees (as defined below) may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Acquiror’s officers or directors, (B) any Affiliates or family members of the Acquiror’s officers or directors, or (C) any members or partners of Sponsor Holdco or their Affiliates, any Affiliates of Sponsor Holdco, or any employees of such Affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the SPNV Forward Purchase Agreement; (vi) by virtue of the laws of the State of Delaware or the Sponsor Holdco’s limited liability company agreement upon dissolution of the Sponsor Holdco; or (vii) in the event of the Acquiror’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Acquiror’s stockholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property subsequent to the Closing Date; provided, that each transferee contemplated by clauses (i) through (vii) (each, a “Permitted Transferee”) must agree in writing to be bound by the Lock-up.

(c) The Lock-up shall supersede Section 7 of the Insider Letter, which Section 7 of the Insider Letter shall be of no further force or effect upon the beginning of the Lock-up Period.

(d) Notwithstanding the provisions set forth in Section 1.8(a), if (A) at least 120 days have elapsed since the Closing Date and (B) the Lock-up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period, the Lock-up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Acquiror shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release; and provided further that the Blackout-Related Release shall not occur unless the Acquiror shall have publicly released its earnings results for the quarterly period during which the Closing occurred. For the avoidance of doubt, in no event shall the Lock-Up Period end earlier than 120 days after the Closing Date pursuant to the Blackout-Related Release.

(e) Notwithstanding the provisions set forth in Section 1.8(a), if the last reported sale price of the common stock on the exchange on which the common stock is listed (the “Closing Price”) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the

“Threshold Price”) for 20 out of any 30 consecutive Trading Days commencing at least 30 days after the Closing Date, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Measurement Period”), then 33% of the Sponsor’s Lock-Up Shares that are subject to the Lock-Up Period, which percentage shall be calculated based on the number of Lock-Up Shares subject to the Lock-Up Period as of the last day of the Measurement Period, will be automatically released from such restrictions (an “Early Lock-Up Expiration”) immediately prior to the opening of trading on the exchange on which the common stock is listed on the second Trading Day following the end of the Measurement Period (an “Early Lock-Up Expiration Date”); provided that if the Threshold Price equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for 20 Trading Days during any Measurement Period, then an additional 50% of the Sponsor’s Lock-Up Shares will be automatically released from such restrictions pursuant to the terms set forth above (83% of the Lock-Up Shares in the aggregate);

(f) Notwithstanding the provisions of Section 1.8(e), if, at the time of any Early Lock-Up Expiration Date, the Acquiror is in a Blackout Period, the actual date of such Early Lock-Up Expiration shall be delayed (the “Early Lock-Up Expiration Extension”) until immediately prior to the opening of trading on the second Trading Day (the “Extension Expiration Date”) following the first date (such first date, the “Extension Expiration Measurement Date”) that (i) the Acquiror is no longer in a Blackout Period under its insider trading policy and (ii) the Closing Price on the Extension Expiration Measurement Date is at least greater than the Threshold Price; provided, further, that, in the case of any of an Early Lock-Up Expiration or an Early Lock-Up Expiration Extension, the Acquiror shall announce through a major news service, or on a Form 8-K, the Early Lock-Up Expiration and the Early Lock-Up Expiration Date, or the Early Lock-Up Expiration Extension and the Extension Expiration Date, as the case may be, at least one full Trading Day prior to the opening of trading on the Early Lock-Up Expiration Date or the Extension Expiration Date, as applicable. For the avoidance of doubt, in the event that this Section 1.8(f) conflicts with the foregoing provisions, the Sponsor will be entitled to the earliest release date for the maximum number of Lock-Up Shares available.

(g) Notwithstanding anything to the contrary herein, to the extent the Board waives or repeals, or otherwise relaxes, any of the lock-up restrictions set forth in Section 7.12 of the Acquiror Bylaws (whether acting pursuant to Section 7.12(iii) of the Acquiror Bylaws or otherwise), the Lock-up shall be identically waived, repealed or relaxed, as applicable.

(h) For purposes of this Agreement:

(i) the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Acquiror’s securities would not be permitted under the Acquiror’s insider trading policy;

(ii) the term “Insider Letter” means that certain Letter Agreement, dated October 20, 2020, by and among the Acquiror, Sponsor Holdco and the other Persons party thereto;

(iii) the term “Lock-up Period” means the period beginning on the Closing Date and ending at 8:00 am Eastern Time on the date that is 180 days after (and excluding) after the Closing Date;

(iv) the term “Lock-up Shares” means the shares of Acquiror Common Stock and Acquiror Warrants (including the shares of Acquiror Common Stock issuable upon exercise thereof) held by the Sponsors immediately following the Closing (other than shares of Acquiror Common Stock and Acquiror Warrants acquired in the public market or, in the case of Acquiror Common Stock, pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of Acquiror Common Stock occurs on or after the Closing); provided, that, for clarity, shares of Acquiror Common Stock issued in connection with the PIPE Investment or the SPNV Forward Purchase Agreement shall not constitute Lock-up Shares and shall not be subject to this Section 1.8; and

(v) the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

Section 1.9 No Solicitation. During the Interim Period, each Sponsor shall not take, and shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, provide information to or commence, continue or renew due diligence with respect to, any Person (other than the Company, Acquiror, their respective shareholders and/or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in a Business Combination Proposal other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 1.9. Each Sponsor shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Notwithstanding the foregoing, (A) such Sponsor, in its capacity as such, shall not be responsible for the actions of Acquiror or the Board of Directors of Acquiror (or any committee thereof), any subsidiary of Acquiror, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Acquiror Related Parties”), (B) such Sponsor, in its capacity as such, makes no representations or warranties with respect to the actions of any of the Acquiror Related Parties, and (C) any breach by Acquiror of its obligations under Section 9.03(b) of the Merger Agreement shall not, in and of itself, be considered a breach of this Section 1.9 (it being understood that, for the avoidance of doubt, such Sponsor or his, her or its Representatives shall remain responsible for any breach by such Sponsor or his, her or its Representatives of this Section 1.9)).

Section 1.10 Waiver of Anti-Dilution Provision. Each of the Sponsors hereby (but subject to the consummation of the Mergers) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the second amended and restated certificate of incorporation of Acquiror, the provisions of Section 4.3(b) of the second amended and restated certificate of incorporation of Acquiror to have the Acquiror Class B Common Stock convert to Acquiror Class A Common Stock at a ratio of greater than one-for-one.

Section 1.11 Vesting Provisions Applicable to Founder Shares.

(a) General. Sponsor Holdco agrees that, as of immediately prior to the Closing, 20% of the Founder Shares shall be unvested and, from and after the Closing, shall be subject to the vesting and forfeiture provisions set forth in this Section 1.11.

(b) Special Transfer Restrictions for Unvested Founder Shares. Neither Sponsor Holdco nor any of its Permitted Transferees shall Transfer any of its unvested Founder Shares prior to the time such unvested Founder Shares become vested pursuant to subsection (c) below, except to Permitted Transferees that agree in writing to be bound by this Section 1.11.

(c) Vesting of Founder Shares.

(i) If, at any time during the 5-year period immediately following the Closing, the VWAP of Acquiror Class A Common Stock is greater than or equal to $12.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Earnout Achievement Date”), then all of the unvested Founder Shares shall immediately vest.

(ii) If, at any time during the 5-year period immediately following the Closing, an Acquiror Sale is consummated, then the Earnout Achievement Date shall be deemed to occur immediately prior to the consummation of such Acquiror Sale, and upon such deemed occurrence, all of the unvested Founder Shares shall immediately vest and shall be considered vested for purposes of the treatment of Acquiror Common Stock in such Acquiror Sale.

(d) Forfeiture of Unvested Founder Shares. If the Earnout Achievement Date does not occur (or is not deemed to occur) by the end of the 5-year period immediately following the Closing (inclusive of the last day of such period), all of the unvested Founder Shares shall be forfeited without any consideration paid therefor.

(e) Proportional Voting of Unvested Founder Shares. Sponsor Holdco hereby agrees that, with respect to all of its unvested Founder Shares, such Founder Shares shall be present at all stockholder meetings for purposes of a quorum and voted at all such meetings, or voted, consented or approved in any other circumstances, upon which such vote, consent or other approval (including providing any written consent as of any specified date) is sought or obtained by or from the stockholders of Acquiror, in the same manner (including by voting “for” or “against,” abstaining or withholding votes) as, and in the same proportion to, the votes cast “for” or “against,” and abstentions or vote withholdings made, in respect of all shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, taken together, held by the holders thereof (other than the unvested Founder Shares).

(f) Economic Rights of Unvested Founder Shares. Any economic rights (including rights to dividends) of unvested Founder Shares shall be set aside for so long as such unvested Founder Shares remain unvested. Should unvested Founder Shares become vested in accordance with subsection (c) above, such Founder Shares shall become entitled to all such economic rights that were set aside during the unvested period, including in the form of a lump sum payment of all dividends that were set aside, together with interest on such set-aside dividends, at the prime rate published in The Wall Street Journal for the relevant date each such dividend was set aside through the date of the lump sum payment.

(g) Equitable Adjustments. In the event that the shares of Acquiror Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then unvested Founder Shares shall be equitably adjusted in the same manner as all other shares of Acquiror Common Stock.

(h) Certain Definitions. For purposes of this Agreement:

(i) “Acquiror Sale” means the occurrence of any of the following events: (a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Acquiror representing more than 50% of the combined voting power of Acquiror’s then outstanding voting securities, (b) there is consummated a merger or consolidation of Acquiror with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the board of directors of Acquiror immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Acquiror immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the shareholders of Acquiror approve a plan of complete liquidation or dissolution of Acquiror or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, other than such sale or other disposition by Acquiror of all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Acquiror in substantially the same proportions as their ownership of Acquiror immediately prior to such sale;

(ii) “Founder Shares” means the shares of Acquiror Class B Common Stock (which, in connection with the consummation of the Transactions, will convert into shares of Acquiror Class A Common Stock on a one-for-one basis) set forth across from Sponsor Holdco’s name on Schedule I (provided, that, for clarity, shares of Acquiror Common Stock issued in connection with the PIPE Investment or the SPNV Forward Purchase Agreement shall not constitute Founder Shares and shall not be subject to this Section 1.11);

(iii) “Trading Day” means any day on which shares of Acquiror Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Class A Common Stock are then traded; and

(iv) “VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of Acquiror.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (severally and not jointly and solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery of this Agreement by each of the Company and Acquiror, this Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Acquiror Class B Common Stock and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Class B Common Stock or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Class B Common Stock or Acquiror Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement or (iv) any applicable securities Laws. Such Sponsor’s Acquiror Class B Common Stock and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Agreement, and none of such Sponsor’s Acquiror Class B Common Stock or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Class B Common Stock or Acquiror Warrants, except as provided hereunder and under the Insider Letter. Other than the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or if such Sponsor is an individual, conflict with the rights of such Sponsor’s spouse or domestic partner, as applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Acquiror Class B Common Stock or Acquiror Warrants), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(d) Litigation. As of the date hereof, there are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Agreement.

(e) Brokerage Fees. Except as described on Section 6.07 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Agreement.

Section 2.2 No Actions to Breach Agreement. Each Sponsor shall not take any action that would make any representation or warranty of such Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling such Sponsor from performing its obligations under this Agreement.

Section 2.3 Update of Schedule I. If any Sponsor acquires record or beneficial ownership of any Acquiror Class A Common Stock, Acquiror Class B Common Stock or Acquiror Warrants during the Interim Period (or becomes aware, during the Interim Period, of its record or beneficial ownership of any Acquiror Class A Common Stock, Acquiror Class B Common Stock or Acquiror Warrants as of the date hereof, which securities are not already set forth on Schedule I), such Sponsor shall promptly notify the Company and Acquiror in writing, and Schedule I shall be updated to reflect such Sponsor’s ownership of such additional Acquiror Class A Common Stock, Acquiror Class B Common Stock or Acquiror Warrants, as applicable.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination; Non-Survival of Representations and Warranties.

(a) This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms in circumstances where the Closing does not occur, (ii) the consummation of an Acquiror Sale following the Closing and (iii) the later to occur of (A) the expiration of the Lock-up Period and (B) the earlier to occur of (I) the occurrence (or deemed occurrence) of the Earnout Achievement Date on or before the fifth anniversary of the Closing Date and (II) the fifth anniversary of the

Closing Date, and upon such termination, this Agreement shall forthwith become void and have no further force or effect, without any liability on the part of any Party; provided, that (1) no such termination shall relieve any Party of any liability for its pre-termination fraud or material breach of this Agreement and (2) Section 1.1, Section 2.2, this Section 3.1, Sections 3.2 through 3.10, and (only in the event this Agreement is terminated following the Closing) Section 3.11 shall survive any such termination.

(b) None of the representations or warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing.

Section 3.2 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3(a).

(b) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Sponsors, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Acquiror and the Company or (b) be assigned by Acquiror or the Company, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Acquiror) or Acquiror (in the case of an attempted assignment by the Company). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 3.5 Specific Performance. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Sponsor’s obligations under Section 1.5(a), without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement.

Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

Section 3.6 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror, the Company and each Sponsor charged with such amendment, modification or supplement.

Section 3.7 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 3.8):

If to Acquiror prior to the Closing:

Supernova Partners Acquisition Company, Inc.

4301 50th St. NW

Suite 300, PMB 1044

Washington, DC 20016

Attention: Robert Reid, CEO; Michael Clifton, CFO

Email: robert@supernovaspac.com; michael@supernovaspac.com

with a copy to (which will not constitute notice):

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, D.C. 20001

Attn: Jonathan L. Corsico

E-mail: jonathan.corsico@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attn: Michael Wolfson

E-mail: mwolfson@stblaw.com

If to the Company:

OfferPad, Inc.

2150 E Germann Rd, Suite 1

Chandler, AZ 85286

Attention: Benjamin Aronovitch, Chief Legal Officer

Email: benjamin.aronovitch@offerpad.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Justin Hamill; Josh Dubofsky

Email: justin.hamill@lw.com; josh.dubofsky@lw.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, D.C. 20001

Attn: Jonathan L. Corsico

E-mail: jonathan.corsico@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attn: Michael Wolfson

E-mail: mwolfson@stblaw.com

If to Acquiror after the Closing:

Supernova Partners Acquisition Company, Inc.

2150 E Germann Rd, Suite 1

Chandler, AZ 85286

Attention: Benjamin Aronovitch, Chief Legal Officer

Email: benjamin.aronovitch@offerpad.com

In addition to the foregoing, in the case of any pre-Closing notices sent by any Sponsor to any other Sponsor or Acquiror, or sent by Acquiror to any Sponsor, copies shall also be sent to the Company and to Latham & Watkins LLP (to the persons referenced above).

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

Section 3.11 Mutual Release.

(a) Effective as of the Closing, Acquiror, on behalf of itself and its Subsidiaries and its and their respective successors and assigns (each, an “Acquiror Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges each Sponsor and each of its Affiliates, and any past, present or future directors, managers, officers, employees, Representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, an “Acquiror Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Acquiror Releasing Party ever had, now has or ever may have or claim to have against any Acquiror Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 3.11(a) shall be construed as a waiver of any rights under (i) this Agreement, (ii) any other Transaction Agreement to which any Acquiror Releasing Party is party or (iii) with respect to any Acquiror Released Party who is a natural person, any indemnification, employment or other similar arrangements

(including any such arrangement providing for exculpation or advancement of expenses). Acquiror, on behalf of itself and the other Acquiror Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and the other Acquiror Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Acquiror, on behalf of itself and each other Acquiror Releasing Party, acknowledges that each Sponsor will be relying on the waiver and release provided in this Section 3.11(a) in connection with entering into this Agreement and that this Section 3.11(a) is intended for the benefit of the Acquiror Released Parties and to grant third party beneficiary rights to each Acquiror Released Party to enforce this Section 3.11(a).

(b) Effective as of the Closing, each Sponsor, on behalf of itself and its Affiliates and its and their respective successors and assigns (each, a “Sponsor Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges Acquiror and each of its Affiliates, and any past, present or future directors, managers, officers, employees, Representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, a “Sponsor Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Sponsor Releasing Party ever had, now has or ever may have or claim to have against any Sponsor Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 3.11(b) shall be construed as a waiver of any rights under (i) this Agreement, (ii) any other Transaction Agreement to which such Sponsor or any of its associated Sponsor Releasing Parties is party or (iii) with respect to any Sponsor Releasing Party who is a natural person, any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses). Each Sponsor, on behalf of itself and each of its associated Sponsor Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its associated Sponsor Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Sponsor, on behalf of itself and each of its associated Sponsor Releasing Parties, acknowledges that Acquiror will be relying on the waiver and release provided in this Section 3.11(b) in connection with entering into this Agreement and that this Section 3.11(b) is intended for the benefit of the Sponsor Released Parties and to grant third party beneficiary rights to each Sponsor Released Party to enforce this Section 3.11(b).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

SUPERNOVA PARTNERS LLC

By:	/s/ Michael S. Clifton
Name: Michael S. Clifton
Title: Chief Financial Officer

/s/ Spencer M. Rascoff
Name: Spencer M. Rascoff

/s/ Alexander M. Klabin
Name: Alexander M. Klabin

/s/ Robert D. Reid
Name: Robert D. Reid

/s/ Michael S. Clifton
Name: Michael S. Clifton

/s/ Ken Fox
Name: Ken Fox

/s/ Jim Lanzone
Name: Jim Lanzone

/s/ Greg Renfrew
Name: Greg Renfrew

/s/ Rajeev Singh
Name: Rajeev Singh

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

SUPERNOVA PARTNERS ACQUISITION
COMPANY, INC.

By:	/s/ Michael S. Clifton
Name: Michael S. Clifton
Title: Chief Financial Officer

COMPANY:

OFFERPAD, INC.

By:	/s/ Brian Bair
Name: Brian Bair
Title: Chief Executive Officer & Founder

[Signature Page to Sponsor Support Agreement]

Exhibit A

FORM OF INDEMNIFICATION AND ADVANCEMENT AGREEMENT

This Indemnification and Advancement Agreement (this “Agreement”) is made as of                      by and between Offerpad Solutions Inc., a Delaware corporation (the “Company”), and Spencer Rascoff (“Indemnitee”). This Agreement supersedes and replaces any and all previous Agreements between the Company and Indemnitee covering indemnification and advancement.

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) believes that highly competent persons have become more reluctant to serve publicly-held corporations as directors, officers, or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification and advancement of expenses against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The Bylaws and Certificate of Incorporation of the Company require indemnification of the officers and directors of the Company. Directors and officers may also be entitled to indemnification pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Bylaws, Certificate of Incorporation, and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification and advancement of expenses;

WHEREAS, the uncertainties relating to such insurance, to indemnification, and to advancement of expenses may increase the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, the Board has determined that it is the best interests of the Company and its stockholders to provided Indemnitee with the same level of protection against risks of claims and actions as that afforded to the directors and officers of the Company; and

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons including Indemnitee to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Relationship to the Company. Indemnitee serves as a third party advisor to and investor in the Company. This Agreement does not create any obligation on the Company to continue Indemnitee in such position and is not an employment contract.

Section 2. Definitions. As used in this Agreement:

“Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended (as in effect on the date hereof).

“Agent” means any person who is authorized by the Company or an Enterprise to act for or represent the interests of the Company or an Enterprise, respectively.

A “Change in Control” occurs upon the earliest to occur after the date of this Agreement of any of the following events:

Acquisition of Stock by Third Party. Any Person (as defined below), other than a Designated Person (as defined below), is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities unless the change in relative beneficial ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors or a reduction in the aggregate number of votes represented by the Company’s outstanding securities;

Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(c)(i), 2(c)(iii) or 2(c)(iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; and

Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

For purposes of this Section 2(c), the following terms have the following meanings:

1	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2

“Person” has the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person excludes (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

3

“Beneficial Owner” has the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner excludes any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.

“Corporate Status” describes the status of the Indemnitee related to his involvement with, advice to or investment in the Company or an Enterprise.

“Designated Person” means Brian Bair and his Affiliates and Related Parties (as defined below), and LL Capital Partners I, L.P. and its Affiliates and Related Parties (as defined below).

“Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

“Enterprise” means any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity for which Indemnitee is or was serving at the request of the Company as a director, officer, employee, or Agent.

“Expenses” includes all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 14(d) only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. Expenses, however, do not include amounts paid in settlement by Indemnitee, the amount of judgments or fines against Indemnitee, or fees, salaries, wages or benefits owed to Indemnitee.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

The term “Proceeding” includes any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, legislative, or investigative (formal or informal) nature, including any appeal therefrom, in which Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise by reason of Indemnitee’s Corporate Status or by reason of any action taken by Indemnitee (or a failure to take action by Indemnitee) or of any action (or failure to act) on Indemnitee’s part while acting pursuant to Indemnitee’s Corporate Status, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement. A Proceeding also includes a situation the Indemnitee believes in good faith may lead to or culminate in the institution of a Proceeding.

“Related Party” means, with respect to any Person, (i) any controlling stockholder, controlling member, general partner, subsidiary, spouse or immediate family member (in the case of an individual) of such Person,

(ii) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of one or more of [●] and its Affiliates (other than the Company and its subsidiaries, if applicable) and Related Parties and/or such other Persons referred to in the immediately preceding clause (i), or (iii) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (ii), acting solely in such capacity.

Section 3. Indemnity in Third-Party Proceedings. The Company will indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor (which is addressed by Section 4). Pursuant to this Section 3, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

Section 4. Indemnity in Proceedings by or in the Right of the Company. The Company will indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. The Company will not indemnify Indemnitee for Expenses under this Section 4 related to any claim, issue or matter in a Proceeding for which Indemnitee has been finally adjudged by a court to be liable to the Company, unless, and only to the extent that, the Delaware Court of Chancery or any court in which the Proceeding was brought determines upon application by Indemnitee that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

Section 5. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. To the fullest extent permitted by applicable law, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee in connection with any Proceeding to the extent that Indemnitee is successful, on the merits or otherwise. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law. For purposes of this Section 5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, will be deemed to be a successful result as to such claim, issue or matter.

Section 6. Indemnification For Expenses of a Witness. To the fullest extent permitted by applicable law, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding to which Indemnitee is not a party but to which Indemnitee is a witness, deponent, interviewee, or otherwise asked to participate.

Section 7. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company will indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

Section 8. Additional Indemnification. Notwithstanding any limitation in Sections 3, 4, or 5, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law (including but not limited to, the DGCL and any amendments to or replacements of the DGCL adopted after the date of this Agreement that expand the Company’s ability to indemnify its officers and directors) if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor).

Section 9. Exclusions. Notwithstanding any provision in this Agreement, the Company is not obligated under this Agreement to make any indemnification payment to Indemnitee in connection with any Proceeding:

for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except to the extent provided in Section 16(b) and except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act (as defined in Section 2(c) hereof) or similar provisions of state statutory law or common law, (ii) any reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act) or (iii) any reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act; or

initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Proceeding or part of any Proceeding is to enforce Indemnitee’s rights to indemnification or advancement, of Expenses, including a Proceeding (or any part of any Proceeding) initiated pursuant to Section 14 of this Agreement, (ii) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

Section 10. Advances of Expenses.

The Company will advance, to the extent not prohibited by law, the Expenses incurred by Indemnitee in connection with any Proceeding (or any part of any Proceeding) not initiated by Indemnitee or any Proceeding (or any part of any Proceeding) initiated by Indemnitee if (i) the Proceeding or part of any Proceeding is to enforce Indemnitee’s rights to obtain indemnification or advancement of Expenses from the Company or Enterprise, including a proceeding initiated pursuant to Section 14 or (ii) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation. The Company will advance the Expenses within thirty (30) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding.

Advances will be unsecured and interest free. Indemnitee undertakes to repay the amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company, thus Indemnitee qualifies for advances upon the execution of this Agreement and delivery to the Company. No other form of undertaking is required other than the execution of this Agreement. The Company will make advances without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement.

Section 11. Procedure for Notification of Claim for Indemnification or Advancement.

Indemnitee will notify the Company in writing of any Proceeding with respect to which Indemnitee intends to seek indemnification or advancement of Expenses hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof. Indemnitee will include in the written notification to the Company a description of the nature of the Proceeding and the facts underlying the Proceeding and provide such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Proceeding. Indemnitee’s failure to notify the Company will not relieve the Company from any obligation it may have to Indemnitee under this Agreement, and any delay in so notifying the Company will not constitute a waiver by Indemnitee of any rights under this Agreement. The Secretary of the Company will, promptly upon receipt of such a request for indemnification or advancement, advise the Board in writing that Indemnitee has requested indemnification or advancement.

The Company will be entitled to participate in the Proceeding at its own expense.

Section 12. Procedure Upon Application for Indemnification.

Unless a Change in Control has occurred, the determination of Indemnitee’s entitlement to indemnification will be made:

by a majority vote of the Disinterested Directors, even though less than a quorum of the Board;

by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board;

if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by written opinion provided by Independent Counsel selected by the Board; or

if so directed by the Board, by the stockholders of the Company.

If a Change in Control has occurred, the determination of Indemnitee’s entitlement to indemnification will be made by written opinion provided by Independent Counsel selected by Indemnitee (unless Indemnitee requests such selection be made by the Board)

The party selecting Independent Counsel pursuant to subsection (a)(iii) or (b) of this Section 12 will provide written notice of the selection to the other party. The notified party may, within ten (10) days after receiving written notice of the selection of Independent Counsel, deliver to the selecting party a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection will set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected will act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Delaware Court has determined that such objection is without merit. If, within thirty (30) days after the later of submission by Indemnitee of a written request for indemnification pursuant to Section 11(a) hereof and the final disposition of the Proceeding, Independent Counsel has not been selected or, if selected, any objection to has not been resolved, either the Company or Indemnitee may petition the Delaware Court for the appointment as Independent Counsel of a person selected by such court or by such other person as such court designates. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 14(a) of this Agreement, Independent Counsel will be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

Indemnitee will cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. The Company will advance and pay any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making the indemnification determination irrespective of the determination as to Indemnitee’s entitlement to indemnification and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom. The Company promptly will advise Indemnitee in writing of the determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied and providing a copy of any written opinion provided to the Board by Independent Counsel.

If it is determined that Indemnitee is entitled to indemnification, the Company will make payment to Indemnitee within ten (10) days after such determination.

Section 13. Presumptions and Effect of Certain Proceedings.

In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination will, to the fullest extent not prohibited by law, presume Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 11(a) of this Agreement, and the Company will, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

If the determination of the Indemnitee’s entitlement to indemnification has not made pursuant to Section 12 within thirty (30) days after the later of (i) receipt by the Company of Indemnitee’s request for indemnification pursuant to Section 11(a) and (ii) the final disposition of the Proceeding for which Indemnitee requested Indemnification (the “Determination Period”), the requisite determination of entitlement to indemnification will, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee will be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law. The Determination Period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, the Determination Period may be extended an additional fifteen (15) days if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 12(a)(iv) of this Agreement.

The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

For purposes of any determination of good faith, Indemnitee will be deemed to have acted in good faith if Indemnitee acted based on the records or books of account of the Company, its subsidiaries, or an Enterprise, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Company, its subsidiaries, or an Enterprise in the course of their duties, or on the advice of legal counsel for the Company, its subsidiaries, or an Enterprise or on information or records given or reports made to the Company or an Enterprise by an independent certified public accountant or by an appraiser, financial advisor or other expert selected with reasonable care by or on behalf of the Company, its subsidiaries, or an Enterprise. Further, Indemnitee will be deemed to have acted in a manner “not opposed to the best interests of the Company,” as referred to in this Agreement if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan. The provisions of this

Section 13(d) is not exclusive and does not limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

The knowledge and/or actions, or failure to act, of any director, officer, trustee, partner, managing member, fiduciary, agent or employee of the Enterprise may not be imputed to Indemnitee for purposes of determining Indemnitee’s right to indemnification under this Agreement.

Section 14. Remedies of Indemnitee.

Indemnitee may commence litigation against the Company in the Delaware Court of Chancery to obtain indemnification or advancement of Expenses provided by this Agreement in the event that (i) a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) the Company does not advance Expenses pursuant to Section 10 of this Agreement, (iii) the determination of entitlement to indemnification is not made pursuant to Section 12 of this Agreement within the Determination Period, (iv) the Company does not indemnify Indemnitee pursuant to Section 5 or 6 or the second to last sentence of Section 12(d) of this Agreement within thirty (30) days after receipt by the Company of a written request therefor, (v) the Company does not indemnify Indemnitee pursuant to Section 3, 4, 7, or 8 of this Agreement within thirty (30) days after a determination has been made that Indemnitee is entitled to indemnification, or (vi) in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee must commence such Proceeding seeking an adjudication or an award in arbitration within one hundred and eighty (180) days following the date on which Indemnitee first has the right to commence such Proceeding pursuant to this Section 14(a); provided, however, that the foregoing clause does not apply in respect of a Proceeding brought by Indemnitee to enforce Indemnitee’s rights under Section 5 of this Agreement. The Company will not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

If a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 14 will be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee may not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 14, the Company will have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and will not introduce evidence of the determination made pursuant to Section 12 of this Agreement.

If a determination is made pursuant to Section 12 of this Agreement that Indemnitee is entitled to indemnification, the Company will be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 14, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

The Company is, to the fullest extent not prohibited by law, precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 14 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and will stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

It is the intent of the Company that, to the fullest extent permitted by law, the Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder. The Company, to the fullest extent permitted by law, will (within thirty (30) days after receipt by the Company of a written request therefor) advance to Indemnitee such Expenses which are incurred by Indemnitee in connection with any action concerning this Agreement, Indemnitee’s right to indemnification or advancement of Expenses from the Company, or concerning any directors’ and officers’ liability insurance policies maintained by the Company, and will indemnify Indemnitee against any and all such Expenses unless the court determines that each of the Indemnitee’s claims in such action were made in bad faith or were frivolous or are prohibited by law.

Section 15. [Reserved].

Section 16. Non-exclusivity; Survival of Rights; Insurance; Subrogation.

The indemnification and advancement of Expenses provided by this Agreement are not exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. The indemnification and advancement of Expenses provided by this Agreement may not be limited or restricted by any amendment, alteration or repeal of this Agreement in any way with respect to any action taken or omitted by Indemnitee in Indemnitee’s Corporate Status occurring prior to any amendment, alteration or repeal of this Agreement. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Bylaws, Certificate of Incorporation, or this Agreement, it is the intent of the parties hereto that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy is cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or employment of any other right or remedy.

The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of Expenses and/or insurance provided by one or more other Persons with whom or which Indemnitee may be associated. The relationship between the Company and such other Persons, other than an Enterprise, with respect to the Indemnitee’s rights to indemnification, advancement of Expenses, and insurance is described by this subsection, subject to the provisions of subsection (d) of this Section 16 with respect to a Proceeding concerning Indemnitee’s Corporate Status with an Enterprise.

The Company hereby acknowledges and agrees:

1)    the Company is the indemnitor of first resort with respect to any request for indemnification or advancement of Expenses made pursuant to this Agreement concerning any Proceeding;

2)    the Company is primarily liable for all indemnification and indemnification or advancement of Expenses obligations for any Proceeding, whether created by law, organizational or constituent documents, contract (including this Agreement) or otherwise;

3)    any obligation of any other Persons with whom or which Indemnitee may be associated to indemnify Indemnitee and/or advance Expenses to Indemnitee in respect of any proceeding are secondary to the obligations of the Company’s obligations;

4)    the Company will indemnify Indemnitee and advance Expenses to Indemnitee hereunder to the fullest extent provided herein without regard to any rights Indemnitee may have against any other Person with whom or which Indemnitee may be associated or insurer of any such Person; and

ii.    the Company irrevocably waives, relinquishes and releases (A) any other Person with whom or which Indemnitee may be associated from any claim of contribution, subrogation, reimbursement, exoneration or indemnification, or any other recovery of any kind in respect of amounts paid by the Company to Indemnitee pursuant to this Agreement and (B) any right to participate in any claim or remedy of Indemnitee against any Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

iii.    In the event any other Person with whom or which Indemnitee may be associated or their insurers advances or extinguishes any liability or loss for Indemnitee, the payor has a right of subrogation against the Company or its insurers for all amounts so paid which would otherwise be payable by the Company or its insurers under this Agreement. In no event will payment by any other Person with whom or which Indemnitee may be associated or their insurers affect the obligations of the Company hereunder or shift primary liability for the Company’s obligation to indemnify or advance of Expenses to any other Person with whom or which Indemnitee may be associated.

Any indemnification or advancement of Expenses provided by any other Person with whom or which Indemnitee may be associated is specifically in excess over the Company’s obligation to indemnify and advance Expenses or any valid and collectible insurance (including but not limited to any malpractice insurance or professional errors and omissions insurance) provided by the Company.

To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of the Company, the Company will obtain a policy or policies covering Indemnitee to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies, including coverage in the event the Company does not or cannot, for any reason, indemnify or advance Expenses to Indemnitee as required by this Agreement. If, at the time of the receipt of a notice of a claim pursuant to this Agreement, the Company has director and officer liability insurance in effect, the Company will give prompt notice of such claim or of the commencement of a Proceeding, as the case may be, to the insurers in accordance with the procedures set forth in the respective policies. The Company will thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. Indemnitee agrees to assist the Company efforts to cause the insurers to pay such amounts and will comply with the terms of such policies, including selection of approved panel counsel, if required.

The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee for any Proceeding concerning Indemnitee’s Corporate Status with an Enterprise will be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such Enterprise. The Company and Indemnitee intend that any such Enterprise (and its insurers) be the indemnitor of first resort with respect to indemnification and advancement of Expenses for any Proceeding related to or arising from Indemnitee’s Corporate Status with such Enterprise. The Company’s obligation to indemnify and advance Expenses to Indemnitee is secondary to the obligations the Enterprise or its insurers owe to Indemnitee. Indemnitee agrees to take all reasonably necessary and desirable action to obtain from an Enterprise indemnification and advancement of Expenses for any Proceeding related to or arising from Indemnitee’s Corporate Status with such Enterprise.

In the event of any payment made by the Company under this Agreement, the Company will be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee from any Enterprise or insurance carrier. Indemnitee will execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

Section 17. Duration of Agreement. This Agreement continues until and terminates upon the later of: (a) ten (10) years following the date of this Agreement or (b) one (1) year after the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any Proceeding commenced by Indemnitee pursuant to Section 14 of this Agreement relating thereto. The indemnification and advancement of Expenses rights provided by or granted pursuant to this Agreement are binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), continue as to Indemnitee, and inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

Section 18. Severability. If any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will not in any way be affected or impaired thereby and remain enforceable to the fullest extent permitted by law; (b) such provision or provisions will be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested thereby.

Section 19. Interpretation. Any ambiguity in the terms of this Agreement will be resolved in favor of Indemnitee and in a manner to provide the maximum indemnification and advancement of Expenses permitted by law. The Company and Indemnitee intend that this Agreement provide to the fullest extent permitted by law for indemnification and advancement in excess of that expressly provided, without limitation, by the Certificate of Incorporation, the Bylaws, vote of the Company stockholders or disinterested directors, or applicable law.

Section 20. Enforcement.

The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to be involved with, provide advice to or invest in the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in agreeing to be involved with, provide advice to or invest in the Company.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, the Bylaws and applicable law, and is not a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

Indemnitee shall be entitled to specifically enforce the terms of this Agreement.

Section 21. Modification and Waiver. No supplement, modification or amendment of this Agreement is binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement will be deemed or constitutes a waiver of any other provisions of this Agreement nor will any waiver constitute a continuing waiver.

Section 22. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company does not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.

Section 23. Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given if (a) delivered by hand to the other party, (b) sent by reputable overnight courier to the other party or (c) sent by facsimile transmission or electronic mail, with receipt of oral confirmation that such communication has been received:

If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee provides to the Company.

If to the Company to:

OfferPad, Inc.

2150 E Germann Rd, Suite 1

Chandler, AZ 85286

Attention:  Benjamin Aronovitch, Chief Legal Officer

Email:    benjamin.aronovitch@offerpad.com

or to any other address as may have been furnished to Indemnitee by the Company.

Section 24. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, will contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

Section 25. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties are governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 14(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or Proceeding arising out of or in connection with this Agreement may be brought only in the Delaware Court of Chancery and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or Proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or Proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or Proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 26. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original but all of which together constitutes one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 27. Headings. The headings of this Agreement are inserted for convenience only and do not constitute part of this Agreement or affect the construction thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

COMPANY	INDEMNITEE

By:
Name:	Name: Spencer Rascoff
Office:	Address: